FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207132-10

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED JANUARY 24, 2017, IS SUBJECT TO COMPLETION

AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$1,115,061,000 (Approximate)

CD 2017-CD3 MORTGAGE TRUST
(Central Index Key number 0001693368)

Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citigroup Global Markets Realty Corp.

(Central Index Key number 0001541001)

German American Capital Corporation

(Central Index Key number 0001541294)

Sponsors and Mortgage Loan Sellers

CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD3

The CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD3, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties. The mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 6th day of each month (or if the 6th is not a business day, the next business day), commencing in March 2017. The rated final distribution date for the certificates is February 2050.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$29,155,000		[__]%	(5)
Class A-2	$38,347,000		[__]%	(5)
Class A-3	$200,000,000		[__]%	(5)
Class A-4	$589,293,000		[__]%	(5)
Class A-AB	$54,788,000		[__]%	(5)
Class X-A	$989,719,000	(6)	[__]%	Variable IO(7)
Class X-B	$61,857,000	(6)	[__]%	Variable IO(7)
Class X-C	$63,485,000	(6)	[__]%	Variable IO(7)
Class A-S	$78,136,000		[__]%	(5)
Class B	$61,857,000		[__]%	(5)
Class C	$63,485,000		[__]%	(5)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 61 of this prospectus.

Neither the Series 2017-CD3 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2017-CD3 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 45.7% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 54.3% of each class of offered certificates. Drexel Hamilton, LLC is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about February 14, 2017. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately [_% of the aggregate principal balance of the offered certificates, plus accrued interest from February 1, 2017, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup	Deutsche Bank Securities

Co-Lead Managers and Joint Bookrunners

Drexel Hamilton

Co-Manager

January     , 2017

CD 2017-CD3 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2017-CD3

Colorado
4 properties
$52,079,929
3.9% of total
Kansas
1 property
$55,000,000
4.1% of total
Illinois
2 properties
$74,450,000
5.6% of total
Wisconsin
1 property
$40,000,000
3.0% of total
Indiana
3 properties
$32,333,556
2.4% of total
Pennsylvania
2 properties
$26,695,357
2.0% of total
New York
7 properties
$415,000,000
31.3% of total
Washington
2 properties
$6,475,000
0.5% of total
Massachusetts
2 properties
$7,436,023
0.6% of total
New Jersey
2 properties
$9,300,000
0.7% of total
Nevada
1 property
$40,000,000
3.0% of total
Delaware
1 property
$26,223,908
2.0% of total
California
10 properties
$260,586,662
19.6% of total
Virginia
1 property
$29,670,000
2.2% of total
North Carolina
1 property
$21,000,000
1.6% of total
South Carolina
2 properties
$18,203,575
1.4% of total
Hawaii
1 property
$60,000,000
4.5% of total
Arizona
1 property
$7,277,095
0.5% of total
New Mexico
1 property
$4,500,000
0.3% of total
Georgia
2 properties
$31,110,442
2.3% of total
Texas
4 properties
$32,490,183
2.4% of total
Tennessee
2 properties
$21,124,883
1.6% of total
Alabama
1 property
$12,750,000
1.0% of total
Kentucky
1 property
$15,000,000
1.1% of total
Florida
4 properties
$28,777,543
2.2% of total
Mortgaged Properties by Property Type
Multifamily 2.3%
Self Storage 1.7%
Industrial 2.9%
Other 0.4%
Mixed Use 10.4%
Office 46.4%
Hospitality 15.7%
Retail 20.2%
>10.0% of Initial Pool Balance
> 5.0 – 10.0% of Initial Pool Balance
>1.0 – 5.0% of Initial Pool Balance
0.3 – 1.0% of Initial Pool Balance

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2017-CD3 certificates, including the non-offered VRR Interest discussed in footnote (10) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$29,155,000	30.000%	[__]%	(5)	2.62	3/17 - 10/21
Class A-2	$38,347,000	30.000%	[__]%	(5)	4.72	10/21 - 12/21
Class A-3	$200,000,000	30.000%	[__]%	(5)	9.35	8/25 - 11/26
Class A-4	$589,293,000	30.000%	[__]%	(5)	9.82	11/26 - 1/27
Class A-AB	$54,788,000	30.000%	[__]%	(5)	7.28	12/21 - 10/26
Class X-A	$989,719,000(6)	N/A	[__]%	Variable IO(7)	N/A	N/A
Class X-B	$61,857,000(6)	N/A	[__]%	Variable IO(7)	N/A	N/A
Class X-C	$63,485,000(6)	N/A	[__]%	Variable IO(7)	N/A	N/A
Class A-S	$78,136,000	24.000%	[__]%	(5)	9.91	1/27 - 1/27
Class B	$61,857,000	19.250%	[__]%	(5)	9.91	1/27 - 1/27
Class C	$63,485,000	14.375%	[__]%	(5)	9.91	1/27 - 1/27
Non-Offered Certificates
Class X-D	$76,508,000(6)	N/A	[__]%	Variable IO(7)	N/A	N/A
Class D	$76,508,000	8.500%	[__]%	(5)	9.91	1/27 - 1/27
Class E(8)	$35,812,000	5.750%	[__]%	(5)	9.91	1/27 - 1/27
Class F(8)	$14,651,000	4.625%	[__]%	(5)	9.91	1/27 - 1/27
Class G(8)	$60,229,959	0.000%	[__]%	(5)	9.98	1/27 - 2/27
Class S(9)	N/A	N/A	N/A	N/A	N/A	N/A
Class R(9)	N/A	N/A	N/A	N/A	N/A	N/A
Non-Offered Vertical Risk Retention Interest
VRR Interest(10)	$25,222,199	N/A	[__]%	WAC(11)	9.36	3/17 - 2/27

(1)	Approximate, subject to a variance of plus or minus 5%, including in connection with any variation in the certificate balance of the VRR Interest (as defined in footnote (10) below) and/or the HRR Certificates (as defined in footnote (8) below) following calculation of the actual fair value of all of the ABS interests (as such term is defined in Regulation RR) issued by the issuing entity, as described under “Credit Risk Retention”. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any class of Offered Certificates or Non-Offered Certificates listed in the table above, and the VRR Interest is not offered hereby.

(2)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-vertically retained principal balance certificates identified in footnote (5) below, on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	For any distribution date, the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates (collectively, the “non-vertically retained principal balance certificates” and, collectively with the VRR Interest, the “principal balance certificates”) will each be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%.

(6)	The Class X-A, Class X-B, Class X-C and Class X-D certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on the Class X-A, Class X-B, Class X-C and Class X-D certificates at their respective pass-through rates based upon their respective notional amounts. The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates from time to time. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates from time to time. The notional amount of the Class X-C certificates will be equal to the certificate balance of the Class C certificates from time to time. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates from time to time.

(7)	The pass-through rate on the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates, as described in this prospectus. The pass-through rate on the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class B certificates, as described in this prospectus. The pass-through rate on the Class X-C certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class C certificates, as described in this prospectus. The pass-through rate on the Class X-D certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class D certificates, as described in this prospectus.

(8)	In satisfaction of a portion of the retaining sponsor’s risk retention obligations with respect to this transaction, all of the Class E, Class F and Class G certificates, in the aggregate initial certificate balance of approximately $110,692,959, are expected to represent at least 3.1% of the fair value, as of the closing date for this transaction, of all ABS interests issued by the issuing entity, and to constitute an “eligible horizontal residual interest” (as such term is defined in Regulation RR, collectively, the “HRR Certificates”), to be purchased and retained by KKR Real Estate Credit Opportunity Partners Aggregator I L.P. in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”.

(9)	The Class S certificates and the Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest as set forth in “Description of the Certificates—Distributions—Excess Interest”.

(10)	Citigroup Global Markets Realty Corp., as the retaining sponsor, is expected to purchase from the depositor, on the closing date for this transaction, an “eligible vertical interest” (as such term is defined in Regulation RR, the “VRR Interest”) in the form of a single vertical security with an aggregate initial certificate balance of approximately $25,222,199, which is expected to represent approximately 1.9% of the aggregate initial certificate balance of all of the ABS interests issued by the issuing entity. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”. The VRR Interest is a class of certificates.

(11)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date.

The Class X-D, Class D, Class E, Class F, Class G, Class S and Class R certificates and the VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the VRR Interest is presented solely to enhance your understanding of the offered certificates.

Certificate Summary	3
Summary of Terms	17
Risk Factors	61
The Offered Certificates May Not Be a Suitable Investment for You	61
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	61
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	61
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	62
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	62
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the VRR Interest	66
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	67
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	67
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	67
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A, Class X-B and Class X-C Certificates	68
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	68
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	68
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	69
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	72
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	73
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	74
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	76
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	76
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	77
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us	77
Historical Information Regarding the Mortgage Loans May Be Limited	78
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	78
Static Pool Data Would Not Be Indicative of the Performance of This Pool	78
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	79
A Tenant Concentration May Result in Increased Losses	79
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	79
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	80
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	80
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	80
Early Lease Termination Options May Reduce Cash Flow	81
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	81

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	81
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	81
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	82
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	83
The Types of Properties That Secure the Mortgage Loans Present Special Risks	89
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	105
Changes in Pool Composition Will Change the Nature of Your Investment	108
Tenancies-in-Common May Hinder Recovery	108
Risks Relating to Enforceability of Cross-Collateralization Arrangements	108
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	109
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	109
Risks of Anticipated Repayment Date Loans	109
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	110
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	111
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the
Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	113
Appraisals May Not Reflect Current or Future Market Value of Each Property	113
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	114
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	115
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	115
Risks Relating to Tax Credits	115
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	116
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	116
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	117
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	117
Leased Fee Properties Have Special Risks	119
Risks Related to Zoning Non-Compliance and Use Restrictions	119
Risks Relating to Inspections of Properties	120
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	120
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	120
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	121
Terrorism Insurance May Not Be Available for All Mortgaged Properties	122
Risks Associated with Blanket Insurance Policies or Self-Insurance	123
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	123
The Borrower’s Form of Entity May Cause Special Risks	124
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	126
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	127

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	128
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	128
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	129
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	129
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	131
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	132
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	134
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	134
Potential Conflicts of Interest of the Operating Advisor	135
Potential Conflicts of Interest of the Asset Representations Reviewer	136
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	136
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	137
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	138
Other Potential Conflicts of Interest May Affect Your Investment	139
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	139
Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment	141
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination
May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	142
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	143
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	144
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	144
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	144
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	145
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	145
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	146
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	147
State, Local and Other Tax Considerations	148
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	148
Description of the Mortgage Pool	150
General	150
Prudential Plaza Mortgage Loan	152
Certain Calculations and Definitions	152
Statistical Characteristics of the Mortgage Loans	162
Delinquency Information	175
Environmental Considerations	176
Litigation and Other Legal Considerations	179
Redevelopment, Expansion and Renovation	181
Default History, Bankruptcy Issues and Other Proceedings	182
Tenant Issues	185
Insurance Considerations	198
Zoning and Use Restrictions	199
Non-Recourse Carveout Limitations	200
Real Estate and Other Tax Considerations	202
Certain Terms of the Mortgage Loans	203
Additional Indebtedness	215
The Loan Combinations	220
Additional Mortgage Loan Information	265

Transaction Parties	267
The Sponsors and the Mortgage Loan Sellers	267
Compensation of the Sponsors	276
The Originators	276
The Depositor	285
The Issuing Entity	286
The Trustee and the Certificate Administrator	286
Servicers	289
The Operating Advisor and the Asset Representations Reviewer	297
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	299
Credit Risk Retention	302
General	302
Qualifying CRE Loans; Required Credit Risk Retention Percentage	303
The VRR Interest	303
HRR Certificates	305
Hedging, Transfer and Financing Restrictions	314
Operating Advisor	314
Representations and Warranties	315
Description of the Certificates	317
General	317
Distributions	318
Allocation of Yield Maintenance Charges and Prepayment Premiums	331
Assumed Final Distribution Date; Rated Final Distribution Date	332
Prepayment Interest Shortfalls	333
Subordination; Allocation of Realized Losses	334
Reports to Certificateholders; Certain Available Information	335
Voting Rights	345
Delivery, Form, Transfer and Denomination	345
Certificateholder Communication	348
The Mortgage Loan Purchase Agreements	349
Sale of Mortgage Loans; Mortgage File Delivery	349
Representations and Warranties	353
Cures, Repurchases and Substitutions	354
Dispute Resolution Provisions	357
Asset Review Obligations	357
The Pooling and Servicing Agreement	358
General	358
Certain Considerations Regarding the Outside Serviced Loan Combinations	360
Assignment of the Mortgage Loans	361
Servicing of the Mortgage Loans	362
Subservicing	367
Advances	368
Accounts	372
Withdrawals from the Collection Account	374
Application of Loss of Value Payments	375
Servicing and Other Compensation and Payment of Expenses	376
Application of Penalty Charges and Modification Fees	390
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	390
Appraisal Reduction Amounts	392
Inspections	397
Evidence as to Compliance	397
Limitation on Liability; Indemnification	399
Servicer Termination Events	402
Rights Upon Servicer Termination Event	403
Waivers of Servicer Termination Events	405
Termination of the Special Servicer Without Cause	405
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	408
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	408
Amendment	410
Realization Upon Mortgage Loans	412
Directing Holder	419
Operating Advisor	426
Asset Status Reports	432
The Asset Representations Reviewer	433
Limitation on Liability of the Risk Retention Consultation Parties	440
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	441
Dispute Resolution Provisions	442
Rating Agency Confirmations	445
Termination; Retirement of Certificates	447
Optional Termination; Optional Mortgage Loan Purchase	447
Servicing of the Outside Serviced Mortgage Loans	448
Use of Proceeds	453
Yield, Prepayment and Maturity Considerations	454
Yield	454
Yield on the Class X-A, Class X-B and Class X-C Certificates	457
Weighted Average Life of the Offered Certificates	457
Price/Yield Tables	461
Material Federal Income Tax Consequences	466
General	466
Qualification as a REMIC	467
Status of Offered Certificates	468
Taxation of the Regular Interests	469
Taxes That May Be Imposed on a REMIC	474
Bipartisan Budget Act of 2015	475

Taxation of Certain Foreign Investors	475
FATCA	476
Backup Withholding	476
Information Reporting	477
3.8% Medicare Tax on “Net Investment Income”	477
Reporting Requirements	477
Tax Return Disclosure and Investor List Requirements	477
Certain State, Local and Other Tax Considerations	478
ERISA Considerations	478
General	478
Plan Asset Regulations	480
Prohibited Transaction Exemptions	481
Underwriter Exemption	481
Exempt Plans	484
Insurance Company General Accounts	484
Ineligible Purchasers	485
Further Warnings	485
Consultation with Counsel	485
Tax Exempt Investors	486
Legal Investment	486
Certain Legal Aspects of the Mortgage Loans	487
General	488
Types of Mortgage Instruments	488
Installment Contracts	489
Leases and Rents	489
Personalty	490
Foreclosure	490
Bankruptcy Issues	495
Environmental Considerations	501
Due-On-Sale and Due-On-Encumbrance Provisions	504
Junior Liens; Rights of Holders of Senior Liens	505
Subordinate Financing	505
Default Interest and Limitations on Prepayments	505
Applicability of Usury Laws	506
Americans with Disabilities Act	506
Servicemembers Civil Relief Act	506
Anti-Money Laundering, Economic Sanctions and Bribery	507
Potential Forfeiture of Assets	507
Ratings	508
Plan of Distribution (Underwriter Conflicts of Interest)	510
Incorporation of Certain Information by Reference	512
Where You Can Find More Information	512
Financial Information	512
Legal Matters	512
Index of Certain Defined Terms	513

ANNEX A – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS	A-1
ANNEX B – SIGNIFICANT LOAN SUMMARIES	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1 – SPONSOR REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2 – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1
ANNEX G-1 – MOFFETT PLACE GOOGLE MORTGAGE LOAN AMORTIZATION SCHEDULE	G-1-1
ANNEX G-2 – KEY VISTA APARTMENTS MORTGAGE LOAN AMORTIZATION SCHEDULE	G-2-1

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■	This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary” commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms” commencing on page 17 of this prospectus, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” commencing on page 61 of this prospectus describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms” commencing on page 513 of this prospectus.

■	In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE RISK RETENTION CONSULTATION PARTIES, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

UNITED KINGDOM

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF certificates. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE OFFERED CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AND AMENDMENTS THERETO, INCLUDING THE 2010 PD AMENDING DIRECTIVE), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE, AND THE EXPRESSION “2010 PD AMENDING DIRECTIVE” MEANS DIRECTIVE 2010/73/EU.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, with effect from and including the date on which the prospectus directive is implemented in that relevant member state, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A), (B) AND (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION “AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY CERTIFICATE THAT IS OFFERED IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM and by any means of SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO decide TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, OR WILL ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS“ AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES

WOULD NOT APPLY. THE PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA (“INSTITUTIONAL INVESTOR”)) UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA (“RELEVANT PERSON”)) PURSUANT TO SECTION 275(2) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (III) TO ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; OR (IV) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

UNLESS ANY OFFER OF SUCH OFFERED CERTIFICATES WAS PREVIOUSLY MADE IN OR ACCOMPANIED BY A PROSPECTUS AND WHICH ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF A CORPORATION LISTED ON FOR QUOTATION ON A SECURITIES EXCHANGE, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE IN RELIANCE ON AN EXEMPTION UNDER SECTION 274 OF THE SFA OR SECTION 275 OF THE SFA MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 276 OF THE SFA, FOR THE INITIAL SIX MONTH PERIOD AFTER SUCH ACQUISITION, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS OR TO ACCREDITED INVESTORS (AS DEFINED IN SECTION 4A OF THE SFA (“ACCREDITED INVESTOR”)) OR RELEVANT PERSONS OR TO SUCH PERSONS PURSUANT TO AN OFFER REFERRED TO UNDER SECTION 275(1A) OF THE SFA. ANY TRANSFER AFTER SUCH INITIAL SIX MONTH PERIOD IN SINGAPORE SHALL BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 257 OF THE SFA, IN RELIANCE ON ANY APPLICABLE EXEMPTION UNDER SUBDIVISION (4) OF DIVISION 1 OF PART XIII OF THE SFA (OTHER THAN SECTION 280 OF THE SFA).

IN ADDITION TO THE ABOVE, WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:

(A)	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT:

(1)	TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR TO ANY PERSON ARISING FROM AN OFFER REFERRED TO IN SECTION 275(1A) OR SECTION 276(4)(i)(B) OF THE SFA;

(2)	WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR

(3)	WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND

REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD3.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 390 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing Entity	CD 2017-CD3 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of February 1, 2017, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation (23 mortgage loans representing approximately 48.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	Citigroup Global Markets Realty Corp., a New York corporation (27 mortgage loans representing approximately 39.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date); and

●	German American Capital Corporation and Citigroup Global Markets Realty Corp. (two (2) mortgage loans representing approximately 12.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance

Deutsche Bank AG, New York Branch(1)(2)	German American Capital Corporation	22	$571,199,782	43.0%
Citigroup Global Markets Realty Corp.(3)(4)	Citigroup Global Markets Realty Corp.	27	519,284,377	39.1
Deutsche Bank AG, New York Branch(5)	German American Capital Corporation/ Citigroup Global Markets Realty Corp.	1	100,000,000	7.5
German American Capital Corporation	German American Capital Corporation	1	70,000,000	5.3
Deutsche Bank AG, New York Branch/ Citigroup Global Markets Realty Corp.(6)	German American Capital Corporation/ Citigroup Global Markets Realty Corp.	1	67,000,000	5.0
	Total	52	$1,327,484,158	100.0%

(1)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 85 Tenth Avenue (which will be sold to the depositor by German American Capital Corporation), representing approximately 5.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Deutsche Bank AG, New York Branch and Wells Fargo Bank, National Association.

(2)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Hilton Hawaiian Village Waikiki Beach Resort (which will be sold to the depositor by German American Capital Corporation), representing approximately 4.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A.

(3)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 681 Fifth Avenue (which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 2.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp. and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.

(4)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa (which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 1.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp. and Rialto Mortgage Finance, LLC.

(5)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was originated by Deutsche Bank AG, New York Branch. Such mortgage loan is evidenced by four promissory notes: (i) notes A-4-B and A-5, with an aggregate outstanding principal balance of $50,000,000 as of the cut-off date, as to which Citigroup Global Markets Realty Corp.is acting as mortgage loan seller; and (ii) notes A-7 and A-8, with an aggregate outstanding principal balance of $50,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.

(6)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp. and Deutsche Bank AG, New York Branch. Such mortgage loan is evidenced by two promissory notes: (i) note A-1, with an outstanding principal balance of $38,000,000 as of the cut-off date, as to which Citigroup Global Markets Realty Corp. is acting as mortgage loan seller; and (ii) note A-3, with an outstanding principal balance of $29,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” and “—The Originators.”

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are part of outside serviced loan combinations and that are serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of Midland Loan Services, a Division of PNC Bank, National Association are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer and the Special Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—The Mortgage Pool—The Loan Combinations” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer and the Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

Midland Loan Services, a Division of PNC Bank, National Association, was selected to be the initial special servicer by KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate), which is expected to: (a) purchase the Class E, Class F and Class G certificates and also receive the Class S certificates on the closing date; and (b) become the initial controlling class representative and the initial directing holder with respect to the serviced loans other than (i) any serviced loan combination as to which the related controlling companion loan is not included in this securitization transaction, and (ii) any excluded mortgage loan. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee and the Certificate Administrator” and “The Pooling and Servicing Agreement”.

The trustee(s) and custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside

Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and the Certificate Administrator” and “The Pooling and Servicing Agreement”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the serviced mortgage loans:

●	review the actions of the special servicer with respect to specially serviced loans;

●	review reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	review for accuracy certain calculations made by the special servicer; and

●	issue an annual report generally setting forth, among other things, its assessment of the special servicer’s performance of its duties under the pooling and servicing agreement with respect to specially serviced loans and whether the special servicer is operating in compliance with the servicing standard.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole), the operating advisor will have the right to recommend the replacement of the special servicer with respect to the serviced mortgage loans. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an operating advisor consultation trigger event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to certain major decisions in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s). The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

An “operating advisor consultation trigger event” will occur when the aggregate outstanding certificate balance of the HRR Certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate certificate balance of the HRR Certificates. With respect to excluded mortgage loans, an operating advisor consultation trigger event will be deemed to exist.

See “The Pooling and Servicing Agreement—Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special
Servicers, Outside Trustees
and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(1)
229 West 43rd Street Retail Condo	GACC / CGMRC	CD 2016-CD2 (12/1/16)	7.5%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Och-Ziff Capital Investment, L.L.C.
85 Tenth Avenue	GACC	DBWF 2016-85T (12/6/16)	5.6%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Deutsche Bank Trust Company Americas	N/A	N/A
Prudential Plaza	GACC	COMM 2015-CCRE26 (10/1/15)	5.3%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Seer Capital Partners Master Fund L.P.
Hilton Hawaiian Village Waikiki Beach Resort	GACC	Hilton USA Trust 2016-HHV (11/28/16)	4.5%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	Franklin CMBS, L.P.
681 Fifth Avenue	CGMRC	MSC 2016-UBS12 (12/1/16)	2.1%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP
8 Times Square & 1460 Broadway	CGMRC	CD 2016-CD2 (12/1/16)	1.9%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Och-Ziff Capital Investment, L.L.C.
Marriott Hilton Head Resort & Spa	CGMRC	WFCM 2016-LC25 (12/1/16)	1.1%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	World Class Capital Group, LLC

(1)	The related transaction documents may provide that the initial outside controlling class representative may either be the entity specified or an affiliate thereof. See “— Directing Holder / Controlling Class Representative” below.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

There are no servicing shift loan combinations, serviced outside controlled loan combinations or serviced AB loan combinations related to this securitization transaction and, therefore, all references in this prospectus to “servicing shift loan combinations”, “serviced outside controlled loan combinations” and “serviced AB loan combinations” or any related terms should be disregarded.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class
Representative	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced loan combination under the pooling and servicing agreement will be:

●	with respect to any such mortgage loan (other than an excluded mortgage loan) or loan combination (other than any serviced loan combination as to which the controlling note is held outside the issuing entity), the controlling class representative; and

●	with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates, or if no such class meets the preceding requirement, then the Class E certificates will be the controlling class. The controlling class as of the closing date will be the Class G certificates. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be any of the Class E, Class F and Class G certificates.

With respect to the serviced mortgage loans and serviced loan combinations (but, if the controlling class representative is the related directing holder, other than with respect to an excluded mortgage loan and only if a control termination event (or, solely with respect to consultation rights, a consultation termination event) does not exist):

●	the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the related directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans or, if applicable, loan combinations.

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

A “control termination event” will either (a) occur when none of the classes of Class E, Class F and Class G certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of Class E, Class F and Class G certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E certificates are the controlling class of certificates, the holder of more than 50% of the controlling class of certificates (by outstanding certificate balance) may waive its right to act as or appoint a controlling class representative and to exercise any of the rights of the controlling class representative or cause the exercise of any of the rights of the controlling class representative set forth in the pooling and servicing agreement (in general, as to such certificateholder and not as to any successor certificateholder), by following the specific procedures set forth in the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Directing Holder”.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate) is expected, on the closing date, (i) to purchase the Class E, Class F and Class G certificates and also receive the Class S certificates, and (ii) to be the initial controlling class representative (and, accordingly, the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement for this securitization transaction, other than (x) any serviced loan combination as to which the related controlling companion loan is not included in this securitization transaction, and (y) any excluded mortgage loan).

With respect to any subordinate companion loan that is part of a serviced loan combination, during such time as the holder of the applicable subordinate companion loan is no longer permitted to exercise control or consultation rights under the related co-lender agreement, the controlling class representative (as directing holder) will generally have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity identified in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above is the initial controlling class representative (or equivalent entity) (referred to as an “outside controlling class representative”) under the servicing agreement for the indicated transaction or other directing holder for the related outside serviced loan combination, and such entity will have certain consent and consultation rights and special servicer replacement rights with respect to the related outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Risk Retention
Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be: (i) the party selected by Citigroup Global Markets Realty Corp. and (ii) the party selected by Deutsche Bank AG, New York Branch. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, neither of the risk retention consulting parties will have any consultation rights with respect to any excluded RRCP mortgage loan. Citigroup Global Markets Realty Corp. and Deutsche Bank AG, New York Branch are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or loan combination with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower party.

Significant Affiliations
and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim Servicing Arrangements”);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim and Other Custodial Arrangements”);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Other Arrangements”).

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combination and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in February 2017 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to February 2017, the date that would have been its due date in February 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about February 14, 2017.

Distribution Date	The 4th business day following the related determination date of each month, beginning in March 2017.

Determination Date	The 6th day of each calendar month or, if the 6th day is not a business day, then the business day following such 6th day, beginning in March 2017.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in March 2017, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	October 2021
	Class A-2	December 2021
	Class A-3	November 2026
	Class A-4	January 2027
	Class A-AB	October 2026
	Class X-A	January 2027
	Class X-B	January 2027
	Class X-C	January 2027
	Class A-S	January 2027
	Class B	January 2027
	Class C	January 2027

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of each class of the Class X-A, Class X-B and Class X-C certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in February 2050.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales of the VRR Interest or any of the non-vertically retained certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-CD3:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-AB

●	Class X-A

●	Class X-B

●	Class X-C

●	Class A-S

●	Class B

●	Class C

The Series 2017-CD3 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-D, Class D, Class E, Class F, Class G, Class S and Class R certificates and the VRR Interest. The Series 2017-CD3 certificates (exclusive of the VRR Interest) are collectively referred to in this prospectus as the “non-vertically retained certificates.” The non-vertically retained certificates (other than the Class X, Class S and Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates.”

B. Certificate Balances
or Notional Amounts	Each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of each class of the Class X-A, Class X-B and Class X-C certificates) set forth in the table under “Certificate Summary” in this prospectus, which certificate balance (or notional amount) may vary up to 5% on the closing date.

The certificate balance of any class of certificates (other than the Class X-A, Class X-B, Class X-C, Class X-D, Class S and Class R certificates) outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate of each class of offered certificates (other than the Class X-A, Class X-B and Class X-C certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.

The pass-through rate of the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates, as described in this prospectus.

The pass-through rate of the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class B certificates, as described in this prospectus.

The pass-through rate of the Class X-C certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class C certificates, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00375% to 0.06250% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and

Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
229 West 43rd Street Retail Condo	Outside Serviced	0.00250%	The greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month	1.0%	1.0%
85 Tenth Avenue	Outside Serviced	0.00250%	0.25%	0.50%	0.50%
Prudential Plaza	Outside Serviced	0.00250%	0.25%	1.0%	1.0%
Hilton Hawaiian Village Waikiki Beach Resort	Outside Serviced	0.00125%	0.125%	0.50%	0.50%
681 Fifth Avenue	Outside Serviced	0.00250%	The greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month	1.0%	1.0%
8 Times Square & 1460 Broadway	Outside Serviced	0.00250%	The greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month	1.0%	1.0%
Marriott Hilton Head Resort & Spa	Outside Serviced	0.00250%	0.25000% per annum	1.0%	1.0%

(1)	Includes any applicable sub-servicing fee rate.

(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses”

(including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes contained (if any) to that table).

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of (i) 0.00192% per annum with respect to each mortgage loan other than the mortgage loans secured by the mortgaged properties identified on Annex A to this prospectus as Moffett Place Google, 111 Livingston Street, State Farm Data Center, Summit Place Wisconsin and Parts Consolidation Center, respectively, (ii) 0.00480% per annum with respect to the Moffett Place Google mortgage loan, (iii) 0.00490% per annum with respect to the 111 Livingston Street mortgage loan, (iv) 0.00560% per annum with respect to the State Farm Data Center mortgage loan, (v) 0.00690% per annum with respect to the Summit Place Wisconsin mortgage loan, and (vi) 0.01760% per annum with respect to the Parts Consolidation Center mortgage loan. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.0049% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

Also, see “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between VRR
Interest and Non-Vertically
Retained Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates; and (b) the non-vertically retained certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-vertically retained certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to the extent of funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and

(F)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of interest-bearing certificates, including the VRR Interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”, “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of the non-vertically retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.” Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-vertically retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.

On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-vertically retained certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-vertically retained certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-vertically retained certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-vertically retained certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-vertically retained certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-C and Class X-D certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-C and Class X-D certificates, in each case, to the extent such losses reduce the certificate balance of a related class of principal balance certificates.

**	Other than the Class X-D, Class S and Class R certificates and the VRR Interest.

Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class X-A, Class X-B, Class X-C, Class X-D, Class S or Class R certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B certificates), the Class X-C certificates (to the extent such losses are allocated to the Class C certificates) and the Class X-D certificates (to the extent such losses are allocated to the Class D certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—

Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the non-vertically retained certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-vertically retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-vertically retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-vertically retained certificates are required to be further allocated between the classes of non-vertically retained certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

G. Excess Interest	On each distribution date, any excess interest resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR Interest on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the related mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 52 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $1,327,484,158. The mortgage loans are secured by first liens on various types of commercial and multifamily properties, located in 25 states. See “Risk Factors—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

Fee Simple / Leasehold	Fifty-four (54) mortgaged properties, collectively securing approximately 86.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Two (2) mortgaged properties, collectively securing approximately 7.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of the related mortgaged property.

Three (3) mortgaged properties, collectively securing approximately 6.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Twelve (12) mortgage loans, collectively representing approximately 46.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties.

A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
229 West 43rd Street Retail Condo	GACC / CGMRC	$100,000,000	7.5%	$185,000,000	N/A	$285,000,000	Outside Serviced	N
85 Tenth Avenue	GACC	$75,000,000	5.6%	$180,000,000	$141,000,000	$396,000,000	Outside Serviced	N
Prudential Plaza	GACC	$70,000,000	5.3%	$345,000,000	N/A	$415,000,000	Outside Serviced	N
Moffett Place Google	GACC	$70,000,000	5.3%	$115,000,000	N/A	$185,000,000	Serviced	Y
111 Livingston Street	CGMRC / GACC	$67,000,000	5.0%	$53,000,000	N/A	$120,000,000	Serviced	Y
Hilton Hawaiian Village Waikiki Beach Resort	GACC	$60,000,000	4.5%	$636,600,000	$578,400,000	$1,275,000,000	Outside Serviced	N
State Farm Data Center	GACC	$55,000,000	4.1%	$25,000,000	N/A	$80,000,000	Serviced	Y
Summit Place Wisconsin	GACC	$40,000,000	3.0%	$32,000,000	N/A	$72,000,000	Serviced	Y
681 Fifth Avenue	CGMRC	$28,500,000	2.1%	$186,500,000	N/A	$215,000,000	Outside Serviced	N
8 Times Square & 1460 Broadway	CGMRC	$25,000,000	1.9%	$175,000,000	N/A	$200,000,000	Outside Serviced	N
Marriott Hilton Head Resort & Spa	CGMRC	$14,903,575	1.1%	$82,466,449	N/A	$97,370,024	Outside Serviced	N
Parts Consolidation Center	CGMRC	$12,750,000	1.0%	$10,000,000	N/A	$22,750,000	Serviced	Y

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

Each of the Moffett Place Google loan combination, the 111 Livingston Street loan combination, the State Farm Data Center loan combination, the Summit Place Wisconsin loan combination and the Parts Consolidation Center loan combination will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction.

The outside serviced mortgage loans will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related companion loans. The identity of, and certain other items of information regarding, the mortgage loans that, as of the closing date, will be outside serviced mortgage loans are set forth in the table under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion

Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no serviced AB loan combinations, serviced outside controlled loan combinations or servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to “serviced AB loan combinations”, “serviced outside controlled loan combinations” and “servicing shift loan combinations” or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,327,484,158
Number of Mortgage Loans	52
Number of Mortgaged Properties	59
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0%
Range of Cut-off Date Balances	$3,300,000 to $100,000,000
Average Cut-off Date Balance	$25,528,542
Range of Mortgage Rates	3.82060% to 5.55000%
Weighted Average Mortgage Rate	4.57758%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	118 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	56 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	116 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	238 months to 360 months
Weighted average remaining amortization term(3)	353 months
Range of Cut-off Date LTV Ratios(4)(5)	30.5% to 74.5%
Weighted average Cut-off Date LTV Ratio(4)(5)	57.9%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	30.5% to 69.8%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	53.4%
Range of UW NCF DSCR(4)(6)(7)	1.25x to 4.47x
Weighted average UW NCF DSCR(4)(6)(7)	1.95x
Range of Debt Yield on Underwritten NOI(4)(8)	7.3% to 21.2%
Weighted average Debt Yield on Underwritten NOI(4)(8)	10.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	51.1%
Interest Only then Amortizing Balloon	27.1%
Amortizing Balloon	21.8%
Percentage of Initial Pool Balance consisting of:
Mortgage Loans with mezzanine debt or subordinate debt	23.5%
Mortgaged Properties with single tenants	13.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(3)	Does not include mortgage loans that pay interest-only until their maturity dates.

(4)	With respect to each mortgage loan that is part of a loan combination, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (i) such loan-to-value ratios may be based on “as-complete”, “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) such loan-to-value ratios may be calculated based on the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 59.1% and 54.5%, respectively.

(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loans structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loans may be calculated based on the annual debt service that would be in effect for such mortgage loans assuming that the related cut-off date balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(7)	With respect to the mortgage loans secured by the mortgaged properties identified on Annex A to this prospectus as Moffett Place Google and Key Vista Apartments, representing approximately 5.3% and 0.5%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, which amortize based on the non-standard amortization schedules set forth on Annex G-1 and Annex G-2 to this prospectus, the DSCR of each such mortgage loan is calculated based on the aggregate debt service during the 12-month periods commencing February 2022 and July 2018, respectively.

(8)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten NOI divided by the related cut-off date balance of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten NCF divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loans with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loans may be calculated based on the related cut-off date balance net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	unless otherwise indicated (including in the prior bullet), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus;

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	Certain of the mortgage loans were refinancings in whole or in part of loans that were (or refinancings of temporary bridge loans that in turn refinanced loans that were) in default at the time of refinancing or otherwise involved discounted pay-offs or provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, as described below:

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Prudential Plaza, representing approximately 5.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, a portion of the proceeds of the related $415,000,000 original loan combination refinanced a prior loan secured by the mortgaged property and paid off a $336,000,000 A note. In connection with pay off, the prior lender cancelled a $74,000,000 B note structured as a “hope note”, which was also secured by the mortgaged property, without repayment. For further information, see “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the prior loan (that was refinanced by the mortgage loan) matured on January 1, 2017. The mortgage loan was originated on January 5, 2017, and the related borrower paid default interest on the prior loan for the period between maturity of the prior loan and origination of the mortgage loan.

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Olivewood Plaza, representing approximately 0.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, such mortgaged property secured a prior securitized mortgage loan which matured on September 1, 2016, and therefore entered into maturity default. A forbearance agreement was entered into and such prior mortgage loan was refinanced with the proceeds of the current mortgage loan on November 21, 2016.

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as County of Tulare Building, representing approximately 0.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgaged property was acquired by the related borrower with the proceeds of the mortgage loan from the receiver with respect to the bankruptcy estate relating to the company-wide bankruptcy of the prior owner.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Seven (7) of the mortgaged properties, collectively securing approximately 24.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were constructed or materially renovated 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

One (1) of the mortgaged properties, securing approximately 1.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was acquired 12 months or less prior to the cut-off date and, therefore, has no or limited prior operating history and/or lack historical financial figures and information.

Three (3) of the mortgaged properties, collectively securing approximately 0.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Three (3) mortgage loans, collectively representing approximately 6.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were each originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Originators—Citigroup Global Markets Realty Corp.— Exceptions to Underwriting Criteria” and “—The Originators—Deutsche Bank AG, New York Branch and German American Capital Corporation—Exceptions”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to Regulation RR promulgated under Section 15G (“Regulation RR”), as a combination of (i) an “eligible vertical interest” in the form of the VRR Interest, and (ii) an “eligible horizontal interest” in the form of the HRR Certificates. Citigroup Global Markets Realty Corp. will act as retaining sponsor under Regulation RR and is expected to (i) offset a portion of its risk retention obligation by transferring a portion of the VRR Interest to Deutsche Bank AG, New York Branch, an originator of certain of the mortgage loans included in this securitization transaction, on the closing date of this securitization transaction, (ii) satisfy a portion of its risk retention requirements through the purchase by a third party purchaser of the HRR Certificates, and (iii) satisfy a portion of its risk retention obligation by retaining a portion of the VRR Interest remaining following its sale to Deutsche Bank AG, New York Branch. For a discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citigroup Global Markets Realty Corp., as retaining sponsor, see “Credit Risk Retention” in this prospectus.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics and Markit Group Limited;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class S and Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B, Class X-C and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage Loans and REO Properties
Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in some cases, any related subordinate companion loan(s)) as a single whole loan.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income Tax Consequences
Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. In addition, a REMIC was formed on July 26, 2016, by German American Capital Corporation with respect to a portion of the Prudential Plaza loan combination (the “Prudential Plaza REMIC”), which issued a single regular interest (the “Prudential Plaza REMIC regular interest”) and a single uncertificated residual interest. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans (including a 23.33% ownership interest in the Prudential Plaza REMIC regular interest, which is represented by Prudential Plaza promissory notes A-3-2 and A-4-1, which will be included in the issuing entity, and will constitute a mortgage loan held by the issuing entity for purposes of the discussion in this prospectus) (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class C, Class X-D, Class D, Class E, Class F and Class G certificates and a REMIC regular interest that corresponds to the VRR Interest excluding the right to receive excess interest (the “VRR REMIC regular interest”), as classes of regular interests in the upper-tier REMIC.

The portion of the issuing entity consisting of (i) collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates and the VRR Interest, and (ii) the VRR REMIC regular interest and distributions thereon, beneficial ownership of which is represented by the VRR Interest, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A, Class X-B or Class X-C certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B and Class X-C certificates and any classes of certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B and/or Class X-C certificates. Investors in the Class X-A, Class X-B and Class X-C certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A, Class X-B and/or Class X-C certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A, Class X-B and Class X-C Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A, Class X-B and Class X-C Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of non-vertically retained principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class C certificates will result in a corresponding reduction in the notional amount of the Class X-C certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default, any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination received from the related borrower will generally be allocated to such mortgage loan and the subordinate companion loan on a pro rata basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by the subordinate companion loan.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A, Class X-B and Class X-C Certificates

The Class X-A, Class X-B and Class X-C certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates. The yield to maturity of the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balance of the Class B certificates. The yield to maturity of the Class X-C certificates will be especially sensitive to the rate and timing of reductions made to the certificate balance of the Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A, Class X-B and/or Class X-C certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A, Class X-B and/or Class X-C certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A, Class X-B and Class X-C Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), as well as global financial markets and the economy generally, have experienced significant dislocations, illiquidity and volatility. The United States economic recovery has been weak and may not be sustainable for any specific period of time, and the global or United States economy could slip into an even more significant recession. Declining real estate values, coupled with diminished availability of leverage and/or refinancings for commercial and multifamily real estate have resulted in increased delinquencies and defaults on commercial and multifamily mortgage loans. In addition, the downturn in the general economy has affected the financial strength of many commercial and multifamily real estate tenants and has resulted in increased vacancies, decreased rents and/or other declines in income from, or the value of, commercial and multifamily real estate. Any continued downturn may lead to decreased occupancy, decreased rents or other declines in income from, or the value of, commercial and multifamily real estate, which would likely have an adverse effect on CMBS that are backed by loans secured by such commercial and multifamily real estate and thus affect the liquidity and/or values of such CMBS.

In addition to credit factors directly affecting CMBS, the continuing fallout from a downturn in the residential mortgage-backed securities market and markets for other asset-backed and structured products has also contributed to a decline in the market value and liquidity of CMBS. The deterioration of other structured products markets may continue to adversely affect the value of CMBS. Even if your offered certificates are performing as anticipated, the value of your offered certificates in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset-backed or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of your offered certificates.

Additionally, decreases in the value of commercial properties and the tightening by commercial real estate lenders of underwriting standards have prevented many commercial mortgage borrowers from refinancing their mortgages. A very substantial amount of U.S. mortgage loans, with balloon payment obligations in excess of their respective current property values, are maturing over the coming three years. These circumstances have increased delinquency and default rates of securitized commercial mortgage loans, and may lead to widespread commercial mortgage defaults. In addition, the declines in commercial real estate values have resulted in reduced borrower equity, hindering a borrower’s ability to refinance in an environment of increasingly restrictive lending standards and giving them less incentive to cure delinquencies and avoid foreclosure. Higher loan-to-value ratios are likely to result in lower recoveries on foreclosure, and an increase in loss severities above those that would have been realized had commercial property values remained the same or continued to increase. Defaults, delinquencies and losses have further decreased property values, thereby resulting in additional defaults by commercial mortgage borrowers, further credit constraints, further declines in property values and further adverse effects on the perception of the value of CMBS. Even if the real estate market does recover, the mortgaged properties and therefore, the certificates, may decline in value. Any further economic downturn may adversely affect the financial resources of the borrowers under the mortgage loans and may result in the inability of the borrowers to make principal and interest payments on the mortgage loans. In the event of default by the borrower under a mortgage loan, the certificateholders would likely suffer a loss on their investment.

As a result of all of these factors, we cannot assure you that a dislocation in the CMBS market will not re-occur or become more severe.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representations as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms (and their consolidated affiliates) (each, an “Affected Investor”) investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5% in the transaction in the manner contemplated in the CRR; and (b) a requirement (the “Due Diligence Requirement”) that the Affected Investor has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis. National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the Affected Investor. The regulatory technical standards (the “Technical Standards”) in the form of a Commission Delegated Regulation 625/2014 of March 13, 2014 specifying the requirements for investor, sponsor, original lenders and originator institutions relating to exposures to transferred credit risk under the CRR came into force on July 3, 2014. There can be no assurance that the continuing implementation of or further changes to the Technical Standards will not affect the requirements applying to relevant investors. Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU (the Alternative Investment Fund Managers Directive (the “AIFMD”)); (ii) apply to investments in securitizations by EEA insurance and reinsurance undertakings subject to the Solvency II Directive 2009/138/EC (“Solvency II”); and (iii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA undertakings for collective investment in transferable securities. Similar Requirements are not identical to the Retention Requirement and Due Diligence Requirement in CRR, and in particular, additional due diligence requirements apply to investors subject to AIFMD and Solvency II. Similar Requirements not yet in effect may, when they become effective, apply to securitization instruments already issued, including the certificates.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the Retention Requirement or to take any other action which may be required by prospective investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the certificates may not be a suitable investment for Affected Investors or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

●	In September 2015, the European Commission published a legislative proposal for an EU framework for simple, transparent and standardized securitizations which, among other things, would repeal the risk retention requirements described above and replace them with a single regime. It is impossible to predict the effect that any such future changes would have on Affected Investors or the other types of EEA regulated investors mentioned above. Prospective investors are responsible for monitoring and assessing changes to the Retention Requirements, the Due Diligence Requirement and Similar Requirements.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016 and, when implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 11 Civ. 5459 (WHP) (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865 (KBF) (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D (W.D. Okla. December 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If the American Fidelity Assurance Company case is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

The global financial markets have recently experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the European Monetary Union and the common currency in their current form. Concerns regarding sovereign debt may spread to other countries at any time. Further, on June 23, 2016, the United Kingdom voted by referendum to withdraw from the European Union (the “Brexit Vote”). News of the Brexit Vote had an immediate effect on the U.S. financial market (including the widening of spreads on certain CMBS indices). At this stage, both the terms and timing of the United Kingdom’s exit from the European Union are unclear. It is uncertain what effect the United Kingdom’s exit from the European Union will have on the economic conditions in the United Kingdom, in the European Union or globally. The Brexit Vote could adversely affect the United Kingdom, European or worldwide economic or market conditions and could contribute to uncertainty and instability in global financial markets. In addition, the Brexit Vote could significantly impact the volatility, the liquidity and/or the market value of securities, including the offered certificates.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and

“Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial or multifamily property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial or multifamily mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that may not have yet actually executed leases (or letters of intent) or that have signed leases but have not yet taken occupancy and/or are not paying full contractual rent or tenants that are seeking or may in the future seek to sublet all or a portion of their respective spaces, or tenants that are “dark” tenants but paying rent, or space that has been master leased to an affiliate of a borrower. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios presented in this prospectus.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Originators—Citigroup Global Markets Realty Corp.” and “—Deutsche Bank AG, New York Branch and German American Capital Corporation”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citigroup Global Markets Realty Corp.—Review of CGMRC Mortgage Loans” and “—German American Capital Corporation—Review of GACC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, retail, hospitality and mixed use. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, California and Illinois. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be, are particularly important factors; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”. See Annex A for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.       availability of labor services,

2.       proximity to supply sources and customers, and

3.       accessibility to various modes of transportation and shipping, including railways, roadways, airline  terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.       ceiling heights,

2.       column spacing,

3.       number and depth of loading bays,

4.       divisibility,

5.       floor loading capacities,

6.       truck turning radius,

7.       overall functionality, and

8.       adaptability of the property, because industrial tenants often need space that is acceptable for  highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Chain Restaurants May Be Operated Under Franchise Agreements. Those agreements typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Recreational and Resort Properties

Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

●	the location and appearance of the property;

●	the appeal of the recreational activities offered;

●	the existence or construction of competing properties, whether or not they offer the same activities;

●	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;

●	geographic location and dependence on tourism;

●	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;

●	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;

●	sensitivity to weather and climate changes; and

●	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Churches and Other Religious Facilities

Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are often located in special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Parking Lots and Garages

The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although there is already existing mezzanine debt, and mezzanine debt is permitted in the future, in the case of certain mortgage loans. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

Risks of Anticipated Repayment Date Loans

One (1) mortgage loan, secured by the mortgaged property identified on Annex A to this prospectus as State Farm Data Center, representing approximately 4.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, provides that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan rate for such mortgage loan. Generally, from and after the anticipated repayment date for such mortgage loan, cash flow in excess of that required for debt service, the funding of reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below) and certain budgeted or non-budgeted expenses approved by the lender with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan rate continues to accrue and be payable on a current basis on such mortgage loan after its related anticipated repayment date, payment of the additional interest accrued by reason of the marginal increase in the interest rate (“excess interest”) will be deferred until (and such excess interest will be required to be paid, if and to the extent permitted under applicable law and the related loan documents, only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, neither of which are offered by this prospectus. Notwithstanding the foregoing, if as of the anticipated repayment date the lease of the sole tenant, State Farm Mutual Automobile Insurance Company (“State Farm”), is no longer in full force and effect, there exist certain uncured cash sweep events, or there exist certain uncured tenant trigger events with respect to State Farm or a replacement tenant representing 20% or more of the square feet or total base rent at the mortgaged property, then the date that would otherwise be the anticipated repayment date of such mortgage loan will instead become its maturity date and such mortgage loan would cease to be an anticipated repayment date mortgage loan with the characteristics described above. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—General—One Action and Security First Rules” and “—Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, restaurants, shopping malls, water parks, theater space, music venues, dental or medical offices, R&D facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in a commercial condominium unit or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the closing of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Twelve (12) of the mortgaged properties, securing approximately 20.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a seismic expected loss of greater than 23%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor Representations and Warranties No. 16 (Insurance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the Federal Deposit Insurance Corporation (the “FDIC”) can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

Additionally, in February 2012, a bill was passed by the Georgia Senate and introduced in the Georgia State House of Representatives that would limit rights of holders that acquired loans for less than par, by limiting the amount that a purchaser of debt (including the issuing entity) could collect from a guarantor of a commercial mortgage loan to the lesser of the purchase price paid for the debt or the maximum amount of the guarantee. The bill would apply both retroactively and prospectively to all types of loans made to all types of borrowers and presumably to the mortgage loans. If enacted, legislation of this type would appear to interfere with established contractual rights, and as such may be unconstitutional insofar as it would be applied to debt sold or transferred prior to the legislation’s enactment date. This type of measure could undermine the value of the mortgage loans and the special servicer’s workout efforts including, without limitation, the ability to collect on a guaranty or to use the threat of the same as a mechanism to compel a borrower to engage in a workout or provide a deed-in-lieu of foreclosure. The legislative session of the Georgia State House of Representatives ended without a vote on the bill. As a result, the bill died; however, we cannot assure you that a similar bill will not be re-introduced and passed in Georgia or in any other state in future legislative sessions.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, each expected holder of the VRR Interest and each risk retention consultation party is affiliated with an Underwriter Entity. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Citigroup Global Markets Realty Corp., one of the sponsors, an originator, an initial risk retention consultation party, and Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

In addition, Citigroup Global Markets Realty Corp. and Deutsche Bank AG, New York Branch, each an originator, are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the holders of the VRR interest by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or holder of the VRR interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or the holder of the VRR Interest entitled to appoint such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, for so long as any of Citigroup Global Markets Realty Corp. or Deutsche Bank AG, New York Branch (in each case as holders of the VRR Interest) is a borrower party with respect to any mortgage loan or loan combination, such party will be required to certify that it will forego access to any “excluded information” solely relating to such excluded RRCP mortgage loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of Citigroup Global Markets Realty Corp. or Deutsche Bank AG, New York Branch (in each case as holders of the VRR Interest) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or loan combination or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or loan combination becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the controlling class representative, a directing holder, a controlling class certificateholder or other certificateholders or a companion loan holder (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the outside serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. After the occurrence and during the continuance of an operating advisor consultation trigger event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to certain actions of the special servicer in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s); provided that, unless otherwise specified in the pooling and servicing agreement, the operating advisor may consult regarding a serviced outside controlled loan combination only if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. Additionally, after the occurrence and during the continuance of an operating advisor consultation trigger event, the master servicer or the special servicer, as applicable, will be required to use commercially reasonable efforts consistent with the servicing standard to collect an operating advisor consulting fee from the related borrower in connection with a major decision with respect to the applicable serviced mortgage loan(s) and/or serviced companion loan(s), to the extent not prohibited by the related mortgage loan documents. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party. In addition, pursuant to Regulation RR, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) and (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor. See “The Pooling and Servicing Agreement—Operating Advisor”.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, the risk retention consultation parties or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, the risk retention consultation parties or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the mortgage loans (other than any excluded mortgage loan) and loan combinations serviced under the pooling and servicing agreement (other than any serviced outside controlled loan combination). The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Description of the Mortgage Pool—The Loan Combinations—General”.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the controlling class representative or other directing holder, as applicable (in the case of the controlling class representative, for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F and Class G certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-

Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E, Class F and Class G certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate) or its designee will be the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a companion loan holder, a holder of a security backed, in whole or in part, by a companion loan, or any other certificateholders (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of such special servicer under the pooling and servicing agreement and, with respect to any serviced loan combinations, the related co-lender agreement and limitations on the right of such person to replace the special servicer.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described below, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity. See “The Pooling and Servicing Agreement—General”.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”.

After the occurrence and during continuance of a control termination event, the holders of at least 25% of the voting rights of the certificates (other than the Class S and Class R certificates) may request a vote to replace the special servicer under the pooling and servicing agreement (except with respect to a serviced outside controlled loan combination). The subsequent vote may result in the termination and replacement of the special servicer if (within 180 days of the initial request for that vote) the holders of (a) certificates (other than the Class S and Class

R certificates) evidencing at least 66-2/3% of the voting rights allocable to the certificates of those holders that voted on such matter (provided that holders representing a quorum of certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances) of the certificates (other than the Class S and Class R certificates) vote on the matter), or (b) certificates evidencing more than 50% of the voting rights of each class of certificates other than the Class X-A, Class X-B, Class X-C, Class X-D, Class S and Class R certificates (but, for purposes of this clause (b), considering only those classes of certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts then allocable to the subject class of certificates, equal to or greater than 25% of an amount equal to (i) the initial certificate balance of such class of certificates minus (ii) payments of principal previously made with respect to such class of certificates) vote affirmatively to so terminate and replace. With respect to the outside serviced mortgage loans, it is expected that after the occurrence and during continuance of a control termination event or equivalent event under the related outside servicing agreement the certificateholders relating to each outside servicing agreement will have similar rights to remove the outside special servicer. In addition, the operating advisor may recommend the replacement of the special servicer (with respect to the applicable mortgage loan(s) and companion loan(s) serviced under the pooling and servicing agreement) if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); provided that the operating advisor may not recommend the removal of the special servicer with respect to a serviced outside controlled loan combination without the consent of the related controlling note holder. That recommendation may result in the termination and replacement of the special servicer (with respect to the applicable mortgage loan(s) and companion loan(s)) if (within 180 days of the initial request for a vote) the holders of certificates evidencing at least a majority of the aggregate outstanding principal balance of the certificates of those holders that voted on the matter (provided that holders representing a quorum of certificateholders (which quorum consists of the holders of certificates evidencing at least 20% of the aggregate of the certificate balances of all certificates, with such quorum including at least three (3) holders that are not affiliated with each other) vote on the matter) vote affirmatively to so terminate and replace. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” and “—Servicing of the Outside Serviced Mortgage Loans”.

The outside special servicer for any outside serviced loan combination will be subject to removal and replacement by the related outside controlling class representative or in connection with a securityholder vote generally in a manner similar to that contemplated by the preceding two paragraphs, in each case subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement. In addition, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder, as controlling note holder of such outside serviced loan combination, may terminate and replace the outside special servicer for such loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable mortgage loan(s) and companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “The Pooling and Servicing Agreement—Directing Holder”. Similarly, any outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have certain consent and consultation rights with respect to the related outside serviced loan combination under the outside servicing agreement and the related co-lender agreement, which (in the case of an outside controlling class representative) it may lose upon the occurrence of certain events specified in the applicable outside servicing agreement. See “Description of the Mortgage Pool—The Loan Combinations”.

In addition, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii)

the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance (or outstanding notional amount, as applicable), which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases with respect to the termination of the special servicer, the operating advisor and the asset representations reviewer, certain voting rights will also be reduced by appraisal reduction amounts. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You have no rights to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights”.

Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with (i) after the occurrence and during the continuance of a control termination event, the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved), (ii) after the occurrence and during the continuance of an operating advisor consultation trigger event, the operating advisor, and (iii) each risk retention consultation party to the extent set forth in the pooling and servicing agreement ; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. See “The Pooling and Servicing Agreement—Directing Holder”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor (following the occurrence of an operating advisor consultation trigger event) and/or the controlling class representative (following the occurrence of a control termination event). As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or any risk retention consultation party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests or the VRR Interest, as applicable (or, in the case of the controlling class representative, in the interests of the holders of the controlling class); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the controlling class or the VRR Interest, as applicable); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class or the VRR Interest, as applicable) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or any risk retention consultation party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any risk retention consultation party for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, given that, pursuant to the co-lender agreement for any such serviced pari passu loan combination (other than any such loan combination that is a serviced outside controlled loan combination), the serviced pari passu companion loan holder is not the directing holder, and the issuing entity as holder of the related mortgage loan is the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Without Cause”), with respect to any such serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citigroup Global Markets Realty Corp. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage

Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. In addition, if the Prudential Plaza REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, it might be treated as an association taxable as a corporation under Treasury regulations which could reduce amounts otherwise available for distribution on the Prudential Plaza mortgage loan and to certificateholders, and the Prudential Plaza mortgage loan may not qualify as a “qualified mortgage” for a REMIC which may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity (or the Prudential Plaza REMIC, as applicable) acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances (such as with respect to the State Farm Data Center mortgage loan where the sole tenant has the right to improve the mortgaged property at its own expense and without approval by the borrower or issuing entity, or the Olivewood Plaza mortgage loan, where an anchor tenant has the right to improve the mortgaged property at its own expense, subject to the borrower’s reasonable approval of the plans and specifications). In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC (or the Prudential Plaza REMIC, as applicable) to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC (or the Prudential Plaza REMIC, as applicable) to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In

addition, if the issuing entity (or the Prudential Plaza REMIC, as applicable) were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity (or the Prudential Plaza REMIC, as applicable) may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be CD 2017-CD3 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 52 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of their respective due dates in February 2017 (or, in the case of any Mortgage Loan that has its first due date subsequent to February 2017, the date that would have been its due date in February 2017 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date”), after deducting payments of principal due on such respective dates, of approximately $1,327,484,158 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in an office, retail, hospitality, mixed use, industrial, multifamily, self storage or other property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Twelve (12) of the Mortgage Loans (each such Mortgage Loan, a “Split Mortgage Loan”), collectively representing approximately 46.6% of the Initial Pool Balance, are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, the discussion in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation, a Maryland corporation (“GACC”)	23 (the “GACC Mortgage Loans”)(1)	$641,199,782	48.3%
Citigroup Global Markets Realty Corp., a New York corporation (“CGMRC”)	27 (the “CGMRC Mortgage Loans”)(1)	519,284,377	39.1
German American Capital Corporation/ Citigroup Global Markets Realty Corp.(2)	2	167,000,000	12.6
Total	52	$1,327,484,158	100.0%

(1)	Except as otherwise indicated, references to “GACC Mortgage Loan(s)” also include the GACC 229 West 43rd Street Retail Condo Note and the GACC 111 Livingston Street Note (each as defined below), and references to “CGMRC Mortgage Loan(s)” also include the CGMRC 229 West 43rd Street Retail Condo Note and the CGMRC 111 Livingston Street Note (each as defined below).

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, is part of a Loan Combination that was originated by Deutsche Bank AG, New York Branch and is evidenced by four promissory notes: (i) notes A-4-B and A-5, with an aggregate outstanding principal balance of $50,000,000 as of the Cut-off Date, as to which CGMRC is acting as Mortgage Loan Seller (collectively, the “CGMRC 229 West 43rd Street Retail Condo Note”); and (ii) notes A-7 and A-8, with an aggregate outstanding principal balance of $50,000,000 as of the Cut-off Date, as to which GACC is acting as Mortgage Loan Seller (collectively, the “GACC 229 West 43rd Street Retail Condo Note”). The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and Deutsche Bank AG, New York Branch and is evidenced by two promissory notes: (i) note A-1, with an outstanding principal balance of $38,000,000 as of the Cut-off Date, as to which CGMRC is acting as Mortgage Loan Seller (the “CGMRC 111 Livingston Street Note”), and (ii) note A-3, with an outstanding principal balance of $29,000,000 as of the Cut-off Date, as to which GACC is acting as Mortgage Loan Seller (the “GACC 111 Livingston Street Note”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Deutsche Bank AG, New York Branch(1)(2)	German American Capital Corporation	22	$571,199,782	43.0%
Citigroup Global Markets Realty Corp.(3)(4)	Citigroup Global Markets Realty Corp.	27	519,284,377	39.1
Deutsche Bank AG, New York Branch(5)	German American Capital Corporation/Citigroup Global Markets Realty Corp.	1	100,000,000	7.5
German American Capital Corporation	German American Capital Corporation	1	70,000,000	5.3
Deutsche Bank AG, New York Branch / Citigroup Global Markets Realty Corp.(6)	German American Capital Corporation/Citigroup Global Markets Realty Corp.	1	67,000,000	5.0
	Total	52	$1,327,484,158	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 85 Tenth Avenue (which will be sold to the Depositor by GACC), representing approximately 5.6% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Deutsche Bank AG, New York Branch and Wells Fargo Bank, National Association.

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Hawaiian Village Waikiki Beach Resort (which will be sold to the Depositor by GACC), representing approximately 4.5% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A.

(3)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 681 Fifth Avenue (which will be sold to the Depositor by CGMRC), representing approximately 2.1% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”).

(4)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa (which will be sold to the Depositor by CGMRC), representing approximately 1.1% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and Rialto Mortgage Finance, LLC.

(5)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, is part of a Loan Combination that was originated by Deutsche Bank AG, New York Branch and is evidenced by four promissory notes: (i) the GACC 229 West 43rd Street Retail Condo Note (which will be sold to the Depositor by GACC); and (ii) the CGMRC 229 West 43rd Street Retail Condo Note (which will be sold to the Depositor by CGMRC).

(6)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and Deutsche Bank AG, New York Branch and is evidenced by two promissory notes: (i) the GACC 111 Livingston Street Note (which will be sold to the Depositor by GACC); and (ii) the CGMRC 111 Livingston Street Note (which will be sold to the Depositor by CGMRC).

CGMRC, GACC and Deutsche Bank AG, New York Branch are referred to in this prospectus as the originators. GACC has acquired or will acquire the GACC Mortgage Loans that were originated by Deutsche Bank AG, New York Branch on or prior to the Closing Date.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CGMRC and GACC (collectively, the “Sponsors”) on or about February 14, 2017 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Prudential Plaza Mortgage Loan

On July 26, 2016, German American Capital Corporation formed the Prudential Plaza REMIC with respect to a portion of the Prudential Plaza Loan Combination, which issued a single regular interest (the “Prudential Plaza REMIC Regular Interest”) and a single uncertificated residual interest.

The Prudential Plaza REMIC Regular Interest has a principal balance of $300,000,000 and for tax reporting purposes will be entitled to principal and interest and any other amounts payable on the Prudential Plaza REMIC Regular Interest.

The Prudential Plaza REMIC Regular Interest holders will be the owners of the Prudential Plaza promissory notes (other than Prudential Plaza promissory note A-1) other than for tax reporting purposes. Prudential Plaza promissory notes A-3-2 and A-4-1 will be contributed to the Issuing Entity and together represent an approximately 23.33% ownership interest in the Prudential Plaza REMIC Regular Interest. Prudential Plaza promissory note A-2-1, which evidences an approximately 16.67% ownership interest in the Prudential Plaza REMIC Regular Interest, was contributed to the CD 2016-CD1 Securitization. Prudential Plaza promissory note A-2-2 and Prudential Plaza promissory note A-3-3, which together evidence an approximately 25.0% ownership interest in the Prudential Plaza REMIC Regular Interest, were contributed to the CD 2016-CD2 Securitization. Prudential Plaza promissory note A-3-1, which evidences an approximately 13.33% ownership interest in the Prudential Plaza REMIC Regular Interest, was contributed to the COMM 2016-COR1 Securitization. Prudential Plaza promissory note A-4-2, which evidences an approximately 21.67% ownership interest in the Prudential Plaza REMIC Regular Interest, is currently held by Deutsche Bank AG, New York Branch, and may be contributed to one or more future securitization transactions. The residual interest in the Prudential Plaza REMIC was contributed to the CD 2016-CD1 Securitization.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the 8 Times Square & 1460 Broadway Mortgaged Property). When that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the 8 Times Square & 1460 Broadway Mortgage Loan or the 8 Times Square & 1460 Broadway Loan Combination). When that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time a particular Companion Loan or type of Companion Loan (for example, a Pari Passu Companion Loan or Subordinate Companion Loan) may be identified by name (for example, an 8 Times Square & 1460 Broadway Companion Loan). When that occurs, we are referring to a (or, if applicable, the sole) Companion Loan (or Companion Loan of the applicable type) secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, “8 Times Square & 1460 Broadway”) is otherwise combined with any Loan Combination-related defined term (for example, “Companion Loan Holder”), reference is being made to such combined term (for example, “8 Times Square & 1460 Broadway Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR“ means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount“ means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service“ means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of February 2017 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to February 2017, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of February 2017); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period. Additionally, with respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Moffett Place Google and Key Vista Apartments, representing approximately 5.3% and 0.5%, respectively, of the Initial Pool Balance, which amortize based on the non-standard amortization schedules set forth on Annex G-1 and Annex G-2 to this prospectus, the Annual Debt Service is calculated based on the aggregate debt service during the 12-month periods commencing February 2022 and July 2018, respectively.

“Appraised Value“ means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth on Annex A (the “Appraised Value”). With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value, unless otherwise specified below, and is in each case as determined by an appraisal made not more than 4 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Property ($470,000,000) set forth on Annex A is the “hypothetical as is” value, which assumes remaining contractual obligations totaling approximately $24.2 million, consisting of approximately $10.0 million in free rent, $4.4 million in leasing commissions, $7.6 million in tenant improvements, and $2.2 million in capital improvements, are expended as of October 1, 2016. Approximately $25.6 million was reserved at origination of the related Loan Combination for such contractual obligations. The “as-is” appraised value of the Mortgaged Property is $445,000,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Moffett Place Google, representing approximately 5.3% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Property ($311,100,000) set forth on Annex A is the “as stabilized” value as of March 1, 2018, which assumes that the borrower’s contractual tenant improvement and leasing commission obligations have been fulfilled, that there is no outstanding free rent, that payment of rent has commenced and that the Mortgaged Property is leased at a market rent level as of the effective date of value. Approximately $12.3 million was reserved at origination of the related Loan Combination for the borrower’s contractual tenant improvement and leasing commission obligations and approximately $17.1 million for free or gap rent. The “as-is” appraised value of the Mortgaged Property is $272,500,000.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Dunn Hospitality Portfolio, representing approximately 2.4% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Properties ($48,000,000) set forth on Annex A is the “as complete” value as of September 1, 2017, which differs from the “as is” value in that it assumes the completion of the PIPs at the Mortgaged Properties and that the Mortgaged Properties achieve higher occupancy and average daily rate as a result of the PIPs. At loan origination, $3,600,000 was reserved for the cost of such PIPs. The sum of the individual “as-is” appraised values of each of the Mortgaged Properties is $42,500,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 5400 Fulton, representing approximately 1.7% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Property ($31,200,000) set forth on Annex A is the “as complete” value, which differs from the “as is” value in that it assumes the completion of the roof repairs at the Mortgaged Property and that the Mortgaged Property is leased at a market rent level as of the effective date of value. At loan origination, $2,587,500 was reserved for the cost of such roof repairs. The “as-is” appraised value of the Mortgaged Property is $28,500,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Comfort Inn & Suites Pittsburgh, representing approximately 0.8% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Property ($16,700,000) set forth on Annex A is the “as complete” value, which differs from the “as is” value in that it assumes the completion of the PIP at the Mortgaged Property and that the Mortgaged Property achieves higher occupancy and average daily rate as a result of the PIP. At loan origination, $1,973,750 was reserved for the cost of such PIP. The “as-is” appraised value of the Mortgaged Property is $14,100,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Olivewood Plaza, representing approximately 0.7% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Property ($14,500,000) set forth on Annex A is the “as is excluding TIs” value, which differs from the “as is” value in that it does not deduct the cost of tenant improvements for Save Mart Supermarkets, one of the anchor tenants. At loan origination, $400,000 was reserved for the cost of such tenant improvements. The “as-is” appraised value of the Mortgaged Property is $14,100,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hampton Inn & Suites Surprise, representing 0.5% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Property ($13,400,000) set forth on Annex A represents the prospective market value upon completion of certain renovations at the Mortgaged Property. The “as-is” appraised value of the Mortgaged Property is $12,500,000.

“ARD“ means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance“ means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group“ means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio“ or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
Fairfield Inn & Suites Delray Beach	0.8%	67.2%	$360,000	64.9%
8 Beltway Flex Center	0.7%	65.6%	$675,000	60.7%
Metuchen Self Storage	0.3%	69.0%	$500,000	60.3%

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which in each case is subject to certain adjustments as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (“as-is” appraised value) (1)	“as-is” appraised value(1)
229 West 43rd Street Retail Condo	7.5%	60.6%	$470,000,000	64.0%	$445,000,000
Moffett Place Google	5.3%	59.5%	$311,100,000	67.9%	$272,500,000
Dunn Hospitality Portfolio	2.4%	67.4%	$48,000,000	76.1%	$42,500,000
5400 Fulton	1.7%	71.2%	$31,200,000	78.0%	$28,500,000
Comfort Inn & Suites Pittsburgh	0.8%	62.5%	$16,700,000	74.1%	$14,100,000
Olivewood Plaza	0.7%	62.4%	$14,500,000	64.2%	$14,100,000
Hampton Inn & Suites Surprise	0.5%	54.3%	$13,400,000	58.2%	$12,500,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
Fairfield Inn & Suites Delray Beach	0.8%	11.6%	$360,000	12.1%
8 Beltway Flex Center	0.7%	8.3%	$675,000	9.0%
Metuchen Self Storage	0.3%	8.2%	$500,000	9.4%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
Fairfield Inn & Suites Delray Beach	0.8%	13.5%	$360,000	14.0%
8 Beltway Flex Center	0.7%	9.1%	$675,000	9.9%
Metuchen Self Storage	0.3%	8.3%	$500,000	9.5%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan, unless expressly stated otherwise;

●	with respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Moffett Place Google and Key Vista Apartments, representing approximately 5.3% and 0.5%, respectively, of the Initial Pool Balance, the DSCR is calculated using each such Mortgage Loan’s non-standard amortization schedule as set forth on Annex G-1 and Annex G-2 to this prospectus, and based on the aggregate debt service during the 12-month periods commencing February 2022 and July 2018, respectively; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the DSCR was calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan net of the related economic holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted DSCR	Earnout or Holdback Amount	DSCR
Fairfield Inn & Suites Delray Beach	0.8%	1.58x	$360,000	1.64x
8 Beltway Flex Center	0.7%	1.15x	$675,000	1.25x
Metuchen Self Storage	0.3%	1.23x	$500,000	1.40x

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality, mixed use and multifamily properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated based on the related Balloon Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Maturity Date/ARD LTV Ratio	Earnout or Holdback Amount	Maturity Date/ARD LTV Ratio
Fairfield Inn & Suites Delray Beach	0.8%	51.1%	$360,000	48.8%
8 Beltway Flex Center	0.7%	49.6%	$675,000	44.6%
Metuchen Self Storage	0.3%	60.1%	$500,000	51.5%

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; however, in each case, such Appraised Value is subject to certain adjustments as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (“Appraised Value”)	Appraised Value	Maturity Date/ARD LTV Ratio (“as-is” appraised value)(1)	“as-is” appraised value(1)
229 West 43rd Street Retail Condo	7.5%	60.6%	$470,000,000	64.0%	$445,000,000
Moffett Place Google	5.3%	54.8%	$311,100,000	62.5%	$272,500,000
Dunn Hospitality Portfolio	2.4%	55.8%	$48,000,000	63.0%	$42,500,000
5400 Fulton	1.7%	61.4%	$31,200,000	67.2%	$28,500,000
Comfort Inn & Suites Pittsburgh	0.8%	46.1%	$16,700,000	54.6%	$14,100,000
Olivewood Plaza	0.7%	57.3%	$14,500,000	58.9%	$14,100,000
Hampton Inn & Suites Surprise	0.5%	40.6%	$13,400,000	43.5%	$12,500,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail or storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, at which time the lockbox converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvement and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 13 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self storage properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units,” “Rooms” or “Beds” means (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a student housing property, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$1,327,484,158
Number of Mortgage Loans	52
Number of Mortgaged Properties	59
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0%
Range of Cut-off Date Balances	$3,300,000 to $100,000,000
Average Cut-off Date Balance	$25,528,542
Range of Mortgage Rates	3.82060% to 5.55000%
Weighted Average Mortgage Rate	4.57758%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	118 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	56 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	116 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	238 months to 360 months
Weighted average remaining amortization term(3)	353 months
Range of Cut-off Date LTV Ratios(4)(5)	30.5% to 74.5%
Weighted average Cut-off Date LTV Ratio(4)(5)	57.9%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	30.5% to 69.8%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	53.4%
Range of UW NCF DSCR(4)(6)(7)	1.25x to 4.47x
Weighted average UW NCF DSCR(4)(6)(7)	1.95x
Range of Debt Yield on Underwritten NOI(4)(8)	7.3% to 21.2%
Weighted average Debt Yield on Underwritten NOI(4)(8)	10.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	51.1%
Interest Only then Amortizing Balloon	27.1%
Amortizing Balloon	21.8%
Percentage of Initial Pool Balance consisting of:
Mortgage Loans with mezzanine debt or subordinate debt	23.5%
Mortgaged Properties with single tenants	13.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(3)	Does not include Mortgage Loans that pay interest-only until their maturity dates.

(4)	With respect to each Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that Mortgage Loan and any related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratios and Maturity Date/ARD LTV Ratios for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (i) such loan-to-value ratios may be based on “as-complete”, “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) such loan-to-value ratios may be calculated based on the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 59.1% and 54.5%, respectively.

(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loans structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loans may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loans assuming that the related Cut-off Date Balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(7)	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Moffett Place Google and Key Vista Apartments, representing approximately 5.3% and 0.5%, respectively of the Initial Pool Balance, which amortize based on the non-

standard amortization schedules set forth on Annex G-1 and Annex G-2 to this prospectus, the UW DSCR of each such Mortgage Loan is calculated based on the aggregate debt service during the 12-month periods commencing February 2022 and July 2018, respectively.

(8)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the related Mortgaged Property’s Underwritten NOI divided by the related Cut-off Date Balance of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the related Mortgaged Property’s Underwritten NCF divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loans with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loans may be calculated based on the related Cut-off Date Balance net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 16 Mortgage Loans, representing approximately 51.1% of the Initial Pool Balance, that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 20 Mortgage Loans, representing approximately 21.8% of the Initial Pool Balance, that pay principal and interest for their entire terms, and 16 Mortgage Loans, representing approximately 27.1% of the Initial Pool Balance, that pay interest-only for a portion of their respective terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	15	17	$615,731,616	46.4%
CBD	5	5	326,500,000	24.6%
Suburban	8	9	163,231,616	12.3%
Medical Office	1	2	71,000,000	5.3%
Data Center	1	1	55,000,000	4.1%

Retail	14	15	$267,863,746	20.2%
Anchored	7	7	199,690,442	15.0%
Unanchored	2	3(2)	36,987,281	2.8%
Shadow Anchored	1	1	16,000,000	1.2%
Single Tenant	4	4	15,186,023	1.1%

Hospitality	9	13	$208,875,627	15.7%
Limited Service	5	7(3)	95,326,351	7.2%
Full Service	2	2	74,903,575	5.6%
Extended Stay	1	3(3)	28,200,344	2.1%
Select Service	1	1	10,445,357	0.8%

Mixed Use	4	4	$137,486,755	10.4%
Office/Retail/Storage	1	1	75,000,000	5.6%
Office/Retail	2	2	53,500,000	4.0%
Flex/Office	1	1	8,986,755	0.7%

Industrial	3	3	$39,045,000	2.9%
Warehouse/Distribution	2	2	34,970,000	2.6%
Flex	1	1(2)	4,075,000	0.3%

Multifamily	3	3	$30,451,000	2.3%
Garden	3	3	30,451,000	2.3%

Self Storage	3	3	$22,730,414	1.7%

Other	1	1	$5,300,000	0.4%

Total	52	59	$1,327,484,158	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

(2)	One (1) Mortgage Loan, secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as 21st Center and 20th Center, representing approximately 0.5% of the Initial Pool Balance, is secured by one unanchored retail property identified on Annex A to this prospectus as 20th Century and one flex industrial property identified on Annex A to this prospectus as 21st Center.

(3)	The Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Dunn Hospitality Portfolio and AHIP FLTN 3-Pack, representing approximately 2.4% and 2.1%, respectively, of the Initial Pool Balance, are both limited service and extended stay hospitality properties.

Office Properties

Seventeen (17) office properties, representing collateral for approximately 46.4% of the Initial Pool Balance, secure, in whole or in part, 15 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. Further, certain of the office Mortgaged Properties derive a portion of Underwritten Revenue from such specialty use tenants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Prudential Plaza, representing approximately 5.3% of the Initial Pool Balance, affiliates of the borrower purchased the Aon Center, an office building located adjacent to the Mortgaged Property, which building may compete with the Mortgaged Property for tenants and in other related matters.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, one of the tenants, Brooklyn Law School (“BLS”), has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest in the Mortgaged Property to a to-be-formed special purpose subsidiary of borrower (the “111 Declarant”) for a term of between 30 and 31 years, and the 111 Declarant will impose a condominium regime upon its leasehold interest in the related Mortgaged Property and assign its leasehold to the condominium board for the condominium. Upon the consummation of the leasehold condominium conversion, the 111 Declarant will own each leasehold condominium unit. The leasehold condominium unit covering the premises granted to BLS pursuant to its lease (the “BLS Unit”) will be purchased by BLS from the 111 Declarant pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except that the portion of BLS’s current lease payments that are allocable to real estate taxes will be abated to account for the real estate tax exemption available to BLS), and the BLS lease would terminate and the BLS Unit will be released from the lien of the mortgage securing the Mortgage Loan. The payments by BLS pursuant to the purchase and sale agreement (which will be evidenced by a note executed by BLS in favor of the 111 Declarant) would be secured by a purchase-money mortgage, and the payment obligation (whether evidenced by the purchase and sale agreement or purchase money note, the “111 Purchase Money Obligation Documents”) and the purchase-money mortgage given by BLS to the 111 Declarant (the “111 Purchase Money Mortgage, and collectively with the 111 Purchase Money Obligation Documents, the “111 Purchase Money Documents”) will be collaterally assigned to the lender as security for the related Mortgage Loan. At the lender’s option the 111 Declarant will become a co-borrower and co-mortgagor under the Mortgage Loan, and the lien of the related mortgage would be spread to include the leasehold condominium units owned by the Declarant (other than the BLS Unit upon its conveyance to BLS). Any foreclosure or other enforcement of remedies by the lender under the Mortgage Loan against the 111 Declarant to acquire the 111 Declarant’s interest in the 111 Purchase Money Documents, or by the 111 Declarant (or lender or other successor thereto by foreclosure or other exercise of remedies) against BLS in connection with the 111 Purchase Money Documents and/or the condominium documents in the event of a default by BLS or otherwise, whether to recover possession and/or title to the BLS Unit, to foreclose the 111 Purchase Money Mortgage, or to seek recovery of a money judgment under the 111 Purchase Money Obligation Documents, could be complicated, hindered or delayed given the structure and complexity of the transactions embodied and/or contemplated by the 111 Purchase Money Documents and the other related documents and legal and equitable defenses that the 111 Declarant or BLS could raise based on the 111 Purchase Money

Documents, the condominium documents, the transactions contemplated therein, including defenses based upon assertions of characterization of such transactions as a lease or a financing and based upon the requirement that the interest of the 111 Declarant under the 111 Purchase Money documents and the other related documents must be foreclosed by the lender under the Mortgage Loan (or assignee thereof holding the collateral assignment of the 111 Purchase Money Documents) prior to any foreclosure or other exercise of remedies by the lender under the 111 Purchase Money Documents. In addition, the 111 Purchase Money Documents are not anticipated to qualify as foreclosure property for REMIC purposes, which could also result in adverse tax consequences and delay or prevent the REMIC from acquiring the 111 Purchase Money Documents or exercising the rights and remedies of the 111 Declarant thereunder.

Also, BLS is not a single purpose entity and is not structured to be bankruptcy remote. The filing of a bankruptcy petition by or against BLS may indirectly result in the stay of an action by the lender against or with respect to the related Mortgaged Property, including the commencement or continuation of a foreclosure action against the related Mortgaged Property, if any such enforcement action by the lender under the Mortgage Loan documents could result in termination of the leasehold condominium and, thus, a termination of BLS’s right to occupy the BLS Unit and, consequently, the lender may be precluded from foreclosing on the related Mortgage Loan because of the related effect this could have on BLS’s interest in, and occupancy of, the BLS Unit. If BLS becomes the subject of a voluntary or involuntary bankruptcy proceeding, the 111 Purchase Money Documents and the related transactions may be characterized as a lease, and BLS’s interest in the BLS Unit may be treated as that of a tenant or, alternatively, the 111 Purchase Money Documents and the related transactions may be characterized as a financing. The characterization of the 111 Purchase Money Documents and related transactions as a financing in a bankruptcy case could interfere with and delay the ability to obtain payments on the 111 Purchase Money Documents, the 111 Declarant’s ability to foreclose on the BLS Unit and/or enforce a deficiency judgment against BLS. In addition, if a court determines that the value of the BLS Unit is less than the principal balance of the 111 Purchase Money Documents, the court may reduce the amount of secured indebtedness to the then-current value of the BLS Unit. Such an action would make the 111 Declarant a general unsecured creditor of BLS for the difference between the then-current value of the BLS Unit and the amount of the outstanding indebtedness under the 111 Purchase Money Documents. If a bankruptcy court characterized the 111 Purchase Money Documents as a financing (rather than as a lease) such court also may: grant BLS a reasonable time to cure a payment default on the 111 Purchase Money Documents, reduce monthly payments due under the 111 Purchase Money Documents, reduce the amount of principal due and owing under the 111 Purchase Money Documents, change the rate of interest due on the 111 Purchase Money Documents, or otherwise alter the terms of the 111 Purchase Money Documents, including the repayment schedule. Additionally, the trustee of BLS’s bankruptcy estate or BLS, as debtor-in-possession, would have special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of the 111 Declarant (as the lender under the 111 Purchase Money Documents) may be subordinated to financing obtained by BLS as a debtor-in-possession subsequent to its bankruptcy. As a result of the foregoing, the recovery by the 111 Declarant with respect to the 111 Purchase Money Documents, if BLS becomes the subject of a bankruptcy proceeding, may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed under the 111 Purchase Money Documents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Summit Place Wisconsin, representing approximately 3.0% of the Initial Pool Balance, an affiliate of the related borrower ground leases a portion of the Mortgaged Property on which a vacant manufacturing plant is located and also owns a parcel (the “Summit Place Parking Parcel”) on which the borrower has a perpetual parking easement. Such affiliate has the right to develop such portion of the Mortgaged Property, as well as the portion of the Summit Place Parking Parcel not subject to the parking easement, for leasing as an office property or otherwise. The borrower and such affiliate have entered into an anti-poaching agreement (which may not be waived, modified or terminated without the lender’s consent), pursuant to which such affiliate has agreed not to enter into or offer to enter into a lease with respect to any portion of such parcel with any party which is, or is an affiliate of, a tenant, licensee or other occupant of the Mortgaged Property, unless such tenant retains its leased premises at the Mortgaged Property and enters into a new lease at such parcel for additional space while no space is available at the Mortgaged Property with comparable levels of finishes and amenities.

Retail Properties

Fifteen (15) retail properties, representing collateral for approximately 20.2% of the Initial Pool Balance, secure, in whole or in part, 15 of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail Mortgaged Properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 166 Geary Street, representing 2.1% of the Initial Pool Balance, the building that includes the Mortgaged Property is subject to a vertical subdivision comprised of a 12,713 square foot retail parcel (the Mortgaged Property) and an approximately 39,000 square foot non-collateral office parcel. A reciprocal easement agreement exists between the two unit owners and the unit owners each have one representative on the committee formed thereunder, with one vote each. The committee’s responsibilities include repairing and replacing the common structural elements and common systems, providing and maintaining the insurance required under the declaration of subdivision and any other insurance that the committee elects to obtain for the common benefit of the building, including such insurance that an owner’s mortgagee may require, establishing, levying and collecting assessments, establishing and maintaining reasonable reserves for reasonably anticipated contingencies and repairs or replacements of common structural elements and common systems, and enforcing the terms and conditions of the declaration of subdivision. All decisions must be made unanimously by both committee members.

Hospitality Properties

Thirteen (13) hospitality properties, representing collateral for approximately 15.7% of the Initial Pool Balance, secure, in whole or in part, nine (9) of the Mortgage Loans. Twelve (12) of the hospitality properties, representing collateral for approximately 11.2% of the Initial Pool Balance, are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Hilton Hawaiian Village Waikiki Beach Resort	$60,000,000	4.5%	12/31/2048	11/1/2026
Courtyard Century City	$40,839,616	3.1%	5/4/2024	11/6/2026
Marriott Hilton Head Resort & Spa	$14,903,575	1.1%	3/24/2026	10/6/2026
Residence Inn - Chattanooga	$13,863,205	1.0%	6/6/2029	11/6/2026
Courtyard Evansville East	$13,133,012	1.0%	5/14/2033	12/6/2026
Hilton Garden Inn Evansville	$12,125,084	0.9%	11/30/2031	12/6/2026
Fairfield Inn & Suites Delray Beach	$10,485,139	0.8%	1/28/2033	1/6/2027
Comfort Inn & Suites Pittsburgh	$10,445,357	0.8%	11/19/2036	11/6/2026
Hampton Inn & Suites Surprise	$7,277,094	0.5%	10/6/2026	12/6/2026
TownePlace Suites - Chattanooga	$7,261,679	0.5%	11/19/2032	11/6/2026
Residence Inn Columbus	$7,075,460	0.5%	11/30/2031	12/6/2026
Fairfield Inn & Suites - Jacksonville West/Chaffee Point	$6,271,449	0.5%	8/7/2029	11/6/2026
HIE Cocoa	$5,194,956	0.4%	6/9/2023	1/6/2027

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

In addition, securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as Dunn Hospitality Portfolio, Marriott Hilton Head Resort & Spa, Fairfield Inn & Suites Delray Beach, Comfort Inn & Suites Pittsburgh and HIE Cocoa, collectively representing approximately 5.5% of the Initial Pool Balance, require a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Dunn Hospitality Portfolio, representing approximately 2.4% of the Initial Pool Balance, the seasonality reserve is required to be released if at any time, commencing in January 2019, the borrower provides evidence to the lender that the debt service coverage ratio of the related Mortgaged Properties was at least 1.20x for each of the past twelve months.

Furthermore, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 1.1% of the Initial Pool Balance, a seasonality reserve of approximately $3.63 million was established at origination of such Mortgage Loan. If drawn upon, the seasonality reserve is required to be replenished during the months of April through August.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Hawaiian Village Waikiki Beach Resort, representing approximately 4.5% of the Initial Pool Balance, food and beverage revenue and resort fee revenue together comprise approximately 24.5% of underwritten revenue. In addition, the current liquor license for the

Mortgaged Property will expire on June 30, 2017. Furthermore, for the trailing 12-month period ending September 30, 2016, revenue from the retail component of the related Mortgaged Property (inclusive of reimbursements for common area maintenance, tax and marketing expenses, as provided by the borrower sponsor) net of related expenses (an estimate of undistributed expenses attributable to the retail component of the Mortgaged Property was provided by the borrower sponsor), accounted for approximately 13.7% of net cash flow for such period. The retail portions of the Mortgaged Property may be separately released as described below under “—Certain Terms of the Mortgage Loans—Partial Releases.”

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 1.1% of the Initial Pool Balance, approximately 27.2% of the Underwritten Revenue is attributable to food and beverage sources.

See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

Mixed Use Properties

Four (4) mixed use properties, representing collateral for approximately 10.4% of the Initial Pool Balance, secure, in whole or in part, four (4) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail, industrial and/or storage components. To the extent a mixed use property has office, retail, industrial and/or storage components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, R&D facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 85 Tenth Avenue, representing approximately 5.6% of the Initial Pool Balance, Google , the largest tenant, which lease represents approximately 28.4% of the net rentable square footage and 30.9% of underwritten base rent, owns and leases a considerable amount of space at other properties within close proximity to the Mortgaged Property. A deterioration in Google’s financial condition or a downturn in the technology industry could result in Google downsizing its leased space at the Mortgaged Property before doing so at its other spaces nearby. In addition, the second largest tenant, GSA, which represents approximately 28.1% of net rentable square footage and 32.8% of underwritten base rent, has the right to terminate its lease at any time after June 30, 2019. GSA has been reducing its space at the Mortgaged Property and consolidating to government owned space. In addition, GSA’s space is built out for counterterrorism operations. If Google does not exercise its expansion options for the GSA space, any time and re-leasing costs required in connection with reletting such space may be materially greater as a result of any conversion of such space to more conventional office space from the current buildout of the GSA space. In addition, substantial capital costs may be required by the borrower to make such space appropriate for replacement tenants (including Google).

Industrial Properties

Three (3) industrial properties, representing collateral for approximately 2.9% of the Initial Pool Balance, secure, in whole or in part, three (3) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Multifamily Properties

Three (3) multifamily properties, representing collateral for approximately 2.3% of the Initial Pool Balance, secure, in whole or in part, three (3) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Kingsville Pointe Apartments, representing approximately 0.6% of the Initial Pool Balance, an estimated 62.0% of the tenants are students.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Key Vista Apartments, representing approximately 0.5% of the Initial Pool Balance, the Mortgaged Property is subject to a recorded extended low-income housing agreement which requires a portion of the Mortgaged Property (172 units) to be operated as a qualified low-income housing project until 2048. Under the extended low-income housing agreement, 26 units are restricted to 35% of area median income (“AMI”), with the remaining 145 units limited to 60% of AMI. The extended low-income housing agreement also requires the owner to maintain on-site day care and tenant activities at the Mortgaged Property (collectively, the “LURAS”). The low income housing requirements under both of the LURAS terminate upon a foreclosure so long as the Mortgaged Property is not transferred to an affiliate of the owner. In addition to the extended low-income housing agreement, the Mortgaged Property is also subject to a recorded land use restriction agreement which further restricts 42 of the 145 60% AMI units to 50% of AMI until May 2019. Upon expiration, the 42 units will be restricted to 60% of AMI.

Self Storage Properties

Three (3) self storage properties, representing collateral for approximately 1.7% of the Initial Pool Balance, secure, in whole or in part, three (3) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage Mortgaged Properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Leased Fee Properties

One (1) Mortgage Loan, representing approximately 0.4% of the Initial Pool Balance, is secured by the fee interest in one Mortgaged Property. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Leased Fee Properties Have Special Risks”.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Data center(1)	2	9.8%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory or health management services and/or health professional school(2)	5	9.5
Restaurant(3)	3	8.7
Arcade/bowling alley(4)	1	7.5
Government-joint terrorism task force(5)	1	5.6
School, educational facility and/or beauty and cosmetology school(6)	2	5.2
Gym, fitness center, spa, salon, pool or health club(7)	4	2.9
Cold storage(8)	1	1.7
Religious center(9)	1	0.3

(1)	Includes the Mortgaged Properties identified on Annex A to this prospectus as 85 Tenth Avenue and State Farm Data Center.

(2)	Includes the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as Medical Centre of Santa Monica, Summit Place Wisconsin, 8 Beltway Flex Center and Village at Timberwilde.

(3)	Includes the Mortgaged Properties identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, Publix at Shakerag and Village at Timberwilde. Excludes any hotel properties that may have a restaurant on-site.

(4)	Includes the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo.

(5)	Includes the Mortgaged Property identified on Annex A to this prospectus as 85 Tenth Avenue.

(6)	Includes the Mortgaged Properties identified on Annex A to this prospectus as 111 Livingston Street and 20th Center.

(7)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Midtown Crossing, Publix at Shakerag, 20th Center and Village at Timberwilde.

(8)	Includes the Mortgaged Property identified on Annex A to this prospectus as 5400 Fulton.

(9)	Includes the Mortgaged Property identified on Annex A to this prospectus as 21st Center.

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; or (vi) mismanagement at the private school. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 180 Main Avenue, representing approximately 0.4% of the Initial Pool Balance, the Mortgaged Property is operated as a gas station and parking lot. Costco ground leases the Mortgaged Property and operates the gas station and parking lot in conjunction with its retail store on an adjacent parcel (which is not collateral for the Mortgage Loan).

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$100,000,000	7.5%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$404,000,000	30.4%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$696,839,616	52.5%
Largest Related-Borrower Concentration(1)	$45,187,418	3.4%
Next Largest Related-Borrower Concentration(1)	$14,878,427	1.1%

(1)	Excludes single-borrower Mortgage Loans and Crossed Groups that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.0% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Medical Centre of Santa Monica	$71,000,000	5.3%
Dunn Hospitality Portfolio	32,333,556	2.4%
Cherry Creek Place I & II	31,966,710	2.4%
AHIP FLTN 3-Pack	27,396,332	2.1%
21st Center and 20th Center	6,475,000	0.5%
Grand Total	$169,171,599	12.7%

Three (3) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, collectively representing approximately 5.1% of the Initial Pool Balance, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 3.4% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Cherry Creek Place I & II	$31,966,710	2.4%
West Point Office	13,220,707	1.0
Total for Group 1:	$45,187,418	3.4%

Group 2
Fairway Centre	$8,791,147	0.7%
Village at Timberwilde	6,087,281	0.5
Total for Group 2:	$14,878,427	1.1%

Group 3
CVS Holbrook	$4,061,023	0.3%
Walgreens Dorchester	3,375,000	0.3
Total for Group 3:	$7,436,023	0.6%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
New York	7	$415,000,000	31.3%
California	10	$260,586,662	19.6%
Illinois	2	$74,450,000	5.6%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in Arizona, California, Florida, Georgia, Texas and Washington, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, California, Florida, Georgia, Illinois, Indiana, Michigan, New

Jersey, New York, Ohio, Pennsylvania, South Carolina, Texas, Virginia and Wisconsin, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 1.1% of the Initial Pool Balance, the Mortgaged Property is located in South Carolina and recently experienced an estimated $50,000 to $100,000 of damages from Hurricane Matthew.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Twelve (12) Mortgaged Properties, collectively securing approximately 20.1% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 23%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Seven (7) of the Mortgaged Properties, identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, Moffett Place Google, State Farm Data Center, K2M Leesburg HQ, 166 Geary Street, 8 Times Square & 1460 Broadway and Melrose Place, collectively securing approximately 24.4% of the Initial Pool Balance, were constructed or materially renovated 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

One (1) of the Mortgaged Properties, identified on Annex A to this prospectus as Midtown Crossing, securing approximately 1.6% of the Initial Pool Balance, was acquired 12 months or less prior to the Cut-off Date and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Three (3) of the Mortgaged Properties, identified on Annex A to this prospectus as Walgreens Albuquerque, CVS Holbrook and Walgreens Dorchester, collectively securing approximately 0.9% of the Initial Pool Balance, are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, Melrose Place and Kingsville Pointe Apartments, representing approximately 7.5%, 1.2% and 0.6%, respectively, of the Initial Pool Balance, the related borrowers are tenants-in-common. However, with respect to such Mortgage Loans, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Four (4) Mortgage Loans, secured by the Mortgaged Properties identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, Hilton Hawaiian Village Waikiki Beach Resort, 8 Times Square & 1460 Broadway and Midtown Crossing, representing approximately 7.5%, 4.5%, 1.9% and 1.6%, respectively, of the Initial Pool Balance, are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to each such Mortgage Loan, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, the Mortgaged Property consists of one unit of a two unit condominium (representing a 41.37% pro rata share of the indoor condominium square feet). The related condominium board consists of five members, two of which are appointed by the borrowers, and the condominium board is not controlled by the borrowers. However, among other things, (i) determinations that materially affect the borrowers’ unit require the consent of the borrowers and the lender and (ii) if 75% or more of the condominium is damaged by a casualty, a three-fourths vote of the condominium board is required to decide not to restore the condominium.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 1.9% of the Initial Pool Balance, the related loan documents permit a release of the related office condominium unit from the lien of the related security instrument, as more fully described under “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Prepayments” below, which would cause the related borrower to lose control of the condominium regime; however, the related borrower would still have the right to make decisions that only affect its unit and would have a blocking vote for decisions affecting the entire building.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, one of the tenants, Brooklyn Law School (“BLS”), has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest in the related Mortgaged Property to a to-be-formed special purpose subsidiary of the borrower for a term of between 30 and 31 years and that affiliate will impose a condominium regime upon its leasehold interest in the property and assign its leasehold interest to the condominium board for the condominium. The leasehold condominium unit covering the premises granted to BLS pursuant to its lease (the “BLS Unit”) will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except for a reduction in connection with the real estate tax exemption available to BLS), and the BLS lease would terminate and the BLS Unit released from the lien of the mortgage securing the Mortgage Loan. As a result, the collateral for the related Mortgage Loan would not include all of the condominium units in the related leasehold condominium, although condominium units comprising a majority by interest in the condominium would be included in the collateral for the related Mortgage Loan.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Three (3) Mortgaged Properties, identified on Annex A to this prospectus as Medical Centre of Santa Monica - West, Medical Centre of Santa Monica - East and Fairfield Inn & Suites Delray Beach, securing approximately 3.6%, 1.7% and 0.8%, respectively, of the Initial Pool Balance, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

Two (2) Mortgaged Properties, identified on Annex A to this prospectus as Hilton Hawaiian Village Waikiki Beach Resort and Summit Place Wisconsin, securing approximately 4.5% and 3.0%, respectively, of the Initial Pool Balance, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted on Annex E, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Hawaiian Village Waikiki Beach Resort, representing approximately 4.5% of the Initial Pool Balance, an approximately 0.14 acre parcel of the Mortgaged Property located under the Diamond Head Apartments at the Mortgaged Property and identified as the Taran outparcel (the “Taran Outparcel”), is ground leased, which ground lease expires July 31, 2035, which is less than nine years beyond the maturity date of the Mortgage Loan. With respect to such ground lease, from and after the date that the lender acquires the borrower’s interest in the ground lease as a result of a foreclosure or assignment in lieu thereof, the lender is required to obtain ground lessor’s consent to assign the ground lease.

With respect to the Mortgage Loan secured by the Mortgaged Property identified in Annex A to this prospectus as Fairfield Inn & Suites Delray Beach, representing approximately 0.8% of the Initial Pool Balance, while the related Mortgage Loan documents require that the borrower obtain the related lender’s consent to any amendment, modification, cancellation or termination of the related ground lease, the ground lease does not require the related lender’s consent to any such amendment, modification, cancellation or termination.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor Representations and Warranties No. 34 (Ground Leases) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

Except in the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Prudential Plaza, representing approximately 5.3% of the Initial Pool Balance, with respect to which the related environmental report was prepared in June 2015, an environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 10 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, the related ESA identified a prior use (the Mortgaged Property was used as a printing facility from 1913 through 1997) that could have caused impacts by various hazardous chemicals. The ESA concluded that due to the length of such use and lack of specific information regarding the types of materials used, the historical printing operations are considered a REC, and recommended that additional investigation should be conducted to verify the presence or absence of any contamination. A Phase II investigation conducted subsurface vapor and air sampling, found that no hazardous compounds that would typically be associated with printing operations were detected and determined that no further action is necessary.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Summit Place Wisconsin, representing approximately 3.0% of the Initial Pool Balance, the related ESA identified four controlled RECs (“CREC”) at the Mortgaged Property. The ESA stated that a release of arsenic, lead and petroleum in the area of the parking lot adjacent to the main building occurred on June 21, 2009, which reportedly impacted soil and groundwater. The Wisconsin Department of Natural Resources (“WDNR”) issued closure to the site in 2012, with continuing obligations, due to remaining contamination, to manage impacted soils if excavated and maintain the engineered cover or soil barrier. Based on the regulatory closure and property use restrictions, the ESA concluded the remaining contamination is considered a CREC. The ESA also stated that a release of chlorinated solvents occurred in the area of building 4 on September 14, 2005, which reportedly impacted soil only. The WDNR issued closure to the site in 2006, with continuing obligations, due to remaining contamination, to manage impacted soils if excavated and maintain the engineered cover or soil barrier. Based on the regulatory closure and property use restrictions, the ESA concluded the former release is considered a CREC. The ESA also reported that polychlorinated biphenyls (“PCBs”) were identified in soils around building 19 in 1989, and such building, together with adjacent buildings, were found to contain PCB-impacted surface areas. After decontamination procedures were implemented, the additional remedy of an engineered cap was approved by the WDNR for remaining contamination; the ESA concluded that based on the PCB impact left in place and the implementation of the engineered cap, the encapsulated area is considered a CREC. In addition, an area in the northwestern portion of the Mortgaged Property contains soil impacted with PCBs and not remediated to applicable state cleanup standard; according to an agreement between the WDNR and the borrower, the borrower is required to manage impacted soils if excavated and maintain the engineered cover or soil barrier. Based on the foregoing, the ESA concluded the encapsulated area is considered a CREC.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 5400 Fulton, representing approximately 1.7% of the Initial Pool Balance, according to the related ESA, the Mortgaged Property previously had six underground storage tanks (“USTs”) located on the site, and in November of 1993 it was reported that a release of 4,887 gallons of diesel had occurred. The release was limited to the subsurface and according to the ESA, was the responsibility of Winn-Dixie. Multiple extraction programs have been implemented over the past 20 years and in 2006 all of the USTs were removed as well as 2,400 tons of impacted soil. Three monitoring wells were installed at the Mortgaged Property and monitoring has been ongoing since that time. Because Winn-Dixie is now defunct, the State of Georgia has accepted responsibility for the remaining cleanup. To date $500,000 has been expended on the cleanup under the Georgia UST Program, which has a cap on its liability of $1,000,000 per cleanup. According to the ESA, the remaining cleanup would be expected to cost between $250,000-$500,000. The ESA concluded that the open status of the release case constitutes a REC. The lender’s environmental consultant recommended no further investigation beyond annual monitoring. A limited Phase II sampling was also performed at the Mortgaged Property to determine if additional environmental issues existed due to the historic conditions. The Phase II found that arsenic, barium, chromium and lead were detected above the laboratory detection limits and above the federal drinking water maximum contaminant levels, but concluded that the results did not reveal the presence of regulated constituents at concentrations that require regulatory notification.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Olivewood Plaza, representing approximately 0.7% of the Initial Pool Balance, the ESA identified a REC related to use of perchloroethylene (“PCE”) by a dry cleaner which operated at the Mortgaged Property from as early as 1987 to 1995. The ESA recommended a limited Phase II investigation. The Phase II investigation detected no volatile organic compounds (“VOCs”) in soil samples at concentrations exceeding laboratory limits and regulatory screening levels; however, VOCs were observed in soil gas samples in the area of the former dry cleaning machine, and accordingly a Human Health Risk Assessment (“HHRA”) was recommended in order to evaluate risks to onsite occupants. The HHRA concluded that risks to current commercial workers were deemed within an acceptable risk range and no further investigation was warranted.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as County of Tulare Building, representing approximately 0.5% of the Initial Pool Balance, the related ESA reported that historical and regulatory records indicated that the Mortgaged Property was formerly occupied by a tenant that conducted automotive repair operations that included the use of a waste oil UST. Automotive repair operations typically utilize petroleum products, hazardous materials, hydraulic lifts and/or other underground features (e.g., USTs, oil water separators). No additional records were identified that outlined in detail the various services offered, features present and/or equipment utilized on-site during these auto-related activities, and circa 2000, the interior of the building was renovated to the present-day office configuration thereby limiting the ability to observe any former features. Therefore, based on the length of time (approximately 25 years) that automotive-related activities were conducted, the potential for subsurface impacts and for undocumented features to remain in place, and the lack of records indicating additional removal and/ or investigatory activities, the ESA concluded that these former on-site operations are considered a REC. The ESA also stated that according to records on file with the Tulare County Environmental Health Department, a 1,000-gallon UST for waste oil collection was used at the Mortgaged Property. Although, according to records, the UST was removed, due to lack of regulatory third-party oversight during UST removal, the singular soil sample collected for analysis and limited analytical suite considered during laboratory analysis, the ESA concluded that the former on-site UST and potential for subsurface impacts is considered a REC, and recommended a limited Phase II subsurface investigation in the vicinity of the former UST. In lieu of conducting the Phase II investigation, the borrower obtained a lender environmental collateral protection and liability insurance policy from Steadfast Insurance Company, which has an A.M. Best rating of “A+(XV)” and an S&P Global Ratings (“S&P”) rating of “AA-”. The insurance policy has a policy limit of $1,000,000 for each pollution event and $1,000,000 in the aggregate for the policy period, a self-insured retention of $50,000 for each pollution event and a term of ten years ending November 7, 2026, with a two-year tail period commencing on that date and ending two years following the maturity date of the Mortgage Loan.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 180 Main Avenue, representing approximately 0.4% of the Initial Pool Balance, the related ESA reported that the adjoining property was historically a large quantity generator of hazardous wastes, including ignitable wastes, spent halogenated solvents used in degreasing, and slop oil emulsion from petroleum refining. The ESA stated that, according to the New Jersey Department of Environmental Protection (“NJDEP”) Dataminer database, it appears that this site was subject to the requirements of the Industrial Site Recovery Act (ISRA) in 1987, at which point assessments and investigations appear to have been conducted under the oversight of the NJDEP. According to the ESA, a Remedial Action Workplan was submitted in 2003, and a groundwater Classification Exception Area (CEA) was established in 2004 for both the shallow and deep aquifers due to the presence of volatile organic compounds (VOCs), including chlorinated compounds such as trichloroethene (TCE), and tetrachloroethene, and base neutrals and tentatively identified compounds (TICs). The ESA further states that a Remedial Investigation Report (“RIR”) was submitted in December 2011, and the case was transferred to a Licensed Site Remediation Professional (“LSRP”) in 2012. According to the ESA, the results of the 2011 RIR are unknown, and a Remedial Action Workplan has not been submitted. The ESA concluded that, based on the relative distance of the CEA to the Mortgaged Property, the nature of chlorinated compounds, and the open case status with the potential need for additional remediation, the presence of groundwater contamination on the adjoining property is considered a REC and a vapor encroachment condition (VEC). However, based on the current use of the Mortgaged Property as a gas station, the ESA concluded that no further investigation was deemed necessary at the time of the ESA. The ESA also identified a controlled REC related to the presence of historic fill, and elevated levels of certain metals and base neutral organic constituents. According to the ESA, a deed notice to limit the site to non-residential use has been proposed. The ESA recommended obtaining a copy of the Response Action Outcome (a letter generally prepared by the LSRP(s) overseeing the remediation) and deed notice upon filing for record-keeping purposes and recommended implementation of and continued adherence to the proposed deed restriction requirements at the Mortgaged Property once the deed notice is recorded.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Prudential Plaza (the “Prudential Plaza Mortgaged Property”), representing approximately 5.3% of the Initial Pool Balance, the related Mortgaged Property was previously security for a $415 million first mortgage (the “Prior Loan”), which was deposited in equal portions in the JPMCC 2006-LDP7 and JPMCC 2006-CB16 securitization trusts (together, the “Prior Securitization”) and an affiliate of the borrower under the Prior Loan also obtained a $60.0 million original principal balance mezzanine loan from an affiliate of Northstar Realty Finance Corp. In 2012, the Prior Loan was transferred into special servicing as a result of impending lease expirations with two major tenants totaling approximately 19% of the total net rentable square footage, which tenants ultimately vacated the Mortgaged Property.

Mark Karasick and Michael Silberberg, the non-recourse carveout guarantors under the Prudential Plaza Loan Combination (the “Prudential Plaza Guarantors”) (then unaffiliated with the sponsorship of the Prior Loan), reached an agreement with the sponsor under the Prior Loan (the “Prior Sponsorship”) for an equity recapitalization. The Prudential Plaza Guarantors thereafter reached an agreement with the special servicer of the Prior Securitization, and in June 2013 the special servicer agreed to modify the Prior Loan to reflect a $336 million senior portion (the A note) and a $74 million junior portion (the hope note). As part of the loan modification, the Prudential Plaza Guarantors took control of the Prudential Plaza Mortgaged Property and the borrower under the Prior Loan. In connection with the recapitalization, the Prudential Plaza Guarantors contributed $76.5 million of new equity into the Prudential Plaza Mortgaged Property (while the Prior Sponsorship retained a minority non-controlling interest in the Mortgaged Property).

In addition, in connection with the modification of the Prior Loan, the N-Star CDO VIII securitization, as the holder of the $60 million mezzanine loan, agreed to convert the mezzanine loan into an unsecured loan (the “N-Star Unsecured Loan”) and entered into a subordination and standstill agreement which restricts the lender under the N-Star Unsecured Loan from (i) exercising remedies under the N-Star Unsecured Loan until the Prudential Plaza Loan Combination is fully satisfied and (ii) receiving any payments under the N-Star Unsecured Loan during any event of default or trigger period under the Prudential Plaza Loan Combination. In addition, a Northstar affiliate contributed $8.5 million of new equity into the Prudential Plaza Mortgaged Property at the time of the 2013 recapitalization.

On February 24, 2016, the trustees of the Prior Securitizations (the “Plaintiffs”) filed suit in the United States District Court for the Southern District of New York (Docket # 1:16-CV-01450 (JGK)) against (1) the Prudential Plaza Guarantors and (2) BFPRU I, LLC (the prior borrower) (together with the Prudential Plaza Guarantors, the “Defendants”). The current borrower under the Prudential Plaza Loan Combination is not named as a defendant in the suit.

The suit alleges among other things, that in connection with the calculation of the discounted payoff of the Prior Loan based on appraisals ordered by Plaintiffs and Defendants, the Defendants (i) breached agreements relating to the Prior Loan, (ii) engaged in fraud, willful misconduct and intentional misrepresentation by failing to provide complete and accurate information to the Plaintiffs and their appraisers about the Prudential Plaza Mortgaged Property, including approximately $5.8 million in prospective leasing activity relating to the Prudential Plaza Mortgaged Property, which failure had a material adverse effect on the “as-is” appraised value of the Prudential Plaza Mortgaged Property, and (iii) falsely certified that they had provided all financial, operating and leasing information about the Prudential Plaza Mortgaged Property and that none of the Defendants was aware of any additional financial, operating or leasing information that would have a material effect on the value of the Prudential Plaza Mortgaged Property. The complaint alleges that the Defendants’ actions resulted in a discount of approximately $83,794,494 in the payoff amount of the Prior Loan. Plaintiffs claim damages in the amount of the discount, plus prejudgment interest and all costs and expenses associated with the complaint.

On April 11, 2016, the Defendants filed a third-party complaint against the special servicer of the Prior Securitization for contribution and indemnity with respect to the claims of Plaintiffs, denying the allegations of the Plaintiffs’ complaint and alleging, among other things, that any prospective leasing activity was of no consequence to the “as-is” appraisals obtained in connection with the early payoff and that a substantial portion of the prospective new leasing activity alleged in the complaint was actually disclosed to the special servicer, which is alleged to have had a duty to the Defendants to disclose it to the Plaintiffs’ appraiser.

On May 4, 2016, the Plaintiffs filed an amended complaint and the Defendants filed an amended third-party complaint, both containing substantially the same causes of action as the initial complaint and expanding on certain allegations. On May 24, 2016, the Defendants filed a motion to dismiss the amended complaint of the Plaintiffs. In addition, the special servicer of the Prior Securitization filed a motion to dismiss the Defendants’ third-party complaint. Opposition to the motions to dismiss were filed on June 16, 2016, and replies in support of the motions to dismiss were filed on June 30, 2016. Oral argument was received on the motions to dismiss on January 6, 2017. The court has not ruled on either motion to dismiss.

The Prudential Plaza Guarantors are guarantors with respect to certain matters relating to the Prudential Plaza Loan Combination. A judgment against the Prudential Plaza Guarantors in this matter, depending on the dollar amount involved, could have a material impact on the ability of the Prudential Plaza Guarantors to fulfill their obligations under the recourse guaranty. A personal bankruptcy of a Prudential Plaza Guarantor would trigger an event of default under the loan agreement; however, the Prudential Plaza Loan Combination does not become recourse to the Prudential Plaza Guarantors upon personal bankruptcy of a Prudential Plaza Guarantor. The Prudential Plaza Loan Combination would also go into default if the Prudential Plaza Guarantors failed to collectively maintain the net worth or minimum liquid assets required under the recourse guaranty. An event of default under the loan agreement would cause the Prudential Plaza Loan Combination to become a specially serviced loan under the COMM 2015-CCRE26 pooling and servicing agreement. The borrower is required under the loan agreement to pay special servicing fees associated with the Prudential Plaza Loan Combination. To the extent that the special servicing fees are not recovered from the borrower, the Issuing Entity would be responsible for its proportionate share (approximately 16.87%) of the special servicing fees. The special servicing compensation of the COMM 2015-CCRE26 special servicer is substantially similar to the compensation of the Special Servicer described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, an action was commenced against the related borrower on February 29, 2012 by Centennial Elevator Industries Inc. (the “111 Plaintiff”) in Kings County Supreme Court whereby the 111 Plaintiff, as former elevator maintenance contractor at the Mortgaged Property, is seeking $70,300 in unpaid fees for maintenance and repair services through October of 2011. The related borrower has denied the allegations and counterclaimed for $250,000, alleging that the 111 Plaintiff failed to properly perform its services at the Mortgaged Property. A non-recourse carveout has been provided to the lender for any losses incurred in connection with the litigation.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 16 E 40th Street, representing approximately 2.4% of the Initial Pool Balance, one of the non-recourse carveout guarantors, Nader Hakakian and certain affiliated entities (“Defendants”) were sued by 241 Fifth Ave. Hotel LLC (“241 Fifth”) and Hazak Associates LLC (“Hazak”), in connection with a loan (the “Namco Loan”) made by Defendants to Namco Capital Group, Inc. The Namco Loan was secured by the 50% interest of Beshmada LLC (“Beshmada”), in 241 Fifth (the “Pledged Interest”), which owned a building located at 241 Fifth Avenue (the “Building”) in New York City. Beshmada subsequently assigned the Pledged Interest to the Defendants. Hazak owned the other 50% interest in 241 Fifth. The related complaint claimed tortious interference with contract and inducement of breach of Beshmada’s fiduciary duty based on allegations that the pledge and assignment of the Pledged Interest, and filing of financing statements against 241 Fifth, were not authorized by plaintiffs, violated the organizational documents of 241 Fifth and the Building mortgage, and led to the inability to refinance, and the foreclosure of, such mortgage, and that Defendants knew of such violations, and intended to coerce the plaintiffs into repaying the Namco Loan. The suit sought damages of not less than $30,000,000, and punitive damages not less than $10,000,000. On September 20, 2016, Defendants were granted summary judgment by the Supreme Court of the State of New York based on collateral estoppel, due to a prior finding by the U.S. District Court for the Central District of California in the Chapter 7 Bankruptcy of Beshmada that, while Beshmada’s pledge of the Pledged Interest breached 241 Fifth’s operating agreement, neither such action nor the subsequent assignment to Defendants was the legal or proximate cause of 241 Fifth’s loss of the Building, or otherwise damaged 241 Fifth or Hazak. A notice of appeal was filed October 4, 2016.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than $1,000,000, and certain of such Mortgaged Properties that are subject to PIPs.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Dunn Hospitality Portfolio, representing approximately 2.4% of the Initial Pool Balance, the related Mortgaged Properties are required to undergo franchisor-mandated change of ownership PIPs which are, and estimated to cost approximately $3,600,000 in the aggregate, which sum was reserved at loan origination for completion of such PIPs. Such PIPs are required to be completed on or (in the case of certain portions of such PIPs) prior to (i) the end of May 2020, in the case of the Mortgaged Property identified on Annex A to this prospectus as Courtyard Evansville East, (ii) the end of November 2019, in the case of the Mortgaged Property identified on Annex A to this prospectus as Hilton Garden Inn Evansville and (iii) the end of June 2018, in the case of the Mortgaged Property identified on Annex A to this prospectus as Residence Inn Columbus.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as AHIP FLTN 3-Pack, representing approximately 2.1% of the Initial Pool Balance, the related

Mortgaged Properties are required to undergo franchisor-mandated change of ownership PIPs which are estimated to cost approximately $2,167,800 in the aggregate, which sum was reserved at loan origination for completion of such PIPs. Such PIPs are required to be completed on or (in the case of certain portions of such PIPs) prior to (i) the end of October 2017, in the case of the Mortgaged Property identified on Annex A to this prospectus as Residence Inn – Chattanooga, (ii) the end of November 2019, in the case of the Mortgaged Property identified on Annex A to this prospectus as TownePlace Suites – Chattanooga and (iii) the end of October 2017, in the case of the Mortgaged Property identified on Annex A to this prospectus as Fairfield Inn & Suites - Jacksonville West/Chaffee Point.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 5400 Fulton, representing approximately 1.7% of the Initial Pool Balance, approximately $2,587,500 was reserved for roof repairs, which are estimated to cost $2,250,000 and required to be completed within 360 days of loan origination.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Comfort Inn & Suites Pittsburgh, representing approximately 0.8% of the Initial Pool Balance, the related Mortgaged Property is required to undergo a franchisor-mandated PIP, which was estimated at loan origination to cost approximately $1,678,240, and which is required to be completed on or (in the case of certain portions of such PIP), prior to December 31, 2018. At loan origination, $1,973,750 was reserved for completion of such PIP.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Key Vista Apartments, representing approximately 0.5% of the Initial Pool Balance, a $2,081,840 reserve was established at closing for the completion of capital expenditures at the Mortgaged Property in accordance with a lender-approved budget attached to the Mortgage Loan documents, which expenditures include repairs of six vacant and unusable units, general painting, upgrades to unit interiors, gates, security, lighting, roofs, gutters, windows, balconies, clubhouse, common areas, recreational areas, HVAC and other systems, signage, miscellaneous immediate repairs, and a construction management fee.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

Four (4) of the Mortgage Loans, representing approximately 11.5% of the Initial Pool Balance, were refinancings in whole or in part of loans that were (or refinancings of temporary bridge loans that in turn refinanced loans that were) in default at the time of refinancing or otherwise involved discounted pay-offs or provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Prudential Plaza, representing approximately 5.3% of the Initial Pool Balance, a portion of the proceeds of the $415,000,000 original principal balance of the related Loan Combination refinanced a prior loan secured by the Mortgaged Property and paid off a $336,000,000 A note. In connection with pay off, the prior lender cancelled a $74,000,000 B note that had been structured as a “hope note” (also secured by the Mortgaged Property) without repayment. For further information, see “—Litigation and Other Legal Considerations”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, the prior loan (that was refinanced by the Mortgage Loan) matured on January 1, 2017. The Mortgage Loan was originated on January 5, 2017, and the related borrower paid default interest on the prior loan for the period between maturity of the prior loan and origination of the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Olivewood Plaza, representing approximately 0.7% of the Initial Pool Balance, such Mortgaged Property secured a prior securitized mortgage loan which matured on September 1, 2016, and therefore entered into maturity default. A forbearance agreement was entered into and such prior mortgage loan was refinanced with the proceeds of the current Mortgage Loan on November 21, 2016.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as County of Tulare Building, representing approximately 0.5% of the Initial Pool Balance, the Mortgaged Property was acquired by the related borrower with the proceeds of the Mortgage Loan from the receiver with respect to the bankruptcy estate relating to the company-wide bankruptcy of the prior owner.

Borrowers, Principals or Affiliated Entities Were Parties to Defaults, Bankruptcy Proceedings, Criminal Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been parties to loan defaults, bankruptcy proceedings, criminal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, with respect to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship as a single Mortgage Loan) taking into account any such material defaults, proceedings, transactions and/or mortgage loan workouts that have occurred within the last 15 years and of which we are aware:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, Charles Kushner, who holds a minority non-controlling ownership interest in the borrower, was sentenced to two years in prison in 2005 after pleading guilty to 16 counts of assisting in the filing of false tax returns, one count of retaliating against a cooperating witness and one count of making false statements to the Federal Election Committee. Charles Kushner is the father of Jared Kushner, the non-recourse carveout guarantor. See “—Non-Recourse Carveout Limitations” below.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 1384 Broadway, representing approximately 6.6% of the Initial Pool Balance, certain indirect principals of the related borrower sponsor entered into a consensual settlement of a foreclosure action in 2010 for an unrelated property, which settlement included the exchange of releases. Additionally, mortgage loans secured by a portfolio of Chicago properties and a New York property, which were indirectly owned in whole or in part by principals of the related borrower sponsor, were at various times transferred to special servicing, most recently in 2016. All of the Chicago properties were eventually sold at a profit and the mortgages repaid, defeased or assumed. In addition, the related borrower sponsor was the subject of a foreclosure action in 2009 for which the lender accepted a discounted payoff. The related borrower sponsor also defaulted on an unrelated mortgage loan secured by a mixed use tower following the recession, and the property was ultimately foreclosed.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 85 Tenth Avenue, representing approximately 5.6% of the Initial Pool Balance, the non-recourse carveout guarantors (the Related Special Assets LLC and Vornado Realty L.P.) or their affiliates have sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and/or deeds-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, one of the non-recourse carveout guarantors, Abraham Leser, has had involvement in commercial real estate transactions that have been the subject of mortgage loan defaults and/or foreclosure proceedings. In 2010, Abraham Leser was sued for approximately $200,000 on a non-recourse carveout guaranty after an allegedly mismanaged property went into foreclosure proceedings. The 111 Livingston Street borrower has certified to the lender that Mr. Leser was a non-controlling limited partner who had no culpability with respect to the alleged damages and that the culpable partner paid the claimed damages in full.  Further, in 2013, Mr. Leser was ordered by a court to pay approximately $53,000,000 in damages to US Bank after he and a partner defaulted on a land loan. Mr. Leser counter-sued the bank, claiming he had never agreed to guaranty the loan, but lost. Mr. Leser ultimately paid the judgment in full.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Silverado Ranch, representing approximately 3.0% of the Initial Pool Balance, an affiliate of the related borrower sponsor, Seligman & Associates, has been the subject of a maturity default and two deeds-in-lieu of foreclosure since 2010, and the related borrower sponsor, Scott Seligman, was the subject of a maturity default and discounted payoff in 2012.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Cherry Creek Place I & II, representing approximately 2.4% of the Initial Pool Balance, between 2007 and 2011 the guarantor was the subject of two foreclosure proceedings, a confession of judgment, a tax lien, and a deed-in-lieu of foreclosure, each of which has been settled and satisfied.

There are likely other material defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

In addition to the foregoing:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 5400 Fulton, representing approximately 1.7% of the Initial Pool Balance, the borrower sponsor and non-recourse carveout guarantor, Kenneth Levy, was a defendant (among other defendants) of various shareholder derivative suits filed in state and federal courts during 2006-2009, in his capacity as the former Chairman of the board of directors, member of the compensation committee, director and former CEO of KLA-Tencor. Certain of these suits were related to an investigation of KLA-Tencor by the SEC, the Department of Justice, and the Department of Labor regarding alleged illegal backdated stock option grants and materially misleading financial reporting between 1997-2005. Mr. Levy left KLA-Tencor and became Chairman Emeritus of the company in October, 2006. As a result of the investigations, in mid-2007, KLA-Tencor retroactively re-priced all outstanding stock options held by Mr. Levy and other executives, which resulted in KLA-Tencor’s restating financial results from mid-1997 to mid-2002, and taking a non-cash charge of $370 million for stock-based compensation expenses. KLA-Tencor also reached a settlement with the SEC in mid-2007 and was not required to pay any fine, penalty, or monetary damages to settle the case.

In early 2008, KLA-Tencor agreed to pay $65 million in cash to settle a class-action shareholder lawsuit over backdated stock-option grants, brought by the City of Philadelphia Board of Pensions and other plaintiffs. Other shareholder derivative suits were filed in state and federal court during

2006-2009 against Mr. Levy (among other defendants) in his capacity as member of the board of directors and member of the compensation committee of three other public companies with similar investigations on stock option grants backdating; however, each such action was settled or dismissed with prejudice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 180 Main Avenue, representing approximately 0.4% of the Initial Pool Balance, one of the non-recourse carveout guarantors, Charles E. Federbush, was, during the 1980s and the 1990s, subject to various Commodity Futures Trading Commission (“CFTC”) proceedings and to felony charges relating to his actions as a futures broker and trader on a commodities exchange and as a principal of Volume Investors Corporation (“Volume”), a commodity futures brokerage firm which was placed into receivership. Charges included that Mr. Federbush profited from aiding and abetting another broker in changing prices on executed orders and also changed the price on a customer order he executed to benefit another broker, traded opposite his customer orders, and failed to maintain required trading records, and with respect to Volume, failure to supervise diligently the handling of certain customer accounts, aiding and abetting Volume’s failure to segregate customer funds, and aiding and abetting Volume’s failure to comply with minimum financial requirements for a futures commission merchant. In connection with these matters, Mr. Federbush entered into various settlements and pleaded guilty to felony counts of conspiracy and commodities fraud. As a result, Mr. Federbush was subject to various sanctions, including cease and desist orders, suspensions of trading privileges, bans from various roles with the CFTC and futures exchanges and monetary fines and penalties. The Mortgage Loan documents bar Mr. Federbush from increasing his equity position in the related borrower and from assuming control of the borrower.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each retail, mixed use, office self storage and industrial Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Nine (9) of the Mortgaged Properties, securing, in whole or in part, 9 Mortgage Loans, collectively representing approximately 13.6% of the Initial Pool Balance, are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 5.3% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate the lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate approx. % of Initial Pool Balance
Google Inc.	2	10.9%
Providence Health System - Southern California	2	5.3%

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the related Mortgage Loan. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each office, retail, mixed use and industrial Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, retail, mixed use and industrial Mortgaged Properties:

●	In certain cases, the lease of a single tenant, anchor tenant or one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which a single tenant, anchor tenant or largest tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within 12 months after, the maturity date of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Leases Expiring(1)	Date of Lease Expiration	Maturity Date(2)
State Farm Data Center	4.1%	State Farm	100.0%	11/30/2031	11/6/2031
Cherry Creek Place II	1.2%	ADT LLC	60.7%	2/28/2024	1/6/2027
166 Geary Street	2.1%	Suit Supply	56.9%	5/31/2025	1/1/2027
5400 Fulton	1.7%	UPS	64.4%	2/28/2021	12/6/2026
Melrose Place	1.2%	Balmain	58.7%	3/31/2027	12/6/2026
Parts Consolidation Center	1.0%	BLG Logistics Sublease/Toyota Boshoku Mississippi, LLC	50.5%	1/31/2021	1/6/2027
Publix at Shakerag	0.7%	Publix #1091	70.0%	9/30/2024	11/6/2026
County of Tulare Building	0.5%	County of Tulare	100.0%	2/28/2026	12/6/2026
2901-2911 North Sheffield	0.3%	River Partners Chicago Sublease/Various	100.0%	12/31/2024	12/6/2026
CVS Holbrook	0.3%	CVS	100.0%	1/31/2026	12/6/2026
Walgreens Dorchester	0.3%	Walgreens	100.0%	11/30/2027	1/1/2027

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

(2)	The Anticipated Repayment Date with respect to the State Farm Data Center Mortgage Loan is February 6, 2027 and, accordingly, the State Farm lease expires approximately 4 years and 9 months after such Anticipated Repayment Date. In certain circumstances, the

Anticipated Repayment Date of the State Farm Data Center Mortgage Loan will become its final maturity date. See “—Certain Terms of the Mortgage Loans—ARD Loans” below.

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage at the related Mortgaged Property expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii) if the borrower fails to provide a designated number of parking spaces,

(iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi) if a tenant’s use is not permitted by zoning or applicable law,

(vii) if the tenant is unable to exercise an expansion right,

(viii) if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix) if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii) if the borrower defaults on any other obligations under the lease, or

(xiv) based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or at least 20% of its leased net rentable square footage) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Prudential Plaza, representing approximately 5.3% of the Initial Pool Balance, the largest tenant at the Mortgaged Property, Wilson, representing approximately 3.9% of the net rentable square footage, has a one-time right to terminate its lease on December 31, 2026, by providing at least 15 months’ prior written notice and the payment of a termination fee. The third largest tenant, Clark Hill, representing approximately 3.2% of the net rentable square footage, has a right to terminate its lease beginning on December 31, 2026, by providing at least 15 months’ prior written notice and the payment of a termination fee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, the fifth largest tenant, Brooklyn Law School (“BLS”), representing approximately 9.4% of the net rentable square footage, has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest in the property to a to-be-formed special purpose subsidiary of the borrower for a term of between 30 and 31 years and that affiliate will impose a condominium regime upon its leasehold interest in the property and assign its lease to the condominium board for the condominium. The BLS Unit (the leasehold condominium unit covering the premises granted to BLS pursuant to its lease) will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except for a reduction related to the real estate tax exemption available to BLS), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Summit Place Wisconsin, representing approximately 3.0% of the Initial Pool Balance, the largest tenant, Brookdale Senior Living, representing approximately 27.9% of the net rentable square footage, has a single termination option on April 30, 2019 which requires 12 months’ prior written notice and payment of a termination fee of $2,184,127. In addition, Brookdale Senior Living has the one-time option to reduce its leased premises by up to 30,000 square feet at any time until January 31, 2018 upon 12 months’ prior written notice and the payment of a termination fee. The second largest tenant, Children’s Hospital of Wisconsin, representing approximately 19.9% of the net rentable square footage, can terminate up to 18,821 square feet as of July 31, 2019 and up to 91,664 square feet on July 31, 2021 and July 31, 2023, upon six months’ notice and payment of a termination fee ranging from $28.64 per square foot to $15.56 per square foot.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Cherry Creek Place I & II, representing approximately 2.4% of the Initial Pool Balance, the largest tenant at the Cherry Creek Place I property, Transfirst Holdings, Inc., representing approximately 16.1% of the net rentable square footage at the Cherry Creek Place I property, has a one-time option to terminate the lease on May 31, 2021 by giving notice no later than August 31, 2020 and payment of a termination fee equal to the unamortized transaction costs.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Cherry Creek Place I & II, representing approximately 2.4% of the Initial Pool Balance, the third largest tenant at the Cherry Creek Place II property, RGN – Aurora III,

LLC, representing approximately 6.2% of the net rentable square footage at the Cherry Creek Place II property, has a one-time right to terminate its lease on January 1, 2021 with at least nine months’ prior written notice and payment of a $79,971 termination fee and the unamortized balance of the improvement allowance and the brokerage commissions paid by the related borrower in connection with the lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 16 E 40th Street, representing approximately 2.4% of the Initial Pool Balance, the largest tenant, 40th Street 99 cent Store, representing approximately 10.4% of the net rentable square footage, has the right to terminate its lease upon 12 months’ prior notice at any time commencing on January 1, 2021.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 5400 Fulton, representing approximately 1.7% of the Initial Pool Balance, the second largest of the two tenants, Sherwood Food Distributors, representing approximately 35.6% of the net rentable square footage, has the right to terminate its lease in June 2019 upon eight months’ notice and payment of a $309,673 termination fee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Fairway Centre, representing approximately 0.7% of the Initial Pool Balance, the largest tenant, Meridian Business Centers, representing approximately 37.4% of the net rentable square footage, has the right to terminate its lease on August 31, 2020 upon 12 months’ prior notice and payment of a $200,000 termination fee.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Silverado Ranch, representing approximately 3.0% of the Initial Pool Balance, the largest tenant, Marshall’s, occupying approximately 12.8% of the net rentable square footage at the Mortgaged Property, may reduce its rent paid to minimum rent or two percent of gross sales and terminate the lease at any time by giving notice if Target or Longs Drugs/CVS is not open for business to retail customers for any period of more than 180 consecutive days. The second largest tenant, Michael’s, occupying approximately 10.2% of the net rentable square footage at the Mortgaged Property, may reduce its rent paid to minimum rent or four percent of gross sale if Target, Marshall’s, PetSmart, and an additional 20,000 square feet are not open and continuously operated for a period of six months. If Target, Marshall’s, PetSmart, and an additional 20,000 square feet are not open and continuously operated for an additional period of six months, Michael’s may terminate by giving the related borrower 60 days’ written notice. The third largest tenant, PetSmart, occupying approximately 8.2% of the net rentable square footage at the Mortgaged Property, may reduce its rent paid to 50% if Target or a comparable replacement tenant ceases to conduct operations for a period of 120 days or longer. If Target or a comparable replacement ceases to conduct operations for one year, PetSmart may terminate the lease by giving written notice to the related borrower unless Target or a comparable replacement tenant reopens for normal business. The fourth largest tenant, Longs Drugs/CVS Sublease/Office Depot, occupying approximately 7.5% of the net rentable square footage at the Mortgaged Property, may reduce its rent paid to 50% if the related borrower willfully leases any space to another tenant engaged in the dispensing or prescribing of drugs or any business labeled a drug store, pharmacy, or apothecary other than Target. If the use by such tenant continues for more than 180 days, Longs Drugs/CVS Sublease/Office Depot may terminate the lease.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans.

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant or an anchor tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as State Farm Data Center, representing approximately 4.1% of the Initial Pool Balance, the sole tenant, State Farm, is permitted to go dark at any time, provided that it continues to pay rent and fulfill its obligations under its lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Silverado Ranch, representing approximately 3.0% of the Initial Pool Balance, the largest tenant, Marshall’s, occupying approximately 12.8% of the net rentable square footage at the Mortgaged Property, may cease operations at any time during the term of the Marshall’s lease. If Marshall’s is closed for business to customers for any period of 60 consecutive days or more, the related borrower may terminate the lease by giving Marshall’s notice and the lease will terminate on the 30th day after giving such notice, unless Marshall’s gives notice that it will open for business and opens for business on or before the 90th day after such notice. The second largest tenant, Michael’s, occupying approximately 10.2% of the net rentable square footage at the Mortgaged Property, may cease operations at any time during the term of the Michael’s lease. If Michael’s is closed for 180 consecutive days (a “Michael’s Shutdown Period”), the related borrower may terminate the lease by giving Michael’s written notice at any time during the 90 days immediately following the Michael’s Shutdown Period unless (a) Michael’s recommences business for a period of at least 30 consecutive days and notifies the related borrower that is has reopened for business or (b) Michael’s provides evidence that it has entered into negotiations to assign its lease or sublet its space and such assignee or sublessee opens for business within 150 days. The fourth largest tenant, Longs Drugs/CVS Sublease/Office Depot, occupying approximately 7.5% of the net rentable square footage at the Mortgaged Property, may cease operations at any time during the term of the Longs Drugs/CVS Sublease/Office Depot lease. If Longs Drugs/CVS Sublease/Office Depot is closed for 180 consecutive days, the related borrower may terminate the lease by giving written notice at any time within 90 days after the end of such 180 day period unless Longs Drugs/CVS Sublease/Office Depot is in the process of negotiating with a prospective assignee or subtenant and Longs Drugs/CVS Sublease/Office Depot notifies the related borrower within 30 days after the related borrower gives its notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 166 Geary Street, representing approximately 2.1% of the Initial Pool Balance, the largest tenant, Suit Supply, occupying approximately 56.9% of the net rentable square footage at the Mortgaged Property, may cease operations at any time during the term of the Suit Supply lease. If Suit Supply ceases operations for a period of six consecutive months, the related borrower may terminate the lease upon written notice to Suit Supply unless the related borrower has approved a replacement tenant and the replacement tenant commences business within 60 days of the date the related borrower approves the replacement tenant.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walgreens Albuquerque, representing approximately 0.3% of the Initial Pool Balance, the sole tenant, Walgreens, may cease operations at any time during its lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as CVS Holbrook, representing approximately 0.3% of the Initial Pool Balance, the sole tenant, CVS, may cease operations at any time during the CVS lease. If CVS ceases to operate its business for more than 60 consecutive days, the related borrower may terminate the lease by giving 30 days’ written notice unless CVS reopens for business during that 30-day period.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walgreens Dorchester, representing approximately 0.3% of the Initial Pool Balance, the sole tenant, Walgreens, may cease operations at any time during the Walgreens lease. If Walgreens ceases to operate its business for more than six consecutive months, the related borrower has the right and option to terminate the lease by giving 30 days’ written notice unless Walgreens reopens for business during that 30-day period or sends notice to the related borrower of its election to sublet or assign the lease, in which case the related borrower may not terminate the lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walgreens Walterboro, representing approximately 0.2% of the Initial Pool Balance, the sole tenant, Walgreens, may cease operations at any time during its lease.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government leases or leases to tenants with government contracts that (i) have the risks described above in this paragraph and (ii) relate to a tenant that individually represents 5% or more of the base rent at the related Mortgaged Property.  One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of Base Rent
85 Tenth Avenue	5.6%	GSA(1)	28.1%	32.8%
111 Livingston Street	5.0%	NY Office of Assistance	28.0%	24.1%
111 Livingston Street	5.0%	NY State Workers’ Comp	11.6%	11.8%
111 Livingston Street	5.0%	City University of NY	10.4%	11.2%
Cherry Creek Place II	1.2%	State of Colorado Disability Determination Services	21.6%	19.0%
Olivewood Plaza	0.7%	County of Tulare - Social Services(2)	2.7%	5.4%
County of Tulare Building	0.5%	County of Tulare(3)	100.0%	100.0%

(1)	The related tenant may terminate the lease at any time after June 30, 2019 upon 180 days’ notice. The GSA has been reducing space at the Mortgaged Property and consolidating to government owned space.

(2)	The tenant has the option to (a) reduce its leased square footage or (b) terminate the lease if federal and/or state funding for the social services office is discontinued or reduced.

(3)	If federal and/or state funding is discontinued or reduced, the tenant may, in its sole discretion, reduce the amount of space occupied by it or terminate its lease by giving 90 calendar days’ notice, provided that the tenant is required to first endeavor in good faith to fill the space lost through funding reductions with other county offices or with suitable governmental or not-for-profit sub-tenants.

Other Tenant Termination Issues

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 85 Tenth Avenue, representing approximately 5.6% of the Initial Pool Balance, the third largest tenant, Level 3, representing approximately 17.9% of the net rentable square footage, has given notice of its intent to vacate its space on the 5th floor and is obligated to do so no later than its lease expiration date for that space of June 30, 2017. However, the tenant has extended its lease for five years on the 6th floor through January 2023. Rent for the 5th floor has been underwritten based on Level 3’s in place rent.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Silverado Ranch, representing approximately 3.0% of the Initial Pool Balance, the fourth largest tenant, Longs Drugs/CVS Sublease/Office Depot, occupying approximately 7.5% of the net rentable square footage at the Mortgaged Property, may terminate its lease upon giving 45 days’ written notice to the related borrower if by statute or ordinance Longs Drugs/CVS Sublease/Office Depot is prohibited from obtaining or retaining a pharmacy license at either the state or local level.

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Silverado Ranch, representing approximately 3.0% of the Initial Pool Balance, the fourth largest tenant, Longs Drugs/CVS Sublease/Office Depot, occupying approximately 7.5% of the net rentable square footage at the Mortgaged Property, never took occupancy and has subleased its space to Office Depot since 2001.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 681 Fifth Avenue, representing approximately 2.1% of the Initial Pool Balance, the second largest tenant, Belstaff USA, occupying approximately 21.2% of the net rentable square footage at the Mortgaged Property, has subleased 7.1% of the net rentable square footage at the Mortgaged Property to Forall USA, Inc. and another 7.1% of the net rentable square footage at the Mortgaged Property to MCM.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Parts Consolidation Center, representing approximately 1.0% of the Initial Pool Balance, the largest tenant, BLG Logistics, occupying approximately 50.5% of the net rentable square footage at the Mortgaged Property, has subleased 23.2% of the net rentable square footage at the Mortgaged Property to Brose Tuscaloosa, Inc. through January 31, 2017 with an additional sublease for 7.0% of the net rentable square footage at the Mortgaged Property to Toyota Boshoku Mississippi, LLC.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 2901-2911 North Sheffield, representing approximately 0.3% of the Initial Pool Balance, the sole tenant, River Partners Chicago, subleases the entire space to two tenant affiliates, Mad River Bar & Grille and Barcocina.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, National Geographic, the second largest tenant, took possession of its leased space in October 2016, is expected to open for business in August 2017 and is required to commence paying rent in October 2017 following a free rent period from October 2016 through September 2017. At origination, the related borrowers reserved $11,061,751, of which $5,917,808 relates to National Geographic and the remaining portion relates to free rent and rent abatement periods for other tenants.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Prudential Plaza, representing approximately 5.3% of the Initial Pool Balance, the largest tenant, Wilson, has entered into a lease to occupy 87,386 square feet, which will commence in January 2018 and has rent abatement periods on the first month of each year during the term of the lease. Neither the gap period prior to commencement of such lease nor such rent abatement periods have been reserved for. The second largest tenant, Optiver US LLC, has entered into a lease to occupy an additional 25,450 square feet, which will commence in May 2017, and which has a six month free rent period commencing May 2017 and also is entitled to free rent from May 2018 to September 2018. The first two months of the six-month free rent period in 2017 has been reserved for. However, the remaining four months of such free rent period in 2017, the free rent period in 2018, and the gap period prior to the lease commencement date for such additional Optiver US LLC space, has not been reserved for. The third largest tenant, Clark Hill, has entered into a lease to occupy 71,813 square feet, which commenced in January 2017 and has a rent abatement period from January 2017 to July 2017, which has not been reserved for. The borrower reserved $12,911,435 for free rent at origination of the Mortgage Loan, of which $2,416,178 remains outstanding as of January 1, 2017. $152,280 of such remaining amount relates to Optiver US LLC and the remaining portion of the reserve relates to rent abatement periods for other smaller tenants. All of the foregoing tenants were underwritten assuming they were paying full unabated rent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Moffett Place Google, representing approximately 5.3% of the Initial Pool Balance, the sole tenant, Google, Inc. (“Google”) has taken possession of its leased space, but is not yet required to pay rent. Google accepted possession of its space on December 1, 2016 and has commenced the design of the buildout of its space. The rent payment obligation under the Google lease commences February 12, 2018. At loan origination, the borrower reserved $17,051,831 for the purpose of simulating payments of rent prior to the date that rent is payable under the Google lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, the fifth largest tenant, Brooklyn Law School (“BLS”), occupying approximately 9.4% of the net rentable square footage at the Mortgaged Property, is in partial occupancy of its space but its rent will not commence until 4 months after the remainder of the premises demised to it under its lease have been delivered by the related borrower sponsor, which delivery the related borrower sponsor anticipates will occur on or about February 1, 2017.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Melrose Place, representing approximately 1.2% of the Initial Pool Balance, such Mortgaged Property is 100% leased to three tenants, however, none of the tenants are yet in occupancy or have commenced paying rent. Balmain, which leases 58.7% of the net rentable square footage is scheduled to take occupancy and commence paying rent on April 1, 2017, Fredric Malle (a subsidiary of Estee Lauder), which leases 23.9% of the net rentable square footage, is scheduled to take occupancy and commence paying rent on the earlier of March 1, 2017 and the date it opens for business, and Golden Goose, which leases 17.4% of the net rentable square footage, is scheduled to take occupancy and commence paying rent on February 28, 2017. At loan origination, reserves covering rent prior to such rent commencement dates were taken for all three tenants ($320,833.35 for Balmain, $84,000.00 for Fredric Malle and $93,333.32 for Golden Goose). In addition, at loan origination, the lender escrowed an earnout reserve for all three tenants ($2,270,430.11 for Balmain, $890,322.58 for Fredric Malle and $989,247.31 for Golden Goose), each of which may be released upon delivery by the borrower to the lender of reasonably satisfactory evidence that the related tenant is in occupancy and paying full unabated rent (or any abated rent is fully reserved), its tenant improvements have been completed and paid for, and there are no defaults under its lease, together with a copy of its certificate of occupancy.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis. For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, the related Mortgaged Property is 15.5% leased to tenants on a month-to-month basis.

In these cases we cannot assure you that these tenants will take occupancy, begin paying rent or execute these leases. If these tenants do not take occupancy of the leased space, begin paying rent or execute these leases, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Tenants in Financial Distress or Affiliated with a Parent or Related to a Chain That Is in Financial Distress or Closing Retail Locations

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties or certain tenants at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	On October 27, 2015, Walgreens Boots Alliance, Inc., which owns Walgreens, announced its intention to acquire Rite Aid Corporation. In connection with the acquisition, Walgreens Boots Alliance, Inc. also announced that it is willing to divest up to 1,000 stores in order to clear antitrust hurdles and gain regulatory approval of its deal to acquire Rite Aid Corporation. Walgreens Boots Alliance, Inc. announced on January 5, 2017 that the acquisition is expected to close in early 2017. In the case of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Walgreens Albuquerque, Walgreens Dorchester and Walgreens Walterboro, collectively representing approximately 0.8% of the Initial Pool Balance, the sole tenant at each

Mortgaged Property is Walgreens or its affiliate. Although Walgreens has not identified any particular Walgreens store planned for closure, if the intended acquisition of Rite Aid Corporation were to occur, we cannot assure you that the Walgreens stores at the Mortgaged Properties will not be closed as part of the transaction, as a result of Walgreens’ store closure announcement or otherwise. In addition, in the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Olivewood Plaza, representing approximately 0.7% of the Initial Pool Balance, the second largest tenant at the Mortgaged Property is a Rite Aid store. Although Walgreens has not identified any particular Rite Aid store planned for closure, if the intended acquisition of Rite Aid Corporation were to occur, we cannot assure you that the Rite Aid store at the Mortgaged Property will not be closed as part of the transaction or otherwise.

●	As of August 3, 2016, Office Depot, Inc. (“Office Depot”) reported that it plans to close approximately 300 stores over the next three years. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Silverado Ranch, representing approximately 3.0% of the Initial Pool Balance, an Office Depot store is the anchor tenant, subleasing approximately 7.5% of the net rentable square footage at the related Mortgaged Property. We cannot assure you that such Office Depot store will remain open for business or that the closing of any other Office Depot store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, the second largest tenant, which leases approximately 23.8% of the net rentable square footage, is National Geographic, a non-profit organization.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Medical Centre of Santa Monica, representing 5.3% of the Initial Pool Balance, Providence Health System – Southern California (the largest tenant at the Mortgaged Property identified as Medical Centre of Santa Monica – West and the largest tenant at the Mortgaged Property identified as Medical Centre of Santa Monica – East) is a not-for-profit organization.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, the second largest tenant, The Legal Aid Society, occupying approximately 25.8% of the net rentable square footage at the Mortgaged Property, is a non-profit organization. The fifth largest tenant, Brooklyn Law School (“BLS”), occupying approximately 9.4% of the net rentable square footage at the Mortgaged Property, is a non-profit organization.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Summit Place Wisconsin, representing approximately 3.0% of the Initial Pool Balance, the second largest tenant, which leases approximately 19.9% of the net rentable square footage, is Children’s Hospital of Wisconsin, a non-profit organization.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Moffett Place Google, State Farm Data Center, Publix at Shakerag, 180 Main Avenue and Walgreens Albuquerque, representing in the aggregate approximately 10.8% of the Initial Pool Balance, the related Mortgaged Property is leased or ground leased by a single tenant which has a right of first refusal or a right of first offer to purchase such Mortgaged Property (and/or, in certain cases, a portion thereof). Such right of first refusal or first offer does not apply to a foreclosure by the lender. In addition, except with respect to the Mortgaged Property identified on Annex A to this prospectus as State Farm Data Center, such right of first refusal or first offer does not apply to a deed-in-lieu of foreclosure. However, except in the case of the Mortgaged Property identified on Annex A to this prospectus as Moffett Place Google, the right of first refusal or first offer would apply to subsequent transfers following a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Medical Centre of Santa Monica, representing approximately 5.3% of the Initial Pool Balance, the ground lessor under the related ground lease has a right of first offer in the event the related borrower desires to transfer its interest in the ground lease. The right of first offer does not apply to the mortgage, foreclosure, or transfer-in-lieu of foreclosure of the borrower’s interest in the ground lease or to the first transfer thereafter.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, the fifth largest tenant, Brooklyn Law School (“BLS”), representing approximately 9.4% of the net rentable square footage, has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest of the related Mortgaged Property to an affiliate for a term of between 30 and 31 years and that affiliate will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. The BLS Unit (the leasehold condominium unit covering the premises granted to BLS pursuant to its lease) will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except for a reduction related to the real estate tax exemption available to BLS), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan.

●	With respect to (i) the Mortgaged Property identified on Annex A to this prospectus as Courtyard Century City, representing approximately 3.1% of the Initial Pool Balance, (ii) the Mortgaged Properties identified on Annex A to this prospectus as Courtyard Evansville East and Residence Inn Columbus (which are two of the three Mortgaged Properties securing the Mortgage Loan identified on Annex A to this prospectus as Dunn Hospitality Portfolio), which represent, in the aggregate, approximately 1.5% of the Initial Pool Balance, and (iii) the three Mortgaged Properties securing the Mortgage Loan identified on Annex A to this prospectus as AHIP FLTN 3-Pack, which Mortgaged Properties represent, in the aggregate, approximately 2.1% of the Initial Pool Balance, the related franchisor of each such Mortgaged Property, Marriott International, Inc. (“Marriott”), has a right of first refusal to purchase such Mortgaged Property if the transferee in a proposed transfer by the related borrower is a “Competitor” (as defined in the related franchise agreement) of Marriott. With respect to each such Mortgaged Property, this right of first refusal is subordinate to the rights of the lender under the Mortgage Loan for so long as (i) the lender is not a Competitor or “Affiliate” of a Competitor (as such terms are defined in the related franchise agreement); (ii) the related mortgage is and remains validly recorded and in full force and effect; and (iii) the Mortgage Loan is in compliance with the requirements related to financings or indebtedness in the related franchise agreement.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 1.1% of the Initial Pool Balance, the franchisor, Marriott International, Inc., has a right of first refusal to purchase the entire Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the related borrower to a “competitor” of the franchisor (as defined in the comfort letter). The right of first refusal will apply even if a transfer to a competitor of the franchisor results from a foreclosure, judicial or legal process, such as execution and levy, or by any other means, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 5042 Technology Parkway, representing approximately 0.5% of the Initial Pool Balance, the second largest tenant, Numerica Corporation, occupying approximately 38.4% of the net rentable square footage, has a one-time right of first offer to purchase such Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walgreens Dorchester, representing approximately 0.3% of the Initial Pool Balance, the sole tenant, Walgreen Eastern Co., Inc., has a right of first refusal to purchase the leased premises in the event the related borrower subdivides the leased premises from the adjacent property and receives an offer to purchase the leased premises.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walgreens Walterboro, representing approximately 0.2% of the Initial Pool Balance, the sole tenant, Walgreen has a right of first offer to purchase the leased premises in the event the related borrower elects to sell the leased premises or a portion thereof.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least 5.0% of (i) the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 1384 Broadway, representing approximately 6.6% of the Initial Pool Balance, The Chetrit Organization, representing approximately 5.3% of the gross income at the Mortgaged Property, is affiliated with the related borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 681 Fifth Avenue, representing approximately 2.1% of the Initial Pool Balance, Metropole Realty Advisors, occupying approximately 7.0% of the net rentable square footage at the Mortgaged Property, is affiliated with the related borrower.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Insurance Considerations

In the case of 45 Mortgaged Properties, which secure, in whole or in part, 41 Mortgage Loans, representing approximately 85.0% of the Initial Pool Balance, the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as State Farm Data Center, representing approximately 4.1% of the Initial Pool Balance, as to which State Farm is the sole tenant, the Mortgage Loan documents do not require the borrower to maintain the insurance policies in accordance with the Mortgage Loan documents for so long as the Mortgaged Property is leased to State Farm, provided that the following conditions, among others, are met: (i) State Farm is maintaining insurance (or is self insuring) in accordance with the terms, conditions and requirements of the State Farm lease, and (ii) (A) to the extent State Farm is self-insuring with respect to any portion of the coverage required pursuant to the State Farm lease, State Farm satisfies the rating requirements for self-insuring pursuant to the State Farm lease (which is a credit rating of at least “AA” by S&P), and/or (B) to the extent State Farm is maintaining insurance (rather than self-insuring) with respect to any portion of the coverage required pursuant to the State Farm lease, State Farm’s long term unsecured debt rating is “BBB-” (or the equivalent) or higher by each of Moody’s Investors Service, Inc. (“Moody’s”), S&P and Fitch Ratings, Inc. (“Fitch”) (unless such rating agency is no longer rating the long-term unsecured debt obligations of State Farm). If, at any time, State Farm fails to meet any of the foregoing conditions, except to the extent State Farm is then maintaining insurance which satisfies the requirements of the loan documents, the borrower is required to obtain insurance as required by the related loan documents which will either be (x) primary insurance coverage in the event that State Farm does not provide the applicable insurance coverage required in the loan documents or (y) excess and contingent insurance coverage, over and above any other valid and collectible coverage then in existence, in either case as necessary to bring the insurance coverage for the Mortgaged Property into compliance with the terms and conditions of the loan documents.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as 180 Main Avenue and Walgreens Albuquerque, representing in the aggregate approximately 0.7% of the Initial Pool Balance, each of which is leased or ground leased to a single tenant, the related tenant’s insurance, including self-insurance, is permitted to satisfy the related borrower’s insurance requirements under the Mortgage Loan documents, provided that certain conditions are satisfied, including maintenance of a minimum rating of “BBB+” by S&P by the sole tenant, Costco, in the case of 180 Main Avenue, and a minimum rating from S&P of at least “BBB-” by the sole tenant, Walgreen Co. (or a parent entity liable for such tenant’s obligations under its lease), in the case of Walgreens Albuquerque.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Walgreens Dorchester and Walgreens Walterboro, representing approximately 0.3% and 0.2% of the Initial Pool Balance, respectively, the Mortgaged Properties are self-insured by the respective single tenants.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, the Mortgaged Property has been designated as a “landmark” or “landmark site” by the New York City Landmarks Preservation Commission. As a result, any construction, reconstruction, demolition or alteration (including restoration following a casualty or condemnation), with the exception of ordinary repairs and maintenance, must be approved by the New York City Landmarks Preservation Commission.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Medical Centre of Santa Monica, representing approximately 5.3% of the Initial Pool Balance, the landlord under the ground lease (the “MCSM Landlord”) owns the fee interests in the larger hospital development surrounding the Mortgaged Properties (the “Hospital”). In connection with certain ongoing development work at the Hospital, the MCSM Landlord entered into an agreement (the “Lot Tie Agreement”) with the City of Santa Monica (“Santa Monica City”) wherein the MCSM Landlord agreed, among other things, not to lease certain parcels of land separately from certain other parcels of land without compliance with certain requirements (the “MCSM Requirements”). The affected parcels of land include a portion of the Mortgaged Properties as well as several non-collateral parcels. If the MCSM Landlord enters into a new lease pursuant to the new lease rights under the ground lease, the MCSM Landlord may be in breach of the terms of the Lot Tie Agreement; however, the ground lease predates the Lot Tie Agreement and under the express terms of the ground lease, both the ground lease and the aforementioned new lease are superior to encumbrances such as the Lot Tie Agreement. The MCSM Landlord executed an estoppel in connection with the origination of the Mortgage Loan confirming in favor of the related lender (and its successors and assigns) the new lease rights under the ground lease without qualification as to the Lot Tie Agreement. In connection with the origination of the Mortgage Loan, the Santa Monica City executed a letter (recorded against the Mortgaged Properties and running in favor of the related lender, its successors and assigns, and any current and future owners of the Mortgaged Properties and any portion thereof and/or interest therein) confirming that the Mortgaged Properties can be leased without further compliance with the MCSM Requirements and that the Lot Tie Agreement does not effect such determination.

For so long as the related ground lease landlord operates the Hospital, the Mortgaged Properties may only be subleased to medical, dental, and parking garage tenants, and uses ancillary thereto such as restaurants, banks, pharmacies, and labs, provided that no more than 25% of the Mortgaged Properties may be leased to non-medical tenants such as dental, medical sales or optometry tenants (and further provided that any bank, pharmacy, or restaurant tenant does not count towards the 25% threshold). No assurance can be given that such leasing restrictions will not impact the ability to lease, and the revenue generated by, the Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Summit Place Wisconsin, representing approximately 3.0% of the Initial Pool Balance, the Mortgaged Property is subject to a Declaration of Covenants and Restrictions by the City of West Allis (the “Summit REA”) through September 6, 2023, which sets forth standards relating to yards, parking setbacks, and building standards that are aesthetic in nature. The Summit REA provides that if any owner of the Mortgaged Property violates any of the terms of the Summit REA, it is required to pay all enforcement costs and such amounts constitute a lien against the subject lot until such amounts are paid, which lien is in the nature of a mortgage and enforceable pursuant to the procedure for foreclosure of a mortgage. As an additional remedy in the event of default by an owner, the declarant (and not the owner) may perform the covenants in the Summit REA on behalf of the party in default, if uncured for more than 30 days after notice, in which case the defaulting owner is liable to the declarant for the actual costs of performing the covenants of the Summit REA. At origination of the Mortgage Loan, the City of West Allis delivered an estoppel confirming that the borrower was not in violation of the Summit REA.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott Hilton Head Resort & Spa, representing approximately 1.1% of the Initial Pool Balance, the Mortgaged Property is subject to a master plan (the “Palmetto Dunes Plantation Master Plan”) within the PD-1 zoning district as identified on the Town of Hilton Head’s official zoning map. The specific Palmetto Dunes Plantation Master Plan land use designation for the Mortgaged Property is “hotel”. In connection with the Palmetto Dunes Plantation Master Plan, the Mortgaged Property is subject to approval from the design review board for certain external changes.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Key Vista Apartments, representing approximately 0.5% of the Initial Pool Balance, such Mortgaged Property is subject to deed restrictions relating to use as low income housing, as described above under “—Multifamily Properties.”

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 180 Main Avenue, representing approximately 0.4% of the Initial Pool Balance, it is anticipated that the related Mortgaged Property may become subject to an environmental deed restriction, as described under “—Environmental Considerations.”

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representation and warranty set forth in paragraph (24) (Local Law Compliance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-2 to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, Joshua Kushner, a holder of a non-controlling interest in the borrower, is permitted under the Mortgage Loan documents to be a replacement guarantor upon the death or incapacity of the guarantor, Jared Kushner, without the consent of the lender, provided, among other things, Joshua Kushner satisfies the guarantor financial covenants. On January 3, 2017, the borrower sent a notice to the lender stating that subject to the terms of the related Mortgage Loan documents, and to the extent required, the consent of the lender, Jared Kushner intends to tender his resignation as manager of the borrower through its affiliates, including as an officer, director, tax matters partner, representative, committee and subcommittee member, authorized person and authorized signatory, effective as of January 19, 2017, and to be replaced in such capacities by his brother, Joshua

Kushner. Following such notice, the borrower proposed that Jared Kushner be replaced by Joshua Kushner as the non-recourse carveout guarantor. Such notice and proposal are currently under review by the servicer and the special servicer in the CD 2016-CD2 securitization under which the 229 West 43rd Street Retail Condo Loan Combination is being serviced. It is currently anticipated that Jared Kushner will be replaced by Joshua Kushner as the manager of the indirect owner of the borrower, and that the 229 West 43rd Street Retail Condo Loan documents will be amended to provide that both Jared Kushner and Joshua Kushner will be guarantors under the non-recourse carveout guaranty and will individually and collectively constitute key principals for purposes of such documents. However, such proposal is not final and may be subject to further change. It has been announced that Jared Kushner will be a senior White House advisor in the Trump administration.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 85 Tenth Avenue, representing approximately 5.6% of the Initial Pool Balance, with respect to one of the two non-recourse carveout guarantors, Vornado Realty L.P., such guarantor’s liability under the non-recourse carve-out guaranty for bankruptcy-related non-recourse carve-outs is limited to 30% of the original principal balance of the related Loan Combination, plus all reasonable out of pocket costs and expenses incurred by the lender in the enforcement of the guaranty or preservation of its rights thereunder. Pursuant to certain permitted transfers, Vornado Realty L.P. may become the sole non-recourse carveout guarantor; in such event such cap on recourse liability would continue to apply. In addition, with respect to recourse for violations of restrictions on transfers of interests in the borrower, in the event of a transfer of such interests in violation of the Mortgage Loan documents by one guarantor or its affiliates, if the other guarantor did not participate in or consent to such transfer, such other guarantor will not be liable for such transfer.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Moffett Place Google, representing approximately 5.3% of the Initial Pool Balance, as to which there are three non-recourse carveout guarantors, an individual, a trust and a limited liability company, the individual and trust may be released as guarantors provided that certain conditions set forth in the related Mortgage Loan documents are satisfied.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Hawaiian Village Waikiki Beach Resort, representing approximately 4.5% of the Initial Pool Balance, the non-recourse carveout guarantor’s liability as to full recourse items (which consist of voluntary or collusive bankruptcy events) is capped at an amount equal to 10% of the outstanding principal balance of the related Loan Combination at the time of the related recourse event, plus any and all reasonable third party costs actually incurred by the lender. In addition, there is no separate environmental indemnitor for such Mortgage Loan, and breaches of the environmental covenants in the loan documents are not recourse to the non-recourse carveout guarantor. In addition, any transfer in violation of the related Loan Combination documents is a loss carveout and not a full recourse event.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Hawaiian Village Waikiki Beach Resort, representing approximately 4.5% of the Initial Pool Balance, there is no environmental indemnitor separate from the related borrower. The borrower is required under the Mortgage Loan documents to maintain environmental insurance against claims for pollution and remediation legal liability related to the Mortgaged Property (a “PLL Policy”) as follows: (A) to be a claims made and reported policy for an initial term of ten years and must either be extended or replaced or the borrower must purchase an optional extended reporting period of two years such that, in either case, the PLL Policy shall be in effect until two years past the Mortgage Loan’s maturity date; (B) with limits of liability of $10,000,000 for each “Pollution Condition” and $25,000,000 in the aggregate; (C) with a self-insured retention amount of $50,000 for each “Pollution Condition”; (D) names the lender as an additional named insured; and (E) additional locations may not be added during the PLL Policy term. The borrower obtained a blanket Real Estate Environmental Liability policy (covering the Mortgaged Property and two other hotels) from Steadfast Insurance Company, rated AA- by S&P and A+ XV by A.M. Best Company, with a limit of liability of $10,000,000 for each “Pollution Condition” and $25,000,000 in the aggregate; with a deductible of $25,000 for each “Pollution Condition” and naming the lender as an additional named insured. The policy has a ten-year term ending October 21, 2026, with a 90-day extended reporting period and a three-year optional extended reporting period. The Mortgage Loan matures November 1, 2026.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 1.9% of the Initial Pool Balance, an ESA reported that suspect asbestos containing materials (“ACM”) have been identified. The ESA concluded the suspect ACMs can be maintained in place with an asbestos operation and maintenance (“O&M”) plan. Implementation of an O&M program was required and provided at origination of the Mortgage Loan. To mitigate the potential of environmental liability, an environmental indemnity agreement was signed by the related borrowers and, in lieu of an environmental indemnity by any third party other than the borrowers, a Z Choice® Real Estate Environmental Liability policy was obtained. Such environmental insurance policy was issued by Zurich American Insurance Company (admitted through the New York Free Trade Zone) and has (i) a term of 10 years, (ii) a deductible of $25,000 per pollution event and (iii) a limit of liability of $5,000,000 per pollution event and in the aggregate.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Plaza at the Pointe, representing approximately 1.2% of the Initial Pool Balance, there is no environmental indemnity and the related non-recourse carveout guarantor does not guaranty the environmental covenants under the Mortgage Loan documents. The borrower procured a Pollution and Remediation Legal Liability-Real Estate Lender’s Insurance Policy in favor of the lender and its successors and assigns from Indian Harbor Insurance Company which has an A.M. Best rating of A/XV, a S&P rating of A+, a Moody’s rating of A2 and a Fitch rating of A+. The policy has per incident and aggregate limits of $3,000,000, with a self-insured retention amount per incident of $25,000 and a term of eight years expiring November 2, 2024. The Mortgage Loan matures November 6, 2021.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 7.5% of the Initial Pool Balance, the Mortgaged Property benefits from tax abatements provided through the New York City Industrial and Commercial Incentive Program (“ICIP”). Under the ICIP, taxes on improvements are exempt from real estate taxes for 8 years and thereafter are phased in at 20% increments from year 9 through year 12. The ICIP tax abatement applicable to the Mortgaged Property is in its 8th year and expires in 2021. Real estate taxes were underwritten to half of payable taxes for the 2016/2017 fiscal year and half of payable taxes for the 2017/2018 fiscal year. No assurance can be given that the cash flow from the related Mortgaged Property will support the increase in tax liability following the termination of the ICIP tax abatement.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 681 Fifth Avenue, representing approximately 2.1% of the Initial Pool Balance, the Mortgaged Property participates in the Industrial & Commercial Incentive Program, which provides real estate tax abatements for developments that build, modernize, expand or otherwise physically improve industrial and commercial buildings. The Mortgaged Property benefits from $19,095,750 in such real estate tax abatements, which begin to amortize annually over a five-year term commencing during the 2016/2017 fiscal year and end after the 2020/2021 fiscal year. The real estate taxes were underwritten to the ten-year average of estimated real estate tax payments based on the assessed value of $36,068,402, the tax rate of 10.65600%, and the five-year abatement schedule. The real estate tax recoveries were underwritten to the ten-year average of estimated reimbursements based on the estimated real estate tax payments and current in-place lease structures for reimbursement of increases in real estate taxes over base years. The estimated abated real estate taxes and unabated real estate taxes due in 2016/2017 and 2021/2022, respectively, are approximately $1,800,000 and $3,900,000, respectively. The estimated real estate tax recoveries collected in 2016/2017 and 2021/2022 are approximately $744,000 and $2,600,000, respectively. No assurance can be given that the actual real estate taxes will not be greater than such estimated taxes, or that tenants will be able to reimburse their share of increases in taxes resulting from the amortization or expiration of the tax abatement.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
6	0	46	84.2%
6	5	1	1.2
1	0	2	4.9
1	5	2	7.5
6	3	1	2.1
Total		52	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Sixteen (16) of the Mortgage Loans, representing approximately 51.1% of the Initial Pool Balance, provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 36 Mortgage Loans, representing approximately 48.9%, in the aggregate, of the Initial Pool Balance, provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 36 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Twenty (20) of these 36 Mortgage Loans referenced in the preceding sentence, representing approximately 21.8%, in the aggregate, of the Initial Pool Balance, amortize for their entire loan term. The remaining 16 of these 36, representing approximately 27.1%, in the aggregate, of the Initial Pool Balance, provide for monthly payments of interest-only for a period of 12 months to 60 months following the related origination date and then amortize for the remainder of their loan term. Included in such 16 Mortgage Loans are the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Moffett Place Google and Key Vista Apartments, representing approximately 5.3% and 0.5%, respectively, of the Initial Pool Balance, that amortize based on the non-standard amortization schedules set forth on Annex G-1 and Annex G-2, respectively, to this prospectus.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

One (1) Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as State Farm Data Center, representing approximately 4.1% of the Initial Pool Balance, is an ARD Loan.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

After the related Anticipated Repayment Date, ARD Loans further require that all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on the ARD Loan.  While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S Certificates and the VRR Interest as set forth in “Description of the Certificates—Distributions—Excess Interest”.

Notwithstanding the foregoing, with regard to the State Farm Data Center Mortgage Loan, if, as of the Anticipated Repayment Date, or as of the monthly payment date preceding the Anticipated Repayment Date the lease of the sole tenant, State Farm, is no longer in full force and effect, there exist certain uncured cash sweep events or there exist certain uncured trigger events with respect to State Farm or a replacement tenant that represents at least 20% or more of the net rentable square footage or base rent at the Mortgaged Property (in either case, a “State Farm Major Tenant”), then the date that would otherwise be the Anticipated Repayment Date of such Mortgage Loan will instead become its maturity date and such Mortgage Loan would cease to be an ARD Loan with the characteristics described above. Cash sweep events include an event of default, the debt service coverage ratio (calculated based on straight-lined rent on the State Farm lease if it is in full force and not in default) declines below 1.75x, and certain bankruptcy or insolvency events of the borrower, non-recourse carveout guarantor or related property manager (if any). Tenant trigger events with respect to a State Farm Major Tenant include (i) that such tenant terminates or provides notice of intention to terminate its lease, (ii) such tenant does not renew its lease upon the terms therein or otherwise reasonably acceptable to the lender at least 18 months before the then applicable expiration date, (iii) such tenant fails to give notice of its election to renew its lease on or prior to the date by which such notice is required under its lease, (iv) a monetary lease event of default is continuing for 60 days or a material non-monetary lease event of default is continuing beyond the later of 90 days and any cure period under the lease, (v) a bankruptcy or insolvency of such tenant (or any related lease guarantor) occurs, or (vi) such tenant (or any related lease guarantor) is downgraded below “BBB-” (or the equivalent) by Moody’s, S&P or Fitch or any such rating is withdrawn (other than a withdrawal unrelated to creditworthiness).

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that the ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Certain Terms of the Mortgage Loans—Prepayment Provisions—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	46	82.1%
L, YM1%, O	4	12.4
L, D or YM1%, O	1	4.5
L, YM5%, O	1	1.0
Total	52	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 116 months;

●	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 23 months; and

●	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 95 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	7	5.1%
4	29	49.8
5	7	12.8
6	4	8.9
7	5	23.4
Total	52	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus applicable yield maintenance. See “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as State Farm Data Center, representing approximately 4.1% of the Initial Pool Balance, with respect to any condemnation while the lease of the sole tenant, State Farm, is in full force and effect, subject to REMIC requirements, the borrower has the right, which must be exercised not later than six months following the applicable condemnation, to elect, (x) to prepay the Mortgage Loan in an amount equal to 100% of the amount of the applicable net proceeds or (y) solely in the event of a condemnation of all of the Mortgaged Property resulting in the termination of the State Farm lease, to prepay the Mortgage Loan in full, in each case without payment of any prepayment consideration.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease, single tenant Mortgage Loans and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Certain Terms of the Mortgage Loans—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

Defeasance; Collateral Substitution

The terms of 46 of the Mortgage Loans (the “Defeasance Loans”), representing approximately 82.1% of the Initial Pool Balance, permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last note included in such Loan Combination (except in the case of the Prudential Plaza Loan Combination) and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. In the case of the Mortgage Loan that is part of the Prudential Plaza Loan Combination, pursuant to a REMIC declaration dated July 26, 2016, the related Loan Combination may be defeased commencing on any business day following July 26, 2018, which is less than two years after the Closing Date. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Certain Terms of the Mortgage Loans—Prepayment Provisions” above and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur

(such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Certain Terms of the Mortgage Loans—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hilton Hawaiian Village Waikiki Beach Resort, representing approximately 4.5% of the

Initial Pool Balance, following the related lockout period, the related borrower is entitled to obtain releases of (1) the ground leased outparcel known as the Taran Outparcel, (2) partial release parcels (which are not pre-identified in the related Loan Combination documents but which must not materially and adversely affect the ongoing operations of the remaining Mortgaged Property other than the lost income associated therewith), and (3) release parcels comprised of the retail portion of the Mortgaged Property or portions thereof, in each case upon prepayment of the related Loan Combination in an amount equal to the applicable release price, and satisfaction of the conditions set forth in the related Loan Combination documents. With respect to the Taran Outparcel the release price is $2,500,000. With respect to the unidentified partial release parcels, the release price is the product of (i) 110% and (ii) the product of (A) 100% of the difference in the value of the Mortgaged Property including the release parcel and the value of the Mortgaged Property excluding the release parcel, as set forth in an appraisal obtained pursuant to the Loan Combination documents and (B) 57.2%. With respect to the retail release parcels, the release price is the product of (i) 110% and (ii) the product of (A) the greater of (x) 100% of the difference in the value of the Mortgaged Property including the retail release parcel and the value of the Mortgaged Property excluding the retail release parcel, as set forth in an appraisal obtained pursuant to the Loan Combination documents or (y) the net sale proceeds and (B) 57.2%. Conditions to release include, among others, (i) satisfaction of REMIC requirements, (ii) payment of any then applicable yield maintenance premium (if prior to May 1, 2026), (iii) with respect to release of the retail release parcels or unidentified partial release parcels, a minimum debt yield following release at least equal to the Release Debt Yield (as defined below), (iv) conditions relating to zoning, separate tax parcels, and title endorsements and (v) rating agency confirmation (x) with respect to release of the retail release parcels, and (y) with respect to release of the unidentified partial release parcels, only if a released parcel encompasses more than 15% of the hotel rooms in the related Mortgaged Property or the release price equals or exceeds the product of (x) 15% and (y) the original principal balance of the related Loan Combination. “Release Debt Yield” means the greater of (i) the lesser of (A) 15% or (B) the debt yield immediately prior to giving effect to the applicable partial release or (ii) 10.2%.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8 Times Square & 1460 Broadway, representing approximately 1.9% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of (A) a unit consisting of 145,398 square feet on the fourth through seventeenth floors of the building located on the Mortgaged Property (the “Office Unit”), and/or (B) a unit consisting of 332 square feet in the cellar of the building located on the Mortgaged Property and the three-faced LED Illuminated digital display sign attached to a portion of the building located on the Mortgaged Property (the “Sign Unit” and, together with the Office Unit, the “Release Condo Unit”), subject to the satisfaction of certain conditions, including but not limited to: (i) the Release Condo Unit not being conveyed to the related borrower; (ii) the debt service coverage ratio (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release being equal to or greater than the greater of (X) the debt service coverage ratio immediately prior to such release and (Y) 1.82x; (iii) the debt yield (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release being equal to or greater than the greater of (X) the debt yield immediately prior to such release and (Y) 7.39%; (iv) the related borrower prepaying the Mortgage Loan in an amount equal to (A) with respect to the Office Unit, 115% multiplied by $90,000,000, and/or (B) with respect to the Sign Unit, 115% multiplied by $5,000,000; (v) the Issuing Entity not failing to maintain its status as a REMIC as a result of such release; (vi) to the extent the ground lease has not been terminated, the related borrower delivering evidence that the ground lease has been amended to remove the Release Condo Unit from the terms and conditions of the ground lease; (vii) if such release is prior to August 6, 2026, the related borrower partially defeasing such portion of the Mortgage Loan in accordance with the partial defeasance requirements of the Mortgage Loan documents; and (viii) the related borrower delivering a REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as 21st Center and 20th Center, representing approximately 0.5% of the Initial Pool Balance, following the related lockout period the related Mortgage Loan documents permit the release of the 21st Center Mortgaged Property or the 20th Center Mortgaged Property (each a “Release Parcel”), subject to the satisfaction of certain conditions, including but not limited to: (i) the Release Parcel being conveyed to an entity other than the related borrower; (ii) as of each of (A) the date the related borrower provides notice to the lender of the proposed partial release (“Partial

Release Notice Date”) and (B) the date of the partial release, after giving effect to such partial release, the debt service coverage ratio with respect to the remaining Mortgaged Property being greater than the greater of (X) the debt service coverage ratio of the Mortgaged Property immediately prior to the Partial Release Notice Date or the consummation of the partial release (as applicable) and (Y) the debt service coverage ratio at origination of the Mortgage Loan; (iii) as of each of (A) the Partial Release Notice Date and (B) the date of the partial release, after giving effect to such partial release, the loan–to-value ratio with respect to the remaining Mortgaged Property being no greater than the lesser of (X) the loan-to-value ratio equal to the lesser of the loan-to-value ratio as of (I) origination of the Mortgage Loan and (II) immediately prior to the partial release or (Y) the loan-to-value ratio with respect to the Mortgaged Property immediately prior to the Partial Release Notice Date or consummation of the partial release (as applicable); (iv) the related borrower prepaying the Mortgage Loan in an amount equal to the greater of (X) with respect to 20th Center, 115% multiplied by $2,400,000 or, with respect to 21st Center, 115% multiplied by $4,075,000 and (Y) the net sales proceeds applicable to such Release Parcel, plus any applicable interest shortfall and yield maintenance premium; (v) the Issuing Entity not failing to maintain its status as a REMIC as a result of such release; (vi) the related borrower delivering a REMIC opinion; (vii) the remaining Mortgaged Property constituting a separate tax parcel; (viii) if the loan-to-value ratio of the remaining Mortgaged Property would exceed 125% immediately after such partial release, the related borrower’s payment of the required REMIC payment; and (ix) as of each of (A) the Partial Release Notice Date and (B) the date of the partial release, after giving effect to such partial release, the debt yield with respect to the remaining Mortgaged Property being equal to or greater than the greater of (X) the debt yield of the Mortgaged Property immediately prior to the Partial Release Notice Date or the consummation of the partial release (as applicable) and (Y) the debt yield at origination of the Mortgage Loan.

Property Releases; Partial Defeasance

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Dunn Hospitality Portfolio, representing approximately 2.4% of the Initial Pool Balance, the related borrower may obtain the release of each of the three related Mortgaged Properties in connection with an arm’s length sale to an unrelated third party, provided that the following conditions, among others, are satisfied: (i) defeasance of an amount equal to the greater of 115% of the allocated loan amount of the Mortgaged Property being released and 100% of net sales proceeds of such Mortgaged Property (which must be at least 94% of gross sales proceeds), (ii) the debt service coverage ratio of the remaining Mortgaged Properties must be no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.62x, (iii) the loan-to-value ratio of the remaining Mortgaged Properties must be no more than the lesser of the loan-to-value ratio immediately preceding such sale and 67.5%, (iv) satisfaction of REMIC conditions and (v) if lender requests, rating agency confirmation.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as AHIP FLTN 3-Pack, representing approximately 2.1% of the Initial Pool Balance, the related borrower may obtain the release of each of the three related Mortgaged Properties in connection with an arm’s length sale to an unrelated third party, provided that the following conditions, among others, are satisfied: (i) defeasance of an amount equal to 110% of the allocated loan amount of the Mortgaged Property being released, (ii) the debt service coverage ratio of the remaining Mortgaged Properties must be no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.83x, (iii) if, after giving effect to the sale and the related defeasance, the debt yield for the remaining Mortgaged Properties is not 15% or higher, the loan-to-value ratio of the remaining Mortgaged Properties must be no more than the lesser of the loan-to-value ratio immediately preceding such sale and 66.3%, (iv) satisfaction of REMIC conditions and (v) if lender requests, rating agency confirmation.

Property Releases; Free Releases

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 85 Tenth Avenue, representing approximately 5.6% of the Initial Pool Balance, the borrower may (i) make immaterial transfers of portions of the related Mortgaged Property to governmental authorities for dedication and (ii) grant easements, restrictions, covenants, reservations and rights-of-way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or similar purposes, provided in each case that no such grant may materially impair the utility or operation of the Mortgaged Property or would reasonably be expected to or does result in a material adverse effect on the use, operation or value of the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 5.0% of the Initial Pool Balance, the fifth largest tenant, BLS, representing approximately 9.4% of the net rentable square footage, has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest of the property to a to-be-formed special purpose subsidiary of borrower for a term of between 30 and 31 years and that affiliate will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. The BLS Unit (the leasehold condominium unit covering the premises granted to BLS pursuant to its lease) will be purchased by BLS from such borrower subsidiary pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except for a reduction related to the real estate tax exemptions available to BLS), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The obligation of BLS to make the deferred purchase price payments will be secured by a purchase money mortgage in favor of the borrower subsidiary which will be collaterally assigned to the lender under the Mortgage Loan by such borrower subsidiary (which the lender under the Mortgage Loan may require to become a co-borrower and co-mortgagor under the Mortgage Loan documents). The lender has agreed that it will not unreasonably withhold its consent to the foregoing provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the related borrower delivers a REMIC opinion confirming the same and (iii) all documentation (including, without limitation, the ground lease, the documentation creating the leasehold condominium regime, the purchase and sale agreement, the purchase-money mortgage and the purchase-money note) are in form and substance reasonably acceptable to the lender.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Safe Storage Oakland, representing approximately 1.0% of the Initial Pool Balance, the related borrower is permitted to obtain the release of a 14,375 square foot unimproved parcel at the southeast corner of the Mortgaged Property without prepayment or defeasance, subject to satisfaction of conditions relating to zoning compliance, legal subdivision, separate tax lot, and REMIC requirements. It is anticipated that the parcel may be released to an affiliate of the related non-recourse carveout guarantor, which owns other adjacent land. The borrower has covenanted that following such release, neither the borrower, the non-recourse carveout guarantor or any of their affiliates may enter into any lease for space located on the release parcel if such leasing results in a tenant vacating its space at the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as County of Tulare Building, representing approximately 0.5% of the Initial Pool Balance, the related borrower is permitted to obtain the release of a parcel of the Mortgaged Property that is currently ground leased to a bank and improved with a drive-through ATM, without prepayment or defeasance, subject to satisfaction of conditions relating to zoning compliance, legal subdivision, separate tax lot, and REMIC requirements. The borrower has covenanted that following such release, neither the borrower, the non-recourse carveout guarantor or any of their affiliates may enter into any lease for space located on the release parcel if such leasing results in a tenant vacating its space at the Mortgaged Property.

Additions to the Mortgaged Property

The following Mortgage Loans provide for the addition of real property for, or the construction of improvements on, the Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as State Farm Data Center, representing approximately 4.1% of the Initial Pool Balance, the sole tenant, State Farm, has the right to construct a material addition of shell building space and improvements in such space, at the tenant’s sole cost and expense. Such construction does not require the consent of the landlord, but is required to conform to certain specified standards. Upon substantial completion of the addition during the initial lease term, State Farm has the right to extend its initial lease term for a period to be elected by it equal to the minimum years necessary for the term to expire at least 12 full years but no more than 15 full years from the date of substantial completion (provided the initial lease term may not be less than 12 years). The extension period will not effect State Farm’s rights to any renewal option. During any extension of the term resulting from the construction of the expansion, the base rent is subject to annual increases of 1.9%.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Olivewood Plaza, representing approximately 0.7% of the Initial Pool Balance, the second largest tenant, Rite Aid, which leases approximately 18.6% of the net rentable square footage at the Mortgaged Property, has the right to construct an approximately 1,500 square foot expansion to its space, at its own expense, and without paying additional rent; provided that following such construction, the tenant may deduct the cost of such expansion from percentage rent that would otherwise be payable by such tenant. The plans and specifications for such expansion must be approved by the landlord, which approval may not be unreasonably withheld. Upon completion of such expansion, the tenant has the option to extend its lease term such that there is a primary term of ten years following completion of such expansion, together with six five-year options to further extend the term, in each case at the same rent and on the same terms.

Escrows

Forty-two (42) Mortgage Loans, representing approximately 79.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Forty-three (43) Mortgage Loans, representing approximately 76.9% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-five (25) Mortgage Loans, representing approximately 36.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-three (23) Mortgage Loans, representing approximately 72.0% of that portion of the Initial Pool Balance secured by office, retail, mixed use and industrial properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use and industrial properties only.

Certain of the reserves described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	31	$1,031,761,710	77.7%
Springing	18	265,105,302	20.0
Soft	2	21,826,000	1.6
Soft Springing	1	8,791,147	0.7
Total:	52	$1,327,484,158	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries—Loan #1: 229 West 43rd Street Retail Condo”, “—Loan #3: 85 Tenth Avenue”, “—Loan #5: Prudential Plaza”, “—Loan #6: Moffett Place Google”, “—Loan #7: 111 Livingston Street”, “—Loan #8: Hilton Hawaiian Village Waikiki Beach Resort” and “—Loan #9: State Farm Data Center” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV(1)	Cut-off Date Mortgage Loan DSCR(2)	Cut-off Date Total Debt DSCR(1)
229 West 43rd Street Retail Condo(3)	$100,000,000	$85,000,000	$185,000,000	$370,000,000	4.90478%	60.6%	78.7%	1.75x	1.10x
85 Tenth Avenue(4)	$75,000,000	$229,000,000	$321,000,000(7)	$625,000,000	4.55001%	47.4%	74.9%	3.66x	1.26x
Moffett Place Google(5)	$70,000,000	$40,000,000	$115,000,000	$225,000,000	4.89650%	59.5%	72.3%	1.38x	1.07x
Key Vista Apartments(6)	$6,826,000	$1,124,000	N/A	$7,950,000	6.53004%	54.2%	63.1%	1.73x	1.24x

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.

(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

(3)	The related mezzanine loan consists of a senior mezzanine loan and a junior mezzanine loan. The senior mezzanine loan and a 50% participation interest in the junior mezzanine loan are currently being held by a third party that is not affiliated with the related Sponsor and the remainder of the junior mezzanine loan is currently being held by another third party that is not affiliated with the related Sponsor.

(4)	The related mezzanine loan consists of a senior mezzanine loan and a junior mezzanine loan. The senior mezzanine loan and the junior mezzanine loan are currently being held by third parties that are not affiliated with the related Sponsor.

(5)	The related mezzanine loan is currently being held by a third party that is not affiliated with the related Sponsor.

(6)	The related mezzanine loan is currently being held by a third party that is not affiliated with the related Sponsor.

(7)	Includes the related Subordinate Companion Loans.

The mezzanine loans related to the Mortgage Loans identified in the table above secured by the Mortgaged Properties identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, 85 Tenth Avenue, Moffett Place Google and Key Vista Apartments, representing approximately 7.5%, 5.6%, 5.3% and 0.5%, respectively, of the Initial Pool Balance, are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related Mortgage Loan lender does not hold a corresponding claim or right, or in certain circumstances, even if the related Mortgage Loan lender holds a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash) and, subject to certain other limitations, the Mortgage Loan borrower, the senior Mortgage Loan guarantor and/or other collateral for the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Property or proposes to accept a discounted payoff from the Mortgage Loan borrower, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums, and (g) an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Prudential Plaza(1)	$70,000,000	64.6%	1.40x	9.0%	Y
Silverado Ranch	$40,000,000	75.0%	1.20x	8.0%	Y
K2M Leesburg HQ	$29,670,000	63.7%	1.50x	9.7%	Y
Hampton Inn & Suites Surprise	$7,277,095	75.0%	(2)	(2)	Y

(1)	Mezzanine debt is permitted provided, among other things, (i) the proceeds from the mezzanine loan will be deposited into the mortgage lender’s future leasing reserve and (ii) the mezzanine loan is in an amount no greater than $20,000,000.

(2)	The combined minimum debt yield and combined minimum DSCR must be acceptable to the lender in its sole and absolute discretion.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as State Farm Data Center, representing approximately 4.1% of the Initial Pool Balance, new membership interests that have priority in distribution over existing membership interests may be issued in the related non-recourse carveout guarantor so long as (A) the guarantor has significant assets (exclusive of its interest in the borrower), (B) such interests have no redemption or maturity date, (C) holders of such interests may not cause a change of control of borrower, other than customary removal events not related to failure to achieve a specified return, and (D) such interests have a stated rate of return that does not increase and such interests do not accrue interest in the event distributions to the holder thereof are not made on any scheduled distribution date.

Permitted Unsecured Debt and Other Debt

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 85 Tenth Avenue, representing approximately 5.6% of the Initial Pool Balance, the Mortgage Loan documents permit (i) the pledge by borrower sponsors of their indirect interest in the junior most mezzanine borrower to other borrower sponsors to secure loans made by contributing members to non-contributing members as a result of a failure to make a required capital contribution, provided that a foreclosure of such pledge must satisfy the general transfer conditions, and (ii) the pledge of any direct or indirect interest in the junior most mezzanine borrower to secure a corporate line of credit or term loan, provided the value of equity in the Mortgaged Property owned by such party is no more than 20% of the total value pledged to secure such corporate line of credit or term loan, such corporate line of credit or term loan will not constitute an obligation of the borrower or any mezzanine borrower, and a foreclosure of such pledge must satisfy the general transfer conditions.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Prudential Plaza, representing approximately 5.3% of the Initial Pool Balance, an indirect owner of 100% of the ownership interests in the borrower is the borrower under an unsecured loan (the “Unsecured Loan”) with an original principal balance of $60,000,000, which loan was originally structured as a mezzanine loan. The Unsecured Loan is subject to a subordination and standstill agreement which restricts the lender under the Unsecured Loan from (i) exercising remedies under the Unsecured Loan until the related Loan Combination is fully satisfied and (ii) receiving any payments under the Unsecured Loan during any event of default or trigger period under the Loan Combination. For additional information, see “—Litigation and Other Legal Considerations”.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Courtyard Century City and Plaza at the Pointe, collectively representing approximately 4.3% of the Initial Pool Balance, the related borrower may incur additional indebtedness to affiliates of up to 3.0% of the outstanding principal balance of the related Mortgage Loan, provided that such additional indebtedness is payable only from excess cash flow and is fully subordinate to the Mortgage Loan, which, with respect to direct contributions in the borrower, is evidenced by a subordination and standstill agreement acceptable to the lender.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Summit Place Wisconsin, representing approximately 3.0% of the Initial Pool Balance, the related borrower has unsecured debt in the amount of $10,995,627 to certain of its affiliates, which is subject to subordination and standstill agreements, and has the right to incur additional indebtedness to affiliates of up to 2.0% of the related Mortgage Loan (inclusive of the currently outstanding unsecured affiliate debt), provided that such additional indebtedness is payable only from excess cash flow and is fully subordinate to the Mortgage Loan, as evidenced by a subordination and standstill agreement acceptable to the lender. In addition, the borrower has unsecured debt in the amount of $5,009,780 (the “Summit Place Subordinate Loan”) to the Community Development Authority of the City of West Allis (the “West Allis CDA”), comprised of a $3,009,780 loan identified as the “Subordinate WSC Loan”, which matures February 17, 2020, provides for monthly payments of $104,050, commencing on March 1, 2017, and is guaranteed by Richard J. Carlson, one of the non-recourse carveout guarantors for the Mortgage Loan, and a $2,000,000 subordinate loan identified as the “Deferred Subordinate Loan”, the payment of which is deferred for 30 years and converts to a grant thereafter, both of which are subject to a single subordination and standstill agreement. Pursuant to each subordination and standstill agreement, no payments on any of the foregoing unsecured loans may be made during the continuance of a cash management trigger period, payments under each such loan may be made only from excess cash flow otherwise distributable to the related borrower in accordance with the Mortgage Loan documents, and no remedies may be exercised under any such loan while the Mortgage Loan is outstanding.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 16 E 40th Street, representing approximately 2.4% of the Initial Pool Balance, Nader & Sons, LLC (a member of the related borrower and an entity in which one of the non-recourse carveout guarantors holds a 25% ownership interest) loaned $2,000,000 (the “Member Loan”) to four other members of the borrower (collectively, the “Member Loan Borrowers”). The Member Loan is secured by a pledge of each Member Loan Borrower’s non-controlling membership interest in the borrower (5% each, 20% in the aggregate). Nader & Sons, LLC currently holds a 2.5% interest in the borrower. Nader & Sons, LLC entered into a subordination agreement with the lender under the Mortgage Loan, pursuant to which it (i) acknowledged that it has no right to the Mortgaged Property, (ii) agrees not to materially amend the terms of the Member Loan and (iii) agreed not to transfer its interest in the Member Loan other than to immediate family members of the Nader & Sons, LLC ownership group. Such subordination agreement does not limit the foreclosure on the pledged membership interests, nor does it limit the sources of funds from which the Member Loan may be paid to excess cash flow. The Member Loan bears interest at a rate of 9.00% per annum and matures August 1, 2017.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the following Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Loan Combination LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Loan Combination Underwritten NCF DSCR(2)	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)

229 West 43rd Street Retail Condo	GACC/ CGMRC	$100,000,000	7.5%	$185,000,000	N/A	$285,000,000	60.6%	60.6%	1.75x	1.75x	Outside Serviced	N

85 Tenth Avenue	GACC	$75,000,000	5.6%	$180,000,000	$141,000,000	$396,000,000	30.5%	47.4%	3.66x	2.36x	Outside Serviced	N

Prudential Plaza	GACC	$70,000,000	5.3%	$345,000,000	N/A	$415,000,000	59.3%	59.3%	1.33x	1.33x	Outside Serviced	N

Moffett Place Google	GACC	$70,000,000	5.3%	$115,000,000	N/A	$185,000,000	59.5%	59.5%	1.38x	1.38x	Serviced	Y

111 Livingston Street	CGMRC / GACC	$67,000,000	5.0%	$53,000,000	N/A	$120,000,000	54.8%	54.8%	1.56x	1.56x	Serviced	Y

Hilton Hawaiian Village Waikiki Beach Resort	GACC	$60,000,000	4.5%	$636,600,000	$578,400,000	$1,275,000,000	31.2%	57.2%	4.47x	2.44x	Outside Serviced	N

State Farm Data Center	GACC	$55,000,000	4.1%	$25,000,000	N/A	$80,000,000	62.5%	62.5%	2.42x	2.42x	Serviced	Y

Summit Place Wisconsin	GACC	$40,000,000	3.0%	$32,000,000	N/A	$72,000,000	72.7%	72.7%	1.37x	1.37x	Serviced	Y

681 Fifth Avenue	CGMRC	$28,500,000	2.1%	$186,500,000	N/A	$215,000,000	48.9%	48.9%	1.67x	1.67x	Outside Serviced	N

8 Times Square & 1460 Broadway	CGMRC	$25,000,000	1.9%	$175,000,000	N/A	$200,000,000	55.6%	55.6%	1.71x	1.71x	Outside Serviced	N

Marriott Hilton Head Resort & Spa	CGMRC	$14,903,575	1.1%	$82,466,449	N/A	$97,370,024	59.6%	59.6%	1.47x	1.47x	Outside Serviced	N

Parts Consolidation Center	CGMRC	$12,750,000	1.0%	$10,000,000	N/A	$22,750,000	63.2%	63.2%	1.68x	1.68x	Serviced	Y

(1)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(2)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.	the holder(s) of the note(s) other than the Controlling Note (the “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either the Control Note or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (ii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name / Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Cut-off Date Balance
229 West 43rd Street Retail Condo
Notes A-1 and A-6	Yes (Note A-1)	—	CD 2016-CD2	$75,000,000
Notes A-2 and A-3	No	Deutsche Bank AG, New York Branch	Not identified	$80,000,000
Note A-4-A	No	CGMRC	Not identified	$30,000,000
Notes A-4-B and A-5	No	CGMRC	CD 2017-CD3	$50,000,000
Notes A-7 and A-8	No	Deutsche Bank AG, New York Branch	CD 2017-CD3	$50,000,000
85 Tenth Avenue
Notes A-1-S and A-2-S	(3)	—	DBWF 2016-85T	$130,000,000
Notes A-1-C1 and A-1-C2	No	Deutsche Bank AG, New York Branch	CD 2017-CD3	$75,000,000
Notes A-2-C1 and A-2-C2	No	Wells Fargo Bank, National Association	Not identified	$50,000,000
Notes B-1 and B-2	(3)	—	DBWF 2016-85T	$141,000,000
Prudential Plaza
Note A-1	Yes	—	COMM 2015-CCRE26	$115,000,000
Note A-2-1	No	—	CD 2016-CD1	$50,000,000
Notes A-2-2 and A-3-3	No	—	CD 2016-CD2	$75,000,000
Note A-3-1	No	—	COMM 2016-COR1	$40,000,000
Notes A-3-2 and A-4-1	No	Deutsche Bank AG, New York Branch	CD 2017-CD3	$70,000,000
Note A-4-2	No	Deutsche Bank AG, New York Branch	Not identified	$65,000,000
Moffett Place Google
Notes A-1 and A-3	Yes (Note A-1)	Deutsche Bank AG, New York Branch	CD 2017-CD3	$70,000,000
Notes A-2, A-4, A-5 and A-6	No	Deutsche Bank AG, New York Branch	Not identified	$115,000,000
111 Livingston Street
Note A-1	Yes	CGMRC	CD 2017-CD3	$38,000,000
Note A-2	No	CGMRC	Not identified	$29,000,000
Note A-3	No	Deutsche Bank AG, New York Branch	CD 2017-CD3	$29,000,000
Note A-4	No	Deutsche Bank AG, New York Branch	Not identified	$24,000,000
Hilton Hawaiian Village Waikiki Beach Resort
Notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E	Yes (Note A-1-A)	—	Hilton USA Trust 2016-HHV	$171,600,000
Note A-2-A-1	No	—	JPMCC 2016-JP4	$94,000,000
Notes A-2-A-2, A-2-A-3 and A-2-A-4	No	JPMorgan Chase Bank, National Association	Not identified	$142,250,000
Note A-2-B-1	No	Deutsche Bank, AG, New York Branch	CD 2017-CD3	$60,000,000
Note A-2-B-2	No	Deutsche Bank, AG, New York Branch	Not identified	$56,625,000
Note A-2-B-3	No	—	CFCRE 2016-C7	$56,625,000
Notes A-2-D-1 and A-2-D-2	No	—	MSBAM 2016-C32	$63,000,000
Notes A-2-E-1 and A-2-E-2	No	—	WFCM 2016-C37	$52,500,000
Notes B-1, B-2, B-3, B-4 and B-5	No	—	Hilton USA Trust 2016-HHV	$578,400,000
State Farm Data Center
Note A-1	Yes	Deutsche Bank, AG, New York Branch	CD 2017-CD3	$55,000,000
Note A-2	No	Deutsche Bank, AG, New York Branch	Not identified	$25,000,000
Summit Place Wisconsin
Note A-1	Yes	Deutsche Bank, AG, New York Branch	CD 2017-CD3	$40,000,000
Note A-2	No	Deutsche Bank, AG, New York Branch	Not identified	$32,000,000
681 Fifth Avenue
Note A-1	Yes	—	MSC 2016-UBS12	$80,000,000
Note A-2 and A-4	No	—	CFCRE 2016-C7	$34,000,000
Note A-3	No	—	CSMC 2016-NXSR	$15,000,000
Note A-5	No	—	CGCMT 2016-P6	$57,500,000
Note A-6	No	CGMRC	CD 2017-CD3	$28,500,000
8 Times Square & 1460 Broadway
Note A-1	Yes	—	CD 2016-CD2	$100,000,000
Note A-2-1	No	—	CGCMT 2016-P6	$75,000,000
Note A-2-2	No	CGMRC	CD 2017-CD3	$25,000,000

Mortgaged Property Name / Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Cut-off Date Balance
Marriott Hilton Head Resort & Spa
Note A-1	Yes	—	WFCM 2016-LC25	$42,723,582
Note A-2A	No	CGMRC	CD 2017-CD3	$4,967,858
Note A-2B and A-4	No	—	CGCMT 2016-C3	$29,807,150
Note A-3A	No	—	CD 2016-CD2	$9,935,717
Note A-3B	No	CGMRC	CD 2017-CD3	$9,935,717
Parts Consolidation Center
Note A-1	Yes	CGMRC	CD 2017-CD3	$12,750,000
Note A-2	No	CGMRC	Not identified	$10,000,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified or combined Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (both controlling and non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization that has closed or as to which a preliminary prospectus or final prospectus has printed that has or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means no preliminary prospectus or final prospectus has printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	With respect to the 85 Tenth Avenue Loan Combination, under the related Co-Lender Agreement, the DBWF 2016-85T Mortgage Trust is the designated “controlling holder”, but there is no “controlling class” or “directing holder” under the related Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The 85 Tenth Avenue Loan Combination—Consultation and Control”.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).

The Outside Serviced Mortgage Loans will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loan(s) are set forth in the following table:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(1)

229 West 43rd Street Retail Condo	GACC/ CGMRC	CD 2016-CD2 (12/1/16)	7.5%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Och-Ziff Capital Investment, L.L.C.

85 Tenth Avenue	GACC	DBWF 2016-85T (12/6/16)	5.6%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Deutsche Bank Trust Company Americas	N/A	N/A

Prudential Plaza	GACC	COMM 2015-CCRE26 (10/1/15)	5.3%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Seer Capital Partners Master Fund L.P.

Hilton Hawaiian Village Waikiki Beach Resort	GACC	Hilton USA Trust 2016-HHV (11/28/16)	4.5%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	Franklin CMBS, L.P.

681 Fifth Avenue	CGMRC	MSC 2016-UBS12 (12/1/16)	2.1%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP

8 Times Square & 1460 Broadway	CGMRC	CD 2016-CD2 (12/1/16)	1.9%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Och-Ziff Capital Investment, L.L.C.

Marriott Hilton Head Resort & Spa	CGMRC	WFCM 2016-LC25 (12/1/16)	1.1%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	World Class Capital Group, LLC

(1)	The related transaction documents may provide that the initial Outside Controlling Class Representative may either be the entity specified or an affiliate thereof.

In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”. Also see “Significant Loan Summaries—Loan #1: 229 West 43rd Street Retail Condo”, “—Loan #3: 85 Tenth Avenue”, “—Loan #5: Prudential Plaza” and “—Loan #8: Hilton Hawaiian Village Waikiki Beach Resort” in Annex B to this prospectus.

The 229 West 43rd Street Retail Condo Loan Combination

Servicing

The 229 West 43rd Street Retail Condo Loan Combination is being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “CD 2016-CD2 Master Servicer”) and specially serviced by KeyBank National Association, as special servicer (the “CD 2016-CD2 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the CD 2016-CD2 Master Servicer, the CD 2016-CD2 Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “CD 2016-CD2 Trustee”), Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (in such capacity, the “CD 2016-CD2 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CD 2016-CD2 Operating Advisor”) and as asset representations reviewer, in connection with the CD 2016-CD2 mortgage trust (into which the 229 West 43rd Street Retail Condo Pari Passu Companion Loans evidenced by promissory note A-1 and promissory note A-6 have been deposited) (the “CD 2016-CD2 Pooling and Servicing Agreement”), and, subject to the terms of the related Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the 229 West 43rd Street Retail Condo Loan Combination will be effected in accordance with the CD 2016-CD2 Pooling and Servicing Agreement and the related Co-Lender Agreement.

The Master Servicer or the Trustee, as applicable, will be responsible for making P&I Advances on the 229 West 43rd Street Retail Condo Mortgage Loan (but not on the 229 West 43rd Street Retail Condo Pari Passu Companion Loans) pursuant to the Pooling and Servicing Agreement, in each case, unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The CD 2016-CD2 Master Servicer or the CD 2016-CD2 Trustee, as applicable, will be obligated to make servicing advances with respect to the 229 West 43rd Street Retail Condo Loan Combination, in each case unless a similar determination of nonrecoverability is made under the CD 2016-CD2 Pooling and Servicing Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as the custodian under the CD 2016-CD2 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the 229 West 43rd Street Retail Condo Loan Combination (other than any promissory notes not contributed to such securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of each of the holders of the 229 West 43rd Street Retail Condo Loan Combination and provides, in general, that all payments, proceeds and other recoveries on or in respect of the 229 West 43rd Street Retail Condo Loan Combination (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the related Co-Lender Agreement with respect to the 229 West 43rd Street Retail Condo Loan Combination will be the controlling class representative or such other party specified in the CD 2016-CD2 Pooling and Servicing Agreement (such party, the “CD 2016-CD2 Directing Certificateholder”). Certain decisions to be made with respect to the 229 West 43rd Street Retail Condo Loan Combination, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the CD 2016-CD2 Pooling and Servicing Agreement, will require the approval of the CD 2016-CD2 Directing Certificateholder unless a control termination event exists under the CD 2016-CD2 Pooling and Servicing Agreement.

Pursuant to the terms of the related Co-Lender Agreement, the Controlling Class Representative (a “229 West 43rd Street Retail Condo Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the CD 2016-CD2 Special Servicer is required to provide to the CD 2016-CD2 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the CD 2016-CD2 Directing Certificateholder (but without regard to whether or not the CD 2016-CD2 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the CD 2016-CD2 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the related Co-Lender Agreement and the implementation of any recommended actions outlined in an asset status report, and have the CD 2016-CD2 Special Servicer consider alternative actions recommended by the 229 West 43rd Street Retail Condo Non-Controlling Note Holder. The consultation right of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder will expire 10 business days after the delivery by the CD 2016-CD2 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the 229 West 43rd Street Retail Condo Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the 229 West 43rd Street Retail Condo Non-Controlling Note Holder’s consultation rights described above, the CD 2016-CD2 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Pari Passu Companion Loans. In no event will the CD 2016-CD2 Master Servicer or CD 2016-CD2 Special Servicer be obligated to follow or take any alternative actions recommended by the 229 West 43rd Street Retail Condo Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the CD 2016-CD2 Directing Certificateholder or the 229 West 43rd Street Retail Condo Non-Controlling Note Holder may require or cause the CD 2016-CD2 Master Servicer or the CD 2016-CD2 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the CD 2016-CD2 Pooling and Servicing Agreement, the related Co-Lender Agreement or the REMIC provisions of the Code, including, without limitation, the CD 2016-CD2 Master Servicer’s or CD 2016-CD2 Special Servicer’s obligation to act in accordance with the servicing standard or expose the CD 2016-CD2 Master Servicer or the CD 2016-CD2 Special Servicer to liability, or materially expand the scope of the CD 2016-CD2 Master Servicer’s or the CD 2016-CD2 Special Servicer’s responsibilities under the CD 2016-CD2 Pooling and Servicing Agreement.

In addition to the consultation rights of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder described above, the 229 West 43rd Street Retail Condo Non-Controlling Note Holder will have the right to annual conference calls with the CD 2016-CD2 Master Servicer or CD 2016-CD2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CD 2016-CD2 Master Servicer or CD 2016-CD2 Special Servicer, as applicable, in which servicing issues related to the 229 West 43rd Street Retail Condo Loan Combination are discussed.

Application of Penalty Charges

The 229 West 43rd Street Retail Condo Co-Lender Agreement provides that the CD 2016-CD2 Pooling and Servicing Agreement may provide for the application of Penalty Charges paid in respect of the 229 West 43rd Street Retail Condo Loan Combination to be used to (i) pay the CD 2016-CD2 Master Servicer, the CD 2016-CD2 Trustee or the CD 2016-CD2 Special Servicer for interest accrued on any property advances, (ii) to pay the parties to any securitization of a promissory note that evidences a portion of the 229 West 43rd Street Retail Condo Loan Combination for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the 229 West 43rd Street Retail Condo Loan Combination and (iv) to pay to the CD 2016-CD2 Master Servicer and/or the CD 2016-CD2 Special Servicer as additional servicing compensation, except that, for so long as a promissory note that evidences a portion of the 229 West 43rd Street Retail Condo Loan Combination is not included in a securitization, any Penalty Charges allocated to such promissory note that are not applied pursuant to clauses (i)-(iii) above will be required to be remitted to the respective holder and will not be paid to the CD 2016-CD2 Master Servicer and/or the CD 2016-CD2 Special Servicer without the express consent of such holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the 229 West 43rd Street Retail Condo Loan Combination becomes a defaulted mortgage loan pursuant to the terms of the CD 2016-CD2 Pooling and Servicing Agreement and thereafter the CD 2016-CD2 Special Servicer determines pursuant to the CD 2016-CD2 Pooling and Servicing Agreement and the related Co-Lender Agreement to pursue a sale of the related 229 West 43rd Street Retail Condo Pari Passu Companion Loans, the CD 2016-CD2 Special Servicer will be required to sell the 229 West 43rd Street Retail Condo Mortgage Loan together with the 229 West 43rd Street Retail Condo Pari Passu Companion Loans as a single whole loan, in accordance with the provisions of the CD 2016-CD2 Pooling and Servicing Agreement and the related Co-Lender Agreement; provided that the CD 2016-CD2 Special Servicer will not be permitted to sell the 229 West 43rd Street Retail Condo Loan Combination without the consent of each 229 West 43rd Street Retail Condo Non-Controlling Note Holder unless the CD 2016-CD2 Special Servicer has satisfied certain notice and information delivery requirements. The 229 West 43rd Street Retail Condo Loan Combination is required to be sold at a price established in accordance with the process described by the related Co-Lender Agreement and the CD 2016-CD2 Pooling and Servicing Agreement.

Special Servicer Appointment Rights

The CD 2016-CD2 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the CD 2016-CD2 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the CD 2016-CD2 Special Servicer for the 229 West 43rd Street Retail Condo Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the related Co-Lender Agreement) and satisfies the other conditions set forth in the CD 2016-CD2 Pooling and Servicing Agreement.

The 85 Tenth Avenue Loan Combination

The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 85 Tenth Avenue, representing approximately 5.6% of the Initial Pool Balance, with a Cut-off Date Balance of $75,000,000 in the aggregate (the “85 Tenth Avenue Mortgage Loan”), is part of a Loan Combination comprised of 8 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “85 Tenth Avenue Mortgaged Property”). The 85 Tenth Avenue Loan Combination is evidenced by: (i) 2 senior pari passu promissory notes designated as note A-1-C1 and note A-1-C2, respectively, that evidence the 85 Tenth Avenue Mortgage Loan; (ii) 2 senior pari passu promissory notes designated as note A-1-S and note A-2-S, respectively, with an aggregate Cut-off Date Balance of $130,000,000 (the “85 Tenth Avenue Standalone Pari Passu Companion Loans”), each of which is generally pari passu in right of payment with the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Non-Standalone Pari Passu Companion Loans (as defined below); (iii) 2 senior pari passu promissory notes designated as note A-2-C1 and note A-2-C2 with an aggregate Cut-off Date Balance of $50,000,000 (the “85 Tenth Avenue Non-Standalone Pari Passu Companion Loans” and, together with the 85 Tenth Avenue Standalone Pari Passu Companion Loans, the “85 Tenth Avenue Pari Passu Companion Loans”), which are generally pari passu in right of payment with the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Standalone Pari Passu Companion Loans; and (iv) 2 junior promissory notes designated as note B-1 and note B-2, respectively, with an aggregate Cut-off Date Balance of $141,000,000 (the “85 Tenth Avenue Subordinate Companion Loans” and, together with the 85 Tenth Avenue Pari Passu Companion Loans, the “85 Tenth Avenue Companion Loans”), which are subordinate in right of payment in respect of each of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans. The 85 Tenth Avenue Standalone Pari Passu Companion Loans and the 85 Tenth Avenue Subordinate Companion Loans are collectively referred to as the “85 Tenth Avenue Standalone Companion Loans”. In addition, the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Non-Standalone Pari Passu Companion Loans are collectively referred to as the “85 Tenth Avenue Non-Standalone Loans”.

The 85 Tenth Avenue Subordinate Companion Loans, together with the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans, are referred to as the “85 Tenth Avenue Loan Combination”. Only the 85 Tenth Avenue Mortgage Loan is included in the Issuing Entity. Each of the 85 Tenth Avenue Standalone Companion Loans is included in the DBWF 2016-85T mortgage trust (the “DBWF 2016-85T Mortgage Trust”). The 85 Tenth Avenue Non-Standalone Pari Passu Companion Loans are currently being held by Wells Fargo Bank, National Association (or an affiliate) or transferred to a third party.

Servicing

The 85 Tenth Avenue Loan Combination is being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “DBWF 2016-85T Master Servicer”), and specially serviced by AEGON USA Realty Advisors, LLC, as special servicer (in such capacity, the “DBWF 2016-85T Special Servicer”), pursuant to the trust and servicing agreement, dated as of December 6, 2016 (the “DBWF 2016-85T Trust and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “DBWF 2016-85T Trustee”) and Deutsche Bank Trust Company Americas, as certificate administrator and custodian (in such capacity, the “DBWF 2016-85T Certificate Administrator”), in connection with the DBWF 2016-85T Mortgage Trust (into which each of the 85 Tenth Avenue Standalone Companion Loans have been deposited), and, subject to the terms of the related Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the 85 Tenth Avenue Loan Combination will be effected in accordance with the DBWF 2016-85T Trust and Servicing Agreement and the related Co-Lender Agreement.

The Master Servicer or the Trustee, as applicable, will be responsible for making P&I Advances on the 85 Tenth Avenue Mortgage Loan (but not on the 85 Tenth Avenue Companion Loans) pursuant to the Pooling and Servicing Agreement, in each case, unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The DBWF 2016-85T Master Servicer or DBWF 2016-85T Trustee, as applicable, will be obligated to make servicing advances with respect to the 85 Tenth Avenue Loan Combination, in each case unless a similar determination of nonrecoverability is made under the DBWF 2016-85T Trust and Servicing Agreement.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, the custodian under the DBWF 2016-85T Trust and Servicing Agreement, is the custodian of the mortgage file related to the 85 Tenth Avenue Loan Combination (other than any promissory notes not contributed to such securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holders of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Companion Loans with respect to distributions of funds received in respect of the related 85 Tenth Avenue Loan Combination, and provides, in general, that:

●	the 85 Tenth Avenue Subordinate Companion Loans are, at all times, junior, subject and subordinate to the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans, and the right of the holders of the 85 Tenth Avenue Subordinate Companion Loans (each, a “85 Tenth Avenue Subordinate Companion Loan Holder”) to receive payments with respect to the 85 Tenth Avenue Subordinate Companion Loans are, to the extent set forth in the related Co-Lender Agreement, at all times, junior, subject and subordinate to the rights of the holders of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans to receive payments with respect to the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans.

●	prior to calculating any amounts of interest or principal due to the holders of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans, the principal balance of the 85 Tenth Avenue Subordinate Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (but not below zero) by any realized loss with respect to the 85 Tenth Avenue Loan Combination, and after the principal balance of each 85 Tenth Avenue Subordinate Companion Loan has been reduced to zero, the principal balances of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the 85 Tenth Avenue Loan Combination.

●	if no (i) event of default with respect to an obligation of the borrower to pay money due under the 85 Tenth Avenue Loan Combination or (ii) non-monetary event of default pursuant to which the 85 Tenth

Avenue Loan Combination becomes a specially serviced loan (a “85 Tenth Avenue Triggering Event of Default”) has occurred and is continuing, then all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Special Servicer, as applicable) will be distributed as follows:

(i) first, (A) first, to each Note A holder (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee and, if applicable, the master servicers of any securitization of any 85 Tenth Avenue Non-Standalone Loan), up to the amount of any nonrecoverable property advances (or, in the case of a master servicer of any securitization of any 85 Tenth Avenue Non-Standalone Loan, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee from general collections of such applicable securitization) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to each Note A holder (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee and the master servicers or trustees of the securitizations of any 85 Tenth Avenue Non-Standalone Loan), up to the amount of any nonrecoverable “p&i” advances or P&I Advances, with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the outstanding principal balance of its respective Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to each Note B holder (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee), up to the amount of any nonrecoverable “p&i” advances with respect to Note B, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of its respective Note B) that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, to the holders of the 85 Tenth Avenue Standalone Companion Loans (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee), up to the amount of any nonrecoverable administrative advances with respect to the 85 Tenth Avenue Standalone Companion Loans that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii) second, (A) first, to each Note A holder (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to the extent Note B is included in the DBWF 2016-85T Mortgage Trust, to each Note B holder on a pro rata and pari passu basis (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, as applicable) (based on the unreimbursed amounts of costs paid or payable), in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by Note A or Note B (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee), as applicable, with respect to the 85 Tenth Avenue Loan Combination, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the DBWF 2016-85T Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the DBWF 2016-85T Trust and Servicing Agreement;

(iii) third, to each Note A holder and Note B holder (or the DBWF 2016-85T Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to each Note A holder and Note B holder (or the DBWF 2016-85T Special Servicer), any special servicing fees, (and any workout fees and liquidation fees) earned by it with respect to the 85 Tenth Avenue Loan Combination under the DBWF 2016-85T Trust and Servicing Agreement;

(iv) fourth, pari passu to each Note A holder, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related Note A interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note A holder;

(v) fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to each Note A holder, on a pro rata basis (based on the outstanding principal balance of its respective Note A), up to an amount equal to all such payments and prepayments of principal, until the related principal balance of each Note A has been reduced to zero;

(vi) sixth, if the proceeds of any foreclosure sale or any liquidation of the 85 Tenth Avenue Loan Combination or the 85 Tenth Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to each Note A holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the related Note A, plus interest thereon at the related Note A interest rate minus the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Note A;

(vii) seventh, to the extent Note B is not included in the DBWF 2016-85T Mortgage Trust, to each Note B holder, up to the amount of any unreimbursed costs paid or any costs currently payable by such Note B holder with respect to the 85 Tenth Avenue Loan Combination, including, without limitation, unreimbursed property advances and administrative advances made by such Note B holder and any cure payment made by such Note B holder, on a pro rata basis based on the amount of any unreimbursed costs previously allocated to each such holder;

(viii) eighth, pari passu to each Note B holder, up to an amount equal to the accrued and unpaid interest on the principal balance at the related Note B interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note B holder;

(ix) ninth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to each Note B holder, on a pro rata basis (based on the outstanding principal balance of its respective Note B), up to an amount equal to all such payments and prepayments of principal, until the principal balance of each Note B has been reduced to zero;

(x) tenth, to each Note B holder, on a pro rata and pari passu basis (based on the amount of realized losses previously allocated to each such Note B), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Note B, plus interest thereon at the related Note B interest rate minus the servicing fee rate, compounded monthly from the date the related realized loss was allocated to such Note B;

(xi) eleventh, any interest accrued at the default rate on the stated principal balance of the 85 Tenth Avenue Loan Combination to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance of the 85 Tenth Avenue Loan Combination at the related interest rate and (iii) not required to be paid to the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Trustee or the DBWF 2016-85T Special Servicer, or the master servicers or the trustees of any securitization of any 85 Tenth Avenue Non-Standalone Loan, pro rata (based on the amounts described in each of the following clauses (A) through (D)) and pari passu, to (A) Note A-1 holder in an amount calculated on the Note A-1 principal balance at the excess of (x) the Note A-1 default rate over (y) the Note A-1 interest rate, (B) Note A-2 holder in an amount calculated on the Note A-2 principal balance at the excess of (x) the Note A-2 default rate over (y) the Note A-2 interest rate, (C) note B-1 holder in an amount calculated on the note B-1 principal balance at the excess of (x) the note B-1 default rate over (y) the note B-1 interest rate and (D) note B-2 holder in an amount calculated on the note B-2 principal balance at the excess of (x) the note B-2 default rate over (y) the note B-2 interest rate;

(xii) twelfth, first, pro rata (based on the amounts described in each of the following clauses ((A) and (B)) and pari passu, to: (A) each Note A-1 holder, any prepayment charge allocable to any prepayment of the related Note A-1 and (B) each Note A-2 holder, any prepayment charge allocable to any prepayment of the related Note A-2, and then second, pro rata (based on the amounts described in each of the following clauses ((A) and (B)) and pari passu, to: (A) the note B-1 holder, any prepayment charge allocable to any prepayment of note B-1, and (ii) the note B-2 holder, any prepayment charge allocable to any prepayment of note B-2, in each case, to the extent actually paid by the borrower;

(xiii) thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Trustee or the DBWF 2016-85T Special Servicer, or the master servicers or the trustees of any securitization of any 85 Tenth Avenue Non-Standalone Loan), to: (i) each Note A-1 holder its percentage interest of any assumption fees and penalty charges, (ii) each Note A-2 holder its percentage interest of any assumption fees and penalty charges, (iii) the note B-1 holder its percentage interest of any assumption fees and penalty charges and (iv) the note B-2 holder its percentage interest of any assumption fees and penalty charges; and

(xiv) fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the holders of the 85 Tenth Avenue Loan Combination pro rata and pari passu in accordance with their respective initial percentage interests.

If any note in the 85 Tenth Avenue Loan Combination (or a portion thereof) has been defeased, the foregoing provisions regarding priority of payments will apply only to the non-defeased notes (or portions thereof). Any note (or portion thereof) that has been defeased will be repaid solely from the proceeds of the related defeasance collateral.

The DBWF 2016-85T Master Servicer and the DBWF 2016-85T Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the DBWF 2016-85T Trust and Servicing Agreement.

After the occurrence of and during the continuance of an 85 Tenth Avenue Triggering Event of Default, all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Special Servicer, as applicable) will be distributed as follows:

(i) first, (A) first, to each Note A holder (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee and, if applicable, the master servicers of any securitization of any 85 Tenth Avenue Non-Standalone Loan), up to the amount of any nonrecoverable property advances (or, in the case of a master servicer of any securitization of any 85 Tenth Avenue Non-Standalone Loan, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee from general collections of such applicable securitization) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to each Note A holder (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee and the master servicers or trustees of the securitizations of any 85 Tenth Avenue Non-Standalone Loan), up to the amount of any nonrecoverable “p&i” advances or P&I Advances, with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the outstanding principal balance of its respective Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to each Note B holder (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee), up to the amount of any nonrecoverable “p&i” advances with respect to Note B, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of its respective Note B) that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, to the holders of the 85 Tenth Avenue Standalone Companion Loans (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee), up to the amount of any nonrecoverable administrative advances with respect to the 85 Tenth Avenue Standalone Companion Loans that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii) second, (A) first, to each Note A holder (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to the extent Note B is included in the DBWF 2016-85T Mortgage Trust, to each Note B holder on a pro rata and pari passu basis (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee, as applicable) (based on the unreimbursed amounts of costs paid or payable), in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by Note A or Note B (or the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee), as applicable, with respect to the 85 Tenth Avenue Loan Combination, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the DBWF 2016-85T Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the DBWF 2016-85T Trust and Servicing Agreement;

(iii) third, to each Note A holder and Note B holder (or the DBWF 2016-85T Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to each Note A holder and Note B holder (or the DBWF 2016-85T Special Servicer), any special servicing fees, (and any workout fees and liquidation fees) earned by it with respect to the 85 Tenth Avenue Loan Combination under the DBWF 2016-85T Trust and Servicing Agreement;

(iv) fourth, pari passu to each Note A holder, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related Note A interest rate on such note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note A holder;

(v) fifth, pari passu to each Note B holder, up to an amount equal to the accrued and unpaid interest on the principal balance at the related Note B interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note B holder;

(vi) sixth, pari passu, to each Note A holder, on a pro rata basis (based on the outstanding principal balance of its respective Note A), up to an amount equal to all such payments and prepayments of principal, until the related principal balance of each Note A has been reduced to zero;

(vii) seventh, if the proceeds of any foreclosure sale or any liquidation of the 85 Tenth Avenue Loan Combination or the 85 Tenth Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to each Note A holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the related Note A, plus interest thereon at the related Note A interest rate minus the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Note A;

(viii) eighth, to the extent Note B is not included in the DBWF 2016-85T Mortgage Trust, to each Note B holder (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable by such Note B holder, with respect to the 85 Tenth Avenue Loan Combination, including, without limitation, unreimbursed property advances and administrative advances made by such Note B holder and any cure payment made by such Note B holder, on a pro rata basis on the amount of any unreimbursed costs previously allocated to each such holder;

(ix) ninth, pari passu, to each Note B holder, on a pro rata basis (based on the outstanding principal balance of its respective Note B), up to an amount equal to all such payments and prepayments of principal, until the principal balance of each Note B has been reduced to zero;

(x) tenth, to each Note B holder, on a pro rata and pari passu basis (based on the amount of realized losses previously allocated to each such Note B), an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Note B, plus interest thereon at the related Note B interest rate minus the servicing fee rate, compounded monthly from the date the related realized loss was allocated to such Note B;

(xi) eleventh, first, pro rata (based on the amounts described in each of the following clauses ((A) and (B)) and pari passu, to: (A) each Note A-1 holder, any prepayment charge allocable to any prepayment of the related Note A-1 and (B) each Note A-2 holder, any prepayment charge allocable to any prepayment of the related Note A-2, and then second, pro rata (based on the amounts described in each of the following clauses ((A) and (B)) and pari passu, to: (A) the note B-1 holder, any prepayment charge allocable to any prepayment of note B-1, and (ii) the note B-2 holder, any prepayment charge allocable to any prepayment of note B-2, in each case, to the extent actually paid by the borrower;

(xii) twelfth, any interest accrued at the default rate on the stated principal balance of the 85 Tenth Avenue Loan Combination to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance of the 85 Tenth Avenue Loan Combination at the related interest rate and (iii) not required to be paid to the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Trustee or the DBWF 2016-85T Special Servicer, or the master servicers or the trustees of any securitization of any 85 Tenth Avenue Non-Standalone Loan, pro rata (based on the amounts described in each of the following clauses (A) through (D)) and pari passu, to (A) Note A-1 holder in an amount calculated on the Note A-1 principal balance at the excess of (x) the Note A-1 default rate over (y) the Note A-1 interest rate, (B) Note A-2 holder in an amount calculated on the Note A-2 principal balance at the excess of (x) the Note A-2 default rate over (y) the Note A-2 interest rate, (C) note B-1 holder in an amount calculated on the note B-1 principal balance at the excess of (x) the note B-1 default rate over (y) the note B-1 interest rate and (D) note B-2 holder in an amount calculated on the note B-2 principal balance at the excess of (x) the note B-2 default rate over (y) the note B-2 interest rate;

(xiii) thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Trustee or the DBWF 2016-85T Special Servicer, or the master servicers or the trustees of any securitization of any 85 Tenth Avenue Non-Standalone Loan), to: (i) each Note A-1 holder its percentage interest of any assumption fees and penalty charges, (ii) each Note A-2 holder its percentage interest of any assumption fees and penalty charges, (iii) the note B-1 holder its percentage interest of any assumption fees and penalty charges and (iv) the note B-2 holder its percentage interest of any assumption fees and penalty charges; and

(xiv) fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the holders of the 85 Tenth Avenue Loan Combination pro rata in accordance with their respective initial percentage interests.

If any note in the 85 Tenth Avenue Loan Combination (or a portion thereof) has been defeased, the foregoing provisions regarding priority of payments will apply only to the non-defeased note (or portions thereof). Any note (or portion thereof) that has been defeased will be repaid solely from the proceeds of the related defeasance collateral.

For the purpose of this “—Application of Payments” section, with respect to the 85 Tenth Avenue Mortgage Loan, the 85 Tenth Avenue Pari Passu Companion Loans and the 85 Tenth Avenue Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the 85 Tenth Avenue Loan Combination.

In addition, solely for the purpose of this “—Application of Payments” section, the following terms have the meaning below:

“Note A” means, individually or collectively, note A-1 and note A-2, as the context requires.

“Note A-1” means, individually or collectively, note A-1-S, note A-1-C1 and note A-1-C2, as the context may require

“Note A-2” means, individually or collectively, note A-2-S, note A-2-C1 and note A-2-C2, as the context may require.

“Note B” means, individually or collectively, note B-1 and note B-2, as the context may require.

Consultation and Control

Pursuant to the terms of the related Co-Lender Agreement, so long as Note B is included in the DBWF 2016-85T Mortgage Trust, there will be no “controlling noteholder” or “directing holder” with respect to the Loan Combination. The certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the DBWF 2016-85T Special Servicer then acting with respect to the 85 Tenth Avenue Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative).

Application of Penalty Charges

The 85 Tenth Avenue Co-Lender Agreement requires the DBWF 2016-85T Trust and Servicing Agreement to provide that Penalty Charges and any interest accrued at the default rate on the principal balance of the 85 Tenth Avenue Loan Combination that is in excess of interest accrued on the principal balance of the 85 Tenth Avenue Loan Combination at the mortgage rate, in either case to the extent actually paid by the borrower, to be applied by the DBWF 2016-85T Master Servicer (prior to allocation to the holders under “—Application of Payments” above) for the following purposes: first, (i) to pay the DBWF 2016-85T Master Servicer, the DBWF 2016-85T Trustee or the DBWF 2016-85T Special Servicer for each holder’s pro rata share of any interest accrued on any property advances and reimbursement of any property advances in accordance with the terms of the DBWF 2016-85T Trust and Servicing Agreement; (ii) to pay the DBWF 2016-85T Master Servicer or the

DBWF 2016-85T Trustee, the Master Servicer or Trustee under the Pooling and Servicing Agreement or the master servicers or trustees under any related non-lead securitization servicing agreement the amount, if any, of interest accrued on any P&I Advance made with respect to any promissory note evidencing a portion of the 85 Tenth Avenue Loan Combination by such party; and (iii) to pay the DBWF 2016-85T Master Servicer or the DBWF 2016-85T Trustee for each Standalone Companion Loan holder’s pro rata share of interest accrued on any administrative advances and reimbursement of any administrative advances in accordance with the terms of the DBWF 2016-85T Trust and Servicing Agreement, and second, be used to reduce, on a pro rata basis, each holder’s share of trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 85 Tenth Avenue Loan Combination (as specified in the DBWF 2016-85T Trust and Servicing Agreement).

Cure Rights

If the 85 Tenth Avenue Subordinate Companion Loans are no longer included in the DBWF 2016-85T Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the 85 Tenth Avenue Loan Combination, then each 85 Tenth Avenue Subordinate Companion Loan Holder will have the right (and if all of the 85 Tenth Avenue Subordinate Companion Loan Holders provide such notice, then all of the 85 Tenth Avenue Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If an 85 Tenth Avenue Subordinate Companion Loan Holder elects to cure a default by way of a payment of money (a “Cure Payment”), such 85 Tenth Avenue Subordinate Companion Loan Holder will be required to make such Cure Payment as directed by the DBWF 2016-85T Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the Issuing Entity or the 85 Tenth Avenue Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by an 85 Tenth Avenue Subordinate Companion Loan Holder and the applicable cure period has not expired and such 85 Tenth Avenue Subordinate Companion Loan Holder is permitted to cure under the terms of the related Co-Lender Agreement, the default will not be treated as a default or an 85 Tenth Avenue Triggering Event of Default (i) for purposes of “—Application of Payments” above, (ii) for purposes of triggering an acceleration of the 85 Tenth Avenue Loan Combination, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the 85 Tenth Avenue Mortgaged Property, or (iii) for purposes of treating the 85 Tenth Avenue Loan Combination as a specially serviced loan. Notwithstanding anything to the contrary, an 85 Tenth Avenue Subordinate Companion Loan Holder’s right to cure a default will be limited to six (6) Cure Events over the life of the 85 Tenth Avenue Loan Combination and no single Cure Event may exceed four (4) consecutive months. A “Cure Event” means an 85 Tenth Avenue Subordinate Companion Loan Holder’s exercise of its cure rights whether for one (1) month or for consecutive months in the aggregate.

Purchase Option

If the 85 Tenth Avenue Subordinate Companion Loans are no longer included in the DBWF 2016-85T Mortgage Trust and an 85 Tenth Avenue Triggering Event of Default has occurred and is continuing, then, upon written notice from the DBWF 2016-85T Special Servicer of such occurrence (a “Repurchase Option Notice”), any Note B holder will have the right (and if all of the 85 Tenth Avenue Subordinate Companion Loan Holders provide such notice, then all of the 85 Tenth Avenue Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the DBWF 2016-85T Special Servicer (the “Repurchase Election Notice”) after the occurrence of the 85 Tenth Avenue Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the 85 Tenth Avenue Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the 85 Tenth Avenue Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the DBWF 2016-85T Trust and Servicing Agreement and the related Co-Lender Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans for the applicable purchase price provided in the related Co-Lender Agreement on a date not less than five (5) business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The DBWF 2016-85T Special Servicer will be required to give the 85 Tenth Avenue Subordinate Companion Loan Holders 5 business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the 85 Tenth Avenue Mortgaged Property (a “Notice of Foreclosure/DIL”). If the DBWF 2016-85T Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the 85 Tenth Avenue Subordinate Companion Loan Holders and the 85 Tenth Avenue Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the DBWF 2016-85T Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the 85 Tenth Avenue Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the DBWF 2016-85T Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Companion Loans.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the 85 Tenth Avenue Loan Combination becomes a defaulted mortgage loan, and if the DBWF 2016-85T Special Servicer determines to sell the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Companion Loans in accordance with the DBWF 2016-85T Trust and Servicing Agreement, then the DBWF 2016-85T Special Servicer will have the right and the obligation to sell the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Companion Loans as notes evidencing one Loan Combination in accordance with the terms of the DBWF 2016-85T Trust and Servicing Agreement. In connection with any such sale, the DBWF 2016-85T Special Servicer will be required to follow the procedures set forth in the DBWF 2016-85T Trust and Servicing Agreement.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement and the DBWF 2016-85T Trust and Servicing Agreement, the certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the DBWF 2016-85T Special Servicer then acting with respect to the 85 Tenth Avenue Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative).

The Prudential Plaza Loan Combination

Servicing

The Prudential Plaza Loan Combination is being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “COMM 2015-CCRE26 Master Servicer”) and specially serviced by CWCapital Asset Management LLC, as special servicer (in such capacity, the “COMM 2015-CCRE26 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the COMM 2015-CCRE26 Master Servicer, the COMM 2015-CCRE26 Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “COMM 2015-CCRE26 Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (in such capacity, the “COMM 2015-CCRE26 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “COMM 2015-CCRE26 Operating Advisor”), in connection with the COMM 2015-CCRE26 mortgage trust (into which the Prudential Plaza Pari Passu Companion Loan designated as note A-1 has been deposited) (the “COMM 2015-CCRE26 Pooling and Servicing Agreement”), and, subject to the terms of the related Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the Prudential Plaza Loan Combination will be effected in accordance with the COMM 2015-CCRE26 Pooling and Servicing Agreement and the related Co-Lender Agreement.

The Master Servicer or the Trustee, as applicable, will be responsible for making P&I Advances on the Prudential Plaza Mortgage Loan (but not on the Prudential Plaza Pari Passu Companion Loans) pursuant to the Pooling and Servicing Agreement, in each case, unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The COMM 2015-CCRE26 Master Servicer or the COMM 2015-CCRE26 Trustee, as applicable, will be obligated to make servicing advances with respect to the Prudential Plaza Loan Combination, in each case unless a similar determination of nonrecoverability is made under the COMM 2015-CCRE26 Pooling and Servicing Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, the custodian under the COMM 2015-CCRE26 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the Prudential Plaza Loan Combination (other than any promissory notes not contributed to such securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of each of the holders of the Prudential Plaza Loan Combination and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Prudential Plaza Loan Combination will be applied to the Prudential Plaza Mortgage Loan and the Prudential Plaza Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the related Co-Lender Agreement with respect to the Prudential Plaza Loan Combination will be the controlling class representative or such other party specified in the COMM 2015-CCRE26 Pooling and Servicing Agreement (such party, the “COMM 2015-CCRE26 Directing Certificateholder”). Certain decisions to be made with respect to the Prudential Plaza Loan Combination, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement, will require the approval of the COMM 2015-CCRE26 Directing Certificateholder.

Pursuant to the terms of the related Co-Lender Agreement, the Controlling Class Representative (a “Prudential Plaza Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the COMM 2015-CCRE26 Special Servicer is required to provide to the COMM 2015-CCRE26 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the COMM 2015-CCRE26 Directing Certificateholder (but without regard to whether or not the COMM 2015-CCRE26 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the COMM 2015-CCRE26 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the related Co-Lender Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Prudential Plaza Non-Controlling Note Holder will expire 10 business days after the delivery by the COMM 2015-CCRE26 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Prudential Plaza Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the Prudential Plaza Non-Controlling Note Holder’s consultation rights described above, the COMM 2015-CCRE26 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Prudential Plaza Mortgage Loan and the Prudential Plaza Pari Passu Companion Loans.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the COMM 2015-CCRE26 Directing Certificateholder or the Prudential Plaza Non-Controlling Note Holder may require or cause the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the COMM 2015-CCRE26 Pooling and Servicing Agreement, the related Co-Lender Agreement or the REMIC provisions of the Code, including, without limitation, the COMM 2015-CCRE26 Master Servicer’s or COMM 2015-CCRE26 Special Servicer’s obligation to act in accordance with the servicing standard or expose the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer to liability, or materially expand the scope of the COMM 2015-CCRE26 Master

Servicer’s or COMM 2015-CCRE26 Special Servicer’s responsibilities under the COMM 2015-CCRE26 Pooling and Servicing Agreement.

In addition to the consultation rights of the Prudential Plaza Non-Controlling Note Holder described above, the Prudential Plaza Non-Controlling Note Holder will have the right to annual conference calls with the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the COMM 2015-CCRE26 Master Servicer or COMM 2015-CCRE26 Special Servicer, as applicable, in which servicing issues related to the Prudential Plaza Loan Combination are discussed.

Application of Penalty Charges

The Prudential Plaza Co-Lender Agreement provides that the COMM 2015-CCRE26 Pooling and Servicing Agreement may provide for the application of Penalty Charges paid in respect of the Prudential Plaza Loan Combination to be used to (i) pay the COMM 2015-CCRE26 Master Servicer, the COMM 2015-CCRE26 Trustee or the COMM 2015-CCRE26 Special Servicer for interest accrued on any Property Advances, (ii) to pay the parties to any securitization of a promissory note that evidences a portion of the Prudential Plaza Loan Combination for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the Prudential Plaza Loan Combination and (iv) to pay to the COMM 2015-CCRE26 Master Servicer and/or the COMM 2015-CCRE26 Special Servicer as additional servicing compensation, except that, for so long as a promissory note that evidences a portion of the Prudential Plaza Loan Combination is not included in a securitization, any Penalty Charges allocated to such promissory note that are not applied pursuant to clauses (i)-(iii) above will be required to be remitted to the respective holder and will not be paid to the COMM 2015-CCRE26 Master Servicer and/or the COMM 2015-CCRE26 Special Servicer without the express consent of such holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Prudential Plaza Loan Combination becomes a defaulted mortgage loan pursuant to the terms of the COMM 2015-CCRE26 Pooling and Servicing Agreement, the COMM 2015-CCRE26 Special Servicer will be required to sell the Prudential Plaza Mortgage Loan together with the Prudential Plaza Pari Passu Companion Loans as a single whole loan in accordance with the provisions of the COMM 2015-CCRE26 Pooling and Servicing Agreement and the related Co-Lender Agreement; provided that the COMM 2015-CCRE26 Special Servicer will not be permitted to sell the Prudential Plaza Loan Combination without the consent of each Prudential Plaza Non-Controlling Note Holder unless the COMM 2015-CCRE26 Special Servicer has satisfied certain notice and information delivery requirements. The Prudential Plaza Loan Combination is required to be sold at a price established in accordance with the process described by the related Co-Lender Agreement and the COMM 2015-CCRE26 Pooling and Servicing Agreement.

Servicer Appointment Rights

The COMM 2015-CCRE26 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the COMM 2015-CCRE26 Special Servicer for the Prudential Plaza Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Prudential Plaza Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the related Co-Lender Agreement) and satisfies the other conditions set forth in the COMM 2015-CCRE26 Pooling and Servicing Agreement.

The Moffett Place Google Loan Combination

Servicing

The Moffett Place Google Loan Combination will be serviced by the Master Servicer and the Special Servicer pursuant to the terms of the Pooling and Servicing Agreement. Subject to the terms of the related Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the Moffett Place Google Loan Combination will be effected in accordance with the Pooling and Servicing Agreement.

The Master Servicer or the Trustee, as applicable, will be responsible for making: (i) P&I Advances on the Moffett Place Google Mortgage Loan (but not on the Moffett Place Google Pari Passu Companion Loans)

pursuant to the Pooling and Servicing Agreement, in each case, unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Property Advances with respect to the Moffett Place Google Loan Combination, in each case unless a similar determination of nonrecoverability is made under the Pooling and Servicing Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of each of the holders of the Moffett Place Google Loan Combination and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Moffett Place Google Loan Combination (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the Moffett Place Google Mortgage Loan and the Moffett Place Google Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the related Co-Lender Agreement with respect to the Moffett Place Google Loan Combination will be the Controlling Class Representative. Certain decisions to be made with respect to the Moffett Place Google Loan Combination, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the Pooling and Servicing Agreement, will require the approval of the Controlling Class Representative unless a Control Termination Event exists.

Pursuant to the terms of the related Co-Lender Agreement, the Moffett Place Google Non-Controlling Note Holder (as defined below) will have the right to (i) receive copies of all notices, information and reports that the Special Servicer is required to provide to the Controlling Class Representative within the same time frame it is required to provide such notices, information and reports to the Controlling Class Representative (but without regard to whether or not the Controlling Class Representative actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the related Co-Lender Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the Moffett Place Google Non-Controlling Note Holder. The consultation right of the Moffett Place Google Non-Controlling Note Holder will expire 10 business days after the delivery by the Special Servicer of notice and information relating to the matter subject to consultation, whether or not such Moffett Place Google Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the Moffett Place Google Non-Controlling Note Holder’s consultation rights described above, the Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Moffett Place Google Mortgage Loan and the Moffett Place Google Pari Passu Companion Loans. In no event will the Master Servicer or Special Servicer be obligated to follow or take any alternative actions recommended by the Moffett Place Google Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Controlling Class Representative or the Moffett Place Google Non-Controlling Note Holder may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any related Mortgage Loan documents, applicable law, the Pooling and Servicing Agreement, the related Co-Lender Agreement or the REMIC provisions of the Code, including, without limitation, the Master Servicer’s or Special Servicer’s obligation to act in accordance with the Servicing Standard or expose the Master Servicer, Special Servicer, paying agent, trust fund, Certificate Administrator, Trustee, Depositor, any Mortgage Loan Seller, Operating Advisor, Custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement.

In addition to the consultation rights of the Moffett Place Google Non-Controlling Note Holder described above, the Moffett Place Google Non-Controlling Note Holder will have the right to annual conference calls with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the Moffett Place Google Loan Combination are discussed.

The “Moffett Place Google Non-Controlling Note Holder” means, with respect to the Moffett Place Google Pari Passu Companion Loans, (i) until the Moffett Place Google Pari Passu Companion Loans are included in a securitization, the holders of the Moffett Place Google Pari Passu Companion Loans and (ii) if the Moffett Place Google Pari Passu Companion Loans are included in a securitization, the party entitled under such securitization to exercise the rights granted to the holders of the Moffett Place Google Pari Passu Companion Loans under the related Co-Lender Agreement and the Pooling and Servicing Agreement.

Application of Penalty Charges

The Moffett Place Google Co-Lender Agreement provides that the Pooling and Servicing Agreement may provide for the application of Penalty Charges paid in respect of the Moffett Place Google Loan Combination to be used to (i) pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances, (ii) to pay the parties to any securitization of a promissory note that evidences a portion of the Moffett Place Google Loan Combination for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the Moffett Place Google Loan Combination and (iv) to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation, except that, for so long as a promissory note that evidences a portion of the Moffett Place Google Loan Combination is not included in a securitization, any Penalty Charges allocated to such promissory note that are not applied pursuant to clauses (i)-(iii) above will be required to be remitted to the respective holder and will not be paid to the Master Servicer and/or the Special Servicer without the express consent of such holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Moffett Place Google Loan Combination becomes a Defaulted Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement and thereafter the Special Servicer determines pursuant to the Pooling and Servicing Agreement and the related Co-Lender Agreement to pursue a sale of the Moffett Place Google Mortgage Loan, the Special Servicer will be required to sell the Moffett Place Google Mortgage Loan together with the Moffett Place Google Pari Passu Companion Loans as a single whole loan, in accordance with the provisions of the Pooling and Servicing Agreement and the related Co-Lender Agreement; provided that the Special Servicer will not be permitted to sell the Moffett Place Google Loan Combination without the consent of each Moffett Place Google Non-Controlling Note Holder unless the Special Servicer has satisfied certain notice and information delivery requirements. The Moffett Place Google Loan Combination is required to be sold at a price established in accordance with the process described by the related Co-Lender Agreement.

Special Servicer Appointment Rights

The Controlling Class Representative (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the Special Servicer and appoint a replacement special servicer in lieu thereof without the consent of the Moffett Place Google Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the related Co-Lender Agreement) and satisfies the other conditions set forth in the Pooling and Servicing Agreement.

The 111 Livingston Street Loan Combination

Servicing

The 111 Livingston Street Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the 111 Livingston Street Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holders as a collective whole.

Amounts payable to the Issuing Entity as holder of the 111 Livingston Street Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holders will be distributed to such holders net of certain fees and expenses on the 111 Livingston Street Pari Passu Companion Loans as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the 111 Livingston Street Mortgage Loan and the holders of the related 111 Livingston Street Pari Passu Companion Loans with respect to distributions of funds received in respect of the 111 Livingston Street Loan Combination, and provides, in general, that:

●	the 111 Livingston Street Mortgage Loan and the 111 Livingston Street Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on the 111 Livingston Street Loan Combination will be required to be applied to the 111 Livingston Street Mortgage Loan and the 111 Livingston Street Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the Mortgage Loan documents, amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents and certain amounts then due and payable pursuant to the Pooling and Servicing Agreement to the parties thereto); and

●	fees, costs and expenses relating to the 111 Livingston Street Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the 111 Livingston Street Mortgage Loan and the 111 Livingston Street Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 111 Livingston Street Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 111 Livingston Street Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 111 Livingston Street Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the 111 Livingston Street Pari Passu Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the 111 Livingston Street Pari Passu Companion Loans or from general collections with respect to the securitization of such 111 Livingston Street Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the 111 Livingston Street Loan Combination, as of any date of determination, will be the holders of the Controlling Class or the duly appointed representative of such holders or such other party as is granted the right to exercise the rights granted to the directing holder, provided, that no Borrower Party will be entitled to act as directing holder; and provided, further, that, unless a Control Termination Event exists or the 111 Livingston Street Loan Combination is an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to exercise the rights of the sole directing holder with respect to the 111 Livingston Street Loan Combination. In its capacity as representative of the directing holder under the related Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the 111 Livingston Street Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the 111 Livingston Street Loan Combination will require the approval of the Controlling Class Representative as and to the

extent described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the 111 Livingston Street Loan Combination as it does, and for so long as it does, with respect to the other Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

The related Co-Lender Agreement provides that no objection, direction or advice by the directing holder may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of the related mortgage loan documents, applicable law, the Pooling and Servicing Agreement, the related Co-Lender Agreement, the REMIC provisions or the Master Servicer’s or the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Issuing Entity or the Trustee to liability or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement.

In addition, each related Companion Loan Holder (or its representative) will (i) have a right to receive copies of any notice, information and report that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notice, information and report are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement without regard to the occurrence thereunder of a Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the 111 Livingston Street Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the 111 Livingston Street Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the 111 Livingston Street Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 111 Livingston Street Loan Combination. The consultation right of each such related Companion Loan Holder (or its representative) will expire 10 business days (or in connection with an Acceptable Insurance Default, 30 days) following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to, or requested by, the Controlling Class Representative; provided, that if the Master Servicer or the Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day (or 30 day) consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the related Companion Loan Holders’ (or their representatives’) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to take any Major Decision or any action set forth in the asset status report before the expiration of the aforementioned 10 business day (or 30 day) period if it determines, in accordance with the Servicing Standard, that immediate action with respect to such decision is necessary to protect the interests of the holders of the 111 Livingston Street Loan Combination. Neither the Master Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holders (or their representatives).

In addition to the consultation rights of the related Companion Loan Holders (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, each related Companion Loan Holder (or its representative) will have the right to annual conference calls with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the 111 Livingston Street Loan Combination are discussed.

The Pooling and Servicing Agreement is expected to provide that neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions, directions, objections, advice or consultation from the Controlling Class Representative, any Risk Retention Consultation Party, the Operating Advisor or the related Companion Loan Holders (or their representatives) that would cause any one of them to violate applicable law, the terms of the 111 Livingston Street Loan Combination, the related Mortgage Loan documents, the Pooling and Servicing Agreement, including the Servicing Standard, the related Co-Lender Agreement, any related intercreditor agreement, or the REMIC provisions, or that would (i) expose any Certificateholder, the Issuing Entity, any Mortgage Loan Seller (other than with respect to enforcing the rights and remedies against such Mortgage Loan Seller pursuant to the Pooling and Servicing Agreement or the related Mortgage Loan Purchase Agreement with respect to any material defect) or any party to the Pooling and Servicing Agreement or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or the related Co-Lender Agreement, (iii) cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that in its reasonable judgment is not in the best interests of the Certificateholders and/or the related Companion Loan Holders.

Application of Penalty Charges

The related Co-Lender Agreement requires the Pooling and Servicing Agreement to provide that Penalty Charges paid in respect of the 111 Livingston Street Loan Combination will be used (i) to pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances and reimbursement of Property Advances, (ii) to pay the parties to this securitization and any securitization of a 111 Livingston Street Pari Passu Companion Loan for interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing any securitization of a 111 Livingston Street Pari Passu Companion Loan), (iii) to pay certain other expenses incurred with respect to the 111 Livingston Street Loan Combination and (iv) to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation, except that, for so long as a 111 Livingston Street Pari Passu Companion Loan is not included in a securitization, any Penalty Charges allocated to such Companion Loan that are not applied pursuant to clauses (i)-(iii) above will be remitted to the respective Companion Loan Holder and will not be paid to the Master Servicer and/or the Special Servicer without the express consent of such Companion Loan Holder.

Sale of Defaulted Loan Combination

If the 111 Livingston Street Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the 111 Livingston Street Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the 111 Livingston Street Pari Passu Companion Loans together with the 111 Livingston Street Mortgage Loan as one whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the 111 Livingston Street Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holders unless the Special Servicer has delivered to such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 111 Livingston Street Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 111 Livingston Street Loan Combination, and any documents in the servicing file requested by such Companion Loan Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that each related Companion Loan Holder (or its representative) may waive as to itself any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, each of the Issuing Entity (or its representative) and the related Companion Loan Holders (or their representatives) will be permitted to submit an offer at any sale of the 111 Livingston Street Loan Combination unless such person is a Borrower Party.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the terms of the Pooling and Servicing Agreement, the directing holder with respect to the 111 Livingston Street Loan Combination will have the right, at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the 111 Livingston Street Loan Combination and appoint a replacement Special Servicer that is a “qualified servicer” (as defined in the related Co-Lender Agreement) in lieu thereof. Accordingly, subject to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative (prior to a Control Termination Event and provided that the 111 Livingston Street Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to the 111 Livingston Street Loan Combination and appoint a replacement Special Servicer in lieu thereof, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

The Hilton Hawaiian Village Waikiki Beach Resort Loan Combination

Servicing

The Hilton Hawaiian Village Waikiki Beach Resort Loan Combination is being serviced by Wells Fargo Bank, National Association, as servicer (in such capacity, the “Hilton USA Trust 2016-HHV Servicer”), and specially serviced by AEGON USA Realty Advisors, LLC, as special servicer (in such capacity, the “Hilton USA Trust 2016-HHV Special Servicer”), pursuant to the trust and servicing agreement, dated as of November 28, 2016 (the “Hilton USA Trust 2016-HHV Trust and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, the Hilton USA Trust 2016-HHV Servicer, the Hilton USA Trust 2016-HHV Special Servicer, Wells Fargo Bank, National Association, as certificate administrator, and Wilmington Trust, National Association, as trustee, and subject to the terms of the related Co-Lender Agreement entered into between the holders of the promissory notes evidencing the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination (the “Hilton Hawaiian Village Waikiki Beach Resort Noteholders”). See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the related Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to make servicing advances on the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination in accordance with the terms of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement unless such advancing party determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination.

Custody of the Mortgage File

Wells Fargo Bank, National Association, the custodian under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, is the custodian of the mortgage file related to the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination (other than any promissory notes not contributed to such securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the Hilton Hawaiian Village Waikiki Beach Resort Noteholders with respect to distributions of funds received in respect of the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, and provides, in general, that, subject to (a) the allocation of certain amounts to escrows and reserves required by the mortgage loan documents, (b) certain payment and reimbursement rights of the related Outside Servicer, Outside Special Servicer, Outside Certificate Administrator and Outside Trustee under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and (c) the reimbursement rights of the Master Servicer and the related Outside Servicer in respect of unreimbursed advances, all payments, proceeds and other recoveries on the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination will be applied:

●	first, to the holders of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan and the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loans, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the related promissory notes (other than default interest) in an amount equal to the accrued and unpaid interest on such promissory notes at the applicable note interest rate (net of any servicing fee payable to the related Outside Servicer);

●	second, to the holders of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan and the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, until their respective principal balances have been reduced to zero;

●	third, to the holders of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan and the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loans, on a pro rata and pari passu basis (based on the amount of realized losses previously allocated to each such holder’s note), in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holders, plus interest thereon at the applicable note interest rate (net of any servicing fee payable to the related Outside Servicer) compounded monthly from the date the related realized loss was allocated to such holder’s note;

●	fourth, to the holders of the Hilton Hawaiian Village Waikiki Beach Resort Subordinate Companion Loans, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the related promissory notes (other than default interest) in an amount equal to the accrued and unpaid interest on such promissory notes at the applicable note interest rate (net of any servicing fee payable to the related Outside Servicer);

●	fifth, to the holders of the Hilton Hawaiian Village Waikiki Beach Resort Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, until their respective principal balances have been reduced to zero;

●	sixth, to the holders of the Hilton Hawaiian Village Waikiki Beach Resort Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holders, plus interest thereon at the applicable note interest rate (net of any servicing fee payable to the related Outside Servicer) compounded monthly from the date the related realized loss was allocated to such holder’s note;

●	seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan and the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loans, on a pro rata and pari passu basis, then the Hilton Hawaiian Village Waikiki Beach Resort Subordinate Companion Loans, on a pro rata and pari passu basis;

●	eighth, to pay default interest and late payment charges then due and owing under the Loan Combination, all of which will be applied in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement; and

●	ninth, if any excess amount is available to be distributed in respect of the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, and not otherwise applied in accordance with the foregoing clauses first - eighth, such amount is required to be paid to the holders of the promissory notes comprising the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination pro rata based on the initial principal balances of such notes.

Notwithstanding anything to the contrary herein, to the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of the related Mortgaged Property (including following a condemnation) from the lien of the applicable mortgage and mortgage loan documents must be allocated to reduce the principal balance of the Loan Combination in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to value ratio of the Loan Combination exceeds 125% (based solely on real property and excluding any personal property and going concern value).

If a P&I Advance is made with respect to the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances”, on other Mortgage Loans in this securitization, but not out of payments or other collections on the Hilton Hawaiian Village Waikiki Beach Resort Companion Loans.

The Issuing Entity is required to indemnify the related Outside Servicer, Outside Special Servicer, Outside Certificate Administrator, Outside Trustee and Outside Depositor (in each case, as and to the same extent the Hilton USA Trust 2016-HHV securitization trust is required to indemnify such parties under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement) and the Hilton USA Trust 2016-HHV securitization trust against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the related Loan Combination and the related Mortgaged Property under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, to the extent of its pro rata share of such indemnified items.

The Issuing Entity is also required to pay its pro rata share of (i) any servicing advances or administrative advances and any interest accrued and payable on such advances at the advance rate and (ii) any unanticipated trust expenses and any other fees, costs or expenses incurred in connection with the servicing and administration of the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination (including, without, limitation, any costs, fees and expenses related to obtaining any rating agency confirmation and any indemnified items) in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the related Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the borrower for payment of such amounts and any principal and interest collections allocable to the Hilton Hawaiian Village Waikiki Beach Resort Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination or the related Mortgaged Property are not sufficient to pay the amounts described in the preceding two paragraphs, the issuing entity will be required to pay or reimburse its pro rata share of such items from general collections on the other Mortgage Loans in the Issuing Entity. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the Certificates.

Consultation and Control

The controlling noteholder under the related Co-Lender Agreement will be the securitization trust created pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. Pursuant to the terms of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the related Outside Controlling Class Representative will have consent and/or consultation rights with respect to the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination similar, but not necessarily identical, to those of the Controlling Class Representative under the terms of the Pooling and Servicing Agreement with respect to the Serviced Mortgage Loans (exclusive of any Servicing Shift Mortgage Loan or Excluded Controlling Class Mortgage Loan). See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Pursuant to the terms of the related Co-Lender Agreement, after the termination of a subordinate consultation period under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement (and for so long as such termination remains in effect) the Issuing Entity, as a non-controlling note holder, will have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination. The consultation rights of the Issuing Entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the related Outside Servicer or Outside Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the related Outside Special Servicer is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the promissory notes comprising the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination. Neither the related Outside Servicer nor the related Outside Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan (or its representative).

In addition to the consultation rights described above, the Issuing Entity, as the holder of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan (or its representative), will have the right to attend annual meetings (in-person or telephonically in the discretion of the Outside Servicer) with the holder of the related Controlling Note (or the related Outside Servicer or Outside Special Servicer, as applicable, acting on its behalf) upon reasonable notice and at times reasonably acceptable to the related Outside Servicer or Outside Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination; provided that the holder of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan executes, at the request of the related Outside Servicer or Outside Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the related Outside Servicer or Outside Special Servicer, as applicable.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects the Issuing Entity, as the holder of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, entitlements to amounts payable to such Outside Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The rights of the Issuing Entity as holder of a non-controlling note under the related Co-Lender Agreement will be exercisable by the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) or the Special Servicer (consistent with the Servicing Standard and only following the occurrence and during the continuance of a Control Termination Event).

Application of Penalty Charges

The Hilton Hawaiian Village Waikiki Beach Resort Co-Lender Agreement requires the application of default interest and late payment charges as provided in “—Application of Payments” above pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination becomes a defaulted loan under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, and if the related Outside Special Servicer determines to sell the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loans included in the Hilton USA Trust 2016-HHV securitization trust, then such Outside Special Servicer will be required to sell the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan together with all the other promissory notes evidencing the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination (including the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan) as one whole loan. In connection with any such sale, the related Outside Special Servicer will be required to take actions similar to the actions described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination if such loan becomes a defaulted loan without the written consent of each non-controlling note holder, including the Issuing Entity as holder of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan (provided that the consent of any such non-controlling note holder is not required if it is a borrower related party) unless the related Outside Special Servicer has delivered to each such holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, and any documents in the servicing file reasonably requested by a non-controlling note holder that are material to the price of the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale; provided that any non-controlling note holder may waive any of the delivery or timing requirements described in this sentence.

Workout

Subject to the terms and conditions of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the obligation to act in accordance with the servicing standard thereunder, if the related Outside Servicer or Outside Special Servicer, in connection with a workout or proposed workout of the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, modifies the terms thereof such that (i) the principal balance of such Loan Combination is decreased, (ii) the note rate is reduced, (iii) payments of interest or principal on any promissory note comprising such Loan Combination are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of such Loan Combination, such modification shall not alter, and any modification of the mortgage loan documents are required to be structured to preserve, the Sequential Order of payment of the related promissory notes and all payments to the holders of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan and the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loans described under “—Application of Payments” above are required to be made as though such workout did not occur, with the full economic effect of all waivers, reductions or deferrals of amounts due on such Loan Combination attributable to such workout to be borne, first, by the holders of the Hilton Hawaiian Village Waikiki Beach Resort Subordinate Companion Loans, on a pro rata and pari passu basis, based on their respective note principal balances (up to their respective note principal balances, together with accrued interest thereon at the related note rate and any other amounts due to each such noteholder, as applicable) and then, by the holders of the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan and the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loans, on a pro rata and pari passu basis (up to their respective note principal balances, together with accrued interest thereon at the related note rate and any other amounts due to each such noteholder, as applicable).

Special Servicer Appointment Rights

Pursuant to the terms of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the related Outside Controlling Class Representative (prior to a control termination event) will have the right, with or without cause, to replace the related Outside Special Servicer then acting with respect to the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination and appoint a replacement special servicer in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The State Farm Data Center Loan Combination

Servicing

The State Farm Data Center Loan Combination will be serviced by the Master Servicer and the Special Servicer pursuant to the terms of the Pooling and Servicing Agreement. Subject to the terms of the related Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the State Farm Data Center Loan Combination will be effected in accordance with the Pooling and Servicing Agreement.

The Master Servicer or the Trustee, as applicable, will be responsible for making: (i) P&I Advances on the State Farm Data Center Mortgage Loan (but not on the State Farm Data Center Pari Passu Companion Loan) pursuant to the Pooling and Servicing Agreement, in each case, unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Property Advances with respect to the State Farm Data Center Loan Combination, in each case unless a similar determination of nonrecoverability is made under the Pooling and Servicing Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of each of the holders of the State Farm Data Center Loan Combination and provides, in general, that all payments, proceeds and other recoveries on or in respect of the State Farm Data Center Loan Combination (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the State Farm Data Center Mortgage Loan and the State Farm Data Center Pari

Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the related Co-Lender Agreement with respect to the State Farm Data Center Loan Combination will be the Controlling Class Representative. Certain decisions to be made with respect to the State Farm Data Center Loan Combination, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the Pooling and Servicing Agreement, will require the approval of the Controlling Class Representative unless a Control Termination Event exists.

Pursuant to the terms of the related Co-Lender Agreement, the State Farm Data Center Non-Controlling Note Holder (as defined below) will have the right to (i) receive copies of all notices, information and reports that the Special Servicer is required to provide to the Controlling Class Representative within the same time frame it is required to provide such notices, information and reports to the Controlling Class Representative (but without regard to whether or not the Controlling Class Representative actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the related Co-Lender Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the State Farm Data Center Non-Controlling Note Holder. The consultation right of the State Farm Data Center Non-Controlling Note Holder will expire 10 business days after the delivery by the Special Servicer of notice and information relating to the matter subject to consultation, whether or not the State Farm Data Center Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the State Farm Data Center Non-Controlling Note Holder’s consultation rights described above, the Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the State Farm Data Center Mortgage Loan and the State Farm Data Center Pari Passu Companion Loan. In no event will the Master Servicer or Special Servicer be obligated to follow or take any alternative actions recommended by the State Farm Data Center Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Controlling Class Representative or the State Farm Data Center Non-Controlling Note Holder may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any related Mortgage Loan documents, applicable law, the Pooling and Servicing Agreement, the related Co-Lender Agreement or the REMIC provisions of the Code, including, without limitation, the Master Servicer’s or Special Servicer’s obligation to act in accordance with the Servicing Standard or expose the Master Servicer, Special Servicer, paying agent, trust fund, Certificate Administrator, Trustee, Depositor, any Mortgage Loan Seller, Operating Advisor, Custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement.

In addition to the consultation rights of the State Farm Data Center Non-Controlling Note Holder described above, the State Farm Data Center Non-Controlling Note Holder will have the right to annual conference calls with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the State Farm Data Center Loan Combination are discussed.

The “State Farm Data Center Non-Controlling Note Holder” means, with respect to the State Farm Data Center Pari Passu Companion Loan, (i) until the State Farm Data Center Pari Passu Companion Loan is included in a securitization, the holder of the State Farm Data Center Pari Passu Companion Loan and (ii) if the State Farm Data Center Pari Passu Companion Loan is included in a securitization, the party entitled under such securitization to exercise the rights granted to the holder of the State Farm Data Center Pari Passu Companion Loan under the related Co-Lender Agreement and the Pooling and Servicing Agreement.

Application of Penalty Charges

The State Farm Data Center Co-Lender Agreement provides that the Pooling and Servicing Agreement may provide for the application of Penalty Charges paid in respect of the State Farm Data Center Loan Combination to be used to (i) pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances, (ii) to pay the parties to any securitization of a promissory note that evidences a portion of the State Farm Data Center Loan Combination for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the State Farm Data Center Loan Combination and (iv) to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation, except that, for so long as a promissory note that evidences a portion of the State Farm Data Center Loan Combination is not included in a securitization, any Penalty Charges allocated to such promissory note that are not applied pursuant to clauses (i)-(iii) above will be required to be remitted to the respective holder and will not be paid to the Master Servicer and/or the Special Servicer without the express consent of such holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the State Farm Data Center Loan Combination becomes a Defaulted Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement and thereafter the Special Servicer determines pursuant to the Pooling and Servicing Agreement and the related Co-Lender Agreement to pursue a sale of the State Farm Data Center Mortgage Loan, the Special Servicer will be required to sell the State Farm Data Center Mortgage Loan together with the State Farm Data Center Pari Passu Companion Loan as a single whole loan, in accordance with the provisions of the Pooling and Servicing Agreement and the related Co-Lender Agreement; provided that the Special Servicer will not be permitted to sell the State Farm Data Center Loan Combination without the consent of the State Farm Data Center Non-Controlling Note Holder unless the Special Servicer has satisfied certain notice and information delivery requirements. The State Farm Data Center Loan Combination is required to be sold at a price established in accordance with the process described by the related Co-Lender Agreement.

Special Servicer Appointment Rights

The Controlling Class Representative (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the Special Servicer and appoint a replacement special servicer in lieu thereof without the consent of the State Farm Data Center Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the related Co-Lender Agreement) and satisfies the other conditions set forth in the Pooling and Servicing Agreement.

The Summit Place Wisconsin Loan Combination

Servicing

The Summit Place Wisconsin Loan Combination will be serviced by the Master Servicer and the Special Servicer pursuant to the terms of the Pooling and Servicing Agreement. Subject to the terms of the related Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the Summit Place Wisconsin Loan Combination will be effected in accordance with the Pooling and Servicing Agreement.

The Master Servicer or the Trustee, as applicable, will be responsible for making: (i) P&I Advances on the Summit Place Wisconsin Mortgage Loan (but not on the Summit Place Wisconsin Pari Passu Companion Loan) pursuant to the Pooling and Servicing Agreement, in each case, unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Property Advances with respect to the Summit Place Wisconsin Loan Combination, in each case unless a similar determination of nonrecoverability is made under the Pooling and Servicing Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of each of the holders of the Summit Place Wisconsin Loan Combination and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Summit Place Wisconsin Loan Combination (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the Summit Place Wisconsin Mortgage Loan and the Summit Place Wisconsin Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the related Co-Lender Agreement with respect to the Summit Place Wisconsin Loan Combination will be the Controlling Class Representative. Certain decisions to be made with respect to the Summit Place Wisconsin Loan Combination, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the Pooling and Servicing Agreement, will require the approval of the Controlling Class Representative unless a Control Termination Event exists.

Pursuant to the terms of the related Co-Lender Agreement, the Summit Place Wisconsin Non-Controlling Note Holder (as defined below) will have the right to (i) receive copies of all notices, information and reports that the Special Servicer is required to provide to the Controlling Class Representative within the same time frame it is required to provide such notices, information and reports to the Controlling Class Representative (but without regard to whether or not the Controlling Class Representative actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the related Co-Lender Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the Summit Place Wisconsin Non-Controlling Note Holder. The consultation right of the Summit Place Wisconsin Non-Controlling Note Holder will expire 10 business days after the delivery by the Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Summit Place Wisconsin Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the Summit Place Wisconsin Non-Controlling Note Holder’s consultation rights described above, the Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Summit Place Wisconsin Mortgage Loan and the Summit Place Wisconsin Pari Passu Companion Loan. In no event will the Master Servicer or Special Servicer be obligated to follow or take any alternative actions recommended by the Summit Place Wisconsin Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Controlling Class Representative or the Summit Place Wisconsin Non-Controlling Note Holder may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any related Mortgage Loan documents, applicable law, the Pooling and Servicing Agreement, the related Co-Lender Agreement or the REMIC provisions of the Code, including, without limitation, the Master Servicer’s or Special Servicer’s obligation to act in accordance with the Servicing Standard or expose the Master Servicer, Special Servicer, paying agent, trust fund, Certificate Administrator, Trustee, Depositor, any Mortgage Loan Seller, Operating Advisor, Custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement.

In addition to the consultation rights of the Summit Place Wisconsin Non-Controlling Note Holder described above, the Summit Place Wisconsin Non-Controlling Note Holder will have the right to annual conference calls with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the Summit Place Wisconsin Loan Combination are discussed.

The “Summit Place Wisconsin Non-Controlling Note Holder” means, with respect to the Summit Place Wisconsin Pari Passu Companion Loan, (i) until the Summit Place Wisconsin Pari Passu Companion Loan is included in a securitization, the holder of the Summit Place Wisconsin Pari Passu Companion Loan and (ii) if the Summit Place Wisconsin Pari Passu Companion Loan is included in a securitization, the party entitled under such securitization to exercise the rights granted to the holder of the Summit Place Wisconsin Pari Passu Companion Loan under the related Co-Lender Agreement and the Pooling and Servicing Agreement.

Application of Penalty Charges

The Summit Place Wisconsin Co-Lender Agreement provides that the Pooling and Servicing Agreement may provide for the application of Penalty Charges paid in respect of the Summit Place Wisconsin Loan Combination to be used to (i) pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances, (ii) to pay the parties to any securitization of a promissory note that evidences a portion of the Summit Place Wisconsin Loan Combination for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the Summit Place Wisconsin Loan Combination and (iv) to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation, except that, for so long as a promissory note that evidences a portion of the Summit Place Wisconsin Loan Combination is not included in a securitization, any Penalty Charges allocated to such promissory note that are not applied pursuant to clauses (i)-(iii) above will be required to be remitted to the respective holder and will not be paid to the Master Servicer and/or the Special Servicer without the express consent of such holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Summit Place Wisconsin Loan Combination becomes a Defaulted Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement and thereafter the Special Servicer determines pursuant to the Pooling and Servicing Agreement and the related Co-Lender Agreement to pursue a sale of the Summit Place Wisconsin Mortgage Loan, the Special Servicer will be required to sell the Summit Place Wisconsin Mortgage Loan together with the Summit Place Wisconsin Pari Passu Companion Loan as a single whole loan, in accordance with the provisions of the Pooling and Servicing Agreement and the related Co-Lender Agreement; provided that the Special Servicer will not be permitted to sell the Summit Place Wisconsin Loan Combination without the consent of the Summit Place Wisconsin Non-Controlling Note Holder unless the Special Servicer has satisfied certain notice and information delivery requirements. The Summit Place Wisconsin Loan Combination is required to be sold at a price established in accordance with the process described by the related Co-Lender Agreement.

Special Servicer Appointment Rights

The Controlling Class Representative (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the Special Servicer and appoint a replacement special servicer in lieu thereof without the consent of the Summit Place Wisconsin Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the related Co-Lender Agreement) and satisfies the other conditions set forth in the Pooling and Servicing Agreement.

The 681 Fifth Avenue Loan Combination

Servicing

The 681 Fifth Avenue Loan Combination and any related REO Property are serviced and administered pursuant to the pooling and servicing agreement (the “MSC 2016-UBS12 Pooling and Servicing Agreement”) for the commercial mortgage securitization transaction (the “MSC 2016-UBS12 Securitization”) involving the issuance of the Morgan Stanley Capital I Trust 2016-UBS12, Commercial Mortgage Pass-Through Certificates, Series 2016-UBS12, dated and effective as of December 1, 2016, between Morgan Stanley Capital I Inc., as depositor (the “MSC 2016-UBS12 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “MSC 2016-UBS12 Servicer”), Rialto Capital Advisors, LLC, as special servicer (in such capacity, the “MSC 2016-UBS12 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “MSC 2016-UBS12 Certificate Administrator”) and trustee (in such capacity, the “MSC 2016-UBS12 Trustee”) and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “MSC 2016-UBS12 Operating Advisor”) and asset representations reviewer (in such capacity, the “MSC 2016-UBS12 Asset Representations Reviewer”), by the MSC 2016-UBS12 Servicer and the MSC 2016-UBS12 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside

Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the 681 Fifth Avenue Loan Combination, the servicing standard set forth in the MSC 2016-UBS12 Pooling and Servicing Agreement requires the MSC 2016-UBS12 Servicer and the MSC 2016-UBS12 Special Servicer to take into account the interests of the MSC 2016-UBS12 certificateholders, the Issuing Entity, as the holder of the 681 Fifth Avenue Mortgage Loan, and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization, as a collective whole.

Amounts payable to the Issuing Entity as the holder of the 681 Fifth Avenue Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MSC 2016-UBS12 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the 681 Fifth Avenue Loan Combination (other than the promissory notes evidencing the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the 681 Fifth Avenue Mortgage Loan and the holders of the 681 Fifth Avenue Pari Passu Companion Loans with respect to distributions of funds received in respect of the 681 Fifth Avenue Loan Combination, and provides, in general, that:

●	the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on the 681 Fifth Avenue Loan Combination will be required to be distributed by the MSC 2016-UBS12 Servicer and applied to the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to amounts required to be deposited in reserve or escrow pursuant to the related mortgage loan documents, proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related mortgage loan documents and certain amounts that are then due and payable pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement to the parties to the MSC 2016-UBS12 Pooling and Servicing Agreement); and

●	fees, costs and expenses relating to the 681 Fifth Avenue Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 681 Fifth Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 681 Fifth Avenue Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 681 Fifth Avenue Pari Passu Companion Loans. Similarly, P&I advances on the 681 Fifth Avenue Pari Passu Companion Loans are not reimbursable out of payments or other collections on the 681 Fifth Avenue Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the 681 Fifth Avenue Mortgage Loan or the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the MSC 2016-UBS12 Securitization, subject to the MSC 2016-UBS12 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization or general collections with respect to the securitization of any of such 681 Fifth Avenue Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the 681 Fifth Avenue Loan Combination, as of any date of determination, will be the holders of certificates issued in connection with the MSC 2016-UBS12 Securitization representing the specified interest in the class of certificates designated as the “controlling class” or the duly appointed representative of such certificates or such other party that the MSC 2016-UBS12 issuing entity grants the right to exercise the rights granted to the directing holder in the related Co-Lender Agreement, provided that no “borrower party” (as defined under the MSC 2016-UBS12 Pooling and Servicing Agreement) will be entitled to act as directing holder; and provided, further, that, unless a consultation termination event exists under the MSC 2016-UBS12 Pooling and Servicing Agreement, or the 681 Fifth Avenue Loan Combination is an “excluded mortgage loan” under the MSC 2016-UBS12 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “MSC 2016-UBS12 Controlling Class Representative”) is entitled to exercise the rights of the directing holder with respect to the 681 Fifth Avenue Loan Combination. In its capacity as representative of the directing holder under the related Co-Lender Agreement, the MSC 2016-UBS12 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the 681 Fifth Avenue Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the 681 Fifth Avenue Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the MSC 2016-UBS12 Pooling and Servicing Agreement, the MSC 2016-UBS12 Controlling Class Representative has the same consent and/or consultation rights with respect to the 681 Fifth Avenue Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the MSC 2016-UBS12 issuing entity (other than any “excluded mortgage loan” under the MSC 2016-UBS12 Pooling and Servicing Agreement) that are serviced under the MSC 2016-UBS12 Pooling and Servicing Agreement and do not have companion loans.

In addition, the Issuing Entity, as holder of the 681 Fifth Avenue Mortgage Loan (or its representative) and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, is required to provide to the MSC 2016-UBS12 Controlling Class Representative (within the same time frame such notices, information and reports would have been required to be provided to the MSC 2016-UBS12 Controlling Class Representative under the MSC 2016-UBS12 Pooling and Servicing Agreement without regard to whether or not the MSC 2016-UBS12 Controlling Class Representative actually has lost any rights to receive such information as a result of a consultation termination event or the equivalent under the MSC 2016-UBS12 Pooling and Servicing Agreement) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 681 Fifth Avenue Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 681 Fifth Avenue Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 681 Fifth Avenue Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 681 Fifth Avenue Loan Combination. The consultation rights of the Issuing Entity (or its representative) and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives), will, in each case, expire 10 business days (or in connection with an “acceptable insurance default”, as defined under the related Co-Lender Agreement, 30 days) from the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to, or requested by, the MSC 2016-UBS12 Controlling Class Representative; provided, that if the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day (or 30 day) consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the consultation rights described above, the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day (or 30 day) period if it determines, in accordance with the servicing standard under the MSC 2016-UBS12 Pooling and Servicing Agreement, that immediate action with respect thereto is necessary to protect the interests of the holders of the 681 Fifth Avenue Loan Combination. Neither the MSC 2016-UBS12 Servicer nor the MSC 2016-UBS12 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives).

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives) will have the right to annual conference calls with the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, in which servicing issues related to the 681 Fifth Avenue Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement requires the MSC 2016-UBS12 Pooling and Servicing Agreement to provide that items in the nature of Penalty Charges paid on the 681 Fifth Avenue Loan Combination will be used (i) to pay the MSC 2016-UBS12 Servicer, the MSC 2016-UBS12 Trustee or the MSC 2016-UBS12 Special Servicer for interest accrued on any property protection advances and reimbursement of property protection advances, (ii) to pay the parties to the MSC 2016-UBS12 Securitization, this securitization and any other securitization of a 681 Fifth Avenue Pari Passu Companion Loan not included in the MSC 2016-UBS12 Securitization for interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement or the document governing any securitization of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization), (iii) to pay certain other expenses incurred with respect to the 681 Fifth Avenue Loan Combination and (iv) to pay to the MSC 2016-UBS12 Servicer and/or the MSC 2016-UBS12 Special Servicer as additional servicing compensation.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the MSC 2016-UBS12 Pooling and Servicing Agreement, if the 681 Fifth Avenue Loan Combination becomes a defaulted mortgage loan under the MSC 2016-UBS12 Pooling and Servicing Agreement, and if the MSC 2016-UBS12 Special Servicer determines to sell the 681 Fifth Avenue Pari Passu Companion Loan included in the MSC 2016-UBS12 Securitization in accordance with the MSC 2016-UBS12 Pooling and Servicing Agreement, then the MSC 2016-UBS12 Special Servicer will be required to sell the 681 Fifth Avenue Mortgage Loan and all 681 Fifth Avenue Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the MSC 2016-UBS12 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the MSC 2016-UBS12 Special Servicer will not be permitted to sell the 681 Fifth Avenue Loan Combination if it becomes a defaulted mortgage loan under the MSC 2016-UBS12 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the 681 Fifth Avenue Mortgage Loan, and the holders of the 681 Fifth Avenue Pari Passu Companion Loans not included in the MSC 2016-UBS12 Securitization (or their representatives), unless the MSC 2016-UBS12 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 681 Fifth Avenue Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the MSC 2016-UBS12 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 681 Fifth Avenue Loan Combination, and any documents in the servicing file requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the MSC 2016-UBS12 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the MSC 2016-UBS12 Servicer or the MSC 2016-UBS12 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the 681 Fifth Avenue Pari Passu Companion

Loans not included in the MSC 2016-UBS12 Securitization (or their representatives) may waive, as to itself, any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, each of the Issuing Entity (or its representative) and the holders of the 681 Fifth Avenue Pari Passu Companion Loans (or their representatives) will be permitted to bid at any sale of the 681 Fifth Avenue Loan Combination unless such person is a “borrower party” (as defined under the MSC 2016-UBS12 Pooling and Servicing Agreement).

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the MSC 2016-UBS12 Pooling and Servicing Agreement, the directing holder with respect to the 681 Fifth Avenue Loan Combination has the right, at any time and from time to time, with or without cause, to replace the MSC 2016-UBS12 Special Servicer then acting with respect to the 681 Fifth Avenue Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as defined in the related Co-Lender Agreement). Accordingly, the MSC 2016-UBS12 Controlling Class Representative (prior to a control termination event under the MSC 2016-UBS12 Pooling and Servicing Agreement and provided that the 681 Fifth Avenue Loan Combination is not an “excluded mortgage loan” under the MSC 2016-UBS12 Pooling and Servicing Agreement), and the applicable MSC 2016-UBS12 certificateholders with the requisite percentage of voting rights (after a control termination event under the MSC 2016-UBS12 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the MSC 2016-UBS12 Special Servicer then acting with respect to the 681 Fifth Avenue Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as described in the related Co-Lender Agreement) in lieu thereof.

The 8 Times Square & 1460 Broadway Loan Combination

Servicing

The 8 Times Square & 1460 Broadway Loan Combination and any related REO Property are serviced and administered pursuant to the CD 2016-CD2 Pooling and Servicing Agreement for the commercial mortgage securitization transaction (the “CD 2016-CD2 Securitization”) involving the issuance of the CD 2016-CD2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-CD2, by the CD 2016-CD2 Servicer and the CD 2016-CD2 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the 8 Times Square & 1460 Broadway Loan Combination, the servicing standard set forth in the CD 2016-CD2 Pooling and Servicing Agreement requires the CD 2016-CD2 Servicer and the CD 2016-CD2 Special Servicer to take into account the interests of the CD 2016-CD2 certificateholders, the Issuing Entity, as the holder of the 8 Times Square & 1460 Broadway Mortgage Loan, and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization, as a collective whole.

Amounts payable to the Issuing Entity as the holder of the 8 Times Square & 1460 Broadway Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the CD 2016-CD2 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the 8 Times Square & 1460 Broadway Loan Combination (other than the promissory notes evidencing the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the 8 Times Square & 1460 Broadway Mortgage Loan and the holders of the 8 Times Square & 1460 Broadway Pari Passu Companion

Loans with respect to distributions of funds received in respect of the 8 Times Square & 1460 Broadway Loan Combination, and provides, in general, that:

●	the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the other or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 8 Times Square & 1460 Broadway Loan Combination or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related mortgage loan documents, all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or property advances then due and payable or reimbursable to the CD 2016-CD2 Trustee, the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer under the CD 2016-CD2 Pooling and Servicing Agreement and certain amounts that are then due, payable or reimbursable to the parties to the CD 2016-CD2 Pooling and Servicing Agreement); and

●	fees, costs and expenses relating to the 8 Times Square & 1460 Broadway Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 8 Times Square & 1460 Broadway Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 8 Times Square & 1460 Broadway Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 8 Times Square & 1460 Broadway Pari Passu Companion Loans. Similarly, P&I advances on the 8 Times Square & 1460 Broadway Pari Passu Companion Loans are not reimbursable out of payments or other collections on the 8 Times Square & 1460 Broadway Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the 8 Times Square & 1460 Broadway Mortgage Loan or the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the CD 2016-CD2 Securitization, subject to the CD 2016-CD2 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization or general collections with respect to the securitization of such 8 Times Square & 1460 Broadway Pari Passu Companion Loan.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the 8 Times Square & 1460 Broadway Loan Combination, as of any date of determination, will be the related Outside Controlling Class Representative (the “CD 2016-CD2 Controlling Class Representative”) or any other party assigned the rights to exercise the rights of the “controlling note holder” under the related Co-Lender Agreement, as and to the extent provided in the CD 2016-CD2 Pooling and Servicing Agreement. In its capacity as representative of the Controlling Note Holder under the related Co-Lender Agreement, the CD 2016-CD2 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the 8 Times Square & 1460 Broadway Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the 8 Times Square & 1460 Broadway Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus).

Pursuant to the terms of the CD 2016-CD2 Pooling and Servicing Agreement, the CD 2016-CD2 Controlling Class Representative has the same consent and/or consultation rights with respect to the 8 Times Square & 1460 Broadway Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the CD 2016-CD2 issuing entity (other than any “excluded mortgage loan” under the CD 2016-CD2 Pooling and Servicing Agreement) that are serviced under the CD 2016-CD2 Pooling and Servicing Agreement and do not have companion loans.

In addition, the Issuing Entity, as holder of the 8 Times Square & 1460 Broadway Mortgage Loan (or its representative) and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative), will (i) have a right to receive copies of any notice, information and report that the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable, is required to provide to the CD 2016-CD2 Controlling Class Representative (within the same time frame such notice, information or report is or would have been required to be provided to the CD 2016-CD2 Controlling Class Representative under the CD 2016-CD2 Pooling and Servicing Agreement, without regard to whether such items are actually required to be provided to the CD 2016-CD2 Controlling Class Representative under the CD 2016-CD2 Pooling and Servicing Agreement due to the occurrence of a control termination event or a consultation termination event thereunder) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 8 Times Square & 1460 Broadway Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the 8 Times Square & 1460 Broadway Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 8 Times Square & 1460 Broadway Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the 8 Times Square & 1460 Broadway Loan Combination. The consultation rights of the Issuing Entity (or its representative) and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative), will, in each case, expire 10 business days from the delivery thereto of written notice of the proposed action, together with copies of the notice, information and report required to be provided to the CD 2016-CD2 Controlling Class Representative (whether or not the Issuing Entity (or its representative) has responded within such ten (10) business day period); provided, that if the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the ten (10) business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information thereto. Notwithstanding the consultation rights described above, the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect thereto is necessary to protect the interests of the holders of the 8 Times Square & 1460 Broadway Loan Combination. Neither the CD 2016-CD2 Servicer nor the CD 2016-CD2 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative).

In addition to the consultation rights of the Issuing Entity (or its representative) and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable) with the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable, in which servicing issues related to the 8 Times Square & 1460 Broadway Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement requires that items in the nature of Penalty Charges paid on the 8 Times Square & 1460 Broadway Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans by the amount necessary to pay the CD 2016-CD2 Servicer, the CD 2016-CD2 Trustee or the CD 2016-CD2 Special Servicer for any interest accrued on any property protection advances and reimbursement of property protection advances in accordance with the terms of the CD 2016-CD2 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans by the amount necessary to pay the CD 2016-CD2 Servicer, CD 2016-CD2 Trustee, the Master Servicer, the Trustee, the master servicer or the trustee for the securitization of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CD 2016-CD2 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the CD 2016-CD2 Pooling and Servicing Agreement, the Pooling and Servicing Agreement or the document governing the securitization of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 8 Times Square & 1460 Broadway Loan Combination (as specified in the CD 2016-CD2 Pooling and Servicing Agreement) and, finally, to the CD 2016-CD2 Servicer and/or the CD 2016-CD2 Special Servicer as additional servicing compensation as provided in the CD 2016-CD2 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the CD 2016-CD2 Pooling and Servicing Agreement, if the 8 Times Square & 1460 Broadway Loan Combination becomes a defaulted mortgage loan under the CD 2016-CD2 Pooling and Servicing Agreement, and if the CD 2016-CD2 Special Servicer determines to sell the 8 Times Square & 1460 Broadway Pari Passu Companion Loan included in the CD 2016-CD2 Securitization in accordance with the CD 2016-CD2 Pooling and Servicing Agreement, then the CD 2016-CD2 Special Servicer will be required to sell the 8 Times Square & 1460 Broadway Mortgage Loan and the 8 Times Square & 1460 Broadway Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the CD 2016-CD2 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CD 2016-CD2 Special Servicer will not be permitted to sell the 8 Times Square & 1460 Broadway Loan Combination if it becomes a defaulted mortgage loan under the CD 2016-CD2 Pooling and Servicing Agreement without the written consent of the Issuing Entity (or its representative), as holder of the 8 Times Square & 1460 Broadway Mortgage Loan, and the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative) (provided that such consent will not be required if the Issuing Entity or the Companion Loan Holder is the related borrower or an affiliate thereof), unless the CD 2016-CD2 Special Servicer has delivered to the Issuing Entity (or its representative) and such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 8 Times Square & 1460 Broadway Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CD 2016-CD2 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 8 Times Square & 1460 Broadway Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) or the Companion Loan Holder (or its representative) that are material to the price of the 8 Times Square & 1460 Broadway Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CD 2016-CD2 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holder of the 8 Times Square & 1460 Broadway Pari Passu Companion Loan not included in the CD 2016-CD2 Securitization (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CD 2016-CD2 Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the holders of the 8 Times Square & 1460 Broadway Pari Passu Companion Loans (or their representatives) will be permitted to submit an offer at any sale of the 8 Times Square & 1460 Broadway Loan Combination unless such person is the related Mortgage Loan borrower or an agent or affiliate of the related Mortgage Loan borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the 8 Times Square & 1460 Broadway Loan Combination has the right, at any time and from time to time, with or without cause, subject to the terms of the CD 2016-CD2 Pooling and Servicing Agreement, to replace the CD 2016-CD2 Special Servicer then acting with respect to the 8 Times Square & 1460 Broadway Loan Combination and appoint a replacement special servicer in lieu thereof. Accordingly, the CD 2016-CD2 Controlling Class Representative (prior to a control termination event under the CD 2016-CD2 Pooling and Servicing Agreement and provided that the 8 Times Square & 1460 Broadway Loan Combination is not an “excluded mortgage loan” under the CD 2016-CD2 Pooling and Servicing Agreement) has the right, with or without cause, to replace the CD 2016-CD2 Special Servicer then acting with respect to the 8 Times Square & 1460 Broadway Loan Combination and appoint a replacement special servicer in lieu thereof. Additionally, the applicable CD 2016-CD2 certificateholders with the requisite percentage of voting rights (after a control termination event under the CD 2016-CD2 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the CD 2016-CD2 Special Servicer then acting with respect to the 8 Times Square & 1460 Broadway Loan Combination and appoint a replacement special servicer in lieu thereof.

The Marriott Hilton Head Resort & Spa Loan Combination

Servicing

The Marriott Hilton Head Resort & Spa Loan Combination and any related REO Property are serviced and administered pursuant to the pooling and servicing agreement (the “WFCM 2016-LC25 Pooling and Servicing Agreement”) for the commercial mortgage securitization transaction (the “WFCM 2016-LC25 Securitization”) involving the issuance of the Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, dated and effective as of December 1, 2016, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “WFCM 2016-LC25 Depositor”), Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “WFCM 2016-LC25 Servicer”), CWCapital Asset Management LLC, as special servicer (in such capacity, the “WFCM 2016-LC25 Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2016-LC25 Certificate Administrator”), Wilmington Trust, National Association, as trustee (in such capacity, the “WFCM 2016-LC25 Trustee”) and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “WFCM 2016-LC25 Operating Advisor”) and as asset representations reviewer (in such capacity, the “WFCM 2016-LC25 Asset Representations Reviewer”), by the WFCM 2016-LC25 Servicer and the WFCM 2016-LC25 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Marriott Hilton Head Resort & Spa Loan Combination, the servicing standard set forth in the WFCM 2016-LC25 Pooling and Servicing Agreement requires the WFCM 2016-LC25 Servicer and the WFCM 2016-LC25 Special Servicer to take into account the interests of the WFCM 2016-LC25 certificateholders, the Issuing Entity, as the holder of the Marriott Hilton Head Resort & Spa Mortgage Loan, and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization, as a collective whole.

Amounts payable to the Issuing Entity as the holder of the Marriott Hilton Head Resort & Spa Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the WFCM 2016-LC25 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the Marriott Hilton Head Resort & Spa Loan Combination (other than the promissory notes evidencing the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Marriott Hilton Head Resort & Spa Mortgage Loan and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans with respect to distributions of funds received in respect of the Marriott Hilton Head Resort & Spa Loan Combination, and provides, in general, that:

●	the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on the Marriott Hilton Head Resort & Spa Loan Combination will be required to be distributed by the WFCM 2016-LC25 Servicer and applied to the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to amounts required to be deposited in reserve or escrow pursuant to the related mortgage loan documents, proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related mortgage loan documents and certain amounts that are then due and payable pursuant to the WFCM 2016-LC25 Pooling and Servicing Agreement to the parties to the WFCM 2016-LC25 Pooling and Servicing Agreement); and

●	fees, costs and expenses relating to the Marriott Hilton Head Resort & Spa Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Marriott Hilton Head Resort & Spa Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Marriott Hilton Head Resort & Spa Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans. Similarly, P&I advances on the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans are not reimbursable out of payments or other collections on the Marriott Hilton Head Resort & Spa Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the Marriott Hilton Head Resort & Spa Mortgage Loan or the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the WFCM 2016-LC25 Securitization, subject to the WFCM 2016-LC25 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization or general collections with respect to the securitization of any of such Marriott Hilton Head Resort & Spa Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the Marriott Hilton Head Resort & Spa Loan Combination, as of any date of determination, will be the holders of certificates issued in connection with the WFCM 2016-LC25 Securitization representing the specified interest in the class of certificates designated as the “controlling class” or the duly appointed representative of such certificates or such other party that the WFCM 2016-LC25 issuing entity grants the right to exercise the rights granted to the directing holder in the related Co-Lender Agreement, provided that no related borrower, property manager or affiliate thereof shall be entitled to act as directing holder; and provided, further, that, unless a consultation termination event exists under the WFCM 2016-LC25 Pooling and Servicing Agreement, or the Marriott Hilton Head Resort & Spa Loan Combination is an “excluded mortgage loan” under the WFCM 2016-LC25 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “WFCM 2016-LC25 Controlling Class Representative”) is entitled to exercise the rights of the directing holder with respect to the Marriott Hilton Head Resort & Spa Loan Combination. In its capacity as representative of the directing holder under the related Co-Lender Agreement, the

WFCM 2016-LC25 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Marriott Hilton Head Resort & Spa Loan Combination, including consent and/or consultation rights regarding “major actions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Marriott Hilton Head Resort & Spa Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the WFCM 2016-LC25 Pooling and Servicing Agreement, the WFCM 2016-LC25 Controlling Class Representative has the same consent and/or consultation rights with respect to the Marriott Hilton Head Resort & Spa Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the WFCM 2016-LC25 issuing entity (other than any “excluded mortgage loan” under the WFCM 2016-LC25 Pooling and Servicing Agreement) that are serviced under the WFCM 2016-LC25 Pooling and Servicing Agreement and do not have companion loans.

The related Co-Lender Agreement provides that no objection, direction or advice by the directing holder may require or cause the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, to violate any provision of the related mortgage loan documents, applicable law, the WFCM 2016-LC25 Pooling and Servicing Agreement, the related Co-Lender Agreement, the REMIC provisions or the WFCM 2016-LC25 Servicer’s or the WFCM 2016-LC25 Special Servicer’s obligation to act in accordance with the related servicing standard, or expose the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer to liability or materially expand the scope of the WFCM 2016-LC25 Servicer’s or the WFCM 2016-LC25 Special Servicer’s responsibilities under the WFCM 2016-LC25 Pooling and Servicing Agreement.

In addition, the Issuing Entity, as holder of the Marriott Hilton Head Resort & Spa Mortgage Loan (or its representative) and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, is required to provide to the WFCM 2016-LC25 Controlling Class Representative (within the same time frame such notices, information and reports would have been required to be provided to the WFCM 2016-LC25 Controlling Class Representative under the WFCM 2016-LC25 Pooling and Servicing Agreement without regard to whether or not the WFCM 2016-LC25 Controlling Class Representative actually has lost any rights to receive such information as a result of a consultation termination event or the equivalent under the WFCM 2016-LC25 Pooling and Servicing Agreement) with respect to any “major actions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Marriott Hilton Head Resort & Spa Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Marriott Hilton Head Resort & Spa Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major actions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Marriott Hilton Head Resort & Spa Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Marriott Hilton Head Resort & Spa Loan Combination. The consultation rights of the Issuing Entity (or its representative) and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization (or their representatives), will, in each case, expire 10 business days from the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the WFCM 2016-LC25 Controlling Class Representative; provided, that if the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the consultation rights described above, the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, is permitted to take a “major action” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines, in accordance with the servicing standard under the WFCM 2016-LC25 Pooling and Servicing Agreement, that immediate action with respect thereto is necessary to protect the interests of the holders of the Marriott Hilton Head Resort & Spa Loan Combination. Neither the WFCM 2016-LC25 Servicer nor the WFCM 2016-LC25 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization (or their representatives).

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization (or their representatives) will have the right to annual conference calls with the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, in which servicing issues related to the Marriott Hilton Head Resort & Spa Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that the WFCM 2016-LC25 Pooling and Servicing Agreement may provide that items in the nature of Penalty Charges paid on the Marriott Hilton Head Resort & Spa Loan Combination will be used (i) to pay the WFCM 2016-LC25 Servicer, the WFCM 2016-LC25 Trustee or the WFCM 2016-LC25 Special Servicer for interest accrued on any property protection advances, (ii) to pay the parties to the WFCM 2016-LC25 Securitization, this securitization and any other securitization of a Marriott Hilton Head Resort & Spa Pari Passu Companion Loan not included in the WFCM 2016-LC25 Securitization for interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the WFCM 2016-LC25 Pooling and Servicing Agreement or the document governing any securitization of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization), (iii) to pay certain other expenses incurred with respect to the Marriott Hilton Head Resort & Spa Loan Combination and (iv) to pay to the WFCM 2016-LC25 Servicer and/or the WFCM 2016-LC25 Special Servicer as additional servicing compensation.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the WFCM 2016-LC25 Pooling and Servicing Agreement, if the Marriott Hilton Head Resort & Spa Loan Combination becomes a defaulted mortgage loan under the WFCM 2016-LC25 Pooling and Servicing Agreement, and if the WFCM 2016-LC25 Special Servicer determines to sell the Marriott Hilton Head Resort & Spa Pari Passu Companion Loan included in the WFCM 2016-LC25 Securitization in accordance with the WFCM 2016-LC25 Pooling and Servicing Agreement, then the WFCM 2016-LC25 Special Servicer will be required to sell the Marriott Hilton Head Resort & Spa Mortgage Loan and all Marriott Hilton Head Resort & Spa Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the WFCM 2016-LC25 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the WFCM 2016-LC25 Special Servicer will not be permitted to sell the Marriott Hilton Head Resort & Spa Loan Combination if it becomes a defaulted mortgage loan under the WFCM 2016-LC25 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the Marriott Hilton Head Resort & Spa Mortgage Loan, and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization (or their representatives), unless the WFCM 2016-LC25 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Marriott Hilton Head Resort & Spa Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the WFCM 2016-LC25 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Marriott Hilton Head Resort & Spa Loan Combination, and any documents in the servicing file requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WFCM 2016-LC25 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans not included in the WFCM 2016-LC25 Securitization (or their representatives) may waive, as to itself, any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, each of the Issuing Entity (or its representative) and the holders of the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans (or their representatives) will be permitted to submit an offer at any sale of the Marriott Hilton Head Resort & Spa Loan Combination unless such person is a borrower or an agent or affiliate of a borrower.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the WFCM 2016-LC25 Pooling and Servicing Agreement, the directing holder with respect to the Marriott Hilton Head Resort & Spa Loan Combination has the right, at any time and from time to time, with or without cause, to replace the WFCM 2016-LC25 Special Servicer then acting with respect to the Marriott Hilton Head Resort & Spa Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as defined in the related Co-Lender Agreement). Accordingly, the WFCM 2016-LC25 Controlling Class Representative (prior to a control termination event under the WFCM 2016-LC25 Pooling and Servicing Agreement and provided that the Marriott Hilton Head Resort & Spa Loan Combination is not an “excluded mortgage loan” under the WFCM 2016-LC25 Pooling and Servicing Agreement), and the applicable WFCM 2016-LC25 certificateholders with the requisite percentage of voting rights (after a control termination event under the WFCM 2016-LC25 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the WFCM 2016-LC25 Special Servicer then acting with respect to the Marriott Hilton Head Resort & Spa Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as described in the related Co-Lender Agreement) in lieu thereof.

The Parts Consolidation Center Loan Combination

Servicing

The Parts Consolidation Center Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Parts Consolidation Center Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holder as a collective whole.

Amounts payable to the Issuing Entity as holder of the Parts Consolidation Center Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holder will be distributed to such holder net of certain fees and expenses on the Parts Consolidation Center Pari Passu Companion Loan as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Parts Consolidation Center Mortgage Loan and the holder of the related Parts Consolidation Center Pari Passu Companion Loan with respect to distributions of funds received in respect of the Parts Consolidation Center Loan Combination, and provides, in general, that:

●	the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Parts Consolidation Center Loan Combination or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to amounts for required reserves or escrows required by the related Mortgage Loan documents to be held as reserves or escrows or received as reimbursements on account of receivables in respect of property protection expenses or Property Advances then due and payable or reimbursable to the Trustee, the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement to the parties thereto and certain amounts then due and payable pursuant to the Pooling and Servicing Agreement to the parties thereto); and

●	fees, costs and expenses relating to the Parts Consolidation Center Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Parts Consolidation Center Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Parts Consolidation Center Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Parts Consolidation Center Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the Parts Consolidation Center Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Parts Consolidation Center Pari Passu Companion Loan or from general collections with respect to the securitization of such Parts Consolidation Center Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the Parts Consolidation Center Loan Combination, as of any date of determination, will be the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Mortgage Loan) or any other party assigned the rights of the Controlling Note Holder under the related Co-Lender Agreement, as and to the extent provided in the Pooling and Servicing Agreement. In its capacity as the Controlling Note Holder under the related Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the Parts Consolidation Center Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the Parts Consolidation Center Loan Combination will require the approval of the Controlling Class Representative as and to the extent described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Parts Consolidation Center Loan Combination as it does, and for so long as it does, with respect to the other Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

In addition, the related Companion Loan Holder (or its representative) will (i) have a right to receive copies of any notice, information and report that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notice, information and report are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement without regard to the occurrence thereunder of a Control Termination or a Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the Parts Consolidation Center Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Parts Consolidation Center Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the Parts Consolidation Center Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Parts Consolidation Center Loan Combination. The consultation right of such related Companion Loan Holder (or its representative) will expire 10 business days following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to the Controlling Class Representative; provided, that if the Master Servicer or the Special Servicer, as applicable proposes a new course of action that is materially different from the action previously proposed, the

10 business day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the related Companion Loan Holder’s (or its representatives’) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Parts Consolidation Center Loan Combination. Neither the Master Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holder (or its representatives).

In addition to the consultation rights of the related Companion Loan Holder (or its representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the related Companion Loan Holder (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Master Servicer or the Special Servicer, as applicable) with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Parts Consolidation Center Loan Combination are discussed.

The Pooling and Servicing Agreement provides that neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions, directions, objections, advice or consultation from the Controlling Class Representative, any risk retention consultation party, the Operating Advisor or the related Companion Loan Holder (or its representative) that would cause any one of them to violate applicable law, the terms of the Parts Consolidation Center Loan Combination, the related Mortgage Loan documents, the Pooling and Servicing Agreement, including the Servicing Standard, the related Co-Lender Agreement, any related intercreditor agreement, or the REMIC provisions or that would (i) expose any Certificateholder, the Issuing Entity, any Mortgage Loan Seller (other than with respect to enforcing the rights and remedies against such Mortgage Loan Seller pursuant to the Pooling and Servicing Agreement or the related Mortgage Loan Purchase Agreement with respect to any material defect) or any party to the Pooling and Servicing Agreement or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or the related Co-Lender Agreement, (iii) cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that in its reasonable judgment is not in the best interests of the Certificateholders and/or the related Companion Loan Holder.

Application of Penalty Charges

The related Co-Lender Agreement provides that Penalty Charges paid on the Parts Consolidation Center Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee or the Special Servicer for any interest accrued on any Property Advances and reimbursement of any Property Advances in accordance with the terms of the Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan by the amount necessary to pay the Master Servicer and the Trustee, and the master servicer and the trustee for any securitization of the Parts Consolidation Center Pari Passu Companion Loan, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing the securitization of the Parts Consolidation Center Pari Passu Companion Loan) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the document governing the securitization of the Parts Consolidation Center Pari Passu Companion Loan), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Parts Consolidation Center Loan Combination (as specified in the Pooling and Servicing Agreement); and, finally , (i) in the case of the remaining amount of Penalty Charges allocable to the Parts Consolidation Center Mortgage Loan, be paid to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement and (ii) in the case of the remaining amount of Penalty Charges allocable to the Parts Consolidation Center Pari Passu Companion Loan, be paid, (x) prior to the securitization of such Parts Consolidation Center Pari Passu Companion Loan, to the related Companion Loan Holder and (y) following the securitization of such Parts Consolidation Center Pari Passu Companion Loan, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

If the Parts Consolidation Center Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the Parts Consolidation Center Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the Parts Consolidation Center Pari Passu Companion Loan together with the Parts Consolidation Center Mortgage Loan as one whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the Parts Consolidation Center Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holder unless the Special Servicer has delivered to such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Parts Consolidation Center Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Parts Consolidation Center Loan Combination, and any documents in the servicing file reasonably requested by such Companion Loan Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that such related Companion Loan Holder (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the Pooling and Servicing Agreement, each of the related Controlling Note Holder (or its representative) and the related Companion Loan Holder (or its representative) will be permitted to submit an offer at any sale of the Parts Consolidation Center Loan Combination unless such person is a the related borrower or an agent or affiliate of the related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the terms of the Pooling and Servicing Agreement, the directing holder with respect to the Parts Consolidation Center Loan Combination will have the right, at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the Parts Consolidation Center Loan Combination and appoint a replacement Special Servicer in lieu thereof. Accordingly, subject to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative (prior to a Control Termination Event and provided that the Parts Consolidation Center Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to the Parts Consolidation Center Loan Combination and appoint a replacement Special Servicer in lieu thereof, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” in this prospectus.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citigroup Global Markets Realty Corp. and German American Capital Corporation are the Sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citigroup Global Markets Realty Corp.

General

Citigroup Global Markets Realty Corp. (“CGMRC”) is a Sponsor. CGMRC is a New York corporation organized in 1979 and is a wholly-owned subsidiary of Citicorp Banking Corporation, a Delaware corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CGMRC maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group. Its facsimile number is (212) 723-8604. CGMRC is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor) and Citigroup Global Markets Inc. (one of the underwriters). CGMRC makes, and purchases from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in commercial mortgage-backed securities (“CMBS”) transactions. CGMRC also purchases and finances residential mortgage loans, consumer receivables and other financial assets.

Neither CGMRC nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CGMRC for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CGMRC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

CGMRC’s Commercial Mortgage Origination and Securitization Program

CGMRC, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States and abroad. CGMRC has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996 and has been involved in the securitization of residential mortgage loans since 1987. The multifamily and commercial mortgage loans originated by CGMRC include both fixed rate loans and floating rate loans. Most of the multifamily and commercial mortgage loans included by CGMRC in commercial mortgage securitizations sponsored by CGMRC have been originated, directly or through correspondents, by CGMRC or an affiliate. CGMRC securitized approximately $1.25 billion, $1.49 billion, $2.60 billion, $4.27 billion, $7.02 billion, $6.35 billion, $1.08 billion, $0, $517 million, $1.25 billion, $1.73 billion, $4.75 billion, $5.23 billion, $6.19 billion and $5.79 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and 2016, respectively.

In addition, in the normal course of its business, CGMRC may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CGMRC.

CGMRC has also sponsored, in private placement transactions, multifamily and commercial mortgage loans which it either originated or acquired from third-party originators that underwrote them to their own underwriting criteria.

In connection with the commercial mortgage securitization transactions in which it participates, CGMRC generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CGMRC generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. CGMRC will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators. Generally CGMRC and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CGMRC Mortgage Loans

General

In connection with the preparation of this prospectus, CGMRC conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CGMRC Mortgage Loans. No sampling procedures were used in the review process.

Database

First, CGMRC created a database of information (the “CGMRC Securitization Database”) obtained in connection with the origination of the CGMRC Mortgage Loans, including:

●	certain information from the CGMRC Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by the CGMRC deal team for each of the CGMRC Mortgage Loans during the underwriting process.

CGMRC also included in the CGMRC Securitization Database certain updates to such information received by the CGMRC securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of the CGMRC securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CGMRC Securitization Database, CGMRC created a Microsoft Excel file (the “CGMRC Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CGMRC Mortgage Loans.

Data Comparison and Recalculation

CGMRC (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CGMRC, relating to information in this prospectus regarding the CGMRC Mortgage Loans. These procedures included:

●	comparing the information in the CGMRC Data File against various source documents provided by CGMRC that are described above under “—Database”;

●	comparing numerical information regarding the CGMRC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CGMRC Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CGMRC Mortgage Loans disclosed in this prospectus.

Legal Review

CGMRC also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CGMRC Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CGMRC Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CGMRC Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CGMRC’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of any mortgage loans that are interest-only for their entire term or a portion of their term;

●	a list of mortgage loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	a list of mortgage loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CGMRC also provided to origination counsel the Sponsor representations and warranties attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CGMRC compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CGMRC Mortgage Loan originated by CGMRC or its affiliates, CGMRC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CGMRC Mortgage Loan, if any, purchased by CGMRC or its affiliates from a third-party originator of such CGMRC Mortgage Loan, CGMRC reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CGMRC Mortgage Loan to CGMRC or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CGMRC Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. With respect to any CGMRC Mortgage Loan that is purchased by CGMRC or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CGMRC or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CGMRC or its affiliates. The rights, if any, that CGMRC or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee, and the certificateholders and the trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described above under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of CGMRC, as mortgage loan seller, with respect to the CGMRC Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any CGMRC’s representations and warranties regarding the CGMRC Mortgage Loans, including any CGMRC Mortgage Loan that is purchased by CGMRC or its affiliates from a third party originator.

In addition, with respect to each CGMRC Mortgage Loan, CGMRC reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates

Furthermore, CGMRC requested the borrowers under the CGMRC Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CGMRC became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CGMRC Mortgage Loan, CGMRC requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries

Finally, CGMRC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CGMRC Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CGMRC Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, CGMRC found and concluded that the disclosure regarding the CGMRC Mortgage Loans in this prospectus is accurate in all material respects. CGMRC also found and concluded that the CGMRC Mortgage Loans were originated in accordance with CGMRC’s origination procedures and underwriting criteria, except for any material deviations described under “—The Originators—Citigroup Global Markets Realty Corp.—Exceptions to Underwriting Criteria” in this prospectus. CGMRC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

CGMRC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 16, 2016. CGMRC’s Central Index Key is 0001541001. With respect to the period from and including January 1, 2014 to and including December 31, 2016, CGMRC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CGMRC nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that CGMRC will retain the a portion of the VRR Interest as described under “Credit Risk Retention”, and an affiliate of CGMRC may purchase the Class R Certificates. However, CGMRC and/or its affiliates may retain on the Closing Date, or own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than its portion of the VRR Interest) at any time. CGMRC or a permitted affiliate will be required to retain its portion of the VRR Interest as and to the extent described under “Credit Risk Retention”.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a Sponsor, a Mortgage Loan Seller and an originator. Except with respect to (i) the 85 Tenth Avenue Loan Combination, which was co-originated by Deutsche Bank AG, New York Branch and Wells Fargo Bank, National Association, (ii) the 111 Livingston Street Loan Combination, which was co-originated by Deutsche Bank AG, New York Branch and Citigroup Global Markets Realty Corp. and (iii) the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, which was co-originated by Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, it is expected that Deutsche Bank AG, New York Branch or an affiliate will, as of the date of the initial issuance of the certificates, hold the 229 West 43rd Street Retail Condo Pari Passu Companion Loans designated as note A-2 and note A-3, the Prudential Plaza Pari Passu Companion Loan designated as note A-4-2, the Moffett Place Google Pari Passu Companion Loans designated as note A-2, note A-4, note A-5 and note A-6, the 111 Livingston Street Pari Passu Companion Loan designated as note A-4, the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loan designated as note A-2-B-2, the State Farm Data Center Pari Passu Companion Loan designated as note A-2 and the Summit Place Wisconsin Pari Passu Companion Loan designated as note A-2.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of Deutsche Bank AG, New York Branch, an originator, an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. .. . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, 10 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 9.6% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, 3 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 7.2% of the Initial Pool Balance.

GACC’s Securitization Program

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through January 23, 2017 is approximately $52.750 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the Issuing Entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview

GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape

To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators (as defined below in “Transaction Parties—The Originators—Deutsche Bank AG, New York Branch and German American Capital Corporation”) during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation

The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review

GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures

With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “Transaction Parties—The Originators—Deutsche Bank AG, New York Branch and German American Capital Corporation”, as well as to identify any material deviations from those origination and underwriting criteria. See “Transaction Parties—The Originators—Deutsche Bank AG, New York Branch and German American Capital Corporation—Exceptions” below.

Findings and Conclusions

Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “Transaction Parties—The Originators—Deutsche Bank AG, New York Branch and German American Capital Corporation—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2016. GACC’s Central Index Key number is 0001541294. With respect to the period from and including January 1, 2014 to and including December 31, 2016, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that Deutsche Bank AG, New York Branch (an affiliate of GACC and an originator of the GACC Mortgage Loans) will retain a portion of the VRR Interest as described under “Credit Risk Retention”. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than its portion of the VRR Interest) at any time. Deutsche Bank AG, New York Branch or a permitted affiliate will be required to retain its portion of the VRR Interest as and to the extent described under “Credit Risk Retention”.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Originators

Citigroup Global Markets Realty Corp., German American Capital Corporation and Deutsche Bank AG, New York Branch are referred to in this prospectus as the originators.

The information set forth in this prospectus concerning the identity of the originators and, as set forth below, the underwriting standards of the Sponsors or, if applicable, their affiliated originator(s), has in each case been provided by the related Sponsor.

Citigroup Global Markets Realty Corp.

Overview

CGMRC’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. The CGMRC 229 West 43rd Street Retail Condo Note that was originated by Deutsche Bank AG, New York Branch was re-underwritten by CGMRC in accordance with the underwriting criteria described below prior to CGMRC’s acquisition of such CGMRC 229 West 43rd Street Retail Condo Note from GACC. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CGMRC. Therefore, this general description of CGMRC’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process

The credit underwriting process for each CGMRC loan is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CGMRC. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of the CGMRC deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CGMRC deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CGMRC’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval

All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Requirements

CGMRC’s underwriting standards generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CGMRC’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CGMRC determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements

While CGMRC’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

CGMRC may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CGMRC may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all CGMRC commercial mortgage loans.

Generally, CGMRC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CGMRC Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and CGMRC or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material.

Property Insurance

CGMRC requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CGMRC Mortgage Loans, CGMRC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CGMRC obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CGMRC generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CGMRC. CGMRC or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CGMRC generally requires that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that CGMRC deems material.

Property Condition Report

CGMRC generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CGMRC. CGMRC or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CGMRC often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all CGMRC loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CGMRC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Criteria

Except as disclosed in the following paragraph, none of the CGMRC Mortgage Loans have exceptions to the related underwriting criteria.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8 Beltway Flex Center, representing approximately 0.7% of the Initial Pool Balance, the net cash flow debt service coverage ratio of 1.15x is below the minimum debt service coverage ratio of 1.20x generally required by CGMRC’s underwriting standards. At origination, the Mortgage Loan was structured with a $675,000 performance holdback. The performance holdback may be disbursed if certain conditions are satisfied, including (i) such disbursement is on or prior to the monthly payment date in February 2019, and (ii) the related debt yield, taking into consideration the requested disbursement, is not less than 10% for 2 consecutive test quarters. Based on the net funded Mortgage Loan of $8,325,000, the UW NCF DSCR is 1.25x. Furthermore, the Mortgage Loan is structured to pay on a 25-year amortization schedule instead of a 30-year amortization schedule. Based on the foregoing factors and CGMRC’s evaluation of the quality of the Mortgaged Property, CGMRC approved the inclusion of the Mortgage Loan in this securitization transaction.

Deutsche Bank AG, New York Branch and German American Capital Corporation

General

GACC and Deutsche Bank AG, New York Branch (“DBNY”) are each an originator and are affiliated with each other and with Deutsche Bank Securities Inc., one of the underwriters. GACC and Deutsche Bank AG, New York Branch are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis

In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis

The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio

The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex B to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio

For each mortgaged property, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the mortgaged property as of the date of value in its then-current condition, and in accordance with the mortgaged property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the mortgaged property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with GACC’s acquisition and reunderwriting of a mortgage loan, GACC relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular mortgaged property that varies from a GACC opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower

The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment

Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and GACC relies upon) an environmental site assessment (“ESA”) for a mortgaged property prepared by a qualified environmental firm or (ii) obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the mortgaged property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report

Prior to origination, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a physical assessment report (“PAR”) for each mortgaged property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy

The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each mortgaged property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the mortgaged property is located; and (e) the legal description of the mortgaged property in the title policy must conform to that shown on the survey of the mortgaged property, where a survey has been required.

Property Insurance

The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the mortgaged property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the mortgaged property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the mortgaged property.

Seismic Report

A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance

In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements

The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—Transaction Parties—The Originators—Deutsche Bank AG, New York Branch and German American Capital Corporation”, one or more of the GACC Mortgage Loans may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the GACC Mortgage Loans, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Except as disclosed in the following paragraphs, none of the GACC Mortgage Loans have exceptions to the underwriting standards set forth above.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as State Farm Data Center, representing approximately 4.1% of the Initial Pool Balance, the Mortgage Loan is structured with a 10-year ARD and an approximately 15-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including: (1) the State Farm Data Center Mortgaged Property is 100.0% occupied by State Farm (rated AA by S&P) through the lease expiration date in November 2031, which is the same month in which the final maturity date occurs, (2) the State Farm Data Center Mortgaged Property was recently constructed in 2016 by the tenant and sold in a sale-leaseback to the borrower sponsor and (3) upon loan origination, the borrower sponsor had approximately $46.1 million of cash equity in the Mortgaged Property, which is 36.8% of the approximate $125.3 million purchase price.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as AHIP FLTN 3-Pack, representing approximately 2.1% of the Initial Pool Balance, the Cut-off Date loan-to-value ratio of 72.1% is above the minimum loan-to-value ratio of 70.0% generally required by GACC’s underwriting guidelines for hotel properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the Mortgaged Properties having an aggregate underwritten net operating income debt service coverage ratio (“NOI DSCR”) of 2.37x in comparison to a NOI DSCR of 1.50x provided for in GACC’s underwriting guidelines for hotel properties. In addition, the appraisal determined an “as-complete” value of $41,500,000 as of October 1, 2017, which assumes completion of a PIP that would be required under any new or renewal franchise agreement. Based on the “as-complete” value, the Cut-off Date loan-to-value ratio is 66.3%. At loan origination, the lender reserved $2,167,800 in a PIP reserve account to be used for a future PIP, which was expected to commence upon loan origination. Furthermore, the borrower sponsor is American Hotel Income Properties REIT Inc., which has a current portfolio comprised of 93 hotel properties with a total of 8,685 guestrooms across 28 states and a reported net worth of approximately $323.0 million as of the third quarter of 2016.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 390 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of CGMRC, a Sponsor and an originator, and an affiliate of Citigroup Global Markets Inc., one of the underwriters.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CGMRC or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, CD 2017-CD3 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, including any discretionary activities performed by each of them, is set forth under “—The Trustee and the Certificate Administrator,” “—Servicers—The Master Servicer and the Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor and the Asset Representations Reviewer,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee and the Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, will act as trustee (in such capacity, the “Trustee”), custodian (in such capacity, the “Custodian”) and certificate administrator (in such capacity, the “Certificate Administrator”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of June 30,

2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of June 30, 2016, Wells Fargo Bank was acting as trustee on approximately 357 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $138 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the Pooling and Servicing Agreement, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As Certificate Administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and grantor trust tax returns on behalf of the Grantor Trust, as applicable, and to the extent required under the Pooling and Servicing Agreement, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the Issuing Entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the Mortgage Loan files pursuant to the Pooling and Servicing Agreement. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each Mortgage Loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2016, Wells Fargo Bank was acting as custodian of more than 200,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor. One or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A. (“Wells Fargo Bank”), in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274

RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). Motions to dismiss all of the actions are pending except for the recently filed State Court Complaint. There can be no assurances as to the outcome of the litigations, or the possible impact of the litigations on the trustee or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of any losses to investors, and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any Certificates issued by the Issuing Entity. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire Certificates issued by the Issuing Entity, and in each such case will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Trustee and the Certificate Administrator” heading has been provided by Wells Fargo Bank.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

Each of the Trustee and the Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee and the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s and the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), will be the master servicer (in such capacity, the “Master Servicer”) and in such capacity will initially be responsible for the servicing and administration of the Serviced Loans and any Serviced Loan Combinations under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable Mortgage Loan Seller. Midland will also be appointed as the special servicer (in such capacity, the “Special Servicer”), and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties (other than in respect of Outside Serviced Mortgage Loans), and for reviewing, evaluating, processing and/or providing or withholding consent to Major Decisions and Special Servicer Decisions and taking certain enforcement actions in respect of Mortgage Loans (other than any Outside Serviced Mortgage Loans) and related Serviced Companion Loans, in each case pursuant to the Pooling and Servicing Agreement. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”), Morningstar Credit Ratings, LLC (“Morningstar”), DBRS, Inc. (“DBRS”) and Kroll Bond Rating Agency, Inc. (“KBRA“).

. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar, and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “1” as a master servicer and as a primary servicer, and “2+” as a special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2016, Midland was master and/or primary servicing approximately 29,990 commercial and multifamily mortgage loans with a principal balance of approximately $407 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,727 of such loans, with a total principal balance of approximately $149 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)

	2014	2015	2016

CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of December 31, 2016, Midland was named the special servicer in approximately 245 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $121 billion. With respect to such transactions as of such date, Midland was administering approximately 87 assets with an outstanding principal balance of approximately $659 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2014 to 2016.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)

	2014	2015	2016

Total	$85	$110	$121

Midland may enter into one or more arrangements with any Directing Holder, any Controlling Class Representative, a Controlling Class Certificateholder, any directing certificateholder, any Outside Controlling Note Holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the Special Servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the Special Servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as Special Servicer under the Pooling and Servicing Agreement and any related Co-Lender Agreement and limitations on the right of such person to remove the Special Servicer.

Under the MSC 2016-UBS12 Pooling and Servicing Agreement, Midland is also the initial Outside Servicer of the 681 Fifth Avenue Loan Combination.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Issuing Entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell Certificates issued in this offering, including in the secondary market.

Midland will acquire the right to act as Master Servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the Issuing Entity by the Mortgage Loan Sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00250%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the Issuing Entity.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans prior to the Closing Date.

The foregoing information regarding Midland above under this “—Servicers—The Master Servicer and the Special Servicer” heading has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination), without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Controlling Class Representative (if a Control Termination Event does not exist). The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

The 229 West 43rd Street Retail Condo Loan Combination is being serviced and administered pursuant to the CD 2016-CD2 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and KeyBank National Association, as special servicer.

The 85 Tenth Avenue Loan Combination is being serviced and administered pursuant to the DBWF 2016-85T Trust and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and AEGON USA Realty Advisors, LLC, as special servicer.

The Prudential Plaza Loan Combination is being serviced and administered pursuant to the COMM 2015-CCRE26 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and CWCapital Asset Management LLC, as special servicer.

The Hilton Hawaiian Village Waikiki Beach Resort Loan Combination is being serviced and administered pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and AEGON USA Realty Advisors, LLC, as special servicer.

The 681 Fifth Avenue Loan Combination is being serviced and administered pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer.

The 8 Times Square & 1460 Broadway Loan Combination is being serviced and administered pursuant to the CD 2016-CD2 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and KeyBank National Association, as special servicer.

The Marriott Hilton Head Resort & Spa Loan Combination is being serviced and administered pursuant to the WFCM 2016-LC25 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as general master servicer, and CWCapital Asset Management LLC, as special servicer.

The role and responsibilities of the related Outside Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, generally similar to those of the Master Servicer of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The role and responsibilities of the related Outside Special Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, similar to those of the Special Servicer of the Mortgage Loans (other than Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The CD 2016-CD2 Servicer, the DBWF 2016-85T Servicer, the COMM 2015-CCRE26 Master Servicer, the Hilton USA Trust 2016-HHV Servicer and the WFCM 2016-LC25 Servicer

Wells Fargo Bank, National Association (“Wells Fargo Bank”) is the Outside Servicer with respect to (i) the 229 West 43rd Street Retail Condo Loan Combination and the 8 Times Square & 1460 Broadway Loan Combination under the CD 2016-CD2 Pooling and Servicing Agreement, (ii) the 85 Tenth Avenue Loan Combination under the DBWF 2016-85T Trust and Servicing Agreement, (iii) the Prudential Plaza Loan Combination under the COMM 2015-CCRE26 Pooling and Servicing Agreement, (iv) the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, and (v) the Marriott Hilton Head Resort & Spa Loan Combination under the WFCM 2016-LC25 Pooling and Servicing Agreement. Wells Fargo Bank is also the Trustee and Certificate Administrator under the Pooling and Servicing Agreement. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo Bank, 401 South Tryon Street, 8th Floor, MAC D1050-084, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016

By Approximate Number:	33,391	33,605	32,716	31,128
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.49	$475.39	$503.34	$506.83

Within this portfolio, as of December 31, 2016, are approximately 22,027 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $395.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of December 31, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank services in Europe through its London Branch. Wells Fargo Bank has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in

Germany, Ireland, the Netherlands, and the UK. As of December 31, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB

Calendar Year 2013	$ 346,011,017,466	$ 2,158,219,403	0.62%

Calendar Year 2014	$ 377,947,659,331	$ 1,750,352,607	0.46%

Calendar Year 2015	$ 401,673,056,650	$ 1,600,995,208	0.40%

YTD Q4 2016	$ 385,516,905,565	$ 1,113,577,583	0.29%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar

Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P

Primary Servicer:	CPS2	Average
Special Servicer	CSS3	Average

The long-term issuer ratings of Wells Fargo Bank are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under any Outside Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Outside Serviced Mortgage Loans and Outside Serviced Companion Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Outside Serviced Mortgage Loans and Outside Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (in its capacity as an Outside Servicer) will not have primary responsibility for custody services of original documents evidencing the related Outside Serviced Mortgage Loans or Outside Serviced Companion Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Outside Serviced Mortgage Loans, Outside Serviced Companion Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the servicing standard under the related Outside Servicing Agreement.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo Bank has entered into one or more agreements with the related mortgage loan sellers to purchase the master servicing and/or primary servicing rights to each of the Loan Combinations for which it is acting as Outside Servicer.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and CGMRC, a Sponsor and an originator, or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by CGMRC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the CGMRC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and GACC, a Sponsor and an originator, or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the GACC Mortgage Loans.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo Bank or its affiliates may retain certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding Wells Fargo Bank set forth under this “—Servicers—The Outside Servicers and the Outside Special Servicers —The CD 2016-CD2 Servicer, the DBWF 2016-85T Servicer, the COMM 2015-CCRE26 Master Servicer, the Hilton USA Trust 2016-HHV Servicer and the WFCM 2016-LC25 Servicer” sub-heading has been provided by Wells Fargo Bank.

The DBWF 2016-85T Special Servicer and the Hilton USA Trust 2016-HHV Special Servicer

AEGON USA Realty Advisors, LLC, an Iowa limited liability company (“AURA”), the commercial real estate investment and management subsidiary of AEGON USA Asset Management Holding LLC (“AAM”), will act as the Outside Special Servicer for each of the 85 Tenth Avenue Loan Combination and the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination. AURA’s principal office location is 4333 Edgewood Road, NE, Cedar Rapids, Iowa 52499. Its telephone number is (319) 355-8734.

AURA is a member company of the Aegon Group, one of the world’s largest life insurance and pension organizations, with approximately 28,000 employees worldwide. In the U.S., AAM provides clients with a full range of investment options including fixed income, real estate, equities, funds and alternative investments. AAM had total assets under management of approximately $381.0 billion as of June 30, 2016.

AURA employs a seasoned staff of approximately 200 industry professionals providing comprehensive analysis, and extensive portfolio and market-level monitoring. AURA had total assets under management of approximately $18.14 billion as of June 30, 2016, and advises clients on debt and equity investments across a wide spectrum of real estate classes. AURA’s office locations include: New York, New York; Baltimore, Maryland; Tampa, Florida, Louisville, Kentucky; Cedar Rapids, Iowa; San Francisco, California; Fresno, California; and Irvine, California.

AURA’s special servicing unit was established in 1991 to handle foreclosed real estate and distressed debt following the collapse of the savings and loan industry. The special servicing unit has remained a permanent part of AURA, acting for the AEGON Group portfolio of commercial mortgage loans, servicing on a contracted basis for third parties such as insurance companies, and as a special servicer for large CMBS loans. AURA’s special servicing portfolio includes mortgage loans secured by multifamily, office, retail, industrial and other types of income-producing properties that are located throughout the United States. AURA also serves as special servicer on commercial mortgage loans and mortgage loans for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. As of June 30, 2016, AURA’s total active special servicing portfolio contained 160 assets consisting of 122 loans and 38 real estate owned, or REO, properties with a combined unpaid principal balance, or UPB, of approximately $1.54 billion. As of June 30, 2016, AURA was the named special servicer on 24 CMBS transactions, representing 55 loans, including three CRE CDO transactions with an approximate UPB of $11.3 billion.

The table below contains information on the size of the portfolio of commercial and multifamily mortgage loans, mezzanine loans, CRE CDO assets and REO properties that have been referred to AURA as special servicer in CMBS and CRE CDO transactions from 2013 to 2015.

	Calendar Year End
	(Approximate amounts in billions)
Portfolio Size—CMBS Special Servicing	2013	2014	2015
Total	$1.918	$3.330	$8.858

S&P raised its rating of AURA to the highest level of “Strong” with a stable outlook as of February 2016. AURA is on S&P’s Select Servicer List as a special servicer. AURA is rated “MOR CS2” as a Commercial Mortgage Special Servicer by Morningstar (July 2016) and is rated “CSS2” as a CMBS special servicer by Fitch (December 2015). KBRA reviewed AURA in August 2016 and deemed it to possess the necessary capabilities and attributes to satisfy the minimum requirements to meet its contractual obligations and the servicing standard in accordance with industry practices as a special servicer. AURA’s special servicing unit also provides analytical support for certain of AURA’s commercial real estate-related investment classes, including CMBS and real estate private placements.

AURA’s special servicing unit has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under its servicing agreements. AURA’s servicing system is SS&C Technologies LMS and maintains a thorough business continuity and disaster recovery plan with daily data backup. There have been no material changes to AURA’s policies or procedures in the special servicing function for the past three years. AURA has developed policies, procedures and controls for the performance of its special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Regulation AB under the Securities Act.

No securitization transaction involving commercial or multifamily mortgage loans in which AURA was acting as special servicer has experienced an event of default as a result of any action or inaction by AURA as special servicer. AURA has never been terminated as servicer in a commercial mortgage loan securitization due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by AURA with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which AURA was acting as special servicer. AURA is not an affiliate of the Depositor, any Sponsor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

From time to time, AURA is a party to lawsuits and other legal proceedings that occur as part of its duties as a loan special servicer and that otherwise arise in the ordinary course of its business. AURA does not believe that any such lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to specially service the 85 Tenth Avenue Loan Combination pursuant to the DBWF 2016-85T Trust and Servicing Agreement or the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement.

From time to time, AURA and/or its affiliates may purchase or sell securities, including CMBS certificates. AURA and/or its affiliates may review this prospectus and purchase or sell Certificates issued in this offering, including in the secondary market.

The foregoing information regarding AURA set forth under this “—Servicers—The Outside Servicers and the Outside Special Servicers —The DBWF 2016-85T Special Servicer and the Hilton USA Trust 2016-HHV Special Servicer” sub-heading has been provided by AURA.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $105.1 billion issued in 107 transactions.

As of December 31, 2016, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $29.468 billion issued in 36 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (c) is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, any Risk Retention Consultation Party or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (d) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (e) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing

Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of CGMRC, a Sponsor, an originator, an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, and Citigroup Global Markets Inc., one of the underwriters.

GACC, a Sponsor and an originator, is an affiliate of DBNY, an originator, an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest and Deutsche Bank Securities Inc., one of the underwriters.

Midland, the Master Servicer and the Special Servicer, is also the Outside Servicer under the MSC 2016-UBS12 Pooling and Servicing Agreement, which governs the servicing of the 681 Fifth Avenue Loan Combination.

Wells Fargo Bank, the Certificate Administrator and the Trustee, is also (a) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the CD 2016-CD2 Pooling and Servicing Agreement, which governs the servicing of the 229 West 43rd Street Retail Condo Loan Combination and the 8 Times Square & 1460 Broadway Loan Combination, (b) the Outside Servicer under the DBWF 2016-85T Trust and Servicing Agreement, which governs the servicing of the 85 Tenth Avenue Loan Combination, (c) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the COMM 2015-CCRE26 Pooling and Servicing Agreement, which governs the servicing of the Prudential Plaza Loan Combination, (d) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, which governs the servicing of the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, (e) the Outside Certificate Administrator, the Outside Custodian and the Outside Trustee under the MSC 2016-UBS12 Pooling and Servicing Agreement, which governs the servicing of the 681 Fifth Avenue Loan Combination, and (f) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the WFCM 2016-LC25 Pooling and Servicing Agreement, which governs the servicing of the Marriott Hilton Head Resort & Spa Loan Combination.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also (a) the Outside Operating Advisor and the asset representations reviewer under the CD 2016-CD2 Pooling and Servicing Agreement, which governs the servicing of the 229 West 43rd Street Retail Condo Loan Combination and the 8 Times Square & 1460 Broadway Loan Combination, (b) the Outside Operating Advisor under the COMM 2015-CCRE26 Pooling and Servicing Agreement, which governs the servicing of the Prudential Plaza Loan Combination, and (c) the Outside Operating Advisor and the asset representations reviewer under the MSC 2016-UBS12 Pooling and Servicing Agreement, which governs the servicing of the 681 Fifth Avenue Loan Combination.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, the Certificate Administrator, the Trustee, the Custodian, an Outside Servicer, an Outside Certificate Administrator, an Outside Trustee and an Outside Custodian, and GACC, a Sponsor, and/or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to 10 of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $127,760,501, representing approximately 9.6% of the Initial Pool Balance) to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between Midland, the Master Servicer, the Special Servicer and an Outside Servicer, and GACC, a Sponsor, and/or certain of its affiliates, Midland acts as interim servicer with respect to three (3) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $95,390,442, representing approximately 7.2% of the Initial Pool Balance) to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, the Certificate Administrator, the Trustee, an Outside Servicer, an Outside Certificate Administrator and an Outside Trustee, and CGMRC, a Sponsor, and/or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to 22 of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $495,086,195, representing approximately 37.3% of the Initial Pool Balance) to be contributed to this securitization transaction by CGMRC.

Interim and Other Custodial Arrangements

Set forth below are certain interim and other custodial arrangements that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Wells Fargo Bank, the Certificate Administrator, the Trustee, the Custodian, an Outside Certificate Administrator, an Outside Trustee and an Outside Custodian, is also acting as the interim custodian of the loan files for all of the CGMRC Mortgage Loans, other than with respect to (i) the 229 West 43rd Street Retail Condo Mortgage Loan and the 8 Times Square & 1460 Broadway Mortgage Loan, as to which Wells Fargo Bank is holding the related Mortgage Loan documents in its capacity as the Outside Custodian for the CD 2016-CD2 Securitization, (ii) the 681 Fifth Avenue Mortgage Loan, as to which Wells Fargo Bank is holding the related Mortgage Loan documents in its capacity as the Outside Custodian for the MSC 2016-UBS12 Securitization, and (iii) the Marriott Hilton Head Resort & Spa Mortgage Loan, as to which Wells Fargo Bank is holding the related Mortgage Loan documents in its capacity as the Outside Custodian for the WFCM 2016-LC25 Securitization.

Loan Combination and Mezzanine Loan Arrangements

CGMRC, an originator and a Sponsor, or an affiliate thereof, is the current holder of one or more of the 229 West 43rd Street Retail Condo Pari Passu Companion Loans, one or more of the 111 Livingston Street Pari Passu Companion Loans and the Parts Consolidation Center Pari Passu Companion Loan, but is expected to transfer each such Companion Loan to one or more future commercial mortgage securitization transactions.

DBNY, an originator, or an affiliate thereof, is the current holder of one or more of the 229 West 43rd Street Retail Condo Pari Passu Companion Loans, one or more of the Prudential Plaza Pari Passu Companion Loans, one or more of the Moffett Place Google Pari Passu Companion Loans, one or more of the 111 Livingston Street Pari Passu Companion Loans, one or more of the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loans, the State Farm Data Center Pari Passu Companion Loan and the Summit Place Wisconsin Pari Passu Companion Loan, but is expected to transfer each such Companion Loan to one or more future commercial mortgage securitization transactions.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans prior to the Closing Date.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this transaction is expected to be retained pursuant to Regulation RR which implements the Credit Risk Retention Rules (“Regulation RR”), as a combination of the following:

●	Citigroup Global Markets Realty Corp., a New York corporation (“CGMRC”), will act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”) and is expected to purchase for cash from the Depositor, on the Closing Date, an “eligible vertical interest” (as such term is defined in Regulation RR, the “VRR Interest”) in the Issuing Entity in the form of a “single vertical security” (as defined in Regulation RR) with an aggregate initial Certificate Balance of $25,222,199, representing approximately 1.90% of all “ABS interests” (as defined in Regulation RR) in the Issuing Entity as of the Closing Date; in accordance with the definition of “single vertical security” under Regulation RR; and the VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date and retained by Deutsche Bank AG, a New York Branch of a German Bank, authorized by the New York Department of Financial Services (“DBNY”), as an originator of certain of the GACC Mortgage Loans, which portion will equal $12,353,790, representing approximately 49.0% of the entire VRR Interest as of the Closing Date (the “DBNY VRR Interest Portion”); DBNY originated approximately 49.0% of the Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR; and DBNY will acquire the DBNY VRR Interest Portion from the Retaining Sponsor on the Closing Date for cash;

●	The Retaining Sponsor is expected to retain the remaining portion of the VRR Interest, following its sale to DBNY of the DBNY VRR interest Portion, which remaining portion will equal $12,868,409, representing approximately 51.0% of the entire VRR Interest as of the Closing Date (the “CGMRC VRR Interest Portion”); and

●	The Retaining Sponsor is expected to satisfy the remainder of its risk retention requirements by a retaining third party purchaser (the “Retaining Third Party Purchaser”), which shall be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware partnership, as further described under “—HRR Certificates—The Retaining Third Party Purchaser”, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class E Certificates, Class F Certificates and Class G Certificates (collectively, the “HRR Certificates” and, together with the VRR Interest, the “RR Interest”), with an aggregate in initial Certificate Balance of $110,692,959, representing at least 3.1% of the fair value of all ABS interests in the Issuing Entity as of the Closing Date, determined in accordance with Generally Accepted Accounting Principals (“GAAP”).

The Retaining Sponsor, DBNY and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”). The percentage of the aggregate Certificate Balance of all ABS interests represented by the VRR Interest and the percentage of the fair value of all ABS interests represented by the HRR Certificates, as noted in the preceding bullets, will equal at least 5 as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “—The Originators”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Certificates will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the Vertically Retained Percentage and the Non-Vertically Retained Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the Vertically Retained Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the VRR Interest after giving effect to distributions of principal on that Distribution Date.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Horizontal Credit Risk Retention Percentage” is the percentage of the fair value of all ABS interests in the Issuing Entity as of the Closing Date, determined using a fair value measurement framework under GAAP, evidenced by the HRR Certificates, which is anticipated to be at least 3.1%.

The “Non-Vertically Retained Percentage” is 100% minus the Vertically Retained Percentage.

The “Vertically Retained Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates (including the VRR Interest).

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates (other than the VRR Interest) according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Regular Certificates (other than the VRR Interest) according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on reimbursed Realized Losses distributed to the holders of the Regular Certificates pursuant to the Pooling and Servicing Agreement on such Distribution Date.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute a portion of any Excess Interest received with respect to an ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the Vertically Retained Percentage of such Excess Interest distributable to all Certificates (including the VRR Interest). Excess Interest will not be available to make distributions to any other Class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Exchange Option

In accordance with the terms and conditions of the Pooling and Servicing Agreement, any portion of the VRR Interest may be exchanged by the holder thereof for 5 sub-interests (each, a “VRRI Sub-Interest”) that, in the aggregate, evidence such portion of the VRR Interest. Each VRRI Sub-Interest will be entitled to distributions of interest and principal and reimbursements of VRR Realized Losses, and will be allocated VRR Realized Losses, in each case based on such distributions, reimbursements and allocations made in respect of a corresponding group of reference Classes of Certificates. No holder of a VRRI Sub-Interest may transfer such VRRI Sub-Interest (or any portion thereof) without a corresponding transfer of the same portion (on a percentage basis) of each other VRRI Sub-Interest held thereby.

For avoidance of doubt, because the distributions with respect to the VRR Interest, on the one hand, and the VRRI Sub-Interests (collectively), on the other hand, on any Distribution Date are based on proportionate shares of the VRR Available Funds and corresponding distributions actually made on the Regular Certificates, and because each holder of the VRRI Sub-Interests must at all times hold the same percentage interest in each and every outstanding VRRI Sub-Interest, a holder of the VRRI Sub-Interests will receive the same aggregate distributions on each Distribution Date (with such aggregate distributions to be allocable as between distributions of interest, distributions in reduction of Certificate Balance and reimbursements (with interest) of prior write-offs of Certificate Balance in the same proportions) as would be the case if such holder instead held the corresponding portion of the VRR Interest that is exchangeable for such VRRI Sub-Interests pursuant to the Pooling and Servicing Agreement.

HRR Certificates

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser is expected to purchase the HRR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

Eligible Horizontal Residual Interest
Retained by Third-Party Purchaser

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Value of the HRR Certificates (in % and $)(2)	Expected Purchase Price(3)

Class E	$35,812,000	1.00% - 1.05% / $14,024,008	39.16008%

Class F	$14,651,000	0.40% - 0.45% / $5,737,343	39.16008%

Class G	$60,229,959	1.70% - 1.80% / $23,586,100	39.16008%

(1)	Includes the expected Initial Certificate Balance of each Class of HRR Certificates that the Third Party Purchaser expects to purchase on the Closing Date. The balance of the VRR Interest is not included in the Certificate Balance of any Class of HRR Certificates.

(2)	The estimated range of fair value of each Class of the HRR Certificates (in each case expressed as a percentage of the fair value of all of the Regular Certificates (including the VRR Interest) and as a dollar amount), which Classes of HRR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value of the HRR Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Retaining Third Party Purchaser Certificate Characteristics”. The fair value of the other Regular Certificates is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(3)	Expressed as a percentage of the expected initial Certificate Balance of each Class of HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third Party Purchaser is approximately $43,347,451, excluding accrued interest.

The aggregate fair value of the HRR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Third-Party Purchaser” is expected to be equal to at least 3.1% of the aggregate fair value of all Regular Certificates (including the VRR Interest) issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $68,486,500, representing 5% of the aggregate fair value, as of the Closing Date, of all of the ABS Interests issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Certificates will be allocated between the VRR Interest and the Non-Vertically Retained Certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on an ARD Mortgage Loan (if any)) allocated to the Non-Vertically Retained Certificates will be further allocated to the specified Classes of those Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated between the VRR Interest and Non-Vertically Retained Principal Balance Certificates in accordance with their respective percentage allocation entitlement, and the Mortgage Loan losses allocated to the Non-Vertically Retained Principal Balance Certificates will be further allocated to the specified Classes of those Certificates in ascending order (beginning with certain Non-Vertically Retained Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material payment terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

The Retaining Third Party Purchaser

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Opportunity Partners”), a Delaware limited partnership, is expected, on the Closing Date, (i) to purchase for cash the Class E, Class F and Class G Certificates (collectively, the “HRR Certificates”) and receive the Class S Certificates, and (ii) to act as the initial Retaining Third Party Purchaser.

KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The HRR Certificates will represent KKR Opportunity Partners’ initial purchase of CMBS B-Piece Securities.

KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have nearly 20 years of CMBS experience as of December 31, 2016. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of December 30, 2016, funds advised by KKR own 27 separate real estate credit investments and have participated in 5 purchases of CMBS B-Piece Securities. As of September 30, 2016, KKR is responsible for approximately $131.0 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third-party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third-party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders of such noncompliance.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Non-Vertically Retained Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates (the “Swap Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class E, Class F and Class G Certificates (the “Yield Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap Priced Principal Balance Certificates and each Class of Yield Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B, Class X-C and Class X-D Certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular Class of Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Swap Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Swap Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates.

Swap Yield Curve

For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap Priced Principal Balance Certificates”. The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap Priced Principal

Balance Certificates.  The actual swap yield curve that will be used as a basis for determining the price of the Swap Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations.  The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap Priced Principal Balance Certificates
Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	1.20%	1.47%	1.74%
3Y	1.27%	1.66%	2.05%
4Y	1.33%	1.81%	2.29%
5Y	1.39%	1.93%	2.47%
7Y	1.55%	2.12%	2.69%
8Y	1.62%	2.19%	2.76%
9Y	1.68%	2.25%	2.82%
10Y	1.74%	2.30%	2.86%

Based on the swap yield curve, the Retaining Sponsor will determine for each Class of Swap Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Swap Curve Interpolated Yield”) that corresponds to that Class’s weighted average life, by using a linear straight-line interpolation (using the swap yield curve with 2, 3, 4, 5, 7, 8, 9, and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.250%	0.350%	0.450%
Class A-2	0.420%	0.520%	0.620%
Class A-3	0.740%	0.860%	0.980%
Class A-4	0.760%	0.880%	1.000%
Class A-AB	0.660%	0.780%	0.900%
Class A-S	0.950%	1.100%	1.250%
Class B(1)	0.950%	1.250%	1.550%
Class C(1)	1.400%	1.900%	2.400%
Class D(1)	3.250%	4.000%	4.750%

(1)       Any or all of Classes B, C or D may accrue interest at the WAC Rate.

Discount Yield Determination for Swap Priced Principal Balance Certificates

The discount yield (the “Discount Yield”) for each Class of Swap Priced Principal Balance Certificates is the sum of the Swap Curve Interpolated Yield for such Class and the related credit spread (converted to a monthly equivalent) established at pricing.  The Retaining Sponsor determined the Discount Yield for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual Discount Yield for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

For an expected range of values for each Class of Swap Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap Priced Principal Balance Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.757%	1.937%	2.117%
Class A-2	2.237%	2.417%	2.597%
Class A-3	2.927%	3.127%	3.327%
Class A-4	2.971%	3.171%	3.371%
Class A-AB	2.720%	2.920%	3.120%
Class A-S	3.165%	3.395%	3.625%
Class B	3.165%	3.545%	3.925%
Class C	3.615%	4.195%	4.775%
Class D	5.465%	6.295%	7.125%

Determination of Class Sizes for Swap Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Non-Vertically Retained Principal Balance Certificates by each Rating Agency.  Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular Class of Non-Vertically Retained Principal Balance Certificates (the “Constraining Level”).  In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Non-Vertically Retained Certificates, based in part on the credit support levels provided by that rating agency.  See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.  The Certificate Balance for the Classes of Non-Vertically Retained Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level.  For each other subordinate Class of Non-Vertically Retained Principal Balance Certificates, that Class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Non-Vertically Retained Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price”) for each Class of Swap Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions.  The Target Price that was utilized for each Class of Swap Priced Principal Balance Certificates is set forth in the table below.  The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Target Prices for the Swap Priced Principal Balance Certificates

Class of Swap Priced Principal Balance Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	101.00%
Class A-4	103.00%
Class A-AB	103.00%
Class A-S	103.00%
Class B(1)	103.00%
Class C(1)	103.00%
Class D(1)	83.43%

(1)	The Target Price may not be realized with respect to any of Class B, Class C or Class D in the event such Class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon for Swap Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Certificates when utilizing the related Discount Yield in determining that Target Price.  The Assumed Certificate Coupon for each Class of Certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupons	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	1.771%	1.948%	2.128%
Class A-2	2.915%	3.094%	3.276%
Class A-3	3.043%	3.240%	3.439%
Class A-4	3.313%	3.516%	3.717%
Class A-AB	3.172%	3.374%	3.575%
Class A-S	3.512%	3.739%	3.970%
Class B	3.512%(1)	3.890%(1)	4.271%(1)
Class C	3.965%(1)	4.482%(1)	4.563%(1)
Class D	3.250%(1)	3.250%(1)	3.250%(1)

(1)       Any or all of Classes B, C or D may accrue interest at the WAC Rate.

Determination of Expected Price for Swap Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap Priced Expected Price”) expressed as a percent of the Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Swap- Priced Expected Price for each Class of Swap Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Swap Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Swap Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Interest-Only Certificates would be over the course of the transaction (for each Class of Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related Class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Interest Payments, the Retaining Sponsor calculated the weighted average life for each such Class of Interest-Only Certificates.

Determination of Treasury Yield Curve for Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Interest-Only Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Interest-Only Certificates”.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Interest-Only Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	1.60%	2.19%	2.78%
10Y	1.85%	2.40%	2.95%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield”) that corresponds to the weighted average life of the Class of Non-Vertically Retained Principal Balance Certificates that is a component of such Class of Interest-Only Certificates by using a straight-line interpolation (using treasury yield curves with 7 and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.40%	1.90%	2.40%
Class X-B	1.40%	1.90%	2.40%
Class X-C	1.60%	2.20%	2.80%
Class X-D	2.05%	2.80%	3.55%

Discount Yield Determination for Interest-Only Certificates

The Discount Yield for each Class of Interest-Only Certificates is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread (converted to a monthly equivalent).  For an expected range of values for each Class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Interest-Only Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.640%	4.220%	4.800%
Class X-B	3.696%	4.276%	4.856%
Class X-C	3.896%	4.576%	5.256%
Class X-D	4.346%	5.176%	6.006%

Determination of Scheduled Certificate Interest Payments for Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Non-Vertically Retained Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Interest-Only Certificates based on difference between the Weighted Average Mortgage Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each Class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Non-Vertically Retained Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Non-Vertically Retained Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Non-Vertically Retained Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield Priced Principal Balance Certificates

Yield Priced Expected Price

The Yield Priced Principal Balance Certificates include each Class of HRR Certificates expected to be acquired by the Retaining Third Party Purchaser, and the valuation of each such Class of HRR Certificates was based on the price (based on a targeted discount yield of 18.25% for each Class of HRR Certificates, the

Modeling Assumptions and 0% CPY) set forth in the bid letter that the Retaining Third Party Purchaser submitted to acquire the HRR Certificates, as set forth under “—Material Terms of the HRR Certificates” above (the “Yield Priced Expected Price” and, together with the Swap Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices” or, each an “Expected Price”), expressed as a percent of the Certificate Balance of that Class.

Determination of Class Sizes of HRR Certificates

The Retaining Sponsor determined the Certificate Balance of each Class of HRR Certificates in the same manner described above in “—Determination of Class Sizes”.

Weighted Average Life of Certificates

On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates (based on 0% CPR), Interest-Only Certificates (based on 100% CPY), and HRR Certificates (based on 0% CPY).

Calculation of Fair Value of all Certificates

Fair Value of Non-Vertically Retained Certificates

Based on the Expected Prices, the Retaining Sponsor determined the fair value of each Class of Non-Vertically Retained Certificates (other than the Class S Certificates) by multiplying the Expected Price by the related Certificate Balance or Notional Amount.  The Retaining Sponsor determined the range of fair values for each Class of Non-Vertically Retained Certificates based on the low estimate and high estimate of Expected Prices.

Fair Value of VRR Interest

The Retaining Sponsor determined the fair value of the VRR Interest by (i) calculating the aggregate fair value of all of the Non-Vertically Retained Certificates (other than the Class R Certificates), (ii) multiplying such aggregate fair value by the Vertical Risk Retention Allocation Percentage and, (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Retaining Sponsor determined the range of fair values for the VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

Fair Value of Class S Certificates

The Retaining Sponsor determined that the Class S Certificates have a fair value equal to zero based on the fact that no Excess Interest is expected to be received and, accordingly, there is no market for the Class S Certificates.

Range of Fair Values

Based on the Expected Prices and the fair value of the VRR Interest and the Class S Certificates, the Retaining Sponsor determined the fair value or range of fair values set forth in the table below for each Class of Certificates. For the “Base Case Fair Value”, the Retaining Sponsor determined the fair value of the related Class of Non-Vertically Retained Certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such Class of Certificates. For the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)”, the Retaining Sponsor determined the fair value for the related Class of Non-Vertically Retained Certificates by multiplying the relevant Expected Price by the high estimate certificate balance or notional amount, as applicable, of such Class of Certificates. For the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the fair value of the related Class of Non-Vertically Retained Certificates by multiplying the relevant Expected Price by the low estimate certificate balance or notional amount, as applicable, of such Class of Certificates.

Range of Fair Values
Class of Certificates	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)	Base Case Fair Value	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)
Class A-1	$29,155,000	$29,155,000	$29,009,225
Class A-2	$39,497,410	$39,497,410	$39,299,923
Class A-3	$202,000,000	$202,000,000	$200,990,000
Class A-4	$606,971,790	$606,971,790	$603,936,931
Class A-AB	$56,431,640	$56,431,640	$56,149,482
Class X-A	$102,485,303	$85,273,199	$68,927,396
Class X-B	$5,617,587	$3,604,247	$1,700,715
Class A-S	$80,480,080	$80,480,080	$80,077,680
Class B	$63,712,710	$63,712,710	$63,394,146
Class C	$65,389,550	$65,389,550	$62,888,266
Class D	$63,830,624	$59,701,771	$55,891,167
Class X-C	$3,406,275	$400,228	-
Class X-D	$8,294,087	$7,995,178	$7,711,991
Class E	$14,024,008	$14,024,008	$14,024,008
Class F	$5,737,343	$5,737,343	$5,737,343
Class G	$23,586,100	$23,586,100	$23,586,100
Class S	$0	$0	$0
VRR Interest	$26,545,703	$25,769,513	$22,892,810

The estimated range of fair value for all the Certificates is approximately $1,336,217,184 to $1,397,165,211.

Hedging, Transfer and Financing Restrictions

The VRR Interest and the HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions and are expected to be held at all times in definitive form by the Certificate Administrator on behalf of the beneficial owners of the VRR Interest and HRR Certificates, respectively, as and to the extent provided in the Pooling and Servicing Agreement.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator” and any respective “affiliate” (each as defined in the Regulation RR) when compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to a “majority-owned affiliate” or, in the case of the Retaining Third Party Purchaser, to a subsequent third party purchaser (as defined in, and in accordance with, the Credit Risk Retention Rules and otherwise in compliance with the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties and their respective affiliates will not be permitted to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties have agreed that the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; or (iii) two years after the Closing Date.

Operating Advisor

The Operating Advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company.  As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer with respect to Specially Serviced Loans;

●	review reports provided by the Special Servicer to the extent set forth in the Pooling And Servicing Agreement;

●	review for accuracy certain calculations made by the Special Servicer; and

●	issue an annual report generally setting forth, among other things, its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement with respect to Specially Serviced Loans and whether the Special Servicer is operating in compliance with the Servicing Standard.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Mortgage Loans. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Without Cause” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to certain Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property; provided, however, that the Operating Advisor may have limited consultation rights with an Outside Special Servicer pursuant to the Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating Advisor, the Operating Advisor’s compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

The Retaining Sponsor will make the representations and warranties identified on Annex E-1, subject to certain exceptions to such representations and warranties set forth in Annex E-2. GACC will make the representations and warranties identified on Annex E-1, subject to certain exceptions to such representations and warranties set forth in Annex E-2.

CGMRC prepared the exceptions set forth under its name on Annex E-2 as described above under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citigroup Global Markets Realty Corp.—Review of CGMRC Mortgage Loans—Legal Review”. CGMRC has re-reviewed such exceptions with its securitization counsel in light of CGMRC’s underwriting criteria and has determined that each such exception does not constitute an exception to CGMRC’s underwriting criteria. The factors that were used to make the determination to include each affected Mortgage Loan in the Mortgage Pool, notwithstanding the related exceptions, include the overall credit and legal characteristics of the subject Mortgage Loan, the related Mortgaged Property (or Mortgaged Properties) and the related borrower. The foregoing information in this paragraph was provided by CGMRC.

GACC prepared the exceptions set forth under its name on Annex E-2 as described above under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans—Legal Review”. GACC has re-reviewed such exceptions with its securitization counsel in light of GACC’s underwriting criteria and has determined that each such exception does not constitute an exception to the DB Originators’ underwriting criteria. Accordingly, the factors that were used to make the determination to include each affected Mortgage Loan in the Mortgage Pool, notwithstanding the related exceptions, include the overall legal and current credit characteristics of the subject Mortgage Loan, the related Mortgaged Property (or Mortgaged Properties) and the related borrower. The foregoing information in this paragraph was provided by GACC.

Description of the Certificates

General

The Issuing Entity’s CD 2017-CD3 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2017-CD3 (the “Certificates”) will be issued on or about February 14, 2017 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; (ii) the Class X-D, Class D, Class E, Class F, Class G, Class S and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus; and (iii) the VRR Interest, which is also not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A, Class X-B, Class X-C and Class X-D Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class S and Class R Certificates) (including the VRR Interest, insofar as it represents beneficial ownership of a REMIC regular interest in the Upper-Tier REMIC) are collectively referred to in this prospectus as the “Regular Certificates”. The Regular Certificates (other than the Class X Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Certificates (other than the VRR Interest) are collectively referred to in this prospectus as the “Non-Vertically Retained Certificates”. The Non-Vertically Retained Certificates that are Principal Balance Certificates are collectively referred to in this prospectus as the “Non-Vertically Retained Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approximate Initial Certificate Balance or Notional Amount
Class A-1	$29,155,000
Class A-2	$38,347,000
Class A-3	$200,000,000
Class A-4	$589,293,000
Class A-AB	$54,788,000
Class X-A	$989,719,000
Class X-B	$61,857,000
Class X-C	$63,485,000
Class A-S	$78,136,000
Class B	$61,857,000
Class C	$63,485,000
Class X-D	$76,508,000
Class D	$76,508,000
Class E	$35,812,000
Class F	$14,651,000
Class G	$60,229,959
VRR Interest	$25,222,199

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” above.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the Certificate Balance of the Class B Certificates outstanding from time to time. The Notional Amount of the Class X-C Certificates will equal the Certificate Balance of the Class C Certificates outstanding from time to time. The Notional Amount of the Class X-D Certificates will equal the Certificate Balance of the Class D Certificates outstanding from time to time.

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive a portion of the Excess Interest accruing after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in March 2017. The “Determination Date” will be the sixth day of each calendar month (or, if the sixth calendar day of that month is not a business day, then the next business day), commencing in March 2017.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date“ will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of Realized Losses and VRR Realized Losses to holders of the Certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums (which are separately distributed to holders of the Regular Certificates);

(vi)	Excess Interest on the ARD Loan (which is separately distributed to holders of the Class S certificates and the VRR Interest);

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)       all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2018, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account;

(e)       the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus; and

(f)       with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and the Distribution Date occurring in March 2017 (if and to the extent not already included in clause (a) of this definition for the subject Distribution Date), the related Initial Interest Deposit Amount.

The amount available for distribution to holders of the Regular Certificates (other than the VRR Interest) on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in March 2017, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Each Mortgage Loan Seller will be required to deliver to the Master Servicer on the Closing Date for deposit in the Collection Account, with respect to each of its Mortgage Loans that accrues interest on the basis of the actual number of days elapsed during any relevant accrual period in a year assumed to consist of 360 days (an “Actual/360 Basis”), a cash amount (the “Initial Interest Deposit Amount”) equal to two days of interest on the Cut-off Date Balance of such Mortgage Loan at the related Net Mortgage Rate.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vi)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (without regard to the distribution of the Principal Distribution Amount on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates; and (iii) the Interest Shortfall with respect to each affected Class of Regular Certificates (other than the VRR Interest) for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates (other than the VRR Interest) is referred to in this prospectus as its “Pass-Through Rate”. Except for tax reporting purposes, the VRR Interest will not have a specified Pass-Through Rate.

The Pass-Through Rate with respect to any Class of Non-Vertically Retained Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the Class X Strip Rate for the Class B Certificates for such Distribution Date. The Pass-Through Rate for the Class X-C Certificates for any Distribution Date will equal the Class X Strip Rate for the Class C Certificates for such Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for the Distribution Date in March 2017, the Net Mortgage Rate in effect for such Mortgage Loan as of the Closing Date, and for any subsequent Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year), or February of any year subsequent to 2017 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year subsequent to 2017, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates (other than the VRR Interest) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates (other than the VRR Interest) is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Regular Certificates (other than the VRR Interest) is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity’s interest therein, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for such Distribution Date exceeds (2) the aggregate amount actually distributed on such Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses and VRR Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute (i) to the Holders of the Class S Certificates the Non-Vertically Retained Percentage of any Excess Interest received by the Issuing Entity with respect to the ARD Loan during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date, and (ii) to the Holders of the VRR Interest the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other Class of Certificates or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B, Class X-C and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class E, Class F, Class G, Class S and Class R Certificates) as follows: (1)(a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group B”) of the Class X-B and Class B Certificates, (iii) the group (the “YM Group C”) of the Class X-C and Class C Certificates, and (iv) the group (the “YM Group D” and collectively with the YM Group A, the YM Group B and the YM Group C, the “YM Groups”) of the Class X-D and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions will be distributed to the Class of Class X Certificates in such YM Group; and (2) the Vertically Retained Percentage of such yield maintenance charge will be distributed to holders of the VRR Interest. If there is more than one Class of Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate amount of such yield maintenance charges will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B, Class X-C and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated: (1) to the extent of the respective Non-Vertically Retained

Percentages thereof, to the holders of the Class E, Class F and Class G Certificates; and (2) to the extent of the Vertically Retained Percentage thereof, to the holders of the VRR Interest.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class S or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	October 2021
Class A-2	December 2021
Class A-3	November 2026
Class A-4	January 2027
Class A-AB	October 2026
Class X-A	January 2027
Class X-B	January 2027
Class X-C	January 2027
Class A-S	January 2027
Class B	January 2027
Class C	January 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of the ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in February 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess“. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will, to the extent of the Non-Vertically Retained Percentage thereof, be allocated on that Distribution Date among the respective Classes of the Regular Certificates (other than the VRR Interest) on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class G Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and Class G Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F and Class G Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates and the Class G Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class G Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i) the product of (A) the Non-Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement

Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates (other than the VRR Interest) after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class G Certificates;

second, to the Class F Certificates;

third, to the Class E Certificates;

fourth, to the Class D Certificates;

fifth, to the Class C Certificates;

sixth, to the Class B Certificates; and

seventh, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B and Class X-C Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest or to the Class S or Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amounts of the Classes of Interest-Only Certificates will be reduced if the Certificate Balances of the related Classes of Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date Statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)       Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending June 30, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation

Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person (including any Risk Retention Consultation Party) who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence) and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party that is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative and each member of the Controlling Class will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information. If the Special Servicer acquires knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Loan Combination, the Special Servicer will nevertheless remain a Privileged Person, provided, that the Special Servicer will not be permitted to, directly or indirectly, provide any information related to any Excluded Special Servicer Mortgage Loan (which will include, without limitation, any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the Pooling and Servicing Agreement pertaining to such Excluded Special Servicer Mortgage Loan) to any person or entity, including any related Borrower Party, the Special Servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property, or any non-affiliate that (to its knowledge) holds a direct or indirect ownership interest in the related Borrower Party, and the Special Servicer will be required to maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations.

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), a Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including the VRR Interest) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including the VRR Interest) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates“ means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates. If any portion of the VRR Interest is exchanged for VRRI Sub-Interests, all such VRRI Sub-Interests will be Non-Reduced Certificates if such portion of the VRR Interest, if it were outstanding, would have been part of a Class of Non-Reduced Certificates.

“NRSRO Certification” means a certification executed by an NRSRO in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the Pooling and Servicing Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the Depositor’s Rule 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics and Markit Group Limited, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the annual reports prepared by the Operating Advisor;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer; and

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or an Operating Advisor Consultation Trigger Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination event deemed to exist due solely to the existence of an Excluded Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder or any Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 866-846-4526.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the

Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of the Class as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A, Class X-B and Class X-C Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A, Class X-B and Class X-C Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the

Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Without Cause”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Both the VRR Interest and HRR Certificates will be evidenced by one or more Certificates and are expected to be held at all times in definitive form by the Certificate Administrator on behalf of the beneficial owners of the VRR Interest and HRR Certificates, respectively, as and to the extent provided in the Pooling and Servicing Agreement.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Administration Group – CD 2017-CD3

With a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Trustee or to a document custodian on behalf of the Trustee, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”): (i)(A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan; (ii) the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iii) the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iv) an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (vi) the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above; (vii) originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document; (viii) the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy; (ix) an original or copy of the related ground lease, if any, and any ground lessor estoppel; (x) an original or copy of the related loan agreement, if any; (xi) an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any; (xii) an original or copy of the related lockbox agreement or cash management agreement, if any; (xiii) an original or copy of the environmental indemnity from the related borrower, if any; (xiv) an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof; (xv) if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee; (xvi) in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement; (xvii) any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements; (xviii) an original or copy of any mezzanine loan intercreditor agreement if any; (xix) the original or copy of any related environmental insurance policy; (xx) a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and (xxi) copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof. Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of the mortgage file related to the applicable Outside Serviced Companion Loan delivered under the Outside Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trustee, a custodian on its behalf, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix), (xx) and (xxi) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within 60 days after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such

Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)           a copy of each of the following documents:

(i)       (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)      any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)      final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      the related ground lease, if any, and any ground lessor estoppel;

(vii)     the related loan agreement, if any;

(viii)     the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)       the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)     in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)    any mezzanine loan intercreditor agreement;

(xv)     any related environmental insurance policy;

(xvi)    any related letter of credit and any related assignment thereof; and

(xvii)   any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)           a copy of any engineering reports or property condition reports;

(c)           other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)           for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)           a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)            a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)           a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)           for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)            a copy of the applicable mortgage loan seller’s asset summary;

(j)            a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)           a copy of all zoning reports;

(l)            a copy of financial statements of the related mortgagor;

(m)          a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)           a copy of all UCC searches;

(o)           a copy of all litigation searches;

(p)           a copy of all bankruptcy searches;

(q)           a copy of the origination settlement statement;

(r)            a copy of any insurance summary report;

(s)           a copy of the organizational documents of the related mortgagor and any guarantor;

(t)            a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)           the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)            unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)           unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1 to this prospectus, subject to the exceptions set forth on Annex E-2 to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-2 to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Special Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Special Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Special Servicer as set forth in the Pooling and Servicing Agreement upon the Special Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to the 229 West 43rd Street Retail Condo Mortgage Loan or the 111 Livingston Street Mortgage Loan, each of GACC and CGMRC will be responsible for any remedies solely in respect of the related promissory note(s) sold by it (i.e., the GACC 229 West 43rd Street Retail Condo Note or the GACC 111 Livingston Street Note, in the case of GACC, and the CGMRC 229 West 43rd Street Retail Condo Note or the CGMRC 111 Livingston Street Note, in the case of CGMRC, as applicable) as if the note(s) contributed by each such Sponsor and evidencing such Mortgage Loan was a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and

Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective

Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Series 2017-CD3 certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations to do so. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of February 1, 2017 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (as defined below) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following summaries describe the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement. Each of (i) the Moffett Place Google Loan Combination, (ii) the 111 Livingston Street Loan Combination, (iii) the State Farm Data Center Loan Combination, (iv) the Summit Place Wisconsin Loan Combination and (v) the Parts Consolidation Center Loan Combination, is a Serviced Pari Passu Loan Combination.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement). Each of (i) the Moffett Place Google Pari Passu Companion Loans, (ii) the 111 Livingston Street Pari Passu Companion Loans, (iii) the State Farm Data Center Pari Passu Companion Loan, (iv) the Summit Place Wisconsin Pari Passu Companion Loan and (v) the Parts Consolidation Center Pari Passu Companion Loan, is a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related controlling note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. Each of (i) the 229 West 43rd Street Retail Condo Pari Passu Companion Loans, (ii) the 85 Tenth Avenue Pari Passu Companion Loans, (iii) the Prudential Plaza Pari Passu Companion Loans, (iv) the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loans, (v) the 681 Fifth Avenue Pari Passu Companion Loans, (vi) the 8 Times Square & 1460 Broadway Pari Passu Companion Loans and (vii) the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans, is an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. Each of (i) the 229 West 43rd Street Retail Condo Loan Combination, (ii) the 85 Tenth Avenue Loan Combination, (iii) the Prudential Plaza Loan Combination, (iv) the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, (v) the 681 Fifth Avenue Loan Combination, (vi) the 8 Times Square & 1460 Broadway Loan Combination and (vii) the Marriott Hilton Head Resort & Spa Loan Combination, is an Outside Serviced Loan Combination.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination. Each of (i) the 229 West 43rd Street Retail Condo Mortgage Loan, (ii) the 85 Tenth Avenue Mortgage Loan, (iii) the Prudential Plaza Mortgage Loan, (iv) the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan, (v) the 681 Fifth Avenue Mortgage Loan, (vi) the 8 Times Square & 1460 Broadway Mortgage Loan and (vii) the Marriott Hilton Head Resort & Spa Mortgage Loan, is an Outside Serviced Mortgage Loan.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being serviced. Each of the following servicing agreements is an Outside Servicing Agreement: (i) in the case of each of the 229 West 43rd Street Retail Condo Loan Combination and the 8 Times Square & 1460 Broadway Loan Combination, the CD 2016-CD2 Pooling and Servicing Agreement; (ii) in the case of the 85 Tenth Avenue Loan Combination, the DBWF 2016-85T Trust and Servicing Agreement; (iii) in the case of the Prudential Plaza Loan Combination, the COMM 2015-CCRE26 Pooling and Servicing Agreement; (iv) in the case of the

Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, the Hilton USA Trust 2016-HHV Trust and Servicing Agreement; (v) in the case of the 681 Fifth Avenue Loan Combination, the MSC 2016-UBS12 Pooling and Servicing Agreement; and (vi) in the case of the Marriott Hilton Head Resort & Spa Loan Combination, the WFCM 2016-LC25 Pooling and Servicing Agreement.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a future Outside Servicing Agreement upon the securitization of the related controlling note, the date on which the related Controlling Note is included in an Outside Securitization.

See “Description of the Mortgage Pool—The Loan Combinations”.

There are no Servicing Shift Loan Combinations, Serviced Outside Controlled Loan Combinations or Serviced AB Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to “Servicing Shift Loan Combinations”, “Serviced Outside Controlled Loan Combinations” and “Serviced AB Loan Combinations” or any related terms should be disregarded.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or

any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Trustee, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Trustee (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Trustee, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer or the Special Servicer, as applicable. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. This substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for a Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●              the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●              with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) of principal and interest, including balloon payments, on a present value basis; and

●              without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a) the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other, the Operating Advisor and the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing)), on or before the 60th day after the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b) there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d) the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e) the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)  the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g) the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and (a) with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) and (b) with respect to a Specially Serviced Loan, after non-binding consultation with the Risk Retention Consultation Parties pursuant to the Pooling and Servicing Agreement (in either of clause (a) or (b), other than with respect to any Mortgage Loan that is an Excluded Mortgage Loan or Excluded RRCP Mortgage Loan, as applicable, as to such party)), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will not have more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder or the Risk Retention Consultation Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected

Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (ii) in the case of a Special Servicer Decision described in clauses (b) or (c) or sub-clauses (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of the Directing Holder and will be required to consult with the Operating Advisor in connection with any Major Decisions, to the extent described under “—The Directing Holder” and “—The Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii)

above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(i)        any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(j)        any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(k)       any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to non-Specially Serviced Loans, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision or in the case of a Special Servicer Decision described in clauses (b) or (c) or sub-clauses (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision , will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing), the Operating Advisor and any Risk Retention Consultation Party regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master

Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Master Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent on deposit in the Collection Account, the Aggregate Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2018) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2018), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates and the VRR Interest will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates (exclusive of the VRR Interest) on such Distribution Date. If the Certificate Administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC, (ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)       to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)      to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)      to offset any portion of Realized Losses and/or VRR Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)      following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)      on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), and (c) 100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Loans. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Serviced Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property

or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); and (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan as to which the borrower request relates to a Major Decision or a Special Servicer Decision, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.0049% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans (including any Outside Serviced Mortgage Loan) and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan (including any Outside Serviced Mortgage Loan) on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Interest Accrual Period is a rate equal to (i) 0.00192% per annum with respect to each Mortgage Loan (except with respect to the Moffett Place Google Mortgage Loan, the 111 Livingston Street Mortgage Loan, the State Farm Data Center Mortgage Loan, the Summit Place Wisconsin Mortgage Loan and the Parts Consolidation Center Mortgage Loan), (ii) 0.00480% per annum with respect to the Moffett Place Google Mortgage Loan, (iii) 0.00490% per annum with respect to the 111 Livingston Street Mortgage Loan, (iv) 0.00560% per annum with respect to the State Farm Data Center Mortgage Loan, (v) 0.00690% per annum with respect to the Summit Place Wisconsin Mortgage Loan, and (vi) 0.01760% per annum with respect to the Parts Consolidation Center Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate and the Operating Advisor Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee equal to the lesser of (a) a fee billed at an adjustable hourly rate and (b) a portfolio level cap as described below (such fee, the “Asset Representations Reviewer Asset Review Fee”).

With respect to any Affirmative Asset Review Vote and the related Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per

Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days after the Asset Representations Reviewer delivers an invoice therefor, such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of, as applicable, such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections
Additional Servicing Compensation(3) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income

Type/Recipient	Amount(1)	Frequency	Source of Funds

–    100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan

–    100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Mortgage Loans from time to time from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections
Workout Fee / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest

Type/Recipient	Amount(1)	Frequency	Source of Funds
Liquidation Fee / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.0049% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to (i) 0.00192% (except with respect to the Moffett Place Google Mortgage Loan, the 111 Livingston Street Mortgage Loan, the State Farm Data Center Mortgage Loan, the Summit Place Wisconsin Mortgage Loan and the Parts Consolidation Center Mortgage Loan), (ii) 0.00480% with respect to the Moffett Place Google Mortgage Loan, (iii) 0.00490% with respect to the 111 Livingston Street Mortgage Loan, (iv) 0.00560% with respect to the State Farm Data Center Mortgage Loan, (v) 0.00690% with respect to the Summit Place Wisconsin Mortgage Loan, and (vi) 0.01760% with respect to the Parts Consolidation Center Mortgage Loan, on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period

Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	the lesser of (a) a fee billed at an adjustable hourly rate and (b) the sum of (i) $9,500 multiplied by the number of Delinquent Loans subject to an Asset Review (for purposes of this item, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount , such fee will be paid by the Issuing Entity out of general collections
Property Advances(5) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections
Interest on Property Advances(5) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections
Indemnification Expenses(5) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” below the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer and/or Outside Special Servicer, as applicable, will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described in the foregoing table. The rights to compensation for such parties will be governed by the applicable Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(4)	Allocable between the Master Servicer and the Special Servicer as provided in the Pooling and Servicing Agreement and as described in “—Withdrawals from the Collection Account” above. The allocations between each Outside Servicer and each Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), Outside Asset Representations Reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described in the table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

With respect to each of the Outside Serviced Mortgage Loans set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate
229 West 43rd Street Retail Condo	0.0025% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.0%, subject to a cap of $1,000,000 in the aggregate for any particular workout, provided that the total amount of workout fees and liquidation fees payable with respect to the 229 West 43rd Street Retail Condo Loan Combination is subject to an aggregate cap of $1,000,000	1.0%, subject to a cap of $1,000,000, provided that the total amount of workout fees and liquidation fees payable with respect to the 229 West 43rd Street Retail Condo Loan Combination is subject to an aggregate cap of $1,000,000
85 Tenth Avenue	0.0025% per annum	0.25%	0.50%	0.50%
Prudential Plaza	0.0025% per annum	0.25%	the lesser of 1.0% and $1,000,000 in the aggregate for any particular workout, provided that the total amount of workout fees and liquidation fees payable with respect to the Prudential Plaza Loan Combination is subject to an aggregate cap of $1,000,000	the lesser of 1.0% and $1,000,000, provided that the total amount of workout fees and liquidation fees payable with respect to the Prudential Plaza Loan Combination is subject to an aggregate cap of $1,000,000
Hilton Hawaiian Village Waikiki Beach Resort	0.00125% per annum	0.125%	0.50%	0.50%
681 Fifth Avenue	0.0025% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.0%, provided that no workout fee will exceed $1,000,000, and provided, further, that in the vent that the workout fee calculated at this rate is less than $25,000, the Outside Special Servicer will be entitled to an amount for the final payment on the corrected 681 Fifth Avenue Loan Combination that would result in total workout fees equal to $25,000	the greater of 1.0% and such percentage as would result in a liquidation fee of $25,000, provided that no liquidation fee will exceed $1,000,000
8 Times Square & 1460 Broadway	0.0025% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.0%, subject to a cap of $1,000,000 in the aggregate for any particular workout, provided that the total amount of workout fees and liquidation fees payable with respect to the 8 Times Square & 1460 Broadway Loan Combination is subject to an aggregate cap of $1,000,000	1.0%, subject to a cap of $1,000,000, provided that the total amount of workout fees and liquidation fees payable with respect to the 8 Times Square & 1460 Broadway Loan Combination is subject to an aggregate cap of $1,000,000
Marriott Hilton Head Resort & Spa	0.00250% per annum	0.25000% per annum	1.00%, subject to a cap of $1,000,000	1.00%, provided that if such rate would result in an aggregate liquidation fee less than $25,000, then the liquidation fee will be equal to the lesser of (i) 3.00% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000, and provided further that the liquidation fee is subject to a cap of $1,000,000

(1)	Includes any applicable sub-servicing fee rate.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan (up to the outstanding principal balance thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the Vertically Retained Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then, to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D Certificates) (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance), on the other hand. See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each annual anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance. Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Master Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Master Servicer will be required to notify the Special Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Master Servicer thereof. Neither the Trustee nor the Certificate Administrator will calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer will only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount. The Special Servicer will be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer (in the case of calculations made by the Special Servicer), the Special Servicer (in the case of calculations made by the Master Servicer) and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to each Class of Principal Balance Certificates (other than the VRR Interest) in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class G Certificates, then to the Class F Certificates, and then to the Class E Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) will each be required to promptly notify the other such party and the Certificate Administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

The holders of Certificates representing the majority of the Certificate Balance of the most senior Class of Control Eligible Certificates whose Certificate Balance is notionally reduced to less than 25% of the initial Certificate Balance of that Class as a result of an allocation of an Appraisal Reduction Amount or Collateral Deficiency Amount in respect of such Class (such Class, an “Appraised-Out Class”) will have the right to challenge the Special Servicer’s Appraisal Reduction Amount determination or a Collateral Deficiency Amount determination, and, at their sole expense, obtain a second appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Requesting Holders will be required to cause the appraisal to be prepared on an “as-is” basis by an Appraiser in accordance with MAI standards, and the appraisal must be reasonably acceptable to the Special Servicer in accordance with the Servicing Standard. The Requesting Holders will be required to provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

An Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount or Collateral Deficiency Amount to the Special Servicer and the Certificate Administrator within such ten-day period as described above. If the Requesting Holders provide this notice, then the Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event or receipt of written notice of a Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide the second appraisal within such 120-day period, (ii) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class will be exercised by the Class of Control Eligible Certificates immediately senior to such Appraised-Out Class, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition, the holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order an additional appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which a Collateral Deficiency

Amount exists if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain such appraisal within 30 days from receipt of such holders’ written request and is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain an appraisal that is prepared on an “as-is” basis by an Appraiser in accordance with MAI standards; provided that the Special Servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Upon receipt of an appraisal provided by, or requested by, holders of an Appraised-Out Class as described above and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount based upon such additional appraisal. If required by any such recalculation, the Appraised-Out Class will be reinstated as the Controlling Class. The Special Servicer will be required to promptly notify the Certificate Administrator of any such determination and recalculation in its monthly reporting, and the Certificate Administrator will be required to promptly post that reporting to the Certificate Administrator’s website.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2017; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (in the case of the Special Servicer only) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense: (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, and paying agent. The protections, immunities and indemnities afforded to the Trustee will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the

Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s Investors Service, Inc. (“Moody’s”) or Kroll Bond Rating Agency, Inc. (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)       the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction of (A) the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates, (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer) or (C) a Risk Retention Consultation Party (but solely in the case of a Servicer Termination Event with respect to the Special Servicer), in each case to the Trustee, the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f) or (g) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f) or (g) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Without Cause

The Special Servicer may be removed, and a successor Special Servicer appointed, at any time, as follows:

(a)       if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), the Special Servicer may be removed and replaced in such capacity with or without cause with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan) at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)       if a Control Termination Event has occurred and is continuing, the Special Servicer may be removed in such capacity, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), in accordance with the procedures set forth below, upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates; and

(c)       solely with respect to a Serviced Outside Controlled Loan Combination, the Special Servicer may be removed and replaced in such capacity at any time with or without cause at the direction of the related Outside Controlling Note Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special

Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan (or if, despite being so entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a replacement special servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer or with respect to the identity of the applicable Excluded Mortgage Loan Special Servicer (so long as, on the date of appointment, such appointment meets the criteria of the Pooling and Servicing Agreement).

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than the Class S and Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans; provided, that the Operating Advisor may recommend the replacement of the Special Servicer with respect to a Serviced Outside Controlled Loan Combination only if the related Outside Controlling Note Holder so consents. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate of such current or former Operating Advisor or Asset Representations Reviewer.

“Certificateholder Quorum” means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Certificates (other than the Class S and Class R Certificates), on an aggregate basis, and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders that are not affiliated with each other.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, the Controlling Class Representative and the Risk Retention Consultation Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the VRR Interest, the Class S Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long term-debt of at least “A2” by Moody’s, and (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch; provided, however, that Wells Fargo Bank as the initial trustee will be deemed to have met the eligibility requirements in (A) and (B) above for so long as (a) it has a rating on its long-term unsecured debt of at least “Baa3” by Moody’s or a rating on its short-term unsecured debt of at least “P-2” by Moody’s, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A2” by Moody’s or a rating on its short-term unsecured debt of at least “P-1” by Moody’s and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “Baa2” by Moody’s, and (B) “BBB+” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates; provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event Regulation RR or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Trustee is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”). However, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside Controlling Note Holder, the Operating Advisor, the Risk Retention Consultation Parties (other than with respect to any related Excluded RRCP Mortgage Loan) and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the highest marginal federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder, the Risk Retention Consultation Parties (other than with respect to any related Excluded RRCP Mortgage Loan) and the Operating Advisor of any offers received regarding the sale of any Defaulted Mortgage Loan.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject

Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence.  The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.  See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell the related Serviced Subordinate Companion Loans together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loans as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The 229 West 43rd Street Retail Condo Loan Combination—Sale of Defaulted Loan Combination”, “—The 85 Tenth Avenue Loan Combination—Sale of Defaulted Loan Combination”, “—The Prudential Plaza Loan Combination—Sale of Defaulted Loan Combination”, “—The Hilton Hawaiian Village Waikiki Beach Resort Loan Combination—Sale of Defaulted Loan Combination”, “—The 681 Fifth Avenue Loan Combination—Sale of Defaulted Loan Combination”, “—The 8 Times Square & 1460 Broadway Loan Combination—Sale of Defaulted Loan Combination” and “—The Marriott Hilton Head Resort & Spa Loan Combination—Sale of Defaulted Loan Combination”.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved or an Excluded Mortgage Loan is involved), the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists), each Risk Retention Consultation Party (unless an applicable Excluded RRCP Mortgage Loan is involved) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists or an Excluded Mortgage Loan is involved), the Operating Advisor (if an Operating

Advisor Consultation Trigger Event exists) and each Risk Retention Consultation Party (unless an applicable Excluded RRCP Mortgage Loan is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, any Risk Retention Consultation Party, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (to the extent the Operating Advisor has consultation rights as described under “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section), the consent and/or consultation rights of the related Directing Holder with respect to Major Decisions, any applicable consultation rights of the Risk Retention Consultation Parties (to the extent the Risk Retention Consultation Parties have consultation rights as described under “—Directing Holder” below) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the related Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special

Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Directing Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), each Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan), the Operating Advisor and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), each Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan) and the Operating Advisor, and the original to the Trustee or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Master Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Special Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Master Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Special Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the written recommendation and analysis from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)       any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)        any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement, in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(M)       any determination of an Acceptable Insurance Default; and

(N)       notwithstanding the foregoing or any other discussion of the terms of the Pooling and Servicing Agreement in this prospectus, to the extent not already set forth above, solely for purposes of compliance with Regulation RR and solely with respect to the Operating Advisor’s non-binding consultation rights, Major Decisions will in any event include, without limitation, (i) any material modification of, or waiver with respect to, any provision of a loan agreement (including a Mortgage), (ii) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (iii) any acquisition of a Mortgaged Property (provided, however, that for so long as a Control Termination Event has occurred and is continuing but a Consultation Termination Event has not occurred and is continuing, the Controlling Class Representative will, to the extent not already set forth above, have consultation rights with respect to the matters specified in this clause (N));

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Outside Serviced Mortgage Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Outside Serviced Mortgage Loan), in each case upon request of a Risk Retention Consultation Party, the Master Servicer and the Special Servicer will also be required to consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of such Risk Retention Consultation Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with such Risk Retention Consultation Party). In the event the Master Servicer or the Special Servicer, as applicable, receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the Master Servicer’s or the Special Servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Mortgage Loan.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that the Special Servicer will be required to consult with the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event and only until the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event) in connection with any Major Decision and to consider alternative actions recommended by the Controlling Class Representative and the Operating Advisor, but, in the case of the Controlling Class Representative, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing Agreement.

In addition, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the

Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate). No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class or, if no Class of Control Eligible Certificates meets the preceding requirement, the Class E Certificates; provided, however, that (at any time that the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates has been reduced to zero without regard to the allocation of Appraisal Reduction Amounts) (a) in the case of any Class of Control Eligible Certificates to which the designation of “Controlling Class” would otherwise shift by operation of this definition, where the Certificate Balance of such Class of Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount) prior to such shift, then designation of “Controlling Class” will not shift and will remain with the Class of Control Eligible Certificates currently designated as the Controlling Class, and (b) in the case of any Class of Control Eligible Certificates which is then designated the “Controlling Class”, if the Certificate Balance of such Class of Control Eligible Certificates is reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount), then the designation of “Controlling Class” will shift to the Class of Control Eligible Certificates that is the most subordinate and that also has a remaining Certificate Balance. The Controlling Class as of the Closing Date will be the Class G Certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F and Class G Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

With respect to any Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party.

“Risk Retention Consultation Party” will be each of (i) the party selected by CGMRC, and (ii) the party selected by DBNY. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from CGMRC or DBNY. Notwithstanding the foregoing, no Risk Retention Consulting Party will have any consultation rights with respect to any related Excluded RRCP Mortgage Loan. For the avoidance of doubt, there may be multiple Risk Retention Consultation Parties. The initial Risk Retention Consultation Parties are expected to be CGMRC and DBNY.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Without Cause”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor’s annual report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control

Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class E Certificates until such time as either (x) the Class E Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class E Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class E Certificates that it does not own, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class E Certificates. Following any such transfer, and assuming that the Class E Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class E Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class E Certificates (by Certificate Balance), if the Class E Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “—The Loan Combinations—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)       does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)       may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)       will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

The Operating Advisor will generally review the Special Servicer’s operational practices in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will consult with the Special Servicer with regard to certain matters with respect to the servicing of the applicable Serviced Loan(s) to the extent described in this prospectus and set forth in the Pooling and Servicing Agreement; provided that the Operating Advisor may consult regarding a Serviced Outside Controlled Loan Combination only if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

Notwithstanding the foregoing, the Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties; provided, however, that the Operating Advisor may have limited consultation rights with an Outside Special Servicer pursuant to the Pooling and Servicing Agreement.

Following the occurrence and during the continuation of an Operating Advisor Consultation Trigger Event, the Operating Advisor will have certain consultation rights with respect to Major Decisions with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”.

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list and the applicable Specially Serviced Loan(s) and (ii) each related Final Asset Status Report.

The Special Servicer will deliver to the Operating Advisor each related Final Asset Status Report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder or a Risk Retention Consultation Party (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement, the consultation rights of such Risk Retention Consultation Party under the Pooling and Servicing Agreement and/or the consent or consultation rights of any related Serviced Companion Loan Holder (or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an opinion of counsel (which will be an additional expense of the Issuing Entity) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Risk Retention Consultation Parties (other than with respect to any related Excluded RRCP Mortgage Loan), the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or any Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan) or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and the related Directing Holder, any Risk Retention Consultation Party and/or any related Serviced Companion Loan Holder (or its representative), on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information. In addition, in no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action. It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Annual Report

Based on the Operating Advisor’s review of any annual compliance statement and any Assessment of Compliance delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website, any Attestation Report delivered to the Operating Advisor, any asset status report and other information (other than any communications between the related Directing Holder, any Risk Retention

Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer, the Operating Advisor will if any Serviced Mortgage Loans were Specially Serviced Loans as of the end of the prior calendar year, prepare an annual report to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such annual report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (and made available through the Certificate Administrator’s website) within 120 days of the end of the prior calendar year and setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year with respect to Specially Serviced Loans; provided, that (i) with respect to any calendar year with respect to which the Operating Advisor did not receive a Final Asset Status Report with respect to a Specially Serviced Loan, the Operating Advisor may, but will not obligated to, prepare an annual report and (ii) notwithstanding clause (i), the Operating Advisor will be required to deliver an annual report with respect to any year that it determines that the Special Servicer has not delivered a Final Asset Status Report in accordance with the Pooling and Servicing Agreement. In the event the Special Servicer is replaced, the Operating Advisor’s annual report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such annual report.

The Operating Advisor will be required to deliver any annual report produced by the Operating Advisor (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c) the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed). The Operating Advisor may, but will not be obligated to, revise the annual report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each annual report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each annual report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement and (y) the requirements with respect to reports of the operating advisor set forth in §___.7(b) of Regulation RR.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Without Cause” above, subject to any related Outside Controlling Note Holder’s right to consent, as described under “—Termination of the Special Servicer Without Cause”.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)       any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)       the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)       the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, the Risk Retention Consultation Parties, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the

Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, any Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates, (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, receives related fees as set forth in the Pooling and Servicing Agreement.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor, the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan), each Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Controlling Class Representative, and after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor, will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event), or (b) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event). With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of an Operating Advisor Consultation Trigger Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the Distribution Report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. We believe it would not be appropriate for the delinquency of three (3) large Mortgage Loans to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if a specified number of Mortgage Loans (15) are Delinquent Loans so long as those Mortgage Loans represent at least 20.0% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 58 prior pools of commercial mortgage loans for which CGMRC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and no later than September 30, 2016, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and September 30, 2016 was 28.06%; however, the average of the highest delinquency percentages for those 58 reviewed transactions (taking into account all reporting periods between January 1, 2010 and September 30, 2016 for each such transaction) based on the aggregate outstanding principal balance of delinquent mortgage loans in the identified reporting periods was 3.89%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder, the Risk Retention Consultation Parties and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a) Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents is in the possession of the Mortgage Loan Seller.

(b) Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c) Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset

Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, or the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of

Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in the interests of the holders of the VRR Interest;

(c)       does not have any liability or duties to the holders of any Class of Certificates;

(d)       may take actions that favor the interests of the holders of one or more Classes including the VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(e)       will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means (a) with respect to a Specially Serviced Loan, the Special Servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, the Master Servicer, and (ii) in the case of a Repurchase Request made by any Person other than the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the Master Servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the Special Servicer.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders or Consultation Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s) and/or Consultation Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the VRR Interest) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder or Consultation Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders and/or Consultation Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a

Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master

Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a commercial mortgage loan securitization as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class S and Class R Certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B, Class X-C and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The following table identifies the respective Outside Servicing Agreements that will be (or, if any such agreements relate to securitization transactions that have not closed as of the date of this prospectus, are expected to be) in effect as of the Closing Date for the respective Outside Serviced Mortgage Loans, as well as certain relevant parties thereto and any applicable initial Outside Controlling Class Representatives.

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreements (Date Thereof)	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(1)
229 West 43rd Street Retail Condo	GACC / CGMRC	CD 2016-CD2 (12/1/16)	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Och-Ziff Capital Investment, L.L.C.
85 Tenth Avenue	GACC	DBWF 2016-85T (12/6/16)	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Deutsche Bank Trust Company Americas	N/A	N/A
Prudential Plaza	GACC	COMM 2015-CCRE26 (10/1/15)	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Seer Capital Partners Master Fund L.P.
Hilton Hawaiian Village Waikiki Beach Resort	GACC	Hilton USA Trust 2016-HHV (11/28/16)	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	Franklin CMBS, L.P.
681 Fifth Avenue	CGMRC	MSC 2016-UBS12 (12/1/16)	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP
8 Times Square & 1460 Broadway	CGMRC	CD 2016-CD2 (12/1/16)	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Och-Ziff Capital Investment, L.L.C.
Marriott Hilton Head Resort & Spa	CGMRC	WFCM 2016-LC25 (12/1/16)	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	World Class Capital Group, LLC

(1)	The related transaction documents may provide that the initial Outside Controlling Class Representative may either be the entity specified or an affiliate thereof.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

Subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly (except with respect to the 681 Fifth Avenue Mortgage Loan and the Marriott Hilton Head Resort & Spa Mortgage Loan), the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner substantially similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first, from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged

Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)). In the case of each of the 85 Tenth Avenue Loan Combination and the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, prior to reimbursement described in the preceding sentence, the related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), from collections on, and proceeds of, the related Subordinate Companion Loan(s), on a pro rata basis (based on each such loan’s outstanding principal balance).

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided that in the case of the 85 Tenth Avenue Loan Combination, there is no Outside Controlling Class Representative under the related Outside Servicing Agreement and the related Outside Special Servicer may be terminated as described in “Description of the Mortgage Pool—Loan Combinations—The 85 Tenth Avenue Loan Combination—Consultation and Control”.

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction of holders of certificates issued under the related Outside Servicing Agreement of the applicable classes and evidencing the requisite percentage of voting rights, the related Outside Special Servicer may be replaced. In addition, if the equivalent of a Consultation Termination Event exists under the related Outside Servicing Agreement, the related Outside Operating Advisor may recommend replacement of the related Outside Special Servicer if the related Outside Operating Advisor determines that the related Outside Special Servicer is not performing its duties under the related Outside Servicing Agreement or the related Outside Special Servicer otherwise not acting in accordance with the servicing standard thereunder. Notwithstanding the foregoing, in the case of each of the 85 Tenth Avenue Loan Combination and the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, there is no Outside Operating Advisor under the related Outside Servicing Agreement and the related Outside Special Servicer may be terminated as described in “Description of the Mortgage Pool—Loan Combinations—The 85 Tenth Avenue Loan Combination—Consultation and Control” and “—Hilton Hawaiian Village Waikiki Beach Resort Loan Combination—Consultation and Control”.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the related Outside Controlling Class Representative and the consultation rights of the related Outside Operating Advisor, the holder of such Outside Serviced Mortgage Loan and the holder of any related Pari Passu Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. Notwithstanding the foregoing, in the case of the 85 Tenth Avenue Loan Combination, there is no Outside Controlling Class Representative or Outside Operating Advisor under the related Outside Servicing Agreement; and in the case of the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, there is no Outside Operating Advisor under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult regarding (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that in the case of the 85 Tenth Avenue Loan Combination, there is no Outside Controlling Class Representative under the related Outside Servicing Agreement.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Mortgaged Property with a stated principal balance of $2,000,000 or more and (b) at least once every other calendar year with respect to any Mortgaged Property with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement, except that, with respect to the 229 West 43rd Retail Condo Mortgage Loan, the 85 Tenth Avenue Mortgage Loan, the 8 Times Square & 1460 Broadway Mortgage Loan and the 681 Fifth Avenue Mortgage Loan, inspections will commence in 2018. Notwithstanding the foregoing, each of the 85 Tenth Avenue Mortgaged Property and the Hilton Hawaiian Village Waikiki Beach Resort Mortgaged Property will be subject to inspection at least once per year regardless of the stated principal balance of the related Loan Combination.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Loans under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization thereunder) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Special Servicer subject to the limitation that it will only be required to deliver any such request to the Master Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Master Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor, and the Controlling Class Representative or the Master Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Master Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from February 1, 2017, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are

Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A, Class X-B and Class X-C Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A, Class X-B and Class X-C Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balance of the Class B Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Class of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-C Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balance of the Class C Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Class of Principal Balance Certificates and other factors described above. Investors in the Class X-A, Class X-B and Class X-C Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A, Class X-B and/or Class X-C Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A, Class X-B and/or Class X-C Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A, Class X-B or Class X-C Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”): (i) each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium, (ii) there are no delinquencies or defaults, (iii) scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates, (iv) no prepayment premiums or yield maintenance charges are collected, (v) no party exercises its right of optional termination of the Issuing Entity described in this prospectus, (vi) no Mortgage Loan is required to be repurchased from the Issuing Entity, (vii) the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan, (viii) there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates, (ix) distributions on the Certificates are made on the tenth day (each assumed to be a business day) of each month, commencing in March 2017, (x) the Certificates will be issued on February 14, 2017, (xi) the Pass-Through Rate with respect to each Class of Regular Certificates (exclusive of the VRR Interest) is as described under “Description of the Certificates—Distributions—Pass-Through Rates”, (xii) the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates, (xiii) all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification, (xiv) with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan, (xv) the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”, (xvi) there are no property releases requiring payment of a yield maintenance charge or other prepayment premium and (xvii) with respect to the 85 Tenth Avenue Mortgage Loan and the Hilton Hawaiian Village Waikiki Beach Resort Mortgage Loan, each of which is part of a Loan Combination that includes Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only.

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A, Class X-B and Class X-C Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the applicable Offered Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 2018	84%	84%	84%	84%	84%
February 2019	66%	66%	66%	66%	66%
February 2020	44%	44%	44%	44%	44%
February 2021	17%	17%	17%	17%	17%
February 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.62	2.61	2.61	2.61	2.61
First Principal Payment Date	March 2017	March 2017	March 2017	March 2017	March 2017
Last Principal Payment Date	October 2021	August 2021	July 2021	July 2021	July 2021

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.72	4.71	4.69	4.67	4.46
First Principal Payment Date	October 2021	August 2021	July 2021	July 2021	July 2021
Last Principal Payment Date	December 2021	December 2021	December 2021	December 2021	December 2021

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	69%	69%	69%	69%	69%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.35	9.27	9.18	9.1	8.88
First Principal Payment Date	August 2025	March 2025	March 2025	March 2025	March 2025
Last Principal Payment Date	November 2026	November 2026	October 2026	September 2026	May 2026

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.82	9.81	9.79	9.74	9.48
First Principal Payment Date	November 2026	November 2026	October 2026	September 2026	May 2026
Last Principal Payment Date	January 2027	January 2027	January 2027	December 2026	September 2026

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	97%	97%	97%	97%	97%
February 2023	77%	77%	77%	77%	77%
February 2024	56%	56%	56%	56%	56%
February 2025	34%	34%	34%	34%	34%
February 2026	13%	13%	13%	13%	13%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.28	7.28	7.28	7.28	7.29
First Principal Payment Date	December 2021	December 2021	December 2021	December 2021	December 2021
Last Principal Payment Date	October 2026	October 2026	October 2026	October 2026	September 2026

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.91	9.88	9.62
First Principal Payment Date	January 2027	January 2027	January 2027	December 2026	September 2026
Last Principal Payment Date	January 2027	January 2027	January 2027	January 2027	October 2026

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.91	9.91	9.66
First Principal Payment Date	January 2027	January 2027	January 2027	January 2027	October 2026
Last Principal Payment Date	January 2027	January 2027	January 2027	January 2027	October 2026

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.91	9.91	9.66
First Principal Payment Date	January 2027	January 2027	January 2027	January 2027	October 2026
Last Principal Payment Date	January 2027	January 2027	January 2027	January 2027	October 2026

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed in 32nds and interpreted as a percentage (i.e., 100-12 is 100-12/32%) of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). In addition, the Prudential Plaza REMIC was formed on July 26, 2016, by German American Capital Corporation with respect to a portion of the Prudential Plaza Loan Combination, which REMIC issued a single regular interest (the “Prudential Plaza REMIC Regular Interest”) and a single residual interest. The Lower-Tier REMIC will hold the Mortgage Loans (including a 23.33% ownership interest in the Prudential Plaza REMIC Regular Interest, which is represented by Prudential Plaza promissory notes A-3-2 and A-4-1, which will be included in the Issuing Entity, and will constitute a Mortgage Loan for purposes of the discussion in this prospectus) (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class X-A, Class X-B, Class X-C, Class X-D, Class D, Class E, Class F and Class G Certificates and a regular interest that corresponds to the VRR Interest excluding the right to receive Excess Interest (the “VRR REMIC Regular Interest”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portions of the Issuing Entity consisting of (a) collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account) and (b) the VRR REMIC Regular Interest and distributions thereon, will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii) (a) the Class S Certificates and the VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(a) above and (b) the VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(b) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans (other than the Prudential Plaza Mortgage Loan); provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC and the Prudential Plaza Mortgage Loan that will be held by the Lower-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not greater than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments.

Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the

foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) ”interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular

Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular

Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the right to receive Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons“). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under current rules.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. The new rules are complex and likely will be clarified and possibly revised before going into effect. Residual interest holders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds, including the return of principal, from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates. No assurance can be given that holders of Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, Plans include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers or co-manager, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and a substantially identical prohibited transaction exemption to Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E, both as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 ”qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Seven (7) of the Mortgaged Properties, securing approximately 31.3% of the Initial Pool Balance, are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

California. Ten (10) of the Mortgaged Properties, securing approximately 19.6% of the Initial Pool Balance, are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 1999), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”), which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some

Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and/or Class A-S Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class B Certificates. The Notional Amount of the Class X-C Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amounts, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A, Class X-B and Class X-C Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Drexel Hamilton, LLC and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners with respect to approximately 45.7% and 54.3%, respectively, of the total principal balance of the Offered Certificates, and Drexel Hamilton, LLC is acting as co-manager.

Class	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Drexel Hamilton, LLC

Class A-1	$13,323,835	$15,831,165	$0
Class A-2	$17,524,579	$20,822,421	$0
Class A-3	$169,090,000	$200,910,000	$0
Class A-4	$191,616,901	$227,676,099	$0
Class A-AB	$25,038,116	$29,749,884	$0
Class X-A	$452,301,583	$537,417,417	$0
Class X-B	$28,268,649	$33,588,351	$0
Class X-C	$29,012,645	$34,472,355	$0
Class A-S	$35,708,152	$42,427,848	$0
Class B	$28,268,649	$33,588,351	$0
Class C	$29,012,645	$34,472,355	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[______].

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2017, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of the Depositor and CGMRC (a Sponsor, an originator, an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest and the current holder (or an affiliate of the current holder) of one or more of the 229 West 43rd Street Retail Condo Pari Passu Companion Loans, one or more of the 111 Livingston Street Pari Passu Companion Loans and the Parts Consolidation Center Pari Passu Companion Loan). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of Deutsche Bank AG, New York Branch (an originator, the current holder (or an affiliate of the current holder) of one or more of the 229 West 43rd Street Retail Condo Pari Passu Companion Loans, one or more of the Prudential Plaza Pari Passu Companion Loans, one or more of the Moffett Place Google Pari Passu Companion Loans, one or more of the 111 Livingston Street Pari Passu Companion Loans, one or more of the Hilton Hawaiian Village Waikiki Beach Resort Pari Passu Companion Loans, the State Farm Data Center Pari Passu Companion Loan and the Summit Place Wisconsin Pari Passu Companion Loan), an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, and GACC (a Sponsor and an originator). See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and Deutsche Bank Securities Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CGMRC, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CGMRC Mortgage Loans and (ii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 390 Greenwich Street, 7th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Index of Certain Defined Terms

111 Declarant	164
111 Plaintiff	181
111 Purchase Money Documents	164
111 Purchase Money Mortgage	164
111 Purchase Money Obligation Documents	164
17g-5 Information Provider	344
1986 Act	468
2010 PD Amending Directive	12
2015 Budget Act	475
229 West 43rd Street Retail Condo Non-Controlling Note Holder	225
241 Fifth	181
30/360 Basis	325
85 Tenth Avenue Companion Loans	226
85 Tenth Avenue Loan Combination	226
85 Tenth Avenue Mortgage Loan	226
85 Tenth Avenue Mortgaged Property	226
85 Tenth Avenue Non-Standalone Loans	226
85 Tenth Avenue Non-Standalone Pari Passu Companion Loans	226
85 Tenth Avenue Pari Passu Companion Loans	226
85 Tenth Avenue Standalone Companion Loans	226
85 Tenth Avenue Standalone Pari Passu Companion Loans	226
85 Tenth Avenue Subordinate Companion Loan Holder	227
85 Tenth Avenue Subordinate Companion Loans	226
85 Tenth Avenue Triggering Event of Default	228
AAM	296
AB Loan Combination	150
AB Modified Loan	395
ABS interests	302
Accelerated Mezzanine Loan	423
Acceptable Insurance Default	364
Accredited Investor	14
ACM	202
Actual/360 Basis	203, 321
Administrative Fee Rate	383
ADR	153
Advance Rate	369
Advances	369
Affected Investor	69
Affiliate	E-1-12
Affirmative Asset Review Vote	434
Aggregate Available Funds	319
Aggregate Principal Distribution Amount	326
AIFMD	70
Allocated Cut-off Date Loan Amount	153
AMI	169
Ancillary Fees	378
Annual Debt Service	153
Anticipated Repayment Date	204
Appraisal Reduction Amount	393
Appraisal Reduction Event	392
Appraised Value	154
Appraised-Out Class	396
Appraiser	394
ARD	155
ARD Loan	204
Assessment of Compliance	398
Asset Representations Reviewer	297
Asset Representations Reviewer Asset Review Fee	383
Asset Representations Reviewer Cap	383
Asset Representations Reviewer Termination Event	438
Asset Representations Reviewer Upfront Fee	383
Asset Review	435
Asset Review Notice	435
Asset Review Quorum	434
Asset Review Report	437
Asset Review Report Summary	437
Asset Review Standard	436
Asset Review Trigger	433
Asset Review Vote Election	434
Assumed Certificate Coupon	310
Assumed Final Distribution Date	332
Assumption Fees	378
Attestation Report	398
AURA	296
Available Funds	320
Balloon Balance	155
Balloon Mortgage Loans	203
Bankruptcy Code	72
Base Interest Fraction	331
BCBS	70
Beds	161
Beshmada	181
BLS	164, 174, 188, 193, 195, 196
BLS Unit	164, 174
Borrower Delayed Reimbursements	378
Borrower Party	423
B-Piece Buyer	137
Brexit Vote	72
Building	181
CBE	461
CD 2016-CD2 Certificate Administrator	224
CD 2016-CD2 Controlling Class Representative	255
CD 2016-CD2 Directing Certificateholder	224
CD 2016-CD2 Master Servicer	224
CD 2016-CD2 Operating Advisor	224
CD 2016-CD2 Pooling and Servicing Agreement	224
CD 2016-CD2 Securitization	254
CD 2016-CD2 Special Servicer	224
CD 2016-CD2 Trustee	224
CDI 202.01	71
Certificate Administrator	286
Certificate Balance	318
Certificate Owner	339

Certificate Summary	10
Certificateholder	339
Certificateholder Quorum	407
Certificateholder Repurchase Request	441
Certificates	317
Certifying Certificateholder	348
CFTC	185
CGMRC	151, 267, 302
CGMRC 111 Livingston Street Note	151
CGMRC 229 West 43rd Street Retail Condo Note	151
CGMRC Data File	268
CGMRC Mortgage Loans	151
CGMRC Securitization Database	268
CGMRC VRR Interest Portion	302
Class	317
Class A-AB Scheduled Principal Balance	321
Class X Certificates	317
Class X Strip Rate	325
Clearstream	345
Clearstream Participants	347
Closing Date	152, 317
CMBS	68, 267, 272, 289
CMBS B-Piece Securities	307
Code	466
Co-Lender Agreement	223
Collateral Deficiency Amount	395
Collection Account	372
Collection Period	321
Collective Investment Scheme	11
COMM 2015-CCRE26 Certificate Administrator	234
COMM 2015-CCRE26 Directing Certificateholder	235
COMM 2015-CCRE26 Master Servicer	234
COMM 2015-CCRE26 Operating Advisor	234
COMM 2015-CCRE26 Pooling and Servicing Agreement	234
COMM 2015-CCRE26 Special Servicer	234
COMM 2015-CCRE26 Trustee	234
Communication Request	349
Companion Loan	150
Companion Loan Holder	358
Companion Loan Rating Agency	403
Companion Note	220
Compensating Interest Payment	333
Consent Fees	377
Constraining Level	309
Consultation Election Notice	442
Consultation Requesting Certificateholder	443
Consultation Termination Event	423
Control Eligible Certificates	422
Control Termination Event	422
Controlling Class	422
Controlling Class Certificateholder	422
Controlling Class Representative	421
Controlling Companion Loan	360
Controlling Note	220
Controlling Note Holder	220
Controlling Pari Passu Companion Loan	360
Controlling Pari Passu Companion Loan Securitization Date	360
Corrected Loan	365
CPR	457
CREC	177
Credit Risk Retention Rules	302
CREFC®	336
CREFC® Intellectual Property Royalty License Fee	383
CREFC® Intellectual Property Royalty License Fee Rate	383
CREFC® Reports	336
Crossed Group	155
Crossed Mortgage Loan	E-1-2
Cross-Over Date	324
CRR	69
Cumulative Appraisal Reduction Amount	395
Cure Event	233
Cure Payment	233
Cure/Contest Period	436
Custodian	286, 418
Cut-off Date	150
Cut-off Date Balance	150
Cut-off Date DSCR	157
Cut-off Date Loan-to-Value Ratio	155
Cut-off Date LTV Ratio	155
DB Originators	280
DBNY	280, 302
DBNY VRR Interest Portion	302
DBRS	289
DBWF 2016-85T Certificate Administrator	227
DBWF 2016-85T Master Servicer	227
DBWF 2016-85T Mortgage Trust	226
DBWF 2016-85T Special Servicer	227
DBWF 2016-85T Trust and Servicing Agreement	227
DBWF 2016-85T Trustee	227
Debt Service Coverage Ratio	157
Debt Yield on Underwritten NCF	156
Debt Yield on Underwritten Net Cash Flow	156
Debt Yield on Underwritten Net Operating Income	157
Debt Yield on Underwritten NOI	157
Defaulted Mortgage Loan	381
Defeasance	E-1-10
Defeasance Deposit	209
Defeasance Loans	208
Defeasance Lock Out Period	208
Defeasance Option	208
Defective Mortgage Loan	356
Defendants	180, 181
Definitive Certificate	345
Delinquent Loan	434
Depositaries	346
Depositor	152, 285
Determination Date	318
Deutsche Bank	272
Diligence File	351

Directing Holder	421
Disclosable Special Servicer Fees	382
Discount Yield	308
Dispute Resolution Consultation	443
Dispute Resolution Cut-off Date	442
Distribution Account	372
Distribution Date	318
District Court	287
DMARC	273
Document Defect	350
Dodd-Frank Act	70
DOJ	272
DSCR	157
DTC	345
DTC Participants	346
DTC Rules	347
Due Date	203, 321
Due Diligence Questionnaire	269
Due Diligence Requirement	69
Due Period	321
EDGAR	512
EEA	69
Eligible Asset Representations Reviewer	437
Eligible Operating Advisor	431
Enforcing Party	441
Enforcing Servicer	441
Environmental Condition	502, E-1-12
ERISA	478
ESA	176, 282, E-1-12
Escrow/Reserve Mitigating Circumstances	284
Euroclear	345
Euroclear Operator	347
Euroclear Participants	347
Excess Interest	204
Excess Interest Distribution Account	373
Excess Liquidation Proceeds Reserve Account	373
Excess Modification Fees	377
Excess Penalty Charges	378
Excess Prepayment Interest Shortfall	334
Exchange Act	266
Excluded Controlling Class Holder	342
Excluded Controlling Class Mortgage Loan	423
Excluded Information	343
Excluded Mortgage Loan	423
Excluded Mortgage Loan Special Servicer	406
Excluded RRCP Mortgage Loan	423
Excluded Special Servicer Information	343
Excluded Special Servicer Mortgage Loan	406
Exemption Rating Agency	481
Expected Price	313
Expected Prices	313
FATCA	476
FDIC	124
Federal Court Complaint	288
FETL	15
FIEL	15
Final Asset Status Report	428
Final Dispute Resolution Election Notice	443
Financial Promotion Order	11
FIRREA	281
Fitch	198, 289, 403
Form 8-K	266
FPO Persons	11
FSCMA	15
FSMA	11
GAAP	302
GACC	151, 272
GACC 111 Livingston Street Note	151
GACC 229 West 43rd Street Retail Condo Note	151
GACC Data Tape	274
GACC Deal Team	274
GACC Mortgage Loans	151, 273
Google	193
Grantor Trust	466
Ground Lease	E-1-10
Hard Lockbox	158
Hazak	181
HHRA	178
High Net Worth Companies, Unincorporated Associations, Etc.	11
Hilton Hawaiian Village Waikiki Beach Resort Noteholders	242
Hilton USA Trust 2016-HHV Servicer	242
Hilton USA Trust 2016-HHV Special Servicer	242
Hilton USA Trust 2016-HHV Trust and Servicing Agreement	242
Horizontal Credit Risk Retention Percentage	304
Hospital	199
HRR Certificates	302, 306
ICIP	202
Indirect Participants	346
Initial Interest Deposit Amount	321
Initial Pool Balance	150
Initial Rate	204
Initial Requesting Certificateholder	441
In-Place Cash Management	158
Institutional Investor	14
Insurance Rating Requirements	E-1-4
Interest Accrual Amount	325
Interest Accrual Period	326
Interest Distribution Amount	325
Interest Only Mortgage Loans	203
Interest Reserve Account	373
Interest Shortfall	325
Interested Person	417
Interest-Only Certificates	307, 317
Interest-Only Expected Price	312
Investment Company Act	1
Investor Certification	338
IRS	467
Issuing Entity	150
KBRA	289, 403
KKR	307
KKR Opportunity Partners	306
Largest Tenant	158
Largest Tenant Lease Expiration	158

Lender Liability Act	502
Liquidation Fee	380
Liquidation Fee Rate	380
Liquidation Proceeds	380
Loan Combination	150
Loan Combination Custodial Account	372
Loan Per Unit	158
Loss of Value Payment	355
Loss of Value Reserve Fund	373
Lot Tie Agreement	199
Lower-Tier Regular Interests	466
Lower-Tier REMIC	466
Lower-Tier REMIC Distribution Account	372
LSRP	179
LTV Ratio at Maturity/ARD	158
LURAS	169
LUST	177
MAI	393, E-1-13
Major Decision	419
Marriott	196
MAS	13
Master Servicer	289
Master Servicer Remittance Date	368
Material Breach	353
Material Defect	354
Material Document Defect	350
Maturity Date/ARD Loan-to-Value Ratio	158
Maturity Date/ARD LTV Ratio	158
MCSM Landlord	199
MCSM Requirements	199
Member Loan	219
Member Loan Borrowers	219
Michael’s Shutdown Period	190
Midland	289
Modeling Assumptions	457
Modification Fees	378
Moffett Place Google Non-Controlling Note Holder	238
Monthly Payment	320
Moody’s	198, 289, 403
Morningstar	289, 431
Mortgage	150
Mortgage File	349
Mortgage Loan Purchase Agreement	349
Mortgage Loan Schedule	361
Mortgage Loan Sellers	151
Mortgage Loans	150
Mortgage Note	150
Mortgage Pool	150
Mortgage Rate	325
Mortgaged Property	150
Most Recent NOI	159
MSC 2016-UBS12 Asset Representations Reviewer	250
MSC 2016-UBS12 Certificate Administrator	250
MSC 2016-UBS12 Controlling Class Representative	252
MSC 2016-UBS12 Depositor	250
MSC 2016-UBS12 Operating Advisor	250
MSC 2016-UBS12 Pooling and Servicing Agreement	250
MSC 2016-UBS12 Securitization	250
MSC 2016-UBS12 Servicer	250
MSC 2016-UBS12 Special Servicer	250
MSC 2016-UBS12 Trustee	250
Namco Loan	181
Net Cash Flow	160
Net Mortgage Pass-Through Rate	325
Net Mortgage Rate	325
NJDEP	178
NOI DSCR	285
Non-Controlling Note	220
Non-Controlling Note Holders	220
Non-Offered Certificates	317
Nonrecoverable Advance	370
Non-Reduced Certificates	339
Non-U.S. Tax Person	476
Non-Vertically Principal Balance Retained Certificates	317
Non-Vertically Retained Certificates	317
Non-Vertically Retained Percentage	304
Note A	232
Note A-1	232
Note A-2	232
Note B	232
Notice of Foreclosure/DIL	234
Notional Amount	318
NRSRO	338, 486
NRSRO Certification	339
N-Star Unsecured Loan	179
O&M	202
Occupancy	159
Occupancy Date	159
Offered Certificates	317
Office Depot	195
Office Unit	210
OID Regulations	469
OLA	124
Operating Advisor	297
Operating Advisor Consultation Trigger Event	315, 427
Operating Advisor Consulting Fee	383
Operating Advisor Fee	382
Operating Advisor Fee Rate	382
Operating Advisor Standard	427
Operating Advisor Termination Event	429
Original Balance	160
Other Crossed Loans	356
Outside Certificate Administrator	360
Outside Controlling Class Representative	360
Outside Controlling Note Holder	359
Outside Custodian	360
Outside Depositor	360
Outside Operating Advisor	360
Outside Securitization	360
Outside Serviced Companion Loan	359
Outside Serviced Loan Combination	359
Outside Serviced Mortgage Loan	359
Outside Servicer	360

Outside Servicer Fee Rate	388
Outside Servicing Agreement	359
Outside Special Servicer	360
Outside Trustee	360
P&I Advance	368
PAR	282
Pari Passu Companion Loan	150
Pari Passu Indemnified Items	401
Pari Passu Indemnified Parties	401
Pari Passu Loan Combination	150
Park Bridge Financial	297
Park Bridge Lender Services	297
Partial Release Notice Date	211
Participants	345
Party in Interest	478
Pass-Through Rate	324
PCBs	177
PCE	178
PCIS Persons	11
PCO	200
PCR	279
Penalty Charges	378
Percentage Interest	319
Permitted Encumbrances	E-1-3
Permitted Investments	319
Permitted Special Servicer/Affiliate Fees	382
PIPs	114, 181
Plaintiffs	180
Plan Asset Regulations	479
Pledged Interest	181
PLL Policy	201
PML	E-1-5
Pooling and Servicing Agreement	358
Pooling and Servicing Agreement Party Repurchase Request	441
PRC	13
Preliminary Asset Review Report	436
Preliminary Dispute Resolution Election Notice	442
Prepayment Assumption	470
Prepayment Interest Excess	333
Prepayment Interest Shortfall	333
Prepayment Penalty Description	160
Prepayment Provision	160
Prime Rate	369
Principal Balance Certificates	317
Principal Distribution Amount	326
Principal Shortfall	327
Prior Loan	179
Prior Securitization	179
Prior Sponsorship	179
Privileged Information	427
Privileged Information Exception	427
Privileged Person	337
Professional Investors	13
Prohibited Prepayment	333
Promotion of Collective Investment Schemes Exemptions Order	11
Property Advances	369
Proposed Course of Action Notice	442
Prospectus	13
Prospectus Directive	12
Prudential Plaza Guarantors	179
Prudential Plaza Mortgaged Property	179
Prudential Plaza Non-Controlling Note Holder	235
Prudential Plaza REMIC	57
Prudential Plaza REMIC regular interest	57
Prudential Plaza REMIC Regular Interest	152, 466
Prudential Plaza Residual Interest	152
PTE	481
Qualified Investor	12
Qualified Investors	12
Qualified Mortgage	350
Qualified Substitute Mortgage Loan	355
Qualifying CRE Loan Percentage	303
Rated Final Distribution Date	332
Rating Agencies	508
Rating Agency	508
Rating Agency Confirmation	446
Rating Agency Declination	447
RCRA	502
Realized Loss	335
REC	176
Recognized Collective Investment Scheme	11
Record Date	319
Registration Statement	512
Regular Certificates	317
Regular Interestholder	469
Regular Interests	466
Regulation AB	398
Regulation RR	302
Related Group	160
Release Condo Unit	210
Release Date	209
Release Parcel	210
Relevant Member State	12
Relevant Person	14
Relevant Persons	11
REMIC	466
REMIC LTV Test	149
REMIC Regulations	466
REO Account	373
REO Companion Loan	327
REO Loan	327
REO Mortgage Loan	327
REO Property	317
Repurchase Election Notice	233
Repurchase Option Notice	233
Repurchase Price	354
Repurchase Request	441
Requesting Certificateholder	443
Requesting Holders	396
Requesting Investor	349
Requesting Party	445
Required Credit Risk Retention Percentage	303
Requirements	507
Residual Certificates	317
Resolution Failure	442
Resolved	442

Restricted Group	482
Restricted Party	427
Retaining Parties	302
Retaining Sponsor	302
Retaining Third Party Purchaser	302
Retention Requirement	69
Review Materials	435
Revised Rate	204
RevPAR	160
RIR	179
Risk Factors	10
Risk Retention Consultation Party	423
RMBS	287
Rooms	161
RR Interest	302
Rule 17g-5	339, 411
S&P	178, 289
Santa Monica City	199
Scheduled Certificate Interest Payments	311
Scheduled Certificate Principal Payments	307
Scheduled Principal Distribution Amount	326
SEC	266
Securities Act	398
Securitization Accounts	317
SEL	E-1-5
Senior Certificates	317
Serviced AB Loan Combination	358
Serviced Companion Loan	358
Serviced Companion Loan Holder	358
Serviced Companion Loan Securities	403
Serviced Loan Combination	358
Serviced Loans	359
Serviced Mortgage Loans	358
Serviced Outside Controlled Companion Loan	359
Serviced Outside Controlled Loan Combination	359
Serviced Outside Controlled Mortgage Loan	359
Serviced Pari Passu Companion Loan	358
Serviced Pari Passu Companion Loan Holder	358
Serviced Pari Passu Loan Combination	358
Serviced Subordinate Companion Loan	358
Serviced Subordinate Companion Loan Holder	358
Servicer Termination Events	402
Servicing Fee	376
Servicing Fee Rate	376
Servicing Function Participant	398
Servicing Shift Companion Loan	360
Servicing Shift Loan Combination	360
Servicing Shift Mortgage Loan	360
Servicing Standard	362
Servicing Transfer Event	363
SFA	13
Sign Unit	210
Similar Law	484
Similar Requirements	70
Single-Purpose Entity	E-1-9
SMMEA	486
Soft Lockbox	160
Soft Springing Lockbox	160
Solvency II	70
Special Servicer	289
Special Servicer Decision	366
Special Servicing Fee	379
Special Servicing Fee Rate	379
Specially Serviced Loan	363
Split Mortgage Loan	150
Sponsors	152, 267
Springing Cash Management	160
Springing Lockbox	160
Standard Qualifications	E-1-1
Startup Day	467
State Court Complaint	288
State Farm	110
State Farm Data Center Non-Controlling Note Holder	247
State Farm Major Tenant	204
Stated Principal Balance	327
Structured Product	13
Subject Loans	383, 387
Subordinate Certificates	317
Subordinate Companion Loan	150
Sub-Servicing Agreement	368
Summary of Terms	10
Summit Place Parking Parcel	165
Summit Place Subordinate Loan	219
Summit Place Wisconsin Non-Controlling Note Holder	249
Summit REA	199
Swap Curve Interpolated Yield	308
Swap Priced Expected Price	310
Swap Priced Principal Balance Certificates	307
Taran Outparcel	175
Target Price	309
Tax Matters Persons	475
TCO	200
Technical Standards	69
Termination Purchase Amount	448
Terms and Conditions	347
Tests	435
Third Party Report	153
TIA	71
Title Exception	E-1-2
Title Policy	E-1-2
Title V	506
Trailing 12 NOI	159
TRIA	E-1-8
TRIPRA	122
Trust REMICs	466
Trustee	286
Trustee/Certificate Administrator Fee	382
Trustee/Certificate Administrator Fee Rate	382
U.S. Tax Person	476
UBS AG, New York Branch	152
Underwriter Entities	129
Underwriter Exemption	481
Underwriting Agreement	510
Underwritten EGI	161
Underwritten Expenses	160

Underwritten NCF	160
Underwritten NCF DSCR	157
Underwritten Net Cash Flow	160
Underwritten Net Operating Income	161
Underwritten NOI	161
Underwritten Revenues	161
Units	161
Unscheduled Principal Distribution Amount	327
Unsecured Loan	219
Unsolicited Information	435
Updated Appraisal	412
Upper-Tier REMIC	466
Upper-Tier REMIC Distribution Account	372
UST	177
USTs	177
UW NCF DSCR	157
Vertical Risk Retention Allocation Percentage	304
Vertically Retained Percentage	304
VOCs	178
Volcker Rule	70
Volume	185
Voting Rights	345
VRR Available Funds	303
VRR Interest	302
VRR Interest Distribution Amount	304
VRR Principal Distribution Amount	304
VRR Realized Loss	303
VRR Realized Loss Interest Distribution Amount	305
VRR REMIC regular interest	57
VRR REMIC Regular Interest	466
VRRI Sub-Interest	305
WAC Rate	324
Wachovia	293
WDNR	177
Weighted Average Mortgage Rate	161
Wells Fargo Bank	286, 287, 293
West Allis CDA	219
WFCM 2016-LC25 Asset Representations Reviewer	258
WFCM 2016-LC25 Certificate Administrator	258
WFCM 2016-LC25 Controlling Class Representative	259
WFCM 2016-LC25 Depositor	258
WFCM 2016-LC25 Operating Advisor	258
WFCM 2016-LC25 Pooling and Servicing Agreement	258
WFCM 2016-LC25 Securitization	258
WFCM 2016-LC25 Servicer	258
WFCM 2016-LC25 Special Servicer	258
WFCM 2016-LC25 Trustee	258
Withheld Amounts	373
Workout Fee	379
Workout Fee Rate	379
Workout-Delayed Reimbursement Amount	372
Yield Curve Interpolated Yield	311
Yield Priced Expected Price	313
Yield Priced Principal Balance Certificates	307
YM Group A	331
YM Group B	331
YM Group C	331
YM Group D	331
YM Groups	331
Zoning Regulations	E-1-7

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

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CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	NAP	NAP	229 West 43rd Street	New York	New York	10036	Retail	Anchored	1913-1947
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	NAP	NAP	1384 Broadway	New York	New York	10018	Office	CBD	1928
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	NAP	NAP	85 Tenth Avenue	New York	New York	10011	Mixed Use	Office/Retail/Storage	1914
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	NAP	NAP					Office	Medical Office
4.01	Property				Medical Centre of Santa Monica - West			2001 Santa Monica Boulevard	Santa Monica	California	90404	Office	Medical Office	1976
4.02	Property				Medical Centre of Santa Monica - East			2021 Santa Monica Boulevard	Santa Monica	California	90404	Office	Medical Office	1964
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	NAP	NAP	130 East Randolph Street & 180 North Stetson Avenue	Chicago	Illinois	60601	Office	CBD	1955, 1990
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	NAP	NAP	1170 Bordeaux Drive	Sunnyvale	California	94089	Office	CBD	2016
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	NAP	NAP	111 Livingston Street	Brooklyn	New York	11201	Office	CBD	1969
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	NAP	NAP	2005 Kalia Road	Honolulu	Hawaii	96815	Hospitality	Full Service	1961
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	NAP	NAP	24400 West Valley Parkway	Olathe	Kansas	66061	Office	Data Center	2016
10	Loan	46	GACC	DBNY	Courtyard Century City	NAP	NAP	10320 West Olympic Boulevard	Los Angeles	California	90064	Hospitality	Limited Service	1987
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	NAP	NAP	9755 South Eastern Avenue	Las Vegas	Nevada	89183	Retail	Anchored	2000
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	NAP	NAP	6737 West Washington Street	West Allis	Wisconsin	53214	Office	Suburban	1905
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	NAP	NAP					Hospitality	Various
13.01	Property				Courtyard Evansville East			8105 East Walnut Street	Evansville	Indiana	47715	Hospitality	Limited Service	2013
13.02	Property				Hilton Garden Inn Evansville			220 Eagle Crest Drive	Evansville	Indiana	47715	Hospitality	Limited Service	2008
13.03	Property				Residence Inn Columbus			4521 IN-46	Columbus	Indiana	47201	Hospitality	Extended Stay	2009
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	Group 1	NAP					Office	Suburban
14.01	Property				Cherry Creek Place II			3190 South Vaughn Way	Aurora	Colorado	80014	Office	Suburban	1980
14.02	Property				Cherry Creek Place I			3131 South Vaughn Way	Aurora	Colorado	80014	Office	Suburban	1980
15	Loan		GACC	DBNY	16 E 40th Street	NAP	NAP	16 East 40th Street	New York	New York	10016	Office	CBD	1911
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	NAP	NAP	600 and 610 Hope Parkway Southeast	Leesburg	Virginia	20175	Office	Suburban	2016
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	NAP	NAP	681 Fifth Avenue	New York	New York	10022	Mixed Use	Office/Retail	1913
18	Loan	61	CGMRC	CGMRC	166 Geary Street	NAP	NAP	166 Geary Street	San Francisco	California	94108	Retail	Unanchored	1907
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	NAP	NAP					Hospitality	Various
19.01	Property				Residence Inn - Chattanooga			2340 Center Street	Chattanooga	Tennessee	37421	Hospitality	Extended Stay	2009
19.02	Property				TownePlace Suites - Chattanooga			7010 McCutcheon Road	Chattanooga	Tennessee	37421	Hospitality	Extended Stay	2012
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point			561 Chaffee Point Boulevard	Jacksonville	Florida	32221	Hospitality	Limited Service	2009
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	NAP	NAP	111, 121, 131 Continental Drive	Newark	Delaware	19713	Office	Suburban	1990, 1998, 2000
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	NAP	NAP	1460 Broadway	New York	New York	10036	Mixed Use	Office/Retail	1952
22	Loan	66, 67	GACC	DBNY	5400 Fulton	NAP	NAP	5400 Fulton Industrial Boulevard	Atlanta	Georgia	30336	Industrial	Warehouse/Distribution	1968
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	NAP	NAP	900 Metropolitan Avenue	Charlotte	North Carolina	28204	Retail	Anchored	2006
24	Loan	67	GACC	DBNY	Plaza at the Pointe	NAP	NAP	100-190 Quinn Drive	North Fayette	Pennsylvania	15275	Retail	Anchored	1998
25	Loan	69, 70	GACC	DBNY	Melrose Place	NAP	NAP	8417 Melrose Place	Los Angeles	California	90069	Retail	Shadow Anchored	1948
26	Loan	71	GACC	DBNY	Patriot Crossing	NAP	NAP	7103 Yorktown Road	Louisville	Kentucky	40214	Multifamily	Garden	1970-1972
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	NAP	NAP	1 Hotel Circle	Hilton Head Island	South Carolina	29928	Hospitality	Full Service	1976, 1985
28	Loan		CGMRC	CGMRC	West Point Office	Group 1	NAP	3900 South Wadsworth Boulevard	Lakewood	Colorado	80235	Office	Suburban	1974
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	NAP	NAP	2783 East 12th Street	Oakland	California	94601	Self Storage	Self Storage	1972
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	NAP	NAP	10095 Brose Drive	Vance	Alabama	35490	Industrial	Warehouse/Distribution	2004, 2009
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	NAP	NAP	910 West Atlantic Avenue	Delray Beach	Florida	33444	Hospitality	Limited Service	2015
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	NAP	NAP	180 Gamma Drive	Pittsburgh	Pennsylvania	15238	Hospitality	Select Service	1971
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	NAP	NAP	202-266 North Highway 65	Lindsay	California	93247	Retail	Anchored	1982
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	NAP	NAP	9920-9980 West Sam Houston Parkway South	Houston	Texas	77099	Mixed Use	Flex/Office	2005
35	Loan		GACC	DBNY	Publix at Shakerag	NAP	NAP	7780 McGinnis Ferry Road	Suwanee	Georgia	30024	Retail	Anchored	2004
36	Loan		CGMRC	CGMRC	Fairway Centre	Group 2	NAP	300 and 320 Decker Drive	Irving	Texas	75062	Office	Suburban	1980
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	NAP	NAP	1201 East Caeser Avenue	Kingsville	Texas	78363	Multifamily	Garden	1953
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	NAP	NAP	14783 West Grand Avenue	Surprise	Arizona	85374	Hospitality	Limited Service	2005
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	NAP	NAP	5042 Technology Parkway	Fort Collins	Colorado	80528	Office	Suburban	2014
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	NAP	NAP	12535 Tinsley Circle	Tampa	Florida	33612	Multifamily	Garden	1974, 1999
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	NAP	NAP					Various	Various
41.01	Property				21st Center			14320-14340 Northeast 21st Street	Bellevue	Washington	98007	Industrial	Flex	1980
41.02	Property				20th Center			14917 Northeast 20th Street	Bellevue	Washington	98007	Retail	Unanchored	1973
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	NAP	NAP	1055-1061 West Henderson Avenue	Porterville	California	93257	Office	Suburban	1976
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	Group 2	NAP	24504 Kuykendahl Road	Spring	Texas	77389	Retail	Unanchored	2015
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	NAP	NAP	18601 Van Buren Boulevard	Riverside	California	92508	Self Storage	Self Storage	2003
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	NAP	NAP	180 Main Avenue	Clifton	New Jersey	07014	Other	Leased Fee	NAP
46	Loan	104	GACC	DBNY	HIE Cocoa	NAP	NAP	301 Tucker Lane	Cocoa	Florida	32926	Hospitality	Limited Service	2003
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	NAP	NAP	10800 Unser Boulevard Northwest	Albuquerque	New Mexico	87114	Retail	Anchored	2009
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	NAP	NAP	2901-2911 North Sheffield	Chicago	Illinois	60657	Retail	Single Tenant	1920
49	Loan		CGMRC	CGMRC	CVS Holbrook	Group 3	NAP	842 South Franklin Street	Holbrook	Massachusetts	02343	Retail	Single Tenant	2005
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	NAP	NAP	138 Liberty Street	Metuchen	New Jersey	08840	Self Storage	Self Storage	2001
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	Group 3	NAP	130 Bowdoin Street	Dorchester	Massachusetts	02122	Retail	Single Tenant	2002
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	NAP	NAP	1326 North Jefferies Boulevard	Walterboro	South Carolina	29488	Retail	Single Tenant	2005

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	2009	248,457	SF	1,147.08	Fee Simple	100,000,000	100,000,000	100,000,000	7.5%	100,000,000	4.00550%	0.0104%
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	2016	213,450	SF	412.27	Fee Simple	88,000,000	88,000,000	88,000,000	6.6%	88,000,000	4.84000%	0.0123%
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	2014-2016	632,584	SF	403.11	Fee Simple	75,000,000	75,000,000	75,000,000	5.6%	75,000,000	3.82060%	0.0104%
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica		204,414	SF	347.33	Leasehold	71,000,000	71,000,000		5.3%	71,000,000	4.06000%	0.0123%
4.01	Property				Medical Centre of Santa Monica - West	NAP	140,968	SF		Leasehold			48,329,400	3.6%
4.02	Property				Medical Centre of Santa Monica - East	1976	63,446	SF		Leasehold			22,670,600	1.7%
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	1990, 2014-2015	2,269,632	SF	182.85	Fee Simple	70,000,000	70,000,000	70,000,000	5.3%	62,838,029	4.61000%	0.0104%
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	NAP	314,352	SF	588.51	Fee Simple	70,000,000	70,000,000	70,000,000	5.3%	64,452,486	4.54980%	0.0152%
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	2001	434,000	SF	276.50	Fee Simple	67,000,000	67,000,000	67,000,000	5.0%	67,000,000	4.73000%	0.0153%
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	2016	2,860	Rooms	243,566.43	Fee Simple/Leasehold	60,000,000	60,000,000	60,000,000	4.5%	60,000,000	4.19950%	0.0092%
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	NAP	193,953	SF	412.47	Fee Simple	55,000,000	55,000,000	55,000,000	4.1%	55,000,000	4.64000%	0.0160%
10	Loan	46	GACC	DBNY	Courtyard Century City	2014	136	Rooms	300,291.30	Fee Simple	41,000,000	40,839,616	40,839,616	3.1%	32,855,746	4.25000%	0.0123%
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	NAP	234,306	SF	170.72	Fee Simple	40,000,000	40,000,000	40,000,000	3.0%	36,844,339	4.92000%	0.0123%
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	2003	664,479	SF	108.36	Fee Simple/Leasehold	40,000,000	40,000,000	40,000,000	3.0%	35,326,218	4.89000%	0.0173%
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio		314	Rooms	102,973.11	Fee Simple	32,400,000	32,333,556		2.4%	26,772,647	5.16000%	0.0123%
13.01	Property				Courtyard Evansville East	NAP	119	Rooms		Fee Simple			13,133,012	1.0%
13.02	Property				Hilton Garden Inn Evansville	NAP	112	Rooms		Fee Simple			12,125,084	0.9%
13.03	Property				Residence Inn Columbus	NAP	83	Rooms		Fee Simple			7,075,460	0.5%
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II		399,967	SF	79.92	Fee Simple	32,000,000	31,966,710		2.4%	26,380,364	5.09000%	0.0123%
14.01	Property				Cherry Creek Place II	2008, 2013	203,443	SF		Fee Simple			16,525,695	1.2%
14.02	Property				Cherry Creek Place I	2008, 2013	196,524	SF		Fee Simple			15,441,015	1.2%
15	Loan		GACC	DBNY	16 E 40th Street	2005	96,182	SF	327.50	Fee Simple	31,500,000	31,500,000	31,500,000	2.4%	31,500,000	4.50000%	0.0123%
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	NAP	145,819	SF	203.47	Fee Simple	29,670,000	29,670,000	29,670,000	2.2%	27,361,665	5.00000%	0.0223%
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	2009	82,573	SF	2,603.76	Fee Simple	28,500,000	28,500,000	28,500,000	2.1%	28,500,000	4.12650%	0.0104%
18	Loan	61	CGMRC	CGMRC	166 Geary Street	2016	12,713	SF	2,241.80	Fee Simple	28,500,000	28,500,000	28,500,000	2.1%	28,500,000	4.81000%	0.0123%
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack		285	Rooms	96,127.48	Fee Simple	27,500,000	27,396,332		2.1%	22,176,234	4.43000%	0.0123%
19.01	Property				Residence Inn - Chattanooga	NAP	109	Rooms		Fee Simple			13,863,205	1.0%
19.02	Property				TownePlace Suites - Chattanooga	NAP	87	Rooms		Fee Simple			7,261,679	0.5%
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point	NAP	89	Rooms		Fee Simple			6,271,449	0.5%
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	NAP	234,772	SF	111.70	Fee Simple	26,250,000	26,223,908	26,223,908	2.0%	21,772,092	5.28000%	0.0223%
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	2015	214,341	SF	933.09	Fee Simple	25,000,000	25,000,000	25,000,000	1.9%	25,000,000	4.05000%	0.0104%
22	Loan	66, 67	GACC	DBNY	5400 Fulton	2016	682,750	SF	32.54	Fee Simple	22,220,000	22,220,000	22,220,000	1.7%	19,162,598	4.87000%	0.0123%
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	NAP	122,599	SF	171.29	Fee Simple	21,000,000	21,000,000	21,000,000	1.6%	19,372,038	5.02000%	0.0123%
24	Loan	67	GACC	DBNY	Plaza at the Pointe	NAP	149,943	SF	108.37	Fee Simple	16,250,000	16,250,000	16,250,000	1.2%	16,250,000	3.90000%	0.0123%
25	Loan	69, 70	GACC	DBNY	Melrose Place	2016	5,281	SF	3,029.73	Fee Simple	16,000,000	16,000,000	16,000,000	1.2%	16,000,000	4.45200%	0.0123%
26	Loan	71	GACC	DBNY	Patriot Crossing	2014-2016	362	Units	41,436.46	Fee Simple	15,000,000	15,000,000	15,000,000	1.1%	14,126,252	5.21000%	0.0123%
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	2015	513	Rooms	189,805.12	Fee Simple	15,000,000	14,903,575	14,903,575	1.1%	11,181,242	4.92000%	0.0104%
28	Loan		CGMRC	CGMRC	West Point Office	1994	174,460	SF	75.78	Fee Simple	13,250,000	13,220,707	13,220,707	1.0%	10,834,927	4.84000%	0.0123%
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	NAP	89,295	SF	145.44	Fee Simple	13,000,000	12,986,890	12,986,890	1.0%	10,761,831	5.22000%	0.0623%
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	NAP	604,000	SF	37.67	Fee Simple	12,750,000	12,750,000	12,750,000	1.0%	11,206,941	4.68000%	0.0280%
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	NAP	95	Rooms	110,369.88	Leasehold	10,500,000	10,485,139	10,485,139	0.8%	7,979,004	5.46000%	0.0123%
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	2010-2011	223	Rooms	46,840.17	Fee Simple	10,500,000	10,445,357	10,445,357	0.8%	7,701,801	4.49000%	0.0123%
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	2016	95,364	SF	94.90	Fee Simple	9,050,000	9,050,000	9,050,000	0.7%	8,309,006	4.71000%	0.0123%
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	NAP	116,700	SF	77.01	Fee Simple	9,000,000	8,986,755	8,986,755	0.7%	6,788,486	5.25000%	0.0123%
35	Loan		GACC	DBNY	Publix at Shakerag	NAP	64,100	SF	138.70	Fee Simple	8,925,000	8,890,442	8,890,442	0.7%	7,164,705	4.30000%	0.0123%
36	Loan		CGMRC	CGMRC	Fairway Centre	2015-2016	83,628	SF	105.12	Fee Simple	8,800,000	8,791,147	8,791,147	0.7%	7,287,253	5.23000%	0.0123%
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	2005	241	Units	35,788.38	Fee Simple	8,625,000	8,625,000	8,625,000	0.6%	7,394,027	5.55000%	0.0698%
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	2011-2014	100	Rooms	72,770.95	Fee Simple	7,300,000	7,277,095	7,277,095	0.5%	5,439,421	4.91000%	0.0598%
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	NAP	48,864	SF	141.05	Fee Simple	6,900,000	6,892,511	6,892,511	0.5%	5,654,973	4.91000%	0.0598%
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	NAP	328	Units	20,810.98	Fee Simple	6,826,000	6,826,000	6,826,000	0.5%	6,563,302	5.30000%	0.0123%
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center		53,111	SF	121.91	Fee Simple	6,475,000	6,475,000		0.5%	6,475,000	4.74000%	0.0123%
41.01	Property				21st Center	NAP	40,200	SF		Fee Simple			4,075,000	0.3%
41.02	Property				20th Center	2012	12,911	SF		Fee Simple			2,400,000	0.2%
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	2000	71,583	SF	90.34	Fee Simple	6,500,000	6,466,631	6,466,631	0.5%	3,955,371	4.16000%	0.0123%
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	NAP	20,229	SF	300.92	Fee Simple	6,100,000	6,087,281	6,087,281	0.5%	5,029,174	5.09000%	0.0123%
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	NAP	79,902	SF	71.88	Fee Simple	5,750,000	5,743,524	5,743,524	0.4%	4,687,520	4.75000%	0.0123%
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	NAP	140,843	SF	37.63	Fee Simple	5,300,000	5,300,000	5,300,000	0.4%	5,300,000	4.82000%	0.0123%
46	Loan	104	GACC	DBNY	HIE Cocoa	2010-2011	75	Rooms	69,266.08	Fee Simple	5,200,000	5,194,956	5,194,956	0.4%	4,326,561	5.38000%	0.0123%
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	NAP	16,510	SF	272.56	Fee Simple	4,500,000	4,500,000	4,500,000	0.3%	4,500,000	4.38900%	0.0123%
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	2016	15,573	SF	285.75	Fee Simple	4,450,000	4,450,000	4,450,000	0.3%	3,930,911	4.90000%	0.0123%
49	Loan		CGMRC	CGMRC	CVS Holbrook	NAP	13,013	SF	312.07	Fee Simple	4,070,000	4,061,023	4,061,023	0.3%	3,329,266	4.85000%	0.0123%
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	2017	41,893	SF	95.48	Fee Simple	4,000,000	4,000,000	4,000,000	0.3%	3,488,526	5.32000%	0.0123%
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	NAP	13,943	SF	242.06	Fee Simple	3,375,000	3,375,000	3,375,000	0.3%	2,994,861	5.11000%	0.0123%
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	NAP	14,550	SF	226.80	Fee Simple	3,300,000	3,300,000	3,300,000	0.2%	2,924,370	5.05000%	0.0123%

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	3.9951%	338,427.66	4,061,131.92	626,091.18	7,513,094.16	Interest Only	Actual/360	3	120	117
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	4.8277%	359,862.96	4,318,355.56			Interest Only	Actual/360	1	120	119
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	3.8102%	242,103.99	2,905,247.88	581,049.59	6,972,595.08	Interest Only	Actual/360	2	120	118
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	4.0477%	243,553.01	2,922,636.11			Interest Only	Actual/360	1	120	119
4.01	Property				Medical Centre of Santa Monica - West
4.02	Property				Medical Centre of Santa Monica - East
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	4.5996%	359,269.52	4,311,234.24	1,770,685.48	21,248,225.76	Interest Only, Then Amortizing	Actual/360	18	48	30
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	4.5346%	350,991.06	4,211,892.72	576,628.18	6,919,538.16	Interest Only, Then Amortizing	Actual/360	1	60	59
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	4.7147%	267,759.61	3,213,115.28	211,809.84	2,541,718.06	Interest Only	Actual/360	1	120	119
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	4.1904%	212,891.32	2,554,695.84	2,258,776.90	27,105,322.80	Interest Only	Actual/360	3	120	117
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	4.6240%	215,620.37	2,587,444.44	98,009.26	1,176,111.12	Interest Only ARD	Actual/360	0	120	120
10	Loan	46	GACC	DBNY	Courtyard Century City	4.2377%	201,695.36	2,420,344.32			Amortizing	Actual/360	3	0	0
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	4.9077%	212,777.21	2,553,326.53			Interest Only, Then Amortizing	Actual/360	2	60	58
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	4.8727%	212,047.63	2,544,571.56	169,638.10	2,035,657.20	Interest Only, Then Amortizing	Actual/360	2	36	34
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	5.1477%	177,112.17	2,125,346.04			Amortizing	Actual/360	2	0	0
13.01	Property				Courtyard Evansville East
13.02	Property				Hilton Garden Inn Evansville
13.03	Property				Residence Inn Columbus
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	5.0777%	173,547.35	2,082,568.21			Amortizing	Actual/360	1	0	0
14.01	Property				Cherry Creek Place II
14.02	Property				Cherry Creek Place I
15	Loan		GACC	DBNY	16 E 40th Street	4.4877%	119,765.63	1,437,187.56			Interest Only	Actual/360	1	120	119
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	4.9777%	159,274.98	1,911,299.71			Interest Only, Then Amortizing	Actual/360	1	60	59
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	4.1161%	99,365.55	1,192,386.56	650,234.19	7,802,810.31	Interest Only	Actual/360	3	120	117
18	Loan	61	CGMRC	CGMRC	166 Geary Street	4.7977%	115,824.13	1,389,889.58			Interest Only	Actual/360	1	120	119
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	4.4177%	138,197.01	1,658,364.12			Amortizing	Actual/360	3	0	0
19.01	Property				Residence Inn - Chattanooga
19.02	Property				TownePlace Suites - Chattanooga
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	5.2577%	145,441.62	1,745,299.39			Amortizing	Actual/360	1	0	0
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	4.0396%	85,546.88	1,026,562.50	598,828.13	7,185,937.50	Interest Only	Actual/360	3	120	117
22	Loan	66, 67	GACC	DBNY	5400 Fulton	4.8577%	117,522.64	1,410,271.68			Interest Only, Then Amortizing	Actual/360	2	24	22
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	5.0077%	112,989.37	1,355,872.40			Interest Only, Then Amortizing	Actual/360	1	60	59
24	Loan	67	GACC	DBNY	Plaza at the Pointe	3.8877%	53,546.01	642,552.12			Interest Only	Actual/360	3	60	57
25	Loan	69, 70	GACC	DBNY	Melrose Place	4.4397%	60,184.44	722,213.28			Interest Only	Actual/360	2	120	118
26	Loan	71	GACC	DBNY	Patriot Crossing	5.1977%	82,459.32	989,511.84			Interest Only, Then Amortizing	Actual/360	4	12	8
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	4.9096%	86,990.78	1,043,889.34	481,348.97	5,776,187.66	Amortizing	Actual/360	4	0	0
28	Loan		CGMRC	CGMRC	West Point Office	4.8277%	69,838.88	838,066.51			Amortizing	Actual/360	2	0	0
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	5.1577%	71,545.11	858,541.32			Amortizing	Actual/360	1	0	0
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	4.6520%	65,973.14	791,677.67	51,743.64	620,923.66	Interest Only, Then Amortizing	Actual/360	1	36	35
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	5.4477%	64,228.61	770,743.28			Amortizing	Actual/360	1	0	0
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	4.4777%	58,302.83	699,633.96			Amortizing	Actual/360	3	0	0
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	4.6977%	46,991.13	563,893.56			Interest Only, Then Amortizing	Actual/360	2	60	58
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	5.2377%	53,932.29	647,187.53			Amortizing	Actual/360	1	0	0
35	Loan		GACC	DBNY	Publix at Shakerag	4.2877%	44,167.28	530,007.36			Amortizing	Actual/360	3	0	0
36	Loan		CGMRC	CGMRC	Fairway Centre	5.2177%	48,484.97	581,819.67			Amortizing	Actual/360	1	0	0
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	5.4802%	49,242.72	590,912.59			Interest Only, Then Amortizing	Actual/360	1	12	11
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	4.8502%	42,293.16	507,517.97			Amortizing	Actual/360	2	0	0
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	4.8502%	36,662.09	439,945.14			Amortizing	Actual/360	1	0	0
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	5.2877%	36,218.18	434,618.16			Interest Only, Then Amortizing	Actual/360	2	18	16
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	4.7277%	25,931.48	311,177.71			Interest Only	Actual/360	2	120	118
41.01	Property				21st Center
41.02	Property				20th Center
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	4.1477%	39,938.89	479,266.68			Amortizing	Actual/360	2	0	0
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	5.0777%	33,082.46	396,989.56			Amortizing	Actual/360	2	0	0
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	4.7377%	29,994.72	359,936.66			Amortizing	Actual/360	1	0	0
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	4.8077%	21,584.00	259,008.00			Interest Only	Actual/360	2	120	118
46	Loan	104	GACC	DBNY	HIE Cocoa	5.3677%	29,134.72	349,616.64			Amortizing	Actual/360	1	0	0
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	4.3767%	16,687.34	200,248.08			Interest Only	Actual/360	3	120	117
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	4.8877%	23,617.34	283,408.07			Interest Only, Then Amortizing	Actual/360	2	36	34
49	Loan		CGMRC	CGMRC	CVS Holbrook	4.8377%	21,477.06	257,724.69			Amortizing	Actual/360	2	0	0
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	5.3077%	22,261.89	267,142.70			Interest Only, Then Amortizing	Actual/360	1	24	23
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	5.0977%	18,345.30	220,143.58			Interest Only, Then Amortizing	Actual/360	1	36	35
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	5.0377%	17,816.09	213,793.10			Interest Only, Then Amortizing	Actual/360	0	36	36

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	120	117	0	0	10/13/2016	6	12/6/2016	11/6/2026		11/6/2026	No
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	120	119	0	0	12/22/2016	6	2/6/2017	1/6/2027		1/6/2027	No
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	120	118	0	0	12/1/2016	6	1/6/2017	12/6/2026		12/6/2026	No
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	120	119	0	0	12/8/2016	1	2/1/2017	1/1/2027		1/1/2027	No
4.01	Property				Medical Centre of Santa Monica - West
4.02	Property				Medical Centre of Santa Monica - East
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	120	102	360	360	7/30/2015	6	9/6/2015	8/6/2019	9/6/2019	8/6/2025	No
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	120	119	360	360	12/30/2016	6	2/6/2017	1/6/2022	2/6/2022	1/6/2027	No
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	120	119	0	0	1/5/2017	6	2/6/2017	1/6/2027		1/6/2027	No
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	120	117	0	0	10/24/2016	1	12/1/2016	11/1/2026		11/1/2026	No
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	120	120	0	0	1/11/2017	6	3/6/2017	2/6/2027		2/6/2027	Yes
10	Loan	46	GACC	DBNY	Courtyard Century City	120	117	360	357	11/4/2016	6	12/6/2016		12/6/2016	11/6/2026	No
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	120	118	360	360	12/1/2016	6	1/6/2017	12/6/2021	1/6/2022	12/6/2026	No
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	120	118	360	360	12/1/2016	6	1/6/2017	12/6/2019	1/6/2020	12/6/2026	No
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	120	118	360	358	11/30/2016	6	1/6/2017		1/6/2017	12/6/2026	No
13.01	Property				Courtyard Evansville East
13.02	Property				Hilton Garden Inn Evansville
13.03	Property				Residence Inn Columbus
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	120	119	360	359	12/30/2016	6	2/6/2017		2/6/2017	1/6/2027	No
14.01	Property				Cherry Creek Place II
14.02	Property				Cherry Creek Place I
15	Loan		GACC	DBNY	16 E 40th Street	120	119	0	0	12/9/2016	6	2/6/2017	1/6/2027		1/6/2027	No
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	120	119	360	360	12/21/2016	6	2/6/2017	1/6/2022	2/6/2022	1/6/2027	No
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	120	117	0	0	11/4/2016	6	12/6/2016	11/6/2026		11/6/2026	No
18	Loan	61	CGMRC	CGMRC	166 Geary Street	120	119	0	0	12/8/2016	1	2/1/2017	1/1/2027		1/1/2027	No
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	120	117	360	357	11/4/2016	6	12/6/2016		12/6/2016	11/6/2026	No
19.01	Property				Residence Inn - Chattanooga
19.02	Property				TownePlace Suites - Chattanooga
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	120	119	360	359	12/16/2016	6	2/6/2017		2/6/2017	1/6/2027	No
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	120	117	0	0	10/20/2016	6	12/6/2016	11/6/2026		11/6/2026	No
22	Loan	66, 67	GACC	DBNY	5400 Fulton	120	118	360	360	11/23/2016	6	1/6/2017	12/6/2018	1/6/2019	12/6/2026	No
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	120	119	360	360	12/30/2016	6	2/6/2017	1/6/2022	2/6/2022	1/6/2027	No
24	Loan	67	GACC	DBNY	Plaza at the Pointe	60	57	0	0	11/2/2016	6	12/6/2016	11/6/2021		11/6/2021	No
25	Loan	69, 70	GACC	DBNY	Melrose Place	120	118	0	0	11/22/2016	6	1/6/2017	12/6/2026		12/6/2026	No
26	Loan	71	GACC	DBNY	Patriot Crossing	60	56	360	360	9/23/2016	6	11/6/2016	10/6/2017	11/6/2017	10/6/2021	No
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	120	116	300	296	10/3/2016	6	11/6/2016		11/6/2016	10/6/2026	No
28	Loan		CGMRC	CGMRC	West Point Office	120	118	360	358	11/23/2016	6	1/6/2017		1/6/2017	12/6/2026	No
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	120	119	360	359	12/27/2016	6	2/6/2017		2/6/2017	1/6/2027	No
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	120	119	360	360	12/14/2016	6	2/6/2017	1/6/2020	2/6/2020	1/6/2027	No
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	120	119	300	299	12/21/2016	6	2/6/2017		2/6/2017	1/6/2027	No
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	120	117	300	297	10/27/2016	6	12/6/2016		12/6/2016	11/6/2026	No
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	120	118	360	360	11/21/2016	6	1/6/2017	12/6/2021	1/6/2022	12/6/2026	No
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	120	119	300	299	12/22/2016	6	2/6/2017		2/6/2017	1/6/2027	No
35	Loan		GACC	DBNY	Publix at Shakerag	120	117	360	357	10/20/2016	6	12/6/2016		12/6/2016	11/6/2026	No
36	Loan		CGMRC	CGMRC	Fairway Centre	120	119	360	359	12/23/2016	6	2/6/2017		2/6/2017	1/6/2027	No
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	120	119	360	360	12/29/2016	6	2/6/2017	1/6/2018	2/6/2018	1/6/2027	No
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	120	118	300	298	12/1/2016	6	1/6/2017		1/6/2017	12/6/2026	No
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	120	119	360	359	12/7/2016	6	2/6/2017		2/6/2017	1/6/2027	No
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	60	58	360	360	11/22/2016	6	1/6/2017	6/6/2018	7/6/2018	12/6/2021	No
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	120	118	0	0	11/30/2016	6	1/6/2017	12/6/2026		12/6/2026	No
41.01	Property				21st Center
41.02	Property				20th Center
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	120	118	240	238	11/7/2016	6	1/6/2017		1/6/2017	12/6/2026	No
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	120	118	360	358	11/30/2016	6	1/6/2017		1/6/2017	12/6/2026	No
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	120	119	360	359	12/29/2016	6	2/6/2017		2/6/2017	1/6/2027	No
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	120	118	0	0	11/9/2016	1	1/1/2017	12/1/2026		12/1/2026	No
46	Loan	104	GACC	DBNY	HIE Cocoa	120	119	360	359	12/9/2016	6	2/6/2017		2/6/2017	1/6/2027	No
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	120	117	0	0	10/26/2016	6	12/6/2016	11/6/2026		11/6/2026	No
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	120	118	360	360	11/22/2016	6	1/6/2017	12/6/2019	1/6/2020	12/6/2026	No
49	Loan		CGMRC	CGMRC	CVS Holbrook	120	118	360	358	11/18/2016	6	1/6/2017		1/6/2017	12/6/2026	No
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	120	119	360	360	12/22/2016	6	2/6/2017	1/6/2019	2/6/2019	1/6/2027	No
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	120	119	360	360	12/28/2016	6	2/6/2017	1/6/2020	2/6/2020	1/6/2027	No
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	120	120	360	360	1/10/2017	6	3/6/2017	2/6/2020	3/6/2020	2/6/2027	No

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)	2013 EGI ($)	2013 Expenses ($)	2013 NOI ($)	2014 EGI ($)	2014 Expenses ($)	2014 NOI ($)	2015 EGI ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo		0	0	Lockout/27_Defeasance/86_0%/7	16,672,907	7,051,784	9,621,123	17,393,374	5,444,159	11,949,215	N/A
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway		0	0	Lockout/25_Defeasance/91_0%/4	7,979,242	3,390,080	4,589,162	7,256,188	3,607,919	3,648,269	9,418,439
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue		0	0	Lockout/26_Defeasance/89_0%/5	32,200,846	11,377,464	20,823,382	31,767,665	11,849,927	19,917,738	34,361,002
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica		0	5	Lockout/25_YM1%/88_0%/7	11,107,228	3,387,945	7,719,283	11,729,867	3,566,114	8,163,752	11,994,048
4.01	Property				Medical Centre of Santa Monica - West					7,337,705	2,292,099	5,045,605	7,879,127	2,407,645	5,471,482	8,019,042
4.02	Property				Medical Centre of Santa Monica - East					3,769,523	1,095,846	2,673,677	3,850,740	1,158,469	2,692,271	3,975,005
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza		0	0	Lockout/35_Defeasance/79_0%/6	52,525,460	30,482,948	22,042,511	50,276,294	28,845,540	21,430,754	53,321,676
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google		0	0	Lockout/25_Defeasance/88_0%/7	N/A	N/A	N/A	N/A	N/A	N/A	N/A
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street		0	0	Lockout/25_Defeasance/91_0%/4	15,897,602	7,311,771	8,585,831	16,165,456	8,044,808	8,120,648	17,507,058
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort		0	0	Lockout/27_Defeasance or YM1%/86_0%/7	324,974,888	201,011,057	123,963,830	346,089,627	212,385,223	133,704,404	366,791,222
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	11/6/2031	0	0	Lockout/24_YM1%/92_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10	Loan	46	GACC	DBNY	Courtyard Century City		0	5	Lockout/27_Defeasance/89_0%/4	8,039,196	3,920,754	4,118,442	9,112,021	4,286,550	4,825,471	9,591,302
11	Loan	47	CGMRC	CGMRC	Silverado Ranch		0	0	Lockout/26_Defeasance/90_0%/4	3,896,041	829,655	3,066,386	4,070,620	725,250	3,345,370	4,273,606
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin		0	0	Lockout/26_Defeasance/90_0%/4	10,578,455	4,705,840	5,872,615	10,832,394	4,954,024	5,878,370	11,703,109
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio		0	0	Lockout/26_Defeasance/90_0%/4	8,483,000	5,739,000	2,744,000	10,357,829	6,907,966	3,449,863	11,623,986
13.01	Property				Courtyard Evansville East					2,200,000	1,411,000	789,000	3,974,518	2,588,165	1,386,353	4,444,818
13.02	Property				Hilton Garden Inn Evansville					4,094,000	2,790,000	1,304,000	4,062,311	2,733,801	1,328,510	4,556,548
13.03	Property				Residence Inn Columbus					2,189,000	1,538,000	651,000	2,321,000	1,586,000	735,000	2,622,620
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	2,140,433	1,560,211	580,222	5,619,862
14.01	Property				Cherry Creek Place II					N/A	N/A	N/A	662,795	413,155	249,640	2,900,300
14.02	Property				Cherry Creek Place I					N/A	N/A	N/A	1,477,638	1,147,056	330,582	2,719,562
15	Loan		GACC	DBNY	16 E 40th Street		0	0	Lockout/25_Defeasance/91_0%/4	3,501,230	1,435,715	2,065,515	3,537,409	1,493,163	2,044,246	3,736,504
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ		0	0	Lockout/25_YM1%/90_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue		3	0	Lockout/27_Defeasance/89_0%/4	16,405,777	2,677,722	13,728,055	16,950,567	2,815,068	14,135,499	17,291,494
18	Loan	61	CGMRC	CGMRC	166 Geary Street		0	5	Lockout/25_Defeasance/89_0%/6	N/A	N/A	N/A	N/A	N/A	N/A	N/A
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack		0	0	Lockout/27_Defeasance/89_0%/4	6,928,692	4,486,942	2,441,750	7,826,832	4,790,058	3,036,774	8,753,033
19.01	Property				Residence Inn - Chattanooga					3,571,517	2,069,580	1,501,937	3,679,706	2,082,421	1,597,285	4,219,523
19.02	Property				TownePlace Suites - Chattanooga					1,526,955	988,696	538,259	1,821,639	1,168,037	653,602	2,138,131
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point					1,830,220	1,428,666	401,554	2,325,487	1,539,600	785,887	2,395,379
20	Loan		CGMRC	CGMRC	Christiana Executive Campus		0	0	Lockout/25_Defeasance/91_0%/4	3,649,731	1,726,186	1,923,545	3,901,153	1,910,708	1,990,445	4,231,230
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway		0	0	Lockout/27_Defeasance/89_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
22	Loan	66, 67	GACC	DBNY	5400 Fulton		0	0	Lockout/26_Defeasance/89_0%/5	N/A	N/A	N/A	3,792,153	1,451,539	2,340,614	3,347,736
23	Loan	68	CGMRC	CGMRC	Midtown Crossing		0	0	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24	Loan	67	GACC	DBNY	Plaza at the Pointe		5	0	Lockout/27_Defeasance/28_0%/5	N/A	N/A	N/A	2,403,922	811,025	1,592,897	2,796,784
25	Loan	69, 70	GACC	DBNY	Melrose Place		0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
26	Loan	71	GACC	DBNY	Patriot Crossing		0	0	Lockout/28_Defeasance/28_0%/4	1,439,869	1,041,048	398,821	1,439,769	822,388	617,381	1,890,863
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa		0	0	Lockout/28_Defeasance/88_0%/4	29,563,995	19,278,993	10,285,002	29,483,856	19,804,710	9,679,146	31,403,350
28	Loan		CGMRC	CGMRC	West Point Office		0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	1,421,537	920,473	501,064	2,026,408
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland		0	0	Lockout/24_YM5%/91_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	1,446,717
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center		0	0	Lockout/25_Defeasance/89_0%/6	N/A	N/A	N/A	2,937,182	840,049	2,097,133	3,451,922
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach		0	0	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh		0	0	Lockout/27_Defeasance/89_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	5,551,406
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza		0	0	Lockout/26_Defeasance/89_0%/5	1,067,375	228,684	838,690	1,306,694	273,940	1,032,754	1,231,517
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center		0	0	Lockout/25_Defeasance/88_0%/7	N/A	N/A	N/A	1,476,898	418,169	1,058,729	1,598,922
35	Loan		GACC	DBNY	Publix at Shakerag		0	0	Lockout/27_Defeasance/89_0%/4	911,204	253,729	657,475	909,108	242,591	666,517	931,568
36	Loan		CGMRC	CGMRC	Fairway Centre		0	0	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	534,839
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments		0	0	Lockout/25_YM1%/92_0%/3	2,631,987	1,665,774	966,213	2,541,548	1,652,902	888,646	2,623,962
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise		0	0	Lockout/26_Defeasance/88_0%/6	2,072,394	1,589,562	482,832	2,278,947	1,736,248	542,699	2,668,719
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	513,394
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments		0	0	Lockout/26_Defeasance/30_0%/4	N/A	N/A	N/A	1,993,823	983,444	1,010,379	2,095,653
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center		0	0	Lockout/26_Defeasance/91_0%/3	836,003	215,399	620,604	877,235	196,517	680,718	890,387
41.01	Property				21st Center					525,777	130,995	394,782	560,390	116,638	443,751	567,870
41.02	Property				20th Center					310,226	84,404	225,822	316,846	79,879	236,967	322,517
42	Loan	67, 99	GACC	DBNY	County of Tulare Building		0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	1,043,911	138,702	905,209	1,063,046
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde		0	0	Lockout/26_Defeasance/91_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage		0	0	Lockout/25_Defeasance/92_0%/3	671,703	275,955	395,748	734,626	245,543	489,083	821,532
45	Loan	102, 103	GACC	DBNY	180 Main Avenue		0	0	Lockout/26_Defeasance/89_0%/5	N/A	N/A	N/A	467,139	54,961	412,179	450,644
46	Loan	104	GACC	DBNY	HIE Cocoa		0	0	Lockout/25_Defeasance/91_0%/4	1,760,633	1,541,764	218,869	2,057,569	1,658,013	399,556	2,414,691
47	Loan	105	GACC	DBNY	Walgreens Albuquerque		0	0	Lockout/27_Defeasance/89_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield		0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	514,717
49	Loan		CGMRC	CGMRC	CVS Holbrook		0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage		0	0	Lockout/25_Defeasance/91_0%/4	406,554	202,422	204,132	424,920	185,077	239,843	497,713
51	Loan		CGMRC	CGMRC	Walgreens Dorchester		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
52	Loan		CGMRC	CGMRC	Walgreens Walterboro		0	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	325,000

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2015 Expenses ($)	2015 NOI ($)	Most Recent EGI (if past 2015) ($)	Most Recent Expenses (if past 2015) ($)	Most Recent NOI (if past 2015) ($)	Most Recent NOI Date (if past 2015)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	N/A	N/A	17,645,886	3,870,185	13,775,701	8/31/2016	10	Annualized 10 Months	25,397,158	3,895,157
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	3,890,198	5,528,241	9,693,011	3,667,369	6,025,642	10/31/2016	12	Trailing 12	10,877,776	4,025,359
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	13,794,015	20,566,988	40,777,227	14,188,253	26,588,974	6/30/2016	12	Trailing 12	52,692,850	15,744,664
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	3,696,632	8,297,416	12,145,869	3,548,374	8,597,495	8/31/2016	12	Trailing 12	13,126,280	3,706,743
4.01	Property				Medical Centre of Santa Monica - West	2,456,439	5,562,603	8,070,406	2,377,858	5,692,548	8/31/2016	12	Trailing 12	8,926,261	2,512,869
4.02	Property				Medical Centre of Santa Monica - East	1,240,193	2,734,812	4,075,463	1,170,516	2,904,947	8/31/2016	12	Trailing 12	4,200,019	1,193,875
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	32,167,828	21,153,848	58,858,563	32,295,671	26,562,892	11/30/2016	12	Trailing 12	70,131,390	32,570,196
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	17,818,954	2,382,878
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	8,444,503	9,062,555	17,760,890	8,465,710	9,295,180	9/30/2016	12	Trailing 12	18,801,753	9,038,441
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	223,381,851	143,409,371	376,987,438	230,014,820	146,972,618	9/30/2016	12	Trailing 12	374,437,742	226,873,258
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	9,320,149	186,403
10	Loan	46	GACC	DBNY	Courtyard Century City	4,454,167	5,137,135	10,463,368	4,594,505	5,868,863	8/31/2016	12	Trailing 12	10,471,341	4,800,187
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	697,303	3,576,303	4,139,133	661,711	3,477,422	9/30/2016	12	Trailing 12	4,315,751	727,249
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	5,013,588	6,689,521	12,051,768	4,793,337	7,258,431	9/30/2016	12	Trailing 12	11,802,741	4,819,635
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	7,284,059	4,339,927	12,099,695	7,682,388	4,417,307	7/31/2016	12	Trailing 12	11,194,232	6,998,424
13.01	Property				Courtyard Evansville East	2,691,986	1,752,832	4,647,034	2,755,259	1,891,775	7/31/2016	12	Trailing 12	4,452,086	2,654,029
13.02	Property				Hilton Garden Inn Evansville	2,883,213	1,673,335	4,626,460	3,102,980	1,523,480	7/31/2016	12	Trailing 12	4,258,339	2,689,853
13.03	Property				Residence Inn Columbus	1,708,860	913,760	2,826,201	1,824,149	1,002,052	7/31/2016	12	Trailing 12	2,483,807	1,654,542
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	3,168,589	2,451,273	5,925,153	3,097,649	2,827,504	9/30/2016	12	Trailing 12	6,509,996	3,213,966
14.01	Property				Cherry Creek Place II	1,614,387	1,285,913	3,087,504	1,599,057	1,488,446	9/30/2016	12	Trailing 12	3,358,385	1,657,943
14.02	Property				Cherry Creek Place I	1,554,202	1,165,359	2,837,649	1,498,591	1,339,058	9/30/2016	12	Trailing 12	3,151,610	1,556,023
15	Loan		GACC	DBNY	16 E 40th Street	1,740,445	1,996,059	3,836,495	1,547,453	2,289,042	10/31/2016	12	Trailing 12	4,479,806	1,747,964
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	5,002,037	1,977,084
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	2,987,448	14,304,046	17,616,251	3,166,722	14,449,529	6/30/2016	12	Trailing 12	20,376,202	4,785,552
18	Loan	61	CGMRC	CGMRC	166 Geary Street	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	2,914,496	758,739
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	4,988,385	3,764,648	9,141,559	5,011,932	4,129,627	8/31/2016	12	Trailing 12	8,862,612	4,929,206
19.01	Property				Residence Inn - Chattanooga	2,221,621	1,997,902	4,326,662	2,270,322	2,056,340	8/31/2016	12	Trailing 12	4,228,873	2,242,341
19.02	Property				TownePlace Suites - Chattanooga	1,206,499	931,632	2,293,845	1,201,398	1,092,447	8/31/2016	12	Trailing 12	2,203,427	1,169,107
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point	1,560,266	835,113	2,521,051	1,540,211	980,840	8/31/2016	12	Trailing 12	2,430,311	1,517,758
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	1,937,054	2,294,176	4,518,109	2,014,664	2,503,445	10/31/2016	12	Trailing 12	4,925,034	2,087,202
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	19,908,904	5,095,054
22	Loan	66, 67	GACC	DBNY	5400 Fulton	1,468,622	1,879,114	3,546,928	1,435,047	2,111,881	8/31/2016	12	Trailing 12	3,842,968	1,489,012
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	2,312,694	465,505
24	Loan	67	GACC	DBNY	Plaza at the Pointe	840,438	1,956,346	2,919,232	832,665	2,086,567	9/30/2016	12	Trailing 12	2,948,505	949,060
25	Loan	69, 70	GACC	DBNY	Melrose Place	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	1,540,070	270,257
26	Loan	71	GACC	DBNY	Patriot Crossing	834,740	1,056,123	2,363,770	926,543	1,437,227	10/31/2016	12	Trailing 12	2,348,796	949,042
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	21,015,622	10,387,728	33,429,812	21,637,223	11,792,589	8/31/2016	12	Trailing 12	33,338,474	21,646,100
28	Loan		CGMRC	CGMRC	West Point Office	1,012,472	1,013,936	2,238,512	1,103,994	1,134,518	9/30/2016	9	Annualized 9 Months	2,583,251	1,120,179
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	624,436	822,281	1,769,937	720,736	1,049,201	11/30/2016	12	Trailing 12	1,769,933	641,393
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	916,297	2,535,625	3,490,511	930,590	2,559,921	9/30/2016	12	Trailing 12	3,473,815	1,046,728
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	N/A	N/A	3,944,343	2,215,952	1,728,391	11/30/2016	12	Trailing 12	3,930,765	2,513,100
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	3,633,148	1,918,258	5,185,677	3,431,984	1,753,693	8/31/2016	12	Trailing 12	5,185,677	3,620,274
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	275,909	955,608	1,282,885	277,511	1,005,374	8/31/2016	12	Trailing 12	1,327,557	319,314
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	467,855	1,131,067	1,628,432	495,820	1,132,612	10/31/2016	12	Trailing 12	1,296,893	475,986
35	Loan		GACC	DBNY	Publix at Shakerag	271,136	660,432	997,530	293,945	703,585	8/31/2016	12	Trailing 12	1,038,516	250,868
36	Loan		CGMRC	CGMRC	Fairway Centre	471,296	63,543	976,186	497,867	478,319	11/30/2016	12	Trailing 12	1,550,654	649,814
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	1,735,052	888,910	2,639,726	1,763,586	876,140	10/31/2016	12	Trailing 12	2,639,726	1,829,021
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	1,763,427	905,292	2,941,017	1,768,323	1,172,694	10/31/2016	12	Trailing 12	2,932,982	1,813,860
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	167,726	345,668	758,665	194,848	563,817	10/31/2016	12	Trailing 12	969,757	316,678
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	1,090,222	1,005,431	2,108,364	1,176,773	931,591	9/30/2016	12	Trailing 12	2,108,365	1,274,835
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	200,851	689,535	937,079	224,481	712,599	9/30/2016	12	Trailing 12	971,810	224,268
41.01	Property				21st Center	120,648	447,222	601,065	130,657	470,407	9/30/2016	12	Trailing 12	634,314	136,139
41.02	Property				20th Center	80,203	242,314	336,014	93,823	242,191	9/30/2016	12	Trailing 12	337,496	88,129
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	109,708	953,338	1,080,761	195,631	885,130	9/30/2016	12	Trailing 12	1,185,713	307,607
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	N/A	N/A	592,730	108,675	484,055	9/30/2016	12	Trailing 12	761,461	203,757
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	257,878	563,654	896,083	267,854	628,229	10/31/2016	12	Trailing 12	896,083	278,307
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	51,752	398,891	490,018	6,273	483,744	9/1/2016	9	Annualized 9 Months	524,919	0
46	Loan	104	GACC	DBNY	HIE Cocoa	1,618,803	795,888	2,576,375	1,748,317	828,058	9/30/2016	12	Trailing 12	2,576,375	1,744,806
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	382,836	7,657
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	85,482	429,235	544,198	129,895	414,303	10/31/2016	12	Trailing 12	575,590	159,308
49	Loan		CGMRC	CGMRC	CVS Holbrook	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	494,987	107,365
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	206,485	291,228	532,533	196,030	336,503	11/30/2016	12	Trailing 12	532,533	199,643
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	322,163	9,665
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	N/A	325,000	325,000	N/A	325,000	12/31/2016	12	Trailing 12	318,094	9,543

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	21,502,001	7.5%	74,537	1,219,809	20,207,655	1.75	7.1%	470,000,000	10/1/2016	60.6%
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	6,852,417	7.8%	42,690	345,996	6,463,731	1.50	7.3%	160,000,000	12/1/2016	55.0%
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	36,948,186	14.5%	126,517	632,584	36,189,085	3.66	14.2%	835,000,000	11/4/2016	30.5%
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	9,419,537	13.3%	20,441	505,814	8,893,281	3.04	12.5%	150,000,000	10/5/2016	47.3%
4.01	Property				Medical Centre of Santa Monica - West	6,413,392		14,097	345,676	6,053,619			102,104,370	10/5/2016
4.02	Property				Medical Centre of Santa Monica - East	3,006,144		6,345	160,137	2,839,662			47,895,630	10/5/2016
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	37,561,194	9.1%	572,052	3,086,514	33,902,628	1.33	8.2%	700,000,000	7/20/2016	59.3%
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	15,436,076	8.3%	62,870	0	15,373,206	1.38	8.3%	311,100,000	3/1/2018	59.5%
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	9,763,312	8.1%	86,800	710,011	8,966,501	1.56	7.5%	219,000,000	10/26/2016	54.8%
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	147,564,484	21.2%	14,977,510	0	132,586,975	4.47	19.0%	2,230,000,000	8/30/2016	31.2%
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	9,133,746	11.4%	29,093	0	9,104,653	2.42	11.4%	128,000,000	10/20/2016	62.5%
10	Loan	46	GACC	DBNY	Courtyard Century City	5,671,154	13.9%	418,854	0	5,252,300	2.17	12.9%	64,900,000	10/18/2016	62.9%
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	3,588,503	9.0%	51,547	119,661	3,417,294	1.34	8.5%	60,000,000	10/24/2016	66.7%
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	6,983,106	9.7%	97,451	605,652	6,280,003	1.37	8.7%	99,000,000	10/5/2016	72.7%
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	4,195,808	13.0%	447,769	0	3,748,039	1.76	11.6%	48,000,000	9/1/2017	67.4%
13.01	Property				Courtyard Evansville East	1,798,057		178,083	0	1,619,974			19,500,000	9/1/2017
13.02	Property				Hilton Garden Inn Evansville	1,568,486		170,334	0	1,398,152			18,000,000	9/1/2017
13.03	Property				Residence Inn Columbus	829,265		99,352	0	729,913			10,500,000	9/1/2017
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	3,296,030	10.3%	79,993	339,972	2,876,065	1.38	9.0%	51,600,000	10/13/2016	62.0%
14.01	Property				Cherry Creek Place II	1,700,442		40,689	172,927	1,486,827			26,675,434	10/13/2016
14.02	Property				Cherry Creek Place I	1,595,588		39,305	167,045	1,389,238			24,924,566	10/13/2016
15	Loan		GACC	DBNY	16 E 40th Street	2,731,842	8.7%	19,236	96,182	2,616,423	1.82	8.3%	61,000,000	10/19/2016	51.6%
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	3,024,953	10.2%	5,833	147,413	2,871,708	1.50	9.7%	46,600,000	10/28/2016	63.7%
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	15,590,650	7.3%	15,389	553,128	15,022,133	1.67	7.0%	440,000,000	10/1/2016	48.9%
18	Loan	61	CGMRC	CGMRC	166 Geary Street	2,155,757	7.6%	2,383	81,128	2,072,246	1.49	7.3%	46,000,000	9/21/2016	62.0%
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	3,933,405	14.4%	354,504	0	3,578,900	2.16	13.1%	38,000,000	10/1/2016	72.1%
19.01	Property				Residence Inn - Chattanooga	1,986,532		169,155	0	1,817,377			19,500,000	10/1/2016
19.02	Property				TownePlace Suites - Chattanooga	1,034,320		88,137	0	946,183			10,000,000	10/1/2016
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point	912,553		97,212	0	815,340			8,500,000	10/1/2016
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	2,837,832	10.8%	65,736	260,795	2,511,301	1.44	9.6%	35,200,000	10/13/2016	74.5%
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	14,813,850	7.4%	42,868	694,723	14,076,259	1.71	7.0%	360,000,000	10/1/2016	55.6%
22	Loan	66, 67	GACC	DBNY	5400 Fulton	2,353,956	10.6%	68,275	87,127	2,198,554	1.56	9.9%	31,200,000	12/31/2016	71.2%
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	1,847,189	8.8%	20,842	83,655	1,742,692	1.29	8.3%	30,000,000	12/13/2016	70.0%
24	Loan	67	GACC	DBNY	Plaza at the Pointe	1,999,445	12.3%	29,989	134,949	1,834,507	2.86	11.3%	25,000,000	10/10/2016	65.0%
25	Loan	69, 70	GACC	DBNY	Melrose Place	1,269,814	7.9%	1,056	0	1,268,757	1.76	7.9%	30,000,000	9/19/2016	53.3%
26	Loan	71	GACC	DBNY	Patriot Crossing	1,399,753	9.3%	119,634	0	1,280,119	1.29	7.9%	20,250,000	5/24/2016	74.1%
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	11,692,374	12.0%	1,666,924	0	10,025,450	1.47	10.3%	163,500,000	8/30/2016	59.6%
28	Loan		CGMRC	CGMRC	West Point Office	1,463,073	11.1%	34,892	148,291	1,279,890	1.53	9.7%	20,400,000	10/13/2016	64.8%
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	1,128,540	8.7%	20,538	0	1,108,002	1.29	8.5%	20,110,000	11/7/2016	64.6%
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	2,427,087	10.7%	60,400	0	2,366,687	1.68	10.4%	36,000,000	10/24/2016	63.2%
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	1,417,665	14.0%	196,538	0	1,221,125	1.64	12.1%	15,600,000	9/27/2016	64.9%
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	1,565,403	15.0%	207,427	0	1,357,976	1.94	13.0%	16,700,000	10/1/2017	62.5%
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	1,008,242	11.1%	23,841	61,166	923,235	1.64	10.2%	14,500,000	9/19/2016	62.4%
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	820,907	9.9%	18,672	55,066	747,169	1.25	9.0%	13,700,000	12/2/2016	60.7%
35	Loan		GACC	DBNY	Publix at Shakerag	787,648	8.9%	6,410	35,000	746,238	1.41	8.4%	12,500,000	9/22/2016	71.1%
36	Loan		CGMRC	CGMRC	Fairway Centre	900,840	10.2%	16,726	98,496	785,618	1.35	8.9%	13,000,000	10/26/2016	67.6%
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	810,705	9.4%	72,300	0	738,405	1.25	8.6%	11,820,000	11/17/2016	73.0%
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	1,119,122	15.4%	117,319	0	1,001,803	1.97	13.8%	13,400,000	12/1/2017	54.3%
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	653,079	9.5%	7,330	46,126	599,623	1.36	8.7%	10,250,000	10/21/2016	67.2%
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	833,530	12.2%	82,000	0	751,530	1.73	11.0%	12,600,000	8/30/2016	54.2%
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	747,542	11.5%	16,558	42,814	688,170	2.21	10.6%	12,060,000	10/21/2016	53.7%
41.01	Property				21st Center	498,175		12,533	29,743	455,899			8,030,000	10/21/2016
41.02	Property				20th Center	249,366		4,025	13,071	232,271			4,030,000	10/21/2016
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	878,106	13.6%	17,896	71,583	788,627	1.65	12.2%	9,150,000	10/13/2016	70.7%
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	557,704	9.2%	3,034	26,982	527,688	1.33	8.7%	8,450,000	11/2/2016	72.0%
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	617,776	10.8%	11,985	0	605,791	1.68	10.5%	10,880,000	11/3/2016	52.8%
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	524,919	9.9%	0	0	524,919	2.03	9.9%	8,700,000	9/13/2016	60.9%
46	Loan	104	GACC	DBNY	HIE Cocoa	831,569	16.0%	103,055	0	728,514	2.08	14.0%	8,000,000	9/1/2016	64.9%
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	375,180	8.3%	0	0	375,180	1.87	8.3%	7,000,000	9/9/2016	64.3%
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	416,282	9.4%	2,336	16,632	397,314	1.40	8.9%	6,530,000	10/24/2016	68.1%
49	Loan		CGMRC	CGMRC	CVS Holbrook	387,622	9.5%	1,952	8,462	377,208	1.46	9.3%	6,290,000	10/11/2016	64.6%
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	332,890	9.5%	5,446	0	327,444	1.40	9.4%	5,800,000	9/6/2016	60.3%
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	312,498	9.3%	2,091	0	310,407	1.41	9.2%	5,230,000	10/26/2016	64.5%
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	308,551	9.4%	2,188	0	306,363	1.43	9.3%	5,200,000	11/15/2016	63.5%

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	60.6%	100.0%	10/1/2016	NAP	NAP	Bowlmor Times Square, LLC	77,536	7/31/2034
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	55.0%	86.4%	11/8/2016	NAP	NAP	Star Ride Kids, Inc.	9,750	11/25/2024
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	30.5%	99.6%	11/30/2016	NAP	NAP	Google	179,948	2/28/2026
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	47.3%	95.4%	10/31/2016	NAP	NAP
4.01	Property				Medical Centre of Santa Monica - West		95.1%	10/31/2016	NAP	NAP	Providence Health System - Southern California	23,636	2/28/2022
4.02	Property				Medical Centre of Santa Monica - East		96.0%	10/31/2016	NAP	NAP	Providence Health System - Southern California	10,840	11/30/2020
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	53.2%	77.1%	11/30/2016	NAP	NAP	Wilson	87,386	12/31/2029
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	54.8%	100.0%	2/6/2017	NAP	NAP	Google Inc.	314,352	11/30/2028
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	54.8%	97.6%	11/1/2016	NAP	NAP	NYS Office of Assistance	121,545	5/31/2020
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	31.2%	94.6%	9/30/2016	250.09	236.65	NAP
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	62.5%	100.0%	2/6/2017	NAP	NAP	State Farm Mutual Automobile Insurance Company	193,953	11/30/2031
10	Loan	46	GACC	DBNY	Courtyard Century City	50.6%	84.3%	8/31/2016	229.30	193.1924053	NAP
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	61.4%	96.9%	9/30/2016	NAP	NAP	Marshall’s	30,000	1/31/2021
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	64.2%	99.1%	10/31/2016	NAP	NAP	Brookdale Senior Living	185,399	4/30/2024
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	55.8%	78.9%	7/31/2016	126.11	98.91
13.01	Property				Courtyard Evansville East		72.9%	7/31/2016	135.44	98.72	NAP
13.02	Property				Hilton Garden Inn Evansville		81.1%	7/31/2016	129.59	105.05	NAP
13.03	Property				Residence Inn Columbus		82.8%	7/31/2016	109.74	90.89	NAP
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	51.1%	96.1%	10/14/2016	NAP	NAP
14.01	Property				Cherry Creek Place II		97.2%	10/14/2016	NAP	NAP	ADT LLC	123,418	2/28/2024
14.02	Property				Cherry Creek Place I		94.9%	10/14/2016	NAP	NAP	Transfirst Holdings, Inc.	31,675	5/31/2023
15	Loan		GACC	DBNY	16 E 40th Street	51.6%	98.7%	10/31/2016	NAP	NAP	40th street 99 cent Corp	10,000	12/31/2025
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	58.7%	100.0%	2/6/2017	NAP	NAP	K2M	145,819	9/30/2031
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	48.9%	90.8%	9/30/2016	NAP	NAP	Tommy Hilfiger	22,510	5/31/2023
18	Loan	61	CGMRC	CGMRC	166 Geary Street	62.0%	100.0%	12/1/2016	NAP	NAP	Suit Supply	7,236	5/31/2025
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	58.4%	85.3%	8/31/2016	98.42	83.91
19.01	Property				Residence Inn - Chattanooga		87.3%	8/31/2016	115.87	101.19	NAP
19.02	Property				TownePlace Suites - Chattanooga		83.0%	8/31/2016	84.60	70.25	NAP
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point		84.9%	8/31/2016	89.64	76.09	NAP
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	61.9%	88.4%	10/31/2016	NAP	NAP	Pennoni Associates	17,340	11/30/2021
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	55.6%	100.0%	9/1/2016	NAP	NAP	WeWork	178,221	8/31/2034
22	Loan	66, 67	GACC	DBNY	5400 Fulton	61.4%	100.0%	11/30/2016	NAP	NAP	UPS	439,487	2/28/2021
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	64.6%	100.0%	12/30/2016	NAP	NAP	BJ’s Wholesale Club, Inc.	101,095	11/30/2035
24	Loan	67	GACC	DBNY	Plaza at the Pointe	65.0%	94.1%	11/1/2016	NAP	NAP	Bed Bath and Beyond	28,250	1/31/2022
25	Loan	69, 70	GACC	DBNY	Melrose Place	53.3%	100.0%	11/29/2016	NAP	NAP	Balmain	3,100	3/31/2027
26	Loan	71	GACC	DBNY	Patriot Crossing	69.8%	90.2%	10/31/2016	NAP	NAP	NAP
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	44.7%	59.2%	8/31/2016	188.89	111.87	NAP
28	Loan		CGMRC	CGMRC	West Point Office	53.1%	93.0%	11/7/2016	NAP	NAP	Eberl Claims Services, Inc.	21,662	5/31/2022
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	53.5%	92.9%	11/7/2016	NAP	NAP	NAP
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	55.5%	100.0%	7/1/2016	NAP	NAP	BLG Logistics Sublease/Toyota Boshoku Mississippi, LLC	305,000	1/31/2021
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	48.8%	84.8%	11/30/2016	129.31	109.69	NAP
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	46.1%	63.6%	8/31/2016	98.04	62.32	NAP
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	57.3%	94.7%	11/1/2016	NAP	NAP	Save Mart Supermarkets	29,160	5/31/2026
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	44.6%	72.0%	12/1/2016	NAP	NAP	Paradigm Consultants	13,144	3/31/2021
35	Loan		GACC	DBNY	Publix at Shakerag	57.3%	96.4%	10/14/2016	NAP	NAP	Publix #1091	44,840	9/30/2024
36	Loan		CGMRC	CGMRC	Fairway Centre	56.1%	96.4%	9/1/2016	NAP	NAP	Meridian Business Centers	31,295	8/31/2022
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	62.6%	89.2%	12/19/2016	NAP	NAP	NAP
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	40.6%	69.0%	10/31/2016	114.07	78.71	NAP
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	55.2%	100.0%	10/1/2016	NAP	NAP	Prosci, Inc.	20,480	6/30/2022
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	52.1%	84.1%	11/3/2016	NAP	NAP	NAP
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	53.7%	100.0%	10/19/2016	NAP	NAP
41.01	Property				21st Center		100.0%	10/19/2016	NAP	NAP	Kebely Corporation	8,008	12/31/2018
41.02	Property				20th Center		100.0%	10/19/2016	NAP	NAP	Washington Karate Assoc.	4,431	6/30/2018
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	43.2%	100.0%	2/6/2017	NAP	NAP	County of Tulare	71,583	2/28/2026
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	59.5%	100.0%	10/4/2016	NAP	NAP	McCardell’s Tavern & Grill	3,357	9/30/2025
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	43.1%	97.2%	10/31/2016	NAP	NAP	NAP
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	60.9%	NAP	NAP	NAP	NAP	NAP
46	Loan	104	GACC	DBNY	HIE Cocoa	54.1%	73.5%	9/30/2016	109.41	80.40	NAP
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	64.3%	100.0%	2/6/2017	NAP	NAP	Walgreens	16,510	11/30/2033
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	60.2%	100.0%	2/6/2017	NAP	NAP	River Partners Chicago Sublease/Various	15,573	12/31/2024
49	Loan		CGMRC	CGMRC	CVS Holbrook	52.9%	100.0%	2/6/2017	NAP	NAP	CVS	13,013	1/31/2026
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	51.5%	84.4%	11/30/2016	NAP	NAP	NAP
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	57.3%	100.0%	2/6/2017	NAP	NAP	Walgreens	13,943	11/30/2027
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	56.2%	100.0%	2/6/2017	NAP	NAP	Walgreens	14,550	5/31/2030

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	National Geographic	59,137	10/31/2032	Gulliver’s Gate	49,000	1/31/2031
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	The Chetrit Organization	9,557	12/31/2021	Lion Management Group, Inc.	9,538	9/30/2024
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	GSA	178,065	9/30/2020	Level 3	113,012	1/31/2023
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica
4.01	Property				Medical Centre of Santa Monica - West	The Regents of the University of California	22,742	9/30/2018	Cedars-Sinai Medical Center	9,834	2/29/2020
4.02	Property				Medical Centre of Santa Monica - East	Ava T. Shamban, M.D., Inc.	6,053	1/31/2024	Kessler Long Iacampo & Ottavi	3,810	10/31/2017
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	Optiver US LLC	73,779	4/30/2023	Clark Hill	71,813	12/31/2032
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	NAP			NAP
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	The Legal Aid Society	111,900	10/31/2037	NYS Workers Comp	50,225	MTM
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	NAP			NAP
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	NAP			NAP
10	Loan	46	GACC	DBNY	Courtyard Century City	NAP			NAP
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	Michael’s	23,783	2/28/2021	Petsmart	19,235	3/31/2026
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	Children’s Hospital of Wisconsin	132,362	7/31/2026	SaintA	47,512	2/28/2018
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio
13.01	Property				Courtyard Evansville East	NAP			NAP
13.02	Property				Hilton Garden Inn Evansville	NAP			NAP
13.03	Property				Residence Inn Columbus	NAP			NAP
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II
14.01	Property				Cherry Creek Place II	State of Colorado Disability Determination Services	43,910	12/31/2022	RGN - Aurora III, LLC	12,627	12/31/2025
14.02	Property				Cherry Creek Place I	Verizon Wireless Network RE	28,349	9/30/2020	Avitus, Inc.	17,326	2/28/2023
15	Loan		GACC	DBNY	16 E 40th Street	The Dinex Group, LLC	7,500	8/31/2023	Amen Clinics, Inc.	7,500	8/14/2019
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	NAP			NAP
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	Belstaff USA Sublease/Various (11,670)	17,505	4/4/2022	Vera Bradley	5,877	3/31/2026
18	Loan	61	CGMRC	CGMRC	166 Geary Street	Jimmy Choo	2,961	11/30/2021	La Perla	2,516	1/1/2025
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack
19.01	Property				Residence Inn - Chattanooga	NAP			NAP
19.02	Property				TownePlace Suites - Chattanooga	NAP			NAP
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point	NAP			NAP
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	Entrix, Inc.	13,327	11/30/2019	Perioperative Services	13,167	8/31/2017
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	Foot Locker	36,120	8/31/2032	NAP
22	Loan	66, 67	GACC	DBNY	5400 Fulton	Sherwood Food Distributors	243,263	10/31/2022	NAP
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	Petco	14,304	8/31/2028	My Salon Suite	7,200	2/1/2027
24	Loan	67	GACC	DBNY	Plaza at the Pointe	Bob’s Discount Furniture	23,683	5/31/2025	La-Z-Boy	22,000	10/31/2022
25	Loan	69, 70	GACC	DBNY	Melrose Place	Frederic Malle (Estee Lauder)	1,263	2/28/2027	Golden Goose	918	2/28/2027
26	Loan	71	GACC	DBNY	Patriot Crossing	NAP			NAP
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	NAP			NAP
28	Loan		CGMRC	CGMRC	West Point Office	Power Engineers, Inc.	14,619	3/31/2022	Universal American Mortgage Company, LLC	14,246	1/31/2019
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	NAP			NAP
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	ARD Logistics Alabama	299,000	5/31/2021	NAP
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	NAP			NAP
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	NAP			NAP
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	Rite Aid	17,716	5/31/2021	Dollar Tree	13,500	8/31/2018
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	Total Renal Care	10,006	9/30/2021	McKim and Creed	8,250	12/31/2018
35	Loan		GACC	DBNY	Publix at Shakerag	John’s Creek Beverage	3,520	12/31/2019	La Hacienda	2,400	12/31/2018
36	Loan		CGMRC	CGMRC	Fairway Centre	DFW Hospital Council	15,905	9/30/2026	DCSS Holding Company	9,738	1/31/2027
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	NAP			NAP
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	NAP			NAP
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	Numerica Corporation	18,765	5/31/2021	WillMarc	6,243	6/30/2019
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	NAP			NAP
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center
41.01	Property				21st Center	Divensi, Inc.	6,750	10/31/2017	One Night Events	4,750	3/31/2021
41.02	Property				20th Center	Allstate Insurance Company	2,301	12/31/2017	Batteries Plus	2,041	10/31/2021
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	NAP			NAP
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	World Class Martial Arts	2,751	7/31/2021	Texas State Optical	2,500	7/31/2025
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	NAP			NAP
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	NAP			NAP
46	Loan	104	GACC	DBNY	HIE Cocoa	NAP			NAP
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	NAP			NAP
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	NAP			NAP
49	Loan		CGMRC	CGMRC	CVS Holbrook	NAP			NAP
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	NAP			NAP
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	NAP			NAP
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	NAP			NAP

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	Guitar Center Stores, Inc.	28,119	1/31/2029	Guy’s American Kitchen	15,670	11/30/2032
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	Business Journals, Inc.	9,038	3/31/2018	L’Koral, LLC	9,038	9/30/2017
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	Telehouse	61,551	1/31/2026	Moet	56,000	3/31/2021
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica
4.01	Property				Medical Centre of Santa Monica - West	Matsunaga, Daly, Ross, Thordarson, Vogel & Klevens, MDs	6,453	9/30/2020	Cedars-Sinai Medical Care Foundation	5,213	MTM
4.02	Property				Medical Centre of Santa Monica - East	Leslie Kaplan, M.D. et al	3,256	2/28/2021	Ortho-Pros, Inc.	2,288	4/30/2017
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	Leydig, Voit & Mayer, Ltd.	66,783	9/30/2025	CBS Radio Holdings Corp.	63,453	4/30/2028
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	NAP			NAP
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	City University of NY	45,000	8/31/2017	Brooklyn Law School	41,000	1/31/2032
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	NAP			NAP
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	NAP			NAP
10	Loan	46	GACC	DBNY	Courtyard Century City	NAP			NAP
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	Longs Drugs/CVS Sublease/Office Depot	17,540	2/28/2026	Downeast Outfitters Inc.	15,560	3/31/2019
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	Association of Equipment Manufacturers	28,677	3/31/2020	Toshiba International Corporation	26,716	12/31/2022
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio
13.01	Property				Courtyard Evansville East	NAP			NAP
13.02	Property				Hilton Garden Inn Evansville	NAP			NAP
13.03	Property				Residence Inn Columbus	NAP			NAP
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II
14.01	Property				Cherry Creek Place II	Tucker Albin and Associates	5,334	5/31/2019	BPH, LLC	3,982	12/31/2019
14.02	Property				Cherry Creek Place I	Air Methods Corp.	16,351	12/31/2017	Revenue Enterprises, LLC.	15,626	12/31/2018
15	Loan		GACC	DBNY	16 E 40th Street	The Dennelisse Corpo	7,500	4/14/2019	Smart Space, LLC	7,500	10/31/2018
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	NAP			NAP
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	Vision Capital	5,835	6/30/2018	Global Thematic Partners	5,835	9/30/2017
18	Loan	61	CGMRC	CGMRC	166 Geary Street	NAP			NAP
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack
19.01	Property				Residence Inn - Chattanooga	NAP			NAP
19.02	Property				TownePlace Suites - Chattanooga	NAP			NAP
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point	NAP			NAP
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	F. Schumacher & Co.	12,572	1/31/2019	Johnson, Mirmiran & Thompson, Inc.	12,185	2/28/2021
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	NAP			NAP
22	Loan	66, 67	GACC	DBNY	5400 Fulton	NAP			NAP
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	NAP			NAP
24	Loan	67	GACC	DBNY	Plaza at the Pointe	Party City	18,000	5/31/2022	Old Navy	16,800	4/30/2020
25	Loan	69, 70	GACC	DBNY	Melrose Place	NAP			NAP
26	Loan	71	GACC	DBNY	Patriot Crossing	NAP			NAP
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	NAP			NAP
28	Loan		CGMRC	CGMRC	West Point Office	First Street Online	13,596	1/31/2018	Shaffer Baucom Engineering & Consulting, LLC	13,002	10/31/2020
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	NAP			NAP
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	NAP			NAP
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	NAP			NAP
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	NAP			NAP
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	Autozone	6,786	8/31/2021	Joyeria El Dorado	3,600	10/31/2017
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	Shimadzu Scientific Instruments, Inc.	6,000	2/29/2020	Teach Me Holdings	6,000	11/30/2019
35	Loan		GACC	DBNY	Publix at Shakerag	Splash and Dash Groomerie	1,500	9/30/2025	N’ Style Studio	1,200	11/30/2021
36	Loan		CGMRC	CGMRC	Fairway Centre	ACA Express.com	3,932	4/20/2023	Cole Parmer	3,582	5/31/2020
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	NAP			NAP
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	NAP			NAP
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	Persistent Systems, LLC	3,158	12/31/2021	MAVD	218	4/30/2017
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	NAP			NAP
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center
41.01	Property				21st Center	Sanatan Dharma Temple	3,156	10/31/2018	425 Motorsports	3,010	9/30/2019
41.02	Property				20th Center	Kumon Math & Reading Center	1,590	11/30/2021	Moneytree, Inc.	1,530	3/31/2021
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	NAP			NAP
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	Spring Pearl Dental	2,301	8/31/2025	Bahama Buck’s	2,000	8/31/2020
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	NAP			NAP
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	NAP			NAP
46	Loan	104	GACC	DBNY	HIE Cocoa	NAP			NAP
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	NAP			NAP
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	NAP			NAP
49	Loan		CGMRC	CGMRC	CVS Holbrook	NAP			NAP
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	NAP			NAP
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	NAP			NAP
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	NAP			NAP

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	9/15/2016	Yes	10/6/2016	9/15/2016	NAP	NAP	No	651,564	126,690	18,983	0
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	11/16/2016	No	NAP	12/22/2016	NAP	NAP	No	377,697	188,849	0	0
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	11/2/2016	No	NAP	11/2/2016	NAP	NAP	No	0	0	0	0
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica							No	0	0	0	0
4.01	Property				Medical Centre of Santa Monica - West	10/7/2016	No	NAP	10/7/2016	10/7/2016	10%	No
4.02	Property				Medical Centre of Santa Monica - East	10/7/2016	No	NAP	10/7/2016	10/7/2016	10%	No
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	6/30/2015	No	NAP	6/26/2015	NAP	NAP	No	1,134,682	1,134,682	248,278	82,759
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	12/1/2016	No	NAP	12/2/2016	12/1/2016	10%	No	253,015	84,338	0	0
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	11/1/2016	No	NAP	11/1/2016	NAP	NAP	No	296,183	296,183	0	0
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	10/17/2016	No	NAP	10/17/2016	NAP	NAP	No	0	0	0	0
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	10/28/2016	No	NAP	9/26/2016	NAP	NAP	No	0	0	0	0
10	Loan	46	GACC	DBNY	Courtyard Century City	10/28/2016	No	NAP	10/20/2016	10/20/2016	11%	No	71,530	19,763	0	0
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	10/20/2016	No	NAP	10/20/2016	NAP	NAP	No	39,571	19,785	26,362	3,295
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	10/20/2016	No	NAP	10/20/2016	NAP	NAP	No	1,278,158	106,513	137,734	8,878
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio							No	88,320	44,160	0	0
13.01	Property				Courtyard Evansville East	10/4/2016	No	NAP	10/4/2016	NAP	NAP	No
13.02	Property				Hilton Garden Inn Evansville	10/4/2016	No	NAP	10/4/2016	NAP	NAP	No
13.03	Property				Residence Inn Columbus	10/4/2016	No	NAP	10/4/2016	NAP	NAP	No
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II							No	428,212	53,527	28,689	9,563
14.01	Property				Cherry Creek Place II	10/13/2016	No	NAP	10/13/2016	NAP	NAP	No
14.02	Property				Cherry Creek Place I	10/13/2016	No	NAP	10/13/2016	NAP	NAP	No
15	Loan		GACC	DBNY	16 E 40th Street	10/18/2016	No	NAP	10/18/2016	NAP	NAP	No	64,471	64,471	0	0
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	9/12/2016	No	NAP	9/12/2016	NAP	NAP	No	0	0	0	0
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	10/3/2016	No	NAP	10/3/2016	NAP	NAP	No	848,821	151,575	106,910	8,485
18	Loan	61	CGMRC	CGMRC	166 Geary Street	9/28/2016	No	NAP	9/28/2016	9/24/2016	23%	Yes	0	47,296	0	0
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack							No	0	30,002	0	0
19.01	Property				Residence Inn - Chattanooga	10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
19.02	Property				TownePlace Suites - Chattanooga	10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point	10/11/2016	No	NAP	10/11/2016	NAP	NAP	No
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	10/14/2016	No	NAP	10/14/2016	NAP	NAP	No	249,486	41,581	0	0
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	9/19/2016	No	NAP	9/16/2016	NAP	NAP	No	1,325,353	232,126	0	0
22	Loan	66, 67	GACC	DBNY	5400 Fulton	7/27/2016	Yes	9/23/2016	7/25/2016	NAP	NAP	No	152,454	30,491	0	0
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	12/12/2016	No	NAP	12/12/2016	NAP	NAP	No	119,892	19,982	6,077	675
24	Loan	67	GACC	DBNY	Plaza at the Pointe	8/12/2016	No	NAP	10/19/2016	NAP	NAP	No	184,186	36,837	0	0
25	Loan	69, 70	GACC	DBNY	Melrose Place	10/14/2016	No	NAP	10/14/2016	10/14/2016	13%	No	25,184	8,395	0	0
26	Loan	71	GACC	DBNY	Patriot Crossing	8/3/2016	No	NAP	8/4/2016	NAP	NAP	No	63,596	4,892	18,506	9,253
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	9/13/2016	No	NAP	9/13/2016	NAP	NAP	No	1,037,750	98,833	203,170	32,249
28	Loan		CGMRC	CGMRC	West Point Office	10/13/2016	No	NAP	10/13/2016	NAP	NAP	No	96,792	12,099	4,278	2,139
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	9/9/2016	No	NAP	9/9/2016	9/9/2016	11%	No	0	16,915	0	0
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	9/23/2016	No	NAP	11/10/2016	NAP	NAP	No	61,965	12,393	0	0
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	10/6/2016	No	NAP	10/6/2016	NAP	NAP	No	59,542	19,847	0	0
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	10/11/2016	No	NAP	10/11/2016	NAP	NAP	No	81,178	10,500	2,981	2,981
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	4/22/2016	Yes	10/14/2016	9/22/2016	9/23/2016	7%	No	0	20,755	0	3,751
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	12/9/2016	No	NAP	12/9/2016	NAP	NAP	No	25,585	25,585	8,517	2,839
35	Loan		GACC	DBNY	Publix at Shakerag	9/29/2016	No	NAP	9/19/2016	NAP	NAP	No	0	8,117	0	0
36	Loan		CGMRC	CGMRC	Fairway Centre	11/3/2016	No	NAP	11/9/2016	NAP	NAP	No	15,018	15,018	3,252	1,626
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	11/23/2016	No	NAP	11/29/2016	NAP	NAP	No	42,317	21,158	23,050	11,525
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	11/7/2016	No	NAP	11/9/2016	NAP	NAP	No	26,690	6,672	13,897	2,316
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	11/3/2016	No	NAP	11/1/2016	NAP	NAP	No	0	5,357	0	0
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	6/8/2016	No	NAP	6/8/2016	NAP	NAP	No	16,168	8,084	3,735	0
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center							No	11,221	5,610	3,264	816
41.01	Property				21st Center	11/22/2016	No	NAP	11/21/2016	11/21/2016	6%	No
41.02	Property				20th Center	11/22/2016	No	NAP	11/21/2016	11/21/2016	12%	No
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	6/14/2016	No	NAP	6/14/2016	6/14/2016	9%	No	12,664	6,332	0	1,485
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	11/3/2016	No	NAP	11/3/2016	NAP	NAP	No	23,678	7,893	3,737	1,869
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	11/23/2016	No	NAP	11/23/2016	11/23/2016	12%	No	17,402	4,351	0	547
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	9/21/2016	No	NAP	9/20/2016	NAP	NAP	No	0	0	0	0
46	Loan	104	GACC	DBNY	HIE Cocoa	11/7/2016	No	NAP	11/8/2016	NAP	NAP	No	7,815	3,311	5,118	5,118
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	9/28/2016	No	NAP	9/28/2016	NAP	NAP	No	0	0	1,489	0
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	11/18/2016	No	NAP	11/18/2016	NAP	NAP	No	29,093	9,698	8,869	687
49	Loan		CGMRC	CGMRC	CVS Holbrook	10/19/2016	No	NAP	10/19/2016	NAP	NAP	No	9,487	9,487	0	0
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	9/13/2016	No	NAP	9/13/2016	NAP	NAP	No	13,549	4,516	6,501	542
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	11/10/2016	No	NAP	11/8/2016	NAP	NAP	No	0	0	0	0
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	11/28/2016	No	NAP	11/28/2016	NAP	NAP	No	0	0	0	0

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	0	6,211	0	14,492,159	0	0	0	0	23,000	0
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	0	3,558	0	1,000,000	0	1,000,000	0	0	24,150	0
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	0	10,543	253,032	11,063,417	52,715	1,265,160	0	0	0	0
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	0	0	0	0	0	0	0	0	0	0
4.01	Property				Medical Centre of Santa Monica - West
4.02	Property				Medical Centre of Santa Monica - East
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	2,525,657	47,671	0	21,489,422	0	0	0	0	0	0
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	0	0	0	12,312,957	0	0	0	0	0	0
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	0	7,233	0	0	36,167	2,000,000	0	0	11,625	0
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	0	1,248,126	0	0	0	0	0	0	0	0
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	0	0	58,186	0	0	969,765	0	0	0	0
10	Loan	46	GACC	DBNY	Courtyard Century City	0	34,904	0	0	0	0	0	0	0	0
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	0	4,296	500,000	150,000	9,940	500,000	0	0	0	0
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	0	8,121	292,353	0	50,228	1,866,009	0	0	25,000	0
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	0	37,314	3,125,000	0	0	0	0	0	13,750	0
13.01	Property				Courtyard Evansville East
13.02	Property				Hilton Garden Inn Evansville
13.03	Property				Residence Inn Columbus
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	270,000	6,666	0	500,000	41,663	1,500,000	0	0	2,875	0
14.01	Property				Cherry Creek Place II
14.02	Property				Cherry Creek Place I
15	Loan		GACC	DBNY	16 E 40th Street	0	1,603	0	0	8,015	288,546	0	0	193,085	0
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	0	0	10,481	0	0	0	0	0	0	0
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	0	1,376	0	0	0	10,000,000	0	0	0	0
18	Loan	61	CGMRC	CGMRC	166 Geary Street	0	199	0	0	0	0	0	0	0	0
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	0	0	0	0	0	0	0	0	0	0
19.01	Property				Residence Inn - Chattanooga
19.02	Property				TownePlace Suites - Chattanooga
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	0	5,478	0	121,682	21,521	0	0	0	3,125	0
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	0	3,572	171,473	0	0	0	0	0	0	0
22	Loan	66, 67	GACC	DBNY	5400 Fulton	0	8,500	204,000	0	12,917	620,000	0	0	2,801,981	0
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	0	1,737	0	0	0	0	0	0	0	0
24	Loan	67	GACC	DBNY	Plaza at the Pointe	0	2,499	0	0	11,246	300,000	0	0	3,900	0
25	Loan	69, 70	GACC	DBNY	Melrose Place	0	88	3,169	0	0	79,215	0	0	0	0
26	Loan	71	GACC	DBNY	Patriot Crossing	0	9,955	0	0	0	0	0	0	97,625	0
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	0	138,910	0	0	0	0	0	0	0	0
28	Loan		CGMRC	CGMRC	West Point Office	195,000	2,908	0	250,000	18,173	750,000	0	0	10,531	0
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	0	1,711	41,076	0	0	0	0	0	3,750	0
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	0	5,033	0	1,500,000	0	1,500,000	0	0	18,750	0
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	0	16,378	0	0	0	0	0	0	0	0
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	0	17,286	0	0	0	0	0	0	26,250	0
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	0	2,305	55,311	423,356	6,358	152,582	0	0	21,375	0
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	0	1,556	0	0	4,599	0	0	0	4,688	0
35	Loan		GACC	DBNY	Publix at Shakerag	0	1,068	38,460	87,000	2,500	0	0	0	5,625	0
36	Loan		CGMRC	CGMRC	Fairway Centre	160,000	1,394	200,000	0	8,235	230,000	0	0	39,875	0
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	450,000	6,025	600,000	0	0	0	0	0	29,625	0
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	0	9,777	0	0	0	0	0	0	0	0
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	22,000	0	22,000	250,000	0	250,000	0	0	0	0
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	0	6,833	0	0	0	0	0	0	313	0
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	53,058	885	0	0	0	0	0	0	12,375	0
41.01	Property				21st Center
41.02	Property				20th Center
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	0	1,491	0	0	5,989	0	0	0	191,950	0
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	0	253	0	0	2,276	100,000	0	0	0	0
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	0	999	35,000	0	0	0	0	0	3,750	0
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	0	0	0	0	0	0	0	0	0	0
46	Loan	104	GACC	DBNY	HIE Cocoa	0	8,588	0	0	0	0	0	0	0	0
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	0	0	0	0	0	0	0	0	0	0
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	0	195	0	0	1,298	0	0	0	0	0
49	Loan		CGMRC	CGMRC	CVS Holbrook	0	0	0	0	0	0	0	0	0	0
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	0	454	0	0	0	0	0	0	0	0
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	0	0	0	0	0	0	0	0	0	0
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	0	0	0	0	0	0	0	0	0	0

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	0	0	11,110,080	0	Free Rent Reserve ($11,061,751); Bridge Rent ($48,329)
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	0	0	153,343	0	Rent Concession Reserve
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	0	0	1,130,833	0	Free Rent Reserve
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	0	0	0	0
4.01	Property				Medical Centre of Santa Monica - West
4.02	Property				Medical Centre of Santa Monica - East
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	0	0	47,911,435	236,236	Future Leasing Funds (Upfront: $35,000,000; Monthly: $236,236); Rent Abatement Funds (Upfront: $12,911,435)
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	0	0	17,051,831	0	Rent Concession Funds
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	0	0	36,445,472	0	Economic Holdback Reserve ($29,490,000); Unfunded Obligations Reserve ($4,705,472); CUNY Reserve ($2,250,000)
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	0	0	0	0
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	0	0	0	0
10	Loan	46	GACC	DBNY	Courtyard Century City	0	0	0	0
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	0	0	44,000	0	Unfunded Obligations Reserve (Hottie Obligations)
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	0	0	157,156	116,325	Existing TI/LC Reserve (Upfront: $157,156); Brookdale Rollover Deposits Reserve (Monthly: $116,325 on each monthly payment date occurring in January, February, March and April 2017)
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	0	0	3,720,000	0	PIP Reserve (Upfront: $3,600,000); Seasonal Working Capital Funds Reserve (Upfront: $120,000)
13.01	Property				Courtyard Evansville East
13.02	Property				Hilton Garden Inn Evansville
13.03	Property				Residence Inn Columbus
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	0	0	634,929	0	Elevator Reserve ($574,339); Free Rent Reserve ($60,590)
14.01	Property				Cherry Creek Place II
14.02	Property				Cherry Creek Place I
15	Loan		GACC	DBNY	16 E 40th Street	0	0	124,756	0	Free Rent
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	0	0	0	0
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	0	0	2,472,743	0	Rent Concession Reserve ($250,262); Unfunded Obligations ($2,222,481)
18	Loan	61	CGMRC	CGMRC	166 Geary Street	0	0	6,295	0	REA Common Charges Reserve
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	0	0	2,167,800	0	PIP Reserve
19.01	Property				Residence Inn - Chattanooga
19.02	Property				TownePlace Suites - Chattanooga
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	0	0	0	0
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	0	0	22,005,332	0	TI Unfunded Obligations ($8,500,641); Unfunded Obligations - Free Rent ($8,480,556); CapEx Unfunded Obligations ($5,024,135)
22	Loan	66, 67	GACC	DBNY	5400 Fulton	0	0	0	0
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	0	0	259,200	14,753	Salon TI/LC Reserve ($180,000); Salon Rent Reserve ($79,200); Common Charges Reserve (Monthly: $14,753)
24	Loan	67	GACC	DBNY	Plaza at the Pointe	0	0	0	0
25	Loan	69, 70	GACC	DBNY	Melrose Place	0	0	5,654,557	0	Initial Lease Deposits Reserve ($4,600,000); Balmain Reserve ($610,766); Golden Goose Reserve ($234,361); Estee Lauder Reserve ($209,430)
26	Loan	71	GACC	DBNY	Patriot Crossing	0	0	334,594	0	Holdback Funds
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	0	0	3,630,000	0	Seasonality Reserve
28	Loan		CGMRC	CGMRC	West Point Office	0	0	941,943	0	Unfunded Obligations Reserve ($730,980); Free Rent Reserve ($210,963)
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	0	0	0	0
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	0	0	0	0
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	0	0	412,621	21,251	Holdback Reserve ($360,000); Ground Lease Reserve (Upfront: $52,621; Monthly: $6,499); Seasonality Reserve (Monthly: $14,752)
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	0	0	2,031,750	0	PIP Reserve ($1,973,750); Seasonal Working Capital ($58,000)
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	0	0	0	0
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	0	0	865,635	0	Performance Funds Reserve ($675,000); Outstanding Leasing Reserve ($170,560); Rent Concession Reserve ($20,075)
35	Loan		GACC	DBNY	Publix at Shakerag	0	0	0	0
36	Loan		CGMRC	CGMRC	Fairway Centre	0	0	103,369	0	HOA Work Items Reserve ($35,000); Meridian TI Allowance Reserve ($68,369)
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	0	0	0	0
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	0	0	559,000	0	Planned Capex Reserve
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	0	0	0	0
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	0	0	2,081,840	0	Capital Expenditure Funds
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	0	0	0	0
41.01	Property				21st Center
41.02	Property				20th Center
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	0	0	358,000	4,646	County Lease Reserve
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	0	0	0	0
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	0	0	0	0
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	0	0	0	0
46	Loan	104	GACC	DBNY	HIE Cocoa	0	0	55,000	0	Seasonality Reserve
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	0	0	0	0
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	0	0	0	0
49	Loan		CGMRC	CGMRC	CVS Holbrook	0	0	0	0
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	0	0	500,000	0	Property Improvement Costs Holdback Reserve
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	0	0	0	0
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	0	0	0	0

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	Elmwood NYT Owner, LLC; Oakwood NYT Owner, LLC; Wallkill NYT Owner, LLC and Landings NYT Owner, LLC	No
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	Broadway 1384 LLC	No
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	85 Tenth Avenue Associates, L.L.C.	No
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	Medical Associates	No
4.01	Property				Medical Centre of Santa Monica - West
4.02	Property				Medical Centre of Santa Monica - East
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	SL PRU LLC	No
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	MP B3 LLC	No
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	111 Livingston LLC	No
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	Hilton Hawaiian Village LLC	No
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	JDM III SF Kansas City DC, LLC	No
10	Loan	46	GACC	DBNY	Courtyard Century City	Pacifica Century City L.P.	No
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	Silverado Ranch Plaza LLC	No
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	Whitnall-Summit Company, LLC; Whitnall Summit Development Corporation and 6750 North Acres LLC	No
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	HH R1 Columbus, LLC; HH C1 Evansville, LLC and HH HG1 Evansville, LLC	No
13.01	Property				Courtyard Evansville East
13.02	Property				Hilton Garden Inn Evansville
13.03	Property				Residence Inn Columbus
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	CCP I and II, LLC	No
14.01	Property				Cherry Creek Place II
14.02	Property				Cherry Creek Place I
15	Loan		GACC	DBNY	16 E 40th Street	16 East 40 Realty, LLC	No
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	AGNL Spine, L.L.C.	No
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	681 Fifth Avenue LLC	No
18	Loan	61	CGMRC	CGMRC	166 Geary Street	166 Geary Street Retail Owner LLC	No
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	AHIP FL Jacksonville Properties LLC; AHIP FL Jacksonville Enterprises LLC; AHIP TN Chattanooga 7010 Properties LLC; AHIP TN Chattanooga 7010 Enterprises, LLC; AHIP TN Chattanooga 2340 Properties LLC and AHIP TN Chattanooga 2340 Enterprises LLC	No
19.01	Property				Residence Inn - Chattanooga
19.02	Property				TownePlace Suites - Chattanooga
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	CEC 100, LLC	No
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	1460 Fee Swighm LLC and 1460 Leasehold Swighm LLC	No
22	Loan	66, 67	GACC	DBNY	5400 Fulton	5400 Fulton Industrial Atlanta, LLC	No
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	Midtown Crossing Partners LLC	No
24	Loan	67	GACC	DBNY	Plaza at the Pointe	Plaza Pointe LLC	No
25	Loan	69, 70	GACC	DBNY	Melrose Place	Bond Street Holdings 8417 Melrose Owner, LLC and Crown Asset 8417 Melrose Owner, LLC	No
26	Loan	71	GACC	DBNY	Patriot Crossing	Patriot Crossing, LLC	No
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	Columbia Properties Hilton Head, LLC	No
28	Loan		CGMRC	CGMRC	West Point Office	West Point NCP, LLC	No
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	My Storage, LLC	No
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	Vance 1530 RCP 1 LLC	No
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	Prime Delray Hotel LLC	No
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	Millennium Hospitality Enterprise, LLC	No
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	Olivewood Plaza Two, LLC	No
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	SunBlossom Beltway 8 Office Center, LLC	No
35	Loan		GACC	DBNY	Publix at Shakerag	BDB Shakerag, LLC	No
36	Loan		CGMRC	CGMRC	Fairway Centre	300/320 Decker LLC	No
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	Kingspointe-Victoria, LLC; Kingspointe-Las Palmas, LLC; Kingspointe-Lonestar, LLC and Kingspointe-RickBar, LLC	No
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	TriVest Hotels, LLC	No
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	HTP 5042, LLC	No
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	Key Vista I, LLC and Key Vista II, LLC	No
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	20th Center LLC and 21st Center LLC	No
41.01	Property				21st Center
41.02	Property				20th Center
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	LTJ Porterville Delaware LLC	No
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	24504 Timberwilde LLC	No
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	Orangecrest Self Storage, LP	No
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	Alexander Charles Realty Co., LLC	No
46	Loan	104	GACC	DBNY	HIE Cocoa	Sri Jalaram 2, LLC	No
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	MAK RealtyMedTech Holdings LLC	No
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	Sheffield Property Associates LLC	No
49	Loan		CGMRC	CGMRC	CVS Holbrook	842 South Franklin Street Developers Corp.	No
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	SSCP Metuchen LLC	No
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	130 Bowdoin Street Developers Corp.	No
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	TM 1326 North Jefferies Boulevard LLC	No

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution (7) ($)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	Jared Kushner	Refinance	285,000,000	0	85,000,000	0	370,000,000
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	Juda Chetrit	Refinance	88,000,000	0	0	110,000	88,110,000
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	Related Special Assets LLC and Vornado Realty L.P.	Refinance	255,000,000	0	370,000,000	0	625,000,000
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	HFP Group, LLC	Refinance	71,000,000	0	0	100,000	71,100,000
4.01	Property				Medical Centre of Santa Monica - West
4.02	Property				Medical Centre of Santa Monica - East
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	Michael Silberberg and Mark Karasick	Refinance	415,000,000	0	0	0	415,000,000
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	Joseph K. Paul (A/K/A Jay Paul), Jay Paul Revocable Living Trust Dated November 9, 1999 As Amended and Restated On March 19, 2010 and As Further Amended From Time To Time and Paul Guarantor LLC	Refinance	185,000,000	0	40,000,000	0	225,000,000
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	Abraham Leser; Harry Gold; Robert Schachter and Edith Leser	Refinance	120,000,000	0	0	125,000	120,125,000
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	Park Intermediate Holdings LLC	Refinance	696,600,000	0	578,400,000	0	1,275,000,000
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	JDM Partners Opportunity Fund III LLC	Acquisition/Refinance	80,000,000	46,137,373	0	0	126,137,373
10	Loan	46	GACC	DBNY	Courtyard Century City	Pacifica Hosts, Inc.	Refinance	41,000,000	0	0	0	41,000,000
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	Scott J. Seligman Revocable Living Trust Dated 12/17/92 and Scott J. Seligman	Refinance	40,000,000	3,490,307	0	50,000	43,540,307
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	Richard G. Carlson; The Richard G. Carlson 1990 Revocable Trust; The Sandra K. Carlson 1990 Revocable Trust; The Brett A. Carlson 2016 Revocable Trust and The Stephanie A. Janssen 2016 Revocable Trust	Refinance	72,000,000	0	0	0	72,000,000
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	Mark E. Hamister	Acquisition	32,400,000	14,728,951	0	0	47,128,951
13.01	Property				Courtyard Evansville East
13.02	Property				Hilton Garden Inn Evansville
13.03	Property				Residence Inn Columbus
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	R. Brian Watson	Refinance	32,000,000	0	0	54,705	32,054,705
14.01	Property				Cherry Creek Place II
14.02	Property				Cherry Creek Place I
15	Loan		GACC	DBNY	16 E 40th Street	Nader Hakakian and Albert Monasebian	Refinance	31,500,000	0	0	0	31,500,000
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	AG Net Lease III Corp. and AG Net Lease III (SO) Corp.	Acquisition	29,670,000	15,882,151	0	40,000	45,592,151
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	Robert Siegel	Refinance	215,000,000	0	0	200,000	215,200,000
18	Loan	61	CGMRC	CGMRC	166 Geary Street	Gabriel J. Chehebar	Refinance	28,500,000	0	0	70,000	28,570,000
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	American Hotel Income Properties REIT Inc.	Acquisition	27,500,000	12,862,827	0	0	40,362,827
19.01	Property				Residence Inn - Chattanooga
19.02	Property				TownePlace Suites - Chattanooga
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	Ernest Delle Donne	Acquisition	26,250,000	10,002,116	0	850,623	37,102,739
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	Swig Investment Company, LLC	Refinance	200,000,000	0	0	0	200,000,000
22	Loan	66, 67	GACC	DBNY	5400 Fulton	Kenneth Levy	Acquisition	22,220,000	9,465,711	0	0	31,685,711
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	Marc Jacobowitz and Yerachmeal Jacobson	Acquisition	21,000,000	9,348,255	0	288,237	30,636,491
24	Loan	67	GACC	DBNY	Plaza at the Pointe	M & J Wilkow, Ltd.	Acquisition	16,250,000	9,860,962	0	0	26,110,962
25	Loan	69, 70	GACC	DBNY	Melrose Place	Jason Illoulian and Michael Shabani	Refinance	16,000,000	0	0	0	16,000,000
26	Loan	71	GACC	DBNY	Patriot Crossing	A. Brandon Denton and Thomas J. Floyd	Refinance	15,000,000	0	0	0	15,000,000
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	Columbia Sussex Corporation and CSC Holdings, LLC	Refinance	98,000,000	13,577,003	0	250,000	111,827,003
28	Loan		CGMRC	CGMRC	West Point Office	Donald J. Marcotte and R. Brian Watson	Refinance	13,250,000	0	0	45,000	13,295,000
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	Terrence McGrath	Refinance	13,000,000	0	0	0	13,000,000
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	Thomas L. Brodie and David Rothschild	Acquisition	22,750,000	14,579,361	0	70,000	37,399,361
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	Prime Hospitality Group, LLC	Refinance	10,500,000	0	0	53,000	10,553,000
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	Durlabhji Ukani	Acquisition	10,500,000	6,258,485	0	0	16,758,485
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	Dariush Youshaei and Yosef Kohan-Ghadosh	Refinance	9,050,000	0	0	0	9,050,000
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	James M. Birney and Leeshan Birney	Acquisition	9,000,000	3,649,545	0	539,308	13,188,853
35	Loan		GACC	DBNY	Publix at Shakerag	Michael Bisciotti	Acquisition	8,925,000	3,406,500	0	0	12,331,500
36	Loan		CGMRC	CGMRC	Fairway Centre	Gerod B. Rush	Acquisition	8,800,000	4,565,228	0	345,000	13,710,228
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	Howard Yates; Mark H. Yates; Barry Nisen and Richard Stein	Acquisition	8,625,000	3,492,667	0	256,453	12,374,120
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	Donald Howell and Charles Klar	Refinance	7,300,000	0	0	40,000	7,340,000
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	Robert A. Aldrich and Michael A. Vlasic	Refinance	6,900,000	88,529	0	40,000	7,028,529
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	Edward P. Lorin	Acquisition	6,826,000	6,880,711	1,124,000	0	14,830,711
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	Roger T. White, Jr.	Refinance	6,475,000	0	0	62,000	6,537,000
41.01	Property				21st Center
41.02	Property				20th Center
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	LTJ, LLC	Acquisition	6,500,000	3,430,687	0	0	9,930,687
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	Gerod B. Rush	Acquisition	6,100,000	2,477,738	0	40,000	8,617,738
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	Douglas G. Jacobs and Amended and Restated Jacobs Family Revocable Trust	Refinance	5,750,000	0	0	45,000	5,795,000
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	Alexander P. Federbush and Charles E. Federbush	Refinance	5,300,000	0	0	0	5,300,000
46	Loan	104	GACC	DBNY	HIE Cocoa	Dipak K. Patidar and Bharat Patel	Refinance	5,200,000	0	0	0	5,200,000
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	Mary Anne Keshen	Refinance	4,500,000	0	0	0	4,500,000
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	Isaac Shalom	Acquisition	4,450,000	2,149,901	0	40,000	6,639,901
49	Loan		CGMRC	CGMRC	CVS Holbrook	Dmitrii Volkov	Acquisition	4,070,000	2,262,291	0	40,000	6,372,291
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	Jacob Ramage	Acquisition	4,000,000	1,929,790	0	600,387	6,530,177
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	Dmitrii Volkov	Acquisition	3,375,000	1,378,167	0	576,667	5,329,834
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	Tatyana Martynova	Acquisition	3,300,000	1,693,366	0	319,220	5,312,586

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	276,954,279	0	7,422,416	26,295,786	59,327,520	0	370,000,000	Hard	In Place
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	54,246,529	0	2,045,105	1,555,190	30,263,176	0	88,110,000	Hard	Springing
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	559,219,752	0	19,335,900	12,194,250	34,250,099	0	625,000,000	Hard	Springing
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	62,288,955	0	926,000	0	7,885,045	0	71,100,000	Springing	Springing
4.01	Property				Medical Centre of Santa Monica - West
4.02	Property				Medical Centre of Santa Monica - East
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	327,845,504	0	3,025,042	73,309,474	0	10,819,980	415,000,000	Hard	In Place
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	134,943,058	0	6,133,584	29,617,804	54,305,554	0	225,000,000	Hard	In Place
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	80,506,976	0	2,800,863	36,753,280	63,881	0	120,125,000	Hard	In Place
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	1,255,912,700	0	8,465,540	0	10,621,760	0	1,275,000,000	Hard	In Place
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	0	125,323,476	813,897	0	0	0	126,137,373	Hard	In Place
10	Loan	46	GACC	DBNY	Courtyard Century City	17,571,672	0	224,187	71,530	23,132,612	0	41,000,000	Springing	Springing
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	42,996,627	0	283,747	259,932	0	0	43,540,307	Hard	Springing
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	67,380,273	0	1,353,434	1,598,048	0	1,668,245	72,000,000	Hard	Springing
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	0	42,500,000	806,881	3,822,070	0	0	47,128,951	Hard	Springing
13.01	Property				Courtyard Evansville East
13.02	Property				Hilton Garden Inn Evansville
13.03	Property				Residence Inn Columbus
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	25,414,748	0	488,334	1,864,705	4,286,918	0	32,054,705	Hard	Springing
14.01	Property				Cherry Creek Place II
14.02	Property				Cherry Creek Place I
15	Loan		GACC	DBNY	16 E 40th Street	22,612,094	0	1,136,323	382,312	7,369,270	0	31,500,000	Springing	Springing
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	0	45,000,000	592,151	0	0	0	45,592,151	Hard	Springing
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	154,577,785	0	5,087,412	3,428,474	52,106,329	0	215,200,000	Hard	In Place
18	Loan	61	CGMRC	CGMRC	166 Geary Street	25,417,386	0	764,979	6,295	2,381,340	0	28,570,000	Springing	Springing
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	0	37,879,076	315,951	2,167,800	0	0	40,362,827	Hard	Springing
19.01	Property				Residence Inn - Chattanooga
19.02	Property				TownePlace Suites - Chattanooga
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	0	35,000,000	1,728,446	374,293	0	0	37,102,739	Hard	Springing
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	138,599,880	0	3,789,416	23,330,685	34,280,019	0	200,000,000	Hard	Springing
22	Loan	66, 67	GACC	DBNY	5400 Fulton	0	28,400,000	331,275	2,954,436	0	0	31,685,711	Hard	Springing
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	0	30,000,000	251,323	385,168	0	0	30,636,491	Hard	Springing
24	Loan	67	GACC	DBNY	Plaza at the Pointe	0	24,500,000	1,422,876	188,086	0	0	26,110,962	Hard	Springing
25	Loan	69, 70	GACC	DBNY	Melrose Place	8,354,534	0	154,478	5,679,741	1,811,247	0	16,000,000	Hard	Springing
26	Loan	71	GACC	DBNY	Patriot Crossing	6,744,723	0	497,397	514,321	7,243,559	0	15,000,000	Soft	Springing
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	106,553,280	0	402,803	4,870,920	0	0	111,827,003	Hard	Springing
28	Loan		CGMRC	CGMRC	West Point Office	10,058,849	0	364,276	1,498,545	1,373,331	0	13,295,000	Hard	Springing
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	8,012,227	0	265,072	3,750	4,718,951	0	13,000,000	Springing	Springing
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	0	35,000,000	818,646	1,580,715	0	0	37,399,361	Hard	Springing
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	7,190,945	0	1,769,364	472,163	1,120,528	0	10,553,000	Hard	Springing
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	0	13,450,000	1,166,326	2,142,159	0	0	16,758,485	Hard	Springing
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	8,335,187	0	268,824	444,731	1,259	0	9,050,000	Springing	Springing
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	0	12,000,000	284,428	904,425	0	0	13,188,853	Springing	Springing
35	Loan		GACC	DBNY	Publix at Shakerag	0	11,900,000	338,875	92,625	0	0	12,331,500	Springing	Springing
36	Loan		CGMRC	CGMRC	Fairway Centre	0	13,001,000	387,714	321,514	0	0	13,710,228	Soft Springing	Springing
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	0	11,500,000	329,129	544,991	0	0	12,374,120	Springing	Springing
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	6,559,809	0	127,165	599,587	53,440	0	7,340,000	Springing	Springing
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	6,561,251	0	195,278	272,000	0	0	7,028,529	Hard	Springing
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	0	12,100,000	628,656	2,102,055	0	0	14,830,711	Soft	In Place
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	5,681,478	0	171,083	79,918	604,520	0	6,537,000	Springing	Springing
41.01	Property				21st Center
41.02	Property				20th Center
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	0	9,100,000	268,072	562,614	0	0	9,930,687	Hard	Springing
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	0	8,450,000	140,323	27,415	0	0	8,617,738	Hard	Springing
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	4,223,765	0	141,116	21,152	1,408,967	0	5,795,000	Springing	Springing
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	4,801,248	0	172,691	0	326,061	0	5,300,000	Springing	Springing
46	Loan	104	GACC	DBNY	HIE Cocoa	4,582,529	0	282,948	67,933	266,590	0	5,200,000	Springing	Springing
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	3,765,787	0	149,051	1,489	583,673	0	4,500,000	Hard	Springing
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	0	6,350,000	251,939	37,962	0	0	6,639,901	Hard	Springing
49	Loan		CGMRC	CGMRC	CVS Holbrook	0	6,200,000	162,804	9,487	0	0	6,372,291	Springing	Springing
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	0	5,150,000	860,127	520,049	0	0	6,530,177	Springing	Springing
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	0	5,200,000	129,834	0	0	0	5,329,834	Springing	Springing
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	0	5,200,000	112,586	0	0	0	5,312,586	Springing	Springing

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	(i) the occurrence of an Event of Default; (ii) DSCR is less than 1.75x or Combined DSCR is less than 1.10x; (iii) the occurrence of a Mezzanine Loan Default; (iv) Lender’s receipt of a Mezzanine Loan Trigger Period Commencement Notice; (v) the occurrence of a Lease Sweep Period
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 2.10x or Combined DSCR is less than 1.10x, (iii) the occurrence of a Mezzanine Loan Default, (iv) the occurrence of a Lease Sweep Period
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.50x
4.01	Property				Medical Centre of Santa Monica - West
4.02	Property				Medical Centre of Santa Monica - East
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	(i) the occurrence of an Event of Default, (ii) DSCR<1.15x
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	(i) the occurrence of an Event of Default, (ii) if as of any calculation date (a) a Lease Sweep Tenant Party’s credit rating by Fitch, Moody’s, or S&P is less than BBB-, Baa3 or BBB- respecively and (b) DSCR<1.41x or combined DSCR<1.10x, (iii) commencement of a Lease Sweep Period, (iv) Mezzanine Loan default
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) the occurrence of a Specified Tenant Trigger Period
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.0%
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	(i) the occurrence of an Event of Default, (ii) any Bankruptcy Action of Borrower, (iii) any Bankruptcy Action of the Guarantor, (iv) any Bankruptcy Action of an Affilated Manager, (v) DSCR is less than 1.75x, (vi) ARD Failure Event or (vii) a Major Tenant Trigger Event
10	Loan	46	GACC	DBNY	Courtyard Century City	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a PIP Sweep Period
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	(i) the occurrence of an Event of Default; (ii) DSCR is less than 1.15x, (iii) the occurrence of a Lease Sweep Period
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x
13.01	Property				Courtyard Evansville East
13.02	Property				Hilton Garden Inn Evansville
13.03	Property				Residence Inn Columbus
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
14.01	Property				Cherry Creek Place II
14.02	Property				Cherry Creek Place I
15	Loan		GACC	DBNY	16 E 40th Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.35x
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) Bankruptcy Action of Borrower, Guarantor or Manager
18	Loan	61	CGMRC	CGMRC	166 Geary Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x
19.01	Property				Residence Inn - Chattanooga
19.02	Property				TownePlace Suites - Chattanooga
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) any bankruptcy or insolvency of any Specified Tenant, (iv) any termination or cancellation of any Specified Tenant Lease, (v) any Specified Tenant being in monetary default with respect to the payment of base rent or material monetary or material non-monetary default under any applicable Specified Tenant Lease beyond applicable notice and cure periods, (vi) any Specified Tenant failing to be in actual, physical possession of such Specified Tenant’s space, which (x) with respect to the Specified Lease with Foot Locker Retail, Inc., WeWork Lease or with respect to any other Specified Tenant which is a retail Tenant shall mean such Tenant fails to be open to the public during customary business hours in excess of 30 consecutive days, (vii) any Specified Tenant giving notice that it is terminating its Specified Tenant Lease for any material portion of such Specified Tenant’s demised space.
22	Loan	66, 67	GACC	DBNY	5400 Fulton	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Lease Sweep Period
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period, (iv) the monthly payment date occurring in January 2026
24	Loan	67	GACC	DBNY	Plaza at the Pointe	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
25	Loan	69, 70	GACC	DBNY	Melrose Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.60x, (iii) the occurrence of a Lease Sweep Period
26	Loan	71	GACC	DBNY	Patriot Crossing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) the occurrence of a PIP Reserve Cash Management Trigger Event Date
28	Loan		CGMRC	CGMRC	West Point Office	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event; (v) the occurrence of a Manager Bankruptcy Event
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the commencement of a Lease Sweep Period
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period
35	Loan		GACC	DBNY	Publix at Shakerag	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) Bankruptcy Action of Borrower, Guarantor or Manager
36	Loan		CGMRC	CGMRC	Fairway Centre	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.43x of Combined DSCR is less than 1.05x, (iii) the occurrence of a Current Mezzanine Default
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
41.01	Property				21st Center
41.02	Property				20th Center
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) commencement of a Lease Sweep Period
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.65x, (iii) commencement of a Lease Sweep Period
46	Loan	104	GACC	DBNY	HIE Cocoa	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) occurrence of a PIP Cash Flow Sweep Period
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.55x, (iii) the occurrence of a Lease Sweep Period
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
49	Loan		CGMRC	CGMRC	CVS Holbrook	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period

CD 2017-CD3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9, 10, 11, 12, 13, 14	GACC, CGMRC	DBNY	229 West 43rd Street Retail Condo	No			185,000,000.00			85,000,000	7.9200%	Yes	1
2	Loan	15, 16	CGMRC	CGMRC	1384 Broadway	No								Yes	2
3	Loan	17, 18, 19, 20	GACC	DBNY, WF	85 Tenth Avenue	No			180,000,000.00	141,000,000.00	3.8206%	229,000,000	5.8114%	Yes	3
4	Loan	21, 22, 23, 24	CGMRC	CGMRC	Medical Centre of Santa Monica	Yes	12/31/2075	70,000						Yes	4
4.01	Property				Medical Centre of Santa Monica - West	Yes								Yes	4.01
4.02	Property				Medical Centre of Santa Monica - East	Yes								Yes	4.02
5	Loan	25, 26, 27, 28, 29	GACC	GACC	Prudential Plaza	No			345,000,000.00					Yes	5
6	Loan	30, 31, 32, 33, 34	GACC	DBNY	Moffett Place Google	No			115,000,000.00			40,000,000	6.5000%	Yes	6
7	Loan	33, 35, 36, 37, 38	GACC, CGMRC	CGMRC, DBNY	111 Livingston Street	No			53,000,000.00					Yes	7
8	Loan	39, 40, 41, 42	GACC	JPMCB, DBNY, GSMC, Barclays, MSBNA	Hilton Hawaiian Village Waikiki Beach Resort	Yes	7/31/2035	153,140	636,600,000.00	578,400,000.00	4.1995%			Yes	8
9	Loan	43, 44, 45	GACC	DBNY	State Farm Data Center	No			25,000,000.00					Yes	9
10	Loan	46	GACC	DBNY	Courtyard Century City	No								Yes	10
11	Loan	47	CGMRC	CGMRC	Silverado Ranch	No								Yes	11
12	Loan	19, 48, 49, 50, 51	GACC	DBNY	Summit Place Wisconsin	No			32,000,000.00					Yes	12
13	Loan	52, 53, 54, 55, 56	GACC	DBNY	Dunn Hospitality Portfolio	No								Yes	13
13.01	Property				Courtyard Evansville East	No								Yes	13.01
13.02	Property				Hilton Garden Inn Evansville	No								Yes	13.02
13.03	Property				Residence Inn Columbus	No								Yes	13.03
14	Loan	57, 58	CGMRC	CGMRC	Cherry Creek Place I & II	No								Yes	14
14.01	Property				Cherry Creek Place II	No								Yes	14.01
14.02	Property				Cherry Creek Place I	No								Yes	14.02
15	Loan		GACC	DBNY	16 E 40th Street	No								Yes	15
16	Loan		CGMRC	CGMRC	K2M Leesburg HQ	No								Yes	16
17	Loan	59, 60	CGMRC	CGMRC, UBS	681 Fifth Avenue	No			186,500,000.00					Yes	17
18	Loan	61	CGMRC	CGMRC	166 Geary Street	No								Yes	18
19	Loan	62, 63	GACC	DBNY	AHIP FLTN 3-Pack	No								Yes	19
19.01	Property				Residence Inn - Chattanooga	No								Yes	19.01
19.02	Property				TownePlace Suites - Chattanooga	No								Yes	19.02
19.03	Property				Fairfield Inn & Suites - Jacksonville West/Chaffee Point	No								Yes	19.03
20	Loan		CGMRC	CGMRC	Christiana Executive Campus	No								Yes	20
21	Loan	64, 65	CGMRC	CGMRC	8 Times Square & 1460 Broadway	No			175,000,000.00					Yes	21
22	Loan	66, 67	GACC	DBNY	5400 Fulton	No								Yes	22
23	Loan	68	CGMRC	CGMRC	Midtown Crossing	No								Yes	23
24	Loan	67	GACC	DBNY	Plaza at the Pointe	No								Yes	24
25	Loan	69, 70	GACC	DBNY	Melrose Place	No								Yes	25
26	Loan	71	GACC	DBNY	Patriot Crossing	No								Yes	26
27	Loan	72, 73, 74	CGMRC	CGMRC	Marriott Hilton Head Resort & Spa	No			82,466,449.23					Yes	27
28	Loan		CGMRC	CGMRC	West Point Office	No								Yes	28
29	Loan	75, 76	GACC	DBNY	Safe Storage Oakland	No								Yes	29
30	Loan	33, 77, 78, 79, 80	CGMRC	CGMRC	Parts Consolidation Center	No			10,000,000.00					Yes	30
31	Loan	81, 82, 83, 84	CGMRC	CGMRC	Fairfield Inn & Suites Delray Beach	Yes	4/2/2052	1						Yes	31
32	Loan	85, 86, 87, 88	GACC	DBNY	Comfort Inn & Suites Pittsburgh	No								Yes	32
33	Loan	89, 90	GACC	DBNY	Olivewood Plaza	No								Yes	33
34	Loan	91	CGMRC	CGMRC	8 Beltway Flex Center	No								Yes	34
35	Loan		GACC	DBNY	Publix at Shakerag	No								Yes	35
36	Loan		CGMRC	CGMRC	Fairway Centre	No								Yes	36
37	Loan		CGMRC	CGMRC	Kingsville Pointe Apartments	No								Yes	37
38	Loan	92, 93	CGMRC	CGMRC	Hampton Inn & Suites Surprise	No								Yes	38
39	Loan	94, 95	CGMRC	CGMRC	5042 Technology Parkway	No								Yes	39
40	Loan	96, 97	GACC	DBNY	Key Vista Apartments	No						1,124,000	14.0000%	Yes	40
41	Loan	98	CGMRC	CGMRC	21st Center and 20th Center	No								Yes	41
41.01	Property				21st Center	No								Yes	41.01
41.02	Property				20th Center	No								Yes	41.02
42	Loan	67, 99	GACC	DBNY	County of Tulare Building	No								Yes	42
43	Loan	100	CGMRC	CGMRC	Village at Timberwilde	No								Yes	43
44	Loan	101	CGMRC	CGMRC	Orangecrest Self Storage	No								Yes	44
45	Loan	102, 103	GACC	DBNY	180 Main Avenue	No								Yes	45
46	Loan	104	GACC	DBNY	HIE Cocoa	No								Yes	46
47	Loan	105	GACC	DBNY	Walgreens Albuquerque	No								No	47
48	Loan	106	CGMRC	CGMRC	2901-2911 North Sheffield	No								Yes	48
49	Loan		CGMRC	CGMRC	CVS Holbrook	No								Yes	49
50	Loan	107	CGMRC	CGMRC	Metuchen Self Storage	No								Yes	50
51	Loan		CGMRC	CGMRC	Walgreens Dorchester	No								Yes	51
52	Loan		CGMRC	CGMRC	Walgreens Walterboro	No								Yes	52

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD

(4)	Underwritten NCF DSCR is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance of $100,000,000 represents the non-controlling notes A-4-B, A-5, A-7 and A-8 comprising a portion of a $285,000,000 Loan Combination evidenced by nine pari passu notes. The controlling note A-1 and non-controlling note A-6, which have an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000, were contributed to the CD 2016-CD2 securitization transaction. The non-controlling notes A-2 and A-3 which have an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000, are currently held by Deutsche Bank AG, New York Branch (“DBNY”) or an affiliate and are expected to be contributed to one or more future commercial mortgage securitization transactions. The non-controlling note A-4-A, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by Citigroup Global Markets Realty Corp. or an affiliate and is expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $285,000,000.

(9)	The Second Largest Tenant, National Geographic, has signed a lease but has not yet taken occupancy of its leased space and has not yet begun paying rent. At origination, the borrower deposited $11,517,808 for free rent, tenant improvement allowances and leasing commissions related to National Geographic.

(10)	The lockout period will be at least 27 payment dates beginning with and including the first payment date of December 6, 2016. For the purposes of this preliminary prospectus, the assumed lockout period of 27 months is based on the expected CD 2017-CD3 securitization closing date in February 2017. The actual lockout period may be longer.

(11)	The Third Largest Tenant, Gulliver’s Gate, has signed a lease but has not yet taken occupancy of its leased space. At origination, the borrower deposited $5,518,113 for free rent, tenant improvement allowances and leasing commissions related to Gulliver’s Gate.

(12)	The Mortgaged Property’s Appraised Value ($) represents the “hypothetical as-is” appraised value, which assumes the remaining contractual obligations consisting of free rent, leasing commissions, tenant improvements and capital improvements, totaling approximately $24.2 million, as of October 1, 2016, have been expended. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $470,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $445,000,000 are 64.0% and 64.0%, respectively.

(13)	The 2016 cash flows represent actual operations for November 2015 through August 2016 and have been annualized. The borrower sponsor acquired the retail condominium portion of the Mortgaged Property in October 2015.

(14)	See “Description of the Mortgage Pool-Non-Recourse Carveout Limitations” in this Preliminary Prospectus for more information regarding the sponsor of the 229 West 43rd Street Retail Condo Loan.

(15)	The Upfront TI/LC Reserve ($) deposit of $1,000,000 is equal to the TI/LC Caps ($) amount, and therefore Ongoing TI/LC Reserve ($) deposits are suspended. If at any time the TI/LC Reserve is drawn down below $500,000, the borrower is obligated to make Ongoing TI/LC Reserve ($) deposits of $17,788 per month until the TI/LC Reserve balance reaches $1,000,000.

(16)	The Fourth Largest Tenant, Business Journals, Inc., is not in occupancy but is still paying rent. Business Journals, Inc. was acquired by UBM PLC in April of 2016. UBM PLC is rated Baa3 by Moody’s Investors Service, Inc. and BBB- by S&P Global Ratings.

(17)	The Third Largest Tenant, Level 3, currently leases two spaces at the Mortgaged Property totaling 113,012 SF comprised of: (i) 56,000 SF expiring in June 2017, and (ii) 57,012 SF expiring in January 2023.

(18)	The Mortgaged Property is a 632,584 SF mixed use property consisting of a 583,513 SF office component, 26,496 SF of storage space and a 22,575 SF retail component.

(19)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of January 6, 2017. For the purposes of this preliminary prospectus, the assumed lockout period of 26 months is based on the expected CD 2017-CD3 securitization closing date in February 2017. The actual lockout period may be longer.

(20)	The Cut-off Date Balance of $75,000,000 represents notes A-1-C1 and A-1-C2 comprising a portion of a $396,000,000 Loan Combination evidenced by six senior pari passu notes (collectively, the “Senior Loan Combination”), which have an aggregate outstanding principal balance as of the Cut-off Date of $255,000,000 and two subordinate notes B-1 and B-2, which have an aggregate outstanding principal balance as of the Cut-off Date of $141,000,000. Notes A-1-S and A-2-S, which have an outstanding aggregate principal balance as of the Cut-off Date of $130,000,000, along with Notes B-1 and B-2, were contributed to the DBWF 2016-85T securitization transaction. Notes A-2-C1 and A-2-C2, which have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, are currently held by Wells Fargo Bank, National Association or an affiliate and are expected to be contributed to one or more future commercial mortgage securitization transactions. Under the related Co-Lender Agreement, the DBWF 2016-85T Mortgage Trust is the designated “controlling holder”, but there is no “controlling class” or “directing holder” under the related Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations—The 85 Tenth Avenue Loan Combination—Consultation and Control” in this preliminary prospectus. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Senior Loan Combination Cut-off Date Balance of $255,000,000.

(21)	The annual ground lease payment is equal to (i) the base annual rent of $70,000 plus (ii) an additional payment of 5% of gross receipts over a specified floor amount which may increase annually by an amount equal to the increase, if any, in certain operating costs for the leased premises over the preceding year, as more particularly described in the ground lease.

(22)	The “as-is” appraised values, as well as the Allocated Cut-off Date Loan Amount ($) presented for the Medical Centre of Santa Monica - East building and the Medical Centre of Santa Monica - West building were allocated based on the weighted average Underwritten Net Cash Flow for each Mortgaged Property.

(23)	Providence Health System – Southern California leases 23,636 SF across 3 spaces in the Medical Centre of Santa Monica - West building and 10,840 SF across 6 spaces in the Medical Centre of Santa Monica - East building. 1,250 SF expires in 2018, 5,577 SF expires in 2020, 6,253 SF expires in 2021, 12,218 SF expires in 2022 and 9,178 SF expires in 2023.

(24)	The Second Largest Tenant, The Regents of the University of California, leases 22,742 SF across 4 spaces in the Medical Centre of Santa Monica - West building. 12,405 SF expires in 2018 and 10,337 SF expires in 2021.

(25)	At origination, the borrower deposited $12,911,435 into a rent abatement fund for monthly payments through June 2017 for free rents, of which $2,416,178 remains outstanding as of January 1, 2017. $152,280 of such remaining amount relates to Optiver US LLC and the remaining portion of the reserve relates to rent abatement periods for other smaller tenants. In addition, the Largest Tenant, Wilson, will be entitled to a rent abatement on the first month of each year during the lease term, which has not been reserved for. The Second Largest Tenant, Optiver US LLC, has a rent abatement period from May 2017 to October 2017 and a rent abatement period from May 2018 to September 2018. The first two months of the six-month free rent period in 2017 has been reserved for. However, the remaining four months of such free rent period in 2017 and the free rent period in 2018 have not been reserved for. The Third Largest Tenant, Clark Hill, has a rent abatement period from January 2017 to July 2017, which has not been reserved for. The Fifth Largest Tenant, CBS Radio Holdings Corp., has a rent abatement period from May 2018 to December 2019, which has not been reserved for.

(26)	The Largest Tenant, Wilson, has signed a lease to occupy 87,386 SF, which will commence in January 2018. The Second Largest Tenant, Optiver US LLC, currently occupies approximately 73,779 SF at the Mortgaged Property, and has entered into a lease to occupy an additional approximately 25,420 SF, which will commence in May 2017.

(27)	On July 26, 2016, the holder of the non-controlling Note A-3-1, together with the other non-controlling pari passu companion notes (the “REMIC Election Notes”) made a REMIC election with respect to the REMIC Election Notes. As such, the defeasance lockout period for the Prudential Plaza Loan Combination will continue through the first business day after July 26, 2018. For additional information regarding the REMIC Election Notes, see “Material Federal Income Tax Considerations” in this Preliminary Prospectus.

(28)	Commencing on the payment date in August 2016, on a monthly basis, the borrower was required to deposit $236,236 in a future leasing reserve account until August 2018, on which date the amount will increase to $377,978. Such monthly deposits will no longer be required if (i) 85% of the Mortgaged Property’s net rentable area is leased or (ii) a transfer or assumption of the Mortgaged Property with a third party in an arm’s length transaction occurs; provided that in either case monthly deposits of $238,344 will be required if the future leasing reserve balance drops below $5,000,000 for so long as it is less than $10,000,000.

(29)	The Cut-off Date Balance of $70,000,000 represents the non-controlling notes A-3-2 and A-4-1 comprising a portion of a $415,000,000 Loan Combination evidenced by eight pari passu notes. The controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $115,000,000, was contributed to the COMM 2015-CCRE26 securitization transaction. The non-controlling note A-2-1, which has an outstanding principal balance as of the Cut-off Date of $50,000,000 was contributed to the CD-2016-CD1 securitization transaction. The non-controlling notes A-2-2 and A-3-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000 were contributed to the CD 2016-CD2 securitization transaction. The non-controlling note A-3-1, which has an outstanding principal balance as of the Cut-off Date of $40,000,000 was contributed to the COMM 2016-COR1 securitization transaction. The non-controlling note A-4-2 which has an outstanding principal balance as of the Cut-off Date of $65,000,000 is currently held by DBNY or an affiliate and is expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $415,000,000.

(30)	The Mortgaged Property’s Appraised Value ($) represents the “As Stabilized” appraised value, which assumes the remaining contractual obligations consisting of free rent, leasing commission and tenant improvements have been fulfilled and the Mortgaged Property is leased at a market rent level as of the effective date of value. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $311,100,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $272,500,000 are 67.9% and 62.5%, respectively.

(31)	The Original Balance ($), Cut-off Date Balance ($), Allocated Cut-off Date Loan Amount ($), Balloon Balance and Underwritten NCF DSCR (x) were calculated based on a non-standard amortization schedule attached to the preliminary prospectus as Annex G-1. The Underwritten NCF DSCR (x) was calculated using an Annual Debt Service equal to the first twelve (12) amortizing payments following the initial interest only period.

(32)	The sole tenant, Google Inc. (314,352 SF), has signed a lease and taken delivery of its leased space, but is not yet in occupancy and has not yet begun paying rent. Google Inc. accepted possession of its space on December 1, 2016 and has commenced the design of the buildout of its space. At origination, the borrower deposited $29,364,788 for free rent and tenant improvement allowances related to Google Inc.

(33)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of February 6, 2017. For the purposes of this preliminary prospectus, the assumed lockout period of 25 months is based on the expected CD 2017-CD3 securitization closing date in February 2017. The actual lockout period may be longer.

(34)	The Cut-off Date Balance of $70,000,000 represents the controlling note A-1 and non-controlling note A-3 comprising a portion of a $185,000,000 Loan Combination evidenced by six pari passu notes. The non-controlling notes A-2, A-4, A-5 and A-6, which have an aggregate outstanding principal balance as of the Cut-off Date of $115,000,000, are currently held by DBNY or an affiliate and are expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $185,000,000.

(35)	The Cut-off Date Balance ($) of $67,000,000 represents the controlling note A-1 and non-controlling note A-3, with outstanding principal balances as of the Cut-off Date of $38,000,000 and $29,000,000, respectively, comprising a portion of a $120,000,000 Loan Combination evidenced by four pari passu notes. The non-controlling note A-2 with an outstanding principal balance as of the Cut-off Date of $29,000,000 is currently held by Citigroup Global Markets Realty Corp. and is expected to be contributed to a future securitization transaction. The non-controlling note A-4 with an outstanding principal balance as of the Cut-off Date of $24,000,000 is currently held by Deutsche Bank AG, New York Branch and is expected to be contributed to a future securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $120,000,000.

(36)	At the origination of the 111 Livingston Street Loan, the borrower funded an economic holdback reserve in the amount of $29,490,000. The economic holdback reserve will be disbursed upon (i) the borrower submitting to lender a request for disbursement, (ii) the borrower delivering the NYS Workers Comp lease extension, (iii) no event of default is continuing and (iv) the debt yield on Underwritten Net Cash Flow is equal to or greater than 7.0% on both the date that borrower requests disbursement and the date on which the disbursement is made.

(37)	The borrower has the right to release a portion of the Mortgaged Property in connection with the imposition of a leasehold condominium at any time other than the sixty (60) days prior to and following any secondary market transaction provided that certain conditions are satisfied. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this preliminary prospectus.

(38)	The Fifth Largest Tenant, Brooklyn Law School, occupying approximately 9.4% of the net rentable square footage at the Mortgaged Property, has yet to take full occupancy at the Mortgaged Property. At origination, Brooklyn Law School had taken possession of its space on the 21st floor and is expected to take occupancy of its space on the 20th floor on February 1, 2017.

(39)	The Mortgaged Property has a partial leasehold interest in approximately 5,900 SF that contains a small apartment building with 45 rental units pursuant to a ground lease that expires on July 31, 2035. The ground lease currently requires monthly rent of approximately $12,762 from August 1, 2016 through July 31, 2017, on which date the annual monthly payment will increase by 3% each year through 2035.

(40)	The lockout period will be at least 27 payment dates beginning with and including the first payment date of December 1, 2016. For the purposes of this preliminary prospectus, the assumed lockout period of 27 months is based on the expected CD 2017-CD3 securitization closing date in February 2017. The actual lockout period may be longer.

(41)	The Cut-off Date Balance of $60,000,000 represents the non-controlling note A-2-B-1 comprising a portion of a $1,275,000,000 Loan Combination evidenced by 16 senior pari passu notes (collectively, the “Senior Loan Combination” ) and 5 subordinate notes. The controlling note A-1-A and the non-controlling notes A-1-B, A-1-C, A-1-D and A-1-E, which have an aggregate outstanding principal balance as of the Cut-off Date of $171,600,000, and subordinate notes, which have an aggregate outstanding principal balance as of the Cut-off Date of $578,400,000, were contributed to the Hilton USA Trust 2016-HHV securitization transaction. The non-controlling note A-2-A-1, which has an outstanding principal balance as of the Cut-off Date of $94,000,000, was contributed to the JPMCC 2016-JP4 securitization transaction. The non-controlling notes A-2-A-2, A-2-A-3 and A-2-A-4, which have an aggregate outstanding principal balance as of the Cut-off Date of $142,250,000, are currently held by JPMorgan Chase Bank, National Association or an affiliate and are expected to be contributed to one or more future commercial mortgage securitization transactions. The non-controlling note A-2-B-2, which has an outstanding principal balance as of the Cut-off Date of $56,625,000, is currently held by DBNY or an affiliate. The non-controlling note A-2-B-3, which has an outstanding principal balance as of the Cut-off Date of $56,625,000, was contributed to the CFCRE 2016-C7 securitization transaction. The non-controlling notes A-2-D-1 and A-2-D-2, which have an aggregate outstanding principal balance as of the Cut-off Date of $63,000,000, were contributed to the MSBAM 2016-C32 securitization transaction. The non-controlling notes A-2-E-1 and A-2-E-2, which have an aggregate outstanding principal balance as of the Cut-off Date of $52,500,000, were contributed to the WFCM 2016-C37 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Senior Loan Combination Cut-off Date Balance of $696,600,000.

(42)	The Hilton Hawaiian Village Waikiki Beach Resort Loan documents permit, after the expiration of the lockout period, the release from the lien of the mortgage of a portion of the Mortgaged Property (the “Taran Outparcel”), provided, among other things, the borrower pays a release price of $2,500,000 together with the applicable yield maintenance premium.

In addition, the Hilton Hawaiian Village Waikiki Beach Resort Loan documents permit, after the expiration of the lockout period, the release of retail and other parcels at the Mortgaged Property provided, among other things the release does not materially and adversely affect the ongoing operations of the Mortgaged Property (other than the lost income associated with the parcels being released) and the borrower pays a release price equal to the product of, (1) with respect to the release of any retail parcels (which are identified in the loan documents) (a) 110% and (b) the product of (i) the greater of (A) 100% of the difference in value of the Mortgaged Property including the release parcel and excluding the release parcel (based on a new appraisal) or (B) the net sales proceeds and (ii) 57.2%, together with the applicable yield maintenance premium and (2) with respect to the release of any other parcels (excluding the Taran Outparcel and excluding any identified retail parcels), (a) 110% and (b) the product of (i) 100% of difference in value of the Mortgaged Property including the release parcel and excluding the release parcel (based on a new appraisal) and (ii) 57.2%, together with the applicable yield maintenance premium.

With respect to each partial release described above, the borrower is not required to pay a yield maintenance premium during the open period for the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination. In addition, in the event that after any partial release contemplated above, the loan to value ratio for the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination is greater than 125%, such release will not be permitted unless the borrower pays down the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination in accordance with the loan documents or the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC as a result of the release.

(43)	Loan proceeds were used to fund the sponsor’s acquisition of the Mortgaged Property with an acquisition price equal to $125,323,476, which is inclusive of a loan payoff of a short term bridge loan of approximately $79,040,465.

(44)	The Mortgage Loan has an ARD feature with an anticipated repayment date of February 6, 2027, with an increase in the interest rate equal to the greater of (i) the ARD Treasury Note Swap Rate (as defined below) plus 2.00000% and (ii) 6.64000%, until the Final Maturity Date of November 6, 2031. The “ARD Treasury Note Swap Rate” is the rate of interest per annum calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading “Interest Rate Swaps” (or if no longer published, a comparable publication selected by lender) for the business day ending immediately prior to the ARD, of “Interest Rate Swaps” with maturity dates (one longer and one shorter) most nearly approximating the final maturity date. If as of the due date immediately preceding the ARD or as of the ARD, (i) the State Farm lease is no longer in full force and effect, (ii) there exists a Major Tenant Trigger Event Period (as defined in the loan documents), or (iii) there exists a Cash Sweep Event Period (as defined in the loan documents), other than solely due to the ARD, the final maturity date of the State Farm Data Center Loan Combination shall be, without notice and without requirement for any action on the part of the borrower or lender, the ARD.

(45)	The Cut-off Date Balance of $55,000,000 represents the controlling note A-1 comprising a portion of an $80,000,000 Loan Combination evidenced by two pari passu notes. The non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $25,000,000, is currently held by DBNY or an affiliate and is expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net

Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $80,000,000.

(46)	On each monthly payment date, the borrower is required to deposit the greater of (i) 4% of the prior month’s revenue, (ii) the then-current amount required by the management agreement or (iii) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of the FF&E into the Ongoing Replacement Reserve ($).

(47)	The Fourth Largest Tenant, Longs Drugs/CVS, occupying approximately 7.5% of the net rentable square footage at the Mortgaged Property, has subleased its space to Office Depot since 2001.

(48)	The borrower is required to deposit $116,325 on each monthly payment date occurring in January, February, March and April 2017 into the Brookdale Rollover Deposits Reserve.

(49)	The Largest Tenant, Brookdale Senior Living, currently leases 185,399 SF at the Mortgaged Property comprised of: (i) 657 SF of storage space expiring in December 2017, and (ii) 184,742 SF expiring in April 2024.

(50)	The Second Largest Tenant, Children’s Hospital of Wisconsin, currently leases 132,362 SF at the Mortgaged Property comprised of: (i) 3,290 SF expiring in May 2019, (ii) 2,655 SF expiring in August 2019, (iii) 31,204 SF expiring in December 2019, (iv) 3,549 SF expiring in June 2020 and (v) 91,664 SF expiring in July 2026.

(51)	The Cut-off Date Balance of $40,000,000 represents the controlling note A-1 comprising a portion of a $72,000,000 Loan Combination evidenced by two pari passu notes. The non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $32,000,000, is currently held by DBNY or an affiliate and is expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $72,000,000.

(52)	The borrower deposited $120,000 into a seasonal working capital funds reserve and is required to make ongoing seasonal working capital funds reserve deposits of $20,000 on each monthly payment date in May through and including October of each year. So long as no event of default then exists under the Mortgage Loan, ongoing seasonal working capital funds reserve payments will be suspended for any period during which the balance in the seasonal working capital funds reserve is equal to or greater than $120,000. Upon the borrower’s request at any time beginning on the monthly payment date in January 2019, if based on the Underwritten Net Cash Flow for the 12 month period preceding such request, the debt service coverage ratio is at least 1.20x the borrower’s obligation to make ongoing seasonal working capital funds reserve deposits will no longer be applicable.

(53)	After the commencement of the third year of the loan term and upon determination that the PIP work has been completed, funds on deposit in the FF&E Reserve account shall not be required to exceed $3,125,000.

(54)	On each monthly payment date, the borrower is required to deposit (i) during the first year of the loan term, 2% of prior month’s revenue, (ii) during the second year of the loan term, 3% of prior month’s revenue, and (iii) after the commencement of the third year loan term, the greater of (a) 4% of prior month’s revenue, (b) the then-current amount required by the management agreement or (c) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of the FF&E into the Ongoing Replacement Reserve ($).

(55)	The Mortgaged Property’s Appraised Value ($) represents the “as complete” appraised values for the Dunn Hospitality Portfolio properties, which assumes the completion of the PIP renovation and that the Mortgaged Property achieves higher occupancy and average daily rate as a result of the PIP. At loan origination, the borrower reserved $3,600,000 in a PIP Reserve. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $48,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $42,500,000 are 76.1% and 63.0%, respectively.

(56)	The Dunn Hospitality Portfolio Loan allows, on any date after the expiration of the lockout period, the borrower to obtain the release of an individual property upon a bona fide third-party sale provided, among other things, (i) defeasance of an amount equal to the greater of 115% of the allocated loan amount of the Mortgaged Property being released and 100% of net sales proceeds of such Mortgaged Property (which must be at least 94% of gross sales proceeds), (ii) the debt service coverage ratio of the remaining Mortgaged Properties must be no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.62x and (iii) the loan to value ratio of the remaining Mortgaged Properties must be no more than the lesser of the loan-to-value ratio immediately preceding such sale and 67.5%.

(57)	The “as-is” appraised values, as well as the Allocated Cut-off Date Loan Amount ($) presented for Cherry Creek Place I and Cherry Creek Place II were allocated based on the weighted average Underwritten Net Cash Flow for each Mortgaged Property.

(58)	Historical cash flows for 2013 are unavailable because the Mortgaged Property was acquired in October 2014.

(59)	The Cut-off Date Balance of $28,500,000 represents the non-controlling note A-6 of a $215,000,000 Loan Combination evidenced by six pari passu notes. The controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $80,000,000 and was contributed to the MSC 2016-UBS12 securitization transaction. The non-controlling note A-5 has an outstanding principal balance as of the Cut-off Date of $57,500,000 and was contributed to the CGCMT 2016-P6 transaction. The non-controlling notes A-2 and A-4, with outstanding principal balances as of the Cut-off Date of $15,000,000 and $19,000,000, respectively, were contributed to the CFCRE 2016-C7 securitization transaction. The non-controlling note A-3 has an outstanding principal balance as of the Cut-off Date of $15,000,000 and was contributed to the CSMC 2016-NXSR securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $215,000,000.

(60)	The Second Largest Tenant, Belstaff USA, currently leases three spaces at the Mortgaged Property totaling 17,505 SF comprised of: (i) 5,835 SF expiring in February 2017, (ii) 5,835 SF subleased to Forall USA, Inc. expiring in April 2022 and (iii) 5,835 SF subleased to MCM expiring in February 2027.

(61)	Historical cash flows are unavailable solely for the retail collateral portion of the Mortgaged Property because the vertical subdivision was created at origination of the Mortgage Loan.

(62)	Beginning with the payment date in November 2018, the borrower is required to deposit the greater of (i) 4% of the prior month’s revenue and (ii) the then-current amount required by the franchise agreement for FF&E into the Ongoing Replacement Reserve ($). In lieu of making Ongoing Replacement Reserve ($) deposits, the borrower may deliver a letter of credit equal to one year’s required FF&E deposits.

(63)	The AHIP FLTN 3-Pack Loan allows, on any date after the expiration of the lockout period, the borrower to obtain the release of an individual property upon a bona fide third-party sale provided, among other things, (i) defeasance of an amount equal to 110% of the allocated loan amount of the Mortgaged Property being released, (ii) the debt service coverage ratio of the remaining Mortgaged Properties must be no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.83x, and (iii) if, after giving effect to the sale and the related defeasance, the debt yield for the remaining Mortgaged Properties is not 15% or higher, the loan to value ratio of the remaining Mortgaged Properties must be no more than the lesser of the loan-to-value ratio immediately preceding such sale and 66.3%.

(64)	The Cut-off Date Balance of $25,000,000 represents the non-controlling note A-2-2 of a $200,000,000 Loan Combination evidenced by three pari passu notes. The controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $100,000,000 and was contributed to the CD 2016-CD2 securitization transaction. The non-controlling note A-2-1 has an outstanding principal balance as of the Cut-off Date of $75,000,000 and was contributed to the CGCMT 2016-P6 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $200,000,000.

(65)	At any time after the expiration of the lockout period, the borrowers may obtain the release of the office or signage condominium units upon a third-party sale provided, among other things, (i) no event of default has occurred and is continuing, (ii) the debt service coverage ratio for the remaining Mortgaged Property is not less than the greater of the debt service coverage ratio immediately preceding the partial release and 1.82x, (iii) the debt yield for the remaining Mortgaged Property is not less than the greater of the debt yield immediately preceding the partial release and 7.39% and (iv) the borrowers partially defease the Mortgage Loan in an amount equal to 115% of the original allocated loan amount of such release parcel.

(66)	The Mortgaged Property’s Appraised Value ($) represents the “as complete” appraised value, which assumes the completion of roof repairs and that the Mortgaged Property is leased at market rent level as of the effective date of value. At loan origination, the borrower reserved $2,801,981 in a deferred maintenance reserve. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $31,200,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $28,500,000 are 78.0% and 67.2%, respectively.

(67)	The historical financial information prior to 2014 is not available due to the recent acquisition of the Mortgaged Property.

(68)	Historical cash flows are unavailable because the Mortgaged Property was acquired in 2015.

(69)	The Mortgaged Property is 100% leased to three tenants, however, none of the tenants are yet in occupancy or have commenced paying rent. The Largest Tenant, Balmain, which leases 58.7% of the net rentable square footage, is scheduled to take occupancy and commence paying rent on April 1, 2017; the Second Largest Tenant, Fredric Malle (a subsidiary of Estee Lauder), which leases 23.9% of the net rentable square footage, is scheduled to take occupancy and commence paying rent on the earlier of March 1, 2017 and the date it opens for business, and the Third Largest Tenant, Golden Goose, which leases 17.4% of the net rentable square footage, is scheduled to take occupancy and commence paying rent on February 28, 2017. At loan origination, reserves covering rent prior to such rent commencement dates were taken for all three tenants ($320,833 for Balmain, $84,000 for Fredric Malle and $93,333 for Golden Goose). In addition, at loan origination, the lender escrowed an earnout reserve for all three tenants ($2,270,430 for Balmain, $890,322 for Fredric Malle and $989,247 for Golden Goose), each of which may be released upon delivery by the borrower to the lender of reasonably satisfactory evidence that the related tenant is in occupancy and paying full unabated rent (or any abated rent is fully reserved), its tenant improvements have been completed and paid for, and there are no defaults under its lease, together with a copy of its certificate of occupancy.

(70)	The borrower purchased the Mortgaged Property in October 2015 and subsequently leased the Mortgaged Property to three new tenants in 2016. As such, historical financial information for the Mortgaged Property is not available.

(71)	The 2013 cash flows represent actual operations for 9 months in 2013 and have been annualized. The borrower sponsor acquired the Mortgaged Property in May 2014.

(72)	The Cut-off Date Balance of $14,903,575 represents the non-controlling notes A-2A and A-3B, with outstanding principal balances as of the Cut-off Date of approximately $4,967,858 and $9,935,717, respectively, of a $98,000,000 Loan Combination evidenced by six pari passu notes. The controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $42,723,582 and was contributed to the WFCM 2016-LC25 securitization transaction. The non-controlling notes A-2B and A-4, each with an outstanding principal balance as of the Cut-off Date of approximately $14,903,575, were contributed to the CGCMT 2016-C3 securitization transaction. The non-controlling note A-3A has an outstanding principal balance as of the Cut-off Date of approximately $9,935,717 and was contributed to the CD 2016-CD2 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow(%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of approximately $97,370,024.

(73)	On each monthly payment date occurring in April, May, June, July and August of each year during the loan term, the borrower will pay a seasonal working capital reserve account monthly deposit of $726,000 until such time that the balance on deposit in the seasonal working capital reserve account reaches $3,630,000.

(74)	The borrower is required to make monthly deposits into the replacement reserve of an amount equal to the greater of (a) one-twelfth of 5% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs and (b) the aggregate amount required under the management agreement and the franchise agreement.

(75)	The Safe Storage Oakland Loan allows the borrower to obtain the release of a 14,375 SF unimproved parcel at the southeast corner of the Mortgaged Property without prepayment or defeasance, subject to satisfaction of conditions relating to zoning compliance, legal subdivision, separate tax lot, and REMIC requirements.

(76)	The borrower sponsor acquired the Mortgaged Property out of foreclosure in 2014. As such, historical financial information for the Mortgaged Property prior to 2015 is not available.

(77)	If the Upfront TI/LC Reserve ($) is drawn upon such that the balance is below the cap of $1,500,000, on each monthly payment date the borrower is required deposit the sum of $25,000 for Ongoing TI/LC Reserves ($) until such time as the TI/LC Reserve account balance reaches $1,500,000.

(78)	Historical cash flows for the years 2014 and 2015 use the reporting period of February 1, 2014 through January 31, 2015 and February 1, 2015 through January 31, 2016, respectively.

(79)	The Largest Tenant, BLG Logistics, occupying approximately 50.5% of the net rentable square footage at the Mortgaged Property, has subleased 23.2% of the net rentable square footage at the Mortgaged Property to Brose Tuscaloosa, Inc. through January 31, 2017 and 7.5% of the net rentable square footage at the Mortgaged Property to Toyota Boshoku Mississippi, LLC through February 2019. BLG Logistics will be taking occupancy of the Brose Tuscaloosa, Inc. subleased space upon expiration of the Brose Tuscaloosa, Inc. sublease prior to the Cut-off Date.

(80)	The Cut-off Date Balance of $12,750,000 represents the controlling note A-1 of a $22,750,000 Loan Combination evidenced by two pari passu notes. The non-controlling note A-2 has an outstanding principal balance as of the Cut-off Date of $10,000,000 and is expected to be contributed to a future securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $22,750,000.

(81)	On each monthly payment date, the borrower must deposit into a FF&E reserve account the lesser of (a) an amount equal to one-twelfth of 5.0% of the greater of (i) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year as reasonably determined by the lender and (ii) the projected annual gross revenues for the hotel related operations at the Mortgaged Property for the calendar year in which such monthly payment date occurs and (b) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement.

(82)	The Cut-off Date LTV Ratio (%), the LTV Ratio at Maturity / ARD (%), the Debt Yield on Underwritten Net Operating Income (%), the Debt Yield on Underwritten Net Cash Flow (%) and the Underwritten NCF DSCR (x) are calculated net of a $360,000 holdback reserve. The holdback reserve may be disbursed to borrower upon satisfaction of (i) borrower submits a request for payment to lender at least 10 days prior to the monthly payment date on which borrower requests such payment be made, (ii) on the date such request is received by lender and on the monthly payment date such payment is to be made, no trigger period exists, (iii) lender has received financial statements from the origination date of the Mortgage Loan to the end of the immediately preceding month and (iv) the Debt Yield on Underwritten Net Cash Flow is equal to or greater than 12.0%. The Cut-off Date LTV Ratio (%), the LTV Ratio at Maturity / ARD (%), the Debt Yield on Underwritten Net Operating Income (%), the Debt Yield on Underwritten Net Cash Flow (%) and the Underwritten NCF DSCR (x) calculated based upon the fully funded aggregate Mortgage Loan amount of $10,500,000 are 67.2%, 51.1%, 13.5%, 11.6% and 1.58x, respectively.

(83)	On each monthly payment date the borrower must deposit a monthly seasonality reserve in the amount of the quotient of (i) 110% of the aggregate negative monthly amounts for the applicable 12 month period divided by (ii) the number of months for which there is no negative monthly amount. At loan origination, the monthly seasonality reserve deposit was equal to $14,752.

(84)	The annual ground lease payment is equal to (i) $1 for the first through the fifth year of the ground lease, (ii) 2.0% of the gross room sales for each of the previous twelve month periods for the sixth through tenth year of the ground lease, (iii) 3.0% of the gross room sales for each of the previous twelve month periods for the eleventh through fifteenth year of the ground lease, (iv) 4.0% of the gross room sales for each of the previous twelve month periods for the sixteenth through twentieth year of the ground lease and (v) 5.0% of the gross room sales for each of the previous twelve month periods for the twenty-first year through maturity of the ground lease.

(85)	Historical financial information is not available prior to 2015 due to the recent acquisition of the Mortgaged Property.

(86)	The borrower deposited $58,000 into a Seasonal Working Capital Reserve and is required to make ongoing Seasonal Working Capital Reserve deposits of $5,273 on each monthly payment date occurring in January through and including November of each year. So long as no event of default then exists under the Mortgage Loan, ongoing Seasonal Working Capital Reserve payments will be suspended for any period during which the balance in the Seasonal Working Capital Reserve is equal to or greater than $58,000.

(87)	On each monthly payment date, the borrower is required to deposit the greater of (i) 4% of the prior month’s revenue, (ii) the then-current amount required by the management agreement or (iii) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of the FF&E into the Ongoing Replacement Reserve ($).

(88)	The Mortgaged Property’s Appraised Value ($) represents the “as complete” appraised value, which assumes the completion of the PIP renovation and that the Mortgaged Property achieves higher occupancy and average daily rate as a result of the PIP. At loan origination, the borrower reserved $1,973,750 in a PIP reserve. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $16,700,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $14,100,000 are 74.1% and 54.6%, respectively.

(89)	The Mortgaged Property’s Appraised Value ($) represents the “as-is excluding TI’s” appraised value, which assumes improvements of the Save Mart space have been completed and $400,000 of the tenant improvement allowance has been expended. At loan origination, the borrower reserved $423,356 in a TI/LC Reserve. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $14,500,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $14,100,000 are 64.2% and 58.9%, respectively.

(90)	From the first monthly payment date through and including the monthly payment date in March 2017, the borrower is required to deposit $20,755 into the Ongoing Tax Reserve ($), and on each payment thereafter, the borrower is required to deposit $10,377.

(91)	The Cut-off Date LTV Ratio (%), the LTV Ratio at Maturity / ARD (%), the Debt Yield on Underwritten Net Operating Income (%), the Debt Yield on Underwritten Net Cash Flow (%) and the Underwritten NCF DSCR (x) are calculated net of a $675,000 performance funds reserve. The performance reserve may be disbursed to borrower until the monthly payment date in February 2019 upon satisfaction of (i) no event of default is then continuing, (ii) borrower delivers updated financial statements to lender for the requisite trailing calculation period necessary for lender to calculate the Debt Yield, (iii) the Debt Yield for the Mortgaged Property, taking into consideration the requested disbursement of performance funds, is not less than 10.0% for two consecutive quarters. The Cut-off Date LTV Ratio (%), the LTV Ratio at Maturity / ARD (%), the Debt Yield on Underwritten Net Operating Income (%), the Debt Yield on Underwritten Net Cash Flow (%) and the Underwritten NCF DSCR (x) calculated based upon the fully funded aggregate Mortgage Loan amount of $9,000,000 are 65.6%, 49.6%, 9.1%, 8.3% and 1.15x, respectively. The borrower funded the performance funds reserve because Haven Behavioral Services, which occupies 23.1% of the net rentable area at the Mortgaged Property, was dark as of the rent roll dated December 1, 2016 and therefore was underwritten as vacant. The tenant is currently paying rent and the Haven Behavioral Sciences lease is guaranteed by it’s parent company, Haven Behavioral Health Care Holdings, Inc.

(92)	The Appraised Value ($) reflects the “as-complete” prospective market value of the Mortgaged Property, which assumes that planned capital improvements of $430,000 are completed at the Mortgaged Property, and 130% of such costs were reserved for at origination of the Mortgage Loan. The “as-is” appraised value of the Mortgaged Property, without assuming completion of the related capital improvements, is $12,500,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $13,400,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $12,500,000 are 58.2% and 43.5%, respectively.

(93)	On each monthly payment date, the borrower must deposit into a FF&E reserve account the greater of (a) an amount equal to one-twelfth of 4.0% of the greater of (i) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year as reasonably determined by the lender and (ii) the projected annual gross revenues for the hotel related operations at the Mortgaged Property for the calendar year in which such monthly payment date occurs and (b) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement.

(94)	If the Upfront Replacement Reserve ($) is drawn upon such that the balance is below $7,330, on each monthly payment date the borrower is required to deposit the sum of $611 for Ongoing Replacement Reserves ($) until such time as the Replacement Reserve account balance reaches the cap of $22,000.

(95)	If the Upfront TI/LC Reserve ($) is drawn upon such that the balance is below $175,000, on each monthly payment date the borrower is required to deposit the sum of $4,088 for Ongoing TI/LC Reserves ($) until such time as the TI/LC Reserve account balance reaches $250,000.

(96)	The Original Balance ($), Cut-off Date Balance ($), Allocated Cut-off Date Loan Amount ($), Balloon Balance and Underwritten NCF DSCR (x) were calculated based on a non-standard amortization schedule attached to the preliminary prospectus as Annex G-2. The Underwritten NCF DSCR (x) was calculated using an Annual Debt Service equal to the first twelve (12) amortizing payments following the initial interest only period.

(97)	The prior owner acquired the second phase of the Mortgaged Property in 2014. As such, historical financial information prior to 2014 is not available.

(98)	The borrower has the right to release a portion of the Mortgaged Property provided that certain conditions are satisfied, including, but not limited to (i) partial prepayment, (ii) delivery of a REMIC opinion and (iii) loan metrics relating to debt yield, loan-to-value ratio, and debt service coverage ratio have been met. See “Partial Releases” in this preliminary prospectus.

(99)	The County of Tulare Building Loan allows the borrower to obtain the release of a parcel of the Mortgaged Property that is currently ground leased to a bank and improved with a drive-through ATM, without prepayment or defeasance, subject to satisfaction of conditions relating to zoning compliance, legal subdivision, separate tax lot, and REMIC requirements.

(100)	Historical cash flows are unavailable because the Mortgaged Property was recently constructed.

(101)	The 2013 historical cash flows represent the annualized 9-month period as of December 31, 2013.

(102)	The Mortgaged Property is ground leased to Costco on a triple-net basis with a lease expiration date in November 2029 and three, ten-year renewal options remaining. Costco utilizes the land as a parking facility and gas station for an adjacent one-story, 143,536 SF Costco facility, which is owned by Costco and not part of the collateral.

(103)	The 2016 cash flows represent actual operations for January 2016 through September 2016 and have been annualized. The Mortgaged Property is ground leased to Costco through November 2029. Costco’s ground rent in 2016 was $490,017.

(104)	On each monthly payment date, the borrower is required to deposit the greater of (i) 4% of the prior month’s revenue, (ii) the then-current amount required by the management agreement or (iii) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of the FF&E into the Ongoing Replacement Reserve ($).

(105)	Historical financial information is not presented as the leases are triple-net with no annual rent increases.

(106)	River Partners Chicago, the sole tenant, subleases the entire space to two tenant affiliates, Mad River Illinois, LLC and Sheffield Chicago, LLC d/b/a Barcocina.

(107)	The Cut-off Date LTV Ratio (%), the LTV Ratio at Maturity / ARD (%), the Debt Yield on Underwritten Net Operating Income (%), the Debt Yield on Underwritten Net Cash Flow (%), and the Underwritten NCF DSCR (x) are calculated net of a $500,000 property improvement costs holdback reserve. The property improvement costs holdback reserve may be disbursed to borrower upon satisfaction of (i) borrower completes or causes the completion of the anticipated expansion, (ii) borrower submits a request for disbursement to lender at least 10 days prior to the date on which borrower requests such disbursement be made, (iii) on the date such request is received by lender and on the date such payment is to be made, no event of default exists and remains uncured, (iv) after giving effect to the requested disbursement the debt yield is not less than 8.5% calculated on a trailing-12 month basis and (iv) on the date of disbursement, the ratio of the principal amount of the Mortgage Loan to the acquisitions costs incurred by or on behalf of the borrower is not greater than 75% The Cut-off Date LTV Ratio (%), the LTV Ratio at Maturity / ARD (%), the Debt Yield on Underwritten Net Operating Income (%), the Debt Yield on Underwritten Net Cash Flow (%) and the Underwritten NCF DSCR (x) calculated based upon the fully funded aggregate Mortgage Loan amount of $4,000,000 are 69.0%, 60.1%, 8.3%, 8.2% and 1.23x, respectively.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

43RD STREET
4TH FLOOR
3RD FLOOR
2ND FLOOR
GROUND FLOOR
CELLAR FLOOR
SUB CELLAR FLOOR
44TH STREET
BOWLMOR LANES
Guitar Center
GUY'S AMERICAN KITCHEN★BAR
Gulliver's Gate
OHM (American Market by Todd English)
LOS TACOS No. 1
OFFICE CONDO

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS
229 West 43rd Street
Retail Condo
229 West 43rd Street
New York, NY 10036
THEATER DISTRICT
ROCKEFELLER CENTER
MIDTOWN
MIDTOWN SOUTH
GARMENT DISTRICT
NINTH AVENUE
EIGHTH AVENUE
BROADWAY
SEVENTH AVENUE
SIXTH AVENUE
FIFTH AVENUE
W 53RD STREET
W 52ND STREET
W 51ST STREET
W 50TH STREET
W 49TH STREET
W 48TH STREET
W 47TH STREET
W 46TH STREET
W 45TH STREET
W 44TH STREET
W 43RD STREET
W 42ND STREET
W 41ST STREET
W 40TH STREET
W 39TH STREET
W 38TH STREET
W 37TH STREET
W 36TH STREET
W 35TH STREET
W 34TH STREET
Museum of Modern Art (MOMA)
CBS Building
666 Fifth
AXA Center
Time Warner Building
Sperry Rand Building
Time & Life Building
Radio City Music Hall
Bank of America Building
One Worldwide Plaza
745 Seventh
1251 Sixth
RCA Building
McGraw-Hill Building
1230 Sixth
Rockefeller Plaza
Morgan Stanley Building
PlayStation Theater
1501 Broadway
Times Square
4 Times Square
Bank of America Tower
E-Walk
Grace Building
500 Fifth
Port Authority Bus Terminal
Microsoft
New York Times Building
Bryant Park
New York Public Library
Macy's Herald Square
Harlem
Columbia University
Upper West Side
Upper East Side
West New York
Metropolitan Museum of Art
Astoria
Long Island City
Carnegie Hall
Rockefeller Center
United Nations
Midtown
Empire State Building
New York
MANHATTAN
Hoboken
JFK Stadium
NYU
SoHo
Financial District
Jersey City
BROOKLYN

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC, CGMRC
Location (City/State)	New York, New York	Cut-off Date Balance(5)	$100,000,000
Property Type	Retail	Cut-off Date Balance per SF(4)	$1,147.08
Size (SF)	248,457	Percentage of Initial Pool Balance	7.5%
Total Occupancy as of 10/1/2016(1)	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/1/2016(1)	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1913-1947 / 2009	Mortgage Rate	4.00550%
Appraised Value(2)	$470,000,000	Original Term to Maturity (Months)	120
Appraisal Date	10/1/2016	Original Amortization Term (Months)	NAP
Borrower Sponsor(3)	Jared Kushner	Original Interest Only Period (Months)	120
Property Management	Westminster Management, LLC	First Payment Date	12/6/2016
Maturity Date	11/6/2026

Underwritten Revenues	$25,397,158
Underwritten Expenses	$3,895,157	Escrows(6)
Underwritten Net Operating Income (NOI)	$21,502,001	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$20,207,655	Taxes	$651,564	$126,690
Cut-off Date LTV Ratio(2)(4)	60.6%	Insurance	$18,983	$0
Maturity Date LTV Ratio(2)(4)	60.6%	Replacement Reserve	$0	$6,211
DSCR Based on Underwritten NOI / NCF(4)	1.86x / 1.75x	TI/LC	$14,492,159	$0
Debt Yield Based on Underwritten NOI / NCF(4)	7.5% / 7.1%	Other(7)	$11,133,080	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$285,000,000	77.0%	Loan Payoff	$276,954,279	74.9%
Mezzanine Loan	85,000,000	23.0	Principal Equity Distribution	59,327,520	16.0
Reserves	26,295,786	7.1
Closing Costs	7,422,416	2.0
Total Sources	$370,000,000	100.0%	Total Uses	$370,000,000	100.0%

(1)	Includes four tenants (49.0% of NRA) that have signed leases but have not yet taken occupancy at the 229 West 43rd Street Retail Condo Property, each of which is in a free rent period for which $11,061,751 was reserved with the lender at loan origination.

(2)	Represents the appraiser’s “Hypothetical As-Is” appraised value, which applies a credit for the approximately $24.2 million of contractual free rent, capital improvements and TI/LC obligations for which approximately $25.6 million was ultimately reserved at loan origination. Based on the as-is appraised value of $445.0 million as of October 1, 2016, the Cut-off Date LTV Ratio for the Mortgage Loan and Total Debt are 64.0% and 83.1%, respectively.

(3)	See “The Borrower” below.

(4)	Calculated based on the aggregate outstanding principal balance of the 229 West 43rd Street Retail Condo Loan Combination.

(5)	The Cut-off Date Balance of $100,000,000 represents the non-controlling notes A-4-B, A-5, A-7 and A-8 which are part of a loan combination evidenced by nine pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $285,000,000. The related companion loans are evidenced by (i) the controlling note A-1 and non-controlling note A-6, which have an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000, and were contributed to the CD 2016-CD2 securitization transaction and (ii) the non-controlling notes A-2, A-3, and A-4-A which have an aggregate outstanding principal balance as of the Cut-off Date of $110,000,000, and are currently held by Deutsche Bank AG, New York Branch (“DBNY”) and CGMRC, and are expected to be contributed to one or more future commercial mortgage securitization transactions.

(6)	See “—Escrows” below.

(7)	Other Upfront reserves include $11,061,751 for free rent, $48,329 for bridge rent and $23,000 for deferred maintenance. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “229 West 43rd Street Retail Condo Loan”) is part of a loan combination (the ”229 West 43rd Street Retail Condo Loan Combination”) evidenced by nine pari passu notes that are collectively secured by a first mortgage encumbering the borrowers’ fee simple interest in a 248,457 SF retail condominium located in New York, New York (the “229 West 43rd Street Retail Condo Property”). The 229 West 43rd Street Retail Condo Loan which is evidenced by notes A-4-B, A-5, A-7 and A-8 and represents a non-controlling interest in the 229 West 43rd Street Retail Condo Loan Combination, had an aggregate original principal balance of $100,000,000, has an outstanding principal balance as of the Cut-off Date of $100,000,000 (of which $50,000,000, evidenced by notes A-7 and A-8, is being sold to the trust by GACC and $50,000,000, evidenced by notes A-4-B and A-5, is being sold to the trust by CGMRC, which purchased such notes from DBNY) and represents approximately 7.5% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $185,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $185,000,000 and are evidenced by (i) the controlling note A-1 and non-controlling note A-6, which have an aggregate outstanding principal balance of $75,000,000 and were contributed to the CD 2016-CD2 securitization transaction and (ii) the non-controlling notes A-2, A-3, and A-4-A which have an aggregate outstanding principal balance as of the Cut-off Date of $110,000,000, and are currently held by DBNY and CGMRC, and are expected to be contributed to one or more future commercial mortgage securitization transactions. The 229 West 43rd Street Retail Condo Loan Combination was originated by DBNY on October 13, 2016, had an original principal balance of $285,000,000, has an outstanding principal balance as of the Cut-off Date of $285,000,000 and accrues interest at an interest rate of 4.00550% per annum. The proceeds of the 229 West 43rd Street Retail Condo Loan Combination were primarily used to retire the existing debt of the 229 West 43rd Street Retail Condo Property, return equity to the borrower sponsor, fund reserves and pay origination costs.

The 229 West 43rd Street Retail Condo Loan Combination had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The 229 West 43rd Street Retail Condo Loan requires interest only

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

payments on each due date. The scheduled maturity date of the 229 West 43rd Street Retail Condo Loan Combination is the due date in November 2026. Provided that no event of default has occurred and is continuing under the 229 West 43rd Street Retail Condo Loan documents, at any time after the earlier of October 13, 2019 and the second anniversary of the securitization of the last portion of the 229 West 43rd Street Retail Condo Loan Combination, the 229 West 43rd Street Retail Condo Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 229 West 43rd Street Retail Condo Loan documents. Voluntary prepayment of the 229 West 43rd Street Retail Condo Loan Combination is permitted (in whole, but not in part) without penalty on or after the due date in May 2026.

■	The Mortgaged Property. The 229 West 43rd Street Retail Condo Property is a 248,457 SF retail condominium located at 229 West 43rd Street, formerly known as The New York Times Building. The 229 West 43rd Street Retail Condo Property is a landmarked building located mid-block with frontage on both 43rd and 44th streets, across from the famous Shubert Alley, a 300-foot long pedestrian alley at the heart of the New York City theater district.

The 229 West 43rd Street Retail Condo Property consists of six floors, two below-grade and four above-grade (the “Retail Condominium Unit”) that is the base of an 18-story, 729,566 SF building that also includes an office condominium (the “Office Condominium Unit,” and together with the Retail Condominium Unit, the “229 West 43rd Street Condominium”) on floors 5 – 16. The Office Condominium Unit is not collateral for the 229 West 43rd Street Retail Condo Loan Combination. The related condominium board of directors has five board members, two of which are appointed by the borrowers. For additional information regarding the 229 West 43rd Street Condominium see “—The Condominium” herein. The borrowers acquired the 229 West 43rd Street Retail Condo Property in October 2015 for approximately $295.0 million ($1,187 per SF) from Africa-Israel USA and Five Mile Capital in an off market transaction.

The 229 West 43rd Street Retail Condo Property is currently 100.0% leased as of October 1, 2016 to 8 tenants in the retail, entertainment and restaurant sectors, all of which have lease terms that extend beyond the term of the 229 West 43rd Street Retail Condo Loan. Top tenants include Bowlmor Times Square, LLC, National Geographic, Gulliver’s Gate, Guitar Center Stores, Inc. and Guy’s American Kitchen. The 229 West 43rd Street Retail Condo Property’s combined weighted average lease term and remaining lease term are 18.4 and 15.7 years, respectively, and the current weighted average in-place gross rent for the 229 West 43rd Street Retail Condo Property is $102.14 per SF.

Prior to the borrowers’ acquisition in 2015, the 229 West 43rd Street Retail Condo Property was 75.1% occupied. Since the acquisition, the borrower sponsor fully leased up the 229 West 43rd Street Retail Condo Property, signing leases for 121,832 SF of space. New leases include National Geographic, Gulliver’s Gate, Los Tacos No.1 and OHM (American Market by Todd English). As part of its lease up efforts, the borrower sponsor was able to buyout Discovery TSX’s below market lease and subsequently release the space to National Geographic at $101.46 per SF. In connection with the new leases, the borrower sponsor has budgeted approximately $16.2 million in tenant improvements, leasing commissions and landlord work, the outstanding balance of which was reserved for at loan origination. The subsequent chart details the recent leasing at the 229 West 43rd Street Retail Condo Property and the borrowers’ budgeted tenant improvements, leasing commissions and landlord work associated with each lease.

Recent Leasing

Tenant	Lease Commencement	Free Rent Period (Months)	Rent Commencement	Tenant Possession Date	Projected Opening Date	Tenant Improvements	Leasing Commissions	LL Work / Budgeted CapEx
National Geographic	10/4/2016	12	10/8/2017	Oct-16	Aug-17	$4,000,000	$2,400,000	$0
Gulliver’s Gate	1/4/2016	12	1/4/2017	Jan-16	Mar-17	$2,500,000	$2,571,226	$0
OHM (American Market by Todd English)	8/1/2016	15(1)	11/1/2017	Mar-17	Apr-17	$1,100,000	$1,000,000	$2,100,000
Los Tacos No.1	12/1/2016	9	9/1/2017	Dec-16	Jul-17	$0	$164,000	$400,000
Totals						$7,600,000	$6,135,226	$2,500,000

(1)	Includes partial free rent starting in month 16. The free rent schedule is as follows: 100% abatement for months 1-15; 50% abatement for months 16-23; 25% abatement for months 24-31; full rent thereafter.

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

Located adjacent to Times Square, the 229 West 43rd Street Retail Condo Property benefits from access to numerous local and regional transportation options. The 229 West 43rd Street Retail Condo Property is located one block from 11 subway lines at the Times Square subway station, two blocks to the west of the Bryant Park subway station and 10 blocks north of Penn Station, providing access to and from New Jersey and Long Island, as well as inter-city access through Amtrak. Grand Central Station and the Port Authority Bus Terminal are also within walking distance of the 229 West 43rd Street Retail Condo Property.

The 229 West 43rd Street Retail Condo Property benefits from an existing Industrial Commercial Incentive Program (“ICIP”) tax exemption, granted to the prior owner in connection with certain capital improvements made to the 229 West 43rd Street Retail Condo Property which qualified for such ICIP benefits. The ICIP program provided exemptions from real estate tax increases resulting from capital improvements installed in qualifying industrial and commercial properties. To be eligible, industrial and commercial buildings must be modernized, expanded, or otherwise physically improved as required by the ICIP rules, and the benefits could last for up to 25 tax years. The 229 West 43rd Street Retail Condo Property qualified for a twelve tax year exemption (total and partial exemption) period. The annual exemption totals $55,838,279; that exemption amount is multiplied by the current tax rate, to yield the annual reduction of real estate taxes. During the 2016 tax year, the dollar value of the exemption applied to taxes due totaled $5,950,127 (based on the tax rate of 10.656%) and that exemption was deducted from the $7,390,842 annual taxes before ICIP exemption (resulting in an annual $1,440,715 tax bill for the 229 West 43rd Street Retail Condo Property). For the first eight tax years beginning July 1, 2009 through June 30, 2017, 100% of the $55,838,279 ICIP exemption will be applied to the tax bills. In the 2017/2018 tax year, 80% of the exemption will be applied, and the exemption will continue to decrease at a rate of 20% per year, until it is entirely phased out after the 12th exemption year, in 2020/2021. Full taxes without any exemption will be owed effective the tax year beginning July 1, 2021. Real estate taxes were underwritten to half of the payable taxes for the 2016/2017 fiscal year and half of the payable taxes for the 2017/2018 fiscal year.

The following table presents certain information relating to the major tenants at the 229 West 43rd Street Retail Condo Property:

Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
National Geographic(3)	NR/NR/NR	59,137	23.8%	$6,000,000	24.9%	$101.46	10/31/2032	2, 5-year options
Gulliver’s Gate(4)	NR/NR/NR	49,000	19.7	5,750,000	23.8	$117.35	1/31/2031	1, 5-year option
Bowlmor Times Square, LLC	NR/NR/NR	77,536	31.2	4,949,898	20.5	$63.84	7/31/2034	3, 5-year options
OHM (American Market by Todd English)(5)	NR/NR/NR	11,970	4.8	2,300,036	9.5	$192.15	7/31/2031	1, 5-year option
Guy’s American Kitchen	NR/NR/NR	15,670	6.3	1,852,978	7.7	$118.25	11/30/2032	1, 10-year option
Guitar Center Stores, Inc.	NR/NR/NR	28,119	11.3	1,730,000	7.2	$61.52	1/31/2029	3, 5-year options
Haru Broadway Corp.	NR/NR/NR	5,300	2.1	1,192,500	4.9	$225.00	12/31/2028	2, 5-year options
Los Tacos No.1(6)	NR/NR/NR	1,725	0.7	360,008	1.5	$208.70	11/30/2031	NA
Largest Owned Tenants		248,457	100.0%	$24,135,419	100.0%	$97.14
Vacant Spaces (Owned Space)		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		248,457	100.0%	$24,135,419	100.0%	$97.14

(1)	Based on the underwritten rent roll dated October 1, 2016.

(2)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps through November 1, 2017.

(3)	National Geographic signed a 16-year lease for its space on June 14, 2016. The tenant took possession of its space in October 2016 and is expected to open for business in August 2017. The tenant is in a free rent period until October 8, 2017, and the related rent was reserved with lender at loan origination.

(4)	Gulliver’s Gate signed a 15-year lease for its space on November 9, 2015. The tenant took possession of its space in January 2016 and is expected to open for business in March 2017. The tenant was in a free rent period until January 4, 2017, and the related rent was reserved with lender at loan origination.

(5)	OHM (American Market by Todd English) signed a 15-year lease for its space on August 1, 2016. The tenant is expected to take possession of its space in March 2017 and is expected to open for business in April 2017. The tenant is in a free rent period until November 1, 2017, and the related rent was reserved with lender at loan origination.

(6)	Los Tacos No.1 signed a 15-year lease for its space on June 8, 2016. The tenant took possession of its space in December 2016 and is expected to open for business in July 2017. The tenant is in a free rent period until September 1, 2017, and the related rent was reserved with lender at loan origination.

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

The following table presents certain information relating to the lease rollover schedule at the 229 West 43rd Street Retail Condo Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028 & Thereafter	248,457	100.0	100.0%	24,135,419	100.0	$97.14	8
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	248,457	100.0%		$24,135,419	100.0%	$97.14	8

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the 229 West 43rd Street Retail Condo Property:

Historical Leased %(1)

	2014	2015	As of 10/1/2016(2)
Owned Space	75.1%	75.1%	100.0%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Includes four tenants (49.0% of NRA) that have signed leases but have not yet taken occupancy at the 229 West 43rd Street Retail Condo Property, each of which is in a free rent period for which $11,061,751 was reserved with lender at loan origination.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 229 West 43rd Street Retail Condo Property:

Cash Flow Analysis(1)

	2013(2)	2014(2)	T-10 8/31/2016 Ann.	Underwritten(3)	Underwritten $ per SF
Base Rent	$14,741,197	$16,019,885	$16,863,101	$24,135,419	$97.14
Total Recoveries	2,670,754	2,443,708	782,785	1,261,739	5.08
Vacancy & Credit Loss	(739,044)	(1,070,219)	0	0	0.00
Effective Gross Income	$16,672,907	$17,393,374	$17,645,886	$25,397,158	$102.22

Total Operating Expenses	$7,051,784	$5,444,159	$3,870,185	$3,895,157	$15.68

Net Operating Income	$9,621,123	$11,949,215	$13,775,701	$21,502,001	$86.54
TI/LC	0	0	0	1,219,809	4.91
Capital Expenditures	0	0	0	74,537	0.30
Net Cash Flow	$9,621,123	$11,949,215	$13,775,701	$20,207,655	$81.33

Occupancy	NA	75.1%	92.7%	100.0%
NOI Debt Yield	3.4%	4.2%	4.8%	7.5%
NCF DSCR	0.83x	1.03x	1.19x	1.75x

(1)	2015 figures are not available due to the borrowers’ acquisition of the 229 West 43rd Street Retail Condo Property in October 2015.

(2)	2013 and 2014 financials were provided to the borrowers by the prior owner of the 229 West 43rd Street Retail Condo Property.

(3)	The increase in Underwritten Net Cash Flow is due to 121,832 SF of recent leasing at the 229 West 43rd Street Retail Condo Property (49.0% of NRA and 59.7% of Underwritten Base Rent).

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

■	Appraisal. According to the appraisal, the 229 West 43rd Street Retail Condo Property had a “Hypothetical As-Is” appraised value of $470,000,000 as of October 1, 2016. The “Hypothetical As-Is” value applies a credit for the approximately $24.2 million of contractual free rent and TI/LC obligations for which approximately $25.6 million was ultimately reserved at loan origination.

Appraisal Approach	Value	Discount Rate	Terminal Capitalization Rate
Discounted Cash Flow Approach	$445,000,000	6.25%	4.75%

■	Environmental Matters. The Phase I environmental report dated September 15, 2016 recommended a Phase II investigation be performed in connection with the 229 West 43rd Street Retail Condo Property’s historic use as a printing facility. A Phase II investigation dated October 6, 2016 was completed and it was concluded that the former printing operations did not impact the subsurface at the 229 West 43rd Street Retail Condo Property, and no further action was required.

■	Market Overview and Competition. The 229 West 43rd Street Retail Condo Property is located in the Times Square retail submarket of New York City, which is defined as Broadway between West 42nd and West 47th Streets. The 229 West 43rd Street Retail Condo Property is located across from the famous Shubert Alley and adjacent to the Times Square “bowtie”. Times Square is a highly visited tourist attraction, with an average of 350,000 people passing through the “bowtie” every day, according to the appraiser. The neighborhood is home to numerous retail and entertainment companies such as ABC/Disney, Forever21, Clear Channel Entertainment, MTV and Oakley Sunglasses as well as a number of high profile office tenants including Morgan Stanley, Thomson Reuters, the New York Times, NASDAQ, Microsoft and Ernst & Young.

The submarket also benefits from numerous transportation options. These include the Times Square subway station (the largest in New York City), MTA Buses, the Port Authority Bus Terminal and quick access to Grand Central Terminal and Penn Station. The Times Square/42nd Street/Eighth Avenue interlinked subway stations offer access to 11 different subway lines (A, C, E, N, Q, R, 1, 2, 3, 7 and Shuttle to Grand Central Terminal).

According to the appraisal, the Times Square submarket contains 169 buildings and 2,482,831 SF of total rentable area. As of mid-year 2016, there was 258,718 SF of directly vacant space available, which equates to a direct vacancy rate of 10.4%. Retail asking rents in the submarket were $2,109 per SF as of second quarter of 2016, a decrease of 8.1% over the quarter and a decrease of 15.9% year-over-year. Despite this recent decline, the Times Square submarket continued to experience the greatest long term increase in asking rents tracked by the appraiser. Five years ago, asking rents in the submarket were $691 per SF, which equates to a 238.0% increase.

The appraiser identified the following six properties as sales comparables for the 229 West 43rd Street Retail Condo Property. The adjusted comparables range from $1,574 per SF to $2,045 per SF with an average of approximately $1,982 per SF.

Summary of Comparable Sales(1)

Property	NRA	Year Built	No. Stories	Sales Date	Sales Price	Price per SF	Appraiser’s Adjusted Price per SF	Occupancy
229 West 43rd Street Retail Condo Property	248,457(2)	1913-1947 / 2009	6	NAP	$470,000,000(3)	$1,892	NAP	100%(2)(4)
432-440 Park Avenue	133,600	2016	6	Jun-16	$411,125,625	$3,077	$1,877	0%
The Shops at Columbus Circle	461,080	2004	6	Jun-15	$1,040,000,000	$2,256	$2,045	99%
150 West 34th Street	77,760	1998	4	Jun-15	$355,500,000	$4,572	$1,951	100%
530 Fifth Avenue	56,039	1957	3	Sep-14	$295,000,000	$5,264	$2,034	47%
697-699 Fifth Avenue	24,737	1903 / 2000	5	Jul-14	$700,000,000	$28,298	$1,574	100%
1107 Broadway	20,609	1915 / 2013	2	Feb-14	$56,500,000	$2,742	$1,709	21%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 1, 2016.

(3)	Represents the appraised value based on a “Hypothetical As-Is” for the 229 West 43rd Street Retail Condo Property.

(4)	Includes four tenants (49.0% of NRA) that have signed leases but have not yet taken occupancy at the 229 West 43rd Street Retail Condo Property.

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

The appraiser identified lease comparables ranging from $239.48 per SF - $350.28 per SF, on an adjusted basis, for grade space and $130.59 per SF - $392.08 per SF, on an adjusted basis, for multi-level space. The appraiser’s market rent conclusions for the 229 West 43rd Street Retail Condo Property, broken out by floor and frontage, are summarized in the subsequent chart.

Retail Market Rent Summary(1)

Space Type	Rent per SF
Grade 44th Street	$350.00
Grade 43rd Street	$250.00
2nd Floor / Mezzanine	$100.00
3rd Floor	$80.00
4th Floor	$70.00
Lower Level	$75.00
Sub-Lower Level	$75.00

(1)	Source: Appraisal.

■	The Borrower. The borrowers, Elmwood NYT Owner, LLC, Oakwood NYT Owner, LLC, Wallkill NYT Owner, LLC and Landings NYT Owner, LLC, as tenants-in-common, are each a Delaware limited liability company structured to be bankruptcy remote, each with two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 229 West 43rd Street Retail Condo Loan. The sponsor of the borrowers and non-recourse carve-out guarantor is Jared Kushner. On January 3, 2017, the borrowers sent a notice to the lender stating that subject to the terms of the related 229 West 43rd Street Retail Condo Loan documents, and to the extent required, the consent of the lender, Jared Kushner intends to tender his resignation as manager of the borrowers and will be replaced in such capacity by Joshua Kushner, effective as of January 19, 2017. Following such notice, the borrower proposed that Jared Kushner be replaced by Joshua Kushner as the non-recourse carveout guarantor. Such notice and proposal are currently under review by the servicer and special servicer in the CD 2016-CD2 securitization under which the 229 West 43rd Street Retail Condo Loan Combination is being serviced. It is currently anticipated that Jared Kushner will be replaced by Joshua Kushner as the manager of the indirect owner of the borrower, and the 229 West 43rd Street Retail Condo Loan documents will be amended to provide that both Jared Kushner and Joshua Kushner will be guarantors under the non-recourse carveout guaranty and will individually and collectively constitute key principals for purposes of such documents. However, such proposal is not final and may be subject to further change. It has been announced that Jared Kushner will be appointed as a senior White House advisor in the incoming Trump administration.

According to management at Kushner Companies, Jared Kushner has tendered his resignation as CEO of Kushner Companies, a third generation real estate organization headquartered in New York City and founded in 1964 by Charles Kushner, Jared’s father. The company’s national reach consists of more than 20,000 multifamily apartments and approximately 13.0 million SF of office, hotel, industrial and retail space throughout the Northeast and Mid-Atlantic regions. In 2015 alone, Kushner Companies completed more than $1.5 billion of transactions. See “Description of Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings—Borrowers, Principals or Affiliated Entities Were Parties to Defaults, Bankruptcy Proceedings, Criminal Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts” and “Description of the Mortgage Pool-Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

In addition to his former role at Kushner Companies, Jared, alongside his brother, Joshua, co-founded Cadre, a company that utilizes technology to connect institutional investors with potential real estate investments. Mr. Kushner has been an active investor in technology companies and has been a member on the boards of several start-ups including Urban Compass, Honest Buildings and 42 Floors.

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

■	Escrows. At origination, the borrowers deposited (i) $651,564 into a tax reserve account, (ii) $18,983 into an insurance reserve account, (iii) $14,492,159 into a TI/LC reserve account for tenant improvements, leasing commissions and landlord work in connection with the National Geographic, Gulliver’s Gate, OHM (American Market by Todd English) and Los Tacos No. 1 leases, (iv) $23,000 into a deferred maintenance account, which represents 115% of the estimated costs, (v) $11,061,751 into a free rent reserve account in connection with free rent periods under the National Geographic, Gulliver’s Gate, OHM (American Market by Todd English) and Los Tacos No. 1 leases and (vi) $48,329 into a bridge rent reserve account in connection with the Los Tacos No. 1 lease.

On a monthly basis, the borrowers are required to deposit reserves of (i) one-twelfth of the estimated annual real estate taxes, which currently equates to $126,690, into a tax reserve account, (ii) unless an acceptable blanket insurance policy is in place, one-twelfth of the estimated annual insurance premiums into an insurance account and (iii) $6,211 into a replacement reserve account.

■	Lockbox and Cash Management. The 229 West 43rd Street Retail Condo Loan Combination is structured with a hard lockbox and in-place cash management. The borrowers were required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the clearing account controlled by the lender. All funds in the clearing account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the 229 West 43rd Street Retail Condo Loan documents. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to the borrowers in accordance with the 229 West 43rd Street Retail Condo Loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt service coverage ratio, as of any calculation date, falling below 1.75x based on the loan combination balance or 1.10x based on the total debt (including the mezzanine loan balance), respectively, (iii) a mezzanine loan default, (iv) a Lease Sweep Period (as defined below) or (v) receipt by the lender of a mezzanine loan trigger period commencement notice and will end upon (a) with respect to clause (i), the date on which such event of default is cured, (b) with respect to clause (ii), the debt service coverage ratio is at least 1.75x based on the loan combination balance or 1.10x based on the total debt (including the mezzanine loan balance), in each case, for two consecutive calendar quarters, (c) with respect to clause (iii), the receipt by lender of a mezzanine loan default revocation notice, (d) with respect to clause (iv), such Lease Sweep Period has ended or (e) with respect to clause (v), provided no other Trigger Period is continuing, receipt by lender of a mezzanine loan trigger period termination notice.

A “Lease Sweep Period” will commence, with respect to any lease for space at the 229 West 43rd Street Retail Condo Property, upon the first monthly payment following (i) the day following the latest date under the lease by which the related tenant is required to give notice of its exercise of a renewal option (and such option has not been exercised), (ii) the date that the lease is surrendered, cancelled or terminated (or borrowers receive notice of such) prior to its then current expiration date, (iii) the date on which a tenant discontinues its business for 30 continuous days (other than for repair, maintenance or renovations or a sublease or assignment of the lease permitted by the 229 West 43rd Street Retail Condo Loan documents), (iv) a tenant being in default, for two consecutive calendar months, in the payment of base rent under its lease, beyond any applicable notice and cure period (other than as a result of approved lease modifications or good faith disputes regarding expense reimbursements) or the occurrence of any other material default under the lease that remains uncured for 60 days after notice and (v) a bankruptcy or insolvency proceeding of the tenant, its parent or lease guarantor.

A Lease Sweep Period will end, upon the earlier to occur of the date that: (a) with respect to clauses (i) through (v) above, (1) the entire space demised under the subject lease has been re-tenanted pursuant to one or more leases entered into in accordance with the 229 West 43rd Street Retail Condo Loan documents and, in lender’s reasonable judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and other landlord obligations, including free and/or abated rent, (2) the funds in the lease sweep reserve with respect to the subject lease are equal to the sum of (x) $100 per SF of the leased space, plus (y) an amount equal to lender’s reasonable estimate of the amount likely to be incurred in connection with leasing the related space (including free rent related to the new lease or leases), if any (such amounts, “Re-Leasing Expenses”), (3) in the case of a tenant space that has been partially re-tenanted, all of the conditions of clause (1) above have been met with respect to the leased portion and all of the conditions of clause (2) above have been met with respect to the remaining space, or (4) lender has waived the Lease Sweep Period; (b) in the case of clause (i) above, the date on which the subject tenant either (x) irrevocably extends or renews its lease after a waiver by the borrowers or (y)  enters into a lease extension or renewal with borrowers

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

that is acceptable to lender in lender’s reasonable discretion with respect to all or substantially all of its space, and in lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all Re-Leasing Expenses  in connection with such renewal or extension; (c) in the case of clause (ii) above based on a tenant’s delivery of notice of its intention to terminate, cancel or surrender its lease, if such option is not exercised by the related tenant by the latest exercise date specified in the related lease or is otherwise validly waived or revoked in writing by the applicable tenant; (d) in the case of clause (iii) above, the date on which the subject tenant re-opens for business in all of its leased space and continually operates for three months; (e) in the case of clause (iv) above, the date on which the subject default has been cured, and no other monetary or material non-monetary default under such lease occurs for a period of three consecutive months following such cure; and (f) in the case of clause (v) above, the applicable bankruptcy or insolvency proceeding has terminated in accordance with the terms of the 229 West 43rd Street Retail Condo Loan documents.

■	Property Management. The 229 West 43rd Street Retail Condo Property is managed by Westminster Management, LLC, a borrower affiliate. Lender consent (which may be conditioned upon receipt of a rating agency confirmation) is required for replacement of the property manager, except that, provided that no event of default is continuing under the 229 West 43rd Street Retail Condo Loan documents, the borrowers may replace the property manager without lender consent with an Unaffiliated Property Manager (as defined below). The lender has the right to require the borrowers to replace the property manager with an Unaffiliated Property Manager selected by the borrowers or another property manager chosen by the borrowers and reasonably approved by the lender (which may be subject to receipt of a rating agency confirmation) (i) at any time following an event of default under the 229 West 43rd Street Retail Condo Loan documents, (ii) if the property manager is in material default under the management agreement beyond any applicable notice and cure period, (iii) if the property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

An “Unaffiliated Property Manager” means an unaffiliated property manager that is (A) a reputable, nationally or regionally recognized management company having at least five years’ experience in the management of similar properties similar to the 229 West 43rd Street Retail Condo Property, (B) at the time of its engagement as property manager is managing (exclusive of the 229 West 43rd Street Retail Condo Property) not less than four similar properties (or otherwise prime retail real estate properties within New York City or in another major city in the United States) that contain, in the aggregate, not less than 1,500,000 SF (which properties can include the retail portion of an office building, provided that, only the retail portion is counted towards the foregoing calculation of square footage) and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

■	Mezzanine or Secured Subordinate Indebtedness. Two mezzanine loans, with an aggregate original principal balance of $85,000,000 were funded concurrently with the funding of the 229 West 43rd Street Retail Condo Loan Combination. The Mezzanine A loan has an original principal balance of $55,000,000, accrues interest at a rate of 7.00000% and is senior to the Mezzanine B Loan. The Mezzanine B loan has an original principal balance of $30,000,000 and accrues interest at a rate of 9.60670%. Both the Mezzanine A and Mezzanine B loans are coterminous with the 229 West 43rd Street Retail Condo Loan Combination and are interest only for their terms. The Mezzanine A loan and a 50% participation interest in the Mezzanine B loan is currently held by Paramount Group, Inc. and the remainder of the Mezzanine B loan is currently held by SL Green Realty Corp. No future mezzanine or secured indebtedness is permitted.

■	The Condominium. The 229 West 43rd Street Condominium board of directors has five board members, two of which are appointed by the borrowers. Pursuant to the related 229 West 43rd Street Condominium documents, (i) the borrowers have the right to make decisions that relate solely to the Retail Condominium Unit, (ii) the borrowers have the right to vote major decisions, including amendments to quorum requirements for voting, decisions that affect insurance or decisions that adversely affect the use, operation or leasing of the Retail Condominium Unit, (iii) if 75% or more of the building is damaged by a casualty, a 75% vote of the board is required for a decision not to proceed with restoration, and (iv) any amendment to the declaration or by-laws requires unanimous written consent and consent of lender (as a registered mortgagee).

■	Release of Collateral. Not permitted.

LOAN #1: 229 WEST 43RD STREET RETAIL CONDO

■	Terrorism Insurance. The 229 West 43rd Street Retail Condo Loan documents require that the “all risks” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the 229 West 43rd Street Retail Condo Property, provided that if TRIPRA is no longer in effect, the borrowers will not be required to pay annual insurance premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (as defined below), provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the lender may, at its option (a) purchase such standalone terrorism policy, with the borrowers paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (b) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium Cap.

The “Terrorism Premium Cap” means an amount equal to 200% of the amount of the then annual premiums paid by the borrowers for the all-risk coverage and loss of rents/business interruption coverage required under the loan documents at the time terrorism coverage is excluded from the applicable insurance policy (without giving effect to the terrorism and earthquake components of such policy).

LOAN #2: 1384 Broadway

LOAN #2: 1384 Broadway

Floor	Tenants
25	Worldview Entertainment 6,500 SF – 3/2019
24	9th Street Apparel, LLC 5,800 SF – 9/2020
23	Disorderly Kids, LLC 7,000 SF – 12/2017
22	CEMD Elevator Corp. 7,960 SF – 9/2023
21	Thoughtbot, Inc. 8,622 SF – 7/2022
20	Esquire Deposition Solutions, LLC 6,652 SF – 1/2024
19	Vacant (Former Esq Deposition) 9,538 SF
18	L'Koral, LLC 9,038 SF – 9/2017
17	Lion Management Group, Inc. 9,538 SF – 9/2024
16	Tempted Apparel Corp 3,748 SF – 2/2021; Maverick Apparel LLC 2,624 SF – 1/2022; Starwear Distributors LLC 2,523 SF – 6/2021
15	Andover Fabrics Inc. 6,349 SF – 4/2021; Martin Goldstein 2,750 SF – 10/2017
14	Star Ride Kids, Inc. 9,750 SF – 11/2024
12	Occasion USA, Inc. 900 SF – 6/2019; Gemma Suits LTD 1,500 SF – 8/2019; I&G Group Inc. 2,124 SF 5/2019; JDM Uniforms, LTD. 648 SF – 5/2019; Leo Levine, Inc. 573 SF – 5/2019; Broadway Hospitality Group, Inc 794 SF – 6/2019; Dash Clothing Inc. 384 SF – 9/2019; United Knitwear Int'l Co 651 SF – 6/2019; Lana Reale LLC 300 SF – 4/2018; B.S.D. Trading 1,500 SF 7/2019
11	Business Journals, Inc. 9,038 SF – 3/2018
10	Baby King, Inc. 1,783 SF – 7/2019; Relationship & Psycholo 2,440 SF – 1/2025; H.N.W. Industry Inc. 2,809 SF – 5/2019; US-UHAK, Inc. 1,771 SF – 12/2021; Vacant 463 SF
9	Vacant 3,150 SF; Michelin Star, Inc. 2,450 SF – 4/2019; Simple Solutions (USA) LLC 1,128 SF – 2/2018; International Proactive 1,543 SF – 7/2019; 2 Hype, Inc. 1,264 SF – 2/2020
8	Lorency & Company, LLC 3,416 SF – 5/2021; MPG Media Holdings LLC 2,350 SF – 3/2023; Breather Products US Inc. 1,000 SF – 5/2022; Vacant 1,546 SF; Vacant 1,450 SF
7	The Chetrit Organization 9,557 SF – 12/2021
6	Vacant 9,623 SF
5	Palitex, Inc. 5,185 SF – 2/2018; Vacant 519 SF; Moelson Corp. 1,026 SF – 8/2019; Four Eleven Company, Inc. 2,026 SF – 7/2017
4	Weilwood Industries, Inc. 6,384 SF – 1/2018; Loops Farmer, Inc. 750 SF – 3/2019; Cleaning Service Industries 1,288 SF – 11/2020
3	Lineapu Group USA, Inc. 1,990 SF – 6/2020; All Access Apparel, Inc. 6,956 SF – 1/2018
2	560 Seventh Ave LLC 8,989 SF – 6/2020
1	Vacant 2,774 SF; CitiBank N.A Branch #416 1,130 SF – 10/2024; COCO 1384 Inc. 886 SF – 10/2025
Basement	Radiosurgery America P.C. 9,000 SF – 3/2020

VACANT | 2017-2018 | 2019-2020 | 2021-2022 | 2023+

LOAN #2: 1384 Broadway

1384 Broadway
1384 Broadway
New York, NY 10018
New York
MANHATTAN
BROOKLYN
Hoboken
Jersey City
MIDTOWN
TIMES SQUARE
ROCKEFELLER CENTER
GARMENT DISTRICT
FASHION DISTRICT
NOMAD
FLATIRON
Bryant Park
New York Public Library
Empire State Building
Madison Square Garden
Grand Central Terminal
Port Authority Bus Terminal
Macy's Herald Square
Farley Post Office Building
Madison Square Park
BROADWAY
SEVENTH AVENUE
SIXTH AVENUE
EIGHTH AVENUE
FIFTH AVENUE
MADISON AVENUE
PARK AVENUE
LEXINGTON AVENUE
W 42ND STREET
W 34TH STREET
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #2: 1384 Broadway

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	New York, New York	Cut-off Date Balance		$88,000,000
Property Type	Office	Cut-off Date Balance per SF		$412.27
Size (SF)	213,450	Percentage of Initial Pool Balance		6.6%
Total Occupancy as of 11/8/2016	86.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/8/2016	86.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	1928 / 2016	Mortgage Rate		4.84000%
Appraised Value	$160,000,000	Original Term to Maturity (Months)		120
Appraisal Date	12/1/2016	Original Amortization Term (Months)		NAP
Borrower Sponsor	Juda Chetrit	Original Interest Only Period (Months)		120
Property Management	Newmark & Company Real Estate, Inc.	First Payment Date		2/6/2017
	d/b/a Newmark Grubb Knight Frank	Maturity Date		1/6/2027

Underwritten Revenues	$10,877,776
Underwritten Expenses	$4,025,359	Escrows(1)
Underwritten Net Operating Income (NOI)	$6,852,417		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,463,731	Taxes	$377,697	$188,849
Cut-off Date LTV Ratio	55.0%	Insurance	$0	$0
Maturity Date LTV Ratio	55.0%	Replacement Reserve	$0	$3,558
DSCR Based on Underwritten NOI / NCF	1.59x / 1.50x	TI/LC(2)	$1,000,000	$0
Debt Yield Based on Underwritten NOI / NCF	7.8% / 7.3%	Other(3)	$177,493	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$88,000,000	99.9%	Loan Payoff	$54,246,529	61.6%
Other Sources	110,000	0.1	Principal Equity Distribution	30,263,176	34.3
			Closing Costs	2,045,105	2.3
			Reserves	1,555,190	1.8
Total Sources	$88,110,000	100.0%	Total Uses	$88,110,000	100.0%

(1)	See “—Escrows” below.

(2)	TI/LC Reserve is subject to a cap of $1,000,000 and minimum balance of $500,000. If at any time the TI/LC Reserve is drawn down below $500,000, the monthly TI/LC Reserve payment of $17,788 must be made until such time as the TI/LC Reserve balance reaches $1,000,000.

(3)	Other upfront escrows include $153,343 for rent concessions and $24,150 for deferred maintenance.

■	The Mortgage Loan. The mortgage loan (the “1384 Broadway Loan”) is evidenced by a note in the original principal amount of $88,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in an office building located in New York, New York (the “1384 Broadway Property”). The 1384 Broadway Loan was originated by Citigroup Global Markets Realty Corp. on December 22, 2016 and represents approximately 6.6% of the Initial Pool Balance. The note evidencing the 1384 Broadway Loan has an outstanding principal balance as of the Cut-off Date of $88,000,000 and an interest rate of 4.84000% per annum. The proceeds of the 1384 Broadway Loan were primarily used to refinance existing debt secured by the 1384 Broadway Property, return equity to the borrower sponsor, fund reserves and pay origination costs.

The 1384 Broadway Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 1384 Broadway Loan requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the 1384 Broadway Loan is the due date in January 2027. At any time after the earlier of the (i) second anniversary of the securitization Closing Date or (ii) third anniversary of the origination of the 1384 Broadway Loan, the 1384 Broadway Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 1384 Broadway Loan documents. Voluntary prepayment of the 1384 Broadway Loan is permitted on or after the due date occurring in October 2026 without payment of any prepayment premium.

■	The Mortgaged Property. The 1384 Broadway Property is an office building totaling 213,450 SF with ground floor retail space located in Midtown Manhattan, New York. The 1384 Broadway Property was built in 1928 and is a pre-war masonry and brick office building with floor plates ranging from 8,422 SF to 9,762 SF on the 2nd through 16th floors and 5,800 SF to 9,538 SF on the 17th through 25th floors. The 1384 Broadway Property is 86.4% occupied as of November 8, 2016 by 50 tenants. The ground floor retail consists of three spaces, two of which are occupied by Citibank and Coco Fresh, a tea and juice retailer. The third ground floor retail space, consisting of 2,774 SF with frontage on Broadway, is currently vacant.

LOAN #2: 1384 Broadway

The following table presents certain information relating to the ten largest tenants at the 1384 Broadway Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
560 Seventh Ave LLC	NR / NR / NR	8,989	4.2%	$524,509	5.4%	$58.35	6/30/2020	NA
Business Journals, Inc.(3)	NR / NR / NR	9,038	4.2	518,954	5.4	$57.42	3/31/2018	NA
L’Koral, LLC	NR / NR / NR	9,038	4.2	503,839	5.2	$55.75	9/30/2017	NA
The Chetrit Organization	NR / NR / NR	9,557	4.5	496,964	5.1	$52.00	12/31/2021	NA
Star Ride Kids, Inc.	NR / NR / NR	9,750	4.6	482,985	5.0	$49.54	11/25/2024	NA
Lion Management Group, Inc.	NR / NR / NR	9,538	4.5	441,669	4.6	$46.31	9/30/2024	NA
Disorderly Kids, LLC	NR / NR / NR	7,000	3.3	437,102	4.5	$62.44	12/31/2017	NA
Thoughtbot, Inc.	NR / NR / NR	8,622	4.0	436,931	4.5	$50.68	7/31/2022	NA
Esquire Deposition Solutions, LLC.	NR / NR / NR	6,652	3.1	392,400	4.1	$58.99	1/25/2024	NA
CEMD Elevator Corp.	NR / NR / NR	7,960	3.7	385,239	4.0	$48.40	9/30/2023	NA
Ten Largest Owned Tenants		86,144	40.4%	$4,620,593	47.8%	$53.64
Remaining Owned Tenants		98,243	46.0	5,055,600	52.2	$51.46
Vacant Spaces (Owned Space)		29,063	13.6	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		213,450	100.0%	$9,676,194	100.0%	$52.48

(1)	Based on the underwritten rent roll dated November 8, 2016.

(2)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps through December 19, 2017.

(3)	Business Journals, Inc. is not in occupancy but is still paying rent. Business Journals, Inc. was acquired by UBM PLC in April of 2016. UBM PLC is rated Baa3 by Moody’s Investors Service, Inc. and BBB- by Standard & Poor’s.

The following table presents certain information relating to the lease rollover schedule at the 1384 Broadway Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	20,814	9.8	9.8%	1,176,091	12.2	$56.50	4
2018	28,991	13.6	23.3%	1,481,001	15.3	$51.08	6
2019	25,935	12.2	35.5%	1,249,054	12.9	$48.16	17
2020	28,331	13.3	48.8%	1,369,851	14.2	$48.35	6
2021	27,364	12.8	61.6%	1,364,352	14.1	$49.86	6
2022	12,246	5.7	67.3%	618,684	6.4	$50.52	3
2023	10,310	4.8	72.1%	510,800	5.3	$49.54	2
2024	27,070	12.7	84.8%	1,608,149	16.6	$59.41	4
2025	3,326	1.6	86.4%	298,213	3.1	$89.66	2
2026	0	0.0	86.4%	0	0.0	$0.00	0
2027	0	0.0	86.4%	0	0.0	$0.00	0
2028 & Thereafter	0	0.0	86.4%	0	0.0	$0.00	0
Vacant	29,063	13.6	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	213,450	100.0%		$9,676,194	100.0%	$52.48	50

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the 1384 Broadway Property:

Historical Leased %(1)

	2012	2013(2)	2014(2)	2015(2)	As of 11/8/2016(3)
Owned Space	87.2%	74.6%	72.5%	83.3%	86.4%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	The occupancy in 2013 and 2014 decreased due to a large tenant (RVC) who occupied the 8th, 9th, 17th, and 24th full floors, vacating its space in October 2013. Another large tenant (FYC) who occupied the 6th and 7th floors vacated its space in March 2015.

(3)	Based on underwritten rent roll dated November 8, 2016.

LOAN #2: 1384 Broadway

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 1384 Broadway Property:

Cash Flow Analysis(1)

	2013(2)	2014(2)	2015(2)	TTM 10/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$7,171,124	$6,277,890	$8,236,721	$8,557,748	$9,410,777	$44.09
Contractual Rent Steps(3)	0	0	0	0	265,416	1.24
Gross Up Vacancy	0	0	0	0	2,207,614	10.34
Total Reimbursement Revenue	601,303	607,643	722,667	660,219	726,538	3.40
Other Income	206,815	370,655	459,050	475,044	475,044	2.23
Vacancy & Credit Loss	0	0	0	0	(2,207,614)	(10.34)
Effective Gross Income	$7,979,242	$7,256,188	$9,418,439	$9,693,011	$10,877,776	$50.96

Real Estate Taxes	1,727,911	1,921,985	2,173,164	2,119,676	$2,191,289	10.27
Insurance	71,403	72,814	98,144	78,354	92,147	0.43
Management Fee	60,000	60,000	60,000	53,750	326,333	1.53
Other Operating Expenses	1,530,766	1,553,120	1,558,890	1,415,589	1,415,589	6.63
Total Operating Expenses	$3,390,080	$3,607,919	$3,890,198	$3,667,369	$4,025,359	$18.86

Net Operating Income	$4,589,162	$3,648,269	$5,528,241	$6,025,641	$6,852,417	$32.10
TI/LC	0	0	0	0	$345,996	1.62
Capital Expenditures	0	0	0	0	$42,690	0.20
Net Cash Flow	$4,589,162	$3,648,269	$5,528,241	$6,025,641	$6,463,731	$30.28

Occupancy	74.6%	72.5%	83.3%	NA	86.4%
NOI Debt Yield	5.2%	4.1%	6.3%	6.8%	7.8%
NCF DSCR	1.06x	0.84x	1.28x	1.40x	1.50x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Occupancy in 2013 and 2014 decreased due to a large tenant (RVC) who occupied the 8th, 9th, 17th, and 24th full floors vacating its space in October 2013. Another large tenant (FYC) who occupied the 6th and 7th floors vacated its space in March 2015.

(3)	Includes contractual rent increases through December 19, 2017 and present value of rent steps for Citibank.

■	Appraisal. According to the appraisal, the 1384 Broadway Property had an “as-is” appraised value of $160,000,000 as of December 1, 2016.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$180,000,000(1)	N/A	4.50%
Discounted Cash Flow Approach	$160,000,000	7.00%	5.00%(2)

(1)	Assumes the 1384 Broadway Property reaches a stabilized occupancy of approximately 90%.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated November 16, 2016, there are no recognized environmental conditions or recommendations for further action at the 1384 Broadway Property except for the continued implementation of an asbestos O&M plan.

■	Market Overview and Competition. The 1384 Broadway Property is located on the southeast corner of West 38th Street and Broadway in Midtown Manhattan. According to a third party report, the 1384 Broadway Property is located within the Times Square South Office submarket. As of third quarter of 2016, the Time Square South Office submarket had a total office inventory of 30,422,083 SF, which represents approximately 12.6% of the total Midtown Manhattan Office market. In the submarket, there were no year-to-date completions and no buildings under construction as of third quarter of 2016. Vacancy in the submarket as of third quarter of 2016 was 9.3% and asking rent in the submarket was $63.23 per SF.

Based on comparable office leases, the appraisal concluded to market rents of $53.00 per SF for the large office spaces on Floors 2-16 and $55.00 per SF for the large office spaces on Floors 17-25. Based on comparable retail leases, the appraisal concluded to market rents of $275.00 per SF for the 1384 Broadway Property’s Broadway corner retail space, $250.00 per SF for the 1384 Broadway Property’s Broadway midblock retail space, and $200.00 per SF for the 1384 Broadway Property’s West 38th Street retail space.

LOAN #2: 1384 Broadway

The following table presents certain information relating to the primary competition for the 1384 Broadway Property:

Directly Competitive Buildings(1)

	1333 Broadway	1359 Broadway	1372 Broadway	1385 Broadway	1440 Broadway	1441 Broadway	499 Seventh Avenue	501 Seventh Avenue
Total NRA	276,000	412,127	450,000	373,064	493,000	440,000	160,000	400,000
% Occupied (Total)	94.2%	90.1%	100.0%	91.6%	73.9%	94.3%	92.0%	95.5%
Asking Rental ($ per SF)	N/A	$58.00	N/A	$53.00	$56.00 to $65.00	$58.00	$53.00	$55.00 to $59.00

(1)	Source: Appraisal.

■	The Borrower. The borrower is Broadway 1384 LLC, a Delaware limited liability company, a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1384 Broadway Loan. Juda Chetrit is the guarantor of certain nonrecourse carveouts under the 1384 Broadway Loan, and controls the borrower.

The Chetrit Group is a privately held real estate investment firm that owns a large portfolio with the majority located in New York City. The Chetrit Group owns and operates a portfolio of over 10,000,000 SF primarily in New York, Chicago, and Los Angeles. Notable properties owned by The Chetrit Group include 550 Madison, 26 Broadway, 428 Broadway, 427 Broadway, 459 Broadway, Park West Village in Columbus Square, Empire Hotel in New York, Miami Beach Resort in Florida, and ATT Center in Los Angeles.

■	Escrows. On the origination date of the 1384 Broadway Loan, the borrower funded a reserve of (i) $377,697 for real estate taxes, (ii) $1,000,000 for tenant improvements and leasing commissions, (iii) $153,343 for rent concessions, and (iv) $24,150 for deferred maintenance.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be $188,849, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy, (iii) upon any occurrence of the leasing reserve account falling below $500,000, $17,788 for tenant improvements and leasing commissions (up to a cap at $1,000,000), (iv) a replacement reserve in the amount of $3,558 and (v) upon the occurrence and continuance of a 1384 Broadway Trigger Period (as defined below) the excess cash flow generated by the 1384 Broadway Property for the immediately preceding interest accrual period.

■	Lockbox and Cash Management. The 1384 Broadway Loan documents require a hard lockbox with springing cash management. The 1384 Broadway Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrower with respect to the 1384 Broadway Property be immediately deposited into such lockbox account. During the continuance of a 1384 Broadway Trigger Period (as defined below), all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and, provided no event of default under the 1384 Broadway Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the 1384 Broadway Loan documents is continuing, funds in the excess cash flow reserve are required (i) to the extent a 1384 Broadway Trigger Period is continuing, to be held by the lender as additional collateral for the 1384 Broadway Loan and (ii) to the extent no 1384 Broadway Trigger Period is continuing, to be swept into the borrower’s operating account. Upon the occurrence and during the continuance of an event of default under the 1384 Broadway Loan documents, the lender may apply any funds in the cash management account to amounts payable under the 1384 Broadway Loan (and/or toward the payment of expenses of the 1384 Broadway Property), in such order of priority as the lender may determine.

A “1384 Broadway Trigger Period” means a period (i) commencing upon the occurrence of an event of default under the 1384 Broadway Loan documents and continuing until the cure, if applicable, of such event of default and, (ii) commencing if the debt service coverage ratio is less than 1.25x for one calendar quarter and continuing until the debt service coverage ratio is equal to or greater than 1.28x for two consecutive calendar quarters.

LOAN #2: 1384 Broadway

■	Property Management. The 1384 Broadway Property is currently managed by Newmark & Company Real Estate, Inc. d/b/a Newark Grubb Knight Frank, a third party. Under the 1384 Broadway Loan documents, the borrower may terminate the property management agreement and replace the property manager without the lender’s consent if the applicable replacement property manager is (x) one of certain specified property managers that provides the lender satisfactory evidence that there has been no material adverse change in such property manager’s financial condition, general business standing, reputation or management abilities since origination of the 1384 Broadway Loan, (y) a property manager approved by the lender in writing (which approval may be conditioned on delivery of a rating agency confirmation), or (z) a property manager that is a reputable management company having at least seven years’ experience in the management of office properties with similar scope and class and located in similar geographic areas as the 1384 Broadway Property (such properties, the “Comparable Properties”) that has for the preceding seven years managed at least seven Comparable Properties (exclusive of the 1384 Broadway Property) of approximately the same size as the 1384 Broadway Property and is managing Comparable Properties (exclusive of the 1384 Broadway Property) with at least 1,000,000 leasable square feet in the aggregate and is not the subject of any proceeding under any applicable bankruptcy or similar laws and is otherwise approved by the lender in writing (which approval is not to be unreasonably withheld, conditioned or delayed). The lender has the right to terminate the management agreement and replace the property manager or require that the borrower terminate the property management agreement and replace the property manager (i) upon an event of default under the property management agreement, (ii) if the property manager become insolvent or a debtor in any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety days of the filing thereof or any voluntary bankruptcy or insolvency proceeding, (iii) an event of default under the 1384 Broadway Loan documents, or (iv) if the property manager has engaged in fraud, willful misconduct, gross negligence or misappropriation of funds.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy with no deductible in excess of $25,000 that provides coverage for terrorism in an amount equal to the full replacement cost of the 1384 Broadway Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering up to (i) the 12 months following restoration or (ii) the period of time until such income returns to the same level it was prior to the loss, whichever occurs first). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #3: 85 TENTH AVENUE

LOAN #3: 85 TENTH AVENUE

LOAN #3: 85 TENTH AVENUE

LOAN #3: 85 TENTH AVENUE

85 Tenth Avenue
85 Tenth Avenue
New York, NY 10011
CHELSEA
FASHION DISTRICT
FLATIRON
MEATPACKING DISTRICT
GREENWICH VILLAGE
WEST VILLAGE
Hudson River
75 Ninth Chelsea Market
Google Corporate Office Campus
99 Tenth
The Caledonia
IAC InterActiveCorp
Chelsea Piers Sports Complex
Chelsea Waterside Park
London Terrace Apartments
Starrett-Lehigh Building
Whitney Museum of American Art
Apple
The Standard High Line Hotel
Gansevoort Hotel
Westbeth Artist Housing
Barneys New York
Madison Square Park
Washington Square Park
Union Square
New York
MANHATTAN
HARLEM
MIDTOWN
BROOKLYN
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #3: 85 TENTH AVENUE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	New York, New York	Cut-off Date Balance(3)		$75,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF(2)		$403.11
Size (SF)	632,584	Percentage of Initial Pool Balance		5.6%
Total Occupancy as of 11/30/2016(1)	99.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/30/2016	99.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	1914 / 2014-2016	Mortgage Rate		3.82060%
Appraised Value	$835,000,000	Original Term to Maturity (Months)		120
Appraisal Date	11/4/2016	Original Amortization Term (Months)		NAP
Borrower Sponsors	Related Special Assets LLC and Vornado Realty L.P.	Original Interest Only Period (Months)		120
Property Management	Related Management Company, L.P.	First Payment Date		1/6/2017
		Maturity Date		12/6/2026
Underwritten Revenues	$52,692,850
Underwritten Expenses	$15,744,664	Escrows(4)
Underwritten Net Operating Income (NOI)	$36,948,186		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$36,189,085	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	30.5%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	30.5%	Replacement Reserve(5)	$0	$10,543
DSCR Based on Underwritten NOI / NCF(2)	3.74x / 3.66x	TI/LC(6)	$11,063,417	$52,715
Debt Yield Based on Underwritten NOI / NCF(2)	14.5% / 14.2%	Other(7)	$1,130,833	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$255,000,000	40.8%	Refinance Existing Debt(8)(9)	$559,219,752	89.5%
Subordinate Debt	141,000,000	22.6	Closing Costs	19,335,900	3.1
Senior Mezzanine Loan	129,000,000	20.6	Upfront Reserves	12,194,250	2.0
Junior Mezzanine Loan	100,000,000	16.0	Return of Equity	34,250,099	5.5
Total Sources	$625,000,000	100.0%	Total Uses	$625,000,000	100.0%

(1)	Includes one tenant (1.7% of NRA) that has signed a lease but has not yet taken occupancy at the 85 Tenth Avenue Property. The tenant is in a free rent period for which $1,130,833 was reserved with lender at loan origination.

(2)	Calculated based on the aggregate outstanding principal balance of the 85 Tenth Avenue Senior Loan Combination (as defined below).

(3)	The Cut-off Date Balance of $75,000,000 represents the non-controlling notes A-1-C1 and A-1-C2 which are part of a senior loan combination evidenced by six pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $255,000,000. The related companion loans are evidenced by (i) the controlling notes A-1-S and A-2-S, which have an aggregate outstanding principal balance as of the Cut-off Date of $130,000,000, and were contributed to the DBWF 2016-85T securitization transaction and (ii) the non-controlling notes A-2-C1 and A-2-C2 which have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, and are currently held by Wells Fargo Bank, National Association (“Wells”), and are expected to be contributed to one or more future commercial mortgage securitization transactions.

(4)	See “—Escrows” below.

(5)	The Replacement Reserve is subject to a cap of $253,032.

(6)	The TI/LC reserve is subject to a cap of $1,265,160 (excluding an undisbursed portion of the Upfront TI/LC deposited at loan origination).

(7)	Other Upfront reserve includes $1,130,833 for a free rent reserve.

(8)	Previous financing on the 85 Tenth Avenue Property consists of (i) $270.0 million of mortgage debt that was contributed to the COMM 2007-C9 and CD 2007-CD5 securitizations, (ii) approximately $75.0 million of senior mezzanine debt held by Landesbank Baden-Wurttemberg, (iii) approximately $83.5 million of junior mezzanine debt/preferred equity (estimated balance as of November 2016) held by Vornado Realty Trust and (iv) approximately $111.4 million of preferred equity (estimated balance as of November 2016) held by Vornado Realty Trust.

(9)	Includes defeasance and yield maintenance costs, as applicable, associated with the refinancing of the existing debt encumbering the 85 Tenth Avenue Property.

■	The Mortgage Loan. The mortgage loan (the “85 Tenth Avenue Loan”) is part of a loan combination (the “85 Tenth Avenue Loan Combination”) evidenced by eight notes comprising (i) six pari passu senior notes (collectively, the “85 Tenth Avenue Senior Loan Combination”), which have an aggregate outstanding principal balance as of the Cut-off Date of $255,000,000, and (ii) two junior notes (collectively, the “85 Tenth Avenue Junior Loan Combination”), which have an aggregate outstanding principal balance as of the Cut-off Date of $141,000,000, that are collectively secured by a first mortgage encumbering the borrower’s fee simple interest in a 632,584 SF mixed use office, retail and storage building located in New York, New York (the “85 Tenth Avenue Property”). The 85 Tenth Avenue Loan which is evidenced by notes A-1-C1 and A-1-C2 and represents a non-controlling interest in the 85 Tenth Avenue Loan Combination, had an aggregate original principal balance of $75,000,000, has an outstanding principal balance as of the Cut-off Date of $75,000,000 and represents approximately 5.6% of the Initial Pool Balance. The related senior companion loans had an aggregate original principal balance of $180,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $180,000,000 and are evidenced by (i) the controlling notes A-1-S and A-2-S, which have an aggregate outstanding principal balance of $130,000,000 and were contributed, along with the 85 Tenth Avenue Junior Loan Combination, to the DBWF 2016-85T securitization transaction and (ii) the non-controlling notes A-2-C1 and A-2-C2 which have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, and are currently held by Wells, and are expected to be contributed to one or more future commercial mortgage securitization transactions. The 85 Tenth Avenue Loan Combination was originated by GACC or an affiliate and Wells on December 1, 2016, had an original principal balance of $396,000,000, has an outstanding principal balance as of the Cut-off Date of $396,000,000 and accrues interest at an interest rate of 3.82060% per annum. The proceeds of the 85 Tenth Avenue Loan Combination were primarily used to retire the existing debt of the 85 Tenth Avenue Property, return equity to the borrower sponsor, fund reserves and pay closing costs.

LOAN #3: 85 TENTH AVENUE

The 85 Tenth Avenue Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The 85 Tenth Avenue Loan Combination requires interest only payments on each due date. The scheduled maturity date of the 85 Tenth Avenue Loan Combination is the due date in December 2026. Provided that no event of default has occurred and is continuing under the 85 Tenth Avenue Loan documents, at any time after the earlier of December 1, 2019 and the second anniversary of the securitization of the last portion of the 85 Tenth Avenue Loan Combination, the 85 Tenth Avenue Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 85 Tenth Avenue Loan documents. Voluntary prepayment of the 85 Tenth Avenue Loan Combination is permitted (in whole, but not in part) without penalty on or after the due date in August 2026.

■	The Mortgaged Property. The 85 Tenth Avenue Property, originally completed in 1914, is an 11-story, 99.6% occupied as of November 30, 2016, mixed use building totaling 632,584 SF. The borrower acquired the 85 Tenth Avenue Property in 2007 for $430.0 million ($680 per SF). The 85 Tenth Avenue Property has since undergone capital improvement programs to modernize the profile of the building including renovations from 2014-2016. The 85 Tenth Avenue Property features retro-industrial décor with a brick structure along with floors with ceiling heights ranging from 14 feet to approximately 19 feet and open floor plates.

The 85 Tenth Avenue Property is 99.6% leased as of November 30, 2016 to a tenant roster that includes investment grade office tenants and award-winning ground floor restaurants including Toro and Michelin Star-rated Del Posto. The largest tenants are Google, Inc. (“Google”) and the General Services Administration, which leases space for use by the Federal Bureau of Investigation Joint Terrorism Task Force (the “GSA”). Additionally, the fifth largest tenant, Moet Hennessey USA, Inc. (“Moet”), utilizes the 85 Tenth Avenue Property as its North American headquarters. The 85 Tenth Avenue Property has a 10-year average historical occupancy of 98.6% and currently, 65.4% of the net rentable area is leased by investment grade credit tenants including Google, GSA, and Moet. The top five tenants at the 85 Tenth Avenue Property occupy 93.0% of the net rentable area, comprise 94.2% of the underwritten base rent, and exhibit a weighted average remaining term of 6.0 years.

The 85 Tenth Avenue Property is located at the crossroads of Manhattan’s Chelsea neighborhood and the Meatpacking District, directly adjacent to the High Line aerial park, directly across from the Chelsea Market, and has views of the Hudson River. The 85 Tenth Avenue Property is located within Google’s expanding Manhattan campus. Google’s New York City headquarters, 111 Eighth Avenue, is located two blocks to the east of the 85 Tenth Avenue Property. Google also occupies space one block to the east of the 85 Tenth Avenue Property at Chelsea Market and signed a lease for 263,835 SF at Pier 57, one block to the west of the 85 Tenth Avenue Property, in 2016. Google currently occupies 179,948 SF (28.4% of NRA) at the 85 Tenth Avenue Property and has expansion options on four floors to add an additional 178,000 SF of space upon the expirations of tenants currently occupying the related premises.

LOAN #3: 85 TENTH AVENUE

The following table presents certain information relating to the major tenants at the 85 Tenth Avenue Property:

Top Five Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
GSA(3)	AAA / Aaa / AA+	178,065	28.1%	$14,624,478	32.8%	$82.13	9/30/2020	1, 2-year option
Google(4)	NR / Aa2 / AA	179,948	28.4	13,792,185	30.9	$76.65	2/28/2026	2, 5-year options
Level 3(5)	BB- / Ba3 / BB	113,012	17.9	5,775,664	12.9	$51.11	1/31/2023	1, 5-year option
Telehouse	NR / NR / NR	61,551	9.7	5,370,907	12.0	$87.26	1/31/2026	1, 5-year option
Moet	NR / NR / A+	56,000	8.9	2,469,600	5.5	$44.10	3/31/2021	1, 5-year option
Top Five Tenants		588,576	93.0%	$42,032,834	94.2%	$71.41
Remaining Tenants		41,650	6.6	2,607,735	5.8	$62.61
Vacant Spaces (Owned Space)		2,358	0.4	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		632,584	100.0%	$44,640,569	100.0%	$70.83

(1)	Based on the rent roll dated November 30, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	GSA has the right to terminate its space beginning on June 30, 2019, upon 180 days prior written notice. GSA has one, two year renewal option remaining. GSA has been reducing its space at the 85 Tenth Avenue Property and consolidating to government owned space.

(4)	Google has existing as-of-right expansion options on any three of floors 5, 8, 9, and 10, which are coterminous to and coincide with the below market, fixed rate rent schedule of its existing premises on floors 3, 4, and 11. If Google elects to expand on all four of the expansion spaces, one of the four floors (at landlord’s discretion) is required to be leased at fair market value (“FMV”). Google has a FMV right of first offer on all other office space in the building. Google has two five year renewal options at FMV upon 18 months written notice for all or a portion of their space so long as Google occupies 75% of the 85 Tenth Avenue Property. Google has no termination options.

(5)	Level 3 has given notice of its intent to vacate its space on the 5th floor and is obligated to do so no later than its lease expiration date for that space of June 30, 2017. However, the tenant has extended its lease for five years on the 6th floor through January 2023. Google has the option to expand onto the 5th floor. Rent for the 5th floor has been underwritten based on Level 3’s in place rent.

The following table presents certain information relating to the lease rollover schedule at the 85 Tenth Avenue Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	56,000	8.9	8.9%	2,352,000	5.3	$42.00	1
2018	0	0.0	8.9%	0	0.0	$0.00	0
2019	0	0.0	8.9%	0	0.0	$0.00	0
2020	178,065	28.1	37.0%	14,624,478	32.8	$82.13	3
2021	56,200	8.9	45.9%	2,539,156	5.7	$45.18	2
2022	0	0.0	45.9%	0	0.0	$0.00	0
2023	57,012	9.0	54.9%	3,423,664	7.7	$60.05	2
2024	10,747	1.7	56.6%	749,748	1.7	$69.76	3
2025	0	0.0	56.6%	0	0.0	$0.00	0
2026	241,499	38.2	94.8%	19,163,092	42.9	$79.35	7
2027	0	0.0	94.8%	0	0.0	$0.00	0
2028 & Thereafter	30,703	4.9	99.6%	1,788,431	4.0	$58.25	4
Vacant	2,358	0.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	632,584	100.0%		$44,640,569	100.0%	$70.83	22

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the 85 Tenth Avenue Property:

Historical Leased %(1)(2)

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	As of 11/30/2016(3)
Owned Space	99.3%	100.0%	100.0%	99.8%	99.5%	98.5%	98.5%	100.0%	90.2%	100.0%	99.6%

(1)	Source: Industry research report (years 2006-2011); Borrower sponsor (years 2012-2016).

(2)	Represents occupancy as of December 31 for the indicated year unless otherwise specified.

(3)	Based on underwritten rent roll dated November 30, 2016.

LOAN #3: 85 TENTH AVENUE

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 85 Tenth Avenue Property:

Cash Flow Analysis(1)

	2011	2012	2013	2014	2015	TTM (6/30/2016)	Underwritten	Underwritten $ per SF
Base Rent(1)	$27,251,469	$26,646,844	$26,504,937	$25,649,512	$29,053,455	$34,980,804	$44,640,569	$70.57
Rent Steps(2)	0	0	0	0	0	0	3,356,590	5.31
Straight Line Rent Credit(3)	0	0	0	0	0	0	775,933	1.23
Value of Vacant Space(4)	0	0	0	0	0	0	88,764	0.14
Gross Potential Rent	$27,251,469	$26,646,844	$26,504,937	$25,649,512	$29,053,455	$34,980,804	$48,861,857	$77.24

Total Recoveries	2,394,873	3,198,256	4,349,995	4,580,074	3,644,420	3,515,739	3,944,963	$6.24
Other Income	1,645,389	2,038,977	1,345,914	1,538,079	1,663,127	2,280,684	2,526,371	3.99
Vacancy(5)	0	0	0	0	0	0	(2,640,341)	(4.17)
Effective Gross Income	$31,291,731	$31,884,076	$32,200,846	$31,767,665	$34,361,002	$40,777,227	$52,692,850	$83.30

Total Operating Expenses	$9,678,819	$10,204,674	$11,377,464	$11,849,927	$13,794,015	$14,188,253	$15,744,664	$24.89
								0.0
Net Operating Income	$21,612,912	$21,679,402	$20,823,382	$19,917,738	$20,566,988	$26,588,974	$36,948,186	$58.41
TI/LC	0	0	0	0	0	0	632,584	1.00
Capital Expenditures	0	0	0	0	0	0	126,517	0.20
Net Cash Flow	$21,612,912	$21,679,402	$20,823,382	$19,917,738	$20,566,988	$26,588,974	$36,189,085	$57.21

Occupancy	98.5%	98.5%	100.0%	90.2%	100.0%	99.6%	99.6%
NOI Debt Yield(6)	8.5%	8.5%	8.2%	7.8%	8.1%	10.4%	14.5%
NCF DSCR(6)	2.19x	2.19x	2.11x	2.02x	2.08x	2.69x	3.66x

(1)	The increase between TTM 6/30/2016 Base Rent and U/W Base Rent is due primarily to the L’Atelier lease (commenced in November 2016), Google’s rent commencement for their 3rd floor space (occurred in November 2016), and the inclusion of a full year’s rent for Google’s lease on the 4th floor (commenced in February 2016), which amounts account for approximately 94% of the increase. The remainder is attributable to rent steps taking effect and free rent periods ending for other tenants at the 85 Tenth Avenue Property.

(2)	Contractual rent steps given for all tenants through November 1, 2017.

(3)	Straight Line Rent Credit given to Google, GSA, and Moet through the earlier of lease expiration or loan maturity.

(4)	Underwritten Value of Vacant Space is based on weighted average in-place gross rent per tenant category.

(5)	Underwritten Vacancy is based on 5.0% of Gross Potential Rent and Total Recoveries.
(6)	Calculated based on the aggregate outstanding principal balance of the 85 Tenth Avenue Senior Loan Combination, and excluding the 85 Tenth Avenue Junior Loan Combination.

■	Appraisal. According to the appraisal, the 85 Tenth Avenue Property had an “as-is” appraised value of $835,000,000 as of November 4, 2016.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$850,000,000	N/A	4.25%
Discounted Cash Flow Approach	$835,000,000	6.00%	5.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on the Phase I environmental report dated November 2, 2016, the environmental consultant reported no recognized environmental conditions at the 85 Tenth Avenue Property.

■	Market Overview and Competition. The 85 Tenth Avenue Property is situated at the crossroads of Manhattan’s Chelsea neighborhood and the Meatpacking District within Manhattan’s Midtown South office market. According to the appraiser, the Midtown South office market is Manhattan’s smallest office market, housing approximately 66.8 million SF of office space. As of the third quarter of 2016, the Midtown South market had a vacancy rate of 6.7% and overall average asking rents of $70.29.

LOAN #3: 85 TENTH AVENUE

Within the Midtown South office market, the 85 Tenth Avenue Property is located on the border of the Chelsea and Hudson Square/West Village submarkets. As of the third quarter of 2016, the Chelsea submarket contained approximately 15.0 million SF of office space, had a vacancy rate of 6.7% and average asking rents of $62.58 per SF. The Hudson Square/West Village submarket contained approximately 11.0 million SF of office space, had a vacancy rate of 10.7% and average asking rents of $82.34 over the same time period. Below is a detailed chart, as of the third quarter of 2016, of the Midtown South Office Market:

Midtown South Office Market(1)

Submarket	Inventory (SF)	Overall Vacancy	Direct Vacancy	Direct Wtd. Avg. Rent	Direct Wtd. Avg. Class A Rent	Direct Wtd. Avg. Class B Rent	Overall Wtd. Avg. Asking Rent
SoHo	3,949,254	6.6%	6.1%	$78.48	$0.00	$91.14	$78.40
Greenwich / NoHo	4,759,517	2.9%	1.8%	$80.95	$115.00	$72.26	$75.69
Madison / Union Square	31,998,013	6.0%	4.7%	$69.59	$78.98	$70.49	$67.47
Hudson Square / West Village	11,050,385	10.7%	8.9%	$82.34	$98.75	$76.85	$79.38
Chelsea	15,036,783	6.7%	5.2%	$62.58	$0.00	$65.41	$62.02
Total / Wtd. Avg.	66,793,952	6.7%	5.4%	$71.46	$92.80	$71.75	$69.45

(1)	Source: Appraisal.

The appraisal identified 23 comparable properties totaling approximately 11.9 million SF that exhibited a rental range of $50.00 per SF to $180.00 per SF and a weighted average occupancy rate of approximately 95.6% for direct space. Of the 23 properties, seven are considered by the appraiser to be directly competitive with the 85 Tenth Avenue Property in terms of the building classification, asking rents, rentable office square footage and quality. The directly competitive properties exhibited a rental range of $75.00 per SF to $89.00 per SF and a weighted average occupancy of approximately 98.5%.

Directly Competitive Buildings(1)

		Direct	Sublease	%	%	Direct
	Office Area	Available	Available	Occupied	Occupied	Asking Rent
Property	(NRA)	SF	SF	(Direct)	(Total)	Low	High
85 Tenth Avenue Property(2)	632,584	2,358	0	99.6%	99.6%
450 West 15th Street	281,361	0	0	100.0%	100.0%	NAV	NAV
75 Ninth Avenue	1,200,000	0	0	100.0%	100.0%	NAV	NAV
250 Hudson Street	300,000	15,831	27,039	94.7%	85.7%	$75.00	$75.00
330 Hudson Street	394,315	0	8,889	100.0%	97.8%	NAV	NAV
345 Hudson Street	550,000	27,796	0	95.0%	95.0%	$89.00	$89.00
101 Avenue of the Americas	426,791	0	0	100.0%	100.0%	NAV	NAV
111 Eighth Avenue	2,300,000	0	0	100.0%	100.0%	NAV	NAV
Total/Wtd. Avg.(3)	5,452,467	43,627	35,928	99.2%	98.5%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated November 30, 2016.

(3)	Total/ Wtd. Avg. does not include the 85 Tenth Avenue Property.

■

The Borrower. The borrower, 85 Tenth Avenue Associates, L.L.C. is a Delaware limited liability company structured to be bankruptcy remote, with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 85 Tenth Avenue Loan Combination. The sponsors of the borrower and non-recourse carve-out guarantors are Related Special Assets LLC and Vornado Realty L.P. Related Special Assets LLC is majority owned by Stephen M. Ross (and associated trusts). Stephen M. Ross is the chairman and founder of The Related Companies, L.P. Vornado Realty L.P. is a majority owned subsidiary of Vornado Realty Trust. The liability of Vornado Realty L.P. under the non-recourse carve-out guaranty for bankruptcy-related non-recourse carve-outs is limited to 30% of the original principal balance of the 85 Tenth Avenue Loan Combination, plus all reasonable out of pocket costs and expenses incurred by the lender in the enforcement of the guaranty or preservation of its rights thereunder. In the event that Vornado Realty L.P. becomes the sole non-recourse guarantor (which may occur pursuant to certain permitted transfers) such limitation on liability will continue to apply.

LOAN #3: 85 TENTH AVENUE

85 Tenth Avenue Associates, L.L.C. is owned, indirectly, by a joint-venture between (i) Stephen M. Ross (and associated trusts), Jeff T. Blau, Bruce A. Beal, Jr. and Michael J. Brenner (who are each principals of Related Companies) and Jorge Perez (a principal of Related Group), who collectively own a 50.1% indirect interest in the borrower, and (ii) Vornado Realty Trust (“Vornado”), which owns a 49.9% indirect interest in the borrower.

The Related Companies, L.P. (“Related”) is a privately owned real estate firm. Founded by Stephen M. Ross in 1972, Related describes itself as a fully integrated, diversified firm with experience in development, acquisition, management, finance, marketing and sales. Headquartered in New York City, Related has offices and developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Abu Dhabi, Sao Paulo and Shanghai, and has a team of approximately 3,000 professionals.

Vornado is a fully integrated, publicly traded real estate investment trust (NYSE: VNO) which owns (wholly, or partially through joint ventures) more than 20.2 million SF across 36 office properties in Manhattan as of September 30, 2016.

■	Escrows. At origination, the borrower deposited (i) $11,063,417 into a rollover reserve account for outstanding tenant allowances and (ii) $1,130,833 into a free rent reserve account for abated rent associated with the L’Atelier lease, to be disbursed monthly in lieu of such abated rent.

On each monthly payment date, the borrower is required to deposit reserves of (i) $10,543 into a replacement reserve account, subject to a cap of $253,032 and (ii) $52,715 into a rollover reserve, subject to a cap of $1,265,160. During the continuance of a Trigger Period (as defined below), on a monthly basis, the borrower is required to deposit reserves of (i) one-twelfth of estimated annual taxes and (ii) provided an acceptable blanket insurance policy is no longer in place, one-twelfth of annual insurance premiums.

■	Lockbox and Cash Management. The 85 Tenth Avenue Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required to send direction notices to all tenants instructing them to deposit all rents into a clearing account controlled by the lender. Provided no Trigger Period exists, amounts on deposit in the clearing account are required to be transferred daily to the borrower’s operating account. During a Trigger Period, any transfers to the borrower’s operating account are required to cease and sums on deposit in the clearing account are required to be transferred on a daily basis to a deposit account controlled by the lender and applied to payment of all monthly amounts due under the 85 Tenth Avenue Loan documents (including mezzanine loan debt service when no event of default exists under the 85 Tenth Avenue Loan Combination), with any excess funds remaining after such application required to be deposited (i) during a Trigger Period caused solely by a Lease Sweep Period (as defined below), into an account for expenses of re-letting the applicable space (the “Lease Sweep Account”) and (ii) otherwise into an account to be held as additional security for the 85 Tenth Avenue Loan Combination during the continuance of a Trigger Period (provided that, if no event of default exists under the 85 Tenth Avenue Loan Combination, funds in such account may also be applied to pay leasing expenses if funds in the rollover account are insufficient). The borrower may deliver a letter of credit in the amount of the applicable excess funds in lieu of depositing excess funds into the Lease Sweep Account.

A “Trigger Period” will commence upon the occurrence of (i) an event of default under the 85 Tenth Avenue Loan Combination or under any related mezzanine loan, (ii) the commencement of a Low Debt Service Period (as defined below) or (iii) the commencement of a Lease Sweep Period, and will end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender or the applicable mezzanine lender (and no other event of default is then continuing), (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Service Trigger Period has ended and (C) with respect to a Trigger Period continuing due to clause (iii), the Lease Sweep Period has ended.

A “Low Debt Service Period” will commence if, as of the last day of any calendar quarter, (a) the debt service coverage ratio (on the 85 Tenth Avenue Loan Combination) falls below 2.10x or (b) the debt service coverage ratio (on the 85 Tenth Avenue Loan Combination and the mezzanine loans) falls below 1.10x, and will cease to exist if (i) the debt service coverage ratio is 2.10x (on the 85 Tenth Avenue Loan Combination) and (ii) the debt service coverage ratio (on the 85 Tenth Avenue Loan Combination and the mezzanine loans) is 1.10x as of the last day of two consecutive quarters. The borrower has the right to cure a Low Debt Service Period by delivering to the lender either cash or a letter of credit, as additional collateral for the 85 Tenth Avenue Loan Combination, in an amount which, if subtracted from the outstanding principal balance of the 85 Tenth Avenue Loan Combination, with interest on the 85 Tenth Avenue Loan Combination being recalculated at such lower principal balance, would result in the debt service coverage ratio on the 85 Tenth Avenue Loan Combination being at least 2.10x and the debt service coverage ratio (on the 85 Tenth Avenue Loan Combination and the mezzanine loans) being at least 1.10x; which additional

LOAN #3: 85 TENTH AVENUE

collateral is required to be released to the borrower if the foregoing debt service coverage ratio conditions are satisfied for two consecutive quarters without taking into account such additional collateral.

A “Lease Sweep Period” will commence on the first payment date following the occurrence of any of the following: (a) the early termination, early cancellation or early surrender of all or materially all of the space leased under a Lease Sweep Lease (as defined below) or upon borrower’s receipt of notice by a Lease Sweep Tenant (as defined below) of a valid early termination, early cancellation or early surrender of all or materially all of the space leased under a Lease Sweep Lease; (b) the date that is 18 months (in the case of Google) or 12 months (in the case of GSA) prior to the lease expiration of the Lease Sweep Tenant if the applicable Lease Sweep Tenant has not yet exercised its renewal option under the applicable Lease Sweep Lease; (c) a Lease Sweep Tenant fails to pay base rent for two consecutive months as and when required under its Lease Sweep Lease and such failure continues beyond any applicable notice and cure period, or upon any other material defaults under the Lease Sweep Lease by the Lease Sweep Tenant beyond any applicable notice and cure period or (d) bankruptcy or insolvency proceeding of a Lease Sweep Tenant or its parent guarantor (if applicable).

A Lease Sweep Period will end upon (x), (i) in the case of a Lease Sweep Period under clause (a) above relating solely to a notice by the Lease Sweep Tenant, upon the rescission of such notice prior to the actual surrender, cancellation or termination of the related Lease Sweep Lease, (ii) in the case of a Lease Sweep Period under clause (a) or (b) above, upon 90% of more of the applicable space being leased pursuant to one or more replacement leases, which have a term that extends five years beyond the maturity date of the 85 Tenth Avenue Loan Combination, are on market terms, and are entered into in accordance with the 85 Tenth Avenue Loan Documents, and in the lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Account to cover all anticipated lender-approved leasing expenses, free rent periods, and any shortfalls in required payments under the 85 Tenth Avenue Loan Combination or operating expenses as a result of any anticipated down time prior to commencement of payments under such replacement leases, (iii) in the case of a Lease Sweep Period under clause (b) above, upon the applicable Lease Sweep Tenant irrevocably exercising its renewal option or otherwise extending its lease on terms reasonably acceptable to the lender, and in the lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Account to cover all anticipated lender-approved leasing expenses and free rent periods in connection with such renewal or extension, (iv) in the case of a Lease Sweep Period under clause (c) above, upon the cure of the event of default, (v) in the case of a Lease Sweep Period under clause (d) above, upon the assumption of the applicable Lease Sweep Lease without modification, which has become effective through court order or plan of reorganization and is not subject to stay pending appeal or otherwise or upon the applicable bankruptcy or insolvency proceeding being dismissed without modification to the Lease Sweep Lease or (y) in the case of a Lease Sweep Period under any of clause (a), (b), (c) or (d) above, the accumulation of funds in the Lease Sweep Account equal to the total rentable square feet of the Lease Sweep Lease multiplied by $50.00.

A “Lease Sweep Lease” means the Google lease or the GSA lease or any replacement lease covering all or substantially all the space currently demised under such lease.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

■

Property Management. The 85 Tenth Avenue Property is managed by Related Management Company, L.P., which is wholly owned by The Related Companies, L.P. The borrower may replace the property manager (i) without lender consent, with an affiliate of Related or Vornado or another property manager which meets specified requirements for a “qualified manager” under the 85 Tenth Avenue Loan documents or (ii) with lender’s reasonable consent (which may be conditioned on receipt of a rating agency confirmation) (in the case of either (i) or (ii), a “Qualified Replacement Manager”). The lender has the right to require the borrower to replace the property manager with a Qualified Replacement Manager (i) following the acceleration of the 85 Tenth Avenue Loan Combination upon an event of default, (ii) if the property manager is subject to a bankruptcy or insolvency proceeding, or (iii) if the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds in connection with the 85 Tenth Avenue Property (other than misappropriation committed by an unauthorized employee or agent where the persons responsible for same have been permanently removed from working on the 85 Tenth Avenue Property matters, and the property manager makes the borrower and lender whole for the same).

LOAN #3: 85 TENTH AVENUE

■	Current Mezzanine or Secured Subordinate Indebtedness. The 85 Tenth Avenue Loan Combination includes the 85 Tenth Avenue Junior Loan Combination, with an outstanding principal balance as of the Cut-off Date of $141,000,000. The 85 Tenth Avenue Junior Loan Combination is coterminous with the 85 Tenth Avenue Senior Loan Combination and accrues interest at a rate equal to 3.82060%. The 85 Tenth Avenue Senior Loan Combination is senior in right of payment to the 85 Tenth Avenue Junior Loan Combination.

Additionally, GACC or an affiliate and Wells co-originated two mezzanine loans, with an aggregate original principal balance of $229,000,000 which were funded concurrently with the funding of the 85 Tenth Avenue Loan Combination. The senior mezzanine loan (the “Senior Mezzanine Loan”) has an original principal balance of $129,000,000, accrues interest at a rate of 5.20000% and is senior to the junior mezzanine loan. The junior mezzanine loan (the “Junior Mezzanine Loan”) has an original principal balance of $100,000,000 and accrues interest at a rate of 6.60000%. Both the Senior Mezzanine Loan and Junior Mezzanine Loan are coterminous with the 85 Tenth Avenue Loan Combination and are interest only for their terms. The Senior Mezzanine Loan is held by IGIS Global Private Placement Real Estate Fund No. 109 and the Junior Mezzanine Loan is held by Meritz Private Real Estate Fund 4.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The 85 Tenth Avenue Loan Combination permits immaterial releases of the 85 Tenth Avenue Property as described in the Preliminary Prospectus under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases.”

■

Terrorism Insurance. The borrower is required to maintain coverage against loss or damage by acts of terrorism in an amount equal to the full replacement cost of the 85 Tenth Avenue Property plus the rental loss and/or business interruption coverage required under the 85 Tenth Avenue Loan documents, if such coverage is commercially available; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof (“TRIPRA”) is no longer in effect the borrower is not required to pay insurance premiums for terrorism insurance coverage in excess of the Terrorism Premium Cap (as defined below). If the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the lender may, at its option (a) purchase such standalone terrorism policy, with the borrower paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (b) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium Cap.

A “Terrorism Premium Cap” means the amount that is two times the amount of aggregate insurance premiums that are payable for the property and business interruption coverage required pursuant to the 85 Tenth Avenue Loan documents (without giving effect to the cost of terrorism coverage) at the time that terrorism coverage is excluded from the applicable insurance policy (on a going forward basis after TRIPRA expires or is no longer in effect for any reason and following expiration of the applicable terrorism coverage then in place).

LOAN #4: Medical Centre of Santa Monica

LOAN #4: Medical Centre of Santa Monica

Providence
Neuro Oncology
The Ambrose
Arizona Ave
2001 Santa Monica Boulevard
& 2021 Santa Monica Boulevard
20th St
21st St
Santa Monica Blvd
Santa Monica Blvd
Google
Map

LOAN #4: Medical Centre of Santa Monica

LOAN #4: Medical Centre of Santa Monica

LOAN #4: Medical Centre of Santa Monica

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
SAN FERNANDO VALLEY
BUR
Burbank
Pasadena
Glendale
Calabasas
Beverly Hills
West Hollywood
Santa Monica
Los Angeles
DTLA
Culver City
Marina Del Rey
LAX
El Segundo
Manhattan Beach
Torrance
Long Beach
LGB
Santa Monica Bay
BEVERLY GLEN
HOLLYWOOD HILLS
LAUREL CANYON
WALK OF FAME
HOLLYWOOD
West Hollywood
SUNSET STRIP
SANTA MONICA BLVD
MELROSE AVENUE
BEL AIR
HOLMBY HILLS
Bel Air Country Club
Los Angeles Country Club
Beverly Hills
Cedars-Sinai Medical Center
Beverly Connection
Beverly Center
The Grove
UCLA
GOLDEN TRIANGLE
WILSHIRE BLVD
PURPLE LINE EXTENSION
MID WILSHIRE
WESTWOOD VILLAGE
Westfield Century City
CENTURY CITY
W OLYMPIC BLVD
W PICO BLVD
Will Rogers State Historic Park
BRENTWOOD
WESTWOOD
VA Medical Center
21st Century Fox Studios
Hillcrest Country Club
Los Angeles
MID CITY
Riviera Country Club
Brentwood Country Club
SAN VICENTE BLVD
WESTSIDE
Rancho Park Golf Course
Westside Pavilion
PICO-ROBERTSON
MONTANA AVE
WILSHIRE BLVD
SANTA MONICA BLVD
S SEPULVEDA BLVD
WESTWOOD BLVD
ARTS DISTRICT
JEFFERSON PARK
Santa Monica
EXPO LINE
W JEFFERSON BLVD
PALMS
DOWNTOWN CULVER CITY
Culver City Studios
RODEO RD
3RD STREET PROMENADE
Santa Monica Place
Santa Monica College
MAR VISTA
OVERLAND AVE
Sony Pictures Studios
Baldwin Hills Scenic Overlook
BALDWIN VILLAGE
SANTA MONICA AIRPORT
Culver City
Baldwin Hills Crenshaw Plaza
OCEAN PARK BLVD
Penmar Golf Course
VENICE BLVD
WASHINGTON PL
West Los Angeles College
Kenneth Hahn State Recreation Area
VIEW PARK-WINDSOR HILLS
MAIN STREET
LINCOLN BLVD
SILICON BEACH
CRENSHAW/LAX TRANSIT CORRIDOR (UNDER CONSTRUCTION)
STUDIO VILLAGE
Holy Cross Cemetery
LADERA HEIGHTS
Santa Monica Bay
VENICE
Marina Del Rey
Marina Marketplace
DEL REY
Kindred Hospital Los Angeles
W SLAUSON AVE
PLAYA VISTA
Westfield Culver City
Waterside Shopping Center
Runway Shopping Center
Promenade at Howard Hughes
FOX HILLS
CENTINELA AVE
Pacific Ocean
MARINER'S VILLAGE
Loyola Marymount University
Inglewood Park Cemetery
PLAYA DEL RAY
WESTCHESTER
W MANCHESTER AVE
Otis College of Arts & Design
Westchester Golf Course
Westchester Village
The Forum
Inglewood
W ARBOR VITAE ST
Centinela Hospital
Future Los Angeles Rams Stadium
LOS ANGELES INTERNATIONAL AIRPORT (LAX)
W CENTURY BLVD
LENNOX
VISTA DEL MAR
El Segundo
HAWTHORNE AIRPORT

Medical Centre of Santa Monica

1	Medical Centre of Santa Monica - West	2001 Santa Monica Boulevard	Santa Monica, CA 90404
2	Medical Centre of Santa Monica - East	2021 Santa Monica Boulevard	Santa Monica, CA 90404

LOAN #4: Medical Centre of Santa Monica

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller		CGMRC
Location (City/State)	Santa Monica, California	Cut-off Date Balance		$71,000,000
Property Type	Office	Cut-off Date Balance per SF		$347.33
Size (SF)	204,414	Percentage of Initial Pool Balance		5.3%
Total Occupancy as of 10/31/2016	95.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/31/2016	95.4%	Type of Security		Leasehold
Year Built / Latest Renovation(2)	Various / Various	Mortgage Rate		4.06000%
Appraised Value	$150,000,000	Original Term to Maturity (Months)		120
Appraisal Date	10/5/2016	Original Amortization Term (Months)		NAP
Borrower Sponsors	Robert D. Held; Melissa Held Bordy and Joseph R. Held	Original Interest Only Term (Months)		120
Property Management	Held Properties, Inc.	First Payment Date	2/1/2017
		Maturity Date	1/1/2027

Underwritten Revenues	$13,126,280
Underwritten Expenses	$3,706,743	Escrows(1)
Underwritten Net Operating Income (NOI)	$9,419,537		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,893,281	Taxes	$0	$0
Cut-off Date LTV Ratio	47.3%	Insurance	$0	$0
Maturity Date LTV Ratio	47.3%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF	3.22x / 3.04x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	13.3% / 12.5%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$71,000,000	99.9%	Loan Payoff	$62,288,955	87.6%
Other Sources	100,000	0.1	Principal Equity Distribution	7,885,045	11.1
			Closing Costs	926,000	1.3

Total Sources	$71,100,000	100.0%	Total Uses	$71,100,000	100.0%

(1)	See “Escrows” below.

(2)	The West Building was built in 1976 and the East Building was built in 1964 and renovated in 1976.

■	The Mortgage Loan. The mortgage loan (the “Medical Centre of Santa Monica Loan”) is evidenced by two notes in the respective original principal amounts of $31,000,000 and $40,000,000 and is secured by a first mortgage encumbering the borrower’s leasehold interest in two office buildings and a parking deck, in each case located in Santa Monica, California (the “Medical Centre of Santa Monica Property”). The Medical Centre of Santa Monica Loan was originated by Citigroup Global Markets Realty Corp. on December 8, 2016 and represents approximately 5.3% of the Initial Pool Balance. The notes evidencing the Medical Centre of Santa Monica Loan have an aggregate outstanding principal balance as of the Cut-off Date of $71,000,000 and an interest rate of 4.06000% per annum. The proceeds of the Medical Centre of Santa Monica Loan were primarily used to retire the existing debt of the Medical Centre of Santa Monica Property, return equity to the borrower sponsors and pay origination costs.

The Medical Centre of Santa Monica Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Medical Centre of Santa Monica Loan requires monthly payments of interest only through maturity. The scheduled maturity date of the Medical Centre of Santa Monica Loan is the due date in January 2027. At any time after the second anniversary of the securitization Closing Date, the Medical Centre of Santa Monica Loan may be prepaid provided a yield maintenance premium specified in the Medical Centre of Santa Monica Loan documents is included with such prepayment. Voluntary prepayment of the Medical Centre of Santa Monica Loan is permitted on or after the due date occurring in July 2026 without payment of any prepayment premium (including, without limitation, the aforementioned yield maintenance premium). Defeasance of the Medical Centre of Santa Monica Loan is not permitted.

■	The Mortgaged Property. The Medical Centre of Santa Monica Property consists of two adjacent Class A medical office buildings located at 2001 Santa Monica Boulevard (the “West Building”) and 2021 Santa Monica Boulevard (the “East Building”), totaling 204,414 rentable SF, as well as a 814 bay six-level parking structure, located in the Mid-City district of Santa Monica. The West Building was constructed in 1976 and the East Building in 1964 and renovated in 1976. The Medical Centre of Santa Monica Property is currently 95.4% occupied and subject to a long-term ground lease through 2075 with Providence Health System – Southern California as the ground lessor. Providence Health System – Southern California is owned and operated by Providence Health & Services. Providence Health & Services is an investment grade rated company (AA/Aa3/AA- by Fitch/Moody’s/S&P) that is also a tenant at the Medical Centre of Santa Monica Property. The Medical Centre of Santa Monica Property is immediately adjacent to Providence St. John’s Health Center which has been recognized as one of the 50 Best Hospitals in America for eight consecutive years. Providence St. John’s Health Center has been serving the Santa

LOAN #4: Medical Centre of Santa Monica

Monica and Westside Los Angeles communities since 1942. It is a nationally renowned, 266-bed hospital that provides diagnostic technology and specialty care with core service lines of heart and vascular care, oncology, orthopedics and women’s health. Providence St. John’s Health Center also is home to the world-renowned John Wayne Cancer Institute. Providence St. John’s Health Center has continually achieved top ratings and distinguished hospital awards for clinical excellence and patient safety by the nation’s leading accreditation organizations, such as Healthgrades, The Joint Commission and the Leapfrog Group. Since 2007 the average historical occupancy at the Medical Centre of Santa Monica Property has been 97.0% and the average occupancy term of the in-place tenants approximately 15 years.

The following table presents certain information relating to the ten largest tenants at the Medical Centre of Santa Monica Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Providence Health System – Southern California(2)	AA / Aa3 / AA-	34,476	16.9%	$1,885,777	17.4%	$54.70	Various	Various
The Regents of the University of California(3)	AA- / Aa3 / AA-	22,742	11.1	1,288,855	11.9	$56.67	Various	1, 5-year option
Cedars-Sinai Medical Center	AA- / Aa3 / NR	9,834	4.8	534,812	4.9	$54.38	2/29/2020	1, 5-year option
Matsunaga, Daly, Ross, Thordarson, Vogel & Klevens, MDs	NR / NR / NR	6,453	3.2	402,679	3.7	$62.40	9/30/2020	1, 5-year option
Ava T. Shamban, M.D., Inc.	NR / NR / NR	6,053	3.0	323,650	3.0	$53.47	1/31/2024	2, 5-year options
Cedars-Sinai Medical Care Foundation(4)	AA- / Aa3 / NR	5,213	2.6	302,054	2.8	$57.94	MTM(4)	1, 5-year option
Gavin Herbert Company dba Horton & Converse Pharmacy	NR / NR / NR	4,685	2.3	268,923	2.5	$57.40	5/31/2017	2, 5-year options
Dermatology Institute & Skin Care Center	NR / NR / NR	4,669	2.3	268,745	2.5	$57.56	5/31/2025	2, 5-year options
Lauren L. Reager, M.D.	NR / NR / NR	4,349	2.1	246,700	2.3	$56.73	8/31/2017	1, 5-year option
Kessler Long Iacampo & Ottavi	NR / NR / NR	3,810	1.9	199,838	1.8	$52.45	10/31/2017	NA
Ten Largest Tenants		102,284	50.0%	$5,722,034	52.7%	$55.94
Remaining Tenants		92,681	45.3	5,140,815	47.3	$55.47
Vacant		9,449	4.6	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		204,414	100.0%	$10,862,849	100.0%	$55.72

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Providence Health System – Southern California leases 23,636 SF across 3 spaces in the West Building with 2, 5-year renewal options and 10,840 SF across 6 spaces in the East Building with 2, 5-year renewal options attributable to 7,837 SF and 1, 5-year renewal option attributable to the remaining 3,003 SF. 1,250 SF expires in 2018, 5,577 SF expires in 2020, 6,253 SF expires in 2021, 12,218 SF expires in 2022 and 9,178 SF expires in 2023.

(3)	The Regents of the University of California leases 22,742 SF across 4 spaces in the West Building. 12,405 SF expires in 2018 and 10,337 SF expires in 2021.

(4)	Cedars-Sinai Medical Care Foundation has executed a renewal lease for 3,838 SF expiring on October 31, 2021. A renewal lease for the remaining 1,375 SF has been negotiated and is awaiting signature.

LOAN #4: Medical Centre of Santa Monica

The following table presents the lease rollover schedule at the Medical Centre of Santa Monica Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	7,592	3.7%	3.7%	$442,331	4.1%	$58.26	4
2017	25,069	12.3	16.0%	1,400,461	12.9	$55.86	12
2018	29,247	14.3	30.3%	1,707,711	15.7	$58.39	11
2019	5,662	2.8	33.1%	309,879	2.9	$54.73	5
2020	33,047	16.2	49.2%	1,846,461	17.0	$55.87	11
2021	38,761	19.0	68.2%	2,122,524	19.5	$54.76	16
2022	22,617	11.1	79.2%	1,219,663	11.2	$53.93	9
2023	12,193	6.0	85.2%	688,942	6.3	$56.50	3
2024	8,301	4.1	89.3%	443,444	4.1	$53.42	3
2025	7,563	3.7	93.0%	427,689	3.9	$56.55	3
2026	4,913	2.4	95.4%	253,744	2.3	$51.65	2
2027	0	0.0	95.4%	0	0.0	$0.00	0
2028 & Thereafter	0	0.0	95.4%	0	0.0	$0.00	0
Vacant	9,449	4.6	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	204,414	100.0%		$10,862,849	100.0%	$55.72	79

(1)	Calculated based on approximate square footage occupied by each owned tenant unless otherwise specified.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the applicable lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the Medical Centre of Santa Monica Property:

Historical Leased %(1)

Property		2013	2014	2015	As of 10/31/2016(2)
East Building	Owned Space	95.3%	97.1%	95.8%	96.0%
West Building	Owned Space	95.0%	94.3%	91.1%	95.1%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the specified year unless otherwise specified.

(2)	Based on the underwritten rent roll dated October 31, 2016.

LOAN #4: Medical Centre of Santa Monica

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Medical Centre of Santa Monica Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 8/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$9,470,826	$10,047,107	$10,168,544	$10,406,658	$10,862,849	$53.14
Contractual Rent Steps(2)	0	0	0	0	520,230	2.54
Potential Income from Vacant Space	0	0	0	0	551,004	2.70
Total Rent	$9,470,826	$10,047,107	$10,168,544	$10,406,658	$11,934,083	$58.38
Reimbursements	125,058	163,497	273,809	121,808	152,135	0.74
Parking(3)	1,463,467	1,505,333	1,539,589	1,606,457	1,606,457	7.86
Other Income	47,876	13,930	12,106	10,946	10,946	0.05
Vacancy and Credit Loss	0	0	0	0	(577,341)	(2.82)
Effective Gross Income	$11,107,228	$11,729,867	$11,994,048	$12,145,869	$13,126,280	$64.21

Real Estate Taxes	$550,876	$558,037	$563,260	$566,177	$567,332	$2.78
Insurance	184,779	185,039	188,074	194,850	197,371	0.97
Management Fee	443,811	465,021	462,803	471,585	525,051	2.57
Ground Rent(4)	197,682	224,801	186,974	149,230	239,478	1.17
Other Expenses	2,010,796	2,133,217	2,295,521	2,166,531	2,177,511	10.65
Total Operating Expenses	$3,387,945	$3,566,114	$3,696,632	$3,548,374	$3,706,743	$18.13

Net Operating Income	$7,719,283	$8,163,752	$8,297,416	$8,597,495	$9,419,537	$46.08
Normalized TI/LC	0	0	0	0	505,814	2.47
Replacement Reserves	0	0	0	0	20,441	0.10
Net Cash Flow	$7,719,283	$8,163,752	$8,297,416	$8,597,495	$8,893,281	$43.51

Occupancy	95.1%	95.2%	92.6%	95.4%(5)	95.2%
NOI Debt Yield	10.9%	11.5%	11.7%	12.1%	13.3%
NCF DSCR	2.64x	2.79x	2.84x	2.94x	3.04x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases (totaling $81,044) through April 2017 and the present value of scheduled rent increases (totaling $439,186) through the end of the lease terms for credit tenants.

(3)	The two buildings that comprise the Santa Monica Medical Centre Property share a 814 space parking garage located on the Santa Monica Medical Centre Property.

(4)	The annual ground lease payment is equal to the base annual rent of $70,000 plus 5.0% of all gross receipts received during any lease year in excess of the applicable floor amount.
(5)	Based on the underwritten rent roll dated October 31, 2016.

■	Appraisal. According to the appraisal, the Medical Centre of Santa Monica Property had an “as-is” appraised value of $150,000,000 as of October 5, 2016.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$151,000,000	N/A	5.75%
Discounted Cash Flow Approach	$149,500,000	7.25%	6.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated October 7, 2016, the environmental consultant reported no recognized environmental conditions and recommended no further action for the Medical Centre of Santa Monica Property except for the continued implementation of the existing asbestos O&M plan.

■	Market Overview and Competition. The Medical Centre of Santa Monica Property is located in Santa Monica, California, which is a coastal city in West Los Angeles. The city is approximately 16 miles west of the Los Angeles Central Business District. It is bounded by Pacific Palisades to the north, Brentwood and West Los Angeles to the east, Venice to the south and the Pacific Ocean to the west. Established tech companies such as Facebook, Google and Yahoo have moved to offices in Santa Monica and the city has also attracted burgeoning startups such as Snapchat, Hulu, Fullscreen and Frequency, earning Santa Monica the “Silicon Beach” moniker. Since Silicon Beach is a less mature scene than Silicon Valley, labor pressures have not had time to develop and therefore, the average tech wage in Los Angeles is $115,000 compared with $226,000 in Silicon Valley. Furthermore, Silicon Beach’s comparatively low labor costs ensures strong wage growth for the foreseeable future. Moreover, Los Angeles is in the middle of a major transportation project, the Regional Connector, which will improve efficiency and relieve congestion. According to a third party report, the 2016 population within a 1-, 3- and 5-mile radius of the Medical Centre of Santa

LOAN #4: Medical Centre of Santa Monica

Monica Property is 39,994, 227,695 and 465,979, respectively. The 2016 average household income within a 1-, 3- and 5-mile radius is $105,630, $123,346 and $125,682, respectively.

According to a third party report, as of 2015 the Los Angeles County Office market was comprised of 183,491,000 SF with a 14.4% vacancy and an average rental rate of $28.80 per SF. The Los Angeles County Office market’s net absorption has been positive since 2011, and during 2015 absorption was a positive 2,502,000 SF, with completions totaling 1,398,000 SF. According to the appraisal, the Medical Centre of Santa Monica Property is located within the Santa Monica submarket. As of the second quarter of 2016, the submarket consisted of 87 office buildings totaling 9,526,221 SF with a direct vacancy of 11.0% and asking rent of $64.08/SF. Net absorption in the submarket as of the second quarter of 2016 was a positive 48,444 SF.

The following table presents certain information relating to the primary competition for the Medical Centre of Santa Monica Property:

Medical Centre of Santa Monica Property Competitive Set(1)

	Medical Centre of Santa Monica Property	Santa Monica Medical Plaza	The 1919 Building	Santa Monica Physicians Center
Year Built	Various	1973 / 2006	1991	1972
SF	204,414	87,386	47,000	37,109
Total Occupancy	95.4%(2)	96.0%	98.0%	92.0%
Base Rent	$32.14 – $63.98(2)	$56.40 - $58.20	$60.00	$58.80

	St. John’s Medical Plaza	Parkside Medical Center	2825 Santa Monica	Wilshire Harvard Plaza
Year Built	1987	1923	1984	1985
SF	90,056	65,610	52,676	58,369
Total Occupancy	100.0%	100.0%	98.0%	99.0%
Base Rent	$55.80	$48.00	$51.00	$48.00 – $57.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 31, 2016.

■	The Borrower. The borrower is Medical Associates, a California limited partnership, and is a single purpose entity that is structured to be bankruptcy-remote. The borrower’s general partner, Held Group / MCSM, L.L.C., is a Delaware limited liability company and a single-purpose entity that is structured to be bankruptcy-remote, with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Medical Centre of Santa Monica Loan. The non-recourse carveout guarantor is HFP Group, LLC. The borrower sponsors’ operating entity for asset and property management is Held Properties, Inc. Held Properties Inc. is 100% owned by the Held family. Through Held Properties, Inc., the borrower sponsors are the developer, owner and operator of premier office and medical office buildings in Southern California’s most desirable submarkets. Founded in 1946, Held Properties, Inc. provides services in property management, construction and project management, development, marketing and leasing and parking services.

■	Escrows. The borrower of the Medical Centre of Santa Monica Loan was not required to make initial deposits to the tax, insurance, replacements reserves or tenant improvements and leasing commissions reserves. On each due date during a Medical Centre of Santa Monica Trigger Period (as defined below), the borrower is required to deposit (i) $1,703 into a replacement reserve and (ii) $42,229 into a leasing reserve. In the event that the Waiver Condition (as defined below) does not exist, the borrower is required to pay to the lender (a) one-twelfth of the amount sufficient to pay taxes payable (or estimated to be payable) during the following twelve months, to be held in a tax reserve and (b) at the option of the lender, if the liability or casualty policy maintained by the borrower is not an approved blanket or umbrella policy under the Medical Centre of Santa Monica Loan documents, one-twelfth of an amount sufficient to pay insurance premiums for the renewal of such policies upon the expiration thereof, to be held in an insurance reserve.

A “Waiver Condition” means a condition that will be deemed to exist to the extent that each of the following are true: (i) no event of default has occurred and is continuing under the Medical Centre of Santa Monica Loan documents, (ii) with respect to the tax reserve, the borrower pays all applicable taxes directly to the applicable imposing governmental authority prior to the date they become delinquent and evidence of the payment is delivered to the

LOAN #4: Medical Centre of Santa Monica

lender by no later than the dates required in the Medical Centre of Santa Monica Loan documents and (iii) with respect to the insurance reserve, all policies required under the Medical Centre of Santa Monica Loan documents are maintained and all insurance premiums due are paid directly to the applicable insurers and evidence of the payment is delivered to the lender as required by the Medical Centre of Santa Monica Loan documents.

■	Lockbox and Cash Management. The Medical Centre of Santa Monica Loan provides for a springing lockbox and springing cash management. The lockbox account is not established at origination but a deposit account control agreement was fully executed at closing. Upon the occurrence of a Medical Centre of Santa Monica Trigger Period, the lockbox account will be established and tenants will begin depositing all rents directly into the lockbox account, provided that, following the termination of the first Medical Centre of Santa Monica Trigger Period, the borrower may close the lockbox account and notify tenants to pay rents to a different account until such time as a new Medical Centre of Santa Monica Trigger Period occurs. Funds in the lockbox account are used to pay debt service and fund reserves and any excess (i) during a Medical Centre of Santa Monica Trigger Period is held by the lender and (ii) when no Medical Centre of Santa Monica Trigger Period is continuing is disbursed to the borrower. Following an event of default under the Medical Centre of Santa Monica Loan documents, the lender may apply funds in any manner and priority it determines.

A “Medical Centre of Santa Monica Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than 1.50x; and (B) expiring upon (y) with regard to any Medical Centre of Santa Monica Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default and (z) with regard to any Medical Centre of Santa Monica Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.55x for two consecutive calendar quarters.

■	Property Management. The Medical Centre of Santa Monica Property is managed by Held Properties, Inc., a borrower-affiliated manager. The lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes a debtor in any voluntary bankruptcy or insolvency action or a debtor in any involuntary bankruptcy or insolvency action not dismissed within 90 days; (ii) an event of default has occurred and is continuing under the Medical Centre of Santa Monica Loan documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrower has the right to replace the property manager, provided no event of default is continuing under the Medical Centre of Santa Monica Loan documents and such replacement will not cause a termination right, right of first refusal, termination fee, a similar right or a material adverse effect, with a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation). Additionally, the borrower has contracted with an affiliated parking manager, Parking Plus, Inc., a California corporation, with respect to the management of the parking portions of the Medical Centre of Santa Monica Property. The lender has the same kickout rights with respect to the parking manager as it does with the property manager.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Ground Lease. The borrower’s interest in the land comprising the Medical Centre of Santa Monica Property is derived pursuant to a ground lease between the borrower, as ground lessee, and Providence Health System – Southern California, as ground lessor. The term of the ground lease expires on December 31, 2075. Base ground rent is a $70,000 annual payment plus an additional payment of 5% of gross receipts over a floor amount which increases annually (in each case, as more particularly described in the ground lease).

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the Medical Centre of Santa Monica Property, plus a business interruption insurance policy that provides 24 months of business interruption coverage with an additional 12-month extended period of indemnity with no deductible in excess of $10,000 (except with respect to earthquake and windstorm coverage). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #5: Prudential Plaza

LOAN #5: Prudential Plaza

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Prudential Plaza
130 East Randolph Street &
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Chicago, IL 60601
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LOAN #5: Prudential Plaza

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Chicago, Illinois	Cut-off Date Balance(4)		$70,000,000
Property Type	Office	Cut-off Date Balance per SF(3)		$182.85
Size (SF)	2,269,632	Percentage of Initial Pool Balance		5.3%
Total Occupancy as of 11/30/2016(1)	77.1%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/30/2016(1)	77.1%	Type of Security		Fee Simple
Year Built / Latest Renovation	1955,1990 / 1990, 2014-2015	Mortgage Rate		4.61000%
Appraised Value	$700,000,000	Original Term to Maturity (Months)		120
Appraisal Date	7/20/2016	Original Amortization Term (Months)		360
Borrower Sponsors	Michael Silberberg and Mark Karasick	Original Interest Only Term (Months)		48
Property Management(2)	SL PRU Property Manager LLC	First Payment Date		9/6/2015
		Maturity Date		8/6/2025

Underwritten Revenues	$70,131,390
Underwritten Expenses	$32,570,196	Escrows(5)
Underwritten Net Operating Income (NOI)	$37,561,194		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$33,902,628	Taxes	$7,572,461	$1,134,682
Cut-off Date LTV Ratio(3)	59.3%	Insurance	$697,045	$82,759
Maturity Date LTV Ratio(3)	53.2%	Replacement Reserve	$1,338,519	$47,671
DSCR Based on Underwritten NOI / NCF(3)	1.47x / 1.33x	TI/LC	$554,171	$0
Debt Yield Based on Underwritten NOI / NCF(3)	9.1% / 8.2%	Other(6)	$19,935,546	$236,236

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$415,000,000	100.0%	Loan Payoff	$327,845,504	79.0%
			Reserves	73,309,474	17.7
			Working Capital	10,819,980	2.6
			Closing Costs	3,025,042	0.7

Total Sources	$415,000,000	100.0%	Total Uses	$415,000,000	100.0%

(1)	Total Occupancy and Owned Occupancy includes 10.1% of NRA leased to tenants that have signed leases but have yet to take occupancy at the Prudential Plaza Property.

(2)	The Prudential Plaza Property is sub-managed by Jones Lang LaSalle Americas (Illinois), LP.

(3)	Calculated based on the aggregate outstanding principal balance of the Prudential Plaza Loan Combination (as defined below).

(4)	The Prudential Plaza Loan has a Cut-off Date Balance of $70,000,000 and represents the non-controlling notes A-3-2 and A-4-1 of the $415,000,000 Prudential Plaza Loan Combination, which is evidenced by eight pari passu notes. The related companion loans are evidenced by (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-Off Date of $115,000,000, and was contributed to the COMM 2015-CCRE26 securitization transaction, (ii) the non-controlling note A-2-1, which has an outstanding principal balance as of the Cut-off Date of $50,000,000, and was contributed to the CD 2016-CD1 securitization transaction, (iii) the non-controlling notes A-2-2 and A-3-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000, and were contributed to the CD 2016-CD2 securitization transaction, (iv) the non-controlling note A-3-1, which has an outstanding principal balance as of the Cut-off Date of $40,000,000, and was contributed to the COMM 2016-COR1 securitization transaction and (v) the non-controlling note A-4-2, which has an outstanding principal balance as of the Cut-off Date of $65,000,000, is currently held by DBNY and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(5)	Upfront Escrows represents reserve balance as of January 9, 2017. See “—Escrows” below for further detail.

(6)	The Other reserve includes $11,219,368 for future TI/LCs based on recent leases signed, $2,416,178 for rent abatements for various tenants and $6,300,000 for tenant improvements associated with the Wilson Sporting Goods Co. (“Wilson”) lease. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Prudential Plaza Loan”) is part of a loan combination (the “Prudential Plaza Loan Combination”) evidenced by eight pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in two Class A office towers totaling 2,269,632 SF located in Chicago, Illinois (the “Prudential Plaza Property”). The Prudential Plaza Loan, which is evidenced by the non-controlling notes A-3-2 and A-4-1, has an aggregate outstanding principal balance as of the Cut-off Date of $70,000,000 and represents approximately 5.3% of the Initial Pool Balance. The related companion loans are evidenced by (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-Off Date of $115,000,000, and was contributed to the COMM 2015-CCRE26 securitization transaction, (ii) the non-controlling note A-2-1, which has an outstanding principal balance as of the Cut-off Date of $50,000,000, and was contributed to the CD 2016-CD1 securitization transaction, (iii) the non-controlling notes A-2-2 and A-3-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000, and were contributed to the CD 2016-CD2 securitization transaction, (iv) the non-controlling note A-3-1, which has an outstanding principal balance as of the Cut-off Date of $40,000,000, and was contributed to the COMM 2016-COR1 securitization transaction and (v) the non-controlling note A-4-2, which has an outstanding principal balance as of the Cut-off Date of $65,000,000, is currently held by DBNY and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Prudential Plaza Loan Combination, which accrues interest at an interest rate of 4.61000% per annum, was originated by GACC on July 30, 2015, had an original principal balance of $415,000,000 and has an outstanding principal balance as of the Cut-off Date of $415,000,000. The proceeds of the Prudential Plaza Loan Combination were primarily used to refinance the Prudential Plaza Property, fund upfront reserves, pay origination costs and provide working capital to the borrower. The borrower covenanted to use such working capital amount (which was deposited into a borrower account) to pay operating or capital expenses related to the Prudential Plaza Property. Such amount is not being held by, and is not subject to disbursement conditions of the lender.

LOAN #5: Prudential Plaza

The Prudential Plaza Loan Combination had an initial term of 120 months and has a remaining term of 102 months as of the Cut-off Date. The Prudential Plaza Loan Combination requires monthly payments of interest only for the first 48 months, followed by payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the Prudential Plaza Loan Combination is the due date in August 2025. Provided that no event of default has occurred and is continuing under the Prudential Plaza Loan documents, at any time after July 26, 2018, the Prudential Plaza Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Prudential Plaza Loan documents. Provided that no event of default has occurred and is continuing under the Prudential Plaza Loan documents, voluntary prepayment of the entire outstanding principal balance of the Prudential Plaza Loan Combination without a prepayment premium or yield maintenance charge is permitted on or after the due date in March 2025.

On July 26, 2016, the holder of the non-controlling Note A-3-1, together with the other non-controlling pari passu companion notes (the “REMIC Election Notes”) made a REMIC election with respect to the REMIC Election Notes. As such, the defeasance lockout period for the Prudential Plaza Loan Combination will continue through the first business day after July 26, 2018. For additional information regarding the REMIC Election Notes, see “Material Federal Income Tax Consequences” in the Preliminary Prospectus.

■	The Mortgaged Property. The Prudential Plaza Property consists of two Class A office towers, One Prudential Plaza and Two Prudential Plaza, totaling 2,269,632 SF located in Chicago, Illinois. One Prudential Plaza is a 41-story, 1,273,204 SF building that was built in 1955 and renovated in 1990 and again in 2014-2015. Two Prudential Plaza is a 64-story, 996,428 SF building that was completed in 1990. The two towers are connected by a public mezzanine level that contains approximately 60,000 SF of restaurant and retail space. The Prudential Plaza Property has a diverse tenant base of over 120 tenants including law firms, financial services, technology, media and marketing companies. No tenant accounts for greater than 3.9% of NRA. The Prudential Plaza Property also features a five-level, 608-space underground parking facility that is run by AMPCO Parking, a third party operator, an underground connection to the Randolph Street commuter rail station, a landscaped one acre plaza and a tenant amenity space on the 11th floor. The tenant amenity space features a 10,000 SF gym, a tenant lounge and an outdoor rooftop space that includes a bar and an outdoor fireplace and offers unobstructed views of Millennium Park.

In 2014, the Guarantors invested over $30.0 million in capital expenditures and an additional approximately $26.6 million in tenant improvements for building renovations and upgrades to tenant spaces. Major projects included an elevator modernization and cab renovation, window replacements in vacant spaces, a convector replacement, the creation of the tenant amenity space on the 11th floor, exterior lighting renovations and a complete renovation of the lobby. The investments to upgrade the Prudential Plaza Property have resulted in positive leasing velocity with 654,767 SF of leases signed between January 2015 and May 2016. The table below summarizes recent leasing activity at the Prudential Plaza Property since October 2014.

LOAN #5: Prudential Plaza

Recent Leasing(1)(2)

Date of Lease Execution	Lease Count	SF	Gross Rent	Gross Rent Per SF
Oct 2014	2	24,267	$819,054	$33.75
Nov 2014	1	2,489	$80,011	$32.15
Dec 2014	3	28,471	$946,092	$33.23
Jan 2015	4	44,249	$1,241,990	$28.07
Feb 2015	1	239	$6,271	$26.24
Mar 2015	4	54,103	$1,953,948	$36.12
Apr 2015	4	6,892	$134,245	$19.48
May 2015	3	16,704	$621,447	$37.20
Jun 2015	6	48,139	$1,902,909	$39.53
Jul 2015	11	127,537	$4,487,880	$35.19
Aug 2015	8	63,228	$2,359,173	$37.31
Sep 2015	1	2,319	$92,377	$39.84
Oct 2015	1	577	$23,435	$40.62
Nov 2015	4	35,486	$1,325,724	$37.36
Dec 2015	8	173,316	$6,676,301	$38.52
Jan 2016	0	0	$0	$0.00
Feb 2016	3	28,699	$1,514,381	$52.77
Mar 2016	6	25,758	$1,392,647	$54.07
Apr 2016	1	24,226	$955,958	$39.46
May 2016	2	3,295	$162,736	$49.39
Jun 2016	3	37,541	$1,271,534	$33.87
Jul 2016	1	5,385	$212,511	$39.46
Aug 2016	7	102,560	$3,700,809	$36.08
Sept 2016	0	0	$0	$0.00
Oct 2016	0	0	$0	$0.00
Nov 2016	0	0	$0	$0.00
Dec 2016	0	0	$0	$0.00
Total/Wtd. Avg.	84	855,480	$31,881,435	$37.27

(1)	As provided by the borrower.

(2)	Includes expansions and lease renewals.

Total leasing at the Prudential Plaza Property between October 2014 and August 2016 included 855,480 SF (37.7% of NRA) which increased gross rent by approximately $31.9 million. This includes 502,390 SF (22.1% of NRA) leased since loan origination in July 2015. Major new leases include Wilson (87,386 SF, 3.9% of NRA), Clark Hill (71,813 SF, 3.2% of NRA), Cision US, Inc. (49,703 SF, 2.2% of NRA), Pandora (32,331 SF, 1.4% of NRA), Chicago Council on Global Affairs (29,035 SF, 1.3% of NRA), University of Chicago (23,710 SF, 1.0% of NRA), Prescient Edge, LLC (23,616 SF, 1.0% of NRA), Textura Corporation (23,374 SF, 1.0% of NRA) and CA Ventures (23,672 SF, 1.0% of NRA).

The Prudential Plaza Property is situated immediately north of Millennium Park and one block east of Michigan Avenue, a major north-south roadway in Chicago. The Prudential Plaza Property is accessible via Interstate 90/94 from the west, Lake Shore Drive from the east and Wacker Drive. The Prudential Plaza Property also has pedestrian access via underground pedestrian corridors that provide direct access to neighboring hotels, department stores, office buildings and cultural attractions throughout the city of Chicago.

The following table presents certain information relating to historical leasing at the Prudential Plaza Property:

Historical Leased %(1)

	2013	2014	2015	As of 11/30/2016
Owned Space	69.6%	64.0%	68.3%	77.1%(2)

(1)	As provided by the borrower and which represents occupancy as of December 31 for the specified year unless otherwise specified.

(2)	Based on the underwritten rent roll dated November 30, 2016.

LOAN #5: Prudential Plaza

The following table presents certain information relating to the major tenants at the Prudential Plaza Property:

Top Five Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Wilson(3)	NR / NR / NR	87,386	3.9%	1,922,492	4.7%	$22.00	12/31/2029	1, 5-year option
Clark Hill(4)	NR / NR / NR	71,813	3.2	1,888,769	4.7	$26.30	12/31/2032	1, 5-year option
Leydig, Voit & Mayer, Ltd.	NR / NR / NR	66,783	2.9	1,694,645	4.2	$25.38	9/30/2025	2, 5 or 10-year options
Optiver US LLC(5)	NR / NR / NR	73,779	3.3	1,515,443	3.7	$20.54	4/30/2023	1, 5-year option
CBS Radio Holdings Corp.(6)	BBB / Baa2 / BBB	63,453	2.8	1,324,647	3.3	$20.88	4/30/2028	3, 5-year options
Total Major Office Tenants		363,214	16.0%	8,345,996	20.6%	$22.98
High Office		383,539	16.9	9,214,456	22.7	$24.02
Mid Office		527,885	23.3	11,459,089	28.2	$21.71
Low Office		391,764	17.3	8,191,605	20.2	$20.91
Retail		59,939	2.6	2,410,804	5.9	$40.22
Storage		20,234	0.9	424,866	1.0	$21.00
Antenna		2,841	0.1	532,977	1.3	$187.60
Total Occupied Collateral(7)		1,749,416	77.1%	40,579,792	100.0%	$23.20
Vacant		520,216	22.9	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		2,269,632	100.0%	40,579,792	100.0%	$23.20

(1)	Based on the rent roll dated November 30, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Wilson signed a 12-year lease for its space which commences on January 1, 2018. The tenant has the right to terminate its lease on December 31, 2026 with 15 months prior written notice, subject to payment of a termination fee equal to the unamortized leasing costs amortized at a rate of 8% per year. In addition, Wilson will be entitled to rent abatement on the first month of each year during the lease term. Neither the gap period prior to commencement of such lease nor such rent abatement periods have been reserved for.

(4)	Clark Hill signed a 15-year lease for its space which commenced on January 1, 2017 and has a rent abatement period from January 2017 to July 2017, which has not been reserved for. The tenant has the right to terminate its lease on December 31, 2026, upon at least 15 months’ prior written notice, subject to a termination fee equal to the then unamortized leasing costs associated with the Clark Hill lease amortized at a rate of 8% per year.

(5)	Optiver US LLC is entitled to rent abatement from May 2017 to October 2017 and from May 2018 to September 2018, as to which only two months have been reserved for.

(6)	CBS Radio Holdings Corp. executed an early renewal option for its space on floors 9-11, totaling approximately 63,228 SF at a higher rent of $22.50 per SF for an additional ten years. CBS Radio Holdings Corp. relinquished a portion of its space on the 12th floor (8,068 SF). Additionally, the tenant has 225 SF of space that expires on April 30, 2018. CBS has a rent abatement period from May 2018 to December 2019, which has not been reserved for.

(7)	Includes 10.1% of net rentable area leased to tenants that, as of November 30, 2016, have signed leases but have yet to take occupancy at the Prudential Plaza Property.

The following table presents certain information relating to the lease rollover schedule at the Prudential Plaza Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	57,974	2.6	2.6%	1,315,381	3.2	$22.69	18
2018	157,475	6.9	9.5%	3,428,162	8.4	$21.77	43
2019	57,943	2.6	12.0%	1,228,924	3.0	$21.21	13
2020	56,447	2.5	14.5%	1,417,530	3.5	$25.11	20
2021	102,524	4.5	19.0%	2,475,487	6.1	$24.15	26
2022	98,532	4.3	23.4%	2,528,112	6.2	$25.66	22
2023	234,546	10.3	33.7%	4,884,720	12.0	$20.83	29
2024	54,588	2.4	36.1%	1,239,849	3.1	$22.71	12
2025	220,895	9.7	45.9%	5,448,251	13.4	$24.66	27
2026	81,800	3.6	49.5%	2,974,932	7.3	$36.37	16
2027	200,088	8.8	58.3%	3,887,269	9.6	$19.43	18
2028 & Thereafter	426,604	18.8	77.1%	9,751,176	24.0	$22.86	29
Vacant	520,216	22.9	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	2,269,632	100.0%		$40,579,792	100.0%	$23.20	273

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

(2)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the Lease Expiration Schedule.

LOAN #5: Prudential Plaza

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Prudential Plaza Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 11/30/2016	Underwritten	Underwritten $ per SF
Base Rent	$28,764,554	$28,473,086	$30,025,537	$34,261,798	$40,579,792	$17.88
Contractual Rent Steps(2)	0	0	0	0	960,856	0.42
IG Rent Credit	0	0	0	0	232,359	0.10
Value of Vacant Space	0	0	0	0	17,967,138	7.92
Gross Potential Rent	$28,764,554	$28,473,086	$30,025,537	$34,261,798	$59,740,145	$26.32
Total Recoveries	20,442,385	18,888,044	20,087,785	21,436,527	25,198,144	11.10
Total Other Income	3,318,520	2,915,164	3,208,355	3,160,239	3,160,239	1.39
Vacancy & Credit Loss (3)	0	0	0	0	(17,967,138)	(7.92)
Effective Gross Income	$52,525,460	$50,276,294	$53,321,676	$58,858,563	$70,131,390	$30.90

Total Operating Expenses	30,482,948	28,845,540	32,167,828	32,295,671	$32,570,196	$14.35

Net Operating Income(4)	$22,042,511	$21,430,754	$21,153,848	$26,562,892	$37,561,194	$16.55
TI/LC	0	0	0	0	3,086,514	1.36
Capital Expenditures	0	0	0	0	572,052	0.25
Net Cash Flow	$22,042,511	$21,430,754	$21,153,848	$26,562,892	$33,902,628	$14.94

Occupancy	69.6%	64.0%	68.3%	77.1%	77.1%
NOI Debt Yield	5.3%	5.2%	5.1%	6.4%	9.1%
NCF DSCR	0.86x	0.84x	0.83x	1.04x	1.33x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the Underwritten Cash Flow.

(2)	Contractual Rent Steps are taken through January 2018.

(3)	Vacancy was underwritten at the in-place vacancy of 20.4% compared to the East Loop submarket vacancy rate of 12.9%.

(4)	The approximate $11.0 million increase in Underwritten Net Operating Income from TTM 11/30/2016 to Net Operating Income figure is due to (i) approximately $11.1 million attributable to leases that are signed but have not yet commenced, (ii) approximately $1.0 million in step rents taken through January 2018, (iii) approximately $0.2 million in rent credit relating to investment grade tenants on long term leases, (iv) approximately $0.5 million representing the differential between the underwritten management fee cap of $1.0 million against the most recent management fee of approximately $1.5 million, (v) $5.9 million in rent abatements that were effective in the trailing 12 months ending November 2016 and (vi) less $7.4 million in rents attributable to expiring leases. The remaining difference is approximately $0.3 million attributable to other miscellaneous differences.

■	Appraisal. According to the appraisal, the Prudential Plaza Property had an “as-is” appraised value of $700,000,000 as of July 20, 2016 and has an “as stabilized” appraised value of $830,000,000 as of July 20, 2018, based on certain assumptions, including that the Prudential Plaza Property has achieved an occupancy of 90.0%.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$688,000,000	N/A	5.25%
Discounted Cash Flow Approach	$700,000,000	7.75%	6.00%(1)

(1)	Represents the terminal capitalization rate

■	Environmental Matters. Based on a Phase I environmental report dated June 30, 2015, no further action was recommended at the Prudential Plaza Property other than to implement an operations and maintenance plan for asbestos, which is currently in place.

■	Market Overview and Competition. The Prudential Plaza Property is located in the city of Chicago, Illinois, one block east of North Michigan Avenue in the East Loop office submarket. Located adjacent to Millennium Park, the Prudential Plaza Property is within walking distance of numerous dining, shopping and cultural attractions. Notable nearby attractions include The Harold Washington Library, the world’s largest public library, popular downtown theatres, Lyric Opera Goodman Theatre and Adler & Sullivan’s Auditorium Theatre and the Magnificent Mile, one of the world’s premier shopping districts. Several hotels are also in walking distance, including the Palmer House, which is a block from the Prudential Plaza Property, a Hilton, Hyatt Regency, Sheraton, the Renaissance, Hotel Blake and the W Hotel, among others.

The East Loop office submarket contains 83 buildings totaling approximately 28.0 million SF, including 16 Class A buildings totaling approximately 16.6 million SF. The average quoted rent in the East Loop Class A submarket was $28.06 per SF as of the third quarter of 2016 and the vacancy was 12.9% in the same period. The East Loop Class A submarket also experienced positive net absorption of 467,653 SF as of the third quarter of 2016. Additionally, there

LOAN #5: Prudential Plaza

is no reported new office construction underway or planned in the East Loop submarket. Current activity in the East Loop office sector is continued repositioning of the existing inventory. In July 2015, Kraft Heinz announced that it is moving its corporate headquarters from Northfield, Illinois to the East Loop submarket of Chicago. Kraft Heinz took over approximately 170,000 SF across five floors in the Aon Center, located next door to the Prudential Plaza Property, in January 2016.

The following table presents certain information relating to the primary competition for the Prudential Plaza Property:

Prudential Plaza Property Competitive Set(1)

	Prudential Plaza Property	Aon Center	Illinois Center	AMA Plaza
Year Built	1955	1974	1972	1971
SF	2,269,632	2,744,552	2,132,048	1,141,760
Total Occupancy	77.1%(2)	90.0%	75.0%	92.0%
Recent Leasing	$23.20(3)	$19.50 - $22.50	$17.50 - $18.50	$24.28 - $31.00
	Chicago Title and Trust Center I	303 East Wacker	Equitable Office Building
Year Built	1992	1979	1966
SF	1,068,877	859,187	737,308
Total Occupancy	96.0%	67.0%	95.0%
Recent Leasing	$18.08 - $30.00	$17.00 - $18.50	$23.00 - $25.50

(1)	Source: Appraisal.

(2)	Based on the November 30, 2016 underwritten rent roll and includes approximately 10.1% of NRA leased to tenants that have signed leases but have not yet taken occupancy.

(3)	Represents weighted average underwritten Base Rent per SF on a triple net basis for the Prudential Plaza Property.

Using both the above market comparables and recent leasing in the nearby office market, the appraisal identified a market rent of $28.00 per SF for high-rise office space, $25.00 per SF for mid-rise office space, $22.00 per SF for low-rise office space, $40.00 per SF for interior retail space, $60.00 per SF for street-front retail space and $20.00 per SF for storage space. All of the aforementioned rents are on a triple net basis (except for storage rents). The appraisal determined a market occupancy for the overall Chicago central business district office market of 89.0% and 92.3% for Class A office properties in the East Loop submarket.

■	The Borrower. The borrower, SL PRU LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Prudential Plaza Loan. The sponsors of the borrower and nonrecourse carve-out guarantors are Michael Silberberg and Mark Karasick (the “Guarantors”), on a joint and several basis.

Michael Silberberg is a principal of Berkley Properties, LLC, a privately owned real estate holding company that acquires, renovates and manages hotels, offices, retail and multifamily properties in the Northeast. Additionally, directly or through affiliated companies, Berkley Properties, LLC has holdings in New York, New Jersey, Illinois, Alabama, Tennessee and Texas. Berkley Properties, LLC is headquartered in New York City.

Mark Karasick is a principal of the 601W Companies (“601W”). 601W manages private real estate acquisition, ownership, development and management portfolios. Since its founding more than 15 years ago, 601W has acquired a number of commercial properties throughout the country, totaling 24 million SF with a collective value in excess of $5.0 billion. At 601W, Mark Karasick leads the acquisition, development and management of the 601W real estate portfolio.

Michael Silberberg and Mark Karasick have worked on numerous transactions in the Chicago central business district. In 2010, Berkley Properties, LLC purchased, and later sold, 180 North La Salle Street in the East Loop submarket and 601W is currently holding 550 West Jackson Avenue, an approximately 400,000 SF office property in the West Loop submarket. The Guarantors also purchased the Aon Center, a 2.7 million SF office building located adjacent to the Prudential Plaza Property in October 2015 for $712 million ($260 per SF).

The Prudential Plaza Property was acquired by the prior owner (the “Prior Owner”) in 2006 for $525 million ($231 per SF), which Prior Owner was owned and controlled by sponsorship unaffiliated with the Guarantors (the “Prior Sponsorship”). The Prudential Plaza Property was previously security for a $410.0 million first mortgage (the “Prior

LOAN #5: Prudential Plaza

Loan”), which was deposited in equal portions in the JPMCC 2006-LDP7 and JPMCC 2006-CB16 securitization trusts (together, the “Prior Securitization”) and an affiliate of the borrower under the Prior Loan also obtained a $60.0 million original principal balance mezzanine loan from an affiliate of Northstar. In 2012, the Prior Loan was transferred into special servicing as a result of impending lease expirations with two major tenants totaling approximately 19.0% of the total NRA, which tenants ultimately vacated the Prudential Plaza Property.

The Guarantors reached an agreement with the Prior Sponsorship for an equity recapitalization. In June 2013, the Guarantors and the Prior Securitization special servicer agreed to bifurcate the $410.0 million Prior Loan into a $336 million A-note and a $74 million B-note (hope note). As part of the loan modification, the Guarantors took control of the Prudential Plaza Property and the Prior Owner and contributed $76.5 million of new equity into the property (while the Prior Sponsorship retained a minority non-controlling interest). In addition, as part of such agreement, the N-Star CDO VIII securitization, as the holder of the $60 million original principal balance mezzanine loan, agreed to modify its mezzanine loan to require payments to be made only from excess cash flow remaining following the payment of amounts then due under the Prior Loan, and a Northstar affiliate agreed to contribute $8.5 million of new equity into the Prudential Plaza Property. The Guarantors and the mezzanine lender then allocated amounts payable under the modified mezzanine loan to the contributors of the new equity.

In connection with the origination of the Prudential Plaza Loan Combination, (i) the lender under the Prior Securitization accepted $336 million (a portion of the proceeds of the Prudential Plaza Loan Combination) in satisfaction of the Prior Loan, (ii) the hope note was cancelled without repayment, and (iii) the mezzanine lender entered into a standstill agreement with GACC pursuant to which it agreed to terminate the existing mezzanine loan pledge. Additionally, the standstill agreement provides that no exercise of remedies may be undertaken under the unsecured mezzanine loan until the Prudential Plaza Loan Combination is fully satisfied, and the mezzanine lender agreed that during any event of default or Trigger Period (as defined below) no payments may be made on the unsecured mezzanine loan.

On February 24, 2016, the trustees of the Prior Securitization filed suit in the United States District Court for the Southern District of New York against the Guarantors and the Prior Owner alleging, among other things, that the defendants engaged in fraud, willful misconduct and intentional misrepresentation by failing to provide complete and accurate information regarding prospective leasing activity relating to the Prudential Plaza Property in connection with the preparation of an appraisal used in connection with the calculation of the discounted payoff amount. The current borrower under the Prudential Plaza Loan Combination is not named as a defendant in the suit. For more information regarding the litigation, see “Description of the Mortgage Pool–Litigation and Other Legal Considerations” in the Preliminary Prospectus.

■	Escrows. In connection with the origination of the Prudential Plaza Loan Combination, the borrower deposited reserves of (i) $1,134,682 into a tax reserve account, (ii) $248,278 into an insurance reserve account, (iii) $2,525,657 into a replacement reserve account, (iv) $21,489,422 into a TI/LC reserve account for existing TI/LC obligations due to certain tenants, (v) $35,000,000 into a future leasing reserve account and (vi) $12,911,435 into a rent abatement reserve account.

As of January 2017, the current amounts on deposit are (i) $7,572,461 in the tax reserve account, (ii) $697,045 in the insurance reserve account, (iii) $1,338,519 in the replacement reserve account, (iv) $554,171 in the existing TI/LC reserve account (the “Existing TI/LC Account”), (v) $11,219,368 (the “Future TI/LC Amount”) in the future leasing reserve account (the “Future TI/LC Account”), all of which is earmarked for future TI/LCs based on recent leases signed and (vi) $2,416,178 in the rent abatement reserve account. The Future TI/LC Amount includes $3,058,133 that was initially included in the Existing TI/LC Account but was determined to be in excess of the amount necessary to pay approved leasing expenses under the then-current leases and was reallocated into the Future TI/LC Account to be available to pay approved leasing expenses for future leases entered into by the borrower.

In connection with the Wilson lease, a Wilson TI reserve of $6,300,000 was established, of which $3,100,000 was funded through sponsor equity and $3,200,000 was transferred from the Future TI/LC Account. The $17,293,639 remaining in the Future TI/LC Account is net of the $3,200,000 transferred to the Wilson TI reserve. Amounts in the Wilson TI reserve are required to be used to cover certain tenant improvements associated with the Wilson lease, and an amount not to exceed $873,860 thereof may, at the tenant’s election, be applied towards monthly base rent during the term of the lease.

LOAN #5: Prudential Plaza

Additionally, on each due date, the borrower is required to deposit (i) $1,134,682 into a tax reserve account, (ii) $82,759 into an insurance reserve account, (iii) $47,671 into a replacement reserve account and (iv) commencing on the payment date in August 2016, $236,236 into a future leasing reserve account until August 2018, on which date the amount will increase to $377,978. Such monthly deposits into the future leasing reserve will no longer be required if (i) 85% of the net rentable area of the Prudential Plaza Property is leased in the lender’s reasonable determination or (ii) a transfer and assumption of the Prudential Plaza Loan Combination is consummated with a third party in an arm’s length transaction; provided that in either case monthly deposits in an amount equal to $238,344 into the future leasing reserve will be required if the reserve balance drops below $5,000,000, for so long as the future leasing reserve is less than $10,000,000. For so long as the debt service coverage ratio is less than 1.25x as of any calculation date and the amount on deposit in the Wilson TI reserve is less than $3,800,000, any deposit required pursuant to clause (iv) above is required to be deposited into the Wilson TI reserve up to an amount equal to such shortfall, or if such deposit is no longer required or the borrower otherwise elects, the borrower is required to deposit, on a monthly basis, an amount equal to such shortfall into the Wilson TI reserve.

■	Lockbox and Cash Management. The Prudential Plaza Loan Combination is structured with a hard lockbox and in place cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. All funds in the clearing account are required to be transferred on a daily basis into a deposit account controlled by the lender and disbursed in accordance with the Prudential Plaza Loan documents. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to borrower, or if a new mezzanine lender exists, to mezzanine lender, in accordance with the Prudential Plaza Loan documents.

A “Trigger Period” will commence upon (i) the occurrence of an event of default under the Prudential Plaza Loan documents, (ii) the debt service coverage ratio being less than 1.15x as of any calendar quarter or (iii) the occurrence of a new mezzanine loan default, and will end if (a) with respect to clause (i) the event of default has been cured, (b) with respect to clause (ii) the debt service coverage ratio is at least 1.20x for two consecutive calendar quarters and (c) with respect to clause (iii) the receipt by lender of a new mezzanine loan default revocation notice.

■	Property Management. The Prudential Plaza Property is managed by SL PRU Property Manager LLC, a borrower affiliate. The Prudential Plaza Property is sub-managed by Jones Lang LaSalle Americas (Illinois), LP (“Jones Lang LaSalle”). Jones Lang LaSalle is a financial and professional services firm that specializes in commercial real estate services and investment management. Lender consent (which may be conditioned upon receipt of a rating agency confirmation) is required for replacement of the property manager, except that, provided that no event of default is continuing under the Prudential Plaza Loan documents, the borrower may replace the property manager without lender consent with (i) so long as the borrower is controlled by one or more of the Guarantors, a property manager owned or controlled by one or more of the Guarantors or (ii) an Unaffiliated Property Manager (as defined below). The lender has the right to require the borrower to replace the property manager with an Unaffiliated Property Manager selected by the borrower or another property manager chosen by the borrower and reasonably approved by the lender (which may be subject to receipt of a rating agency confirmation) (i) at any time following an event of default under the Prudential Plaza Loan documents, (ii) if the property manager is in material default under the management agreement beyond any applicable notice and cure period, (iii) if the property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

An “Unaffiliated Property Manager” means an unaffiliated property manager that is (A) a reputable, nationally or regionally recognized management company having at least five years’ experience in the management of properties similar to the Prudential Plaza Property, (B) at the time of its engagement as property manager is managing (exclusive of the Prudential Plaza Property) equal to or greater than the lesser of (a) 5,000,000 SF and (b) five times the leasable SF of the Prudential Plaza Property and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

■	Current Mezzanine or Subordinate Indebtedness. As discussed in “—The Borrower” herein, there is an existing loan between Wells Fargo Bank, National Association, as Trustee for the Beneficial Owners of N-Star CDO VIII Grantor Trust and BFPRU II, LLC, which was initially structured as a mezzanine loan. This loan was converted to an unsecured loan which has been fully subordinated pursuant to a standstill, intercreditor and subordination agreement, and is not secured by a pledge.

LOAN #5: Prudential Plaza

■	Future Mezzanine or Subordinate Indebtedness. The Prudential Plaza Loan Combination permits an approved mezzanine loan in a maximum amount of $20,000,000 provided, among other things, (i) no event of default or Trigger Period is then continuing, (ii) the future leasing reserve is drawn down to $12.5 million or less, (iii) the mezzanine loan results in a combined debt yield of no less than 9.0%, (iv) the proceeds from the mezzanine loan will be deposited into the mortgage lender’s future leasing reserve, (v) the combined debt service coverage ratio is not less than 1.40x on an amortizing basis and (vi) the loan to value ratio of the combined loans is not more than 64.6%.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance coverage in an amount equal to 100% of the full replacement cost of the Prudential Plaza Property plus 24 months of rental loss and/or business interruption coverage; provided that such coverage is available; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2007 or any replacement, reauthorization or extension thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

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LOAN #6: MOFFETT PLACE GOOGLE

LOAN #6: MOFFETT PLACE GOOGLE

Moffett Place Google
1170 Bordeaux Drive
Sunnyvale, CA 94089
San Francisco Bay
Mountain View
Sunnyvale
Santa Clara
Cupertino
MOFFETT FEDERAL AIRFIELD
MOFFETT PARK
Shoreline Amphitheatre
LinkedIn HQ
Google HQ
Microsoft
NASA
Amazon Labs
Net App
Symantec
WHISMAN STATION
Dell
Marvel
Globalfoundries
Arista Networks
Santa Clara Gateway
Planned City Place Santa Clara site
Santa Clara Convention Center
Levi's Stadium
Citrix
California's Great America
GOLDEN TRIANGLE
PAN
Broadcom
Mission College
Intel
Ericsson
Future PAN
Applied Materials
Nvidia
AMD
Trimble Navigation
Walmart.com
Northrup Grumman
Sunnyvale Town Center
BLOSSOM VALLEY
El Camino Hospital
SUNNARTS
WRIGHTMONT CORNERS
KOREATOWN
Apple Campus Future
Kaiser Permanente Santa Clara
Apple HQ
Vallco Shopping Mall
Agilent Technologies Headquarters
De Anza College
Seagate Technologies
BAYSHORE FREEWAY
SOUTHBAY FREEWAY
JUNIPERO SERRA FREEWAY
CALTRAIN
AMTRAK
ACE
San Francisco
Oakland
San Jose
Pacific Ocean
Palo Alto
Fremont
Hayward
Milpitas
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #6: MOFFETT PLACE GOOGLE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Sunnyvale, California	Cut-off Date Balance(4)		$70,000,000
Property Type	Office	Cut-off Date Balance per SF(3)		$588.51
Size (SF)	314,352	Percentage of Initial Pool Balance		5.3%
Total Occupancy as of 2/6/2017	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/6/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate		4.549797%
Appraised Value(1)	$311,100,000	Original Term to Maturity (Months)		120
Appraisal Date(1)	3/1/2018	Original Amortization Term (Months)		360
Borrower Sponsors(2)	Various	Original Interest Only Term (Months)		60
Property Management	Paul Holdings, Inc., dba Jay Paul Company	First Payment Date		2/6/2017
		Maturity Date		1/6/2027

Underwritten Revenues	$17,818,954
Underwritten Expenses	$2,382,878		Escrows
Underwritten Net Operating Income (NOI)	$15,436,076		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$15,373,206	Taxes	$253,015	$84,338
Cut-off Date LTV Ratio(1)(3)	59.5%	Insurance	$0	$0
Maturity Date LTV Ratio(1)(3)	54.8%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	1.39x / 1.38x	TI/LC	$12,312,957	$0
Debt Yield Based on Underwritten NOI / NCF(3)	8.3% / 8.3%	Other(5)	$17,051,831	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$185,000,000	82.2%	Loan Payoff	$134,943,058	60.0%
Mezzanine Loan	40,000,000	17.8	Principal Equity Distribution	54,305,554	24.1
			Reserves	29,617,804	13.2
			Closing Costs	6,133,584	2.7

Total Sources	$225,000,000	100.0%	Total Uses	$225,000,000	100.0%

(1)	The Appraised Value represents the “As Stabilized” appraised value. The “as-is” appraised value is $272,500,000 as of November 29, 2016.

(2)	The Borrower Sponsors of the Moffett Place Google Loan Combination (as defined below) are Joseph K. Paul (A/K/A Jay Paul), Jay Paul Revocable Living Trust Dated November 9, 1999 As Amended and Restated On March 19, 2010 and As Further Amended From Time To Time and Paul Guarantor LLC.

(3)	Calculated based on the aggregate outstanding principal balance of the Moffett Place Google Loan Combination.

(4)	The Moffett Place Google Loan has a Cut-off Date Balance of $70,000,000 and represents the controlling note A-1 and non-controlling note A-3 of the $185,000,000 Moffett Place Google Loan Combination, which is evidenced by six pari passu notes. The related companion loans are evidenced by the non-controlling notes A-2, A-4, A-5, and A-6 which have an outstanding principal balance as of the Cut-Off Date of $115,000,000, are currently held by DBNY, and are expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(5)	The Other reserve is for free rent associated with the Google lease. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Moffett Place Google Loan”) is part of a loan combination (the “Moffett Place Google Loan Combination”) evidenced by six pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in a 314,352 SF office building located in Sunnyvale, California (the “Moffett Place Google Property”). The Moffett Place Google Loan, which is evidenced by the controlling note A-1 and non-controlling note A-3, has an outstanding principal balance as of the Cut-off Date of $70,000,000 and represents approximately 5.3% of the Initial Pool Balance. The related companion loans are evidenced by the non-controlling notes A-2, A-4, A-5 and A-6, which had an aggregate original principal balance of $115,000,000, have an outstanding principal balance as of the Cut-off Date of $115,000,000, are currently held by DBNY, and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Moffett Place Google Loan Combination, which accrues interest at an interest rate of 4.549797% per annum, was originated by DBNY on December 30, 2016, had an original principal balance of $185,000,000 and has an outstanding principal balance as of the Cut-off Date of $185,000,000. The proceeds of the Moffett Place Google Loan Combination, along with a $40,000,000 mezzanine loan, were primarily used to retire the existing debt of the Moffett Place Google Property, return equity to the borrower sponsors, fund reserves and pay origination costs.

The Moffett Place Google Loan Combination had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Moffett Place Google Loan Combination requires monthly payments of interest only through the due date in January 2022, after which it requires monthly payments of interest and principal sufficient to amortize the Moffett Place Google Loan Combination on a fixed 30-year amortization schedule, see “Annex G-1 – Moffett Place Google Mortgage Loan Amortization Schedule” in the Preliminary Prospectus. The scheduled maturity date of the Moffett Place Google Loan Combination is the due date in January 2027. Provided that no event of default has occurred and is continuing under the Moffett Place Google Loan documents, at any time after the earlier of the third anniversary of the origination of the Moffett Place Google Loan Combination and the second anniversary of the securitization of the last portion of the Moffett Place Google Loan Combination, the Moffett Place Google Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or

LOAN #6: MOFFETT PLACE GOOGLE

other obligations which are “government securities” permitted under the Moffett Place Google Loan Combination documents. Provided that no event of default has occurred and is continuing under the Moffett Place Google Loan documents, voluntary prepayment of the Moffett Place Google Loan without a prepayment premium or yield maintenance charge is permitted on or after the due date in July 2026.

■	The Mortgaged Property. The Moffett Place Google Property is comprised of a 314,352 SF, newly-constructed, Class A, single tenant office building located in Sunnyvale, California. The Moffett Place Google Property is 100.0% leased, as of February 6, 2017, to Google Inc. (“Google”) through November 2028, with two seven-year extension options and no early termination rights. Google accepted possession of its space at the Moffett Place Google Property on December 1, 2016 but is not yet required to pay rent. The rent payment obligation under the Google lease commences on February 12, 2018. At loan origination, the borrower reserved $17,051,831 for the purpose of simulating payments of rent prior to the date that rent is payable under the Google lease. See “—Escrows” below.

The Moffett Place Google Property is part of a larger planned development (“Moffett Place Campus”), which currently includes three additional non-collateral identical office buildings totaling 943,056 SF, which are 100.0% leased to Google through August 2027 and three additional non-collateral parking garages. The Moffett Place Campus is anticipated to include two additional non-collateral office buildings totaling 628,704 SF. The two non-collateral buildings yet to be built are also leased to Google through November 2028 and, according to the borrower sponsors, are anticipated to be delivered in August 2017 and April 2020, respectively. The borrower sponsor assembled the land for Moffett Place Campus between 2011 and 2012 for approximately $27.5 million and has spent approximately $126.3 million ($401.65 per SF) on the development of Moffett Place Campus. Additionally, the borrower sponsors have spent approximately $24.3 million ($77.18 per SF) in tenant improvements and leasing commission costs. The borrower sponsor’s total cost basis is approximately $178.1 million ($565.58 per SF).

The Moffett Place Google Property features access to a 52,500 SF, non-collateral two-story fitness/amenities facility and three separate non-collateral parking garages. To govern access to the non-collateral common areas, fitness/amenities facility and parking garages (the “Common Area Spaces”), the Moffett Place Google Property is subject to a declaration of covenants, conditions and restrictions (the “CCR”) with Moffett Place LLC (an affiliate of the borrower sponsor and an affiliate of the owner of the three non-collateral buildings at Moffett Place Campus), which grants the borrower non-exclusive easement rights over the Common Area Spaces and contemplates that the Common Area Spaces that it governs will be expanded over time as the remaining portions of the Moffett Place Campus are completed. Ownership of the Common Area Spaces governed by the CCR is held by Moffett Place Association LLC (the “Association”). The Association is owned by Moffett Place LLC (an entity wholly owned by Joseph K. Paul), as declarant, until the remaining buildings are completed, and by the borrower and MP 521 LLC (as owners of the completed buildings). The Association is obligated to maintain insurance coverage over the Common Area Spaces and is also responsible for maintenance of the Common Area Spaces, subject to the terms of the Google leases. The CCR delineates shares of the voting interest in the Association based on the number of completed buildings at Moffett Place, with each completed building entitled to a proportionate share of the voting interest. The borrower currently has a 25.0% voting interest in the Association and will have a 16.7% voting interest in the Association upon the full development of the Moffett Place Campus. The borrower is required to pay taxes and insurance for the Common Area Spaces under the CCR.

On October 2, 2015, Google implemented a holding company reorganization in which Alphabet became the successor issuer to Google. At that time, Alphabet recognized the assets and liabilities of Google at carryover basis. Alphabet, through its subsidiaries, provides online advertising services in the United States, the United Kingdom and rest of the world. Alphabet (NASDAQ: GOOG) is rated Aa2 and AA by Moody’s and S&P, respectively. Google represents approximately 99.4% of Alphabet’s total revenues, based on Alphabet’s 2015 annual report.

LOAN #6: MOFFETT PLACE GOOGLE

The following table presents certain information relating to the sole occupied tenant at the Moffett Place Google Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Google	NR / Aa2 / AA	314,352	100.0%	$14,409,896	100.0%	$45.84	11/30/2028	2, 7-year options
Largest Tenant		314,352	100.0%	$14,409,896	100.0%	$45.84
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenant		314,352	100.0%	$14,409,896	100.0%	$45.84

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease. The ratings above are those of Alphabet, which does not guarantee the lease.

The following table presents certain information relating to the lease rollover schedule at the Moffett Place Google Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028 & Thereafter	314,352	100.0	100.0%	14,409,896	100.0	$45.84	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	314,352	100.0%		$14,409,896	100.0%	$45.84	1

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

LOAN #6: MOFFETT PLACE GOOGLE

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Moffett Place Google Property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent(2)	$14,409,896	$45.84
Credit Tenant Rent Steps(3)	1,916,870	6.10
Potential Income from Vacant Space	0	0.00
Total Rent	$16,326,766	$51.94
Reimbursements	1,970,759	6.27
Other Income(4)	459,269	1.46
Vacancy	(937,840)	(2.98)
Effective Gross Income	$17,818,954	$56.68

Real Estate Taxes	$1,005,576	$3.20
Insurance	355,798	1.13
Management Fee	534,569	1.70
Operating – CAM	486,935	1.55
Total Operating Expenses	$2,382,878	$7.58

Net Operating Income	$15,436,076	$49.10
TI/LC Reserves	0	0.00
Replacement Reserves	62,870	0.20
Net Cash Flow	$15,373,206	$48.90

Occupancy	100.0%
NOI Debt Yield	8.3%
NCF DSCR	1.38x

(1)	The Moffett Place Google Property was constructed in 2016; accordingly historical operating information is not available.

(2)	Underwritten Base Rent includes rent steps through February 2018.

(3)	Credit Tenant Rent Steps represent the straight-line average of Google’s contractual step rent through lease expiration.

(4)	Other Income reflects the amenities use fee including contractual rent steps through February 2018 and a straight line average of contractual rent steps of the amenities use fee through lease expiration.

■	Appraisal. According to the appraisal, the Moffett Place Google Property had an “as-is” appraised value of $272,500,000 as of November 29, 2016 and is expected to have an “as stabilized” appraised value of $311,100,000 as of March 1, 2018. The “as stabilized” value assumes that the borrower’s contractual tenant improvement and leasing commission obligations have been fulfilled, that there is no outstanding free rent, that payment of rent has commenced and that the Moffett Place Google Property is leased at a market rent level as of the effective date of value. The borrower’s tenant improvement and leasing commission obligations, as well as outstanding free rent, were reserved upon origination of the Moffett Place Google Loan Combination.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$306,100,000	N/A	5.00%

■	Environmental Matters. Based on a Phase I environmental report dated December 1, 2016, there are no recognized environmental conditions or recommendations for further action at the Moffett Place Google Property.

■	Market Overview and Competition. The Moffett Place Google Property is located in northern Sunnyvale, California within Moffett Park. Moffett Park comprises approximately 519 acres of land of which approximately 85% is improved with recently developed one and two-story, research and development buildings. Moffett Park is home to notable high technology firms including Lab 126 (an Amazon.com subsidiary), Hewlett Packard, Juniper Networks, Lockheed-Martin, Microsoft and Yahoo!.

Jay Paul Company is re-developing over 55 acres in Moffett Park, with Moffett Place, a new, class “A” office development to contain about 1.87 million square feet of net rentable building area, in six, eight-story buildings. The development also includes a 52,500-square foot amenities building and parking structures. In October 2014, Google pre-leased the entire project with a staged occupancy. Phase I which includes Buildings 1, 2, and 5, was completed in late-2016. The Moffett Place Google Property is the first building in Phase II.

LOAN #6: MOFFETT PLACE GOOGLE

Moffett Park sits alongside the State Highway 237 corridor near the intersection of U.S. Highway 101 in Silicon Valley. State Highway 237 forms the southern border of the Moffett Park area and provides access from Interstate 680 and Interstate 280 to the northeast and U.S. Highway 101 in Sunnyvale to the southwest. The Santa Clara County Transit System provides bus service county-wide and has four stops near the Moffett Place Google Property. In addition, a Santa Clara Light Rail station is located one block from the Moffett Google Place Property to the northwest and services the surrounding residential communities.

The Moffett Place Google Property is in the Sunnyvale submarket within Silicon Valley. According to the appraisal, overall vacancy in Silicon Valley and the Sunnyvale submarket was 8.6% and 3.1%, respectively as of third quarter of 2016. In the first three quarters of 2016, 612,796 SF of office space was delivered to the submarket, with 619,986 SF of absorption. According to the appraisal, as of the third quarter 2016, new supply under construction in Silicon Valley stood at approximately 5.3 million SF, which consisted of approximately 3.0 million SF of build-to-suit construction and 2.3 million SF of speculative construction. As of the third quarter of 2016, the total office asking rent for the Sunnyvale submarket was $51.24 per SF, which is in-line with the Silicon Valley total office average asking rent of $51.48 per SF. Within the Sunnyvale submarket, the average asking rent for Class A office properties is $53.76 per SF.

The following table presents certain information relating to sales comparables for the Moffett Google Place Property:

Office Building Sales Comparables(1)

Property Name	Property Location	Rentable Area (SF)	Sale Date	Sale Price (in millions)
Moffett Place Google Property	Sunnyvale, CA	314,352(3)	NA	$311.1(2)
Campus @ 3333, Phase 1	Santa Clara, CA	459,655	Dec. 2015	$305.1
Sunnyvale Town Center	Sunnyvale, CA	313,920	Dec. 2015	$270.0
Castro Station	Mountain View, CA	114,809	Nov. 2015	$148.5
NetFlix	Los Gatos, CA	260,830	Oct. 2015	$193.1
Cupertino Gateway	Cupertino, CA	220,672	Aug. 2015	$165.0

(1)       Source: Appraisal.

(2)       Represents the “as stabilized” appraised value as of March 1, 2018.

(3)       Based on the underwritten rent roll dated February 6, 2017.

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA	Lease Term (years)	Base Rent per SF	Lease Type
Moffett Place Google Property	Sunnyvale, CA	Google(2)	12/16(2)	314,352(2)	12.0(2)	$45.84(2)	Net
Moffett Towers II, Building 2	Sunnyvale, CA	Confidential	12/16	362,600	10.0	$48.00	Net
Sunnyvale City Center	Sunnyvale, CA	Red Hat	11/16	28,389	7.2	$70.80	Net
Moffett Gateway	Sunnyvale, CA	Google Inc.	7/16	612,691	10.0	$44.40	Net
Sunnyvale Business Park	Sunnyvale, CA	Raytheon	7/16	162,550	3.0	$47.40	Net
Santa Clara Square	Santa Clara, CA	AMD	8/16	220,156	10.0	$42.60	Net
Santa Clara Square	Santa Clara, CA	Cambridge Industries	5/16	220,156	7.4	$43.80	Net
Moffett Towers I	Sunnyvale, CA	Google Inc.	4/16	238,602	10.0	$44.40	Net

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated February 6, 2017.

■	The Borrower. The borrower is MP B3 LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Moffett Place Google Loan. The non-recourse carve-out guarantors are Joseph K. Paul (A/K/A Jay Paul), Jay Paul Revocable Living Trust Dated November 9, 1999 As Amended and Restated On March 19, 2010 and As Further Amended From Time to Time and Paul Guarantor LLC, on a joint and several basis. The borrower is permitted to obtain release of Jay Paul and the trust from the guaranty and environmental indemnity upon satisfaction of certain conditions in the loan documents, which include, without limitation, Paul Guarantor LLC maintaining a net worth of not less than $300.0 million and liquidity of not less than $20.0 million.

The sponsor of the borrower is Joseph K. Paul, the founder of Jay Paul Company. Jay Paul Company is a privately-held real estate firm based in San Francisco, California that concentrates on the acquisition, development and

LOAN #6: MOFFETT PLACE GOOGLE

management of commercial properties throughout California with a specific focus on creating projects for technology firms. Jay Paul Company has developed or acquired over 8.5 million SF, of institutional quality space with an additional 6.0 million SF under development, much of which is located near the Moffett Place Google Property in Sunnyvale. In addition, Jay Paul Company owns 21 buildings in Moffett Park totaling 5.0 million SF. Jay Paul Company has built projects for many companies including Apple, Google, Amazon, Motorola, Microsoft, Boeing, Philips Electronics, HP and DreamWorks, among others.

■	Escrows. In connection with the origination of the Moffett Place Google Loan Combination, the borrower funded reserves of (i) $253,015 for real estate taxes; (ii) $12,312,957 for outstanding approved leasing expenses in connection with the Google lease and (iii) $17,051,831 to cover gap rent and rent concessions under the Google Inc. lease ($6,964,903 of which is for gap rent which covers full rent under the Google lease until the additional rent commencement date on June 1, 2017).

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the Moffett Place Google Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $84,338) will be necessary to pay taxes over the then succeeding 12-month period and (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums upon the expiration of the insurance policies. Notwithstanding the foregoing, insurance escrows are waived so long as the Moffett Place Google Property is covered by an acceptable blanket policy (at closing, insurance was maintained under an acceptable blanket policy). Additionally, during a Lease Sweep Period (as defined below), all excess cash will be swept into the lease sweep reserve account.

■	Lockbox and Cash Management. The Moffett Place Google Loan documents require a hard lockbox with in-place cash management. The Moffett Place Google Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to Moffett Place Google Property be promptly deposited into such lockbox account following receipt. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied on each payment date to the payment of debt service, the funding of required reserves, budgeted monthly operating expenses, common charges under various reciprocal easement agreements, including the CCR, approved extraordinary operating expenses, debt service on the mezzanine loan (see “Current Mezzanine or Subordinate Indebtedness” below) and, during a Lease Sweep Period (as defined below), an amount equal to $261,960 to fund a lease sweep reserve account (the “Lease Sweep Reserve Account”) until the aggregate funds swept in the Lease Sweep Reserve Account during such lease sweep equals the Lease Sweep Reserve Threshold (as defined below) and then to a debt service reserve account (the “Debt Service Reserve Account”) until the aggregate funds transferred to the Lease Sweep Reserve Account and the Debt Service Reserve Account during such lease sweep equals the Lease Sweep and Debt Service Reserve Cap. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account will be disbursed to the borrower in accordance with the Moffett Place Google Loan documents. If a Trigger Period is continuing (other than a Trigger Period due to a Lease Sweep Period), excess cash in the deposit account will be transferred to an account held by the lender as additional collateral for the Moffett Place Google Loan Combination.

A “Trigger Period” will commence upon the occurrence of (i) an event of default under the Moffett Place Google Loan Combination, (ii) a Low Debt Service Period (as defined below), (iii) a mezzanine loan default or (iv) a Lease Sweep Period (as defined below) and will end upon (a) with respect to clause (i), the date on which such event of default is cured, (b) with respect to clause (ii), the Low Debt Service Period has ended, (c) with respect to clause (iii), the date on which such mezzanine loan default is cured and (d) with respect to clause, (iv) such Lease Sweep Period has ended.

A “Low Debt Service Period” will commence if (i) as of any calculation date, the credit rating of a tenant (or the parent entity of such tenant) under a Lease Sweep Lease (as defined below) by Fitch, Moody’s or S&P is less than “BBB-”, “Baa3” or “BBB-”, respectively and (ii) the debt service coverage ratio, as of any calculation date, falls below 1.41x based on the Moffett Place Google Loan Combination balance or 1.10x based on the total debt (including the mezzanine loan balance), respectively, and will end when the debt service coverage ratio is at least 1.41x based on the Moffett Place Google Loan Combination balance and 1.10x based on the total debt (including the mezzanine loan balance) for two consecutive calendar quarters.

The debt service coverage ratio tests are calculated using straight-lined rents under the Google lease (or that of any successor tenant that is investment grade).

LOAN #6: MOFFETT PLACE GOOGLE

A “Lease Sweep Period” will commence upon the first monthly payment date following the earliest to occur of (a) July 6, 2023; (b) the date on which, with respect to a Lease Sweep Lease, (i) the tenant cancels or terminates its Lease Sweep Lease with respect to all or a Material Termination Portion (as defined below) of the space under its Lease Sweep Lease prior to the then current expiration date or (ii) the tenant delivers notice that it is canceling all or a Material Termination Portion of the space under the Lease Sweep Lease; (c) the date on which a tenant under a Lease Sweep Lease goes dark at 20% or more of its space under a Lease Sweep Lease; provided, however, that if the tenant under a Lease Sweep Lease is either (x) an investment grade entity or (y) has subleased the dark space portion of its premises to an investment grade entity that has accepted delivery thereof and is paying unabated rent at a rate no less than required under the Lease Sweep Lease, the tenant under a Lease Sweep Lease will not be deemed to have gone dark; (d) a default by the tenant under a Lease Sweep Lease that continues beyond the cure period; (e) the occurrence of an insolvency proceeding of a tenant under a Lease Sweep Lease or (f) the date on which, with respect to the Google lease, neither Google nor Google’s parent company is an investment grade entity. A Lease Sweep Period (other than a Lease Sweep Period triggered by an insolvency proceeding of a tenant under a Lease Sweep Lease) will not be triggered (or, if already triggered, may be terminated) if the borrower delivers to the lender an acceptable letter of credit in an amount equal to $11,002,320 ($35.00 per SF) provided, if such Lease Sweep Period is triggered by clause (c) or (f) above, such acceptable letter of credit will be in an amount equal to $15,717,600 ($50.00 per SF).

A Lease Sweep Period will end on the earliest to occur of (1), with respect to clauses (a) or (b) above, (A) with respect to the space under each Lease Sweep Lease, the tenant under a Lease Sweep Lease has exercised a renewal or extension, provided that the tenant under the Lease Sweep Lease is under a qualified lease, as described in the loan documents and satisfied the occupancy conditions, as described in the loan documents, (B) one or more replacement tenants acceptable to the lender execute and deliver replacement leases covering at least 75% of the SF demised under the Google lease, provided that the leases are qualified leases and the occupancy conditions, as described in the loan documents, are satisfied or (C) a combination of sub clause (A) and (B) above occurs; (2) with respect to clauses (c) or (f) above, the date on which either (A) one or more replacement tenants execute and deliver replacement leases covering at least 75% of the SF demised under the Google lease provided that the leases are qualified leases and the occupancy conditions, as described in the loan documents, are satisfied or (B) the Google tenant (or its parent) is restored as an investment grade entity or the entirety of the Lease Sweep Lease has been sublet to an investment grade entity that has accepted delivery thereof and is paying fully unabated rent at a contract rate not less than that required under a Lease Sweep Lease; (3) with respect to clause (d) above, the date on which the default has been cured and no other default under such Lease Sweep Lease occurs for three consecutive months following such cure; (4) with respect to clause (e) above, the applicable insolvency proceeding has been terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender, and (5) with respect to clauses (a), (b), (c), (d) and (f) above, the date on which the aggregate amount of funds transferred into the Lease Sweep Reserve Account and the Debt Service Reserve Account equals the applicable Lease Sweep and Debt Reserve Cap (as defined below) and if a Lease Sweep Period is continuing due to the occurrence of more than one Lease Sweep Event, the aggregate amount of funds required to be transferred over the course of the Lease Sweep Period shall be equal to the amount of the largest Lease Sweep And Debt Service Reserve Cap applicable to all then-continuing Lease Sweep Periods, such that each Lease Sweep Period shall be treated as concurrent and not duplicative or independent of another.

The “Lease Sweep and Debt Service Reserve Cap” means (i) with respect to a Lease Sweep Period continuing solely pursuant to clauses (a) and/or (d) above, $11,002,320 ($35.00 per SF); (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (b) above, $35.00 per SF of the terminated space; (iii) with respect to a Lease Sweep Period continuing pursuant to clause (c) above, whether or not a Lease Sweep Period pursuant to clauses (a), (b) and or/(d) above is concurrently continuing, $50.00 per SF of dark space; or (iv) with respect to clause (f) above, whether or not a Lease Sweep Period pursuant to clauses (a), (b), (c) and/or (d) above, $15,717,600 ($50.00 per SF).

The “Lease Sweep Reserve Threshold” means (i) with respect to a Lease Sweep Period continuing solely pursuant to clauses (a), (d) and/or (f) above, $9,430,560 ($30.00 per SF) or (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (b) or (c) above, $30.00 per SF of the dark or terminated space.

A Lease Sweep Period (other than a Lease Sweep Period triggered by an insolvency proceeding of a tenant under a Lease Sweep Lease) will not be triggered (or, if already triggered, may be terminated) if the borrower delivers to the lender an acceptable letter of credit in an amount equal to $11,002,320 ($35.00 per SF) provided, if such Lease Sweep

LOAN #6: MOFFETT PLACE GOOGLE

Period is triggered by clause (c) or (f) above, such acceptable letter of credit will be in an amount equal to $15,717,600 ($50.00 per SF).

A “Lease Sweep Lease” is the Google lease or any replacement lease or leases which cover at least 75% of the rentable square feet demised under the Google lease as of December 30, 2016.

A “Material Termination Portion” is, with respect to any space under a Lease Sweep Lease, if the tenant under a Lease Sweep Lease cancels or terminates its Lease Sweep Lease with respect to at least 40,000 or more square feet of space (or, if a full floor of space is less than 40,000 SF, a full floor of space) but less than the entirety of the space under such Lease Sweep Lease, the amount of space under the Lease Sweep Lease affected by such cancellation or termination.

■	Property Management. The Moffett Place Google Property is managed by Paul Holdings, Inc., dba Jay Paul Company, a borrower affiliate. Provided that no event of default is occurring under the Moffett Place Google Loan documents, rating agency and lender approval is not required for the appointment of a manager that meets the requirements for a qualified manager set forth in the Moffett Place Google Loan documents. The lender may require the borrower to replace the manager with (x) an unaffiliated manager selected by borrower that meets the requirements for a qualified manager set forth in the Moffett Place Google Loan documents or (y) another property manager chosen by borrower and approved by lender upon the occurrence of: (i) an event of default under the Moffett Place Google Loan Combination; (ii) a default under the management agreement beyond the cure period; (iii) the insolvency of or commencement of insolvency or bankruptcy proceedings involving the manager; or (iv) if at any time the manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

■	Current Mezzanine or Subordinate Indebtedness. A mezzanine loan, with an original principal balance of $40,000,000, was funded concurrently with the funding of the Moffett Place Google Loan Combination. The mezzanine loan accrues interest at a rate of 6.50000%, is coterminous with the Moffett Place Google Loan Combination and is interest only for the first 60 months of its term, with principal and interest payments thereafter based on a fixed 30-year amortization schedule. The mezzanine loan is held by KDF REIT Investments, LLC.

■	Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Moffett Place Google Loan documents require that the “all risks” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Moffett Place Google Property. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the Moffett Place Google Property would provide, as determined by the lender. See “Description of the Mortgage Pool—Insurance Considerations” in the Preliminary Prospectus.

LOAN #7: 111 Livingston Street

LOAN #7: 111 Livingston Street

Floor	Tenant(s)
21	Brooklyn Law School 20,500 SF – 1/2032
20	Brooklyn Law School 20,500 SF – 1/2032
19	Central Medical 2,375 SF – 3/2021; New York Energy 2,500 SF – 8/2019; Berkman Law 4,125 SF – 10/2018
18	Northrop Grumman 20,500 SF – 7/2021
17	Vacant 10,270 SF; Managemen Office 800 SF
16	NYS Office of Assistance 25,643 SF – 5/2020
15	NYS Office of Assistance 25,643 SF – 5/2020
14	NYS Office of Assistance 25,643 SF – 5/2020
13	Mechanical 1,363 SF
12	Mechanical 1,362 SF
11	Theracare 4,300 SF – 5/2017; The Legal Aid Society 15,200 SF – 10/2037
10	The Legal Aid Society 20,500 SF – 10/2037
9	The Legal Aid Society 20,500 SF – 10/2037
8	The Legal Aid Society 20,500 SF – 10/2037
7	The Legal Aid Society 20,500 SF – 10/2037
6	NYS Office of Assistance 5,351 SF – 5/2020; The Legal Aid Society 14,700 SF – 10/2037
5	NYS Office of Assistance 20,500 SF – 5/2020
4	NYS Office of Assistance 18,765 SF – 5/2020; Common Are 1,735 SF
3	
2	
Ground	Pasternack Law Firm 3,391 SF – 5/2019; City University of NY 45,000 SF – 8/2017; Common Area 11,609 SF
Base	NYS Workers Comp 50,225 SF – MTM
ub Level 2	Livingston Street Parking
ub Level 1	Livingston Street Parking

VACANT | MTM | BUILDING | 2017-2018 | 2019-2020 | 2021-2022 | 2023+

LOAN #7: 111 Livingston Street

111 Livingston Street
111 Livingston Street
Brooklyn, NY 11201
East River
VINEGAR HILL
DUMBO
BROOKLYN
BROOKLYN HEIGHTS
MANHATTAN BRIDGE
BROOKLYN BRIDGE
MANHATTAN BRIDGE APPROACH
BROOKLYN QUEENS EXPRESSWAY
Con Edison Hudson Avenue Station
Con Edison Farragut Substation
Farragut Houses
Empire Stores Building
St. Ann's Warehouse
Jane's Carousel
WeWork Dumbo Heights
Prolific Interactive
Storyhunter HQ
New York Technical College
Voorhees Hall
Freedom Academy High School
NYC Emergency Management Department
Cadman Plaza North
FDNY Engine 205
Plymouth Church
Brooklyn War Memorial
Concord Village
St James Cathedral
Cathedral Basilica of St. James
Community Center
The Westinghouse School
United States District Court Clerk
Cadman Tower
US District Bankruptcy Court
NYC College of Technology
Tandon School of Engineering
The Urban Assembly School for Law & Justice
Marriott at The Brooklyn Bridge
One Metro Center
MTA
Brooklyn Friends
NYC Probation Department
Kings County Supreme Court
First Presbyterian Church
NY State Supreme Court Appellate Division
St Ann's School
One Pierrepont Plaza
Brooklyn Historical Society
Borough Hall
Heights Casino
Our Lady of Lebanon
St Francis College
Brooklyn Municipal Building
Brooklyn Law School
NYC Board of Education
The Packer Collegiate Institute
New York Transit Museum
NYC Transit Authority
Grace Church
St Charles Borromeo Church
Mary McDowell Upper School
Brooklyn Health Center
A. Fantis Parochial School
Friends Meeting House
Brooklyn House of Detention
HeartShare
Watchtower
Watchtower Warehouse 15
Pierhouse
Pier 1 Playground
Pier 2 Roller Rink
Pier 3
Brooklyn Bridge Park
One Brooklyn Bridge Park
PS 8
The Standish
New York
MANHATTAN
BROOKLYN
Columbia University
UPPER WEST SIDE
UPPER EAST SIDE
Natural History Museum
Metropolitan Museum of Art
Central Park
West New York
Astoria
Carnegie Hall
Times Square
United Nations
Long Island City
MIDTOWN
Madison Square Garden
Empire State Building
Hoboken
JFK Stadium
NYU
EAST VILLAGE
SOHO
FINANCIAL DISTRICT
Jersey City
Hudson River
East River
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #7: 111 Livingston Street

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC, GACC
Location (City/State)	Brooklyn, New York	Cut-off Date Balance(2)		$67,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$276.50
Size (SF)	434,000	Percentage of Initial Pool Balance		5.0%
Total Occupancy as of 11/1/2016	97.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/1/2016	97.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	1969 / 2001	Mortgage Rate		4.73000%
Appraised Value	$219,000,000	Original Term to Maturity (Months)		120
Appraisal Date	10/26/2016	Original Amortization Term (Months)		NAP
Borrower Sponsors	Abraham Leser; Harry Gold; Robert Schachter and Edith Leser	Original Interest Only Period (Months) First Payment Date		120 2/6/2017
Property Management	111 Property Manager LLC	Maturity Date		1/6/2027

Underwritten Revenues	$18,801,753
Underwritten Expenses	$9,038,441	Escrows(3)
Underwritten Net Operating Income (NOI)	$9,763,312		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,966,501	Taxes	$296,183	$296,183
Cut-off Date LTV Ratio(1)	54.8%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	54.8%	Replacement Reserve	$0	$7,233
DSCR Based on Underwritten NOI / NCF(1)	1.70x / 1.56x	TI/LC(4)	$0	$36,167
Debt Yield Based on Underwritten NOI / NCF(1)	8.1% / 7.5%	Other(5)	$36,457,097	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$120,000,000	99.9%	Loan Payoff	$80,506,976	67.0%
Other Sources	125,000	0.1	Reserves	36,753,280	30.6
			Closing Costs	2,800,863	2.3
			Principal Equity Distribution	63,881	0.1
Total Sources	$120,125,000	100.0%	Total Uses	$120,125,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 111 Livingston Street Loan Combination (as defined below).

(2)	The 111 Livingston Street Loan has a Cut-off Date Balance of $67,000,000 and represents the controlling note A-1 and non-controlling note A-3 of the $120,000,000 111 Livingston Street Loan Combination, which is evidenced by four pari passu notes and was co-originated by Citigroup Global Markets Realty Corp. and Deutsche Bank AG, New York Branch. The related companion loans are evidenced by the non-controlling note A-2 ($29,000,000) which is currently held by CGMRC and expected to be contributed to a future commercial mortgage securitization transaction and non-controlling note A-4 ($24,000,000), which is currently held by Deutsche Bank AG, New York Branch and is expected to be contributed to a future commercial mortgage securitization transaction. See “—The Mortgage Loan” below.

(3)	See “—Escrows” below.

(4)	The tenant improvements and leasing commissions reserve has a cap of $2,000,000.

(5)	Upfront Other reserves include reserves for an economic holdback ($29,490,000), unfunded obligations ($4,705,472), CUNY renewal reserve ($2,250,000) and deferred maintenance ($11,625). Upon satisfaction of the disbursement conditions for the economic holdback described in “—Escrows” below, $1,500,000 of the economic holdback reserve will be deposited into an eligible account to be used solely for approved tenant improvement and leasing commission costs associated with any further renewal or replacement of the New York State Workers’ Compensation Board (“NYS Workers Comp”) lease as further described in “—Escrows” below

■	The Mortgage Loan. The mortgage loan (the “111 Livingston Street Loan”) is part of a loan combination (the “111 Livingston Street Loan Combination”) evidenced by four pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in an office building, located in Brooklyn, New York (the “111 Livingston Street Property”). The 111 Livingston Street Loan, which is evidenced by the controlling note A-1 (in the amount of $38,000,000 which is being sold to the trust by CGMRC) and non-controlling note A-3 (in the amount of $29,000,000 which is being sold to the trust by GACC), represents a controlling interest in the 111 Livingston Street Loan Combination, had an original aggregate principal balance of $67,000,000 and has an outstanding aggregate principal balance as of the Cut-off Date of $67,000,000. The 111 Livingston Street Loan represents approximately 5.0% of the Initial Pool Balance. The related companion loans had an original aggregate principal balance of $53,000,000, have an outstanding aggregate principal balance as of the Cut-off Date of $53,000,000 and are evidenced by the non-controlling note A-2 (in the amount of $29,000,000), which is held by CGMRC and expected to be contributed to a future securitization transaction and the non-controlling note A-4 (in the amount of $24,000,000), which is held by Deutsche Bank AG, New York Branch and expected to be contributed to a future securitization transaction. The 111 Livingston Street Loan Combination, which accrues interest at an interest rate of 4.73000% per annum, was co-originated by Citigroup Global Markets Realty Corp. and Deutsche Bank AG, New York Branch on January 5, 2017, had an original principal balance of $120,000,000 and has an outstanding principal balance as of the Cut-off Date of $120,000,000. The proceeds of the 111 Livingston Street Loan Combination were primarily used to retire the existing debt of the 111 Livingston Street Property, fund reserves, pay origination costs and return equity to the borrower sponsors.

LOAN #7: 111 Livingston Street

The 111 Livingston Street Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 111 Livingston Street Loan requires interest only payments on each due date. The scheduled maturity date of the 111 Livingston Street Loan is the due date in January 2027. At any time after the earlier of the third anniversary of the origination of the 111 Livingston Street Loan Combination and the second anniversary of the securitization of the last portion of the 111 Livingston Street Loan Combination, the 111 Livingston Street Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 111 Livingston Street Loan documents. Voluntary prepayment of the 111 Livingston Street Loan is permitted on or after the due date occurring in October 2026 without payment of any prepayment premium.

■	The Mortgaged Property. The 111 Livingston Street Property is a 22-story, Class A, multi-tenanted office building totaling 434,000 SF of NRA, on a 0.75-acre site, in Downtown Brooklyn, New York. The improvements were built in 1969 and last renovated in 2001. The 111 Livingston Street Property has a subterranean garage containing 250 parking spaces for a parking ratio of 0.6 per 1,000 square feet. The 111 Livingston Street Property is adjacent to the Brooklyn Law School to the north, residential multifamily to the south and west and high rise condominiums and office and mixed retail/commercial to the east.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the 111 Livingston Street Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extensions Options
The Legal Aid Society	NR / NR / NR	111,900	25.8%	$4,140,300	24.6%	$37.00	10/31/2037	1, 5-year option
NYS Office of Assistance	NR / Aa1 / AA+	121,545	28.0	3,821,877	22.7	$31.44	5/31/2020	1, 5-year option
NYS Workers Comp	NR / Aa1 / AA+	50,225	11.6	2,260,125	13.4	$45.00	MTM	NA
Brooklyn Law School(3)	NR / Baa1 / BBB	41,000	9.4	2,091,000	12.4	$51.00	1/31/2032	1, 15-year option
City University of NY	NR / Aa1 / AA+	45,000	10.4	1,828,452	10.9	$40.63	8/31/2017	NA
Livingston Street Parking(4)	NR / NR / NR	0	0.0	1,018,267	6.0	$0.00	1/31/2032	NA
Northrop Grumman	BBB+ / Baa2 / BBB+	20,500	4.7	999,375	5.9	$48.75	7/31/2021	1, 5-year option
Pasternack Law Firm	NR / NR / NR	3,391	0.8	243,453	1.4	$71.79	5/31/2019	NA
Theracare	NR / NR / NR	4,300	1.0	147,879	0.9	$34.39	5/31/2017	NA
Berkman Law	NR / NR / NR	4,125	1.0	138,476	0.8	$33.57	10/31/2018	NA
Ten Largest Owned Tenants		401,986	92.6%	$16,689,205	99.1%	$41.52
Remaining Owned Tenants		21,744	5.0	159,252	0.9	$7.32
Vacant Spaces (Owned Space)		10,270	2.4	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		434,000	100.0%	$16,848,456	100.0%	$39.76

(1)	Based on the underwritten rent roll dated November 1, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Brooklyn Law School has yet to take full occupancy at the 111 Livingston Street Property. At origination, Brooklyn Law School had taken possession of its space on the 21st floor and is expected to take occupancy of its space on the 20th floor on February 1, 2017.

(4)	Livingston Street Parking operates a public parking garage and a rental car facility in the basement of the 111 Livingston Street Property. There is 0 SF attributed to the Livingston Street Parking tenant but it is currently responsible for annual rent of $1,018,267 through January 31, 2017. Livingston Street Parking has executed a 15-year lease extension commencing on February 1, 2017 which requires annual rent of $1,300,000 through January 31, 2032.

LOAN #7: 111 Livingston Street

The following table presents certain information relating to the lease rollover schedule at the 111 Livingston Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	67,094	15.5%	15.5%	$2,260,125	13.4%	$33.69	3
2017	49,300	11.4	26.8%	1,976,332	11.7	$40.09	2
2018	4,125	1.0	27.8%	138,476	0.8	$33.57	1
2019	5,891	1.4	29.1%	326,661	1.9	$55.45	2
2020	121,545	28.0	57.1%	3,821,877	22.7	$31.44	1
2021	22,875	5.3	62.4%	1,075,419	6.4	$47.01	2
2022	0	0.0	62.4%	0	0.0	$0.00	0
2023	0	0.0	62.4%	0	0.0	$0.00	0
2024	0	0.0	62.4%	0	0.0	$0.00	0
2025	0	0.0	62.4%	0	0.0	$0.00	0
2026	0	0.0	62.4%	0	0.0	$0.00	0
2027	0	0.0	62.4%	0	0.0	$0.00	0
2028 & Thereafter	152,900	35.2	97.6%	7,249,567	43.0	$47.41	3
Vacant	10,270	2.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	434,000	100.0%		$16,848,456	100.0%	$39.76	14

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the 111 Livingston Street Property:

Historical Leased %(1)

	2013	2014	2015	As of 11/1/2016(2)
Owned Space	100.0%	100.0%	100.0%	97.6%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated November 1, 2016.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 111 Livingston Street Property:

Cash Flow Analysis

	2013	2014	2015	TTM 9/30/2016	Underwritten(1)	Underwritten $ per SF(2)
Base Rent	$13,920,390	$14,121,372	$14,328,989	$15,141,153	$16,848,456	$38.82
Contractual Rent Steps	0	0	0	0	590,764	1.36
Gross Up Vacancy	0	0	0	0	513,500	1.18
Reimbursements	1,977,212	2,044,084	3,178,069	2,619,737	1,779,361	4.10
Other Income	0	0	0	0	59,237	0.14
Gross Revenue	$15,897,602	$16,165,456	$17,507,058	$17,760,890	$19,791,319	$45.60
Vacancy & Credit Loss	0	0	0	0	(989,566)	(2.28)
Effective Gross Income	$15,897,602	$16,165,456	$17,507,058	$17,760,890	$18,801,753	$43.32

Real Estate Taxes	$2,594,011	$2,807,786	$3,234,800	$3,239,480	$3,384,953	7.80
Insurance	192,127	168,689	247,840	199,784	201,535	0.46
Management Fee	372,476	418,639	469,992	420,379	564,053	1.30
Other Operating Expenses	4,153,157	4,649,695	4,491,871	4,606,068	4,887,900	11.26
Total Operating Expenses	$7,311,771	$8,044,809	$8,444,503	$8,465,711	$9,038,441	$20.83

Net Operating Income	$8,585,831	$8,120,648	$9,062,555	$9,295,180	$9,763,312	$22.50
TI/LC	0	0	0	0	710,011	1.64
Capital Expenditures	0	0	0	0	86,800	0.20
Net Cash Flow	$8,585,831	$8,120,648	$9,062,555	$9,295,180	$8,966,501	$20.66

Occupancy	100.0%	100.0%	100.0%	97.6%	95.0%
NOI Debt Yield	7.2%	6.8%	7.6%	7.7%	8.1%
NCF DSCR	1.49x	1.41x	1.57x	1.62x	1.56x

(1)	Underwritten Base Rent includes contractual rent increases (totaling $290,140) through August 1, 2017 and the present value of scheduled rent increases (totaling $300,624) through the end of the lease terms for credit tenants.

(2)	Based on the owned space at the 111 Livingston Street Property.

LOAN #7: 111 Livingston Street

■	Appraisal. According to the appraisal, the 111 Livingston Street Property had an “as-is” appraised value of $219,000,000 as of October 26, 2016.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$210,000,000	N/A	4.75%
Discounted Cash Flow Approach	$219,000,000	6.50%	5.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated November 1, 2016, there are no recognized environmental conditions or recommendations for further action at the 111 Livingston Street Property except for the continued implementation of an asbestos O&M plan.

■	Market Overview and Competition. The 111 Livingston Street Property occupies a corner lot fronting the north side of Livingston Street and the west side of Boerum Place. The City University of New York, Brooklyn Law School, Long Island University, Borough Hall, Brooklyn Historical Society, the Rotunda Gallery and the New York Transit Museum are all located within the 111 Livingston Street Property’s neighborhood. There are numerous subway lines and bus stops within blocks of the 111 Livingston Street Property. The area benefits from its strong transportation attributes, which increase the demand for office and residential space. Major transportation routes that are nearby include I-278 and I-495, Boerum Place/Brooklyn Bridge Boulevard and Court Street/Cadman Plaza West, both primary arterials, and the commercial corridors including Flatbush and Atlantic Avenues. Public transportation is well-located near the 111 Livingston Street Property with Borough Hall and Jay Street Metrotech Stations, both situated within two blocks of the 111 Livingston Street Property; they provide access to the 2, 3, 4, 5, A, C, F, and R trains.

As of 2014, Brooklyn had 2.62 million residents, making it New York State’s largest county. Since the introduction of significant public initiatives and rezoning in 2004, this area experienced significant redevelopment of commercial and residential space. Between 2006 and 2014 Brooklyn gained more than 186,000 net new residents. Brooklyn’s population growth has outpaced the rest of the city, state, and country by a significant margin. Brooklyn’s population growth rate between 2006 and 2014 was more than twice the rate of growth of the state of New York. Employment in Brooklyn grew by approximately 28 percent between 2000 and 2014 - outperforming both the City and State - led by the healthcare, education, retail trade, tourism, and entertainment industries. According to the appraisal, the 2015 population within a 0.25-, 0.50- and 0.75-mile radius of the 111 Livingston Street Property was 9,150, 41,000 and 83,764, respectively. The estimated 2015 average household income within a 0.25-, 0.50- and 0.75-mile radius of the 111 Livingston Street Property was $144,579, $134,763 and $128,033, respectively. The 111 Livingston Street Property is located in the Downtown Brooklyn Office submarket. According to a third party report as of the second quarter of 2016, the Downtown Brooklyn Office submarket is comprised of over 22.6 million SF of inventory with a 6.0% vacancy rate and average asking rent of $43.23 per SF.

The following table presents certain information relating to the primary competition for the 111 Livingston Street Property:

Competitive Set(1)

	111 Livingston Street Property (Subject)	Montague Court	One Pierrepont Plaza	Montague Court	One Pierrepont Plaza	One Metrotech Center	Montague Pavilion Condominium
Distance of subject	--	0.2 miles	0.3 miles	0.2 miles	0.3 miles	0.2 miles	0.2 miles
Year Built	1969	1928	1988	1928	1988	1991	1945
SF	434,000	317,625	711,000	317,625	711,000	933,000	322,000
Total Occupancy	97.6%(2)	97.9%	98.2%	97.9%	98.2%	94.9%	94.1%
Tenant	--	Sheet Metal Industry	Dime Savings Bank	Maker’s Row	Graham Windham	Robert Half International	Dept. of Citywide Administrative
Base Rent	$29.81 – $72.39 (2)	$50.00	$48.00	$50.00	$40.00	$50.00	$37.63

(1)	Source: Appraisal.

(2)	Per underwritten rent roll dated November 1, 2016.

LOAN #7: 111 Livingston Street

■	The Borrower. The borrowing entity, 111 Livingston LLC, is owned by 111 Manager LLC, The Leser Group Ltd., Harry Gold 2012 Family Trust, Schachter PP, L.P., Chaskel Rubin, and Louis Stahl. 111 Manager LLC, the borrower manager, is 60.0% owned by Abraham Leser and 40.0% owned by Louis Stahl. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 111 Livingston Street Loan. Guarantors for the 111 Livingston Street Loan are Abraham Leser, Edith Leser, Harry Gold, and Robert Schachter, on a joint and several basis. The Leser Group is a New York City-based real estate development and property management firm founded by Abraham Leser. The Leser Group was founded by Abraham Leser in 1969 and currently manages a portfolio of over 2.0 million square feet throughout New York, Philadelphia and Connecticut, the majority of which are office properties.

■	Escrows. On the origination date of the 111 Livingston Street Loan, the borrower funded a reserve of (i) $296,183 for real estate taxes, (ii) $29,490,000 for an economic holdback reserve, (iii) $4,705,472 for an unfunded obligations reserve, (iv) $2,250,000 for the renewal or replacement of a lease at the 111 Livingston Street Property with the City University of New York and (v) $11,625 for deferred maintenance. The economic holdback will be released upon the satisfaction of conditions including execution of a 2-year extension of the lease with NYS Workers Comp and the debt yield being equal to or greater than 7.0%, provided that $1,500,000 of the economic holdback reserve funds will be maintained in reserve in connection with the subsequent renewal or replacement of the lease with NYS Workers Comp.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be $296,183, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy, (iii) $7,233 for replacement reserves and (iv) $36,167 for tenant improvements and leasing commissions capped (with replenishment) at $2,000,000.

■	Lockbox and Cash Management. The 111 Livingston Street Loan Combination requires a lender-controlled hard lockbox account, which is already in place, and into which the borrower and property manager direct all tenants to directly pay rents. The 111 Livingston Street Loan documents also require the borrower or property manager to deposit into the lockbox account no later than two business days after receipt all rents and other revenue of any kind from the 111 Livingston Street Property received by the borrower or the property manager. All funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender and disbursed to pay debt service and fund reserves, after which (x) to the extent a 111 Livingston Street Trigger Period (as defined below) has occurred and is ongoing, all excess cash flow is required to be held as additional collateral for the 111 Livingston Street Loan Combination, and (y) to the extent no 111 Livingston Street Trigger Period is continuing, all excess cash flow will be disbursed to the borrower. Upon an event of default under the 111 Livingston Street Loan documents, the lender may apply funds to amounts payable under the 111 Livingston Street Loan Combination in the order of priority it determines.

A “111 Livingston Street Trigger Period” will commence upon the earlier of (i) the occurrence of an event of default; (ii) the debt service coverage ratio (as calculated in accordance with the 111 Livingston Street Loan documents) being less than 1.30x; or (iii) the occurrence of a 111 Livingston Street Specified Tenant Trigger Period (as defined below). A 111 Livingston Street Trigger Period will expire, with regard to clause (i), upon the cure of such event of default, if applicable; with regard to clause (ii), upon the debt service coverage ratio equaling or exceeding 1.35x for two consecutive calendar quarters; and with respect to clause (iii), upon the 111 Livingston Street Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the 111 Livingston Street Loan documents.

A “111 Livingston Street Specified Tenant Trigger Period” means a period (a) commencing upon the first to occur of (i) The Legal Aid Society or any future tenant of The Legal Aid Society’s premises (collectively, “Legal Aid Society”) or Office of Temporary and Disability Services or any future tenant of Office of Temporary and Disability Service’s premises (collectively, “OTDA”) being in default under its lease beyond applicable notice and cure periods, (ii) Legal Aid Society or OTDA providing notice that it is terminating its lease for all or any portion of its premises such that the remaining space following such termination will be less than 85% of the square footage demised to the applicable tenant as of the closing date of the 111 Livingston Street Loan Combination, (iii) any termination, cancellation or failure to be in full force and effect (including rejection in a bankruptcy or insolvency proceeding) of the Legal Aid Society or OTDA lease, (iv) any bankruptcy or similar insolvency of Legal Aid Society or OTDA, and (v) Legal Aid Society or OTDA failing to extend or renew the applicable lease for the Legal Aid Society or OTDA space on or prior to the earlier of (x) twelve months before expiration and (y) the date on which notice must be given to the lessor to exercise the applicable extension option (provided, however, no 111 Livingston Street Specified Tenant

LOAN #7: 111 Livingston Street

Trigger Period relating to the OTDA lease is deemed to exist solely with respect to this clause (v) during any period that the Collateral Cure Conditions (as defined below) are satisfied); and (b) expiring upon the first to occur of the lender’s receipt of reasonably acceptable evidence (including an estoppel certificate) of (1) the matter giving rise to the 111 Livingston Street Specified Tenant Trigger Period has been cured or corrected in accordance with the terms of the 111 Livingston Street Loan documents or (2) the borrower re-leasing 50% or more of the space that was demised pursuant to the applicable tenant’s lease to a new tenant pursuant to a lease entered into in accordance with the applicable terms and conditions under the 111 Livingston Street Loan documents which provides rental terms equal to or greater than the rental terms set forth in the lease being replaced and such replacement tenant is in physical occupancy of the applicable premises, open for business, and paying full, unabated rent under its lease, and any landlord work obligations and free rent periods have been completed or expired.

“Collateral Cure Conditions” are deemed to exist upon satisfaction of the following by the borrower: the borrower deposits cash into an account with the lender or delivers to the lender a letter of credit in form and substance that complies with the terms of the 111 Livingston Street Loan agreement which, in either case, serves as additional collateral for the 111 Livingston Street Loan Combination, in an amount equal to the amount that the lender anticipates (in its good faith reasonable discretion) that it would collect in the excess cash flow account during the period commencing with the date of calculation and ending on the date that the OTDA lease is scheduled to expire (which calculation assumes that OTDA and all other tenants at the 111 Livingston Street Property continue to make their rental payments during said period).

■	Property Management. The 111 Livingston Street Property is managed by 111 Property Manager LLC, an affiliate of the borrower sponsor. The lender has the right to, or to direct the borrower to, terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) a 111 Livingston Street Trigger Period has occurred and is continuing under the 111 Livingston Street Loan documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrower has the right to replace the property manager, provided no event of default is continuing under the 111 Livingston Street Loan documents, with a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation).

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Leasehold Condominium. The tenant Brooklyn Law School (“BLS”) has the right under the BLS lease to impose a leasehold condominium structure onto the 111 Livingston Street Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower will ground lease its fee interest in the 111 Livingston Street Property to a newly formed special purpose subsidiary of the borrower (the “Declarant”) for a term of between 30 and 31 years and the Declarant will impose a condominium regime upon its leasehold interest in the 111 Livingston Street Property. The Declarant will own all of the leasehold condominium units upon the consummation of the conversion of its leasehold interest into a leasehold condominium. At the lender’s option, the Declarant will become a co-borrower pursuant to the 111 Livingston Street Loan documents and, consequently, the lien of the security instrument will be spread to encumber each of the leasehold condominium units. The leasehold condominium unit covering the premises granted to BLS pursuant to its lease (the “BLS Unit”) will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except that such payments will exclude the portion of BLS’s lease payments attributable to real estate taxes that will be abated under BLS’s real estate tax exemption with respect to the BLS Unit), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the 111 Livingston Street Loan Combination. The obligation of BLS to make the deferred purchase price payments will be secured by a purchase money mortgage in favor of the Declarant that will be collaterally assigned to the lender by the Declarant. The lender has agreed that it will not unreasonably withhold its consent to the foregoing actions (collectively, the “Leasehold Condominium Conversion”) provided certain conditions set forth in the 111 Livingston Street Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the borrower delivers a REMIC opinion confirming the same and (iii) all documents relating to the Leasehold Condominium Conversion are in form and substance reasonably acceptable to the lender.

LOAN #7: 111 Livingston Street

■	Release of Collateral. Not permitted, except as indicated above under “—Leasehold Condominium”.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the 111 Livingston Street Property, plus a business interruption insurance policy that provides 24 months of business interruption coverage with an additional 12-month extended period of indemnity, with no deductible in excess of $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

Diamond Head Apartments
Bus & Tour Transportation
Post Office Business Center & Package Center
Camp Penguin
DIAMOND HEAD TOWER
ALI'I TOWER
Concierge Desk
Port Waikiki Cruises
Port Hilton
PACIFIC OCEAN
TAPA TOWER
TAPA CONFERENCE CENTER
(2nd floor)
• Honolulu Suite
• Iolani Suite
• Tapa Ballrooms
ATM
Tapa Mini Mart
Car Rental
Activities Desk
TAPA POOL
Ocean Crystal Chapel
VILLAGE GREEN
SUPER POOL
Pool Stand
Atlantis Adventures
Activities Desk
Concierge Desk
Manager on Duty
Front Desk
ATM
MAIN LOBBY
RAINBOW TOWER
Concierge Desk
Rainbow Drive
Kālia Road
RAINBOW BAZAAR
Valet and Taxi
Beach Stand
KĀLIA TOWER
Concierge Desk
KĀLIA EXECUTIVE CONFERENCE CENTER
Parking Elevators
MID-PACIFIC CONFERENCE CENTER
• Coral Ballroom
• Coral Lounge
• Nautilus Suite
• Sea Pearl Suite
• South Pacific Ballroom
• South Pacific Boardroom
GREAT LAWN
DUKE KAHANAMOKU LAGOON
LAGOON TOWER
Concierge Desk
Pool Stand
GRAND WAIKIKIAN
Concierge Desk
PARADISE POOL
White Beach Chapel
Ala Moana Blvd
Kahanamoku Street

Pina Hawaii	1	Round Table Pizza	8	ABC Discount Store	15	Kona Mountain Coffee	22	Tropical Wear	29	Moana Quilts	36
Tropics Bar & Grill	2	DQ Orange Julius	9	Acionia (new location)	16	Maxim Jewelry	23	Blue Ginger	30	Aloha Ukulele	37
Benihana of Tokyo	3	Kariza	10	Crazy Shirts	17	Na Hoku	24	LeSportsac	31	Mandara Spa	38
CJ's New York Style Delicatessen	4	Lamonts & Whalers General Store	11	Elephant Walk	18	Pacific Harley Davidson	25	Oro Gold Cosmetics	32	Maui Clothing Company	39
Fresco Restaurant (2nd Floor)	5	Leon of Copenhagen	12	Gifts of Hawaii-Courtyard Café	19	The Pearl Factory	26	Boutique Sharon	33	Lani International Lounge	40
Hatsuhana Hawaii	6	Rainbow Fashion & Boutique	13	Honolua Surf Boys & Men	20	Poseidon Jewelry	27	Crazy Fish	34		
Lappert's Aloha Ice Cream	7	Xerox Business Center	14	Honolulu Cookie Company	21	Tori Richard	28	Maui Divers Luxury Collection	35

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS
Honolulu
McCully - Moiliili
Honolulu Stadium State Park
Ala Wai Park
Honolulu City Ala Wai Golf
Ala Wai Canal
Ala Wai Canal
Ala Wai Small Canal
Waikiki
Fort DeRussy
Kahanamoku Lagoon
Kahanamoku Beach
Fort DeRussy Beach
Waikiki Beach
Mamala Bay
Hilton Hawaiian Village
Waikiki Beach Resort
2005 Kalia Road
Honolulu, HI 96815
OAHU
Wahiawa
Mililani
Pearl City
Kaneohe
Kailua
Ewa Beach
Honolulu
Kapolei
Waimanalo
HONOLULU INTERNATIONAL AIRPORT

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Honolulu, Hawaii	Cut-off Date Balance(2)		$60,000,000
Property Type	Hospitality	Cut-off Date Balance per Room(1)		$243,566.43
Size (Rooms)	2,860	Percentage of Initial Pool Balance		4.5%
Total TTM Occupancy as of 9/30/2016	94.6%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 9/30/2016	94.6%	Type of Security		Fee Simple / Leasehold
Year Built / Latest Renovation	1961 / 2016	Mortgage Rate		4.19950%
Appraised Value	$2,230,000,000	Original Term to Maturity (Months)		120
Appraisal Date	8/30/2016	Original Amortization Term (Months)		NAP
Borrower Sponsor	Park Intermediate Holdings LLC	Original Interest Only Period (Months)		120
Property Management	Hilton Management LLC	First Payment Date		12/1/2016
		Maturity Date		11/1/2026

Underwritten Revenues	$374,437,742
Underwritten Expenses	$226,873,258
Underwritten Net Operating Income (NOI)	$147,564,484	Escrows
Underwritten Net Cash Flow (NCF)	$132,586,975		Upfront	Monthly
Cut-off Date LTV Ratio(1)	31.2%	Taxes	$0	$0
Maturity Date LTV Ratio(1)	31.2%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	4.98x / 4.47x	FF&E	$0	$1,248,126
Debt Yield Based on Underwritten NOI / NCF(1)	21.2% / 19.0%	Other	$0	$0

Sources and Uses

Sources	$	%	Uses	$	%
Senior Loan Amount	$696,600,000	54.6%	Loan Payoff	$1,255,912,700	98.5%
Junior Loan Amount	578,400,000	45.4	Principal Equity Distribution(3)	10,621,760	0.8
			Closing Costs	8,465,540	0.7
Total Sources	$1,275,000,000	100.0%	Total Uses	$1,275,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the pari passu senior notes of the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination totaling $696,600,000. The Hilton Hawaiian Village Waikiki Beach Resort Loan Combination is comprised of 16 senior pari passu senior notes with an aggregate original principal balance of $696,600,000 and five junior notes with an aggregate original principal balance of $578,400,000.
(2)	The Cut-off Date Balance of $60,000,000 represents the non-controlling note A-2-B-1 of a $1,275,000,000 loan combination evidenced by 21 pari passu notes: 16 senior notes, which have an aggregate principal balance of $696,600,000 and are evidenced by: (i) the controlling note A-1-A and the non-controlling notes A-1-B, A-1-C, A-1-D and A-1-E, which have an aggregate outstanding principal balance as of the Cut-off Date of $171,600,000 and were contributed to the Hilton USA Trust 2016-HHV securitization transaction, (ii) the non-controlling note A-2-A-1, which has an outstanding principal balance as of the Cut-off Date of $94,000,000 and was contributed to the JPMCC 2016-JP4 securitization transaction, (iii) the non-controlling notes A-2-A-2, A-2-A-3 and A-2-A-4, which have an aggregate outstanding principal balance of $142,250,000, are currently held by JPMorgan Chase Bank, National Association or an affiliate and are expected to be contributed to one or more future securitization transactions, (iv) the non-controlling note A-2-B-2, which has an outstanding principal balance as of the Cut-off Date of $56,625,000, is currently held by Deutsche Bank AG, New York Branch or an affiliate and is expected to be contributed to one or more future securitization transactions, (v) the non-controlling note A-2-B-3, which has an outstanding principal balance as of the Cut-off Date of $56,625,000 and was contributed to the CFCRE 2016-C7 securitization transaction, (vi) the non-controlling notes A-2-D-1 and A-2-D-2, which have an aggregate outstanding principal balance as of the Cut-off Date of $63,000,000 and were contributed to the MSBAM 2016-C32 securitization transaction and (vii) the non-controlling notes A-2-E-1 and A-2-E-2, which have an aggregate outstanding principal balance as of the Cut-off Date of $52,500,000 and were contributed to the WFCM 2016-C37 securitization transaction, and five junior notes which have an aggregate original principal balance of $578,400,000. The principal equity distribution was used to fund any working capital requirements of the Hilton Hawaiian Village Waikiki Beach Resort Property and distribute the balance, if any, to the borrower, which may distribute such amount to its direct or indirect owners.
(3)	The principal equity distribution returned equity to the borrower and thereafter was utilized by affiliates of Park Hotels & Resorts to prepay other outstanding CMBS loans.

■	The Mortgage Loan. The mortgage loan (the “Hilton Hawaiian Village Waikiki Beach Resort Loan”) is part of a loan combination (the “Hilton Hawaiian Village Waikiki Beach Resort Loan Combination”) evidenced by 16 senior pari passu notes and 5 subordinate notes that are together secured by a first mortgage encumbering the borrower’s fee simple and leasehold interest in a 2,860-room full service beachfront resort located in Waikiki, Honolulu on the Island of Oahu, Hawaii (the “Hilton Hawaiian Village Waikiki Beach Resort Property”). The Hilton Hawaiian Village Waikiki Beach Resort Loan, which is evidenced by note A-2-B-1, represents a non-controlling interest in the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, had an original principal balance of $60,000,000, has an outstanding balance of as of the Cut-off Date of $60,000,000 and represents approximately 4.5% of the Initial Pool Balance. The subordinate companion loans totaling $578,400,000 (collectively, the “Hilton Hawaiian Village Waikiki Beach Resort Junior Companion Loans”) which were contributed to the Hilton USA Trust 2016-HHV transaction and 15 senior companion loans (collectively, the “Hilton Hawaiian Village Waikiki Beach Resort Senior Companion Loans” and, together with the Hilton Hawaiian Village Waikiki Beach Resort Junior Companion Loans, the “Hilton Hawaiian Village Waikiki Beach Resort Companion Loans”). The Hilton Hawaiian Village Waikiki Beach Resort Senior Companion Loans are evidenced by (i) the controlling note A-1-A and the non-controlling notes A-1-B, A-1-C, A-1-D and A-1-E, which have an aggregate outstanding principal balance as of the Cut-off Date of $171,600,000, which were contributed to the Hilton USA Trust 2016-HHV securitization transaction, (ii) the non-controlling note A-2-A-1, which has an outstanding principal balance as of the Cut-off Date of $94,000,000 and was contributed to the JPMCC 2016-JP4 securitization transaction, (iii) the non-controlling notes A-2-A-2, A-2-A-3 and A-2-A-4 which have an aggregate outstanding principal balance of $142,250,000, are currently held by JPMorgan Chase Bank, National Association (“JPMCB”) or an affiliate and are expected to be contributed to one or more future securitization transactions, (iv) the non-controlling note A-2-B-2, which has an outstanding principal balance as of the Cut-off Date of $56,625,000, is currently held by Deutsche Bank AG, New York Branch (“DBNY”) or an affiliate and is expected to be contributed to one or more future securitizations, (v) the non-controlling note A-2-B-3, which has an outstanding principal balance as of the Cut-off Date of $56,625,000 and was contributed to the CFCRE 2016-C7

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

securitization transaction, (vi) the non-controlling notes A-2-D-1 and A-2-D-2, which have an aggregate outstanding principal balance as of the Cut-off Date of $63,000,000 and were contributed to the MSBAM 2016-C32 securitization transaction and (vii) the non-controlling notes A-2-E-1 and A-2-E-2, which have an aggregate outstanding principal balance as of the Cut-off Date of $52,500,000 and were contributed to the WFCM 2016-C37 securitization transaction. The Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, which has an interest rate of 4.19950% per annum, was co-originated by JPMCB, DBNY, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A. on October 24, 2016. The proceeds of the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination were primarily used to refinance existing debt on the Hilton Hawaiian Village Waikiki Beach Resort Property, pay loan origination costs, and return equity to the borrower, which was thereafter utilized by affiliates of Park Hotels & Resorts Inc. (“Park Hotels & Resorts”) to prepay other outstanding CMBS loans. The Hilton Hawaiian Village Waikiki Beach Resort Loan Combination will be serviced under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. See “Description of the Mortgage Pool – The Loan Combinations” in the Preliminary Prospectus for more information regarding the co-lender agreement that governs the relative rights of the holders of the Hilton Hawaiian Village Waikiki Beach Resort Loan and the Hilton Hawaiian Village Waikiki Beach Resort Companion Loans.

The Hilton Hawaiian Village Waikiki Beach Resort Loan had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date and is interest only throughout the entire term. The scheduled maturity date of the Hilton Hawaiian Village Waikiki Beach Resort Loan is the due date in November 2026. Provided that no event of default has occurred and is continuing under the Hilton Hawaiian Village Waikiki Beach Resort Loan documents, at any time after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) May 1, 2019, the Hilton Hawaiian Village Waikiki Beach Resort Loan may be either (x) defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Hilton Hawaiian Village Waikiki Beach Resort Loan documents or (y) prepaid in full, provided the applicable prepayment is accompanied by payment of the greater of 1% of the amount prepaid or a yield maintenance premium (as described in the Hilton Hawaiian Village Waikiki Beach Resort Loan documents). Provided that no event of default has occurred and is continuing under the Hilton Hawaiian Village Waikiki Beach Resort Loan documents, voluntary prepayment of the Hilton Hawaiian Village Waikiki Beach Resort Loan without a prepayment premium or yield maintenance charge is permitted on or after May 1, 2026.

■	The Mortgaged Property. The Hilton Hawaiian Village Waikiki Beach Resort Property is a 2,860-room full service resort situated on an entire city block overlooking Waikiki Beach on the island of Oahu in Hawaii. The resort was initially constructed by Hilton in 1961 and most recently renovated in 2016. The Hilton Hawaiian Village Waikiki Beach Resort Property is located on 18.95 acres, offers panoramic views of Waikiki Beach, Diamond Head and Downtown Honolulu and is located near attractions such as the Waikiki Beach Walk Shops, Honolulu Convention Center and Ala Wai Golf Course.

The resort is one of Hawaii’s premier urban resort destinations, featuring 2,860 guest rooms spread across five ocean front towers. The Hilton Hawaiian Village Waikiki Beach Resort Property is the only self-contained destination resort in Waikiki and offers the largest guest room inventory in the state of Hawaii and the most meeting space within its competitive set. The resort offers a variety of resort-style amenities and services, including 20 food and beverage outlets, over 150,000 SF of flexible indoor and outdoor function space, three conference centers, five swimming pools, a saltwater lagoon, spa grottos, the Mandara Spa and Fitness Center, a chapel and over 100 retail tenants.

Guest rooms are situated across five ocean front towers: the Ali’i Tower (348 rooms), the Diamond Head Tower (380 rooms) and the three Village Towers, comprised of the Rainbow Tower (796 rooms), Kalia Tower (315 rooms) and the Tapa Tower (1,021 rooms). Each guest room features a private balcony, 27-37” flat-screen televisions with cable, in-room controlled air conditioning, and in-room refrigerators.

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

Guest Room Mix
Room Type
Resort	829
Partial Ocean View	415
Ocean View	928
Ocean Front	513
Suites	175
Total Guest Rooms	2,860
Kings	1,078
Doubles	1,607
Queen	175

The resort also features approximately 130,489 SF of leased Class A retail and restaurant space, which was 78.5% occupied by over 100 tenants as of September 2016. For the trailing 12-month period ending September 30, 2016, the retail component of the resort generated approximately $20.8 million in retail rental revenue and, net of related expenses, accounted for approximately 13.1% of net cash flow (as estimated by the borrower sponsor), providing diversity to traditional hotel revenue streams. The borrower has the right to obtain the separate release of the retail component of the Hilton Hawaiian Village Waikiki Beach Resort Property or portions thereof, as described below under “Release of Collateral”.

Since 2008, the Hilton Hawaiian Village Waikiki Beach Resort Property has undergone approximately $232.2 million ($81,188 per room) in capital improvements. Most recently, the borrower sponsor invested over $17.9 million towards a comprehensive renovation of the 380-room Diamond Head Tower in 2014. The scope of the hard good upgrades included new FF&E, paint, new door hardware and ADA upgrades. Soft upgrades included renovations to the bathrooms. Additionally, the borrower sponsor spent $20.6 million on a full scale renovation of the Ali’i Tower that was completed in 2012.

The following table presents certain information relating to the 2015 demand analysis with respect to the Hilton Hawaiian Village Waikiki Beach Resort Property based on market segmentation, as provided in the appraisal for the Hilton Hawaiian Village Waikiki Beach Resort Property:

2015 Accommodated Room Night Demand(1)

Property	Wholesale	Transient	Meeting & Group
Hilton Hawaiian Village Waikiki Beach Resort Property	37%	44%	19%

(1)	Source: Appraisal.

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Hilton Hawaiian Village Waikiki Beach Resort Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 9/30/2016	Underwritten	Underwritten $ per Room
Room Revenue	$232,345,007	$246,124,088	$237,172,233	$247,711,744	$247,034,700	$86,376
F&B Revenue	56,844,007	62,740,100	70,771,369	69,023,623	68,996,667	24,125
Retail – Store Rentals(2)	19,071,361	20,048,658	20,582,018	20,786,062	19,162,812	6,700
Other Revenue(3)	16,714,514	17,176,781	38,265,602	39,466,009	39,243,564	13,722
Total Revenue	$324,974,888	$346,089,627	$366,791,222	$376,987,438	$374,437,742	$130,922

Room Expense	$55,976,889	$59,766,137	$62,515,991	$64,556,543	$64,380,098	$22,511
Food & Beverage Expense	45,055,100	48,831,676	56,658,889	56,716,914	56,028,348	19,590
Other Expense	7,418,538	7,148,334	7,483,496	6,425,274	6,371,608	2,228
Total Departmental Expense	$108,450,526	$115,746,148	$126,658,376	$127,698,731	$126,780,054	$44,329
Total Undistributed Expense	61,997,168	64,229,329	62,250,540	64,897,454	62,099,714	21,713
Total Management Fees	17,783,281	19,036,711	20,311,371	21,868,482	21,056,417	7,362
Total Fixed Charges	12,780,083	13,373,036	14,161,563	15,550,153	16,937,073	5,922
Total Operating Expenses	$201,011,057	$212,385,223	$223,381,851	$230,014,820	$226,873,258	$79,326

Net Operating Income	$123,963,830	$133,704,404	$143,409,371	$146,972,618	$147,564,484	$51,596
FF&E	12,998,996	13,843,585	14,671,649	15,079,498	14,977,510	5,237
Net Cash Flow	$110,964,835	$119,860,819	$128,737,723	$131,893,120	$132,586,975	$46,359

Occupancy	89.9%	90.7%	94.4%	94.6%	94.6%
NOI Debt Yield(4)	17.8%	19.2%	20.6%	21.1%	21.2%
NCF DSCR(4)	3.74x	4.04x	4.34x	4.45x	4.47x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Retail - Store Rentals is based off of the in-place rent roll as of September 2016 for the leased retail space at the Hilton Hawaiian Village Waikiki Beach Resort Property and includes base rent (with rent steps through November 2017), overage rent and reimbursements for common area maintenance (including insurance), real estate taxes and marketing expense.

(3)	Other Revenue consists of telephone revenue, parking revenue, resort fee (beginning in 2015), recreation revenue, health club revenue, water sports, beach and pool revenue and miscellaneous revenue.

(4)	Debt service coverage ratios and debt yields shown are based on the aggregate balance of the Hilton Hawaiian Village Waikiki Beach Resort Loan and the Hilton Hawaiian Village Waikiki Beach Resort Senior Companion Loans and exclude the Hilton Hawaiian Village Waikiki Beach Resort Junior Companion Loans.

■	Appraisal. According to the appraisal, the Hilton Hawaiian Village Waikiki Beach Resort Property had an “as-is” appraised value of $2,230,000,000 as of August 30, 2016.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$2,230,000,000	N/A	6.2%
Discounted Cash Flow Approach	$2,237,700,000	8.5%	6.5%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated October 17, 2016, there are no recommendations for further action at the Hilton Hawaiian Village Waikiki Beach Resort Property other than the continued implementation of an asbestos operations and maintenance plan and lead paint operations and maintenance plan.

■	Market Overview and Competition. The Hilton Hawaiian Village Waikiki Beach Resort Property is located on the island of Oahu in the Honolulu market and the Waikiki submarket. The island of Oahu serves as an economic center of the Hawaiian Islands. Oahu is a tourist destination offering many cultural venues, golf courses, restaurants, retail and recreational attractions.

According to the appraisal, Honolulu comprises a strong lodging market in Oahu and among all of the eight Hawaiian islands, a status attributable to a temperate year-round climate, popularity as one of the leading leisure destinations of Hawaii, strong visitor infrastructure and high barriers to new supply. Honolulu encompasses more than 24,000 guest rooms in 74 properties and, between 2009 and 2015, consistently achieved occupancy rates in the mid 70% to 80% range, never dropping below 74%. During this same period, RevPAR in Honolulu increased at an average annual rate of 9.5%, ending 2015 at $190, and the average daily rate achieved a premium of $69 over 2009. The market’s

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

RevPAR in 2009, which represented the trough during the economic downturn, reflects a 14.6% decline relative to 2007.

According to a state government tourism authority, approximately 5.3 million tourists, or 62.4% of Hawaii’s total air tourists, visited the island of Oahu in 2015, making it the most popular destination of the Hawaii islands. Additionally, visitor expenditures in Oahu totaled $7.4 billion, which represents 49.3% of total expenditures by air visitors to Hawaii in 2015.

The appraisal identified two hotels either recently opened or currently under construction in the Waikiki submarket that are expected to have some degree of competitive interaction with the Hilton Hawaiian Village Property. The 623-room Hilton Garden Inn (Ohana Waikiki West Redevelopment) opened in June 2016, while the 230-room boutique Hyatt Centric (Waikiki Trade Center Redevelopment) is expected to open in March 2017. Though offered at a competitive price-point with national brand affiliations, the appraisal notes that both options are non-beachfront locations with select-service product offerings.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Hilton Hawaiian Village Waikiki Beach Resort Property and its competitive set, as provided in a travel research report for the Hilton Hawaiian Village Waikiki Beach Resort Property:

Historical Statistics(1)

	Hilton Hawaiian Village Waikiki Beach Resort Property			Competitive Set(2)			Penetration
	2014	2015	TTM 9/30/2016	2014	2015	TTM 9/30/2016	2014	2015	TTM 9/30/2016
Occupancy	90.3%	93.1%	94.6%	87.9%	86.6%	89.9%	102.7%	107.4%	105.3%
ADR	$236.62	$236.03	$250.09	$249.55	$255.18	$259.08	94.8%	92.5%	96.5%
RevPAR	$213.70	$219.67	$236.65	$219.41	$221.08	$232.92	97.4%	99.4%	101.6%

(1)	Source: September 2016 travel research report.

(2)	The competitive set consists of the Sheraton Hotel Waikiki, Sheraton Hotel Princess Kaiulani, Moana Surfrider Westin Resort & Spa, Hyatt Regency Waikiki Resort & Spa, Outrigger Waikiki Beach Resort, Outrigger Reef Waikiki Beach Resort and the Marriott Waikiki Beach Resort & Spa.

Hilton Hawaiian Village Waikiki Beach Resort Property Competitive Set(1)

Property	Number of Rooms	Year Built
Hilton Hawaiian Village Waikiki Beach Resort	2,860	1961
Sheraton Waikiki	1,636	1971
Marriott Waikiki Beach Resort & Spa	1,310	1971
Hyatt Regency Waikiki Beach Resort & Spa	1,230	1976
Moana Surfrider Westin Resort & Spa	791	1901-1969
Total(2)	4,967

(1)	Source: Appraisal

(2)	Total excludes the Hilton Hawaiian Village Waikiki Beach Resort Property.

■	The Borrower. The borrower is Hilton Hawaiian Village LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hilton Hawaiian Village Waikiki Beach Resort Loan. The non-recourse carve-out guarantor is Park Intermediate Holdings LLC, a wholly owned subsidiary of Park Hotels & Resorts, provided that any related recourse liability is subject to a cap of 10% of the then outstanding principal balance of the Hilton Hawaiian Village Waikiki Beach Resort Loan plus any reasonable third party collection costs actually incurred by lender. In addition, Park Intermediate Holdings LLC is not a party to the environmental indemnity, and in lieu of such indemnity, the borrower obtained environmental insurance.

Park Hotels & Resorts is the subject of one of two spin-offs announced by Hilton Worldwide Holdings Inc. (“Hilton”). On February 26, 2016, Hilton announced plans to separate into three independent, publicly traded companies: Park Hotels & Resorts Inc. (NYSE: PK), Hilton Grand Vacations Inc. (NYSE: HGV) and Hilton (NYSE: HLT). The restructuring was completed in January 2017.

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

The property management agreement is with Hilton Management LLC and became effective upon the restructuring and expires on December 31 of the 30th full operating year following the date of the restructuring.

■	Escrows. No upfront reserves were taken at origination for the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination. On each due date, the borrower is required to fund the following reserves with respect to the Hilton Hawaiian Village Waikiki Beach Resort Loan: (i) 4.0% of gross income for the calendar month that is two months prior to such payment date (however, such deposits are required to be waived if the property manager is making deposits into a manager reserve account for the Hilton Hawaiian Village Waikiki Beach Resort Property for the payment of replacements in accordance with the provisions of the management agreement) and (ii) during the occurrence of a Low Debt Yield Trigger (as defined below) or if an event of default is continuing, one-twelfth of the estimated annual real estate taxes and insurance premiums, unless such amounts are held in reserve by the property manager. However, provided that no event of default has occurred and is continuing, the requirement to deposit the monthly amount for insurance premiums is waived so long as the borrower is insured under an acceptable blanket policy.

■	Lockbox and Cash Management. The Hilton Hawaiian Village Waikiki Beach Resort Loan Combination is structured with a hard lockbox and in-place cash management. All rents and other payments are required to be deposited directly into segregated property accounts maintained by the borrower and, after the restructuring, the operating lessee, as applicable, and controlled by the lender. All revenues in the property accounts (less any property account charges and any required minimum peg balance) are required to be transferred on each business day to operating accounts maintained by the borrower and, after the restructuring, operating lessee, as applicable, and controlled by the lender. Funds on deposit in the operating accounts are required to be disbursed in accordance with the Hilton Hawaiian Village Waikiki Beach Resort Loan documents for payments required under the management agreement. On a monthly basis, all remaining funds on deposit in the operating accounts are required to be deposited into a lender controlled cash management account and held as additional collateral for the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination. So long as no event of default or Low Debt Yield Trigger (as defined below) is continuing, all funds in the cash management account are required to be released to operating lessee and/or the borrower, as applicable, not later than the business day immediately following the date such funds are deposited by the property manager. Upon the occurrence of an event of default or a Low Debt Yield Trigger, all funds in the cash management account are required to be deposited into the lender controlled excess cash account and applied as provided in the Hilton Hawaiian Village Waikiki Beach Resort Loan documents. The borrower and/or the operating lessee, as applicable, has granted a security interest in the manager replacement reserve account, the operating account and the property accounts (and the property manager has consented to the same); provided, that such amounts on deposit in the such accounts will be available for use by the property manager in accordance with the management agreement following an event of default and the lender may not apply such amounts on deposit in such accounts to the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination. Upon consummation of the restructuring, the cash management structure will become bifurcated to account for the operating lease structure.

A “Low Debt Yield Trigger” will commence upon the debt yield falling below 7.0% for two consecutive quarters. A Low Debt Yield Trigger will cease and all funds held by the lender will be released to operating lessee and/or the borrower, as applicable, if (i) no event of default is continuing and (ii) the debt yield exceeds 7.00% for two consecutive quarters.

Following the lockout period, the borrower is permitted to prepay the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination in part to cure a Low Debt Trigger Period, which is required to be accompanied by the applicable yield maintenance premium if prior to the open period.

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

■	Property Management. The Hilton Hawaiian Village Waikiki Beach Resort Property is managed by Hilton Management LLC, an affiliate of the borrower. Upon consummation of the restructuring, the borrower is required to deliver a substitute management agreement with Hilton Management LLC. The property manager is not expected to be affiliated with the borrower after the restructuring.

■	Current Mezzanine or Secured Subordinate Indebtedness. The Hilton Hawaiian Village Waikiki Beach Resort Loan includes junior notes, with an aggregate principal balance of $578.4 million. The junior notes are coterminous with the senior notes and accrue interest at a rate of 4.19950%. The senior notes are generally senior in right of payment to the junior notes.

■	Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Condominium. The portion of the Hilton Hawaiian Village Waikiki Beach Resort Property known as Kalia Tower is a condominium building in which the borrower owns 14 hotel condominium units (on floors 5-11 and 19-25). The remaining floors consist of six timeshare units that are not part of the collateral for the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination, but there are several agreements in place governing shared use of common facilities. The borrower controls the condominium board and is responsible for maintenance of the Kalia Tower.

■	Ground Lease. The borrower has a leasehold interest in approximately 5,900 SF that contains a small apartment building with 45 rental units pursuant to a ground lease that expires on July 31, 2035. The ground lease currently requires monthly rent of approximately $12,762 from August 1, 2016 through July 31, 2017, on which date the annual monthly payment will increase by 3% each year through 2035.

■	Release of Collateral. The Hilton Hawaiian Village Waikiki Beach Resort Loan documents permit, after the expiration of the lockout period, the release from the lien of the mortgage of a portion of the Hilton Hawaiian Village Waikiki Beach Resort Property (the “Taran Outparcel”), provided, among other things, the borrower pays a release price of $2,500,000 together with the applicable yield maintenance premium.

In addition, the Hilton Hawaiian Village Waikiki Beach Resort Loan documents permit, after the expiration of the lockout period, the release of retail and other parcels at the Hilton Hawaiian Village Waikiki Beach Resort Property provided, among other things the release does not materially and adversely affect the ongoing operations of the Hilton Hawaiian Village Waikiki Beach Resort Property (other than the lost income associated with the parcels being released) and the borrower pays a release price equal to the product of, (1) with respect to the release of any retail parcels (which are identified in the loan documents) (a) 110% and (b) the product of (i) the greater of (A) 100% of the difference in value of the Hilton Hawaiian Village Waikiki Beach Resort Property including the release parcel and excluding the release parcel (based on a new appraisal) or (B) the net sales proceeds and (ii) 57.2%, together with the applicable yield maintenance premium and (2) with respect to the release of any other parcels (excluding the Taran Outparcel and excluding any identified retail parcels), (a) 110% and (b) the product of (i) 100% of difference in value of the Hilton Hawaiian Village Waikiki Beach Resort Property including the release parcel and excluding the release parcel (based on a new appraisal) and (ii) 57.2%, together with the applicable yield maintenance premium.

With respect to each partial release described above, the borrower is not required to pay a yield maintenance premium during the open period for the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination. In addition, in the event that after any partial release contemplated above, the loan to value ratio for the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination is greater than 125%, such release will not be permitted unless the borrower pays down the Hilton Hawaiian Village Waikiki Beach Resort Loan Combination in accordance with the loan documents or the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC as a result of the release.

LOAN #8: HILTON HAWAIIAN VILLAGE WAIKIKI BEACH RESORT

■	Terrorism Insurance. The borrower is required to obtain an all risk insurance policy which includes insurance for acts of terrorism in an amount equal to the lesser of (1) 100% of the full replacement cost and (2) the amount otherwise required for such insurance, which is the lesser of (x) actual replacement value and (y) $1,300,000,000 per occurrence, and is also required to obtain business income insurance for a 24 month period of indemnity, which includes insurance against acts of terrorism, in each case to the extent such insurance is commercially available (provided that such all risk and business income insurance is subject to a cap equal to the lesser of $1,275,000,000 and the amount of the all risk coverage described above); provided, that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time) (“TRIPRA”) is in effect, and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA. If TRIPRA is not in effect or is modified, which results in a material increase in terrorism insurance premiums or there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums for properties located in the United States, the borrower will be required to carry terrorism insurance provided that it is commercially available, however the borrower is not required to pay insurance premiums with respect to such terrorism insurance in excess of the Terrorism Cap (defined below).

The “Terrorism Cap” means two times the amount of the then-current annual insurance premiums payable by the borrower for the property and business interruption insurance policies insuring only the Hilton Hawaiian Village Waikiki Beach Resort Property (excluding the terrorism, earthquake, and windstorm components of such insurance).

LOAN #9: STATE FARM DATA CENTER

LOAN #9: STATE FARM DATA CENTER

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
State Farm Data Center
24400 West Valley Parkway
Olathe, KS 66061
Honeywell Aerospace
Olathe
DOWNTOWN
NEW CENTURY AIRCENTER
I-35 Logistics Park
Olathe Medical Center
The Great Mall
Overland Park Regional Medical Center
Johnson County Community College
University of Kansas-Edwards
Kansas City
Liberty
Shawnee
Overland Park
Lee's Summit
KANSAS CITY INTERNATIONAL AIRPORT

LOAN #9: STATE FARM DATA CENTER

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	Olathe, Kansas	Cut-off Date Balance(4)	$55,000,000
Property Type	Office	Cut-off Date Balance per SF(2)	$412.47
Size (SF)	193,953	Percentage of Initial Pool Balance	4.1%
Total Occupancy as of 2/6/2017	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 2/6/2017	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate	4.64000%
Appraised Value(1)	$128,000,000	Original Term to Maturity (Months)(3)	120
Appraisal Date	10/20/2016	Original Amortization Term (Months)	NAP
Borrower Sponsor	JDM Partners Opportunity Fund III LLC	Original Interest Only Term (Months)(3)	120
Property Management	Self Managed	First Payment Date	3/6/2017
ARD / Maturity Date(5)	2/6/2027 / 11/6/2031

Underwritten Revenues	$9,320,149
Underwritten Expenses	$186,403	Escrows(6)
Underwritten Net Operating Income (NOI)	$9,133,746	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$9,104,653	Taxes	$0	$0
Cut-off Date LTV Ratio(1)(2)	62.5%	Insurance	$0	$0
Maturity Date / ARD LTV Ratio(2)(3)	62.5%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.43x / 2.42x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.4% / 11.4%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$80,000,000	63.4%	Purchase Price	$125,323,476	99.4%
Principal New Cash Contribution	46,137,373	36.6	Closing Costs	813,897	0.6

Total Sources	$126,137,373	100.0%	Total Uses	$126,137,373	100.0%

(1)	The Appraised Value represents the “as-is” Appraised Value of $128,000,000 as of October 20, 2016. The appraiser concluded an “As Dark” appraised value of $87,000,000, which represents a Cut-off Date Loan-to-Dark Value Ratio of 92.0%.

(2)	Calculated based on the aggregate outstanding principal balance of the State Farm Data Center Loan Combination (as defined below).

(3)	Calculated as of the ARD (as defined below).

(4)	The State Farm Data Center Loan has a Cut-off Date Balance of $55,000,000 and represents the controlling note A-1 of the $80,000,000 State Farm Data Center Loan Combination, which is evidenced by two pari passu notes. The related companion loan is evidenced by the non-controlling note A-2, which has an outstanding principal balance as of the Cut-Off Date of $25,000,000, is currently held by DBNY, and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(5)	Under certain circumstances the ARD may become the final Maturity Date. See “—The Mortgage Loan” below.

(6)	See “—Escrows” below.

■

The Mortgage Loan. The mortgage loan (the “State Farm Data Center Loan”) is part of a loan combination (the “State Farm Data Center Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 193,953 SF office building located in Olathe, Kansas (the “State Farm Data Center Property”). The State Farm Data Center Loan, which is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $55,000,000 and represents approximately 4.1% of the Initial Pool Balance. The related companion loan is evidenced by the non-controlling note A-2, had an original principal balance of $25,000,000 and has an outstanding principal balance as of the Cut-off Date of $25,000,000. Note A-2 is currently held by Deutsche Bank AG, New York Branch (“DBNY”), an affiliate of GACC, and is expected to be contributed to one or more future commercial mortgage securitization transactions. The State Farm Data Center Loan Combination was originated by DBNY on January 11, 2017. The State Farm Data Center Loan Combination had an original principal balance of $80,000,000, has an outstanding principal balance as of the Cut-off Date of $80,000,000 and accrues interest at an interest rate of 4.64000% per annum (the “Initial Interest Rate”) through the anticipated repayment date (the “ARD”). The proceeds of the State Farm Data Center Loan Combination were used to acquire the State Farm Data Center Property for approximately $125.3 million (inclusive of retiring an existing bridge loan) in a sale-leaseback transaction with the sole tenant, and pay closing costs.

The State Farm Data Center Loan Combination had an initial term of 120 months until the ARD and has a remaining term of 120 months until the ARD as of the Cut-off Date. The State Farm Data Center Loan Combination requires interest only payments on each due date through the ARD. The ARD is the due date in February 2027 and the final maturity date is the due date in November 2031. However, if, as of the due date immediately preceding the ARD or as of the ARD, (i) the State Farm lease is no longer in full force and effect, (ii) there exists a Major Tenant Trigger Event Period (as defined below), or (iii) there exists a Cash Sweep Event Period (as defined below), other than solely due to the ARD, the final maturity date of the State Farm Data Center Loan Combination shall be, without notice and without requirement for any action on the part of the borrower or lender, the ARD. Subject to the foregoing, if the State Farm Data Center Loan Combination is not repaid in full on or prior to the ARD, the State Farm Data Center Loan Combination will accrue interest at a per annum rate equal to the greater of (i) the ARD Treasury Note Swap Rate (as defined below) plus 2.00000% and (ii) the Initial Interest Rate plus 2.00000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued

LOAN #9: STATE FARM DATA CENTER

Interest”) will be deferred. The “ARD Treasury Note Swap Rate” is the rate of interest per annum calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading “Interest Rate Swaps” (or if no longer published, a comparable publication selected by lender) for the business day ending immediately prior to the ARD, of “Interest Rate Swaps” with maturity dates (one longer and one shorter) most nearly approximating the final maturity date. In addition, from and after the ARD, all excess cash flow from the State Farm Data Center Property after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (i) first, to repay the principal balance of the State Farm Data Center Loan Combination and (ii) second, to the payment of the Accrued Interest.

The State Farm Data Center Loan Combination may be voluntarily prepaid on or after the due date in March 2019 with the payment of a prepayment fee equal to the greater of (i) 1.0% of the outstanding principal balance of the State Farm Data Center Loan Combination and (ii) a yield maintenance premium as more particularly set forth in the State Farm Data Center Loan documents. Voluntary prepayment of the State Farm Data Center Loan Combination without payment of any prepayment premium is permitted on or after the due date in November 2026. In addition, with respect to any condemnation while the State Farm lease is in full force and effect, subject to REMIC requirements, the borrower has the right, which must be exercised not later than six months after the condemnation, to elect, (x) to prepay the State Farm Data Center Loan Combination in an amount equal to 100% of the amount of the applicable net proceeds or (y) solely in the event of a condemnation of all of the State Farm Data Center Property resulting in the termination of the State Farm lease, to prepay the State Farm Data Center Loan Combination in full, in each case without payment of any prepayment consideration.

■

The Mortgaged Property. The State Farm Data Center Property is comprised of a 193,953 SF data center located in Olathe, Kansas. The State Farm Data Center Property, which is set on a 20.1 acre site, was constructed in 2016 by State Farm Mutual Automobile Insurance Company (“State Farm”) and acquired by the borrower sponsor in a sale-leaseback transaction. The State Farm Data Center Property features approximately, 60,515 SF of raised floor space, approximately 11,000 SF of office space and approximately 27,600 SF of mechanical and electrical support space including an exterior service yard for emergency generators, electrical gear and mechanical equipment. According to the appraisal, the State Farm Data Center Property has a critical IT load of 6660 kilowatts (“kW”), which corresponds to an overall average density of 110 watts per SF.

The State Farm Data Center Property is supported by an uninterruptible power supply (”UPS”) utilizing a 3N/2 configuration with expansion capability of up to 4N/3. The standardized electrical power delivery block consists of 2500 megavolt amperes (“MVA”) utility paired with 2.5 megawatt (“MW”) generators. The mechanical cooling plant consists of a N+1 looped chilled water system with air cooled chillers.

According to the appraiser, the State Farm Data Center Property is classified as a turn-key data center. A turn-key data center is a physically secure facility with power and cooling POD Architecture that has been optimized for green operation and the redundancy capabilities. The POD Architecture enables the development for the build-out raised floor data center space using standard power and cooling building blocks for both cost-effectiveness and design flexibility. This construction methodology promotes the energy efficiency needed for green data center operation and also allows tenants to take delivery of their POD space in 6-8 months versus the 24-month industry average.

As of the Cut-off Date, the State Farm Data Center Property is 100.0% occupied by State Farm (rated AA by S&P). State Farm’s lease commenced in November 2016 and State Farm is currently in possession and utilizing their space. The initial base rent is $42.00 per SF NNN with annual increases of 1.9% through the lease expiration date in November 2031. State Farm has three five-year renewal options remaining, with no termination or contraction options.

State Farm may elect to expand the State Farm Data Center Property by constructing a material addition of shell building space and improvements in such space (the “Expansion Space”). If State Farm does so, it is required to be constructed at tenant’s sole cost and expense. Upon substantial completion of the Expansion Space, the term of the lease could be extended as follows: (a) if substantial completion occurs during the initial term, the initial term will be extended for a period to be elected by the tenant in its sole discretion of the minimum number of years necessary for the term to expire at least 12 full years but no more than 15 full years from the date of substantial completion; in no event can the initial lease term be less than 12 years or (b) if substantial completion occurs during any extension period, the extension period will be extended for a period to be elected by the tenant in its sole discretion of the minimum number of years necessary for the extension term to expire at least 10 full years but no more than 15 full years from the date of substantial completion. In either case, the extension period elected by the tenant will have no

LOAN #9: STATE FARM DATA CENTER

effect on State Farm’s rights to any unexercised renewal option. During any extension of the term resulting from the construction of the Expansion Space, the base rent will be subject to annual increases of 1.9%.

State Farm is the largest provider of auto, home, and life insurance in the United States with over 65,000 employees and approximately 18,000 insurance agents servicing approximately 84.1 million policies and accounts. Additionally, State Farm received the highest rating of A++ from A.M. Best Co., an independent rating of an insurer’s ability to meet financial obligations. As of year-end 2015, State Farm reported total assets of approximately $138.50 billion with net income of $2.14 billion compared to year-end 2014 total assets of approximately $138.80 billion with net income of $1.05 billion.

The following table presents certain information relating to the sole tenant at the State Farm Data Center Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
State Farm	NR / NR / AA	193,953	100.0%	$8,146,026	100.0%	$42.00	11/30/2031	3, 5-year options
Largest Tenant		193,953	100.0%	$8,146,026	100.0%	$42.00
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenant		193,953	100.0%	$8,146,026	100.0%	$42.00

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the State Farm Data Center Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028 & Thereafter	193,953	100.0	100.0%	8,146,026	100.0	$42.00	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	193,953	100.0%		$8,146,026	100.0%	$42.00	1

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

LOAN #9: STATE FARM DATA CENTER

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the State Farm Data Center Property.

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent	$8,146,026	$42.00
Contractual Rent Steps(2)	1,177,927	6.07
Potential Income from Vacant Space	0	0.00
Total Rent	$9,323,953	$48.07
Reimbursements	186,403	0.96
Other Income	0	0.00
Vacancy(3)	(190,207)	(0.98)
Effective Gross Income	$9,320,149	$48.05

Real Estate Taxes	$0	$0.00
Insurance	0	0.00
Management Fee(4)	186,403	0.96
Other Expenses	0	0.00
Total Operating Expenses	$186,403	$0.96

Net Operating Income	$9,133,746	$47.09
Normalized TI/LC	0	0.00
Replacement Reserves	29,093	0.15
Net Cash Flow	$9,104,653	$46.94

Occupancy	100.0%
NOI Debt Yield	11.4%
NCF DSCR	2.42x

(1)	The State Farm Data Center Property was constructed in 2016; accordingly historical operating information is not available.

(2)	Contractual Rent Steps represent the straight line average of rent steps through the lease term. The State Farm lease is structured with annual rent steps of 1.9%.

(3)	Underwritten Vacancy is 2.0%.

(4)	The Management Fee is underwritten to 2.0% of Effective Gross Income. The State Farm Data Center Property is managed by the tenant.

■

Appraisal. According to the appraisal, the State Farm Data Center Property had an “as-is” appraised value of $128,000,000 as of October 20, 2016. The appraiser concluded an “As Dark” appraised value of $87,000,000.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$125,000,000	NAP	6.50%
Discounted Cash Flow Approach	$128,000,000	7.00%	7.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated October 28, 2016, there are no recognized environmental conditions or recommendations for further action at the State Farm Data Center Property.

■

Market Overview and Competition. The State Farm Data Center Property is located approximately 24.3 miles southwest of the Kansas City, Missouri central business district (“CBD”) within the Kansas City metropolitan statistical area (“MSA”). With approximately 2.1 million residents as of 2015, the Kansas City MSA is the second largest MSA in Missouri and the 30th largest in the United States. The market serves a role as a transportation and logistics hub given its central location in the United States. Located in Johnson County, Olathe is the second largest among its 20 communities, and the fifth largest city in Kansas. The State Farm Data Center Property is located south of Highway 10 with access to the neighborhood from highways K-7 and K-10. Major employers in Olathe include Honeywell Aerospace, Hallmark, Garmin International, Farmers Insurance Federal Credit Union, a US Bank data center and ALDI Divisional Office & Distribution Center. According to the appraisal, the estimated population as of 2015 within a one-, three- and five-mile radius, is 771, 21,674 and 61,272, respectively. The 2015 average household income for Johnson County is $105,554.

The State Farm Data Center Property is located within the Kansas City data center market. The Kansas City data center market consists of 28 active data centers operated by 20 providers. The total data center inventory in Kansas City is approximately 520,000 SF powered by 76 MW. The total data center market share within Kansas City is operated by only a handful of providers including Cavern Technologies (29%), 1102 Grand (16%), Iron Mountain (11%), TierPoint (11%) and DataBank (7%), with other providers accounting for the remaining 26% of the market.

LOAN #9: STATE FARM DATA CENTER

According to the appraisal, Kansas City is considered an emerging data center market. Support for the data center demand in Kansas City is evidenced by the public-private efforts to transform Kansas City into a “Smart City.” In June 2015, a $15.7 million public-private partnership was formalized when Kansas City signed a strategic agreement with Cisco Systems, Inc. and its partners to develop a comprehensive smart city network. Smart City initiatives will help the city of Kansas City use real-time data to deliver basic services more efficiently through upgrades including interactive kiosks, free public WiFi, smart streetlights and sensors to provide efficiency. The State Farm Data Center Property is well positioned due to its direct access to the highest concentration of fiber-optic cable in the Kansas City metro area.

The following table presents certain information relating to sales comparables for the State Farm Data Center Property:

Office Building Sales Comparables(1)

Property Name	Property Location	Year Built	Rentable Area (SF)	Sale Date	Sale Price (in millions)
State Farm Data Center Property	Olathe, KS	2016	193,953(2)	NAP	$125.3
Confidential	Major US Market	2010	220,000	Sep. 2016	$76.5
Confidential	Major US Market	2012, 2013	320,000	Sep. 2016	$448.0
Confidential	Secondary US Market	2015	65,000	Sep. 2016	$107.0
601 West Polk Street	Chicago, IL	1918	104,000	Dec. 2015	$27.9
Data Pipe	Kansas City, MO	1982	77,546	Aug. 2015	$29.0
Confidential	Major US Market	2012	75,000	Oct. 2014	$90.0
Confidential	Secondary US Market	1978-1982	100,000	Sep. 2014	$59.0
Digital Realty	Ashburn, VA	2010	130,000	Sep. 2014	$185.0

(1)	Source: Appraisal.
(2)	Based on underwritten rent roll dated February 6, 2017.

Office Lease Comparables(1)

Property Name	Tenant Name	USF(2)	Lease Date	Lease Term (months)	kW	Watts PSF	Monthly NNN per kW
State Farm Data Center Property	State Farm	60,515	Q4 2016	180	6,660	110	$101.93
Confidential	Cloud Services Provider	8,000	Q1 2016	72	1,200	150	$102.61
Confidential	Cloud Services Provider	8,000	Q1 2016	84	1,200	147	$98.75
Confidential	Software	80,000	Q4 2015	204	21,000	265	$110.00
Confidential	Confidential	80,000	Q3 2015	156	6,000	76	$105.00
Confidential	Cloud Services Provider	10,000	Q1 2015	96	1,200	124	$95.00
Confidential	Cloud Services Provider	8,000	Q1 2015	60	1,200	148	$100.00
Confidential	Media/Telecommunications	17,000	Q3 2014	180	4,800	279	$115.00
Confidential	Aerospace	60,000	Q2 2014	180	6,000	100	$120.00
Confidential	Cable Company	23,700	Q2 2014	132	3,600	152	$98.00
Confidential	Security	8,100	Q2 2014	61	1,200	148	$98.00

(1)	Source: Appraisal.

(2)	Raised floor area in SF

■

The Borrower. The borrower is JDM III SF Kansas City DC, LLC a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the State Farm Data Center Loan. The non-recourse carveout guarantor for the State Farm Data Center Loan Combination is JDM Partners Opportunity Fund III LLC. JDM Partners Opportunity Fund III LLC is owned by multiple investors (97.38%), none of whom own more than 20% of the borrower, and JDM Partners MM III, LLC (2.62%), the managing member. JDM Partners MM III, LLC is wholly owned by JDM Real Estate Funds, LLC. JDM Real Estate Funds, LLC is owned by The Gerald and Joan Colangelo Family Trust Agreement dated April 20, 1994 (23.33%), The Eaton Family Trust dated June 8, 1998 (23.33%), The Shultz Trust and Beth Jane Shultz Revocable Trust dated September 5, 1979 (23.33%), and multiple investors (30.0%).

LOAN #9: STATE FARM DATA CENTER

JDM Partners is a real estate investment firm with a 60-year history of investing in various projects, including real estate, sports and entertainment venues and franchises. JDM Partners’ current portfolio of real estate investments includes properties in 14 states. JDM Partners was founded in 1983 by Jerry Colangelo, David Eaton, and Mel Shultz, who have over 100 years of collective real estate experience.

■	Escrows. If the State Farm Data Center Property is no longer leased to State Farm, and a Major Tenant Trigger Period (as defined below) is continuing, on each monthly payment date, the borrower is required to fund (i) a tax and insurance reserve in an amount equal to one twelfth of the amount the lender estimates will be necessary to pay tax and insurance premiums over the then succeeding 12 month period (ii) an amount equal to one twelfth of $0.15 per SF into the replacement reserve, capped at $58,186 (which amount is subject to an increase of $0.30 per SF of any expansion space constructed by State Farm pursuant to the State Farm lease) and (iii) an amount equal to one twelfth of $1.00 per SF, capped at $969,765 (which amount is subject to an increase of $5.00 per SF of any expansion space constructed by State Farm pursuant to the State Farm lease). However, for so long as (I) no Major Tenant Trigger Period is continuing and (II) the State Farm Data Center Property is leased to State Farm, the borrower is not required to make monthly deposits into the above reserves, provided the State Farm lease remains in full force and effect and (a) no event of default exists under the State Farm lease, (b) neither State Farm or any lease guarantor under the State Farm lease is a debtor in any bankruptcy action, (c) with respect to the tax reserve, State Farm is required under the State Farm lease to pay, and does pay, taxes directly to the appropriate public office (and the lender, upon written request, receives evidence of such payment) (d) with respect to the insurance reserve, State Farm maintains insurance (or is self-insuring) in accordance with the terms and conditions of the State Farm lease and (e) State Farm is performing its obligations under the State Farm lease in a timely manner and provides evidence of such performance to the lender.

A “Major Tenant” means (i) State Farm or (ii) any tenant or replacement tenant that, together with its affiliates, leases space comprising 20.0% or more of either (a) the total rentable square footage at the State Farm Data Center Property or (b) the total in-place base rent at the State Farm Data Center Property.

■	Lockbox and Cash Management. The State Farm Data Center Loan documents require a hard lockbox with in place cash management. The State Farm Data Center Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the State Farm Data Center Property be promptly deposited into such lockbox account following receipt. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied to the payment of debt service and the funding of required reserves, budgeted operating expenses and extraordinary expenses, with the remainder being disbursed to the borrower, except (i) during the continuance of a Major Tenant Trigger Period (as defined below), all excess cash will be deposited in a major tenant leasing reserve held by the lender and (ii) during the continuance of any other Cash Sweep Event Period (as defined below), all excess cash will be deposited in an excess cash flow reserve held by the lender.

A “Cash Sweep Event Period” will occur upon the occurrence of (i) an event of default under the State Farm Data Center Loan Combination, (ii) any bankruptcy action of the borrower, guarantor or any affiliated manager, (iii) the debt service coverage ratio falls below 1.75x as of the end of any calendar quarter, (iv) the borrower fails to prepay or repay the State Farm Data Center Loan Combination in full on or before the ARD or (v) a Major Tenant Trigger Period. A Cash Sweep Event Period will end upon the occurrence of (a) with respect to clause (i) the event of default has been cured; (b) with respect to clause (ii) a dismissal of any such applicable bankruptcy action; (c) with respect to clause (iii) the DSCR is equal to 1.80x or greater based on a trailing 12 month period for two consecutive quarters; (d) with respect to clause (v) such Major Tenant Trigger Period has been cured in accordance with the loan documents.

A “Major Tenant Trigger Period” means a period (A) commencing if (i) a Major Tenant gives written notice of its intention to terminate or cancel its lease, (ii) on or prior to 18 months prior to the then applicable expiration date under its lease, a Major Tenant does not extend or renew its lease upon the terms therein or otherwise reasonably acceptable to the lender, (iii) on or prior to the date by which a Major Tenant is required under its lease to notify the landlord of its election to extend or renew its lease, such Major Tenant fails to give such notice, (iv) a monetary event of default under a Major Tenant lease occurs and continues for more than 60 days, (v) a material non-monetary event of default under a Major Tenant lease occurs and continues beyond the later of 90 days and any cure period under the lease, (vi) a bankruptcy or insolvency of a Major Tenant or any related lease guarantor occurs, (vii) a Major Tenant’s lease is terminated or no longer in full force and effect, or (viii) if a Major Tenant (or any related lease guarantor) is downgraded below “BBB-” (or the equivalent) by Moody’s, S&P or Fitch or any such rating is withdrawn

LOAN #9: STATE FARM DATA CENTER

(other than a withdrawal unrelated to creditworthiness), and (B) ending upon the occurrence of (a) with respect to clause (i), the Major Tenant revokes all termination or cancellation notices and the lease is in full force and effect; (b) with respect to clause (ii) and (iii), the Major Tenant has extended its lease with respect to all (or if the debt service coverage ratio is greater than 2.45x, substantially all) of its space or the borrower has re-leased all (or if the debt service coverage ratio is greater than 2.45x, substantially all) such space; (c) with respect to clause (iv) and (v), a cure of the applicable material non-monetary or monetary event of default under the Major Tenant lease; (d) with respect to clause (vi), the affirmation of the applicable lease in the bankruptcy proceeding or dismissal of guarantor from the applicable bankruptcy; (e) with respect to clause (viii), the credit rating of such Major Tenant (or its lease guarantor) is subsequently raised or reinstated; and (f) with respect to any of clauses (i), (ii), (iii) or (vii), the debt service coverage ratio is greater than 2.45x and the applicable Major Tenant space has been leased pursuant to one or more replacement leases with a tenant which is rated “BBB-” (or the equivalent) by Moody’s, S&P or Fitch (to the extent such agency rates such tenant, or if no such agency rates such tenant, by another rating agency reasonably selected by the lender), which have initial terms that expire not earlier than the later of ten years following commencement and November 30, 2031 and are on market terms. The borrower may substitute letters of credit for funds in the major tenant leasing reserve.

For purposes of the debt service coverage ratio tests used in the definitions of “Cash Sweep Event” and “Major Tenant Trigger Event,” for so long as the State Farm lease is in full force and effect and is not in default, such ratio is calculated using straight-lined rents under the State Farm lease.

■

Property Management. The State Farm Data Center Property may be self-managed for so long as the State Farm lease is in full force and effect. If the State Farm lease is no longer in full force and effect, the borrower must enter into a property management agreement in accordance with the loan documents. In the event borrower enters into such a management agreement, the lender has the right to direct the borrower to terminate the property management agreement and replace the property manager with a property manager which is an affiliate of the borrower or otherwise meets the standards for a “qualified manager” under the State Farm Data Center Loan documents and as to which a rating agency confirmation is received if (i) the guarantor or property manager is subject to certain bankruptcy or insolvency events; (ii) an event of default has occurred and is continuing under the State Farm Data Center Loan documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) an event of default by the property manager under the property management agreement. The borrower has the right to replace the property manager, provided no event of default is continuing under the State Farm Data Center Loan documents, with a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation).

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the State Farm Data Center Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 12-month extended period of indemnity. However, the borrower is not required to maintain the insurance policies required pursuant to the State Farm Data Center Loan documents for so long as the State Farm Data Center Property is leased to State Farm, provided that certain conditions are satisfied in accordance with the loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties,” “Risk Factors—Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses” and “Description of the Mortgage Pool—Insurance Considerations” in the Preliminary Prospectus.

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LOAN #10: Courtyard Century City

LOAN #10: Courtyard Century City

Courtyard Century City
10320 West Olympic Boulevard
Los Angeles, CA 90064
Beverly Hills
West Hollywood
Los Angeles
Santa Monica
Culver City
Marina Del Rey
Inglewood
El Segundo
HOLLYWOOD
CENTURY CITY
MID CITY
WESTSIDE
SILICON BEACH
PLAYA VISTA
VENICE
Santa Monica Bay
BEVERLY GLEN
HOLLYWOOD HILLS
LAUREL CANYON
BEL AIR
HOLMBY HILLS
BRENTWOOD HILLS
BRENTWOOD
WESTWOOD
WESTWOOD VILLAGE
UCLA
GOLDEN TRIANGLE
SUNSET STRIP
MELROSE AVENUE
WALK OF FAME
PURPLE LINE EXTENSION
MID WILSHIRE
PICO-ROBERTSON
ARTS DISTRICT
JEFFERSON PARK
EXPO LINE
PALMS
DOWNTOWN CULVER CITY
MAR VISTA
BALDWIN VILLAGE
VIEW PARK-WINDSOR HILLS
CRENSHAW/LAX TRANSIT CORRIDOR (UNDER CONSTRUCTION)
LADERA HEIGHTS
STUDIO VILLAGE
DEL REY
FOX HILLS
PLAYA DEL RAY
WESTCHESTER
LENNOX
3RD STREET PROMENADE
MAIN STREET
SANTA MONICA AIRPORT
LOS ANGELES INTERNATIONAL AIRPORT (LAX)
HAWTHORNE AIRPORT
21st Century Fox Studios
Culver City Studios
Sony Pictures Studios
Cedars-Sinai Medical Center
Beverly Connection
Beverly Center
The Grove
Westfield Century City
Westside Pavilion
VA Medical Center
Saint John's Health Center
Santa Monica College
West Los Angeles College
Kindred Hospital Los Angeles
Westfield Culver City
Marina Marketplace
Waterside Shopping Center
Runway Shopping Center
Promenade at Howard Hughes
Loyola Marymount University
Otis College of Arts & Design
Westchester Village
Centinela Hospital
The Forum
Future Los Angeles Rams Stadium
Baldwin Hills Crenshaw Plaza
Baldwin Hills Scenic Overlook
Kenneth Hahn State Recreation Area
Holy Cross Cemetery
Inglewood Park Cemetery
Hillcrest Country Club
Rancho Park Golf Course
Los Angeles Country Club
Bel Air Country Club
Brentwood Country Club
Riviera Country Club
Will Rogers State Historic Park
Mountaingate Country Club
Stone Canyon Reservoir
Penmar Golf Course
Westchester Golf Course
Wilshire Country Club
Santa Monica Place
SANTA MONICA BLVD
WILSHIRE BLVD
W OLYMPIC BLVD
W PICO BLVD
BURTON WAY
W JEFFERSON BLVD
RODEO RD
W SLAUSON AVE
CENTINELA AVE
W MANCHESTER AVE
W ARBOR VITAE ST
W CENTURY BLVD
S SEPULVEDA BLVD
WESTWOOD BLVD
OVERLAND AVE
S LA CIENEGA BLVD
S LA BREA AVE
N LA BREA AVE
LA TIJERA BLVD
STOCKER ST
SAN VICENTE BLVD
MONTANA AVE
OCEAN PARK BLVD
LINCOLN BLVD
PACIFIC AVE
VENICE BLVD
WASHINGTON PL
WALGROVE AVE
VISTA DEL MAR
S AVIATION BLVD
INGLEWOOD AVE
HAWTHORNE BLVD
SAN FERNANDO VALLEY
Calabasas
Burbank
Pasadena
Glendale
La Cañada Flintridge
Arcadia
Alhambra
Monterey Park
Montebello
Beverly Hills
West Hollywood
Los Angeles
Santa Monica
DTLA
Culver City
Vernon
Marina Del Rey
South Gate
Downey
Santa Fe Springs
El Segundo
Norwalk
Manhattan Beach
Lynwood
Cerritos
Carson
Lakewood
Torrance
Lomita
Long Beach
Rancho Palos Verdes
Seal Beach
BUR
LAX
LGB
Santa Monica Bay

LOAN #10: Courtyard Century City

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Los Angeles, California	Cut-off Date Balance		$40,839,616
Property Type	Hospitality	Cut-off Date Balance per Room		$300,291.30
Size (Rooms)	136	Percentage of Initial Pool Balance		3.1%
Total TTM Occupancy as of 8/31/2016	84.3%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 8/31/2016	84.3%	Type of Security		Fee Simple
Year Built / Latest Renovation	1987 / 2014	Mortgage Rate		4.25000%
Appraised Value	$64,900,000	Original Term to Maturity (Months)		120
Appraisal Date	10/18/2016	Original Amortization Term (Months)		360
Borrower Sponsor	Pacifica Hosts, Inc.	Original Interest Only Period (Months)		NAP
Property Management	Pacifica Hosts, Inc.	First Payment Date		12/6/2016
		Maturity Date		11/6/2026

Underwritten Revenues	$10,471,341
Underwritten Expenses	$4,800,187
Underwritten Net Operating Income (NOI)	$5,671,154	Escrows(1)
Underwritten Net Cash Flow (NCF)	$5,252,300		Upfront	Monthly
Cut-off Date LTV Ratio	62.9%	Taxes	$71,530	$19,763
Maturity Date LTV Ratio	50.6%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	2.34x / 2.17x	FF&E	$0	$34,904
Debt Yield Based on Underwritten NOI / NCF	13.9% / 12.9%	Other	$0	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Amount	$41,000,000	100.0%	Loan Payoff	$17,571,672	42.9%
			Principal Equity Distribution	23,132,612	56.4
			Closing Costs	224,187	0.5
			Reserves	71,530	0.2
Total Sources	$41,000,000	100.0%	Total Uses	$41,000,000	100.0%

(1)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Courtyard Century City Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a 136-room select service hotel located in Los Angeles, California (the “Courtyard Century City Property”). The Courtyard Century City Loan had an original principal balance of $41,000,000, has an outstanding balance as of the Cut-off Date of $40,839,616 and represents approximately 3.1% of the Initial Pool Balance. The Courtyard Century City Loan, which has an interest rate of 4.25000% per annum, was originated by Deutsche Bank AG, New York Branch on November 4, 2016. The proceeds of the Courtyard Century City Loan were primarily used to refinance existing debt on the Courtyard Century City Property, pay loan origination costs, fund upfront reserves and return equity to the borrower sponsor.

The Courtyard Century City Loan had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the Courtyard Century City Loan is the due date in November 2026. Voluntary prepayment of the Courtyard Century City Loan is permitted on or after the due date in August 2026 without the payment of a prepayment fee. Defeasance of the Courtyard Century City Loan with direct, non-callable obligations of the United States of America or other obligations which are government securities is permitted under the Courtyard Century City Loan documents at any time after the second anniversary of the securitization of the last portion of the Courtyard Century City Loan.

■	The Mortgaged Property. The Courtyard Century City Property is a select service hotel containing 136 rooms located in Los Angeles, California. The hotel is situated on a 0.79 acre site and is comprised of a single four-story building. The Courtyard Century City Property operates under a Marriott International, Inc. franchise agreement that expires in May 2024 and has a one-time, ten-year renewal option.

The Courtyard Century City Property was built in 1987 and acquired by the borrower sponsor for approximately $15.6 million (approximately $115,000 per room) in 2004. Since acquisition, the borrower sponsor has invested approximately $5.1 million (approximately $37,000 per room), inclusive of an approximate $1.7 million (approximately $12,000 per room) spent between 2013 and 2014 for a property improvement plan (“PIP”). Major PIP upgrades and renovations included renovations to all guest rooms and bathrooms, the main lobby, corridors, carpets, fixtures, furniture and interior and exterior paint. The Courtyard Century City Property has 78 parking spaces within a garage resulting in a parking ratio of approximately 0.57 spaces per room.

Hotel amenities include a bistro with a bar/lounge, one boardroom, a dry cleaning service, business center, an outdoor whirlpool and a fitness center. The guestroom mix includes 77 king rooms, 48 double twin rooms and 11

LOAN #10: Courtyard Century City

single queen rooms. Guestrooms, which are situated on floors two through four, offer a flat-screen television with premium channels, telephone, desk with chair, dresser, nightstands, lamps and a lounge chair. As of August 31, 2016, occupancy was 84.3% and since the 2014 PIP renovation, occupancy has been in excess of 80% at the Courtyard Century City Property.

The following table presents certain information relating to the 2015 demand analysis with respect to the Courtyard Century City Property and its competitive set based on market segmentation, as provided in the appraisal for the Courtyard Century City Property:

2015 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
Courtyard Century City Property	80%	2%	18%
Kimpton Hotel Palomar Los Angeles	58%	16%	26%
Marriott Beverly Hills	52%	30%	30%
Hotel Angeleno	37%	25%	18%
Luxe Hotel Sunset Boulevard	50%	25%	25%
Holiday Inn Express West Los Angeles	55%	15%	38%

(1)	Source: Appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Courtyard Century City Property:

Cash Flow Analysis(1)

	2013(2)	2014	2015	TTM 8/31/2016	Underwritten	Underwritten $ per Room
Room Revenue	$7,315,893	$8,271,940	$8,698,788	$9,590,071	$9,590,071	$70,515
Food & Beverage Revenue	495,103	550,584	606,141	595,270	595,270	4,377
Other Revenue	228,200	289,497	286,373	278,027	286,000	2,103
Total Revenue	$8,039,196	$9,112,021	$9,591,302	$10,463,368	$10,471,341	$76,995

Room Expense	$1,018,987	$1,059,638	$1,098,237	$1,118,392	$1,118,392	$8,223
Food & Beverage Expense	402,208	409,994	430,514	440,966	440,966	3,242
Other Expense	24,993	31,684	18,770	17,025	17,025	125
Total Departmental Expense	1,446,188	1,501,316	1,547,521	1,576,383	1,576,383	11,591
Total Undistributed Expense	2,195,295	2,510,159	2,651,474	2,789,232	2,694,599	19,813
Total Fixed Charges	279,271	275,075	255,172	228,890	529,206	3,891
Total Operating Expenses	$3,920,754	$4,286,550	$4,454,167	$4,594,505	$4,800,187	$35,295

Net Operating Income	$4,118,442	$4,825,471	$5,137,135	$5,868,863	$5,671,154	$41,700
FF&E	321,568	364,481	383,652	418,535	418,854	3,080
Net Cash Flow	$3,796,874	$4,460,990	$4,753,483	$5,450,328	$5,252,300	$38,620

Occupancy	77.78%	83.19%	82.95%	84.25%	84.25%
NOI Debt Yield	10.1%	11.8%	12.6%	14.4%	13.9%
NCF DSCR	1.57x	1.84x	1.96x	2.25x	2.17x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	2013’s performance was impacted by the PIP that began in 2013 and was completed in early 2014.

■	Appraisal. According to the appraisal, the Courtyard Century City Property had an “as-is” appraised value of $64,900,000 as of October 18, 2016. The “as stabilized” appraised value is $70,900,000 as of October 18, 2018. The “as stabilized” value assumes that the RevPAR increases to $211.34 from $195.62 in place as of TTM November 31, 2016.

Appraisal Approach	Value	Discount Rate	Terminal Capitalization Rate
Discounted Cash Flow Approach	$64,900,000	9.50%	8.69%

■	Environmental Matters. According to a Phase I environmental report, dated October 28, 2016, there are no recommendations for further action at the Courtyard Century City Property.

LOAN #10: Courtyard Century City

■	Market Overview and Competition. The Courtyard Century City Property is located in the City of Los Angeles, within the Century City district in Westside Los Angeles. The Westside is developed with retail and commercial buildings and incorporates the residential cities and communities of West Los Angeles, Bel Air, Beverly Hills, Santa Monica, Brentwood, and West Hollywood, as well as the commercial centers of Century City and Westwood Village. The area is served by various highways including Interstate 405 (San Diego Freeway) and Interstate 10 (Santa Monica Freeway), which are both located within three miles of the Courtyard Century City Property and facilitate access throughout the region. The Los Angeles International Airport is located approximately 11 miles south of the Courtyard Century City Property.

The overall segmentation of the Courtyard Century City Property is 80.0% commercial, as reflected in the “2015 Accommodated Room Night Demand” table above. The main commercial demand generators for the Courtyard Century City Property include its proximity to office building concentrations with approximately 36.1 million SF located in the Beverly Hills/Century City and Westwood/West Los Angeles submarkets. Commercial demand is also driven by the University of California at Los Angeles (UCLA) with a student population exceeding 43,000 in 2015 as well as the UCLA Medical Center, both of which are located approximately 2.4 miles north of the Courtyard Century City Property.

The location of the Courtyard Century City Property provides access to tourist destinations including Westfield Century City Mall (one mile north), the Santa Monica Pier (six miles southwest), Hollywood (seven miles northeast) and Beverly Hills/Rodeo Drive (two miles northeast). The Courtyard Century City Property is also located approximately one mile from the “Golden Triangle” shopping district in Beverly Hills.

There are no hotels proposed or under construction that are expected to compete directly with the Courtyard Century City Property according to the appraisal.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Courtyard Century City Property and its competitive set, as provided in a market research report for the Courtyard Century City Property:

Historical Statistics(1)

	Courtyard Century City Property			Competitive Set			Penetration

	2014	2015	TTM 11/30/2016	2014	2015	TTM 11/30/2016	2014	2015	TTM 11/30/2016
Occupancy	83.2%	82.4%	84.3%	85.8%	86.0%	87.5%	97.0%	95.8%	96.4%
ADR	$200.35	$210.99	$232.99	$186.69	$200.64	$219.35	107.3%	105.2%	106.2%
RevPAR	$166.77	$173.86	$196.52	$160.25	$172.57	$191.84	104.1%	100.7%	102.4%

(1)	Source: November 2016 travel research report.

Courtyard Century City Property Competitive Set(1)

Property	Number of Rooms	Year Built
Courtyard Century City Property	136	1987
Hotel Angeleno	209	1971
Kimpton Hotel Palomar Los Angeles Beverly Hills	264	1972
Courtyard Los Angeles Westside	260	1978
The Century Park Hotel	47	1988
Avalon Hotel	84	1958
Residence Inn Beverly Hills	186	1998
Total(2)	1,050

(1)	Source: November 2016 travel research report.

(2)	Total excludes the Courtyard Century City Property.

■	The Borrower. The borrower is Pacifica Century City L.P., a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Courtyard Century City Loan. The non-recourse carve-out guarantor is Pacific Hosts, Inc., a wholly owned subsidiary of Pacifica Companies, a commercial real estate investment and development company founded in 1978 and based in San Diego. The company’s commercial real estate portfolio includes approximately $3.0 billion of assets located in the United States as well as in India.

LOAN #10: Courtyard Century City

■	Escrows. On the origination date of the Courtyard Century City Loan, the borrower funded escrow reserves of $71,530 for real estate taxes.

On each due date, the borrower is required to fund the following reserves with respect to the Courtyard Century City Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then ensuing twelve month period (initially estimated to be $19,763); and (ii) an FF&E reserve in an amount equal to the greatest of (x) one-twelfth of 4.0% of projected rents for the Courtyard Century City Property, as set forth in the most recent annual budget, (y) the then-current amount required by the property management agreement and (z) the then-current amount required by the franchise agreement for approved capital expenditures and repair and replacement of FF&E work. The Courtyard Century City Loan documents also provide for a property improvement plan escrow to occur after the occurrence and during the continuation of a PIP Sweep Period (as defined below). The sums required to be deposited in the PIP reserve escrow during a PIP Sweep Period would be for payment of the cost of any property improvement plan requirements under a replacement franchise agreement (“Replacement Franchise Agreement”). Monthly deposits for insurance have been waived due to the blanket policy in place. Monthly deposits equal to one twelfth of the annual insurance premiums are required to commence if such blanket policy is no longer in effect.

■	Lockbox and Cash Management. The Courtyard Century City Loan requires a springing lockbox with springing cash management. After the occurrence of a Cash Management Trigger Event (as defined below), the Courtyard Century City Loan documents require the borrower to direct credit card companies to remit all credit card receivables to the lockbox account and require that all cash revenues relating to the Courtyard Century City Property and all other money received by the borrower or the property manager be deposited into the clearing account within 15 business days of receipt, except any amounts in excess of 3% of rent are required to be deposited within three business days of receipt by the borrower or the property manager. Following the occurrence of a Cash Management Trigger Event, so long as a Trigger Period (as defined below) is not occurring, funds in the clearing account are required to be swept to the borrower account. During a Trigger Period, the funds on deposit in the lockbox account are required to be transferred daily to the cash management account under the control of the lender. On each due date during the continuance of a Trigger Period, the related loan documents require that all amounts on deposit in the cash management account be applied in the following order of priority: (i) to make the required deposit to the real estate tax reserve; (ii) to make the required deposit, if any, to the insurance reserve; (iii) to pay the monthly debt service payment; (iv) to pay the monthly operating expenses set forth in the annual budget approved or deemed approved by the lender; (v) to make the required deposit to the FF&E reserve account, (vi) to pay funds sufficient to be applied to any extraordinary operating expenses not set forth in the annual operating budget and approved by the lender; and (vii) all excess cash flow to be applied as follows (a) to the property improvement plan account following the occurrence and continuance of a PIP Sweep Period and otherwise (b) to the excess cash flow account if no PIP Sweep Period is in effect.

A “Cash Management Trigger Event” will commence upon the occurrence of (i) an event of default; (ii) the net cash flow debt service coverage ratio based on the trailing twelve-month period immediately preceding the date of determination, is less than 1.30x; or (iii) the commencement of a PIP Sweep Period.

A “PIP Sweep Period” commences on May 4, 2022, which is the date that is twenty-four months prior to the expiration date of the current franchise agreement. The PIP Sweep Period ends upon the earlier of (i) the borrower delivering a renewal of the current franchise agreement (“Renewal Franchise Agreement”) and if a PIP is required under the Renewal Franchise Agreement, upon the funds in the PIP reserve and funds in the FF&E reserve (excluding any amounts in the FF&E reserve needed for FF&E work that is not part of the PIP) (“Available “FF&E Funds”) in the aggregate being equal to the cost of the PIP (“PIP Deposit Amount”), (ii) if the borrower does not renew the current franchise agreement, (x) delivery of a Replacement Franchise Agreement, (y) delivery of a comfort letter in form satisfactory to the lender, and (z) if a PIP is required under the Replacement Franchise Agreement, upon the funds in the PIP reserve and Available FF&E Funds in the aggregate equaling the PIP Deposit Amount.

A “Trigger Period” will commence upon the occurrence of (i) an event of default; (ii) a Low Debt Service Period (as defined below) or (iii) a PIP Sweep Period and continue until, in the case of clause (i), a cure of such event of default has been accepted by the lender, and in the case of clauses (ii) or (iii) the Low Debt Service Period or PIP Sweep Period has ended.

LOAN #10: Courtyard Century City

A “Low Debt Service Period” occurs upon any date the net cash flow debt service coverage ratio based on the end of the quarter is less than 1.20x, until such time the net cash flow debt service coverage ratio is 1.25x or more for two consecutive quarters.

■	Property Management. The Courtyard Century City Property is currently managed by Pacifica Hosts, Inc., an affiliate of the borrower, pursuant to a management agreement with an expiration date in November 2041. Pacifica Hosts, Inc. manages 42 hotels located in California, Florida, Nevada, Texas and Utah. The Courtyard Century City Loan documents provide that the lender may require the borrower to replace the property manager with a property manager which is not an affiliate of the borrower but may be chosen by the borrower and meets the requirements of the Courtyard Century City Loan documents, or is approved by the lender (i) upon the occurrence of certain events of default or 30 days after the occurrence of certain events of default that are non-monetary, non-bankruptcy or non-franchise related events; (ii) if the property manager is in default under the management agreement beyond any applicable notice and cure period; (iii) if the property manager becomes insolvent or a debtor in any bankruptcy action and/or (iv) if at any time the property manager has engaged in fraud, willful misconduct or misappropriation of funds.

■	Unsecured Subordinate Loans. The Courtyard Century City Loan allows the borrower to obtain unsecured subordinate loans from affiliates provided such loans (A) do not mature during the term (or, if prior to the expiration of the term, will be automatically extended for periods of one or more years each on an indefinite basis so long as the debt under the Courtyard Century City Loan is outstanding), (B) do not exceed, at any time, a maximum aggregate amount of 3% of the outstanding principal balance of the Courtyard Century City Loan, (C) are paid (and payable) only from excess cash flow actually distributed from the borrower in accordance with the Courtyard Century City Loan documents and (D) are fully subordinate to the Courtyard Century City Loan (which, with respect to direct contributions in the borrower, is required to be confirmed by a subordination and standstill agreement entered into between the lender and the subordinate lender thereunder, in form and substance acceptable to lender in its sole discretion). See “Risk Factors— Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” in the Preliminary Prospectus.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement coverage of the Courtyard Century City Loan, plus business interruption insurance in an amount equal to 100% of the projected gross income from the Courtyard Century City Property for a period of up to 18 months until the restoration of the Courtyard Century City Property is completed and containing an extended period of indemnity endorsement which provides for up to 6 months of additional coverage. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #11: SILVERADO RANCH

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Las Vegas, Nevada	Cut-off Date Principal Balance		$40,000,000
Property Type	Retail	Cut-off Date Principal Balance per SF		$170.72
Size (SF)	234,306	Percentage of Initial Pool Balance		3.0%
Total Occupancy as of 9/30/2016	96.9%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/30/2016	96.9%	Type of Security		Fee Simple
Year Built / Latest Renovation	2000 / NAP	Mortgage Rate		4.92000%
Appraised Value	$60,000,000	Original Term to Maturity (Months)		120
Appraisal Date	10/24/2016	Original Amortization Term (Months)		360
Borrower Sponsors(1)	Scott J. Seligman Revocable Living Trust Dated 12/17/92 and Scott J. Seligman	Original Interest Only Period (Months)		60
Property Management		First Payment Date	1/6/2017
	S. M. Farthington Ltd., LLC, dba Seligman Western Enterprises, Ltd. II	Maturity Date	12/6/2026

Underwritten Revenues	$4,315,751
Underwritten Expenses	$727,249	Escrows
Underwritten Net Operating Income (NOI)	$3,588,503		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,417,294	Taxes	$39,571	$19,785
Cut-off Date LTV Ratio	66.7%	Insurance	$26,362	$3,295
Maturity Date LTV Ratio	61.4%	Replacement Reserves(2)	$0	$4,296
DSCR Based on Underwritten NOI / NCF	1.41x / 1.34x	TI/LC(3)	$150,000	$9,940
Debt Yield Based on Underwritten NOI / NCF	9.0% / 8.5%	Other(4)	$44,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$40,000,000	91.9%	Loan Payoff	$42,996,627	98.8%
Principal’s New Cash Contribution	3,490,307	8.0	Closing Costs	283,747	0.7
Other Sources	50,000	1.1	Reserves	259,932	0.6

Total Sources	$43,540,307	100.0%	Total Uses	$43,540,307	100.0%

(1)	Scott J. Seligman Revocable Living Trust Dated 12/17/92 and Scott J. Seligman are the non-recourse carveout guarantors under the Silverado Ranch loan.

(2)	Replacement reserves are capped at $500,000.

(3)	TI/LC reserves are capped at $500,000.

(4)	Other upfront reserve of $44,000 represents unfunded tenant obligations for Hottie World Inc.

The following table presents certain information relating to historical leasing at the Silverado Ranch Property:

Historical Leased %(1)

	2013	2014	2015	As of 9/30/2016(2)
Owned Space	99.0%	99.0%	96.0%	96.9%

(1)	As provided by the borrower and reflects December 31 for the specified year unless otherwise indicated.

(2)	Based on the underwritten rent roll dated September 30, 2016

The following table presents certain information relating to the major tenants at the Silverado Ranch Property:

Ten Largest Owned Tenants Based On Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF	Occupancy Cost	Renewal / Extension Options
Marshall’s	NR / A2 / A+	30,000	12.8%	$352,500	$11.75	1/31/2021	$334.03	4.2%	3, 5-year options
Longs Drugs/CVS Sublease/Office Depot(2)	NR / B1 / NR	17,540	7.5	350,796	$20.00	2/28/2026	NA	NA	5, 5-year options
Michael’s	NR / Ba2 / B+	23,783	10.2	327,016	$13.75	2/28/2021	NA	NA	2, 5-year options
Petsmart	NR / B3 / B+	19,235	8.2	269,290	$14.00	3/31/2026	NA	NA	2, 5-year options
Ulta Salon	NR / NR / NR	10,800	4.6	234,900	$21.75	2/28/2021	NA	NA	2, 5-year options
Nike Retail Services Inc.	NR / A1 / AA-	15,100	6.4	226,500	$15.00	1/31/2022	$459.57	3.9%	2, 5-year options
Pier 1 Imports	NR / NR / NR	10,646	4.5	210,791	$19.80	2/29/2028	NA	NA	2, 5-year options
Downeast Outfitters Inc.	NR / NR / NR	15,560	6.6	171,160	$11.00	3/31/2019	NA	NA	1, 5-year option
Kirkland	NR / NR / NR	9,570	4.1	160,000	$16.72	1/31/2024	NA	NA	2, 5-year options
Tilly’s World of Jeans & Tops	NR / NR / NR	8,000	3.4	144,000	$18.00	1/31/2026	NA	NA	2, 5-year options
Largest Owned Tenants		160,234	68.4%	$2,446,953	$15.27
Remaining Owned Tenants		66,722	28.5	1,280,783	$19.20
Vacant Spaces (Owned Space)		7,350	3.1	0	$0.0
Total / Wtd. Avg. All Owned Tenants		234,306	100.0%	$3,727,735	$16.42

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Longs Drugs/CVS has subleased the space to Office Depot since 2001.

LOAN #11: SILVERADO RANCH

The following table presents the lease rollover schedule at the Silverado Ranch Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	7,050	3.0%	3.0%	$95,832	2.6%	$13.59	2
2017	6,177	2.6	5.6%	119,519	3.2	$19.35	4
2018	3,577	1.5	7.2%	69,209	1.9	$19.35	2
2019	20,410	8.7	15.9%	331,929	8.9	$16.26	4
2020	14,894	6.4	22.2%	276,203	7.4	$18.54	4
2021	69,183	29.5	51.8%	1,019,072	27.3	$14.73	7
2022	38,200	16.3	68.1%	594,095	15.9	$15.55	6
2023	0	0.0	68.1%	0	0.0	$0.00	0
2024	9,570	4.1	72.2%	160,000	4.3	$16.72	1
2025	0	0.0	72.2%	0	0.0	$0.00	0
2026	47,249	20.2	92.3%	851,086	22.8	$18.01	4
2027	0	0.0	92.3%	0	0.0	$0.00	0
2028 & Thereafter	10,646	4.5	96.9%	210,791	5.7	$19.80	1
Vacant	7,350	3.1	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	234,306	100.0%		$3,727,735	100.0%	$16.42	35

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Silverado Ranch Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 9/30/2016	Underwritten	Underwritten $ per SF
Base Rent	$3,228,276	$3,441,216	$3,615,368	$3,502,249	$3,727,735	$15.91
Contractual Rent Steps(2)	0	0	0	0	89,436	0.38
Vacancy, Credit Loss & Concessions	0	0	0	0	176,593	0.75
Reimbursements	667,765	629,404	658,238	636,884	531,724	2.27
Percentage Rent	0	0	0	0	0	0.00
Less Vacancy & Credit Loss	0	0	0	0	(209,736)	(0.90)
Effective Gross Income	$3,896,041	$4,070,620	$4,273,606	$4,139,133	$4,315,751	$18.42

Real Estate Taxes	$221,765	$216,403	$222,649	$225,015	$226,118	$0.97
Insurance	46,699	50,809	44,003	39,876	37,660	0.16
Management Fee	116,881	122,119	128,208	124,174	129,473	0.55
CAM Expenses	196,123	145,919	154,067	132,082	158,885	0.68
Contract Services	69,912	57,069	57,026	60,563	60,757	0.26
General & Administrative	38,804	15,701	21,357	14,499	18,180	0.08
Water Expense	93,901	71,328	22,148	23,887	46,353	0.20
Utilities	45,570	45,902	47,845	41,615	49,824	0.21
Total Operating Expenses	$829,655	$725,250	$697,303	$661,711	$727,249	$3.10

Net Operating Income	$3,066,386	$3,345,370	$3,576,303	$3,477,422	$3,588,503	$15.32
Normalized TI/LC	0	0	0	0	119,661	0.51
Replacement Reserves	0	0	0	0	51,547	0.22
Net Cash Flow	$3,066,386	$3,345,370	$3,576,303	$3,477,422	$3,417,294	$14.58

Occupancy	99.0%	99.0%	96.0%	96.9%	95.4%
NOI Debt Yield	7.7%	8.4%	8.9%	8.7%	9.0%
NCF DSCR	1.20x	1.31x	1.40x	1.36x	1.34x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Contractual Rent Steps include contractual rent steps through December 2017.

LOAN #12: SUMMIT PLACE WISCONSIN

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	West Allis, Wisconsin	Cut-off Date Balance(2)		$40,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$108.36
Size (SF)	664,479	Percentage of Initial Pool Balance		3.0%
Total Occupancy as of 10/31/2016	99.1%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/31/2016	99.1%	Type of Security	Fee Simple/Leasehold
Year Built / Latest Renovation	1905 / 2003	Mortgage Rate		4.89000%
Appraised Value	$99,000,000	Original Term to Maturity (Months)		120
Appraisal Date	10/5/2016	Original Amortization Term (Months)		360
Borrower Sponsor	Richard G. Carlson; The Richard G. Carlson 1990 Revocable Trust; The Sandra K. Carlson 1990 Revocable Trust; The Brett A. Carlson 2016 Revocable Trust and The Stephanie A. Janssen 2016 Revocable Trust	Original Interest Only Term (Months)	36
		First Payment Date	1/6/2017
		Maturity Date	12/6/2026

Property Management	Siegel-Gallagher Management Company

Underwritten Revenues	$11,802,741
Underwritten Expenses	$4,819,635	Escrows
Underwritten Net Operating Income (NOI)	$6,983,106		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,280,003	Taxes	$1,278,158	$106,513
Cut-off Date LTV Ratio(1)	72.7%	Insurance	$137,734	$8,878
Maturity Date LTV Ratio(1)	64.2%	Replacement Reserve(3)	$0	$8,121
DSCR Based on Underwritten NOI / NCF(1)	1.52x / 1.37x	TI/LC(4)	$0	$50,228
Debt Yield Based on Underwritten NOI / NCF(1)	9.7% / 8.7%	Other(5)	$182,156	$116,325

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$72,000,000	100.0%	Loan Payoff	$67,380,273	93.6%
			Investor Loan Payoff	1,668,245	2.3
			Closing Costs	1,353,434	1.9
			Reserves	1,598,048	2.2
Total Sources	$72,000,000	100.0%	Total Uses	$72,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Summit Place Wisconsin Loan Combination.

(2)	The Cut-off Date Balance of $40,000,000 is evidenced by the controlling note A-1, which is part of a loan combination (the “Summit Place Wisconsin Loan Combination”) evidenced by two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $72,000,000. The related companion loan is evidenced by the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $32,000,000 and is expected to be contributed to one or more future securitization transactions.

(3)	The Replacement Reserve deposits are capped at 36 times the monthly deposit amount into the Replacement Reserve.

(4)	The TI/LC reserve deposits are capped at 36 times the monthly deposit into the TI/LC reserve.

(5)	The Other Upfront reserve represents an existing TI/LC reserve of $157,156 and a deferred maintenance reserve of $25,000. The Other Monthly reserve represents the Brookdale rollover reserve monthly deposit for each monthly payment date occurring from January 2017 through April 2017.

LOAN #12: SUMMIT PLACE WISCONSIN

The following table presents certain information relating to the major tenants at the Summit Place Wisconsin Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Brookdale Senior Living(2)	NR / NR / NR	185,399	27.9%	$2,925,587	27.3%	$15.78	4/30/2024	2, 5-year options
Children’s Hospital and Health System, Inc.(3)	NR / Aa3 / NR	132,362	19.9	2,141,548	20.0	$16.18	Various	Various
SaintA	NR / NR / NR	47,512	7.2	788,224	7.4	$16.59	2/28/2018	NA
Association of Equipment Manufacturers	NR / NR / NR	28,677	4.3	461,743	4.3	$16.10	3/31/2020	1, 5-year option
Toshiba International Corporation	NR / Caa1 / B-	26,716	4.0	457,111	4.3	$17.11	12/31/2022	1, 5-year option
National Government Services, Inc.(4)	NR / NR / NR	24,347	3.7	434,728	4.1	$17.86	9/30/2018	Various
Symbiont	NR / NR / NR	21,654	3.3	395,618	3.7	$18.27	2/28/2022	1, 5-year option
Wisconsin Dental Association	NR / NR / NR	12,834	1.9	251,613	2.3	$19.61	4/30/2019	1, 5-year option
IMPACT	NR / NR / NR	13,380	2.0	207,550	1.9	$15.51	Various	NA
Seasons Hospice & Palliative Care	NR / NR / NR	11,283	1.7	203,433	1.9	$18.03	1/31/2023	NA
Ten Largest Tenants		504,164	75.9%	$8,267,155	77.2%	$16.40
Remaining Tenants		154,411	23.2	2,444,055	22.8	$15.83
Vacant		5,904	0.9	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		664,479	100.0%	$10,711,210	100.0%	$16.26

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Tenant GLA includes 657 SF of storage space which is currently leased month-to-month. Brookdale Senior Living has (i) the option to terminate its lease in April 2019, which requires 12 months’ written notice and a termination fee and (ii) the one-time option to reduce the premises by up to 30,000 SF at any time until January 31, 2018 upon 12 months prior written notice and the payment of a penalty fee.

(3)	Children’s Hospital and Health System, Inc. (“CHHS”) has various leases at the Summit Place Wisconsin Property with the following expiration dates and renewal options per the respective SF: (3,290 SF / 5/31/2019 / 1, three-year renewal option); (31,204 SF / 12/31/2019 / 2, three-year renewal options); (3,549 SF / 6/30/2020 / 2, three-year options); (91,664 SF / 7/31/2026 / 2, five-year renewal options). CHHS has the option to terminate 18,821 SF in July 2019 and up to 91,664 SF in July 2021 and July 2023 with six months’ written notice and a termination fee.

(4)	National Government Services, Inc. has 2, 10 year renewal options, followed by 2, five-year renewal options. National Government Services, Inc. has the option to terminate its lease in September 2017 with six months’ written notice and a termination fee.

The following table presents the lease rollover schedule at the Summit Place Wisconsin Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	657	0.1%	0.1%	$10,200	0.1%	$15.53	1
2017	33,507	5.0	5.1%	472,697	4.4	$14.11	13
2018	104,772	15.8	20.9%	1,752,206	16.4	$16.72	9
2019	106,770	16.1	37.0%	1,770,205	16.5	$16.58	12
2020	41,798	6.3	43.3%	675,304	6.3	$16.16	5
2021	16,367	2.5	45.7%	298,908	2.8	$18.26	4
2022	53,126	8.0	53.7%	936,432	8.7	$17.63	4
2023	11,283	1.7	55.4%	203,433	1.9	$18.03	1
2024	190,381	28.7	84.1%	3016842	28.2	$15.85	3
2025	3,798	0.6	84.6%	40,000	0.4	$10.53	1
2026	96,116	14.5	99.1%	1534983	14.3	$15.97	2
2027	0	0.0	99.1%	0	0.0	$0.00	0
2028 & Thereafter	0	0.0	99.1%	0	0.0	$0.00	0
Vacant	5,904	0.9	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	664,479	100.0%		$10,711,210	100.0%	$16.26	55

(1)	Calculated based on approximate square footage occupied by each Owned Tenant. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.

LOAN #12: SUMMIT PLACE WISCONSIN

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Summit Place Wisconsin Property:

Cash Flow Analysis

	2013	2014	2015	TTM 9/30/2016	Underwritten	Underwritten $ per SF
Base Rent	$9,050,614	$9,015,216	$10,004,210	$10,349,778	$10,711,210	$16.12
Contractual Rent Steps(1)	0	0	0	0	330,901	0.50
Gross Up Vacancy	0	0	0	0	84,966	0.13
Total Rent	$9,050,614	$9,015,216	$10,004,210	$10,349,778	$11,127,077	$16.75
Total Reimbursements	1,318,007	1,439,460	1,460,726	1,469,929	1,469,929	2.21
Other Income	209,834	377,718	252,324	232,061	232,061	0.35
Vacancy & Credit Loss	0	0	(14,151)	0	(1,026,325)	(1.54)
Effective Gross Income	10,578,455	$10,832,394	$11,703,109	$12,051,768	$11,802,741	$17.76

Total Operating Expenses	$4,705,840	$4,954,024	$5,013,588	$4,793,337	$4,819,635	$7.25

Net Operating Income	5,872,615	$5,878,370	$6,689,521	$7,258,431	$6,983,106	$10.51
TI/LC(2)	0	0	0	1,274,502	605,652	0.91
Replacement Reserve	0	0	124,000	0	97,451	0.15
Net Cash Flow	$5,872,615	$5,878,370	$6,565,521	$5,983,929	$6,280,003	$9.45

Occupancy	82.0%	96.0%	97.0%	99.1%	99.1%
NOI Debt Yield	8.2%	8.2%	9.3%	10.1%	9.7%
NCF DSCR	1.28x	1.28x	1.43x	1.31x	1.37x

(1)	Underwritten Contractual Rent Steps includes contractual rent steps through February 1, 2018.

(2)	The TTM 9/30/2016 TI/LC reflects 31,374 SF of recent leasing at the Summit Place Wisconsin Property, which also explains the increase in Underwritten Base Rent from TTM 9/30/2016.

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LOAN #13: Dunn Hospitality Portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller		GACC
Location (City/State)	Various	Cut-off Date Principal Balance		$32,333,356
Property Type	Hospitality	Cut-off Date Principal Balance per Room		$102,973.11
Size (Rooms)	314	Percentage of Initial Pool Balance		2.4%
Total TTM Occupancy as of 7/31/2016	78.9%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 7/31/2016	78.9%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / NAP	Mortgage Rate		5.16000%
Appraised Value(1)	$48,000,000	Original Term to Maturity (Months)		120
Appraisal Date	9/1/2017	Original Amortization Term (Months)		360
Borrower Sponsor	Mark E. Hamister	Original Interest Only Period (Months)		NAP
Property Management	Hamister Group, LLC	First Payment Date	1/6/2017
		Maturity Date	12/6/2026

Underwritten Revenues	$11,194,232
Underwritten Expenses	$6,998,424	Escrows
Underwritten Net Operating Income (NOI)	$4,195,808
Underwritten Net Cash Flow (NCF)	$3,748,039		Upfront	Monthly
Cut-off Date LTV Ratio(1)	67.4%	Taxes	$88,320	$44,160
Maturity Date LTV Ratio(1)	55.8%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	1.97x / 1.76x	FF&E(2)	$0	$37,314
Debt Yield Based on Underwritten NOI / NCF	13.0% / 11.6%	Other(3)	$3,733,750	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$32,400,000	68.7%	Purchase Price	$42,500,000	90.2%
Principal’s New Cash Contribution	14,728,951	31.3	Reserves	3,822,070	8.1
			Closing Costs	806,881	1.7
Total Sources	$47,128,951	100.0%	Total Uses	$47,128,951	100.0%

(1)	The Appraised Value represents the “As Complete” appraised value. The “as-is” appraised value for the Dunn Hospitality Portfolio Properties is $42,500,000 as of September 1, 2016. Based on the “as-is” appraised value, the Cut-off Date LTV Ratio is 76.1%.

(2)	The FF&E reserve deposits are capped at $3,125,000 after the commencement of the third year of the loan term and upon determination that the PIP work has been completed. The monthly amount is estimated based on an underwritten FF&E amount. On each monthly payment date, the borrower is required to deposit (i) during the first year of the loan term, 2% of the prior month’s revenue, (ii) during the second year of the loan term, 3% of the prior month’s revenue, and (iii) after the commencement of the third year of the loan term, the greater of (a) 4% of the prior month’s revenue, (b) the then-current amount required by the management agreement or (c) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of the FF&E into the ongoing replacement reserve.

(3)	Other Upfront reserve represents a PIP reserve of $3,600,000, a seasonal working capital funds reserve of $120,000 and a deferred maintenance reserve of $13,750. The seasonality working capital funds reserve may be released at any time beginning on the due date in January 2019 if the debt service coverage ratio based on underwritten net cash flow for each month in the 12 month period preceding the request is at least 1.20x.

The following table presents certain information relating to the 2015 demand analysis with respect to the Dunn Hospitality Portfolio Properties based on market segmentation, as provided in the appraisals for the Dunn Hospitality Portfolio Properties:

2015 Accommodated Room Night Demand(1)

Property	Meeting and Group	Leisure	Commercial
Courtyard Evansville East	10%	20%	70%
Hilton Garden Inn Evansville	10%	20%	70%
Residence Inn Columbus	10%	15%	75%

(1)	Source: Appraisal.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at each of the Dunn Hospitality Portfolio Properties and its competitive set, as provided in market reports for the Dunn Hospitality Portfolio Properties:

Historical Statistics(1)

	Courtyard Evansville East Property			Competitive Set(2)			Penetration
	2014	2015	TTM 9/30/2016	2014	2015	TTM 9/30/2016	2014	2015	TTM 9/30/2016
Occupancy	66.0%	72.0%	73.0%	69.9%	73.3%	73.3%	94.4%	98.3%	99.5%
ADR	$128.32	$132.75	$135.78	$107.55	$110.51	$113.02	119.3%	120.1%	120.1%
RevPAR	$84.68	$95.63	$99.05	$75.21	$80.98	$82.85	112.6%	118.1%	119.6%

(1)	Source: September 2016 travel research report

(2)	The competitive set consists of the Hampton Inn Evansville, the Fairfield Inn Evansville East, the Residence Inn Evansville East, the Drury Inn & Suites Evansville East and the Hilton Garden Inn Evansville.

LOAN #13: Dunn Hospitality Portfolio

	Hilton Garden Inn Evansville Property			Competitive Set(2)			Penetration
	2014	2015	TTM 9/30/2016	2014	2015	TTM 9/30/2016	2014	2015	TTM 9/30/2016
Occupancy	72.9%	81.3%	79.8%	64.7%	70.5%	69.4%	112.7%	115.2%	114.9%
ADR	$127.94	$129.58	$131.24	$99.37	$100.39	$102.82	128.8%	129.1%	127.6%
RevPAR	$93.23	$105.33	$104.73	$64.25	$70.82	$71.39	145.1%	148.7%	146.7%

(1)	Source: September 2016 travel research report.
(2)	The competitive set consists of the Holiday Inn Evansville Airport, the Hampton Inn Evansville, the Fairfield Inn Evansville East, the Residence Inn Evansville East and the Drury Inn & Suites Evansville.

	Residence Inn Columbus Property			Competitive Set(2)			Penetration
	2014	2015	TTM 9/30/2016	2014	2015	TTM 9/30/2016	2014	2015	TTM 9/30/2016
Occupancy	73.6%	81.3%	82.3%	71.3%	73.3%	72.6%	103.3%	111.0%	113.3%
ADR	$102.82	$104.42	$111.78	$95.82	$99.28	$102.99	107.3%	105.2%	108.5%
RevPAR	$75.72	$84.94	$91.95	$68.31	$72.73	$74.76	110.8%	116.8%	123.0%

(1)	Source: September 2016 travel research report.

(2)	The competitive set consists of the Comfort Inn & Suites Columbus, the Courtyard Columbus Tipton Lakes, the Hampton Inn Columbus Taylorsville Edinburgh, the Hilton Garden Inn Columbus Edinburgh, the La Quinta Inns & Suites Columbus Edinburgh and the Holiday Inn Express Columbus Edinburgh.

■	Operating History and Underwritten Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Dunn Hospitality Portfolio Properties:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 7/31/2016	Underwritten	Underwritten $ per Room
Room Revenue	$7,934,000	$9,666,015	$10,865,951	$11,366,729	$10,460,072	$33,312
Food & Beverage Revenue	408,000	510,665	560,139	531,971	531,971	1,694
Other Revenue	141,000	181,149	197,896	200,995	202,189	644
Total Revenue	$8,483,000	$10,357,829	$11,623,986	$12,099,695	$11,194,232	$35,650

Room Expense	$1,610,000	$1,751,457	$1,910,272	$2,125,844	$1,885,283	$6,004
Food & Beverage Expense	511,000	634,062	716,743	724,465	554,059	1,765
Other Expense	151,000	180,868	188,261	195,776	192,430	613
Total Departmental Expense	$2,272,000	$2,566,387	$2,815,276	$3,046,085	$2,631,772	$8,381
Total Undistributed Expense	3,107,000	3,592,641	3,861,505	4,037,107	3,760,136	11,975
Total Fixed Charges	360,000	748,938	607,278	599,196	606,517	1,932
Total Operating Expenses	$5,739,000	$6,907,966	$7,284,059	$7,682,388	$6,998,424	$22,288

Net Operating Income(2)	$2,744,000	$3,449,863	$4,339,927	$4,417,307	$4,195,808	$13,362
FF&E	340,000	414,473	464,960	483,987	447,769	1,426
Net Cash Flow	$2,404,000	$3,035,390	$3,874,967	$3,933,320	$3,748,039	$11,936

Occupancy(2)	68.0%	70.5%	77.0%	78.9%	74.0%
NOI Debt Yield(2)	8.5%	10.7%	13.4%	13.7%	13.0%
NCF DSCR	1.13x	1.43x	1.82x	1.85x	1.76x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Historical Net Operating Income and Occupancy reflect the ramp-up period for the Courtyard Evansville East Property, which was delivered in 2013.

LOAN #14: Cherry Creek Place I & II

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller		CGMRC
Location (City/State)	Aurora, Colorado	Cut-off Date Balance		$31,966,710
Property Type	Office	Cut-off Date Balance per SF		$79.92
Size (SF)	399,967	Percentage of Initial Pool Balance		2.4%
Total Occupancy as of 10/14/2016	96.1%	Number of Related Mortgage Loans		2
Owned Occupancy as of 10/14/2016	96.1%	Type of Security		Fee Simple
Year Built / Latest Renovation	1980 / 2008, 2013	Mortgage Rate		5.09000%
Appraised Value	$51,600,000	Original Term to Maturity (Months)		120
Appraisal Date	10/13/2016	Original Amortization Term (Months)		360
Borrower Sponsor(1)	R. Brian Watson	Original Interest Only Term (Months)	0
Property Management	Northstar Commercial Partners Management, LLC	First Payment Date	2/6/2017
		Maturity Date	1/6/2027

Underwritten Revenues	$6,509,996
Underwritten Expenses	$3,213,966	Escrows
Underwritten Net Operating Income (NOI)	$3,296,030		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,876,065	Taxes	$428,212	$53,527
Cut-off Date LTV Ratio	62.0%	Insurance	$28,689	$9,563
Maturity Date LTV Ratio	51.1%	Replacement Reserve	$270,000	$6,666
DSCR Based on Underwritten NOI / NCF	1.58x / 1.38x	TI/LC(2)	$500,000	$41,663
Debt Yield Based on Underwritten NOI / NCF	10.3% / 9.0%	Other(3)	$637,804	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$32,000,000	99.8%	Loan Payoff	$25,414,748	79.3%
Other Sources	54,705	0.2	Principal Equity Distribution	4,286,918	13.4
			Reserves	1,864,705	5.8
			Closing Costs	488,334	1.5
Total Sources	$32,054,705	100.0%	Total Uses	$32,054,705	100.0%

(1)	R. Brian Watson is the non-recourse carveout guarantor under the Cherry Creek Place I & II Loan.

(2)	The TI/LC reserve is capped at $1,500,000.

(3)	Other reserves include $574,339 for an elevator reserve, $60,590 for a free rent reserve and $2,875 for upfront deferred maintenance.

The following table presents certain information relating to the major tenants at the Cherry Creek Place I & II Properties:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
ADT LLC	NR / Ba2 / NR	123,418	30.9%	$2,036,397	32.3%	$16.50	2/28/2024	2, 5-year options
State of Colorado Disability Determination Services	NR / Aa1 / NR	43,910	11.0	642,842	10.2	$14.64	12/31/2022	2, 3- or 5-year options
Transfirst Holdings, Inc.	NR / Baa3 / BBB-	31,675	7.9	554,313	8.8	$17.50	5/31/2023	2, 5-year options
Verizon Wireless Network RE	A- / Baa1 / BBB+	28,349	7.1	496,107	7.9	$17.50	9/30/2020	1, 5-year option
Air Methods Corp.	NR / NR / NR	16,351	4.1	323,073	5.1	$19.76	12/31/2017	1, 5-year option
Avitus, Inc.	NR / NR / NR	17,326	4.3	280,305	4.4	$16.18	2/28/2023	1, 5-year option
Revenue Enterprises, LLC.	NR / NR / NR	15,626	3.9	273,455	4.3	$17.50	12/31/2018	1, 5-year option
RGN - Aurora III, LLC	NR / NR / NR	12,627	3.2	208,346	3.3	$16.50	12/31/2025	2, 5-year options
KBC Advanced Technology, Inc.	NR / NR / NR	9,675	2.4	164,475	2.6	$17.00	5/31/2017	NA
Agape Care Community, LLC	NR / NR / NR	10,262	2.6	164,192	2.6	$16.00	4/30/2022	2, 5-year options
Ten Largest Tenants		309,219	77.3%	$5,143,504	81.6%	$16.63
Remaining Tenants		75,040	18.8	1,160,467	18.4	$15.46
Vacant		15,708	3.9	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		399,967	100.0%	$6,303,971	100.0%	$16.41

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

LOAN #14: Cherry Creek Place I & II

The following table presents the lease rollover schedule at the Cherry Creek Place I & II Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	28,297	7.1	7.1%	525,019	8.3	$18.55	5
2018	31,112	7.8	14.9%	527,961	8.4	$16.97	8
2019	26,342	6.6	21.4%	453,391	7.2	$17.21	8
2020	45,261	11.3	32.8%	686,356	10.9	$15.16	10
2021	3,839	1.0	33.7%	47,744	0.8	$12.44	2
2022	64,362	16.1	49.8%	984,140	15.6	$15.29	4
2023	49,001	12.3	62.1%	834,618	13.2	$17.03	2
2024	123,418	30.9	92.9%	2,036,397	32.3	$16.50	1
2025	12,627	3.2	96.1%	208,346	3.3	$16.50	1
2026	0	0.0	96.1%	0	0.0	$0.00	0
2027	0	0.0	96.1%	0	0.0	$0.00	0
2028 & Thereafter	0	0.0	96.1%	0	0.0	$0.00	0
Vacant	15,708	3.9	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	399,967	100.0%		$6,303,971	100.0%	$16.41	41

(1)	Calculated based on approximate square footage occupied by each Owned Tenant. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the Cherry Creek Place I & II Properties:

Historical Leased %(1)

	2014	2015	As of 10/14/2016(2)
Owned Space	80.4%	89.9%	96.1%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the specified year unless otherwise indicated.

(2)	Based on underwritten rent roll dated October 14, 2016.

LOAN #14: Cherry Creek Place I & II

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Cherry Creek Place I & II Properties:

Cash Flow Analysis(1)

	2014	2015	TTM 9/30/2016	Underwritten	Underwritten $ per SF
Base Rent	$2,058,517	$5,305,148	$5,663,049	$6,303,971	$15.76
Contractual Rent Steps(2)	0	0	0	118,196	0.30
Gross Up Vacancy	0	0	0	268,711	0.67
Total Rent	$2,058,517	$5,305,148	$5,663,049	$6,690,878	$16.73
Total Reimbursements	59,231	91,928	32,804	212,959	0.53
Other Income(3)	15,271	185,744	192,588	95,163	0.24
Percentage Rent	7,010	36,096	35,496	33,855	0.08
Parking	405	945	1,215	1,215	0.00
Vacancy & Credit Loss	0	0	0	(524,074)	(1.31)
Effective Gross Income	$2,140,433	$5,619,862	$5,925,153	$6,509,996	$16.28

Total Operating Expenses	$1,560,211	$3,168,589	$3,097,649	$3,213,966	$8.04

Net Operating Income	$580,222	$2,451,273	$2,827,504	$3,296,030	$8.24
TI/LC	0	0	0	339,972	0.85
Replacement Reserves	0	0	0	79,993	0.20
Net Cash Flow(4)	$580,222	$2,451,273	$2,827,504	$2,876,065	$7.19

Occupancy	80.4%	89.9%	92.4%	92.5%
NOI Debt Yield	1.8%	7.7%	8.8%	10.3%
NCF DSCR	0.28x	1.18x	1.36x	1.38x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Contractual Rent Steps includes contractual rent steps through April 1, 2017 for the Cherry Creek Place I Property and contractual rent steps through May 1, 2017 for the Cherry Creek Place II Property.

(3)	Other Income includes utilities income, conference center revenue fees, legal fees, tenant improvement reimbursements, credit card fees and miscellaneous income.

(4)	The increase in Net Cash Flow from 2014 to 2015 is due to the lease renewals of Transfirst Holdings, Inc. and Verizon Wireless Network RE, the expiration of ADT LLC’s 12-month rent abatement and new leasing that took place during that time period.

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LOAN #15: 16 E 40TH STREET

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	New York, New York	Cut-off Date Balance		$31,500,000
Property Type	Office	Cut-off Date Balance per SF		$327.50
Size (SF)	96,182	Percentage of Initial Pool Balance		2.4%
Total Occupancy as of 10/31/2016	98.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/31/2016	98.7%	Type of Security		Fee Simple
Year Built / Latest Renovation	1911 / 2005	Mortgage Rate		4.50000%
Appraised Value	$61,000,000	Original Term to Maturity (Months)		120
Appraisal Date	10/19/2016	Original Amortization Term (Months)		NAP
Borrower Sponsors	Nader Hakakian and Albert Monasebian	Original Interest Only Term (Months)	120
Property Management	Quartz Technology Inc.	First Payment Date	2/6/2017
		Maturity Date	1/6/2027

Underwritten Revenues	$4,479,806
Underwritten Expenses	$1,747,964		Escrows
Underwritten Net Operating Income (NOI)	$2,731,842		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,616,423	Taxes	$64,471	$64,471
Cut-off Date LTV Ratio	51.6%	Insurance(1)	$0	$0
Maturity Date LTV Ratio	51.6%	Replacement Reserve	$0	$1,603
DSCR Based on Underwritten NOI / NCF	1.90x / 1.82x	TI/LC(2)	$0	$8,015
Debt Yield Based on Underwritten NOI / NCF	8.7% / 8.3%	Other(3)	$317,841	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$31,500,000	100.0%	Loan Payoff	$22,612,094	71.8%
			Principal Equity Distribution	7,369,270	23.4
			Closing Costs	1,136,323	3.6
			Reserves	382,312	1.2
Total Sources	$31,500,000	100.0%	Total Uses	$31,500,000	100.0%

(1)	Insurance is provided under a blanket policy.

(2)	The TI/LC reserve deposits are capped at $288,546.

(3)	The Other upfront reserve represents a free rent reserve of $124,756 and a deferred maintenance reserve of $193,085 for various repairs at the 16 E 40th Street Property.

The following table presents certain information relating to the major tenants at the 16 E 40th Street Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
40th Street 99 Cent Corp(1)	NR / NR / NR	10,000	10.4%	$700,000	16.2%	$70.00	12/31/2025	NA
Monaco Furniture	NR / NR / NR	7,500	7.8	337,500	7.8	$45.00	12/31/2021	NA
Smart Space, LLC	NR / NR / NR	7,500	7.8	300,000	7.0	$40.00	10/31/2018	NA
Access Nursing Services	NR / NR / NR	7,500	7.8	288,650	6.7	$38.49	6/30/2018	NA
The Dinex Group, LLC	NR / NR / NR	7,500	7.8	286,875	6.7	$38.25	8/31/2023	NA
Ninthdecimal, Inc.	NR / NR / NR	5,500	5.7	280,500	6.5	$51.00	1/31/2019	NA
The Dennelisse Corp	NR / NR / NR	7,500	7.8	279,369	6.5	$37.25	4/14/2019	NA
Wall Street Share, LLC	NR / NR / NR	5,500	5.7	260,590	6.0	$47.38	7/31/2025	NA
Amen Clinics, Inc.	NR / NR / NR	7,500	7.8	254,100	5.9	$33.88	8/14/2019	NA
East Meets West Fertility	NR / NR / NR	4,715	4.9	212,843	4.9	$45.14	8/31/2017	NA
Ten Largest Tenants		70,715	73.5%	$3,200,426	74.2%	$45.26
Remaining Tenants		24,217	25.2	1,112,212	25.8	$45.93
Vacant		1,250	1.3	0.0	0.0	$0.00
Total / Wtd. Avg. All Tenants		96,182	100.0%	$4,312,638	100.0%	$45.43

(1)	40th Street 99 Cent Corp has the ongoing right to terminate its lease beginning on January 1, 2021 with 12 months’ notice and the payment of a termination fee.

LOAN #15: 16 E 40TH STREET

The following table presents the lease rollover schedule at the 16 E 40th Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	10,090	10.5	10.5%	456,013	10.6	$45.19	4
2018	18,075	18.8	29.3%	733,152	17.0	$40.56	4
2019	24,217	25.2	54.5%	967,345	22.4	$39.94	5
2020	6,500	6.8	61.2%	278,345	6.5	$42.82	3
2021	7,500	7.8	69.0%	337,500	7.8	$45.00	1
2022	2,775	2.9	71.9%	147,075	3.4	$53.00	1
2023	7,500	7.8	79.7%	286,875	6.7	$38.25	1
2024	0	0.0	79.7%	0	0.0	$0.00	0
2025	18,275	19.0	98.7%	1,106,333	25.7	$60.54	3
2026	0	0.0	98.7%	0	0.0	$0.00	0
2027	0	0.0	98.7%	0	0.0	$0.00	0
2028 & Thereafter	0	0.0	98.7%	0	0.0	$0.00	0
Vacant	1,250	1.3	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	96,182	100.0%		$4,312,638	100.0%	$45.43	22

(1)	Calculated based on approximate square footage occupied by each Owned Tenant. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 16 E 40th Street Property:

Cash Flow Analysis

	2013	2014	2015	TTM 10/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$3,494,261	$3,530,294	$3,727,706	$3,609,144	$4,312,638	$44.84
Contractual Rent Steps(1)	0	0	0	0	113,096	1.18
Gross Up Vacancy	0	0	0	0	62,500	0.65
Total Rent	$3,494,261	$3,530,294	$3,727,706	$3,609,144	$4,488,234	$46.66
Total Reimbursements	0	0	0	219,539	219,539	2.28
Other Income	6,969	7,115	8,798	7,812	7,812	0.08
Vacancy & Credit Loss	0	0	0	0	(235,779)	(2.45)
Effective Gross Income	$3,501,230	$3,537,409	$3,736,504	$3,836,495	$4,479,806	$46.58

Total Operating Expenses	$1,435,715	$1,493,163	$1,740,445	$1,547,453	$1,747,964	$18.17

Net Operating Income(2)	$2,065,515	$2,044,246	$1,996,059	$2,289,042	$2,731,842	$28.40
TI/LC	0	0	0	0	96,182	1.00
Replacement Reserve	0	0	0	0	19,236	0.20
Net Cash Flow	$2,065,515	$2,044,246	$1,996,059	$2,289,042	$2,616,423	$27.20

Occupancy	96.8%	94.1%	92.8%	98.7%	98.7%
NOI Debt Yield	6.6%	6.5%	6.3%	7.3%	8.7%
NCF DSCR	1.44x	1.42x	1.39x	1.59x	1.82x

(1)	Underwritten Contractual Rent Steps includes contractual rent steps through December 2017.

(2)	The increase in Underwritten NOI from TTM 10/31/2016 NOI is due to recent leasing at the 16 E 40th Street Property.

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ANNEX C

MORTGAGE POOL INFORMATION

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Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	30	$1,000,335,725	75.4%	$33,344,524	2.01x	4.491%	116	54.9%	51.7%
Acquisition	21	272,148,434	20.5	$12,959,449	1.66x	4.882%	113	67.9%	57.8%
Acquisition/Refinance	1	55,000,000	4.1	$55,000,000	2.42x	4.640%	120	62.5%	62.5%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	15	$623,025,000	46.9%	$41,535,000	2.36x	4.299%	117	50.0%	50.0%
Interest Only, Then Amortizing(2)	16	360,266,000	27.1	$22,516,625	1.40x	4.822%	112	64.6%	58.5%
Amortizing (30 Years)	14	230,628,605	17.4	$16,473,472	1.70x	4.851%	118	66.7%	54.7%
Interest Only - ARD	1	55,000,000	4.1	$55,000,000	2.42x	4.640%	120	62.5%	62.5%
Amortizing (25 Years)	5	52,097,922	3.9	$10,419,584	1.63x	4.998%	118	60.7%	45.2%
Amortizing (20 Years)	1	6,466,631	0.5	$6,466,631	1.65x	4.160%	118	70.7%	43.2%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
(2) Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
3,300,000 - 4,999,999	6	$23,686,023	1.8%	$3,947,670	1.51x	4.916%	118	64.3%	57.3%
5,000,000 - 9,999,999	14	100,606,343	7.6	$7,186,167	1.60x	4.940%	114	63.6%	53.0%
10,000,000 - 19,999,999	9	122,041,669	9.2	$13,560,185	1.74x	4.766%	102	63.4%	55.1%
20,000,000 - 29,999,999	8	208,510,241	15.7	$26,063,780	1.61x	4.689%	118	64.4%	58.7%
30,000,000 - 39,999,999	3	95,800,267	7.2	$31,933,422	1.65x	4.920%	119	60.4%	52.9%
40,000,000 - 49,999,999	3	120,839,616	9.1	$40,279,872	1.63x	4.684%	118	67.4%	58.7%
50,000,000 - 59,999,999	1	55,000,000	4.1	$55,000,000	2.42x	4.640%	120	62.5%	62.5%
60,000,000 - 100,000,000	8	601,000,000	45.3	$75,125,000	2.26x	4.345%	116	50.6%	49.3%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

	Min	$3,300,000
	Max	$100,000,000
	Average	$25,528,542

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.25 - 1.35	9	$191,477,072	14.4%	$21,275,230	1.32x	4.924%	108	65.0%	57.8%
1.36 - 1.50	15	364,233,171	27.4	$24,282,211	1.44x	4.856%	119	62.4%	56.6%
1.51 - 1.65	6	128,442,478	9.7	$21,407,080	1.57x	4.795%	119	60.8%	54.9%
1.66 - 1.80	8	227,153,081	17.1	$28,394,135	1.73x	4.317%	116	58.8%	56.4%
1.81 - 2.00	4	53,722,452	4.0	$13,430,613	1.87x	4.544%	118	55.1%	50.1%
2.01 - 3.00	7	156,455,904	11.8	$22,350,843	2.32x	4.459%	112	64.2%	58.2%
3.01 - 4.47	3	206,000,000	15.5	$68,666,667	3.68x	4.013%	118	36.5%	36.5%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

(1) Unless otherwise indicated, the Underwritten Net Cash Flow Debt Service Coverage Ratio for each mortgage loan is generally calculated by dividing the Underwritten Net Cash Flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of (i) mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due or (ii) with respect to 3 mortgage loans, representing approximately 1.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, calculated based on the annual debt service for such mortgage loan, net of a related earnout or holdback reserve. With respect to the Moffett Place Google and Key Vista Apartments mortgage loans, the Underwritten Net Cash Flow Debt Service Coverage Ratio is calculated based on the annual debt service equal to the aggregate of the first 12 amortizing payments following the initial interest only period on the respective mortgage loan (and the related pari passu companion loans in the case of the Moffett Place Google mortgage loan).

	Min	1.25x
	Max	4.47x
	Weighted Avg.	1.95x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
3.821 - 4.000	2	$91,250,000	6.9%	$45,625,000	3.52x	3.835%	107	36.6%	36.6%
4.001 - 4.500	13	430,538,380	32.4	$33,118,337	2.40x	4.179%	118	53.7%	50.6%
4.501 - 5.000	21	600,513,436	45.2	$28,595,878	1.56x	4.762%	117	60.9%	56.7%
5.001 - 5.550	16	205,182,342	15.5	$12,823,896	1.46x	5.205%	112	67.3%	57.0%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

	Min	3.821%
	Max	5.550%
	Weighted Avg.	4.578%

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
30.5 - 50.0	4	$234,500,000	17.7%	$58,625,000	3.44x	4.027%	118	38.0%	38.0%
50.1 - 55.0	8	228,821,619	17.2	$28,602,702	1.63x	4.745%	117	54.2%	53.5%
55.1 - 60.0	4	179,903,575	13.6	$44,975,894	1.41x	4.534%	112	58.9%	53.5%
60.1 - 65.0	21	409,882,154	30.9	$19,518,198	1.82x	4.573%	116	62.4%	57.3%
65.1 - 74.5	15	274,376,810	20.7	$18,291,787	1.51x	4.944%	115	70.6%	60.7%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%
(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to 10 mortgage loans, representing approximately 20.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the cut-off date principal balance of a mortgage loan less a reserve taken at origination, (ii) the “as complete” appraised value which assumes the completion of capital improvements which were reserved for at origination, (iii) the “as is excluding TI’s” appraised value, (iv) the “hypothetical as is” appraised value or (v) the “as stabilized” appraised value. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 59.1%.

	Min	30.5%
	Max	74.5%
	Weighted Avg.	57.9%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
30.5 - 50.0	11	$298,808,077	22.5%	$27,164,371	3.05x	4.213%	118	43.0%	39.5%
50.1 - 55.0	15	468,070,903	35.3	$31,204,727	1.56x	4.702%	115	57.9%	53.5%
55.1 - 60.0	12	173,536,270	13.1	$14,461,356	1.68x	4.743%	118	65.5%	57.0%
60.1 - 65.0	13	372,068,908	28.0	$28,620,685	1.72x	4.611%	116	65.7%	62.1%
65.1 - 69.8	1	15,000,000	1.1	$15,000,000	1.29x	5.210%	56	74.1%	69.8%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to 10 mortgage loans, representing approximately 20.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the cut-off date principal balance of a mortgage loan less a reserve taken at origination, (ii) the “as complete” appraised value which assumes the completion of capital improvements which were reserved for at origination, (iii) the “hypothetical as is” appraised value, (iv) the “as is excluding TI’s” appraised value or (v) the “as stabilized” appraised value. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 54.5%.

	Min	30.5%
	Max	69.8%
	Weighted Avg.	53.4%

Distribution of Original Terms to Maturity/ARD

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60 - 60	3	$38,076,000	2.9%	$12,692,000	2.04x	4.667%	57	66.6%	64.6%
120 - 120	49	1,289,408,158	97.1	$26,314,452	1.95x	4.575%	117	57.6%	53.1%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

	Min	60	months
	Max	120	months
	Weighted Avg.	118	months

Distribution of Remaining Terms to Maturity/ARD
Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
56 - 60	3	$38,076,000	2.9%	$12,692,000	2.04x	4.667%	57	66.6%	64.6%
102 - 102	1	70,000,000	5.3	$70,000,000	1.33x	4.610%	102	59.3%	53.2%
116 - 120	48	1,219,408,158	91.9	$25,404,337	1.99x	4.573%	118	57.5%	53.1%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

	Min	56	months
	Max	120	months
	Weighted Avg.	116	months

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	16	$678,025,000	51.1%	$42,376,563	2.36x	4.327%	117	51.0%	51.0%
240 - 240	1	6,466,631	0.5	$6,466,631	1.65x	4.160%	118	70.7%	43.2%
300 - 300	5	52,097,922	3.9	$10,419,584	1.63x	4.998%	118	60.7%	45.2%
360 - 360	30	590,894,605	44.5	$19,696,487	1.52x	4.833%	114	65.4%	57.0%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
	Min	240	months
	Max	360	months
	Weighted Avg.	354	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	16	$678,025,000	51.1%	$42,376,563	2.36x	4.327%	117	51.0%	51.0%
238 - 238	1	6,466,631	0.5	$6,466,631	1.65x	4.160%	118	70.7%	43.2%
296 - 299	5	52,097,922	3.9	$10,419,584	1.63x	4.998%	118	60.7%	45.2%
357 - 360	30	590,894,605	44.5	$19,696,487	1.52x	4.833%	114	65.4%	57.0%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
	Min	238	months
	Max	360	months
	Weighted Avg.	353	months

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12	2	$23,625,000	1.8%	$11,812,500	1.28x	5.334%	79	73.7%	67.1%
18	1	$6,826,000	0.5	$6,826,000	1.73x	5.300%	58	54.2%	52.1%
24	2	$26,220,000	2.0	$13,110,000	1.54x	4.939%	118	69.5%	59.9%
36	5	$63,875,000	4.8	$12,775,000	1.44x	4.869%	118	69.6%	61.4%
48	1	$70,000,000	5.3	$70,000,000	1.33x	4.610%	102	59.3%	53.2%
60	5	$169,720,000	12.8	$33,944,000	1.39x	4.782%	119	63.4%	58.4%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	46	$1,090,202,268	82.1%	$23,700,049	1.75x	4.602%	115	59.5%	54.3%
Yield Maintenance	5	177,281,890	13.4	$35,456,378	2.37x	4.555%	119	57.3%	55.1%
Yield Maintenance or Defeasance	1	60,000,000	4.5	$60,000,000	4.47x	4.200%	117	31.2%	31.2%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.3 - 7.9	6	$286,000,000	21.5%	$47,666,667	1.64x	4.383%	118	57.0%	57.0%
8.0 - 8.9	7	215,877,332	16.3	$30,839,619	1.50x	4.671%	119	58.8%	55.5%
9.0 - 9.9	14	220,077,570	16.6	$15,719,826	1.36x	4.886%	109	65.8%	58.5%
10.0 - 10.9	7	137,365,290	10.3	$19,623,613	1.48x	5.028%	119	66.3%	56.9%
11.0 - 11.9	4	83,745,707	6.3	$20,936,427	2.18x	4.687%	119	62.2%	59.8%
12.0 - 12.9	3	37,979,575	2.9	$12,659,858	2.11x	4.552%	80	60.9%	54.7%
13.0 - 21.2	11	346,438,683	26.1	$31,494,426	2.99x	4.282%	118	48.4%	42.8%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%
(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Operating Income for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Operating Income divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to 3 mortgage loans, representing approximately 1.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

	Min	7.3%
	Max	21.2%
	Weighted Avg.	10.7%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.0 - 7.9	7	$353,000,000	26.6%	$50,428,571	1.62x	4.449%	118	56.6%	56.6%
8.0 - 8.9	15	348,723,271	26.3	$23,248,218	1.39x	4.775%	113	63.9%	57.8%
9.0 - 9.9	11	152,324,104	11.5	$13,847,646	1.47x	5.051%	119	66.1%	56.4%
10.0 - 10.9	5	48,922,100	3.7	$9,784,420	1.68x	4.775%	118	59.5%	50.8%
11.0 - 11.9	4	110,409,556	8.3	$27,602,389	2.25x	4.724%	106	63.8%	60.3%
12.0 - 12.9	4	128,791,387	9.7	$32,197,847	2.58x	4.239%	118	54.9%	48.3%
13.0 - 19.0	6	185,313,740	14.0	$30,885,623	3.49x	4.158%	118	40.6%	36.8%
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%	$25,528,542	1.95x	4.578%	116	57.9%	53.4%
(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to 3 mortgage loans, representing approximately 1.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Cash Flow was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

	Min	7.0%
	Max	19.0%
	Weighted Avg.	9.9%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	31	$1,031,761,710	77.7%
Springing	18	265,105,302	20.0
Soft	2	21,826,000	1.6
Soft Springing	1	8,791,147	0.7
Total/Avg./Wtd.Avg.	52	$1,327,484,158	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Replacement Reserves(1)	42	$1,053,881,803	79.4%
Real Estate Tax	43	$1,020,339,158	76.9%
TI/LC(2)	23	$763,746,094	72.0%
Insurance	25	$477,509,739	36.0%

(1) Includes mortgage loans with FF&E reserves.
(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed-use.

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	17	$615,731,616	46.4%	$36,219,507	1.73x	4.686%	117	59.0%	55.1%
CBD	5	326,500,000	24.6%	65,300,000	1.48x	4.673%	115	56.5%	54.2%
Suburban	9	163,231,616	12.3%	18,136,846	1.43x	4.998%	119	68.0%	57.7%
Medical Office	2	71,000,000	5.3%	35,500,000	3.04x	4.060%	119	47.3%	47.3%
Data Center	1	55,000,000	4.1%	55,000,000	2.42x	4.640%	120	62.5%	62.5%
Retail	15	$267,863,746	20.2%	$17,857,583	1.66x	4.453%	114	63.2%	60.5%
Anchored	7	199,690,442	15.0%	28,527,206	1.69x	4.340%	113	63.8%	61.3%
Unanchored	3	36,987,281	2.8%	12,329,094	1.51x	4.852%	119	63.1%	61.0%
Shadow Anchored	1	16,000,000	1.2%	16,000,000	1.76x	4.452%	118	53.3%	53.3%
Single Tenant	4	15,186,023	1.1%	3,796,506	1.42x	4.966%	119	65.4%	56.7%
Hospitality	13	$208,875,627	15.7%	$16,067,356	2.67x	4.572%	117	55.3%	45.9%
Limited Service	7	95,326,351	7.2%	13,618,050	1.98x	4.748%	118	64.4%	51.7%
Full Service	2	74,903,575	5.6%	37,451,788	3.87x	4.343%	117	36.9%	33.9%
Extended Stay	3	28,200,344	2.1%	9,400,115	2.06x	4.613%	117	70.9%	57.7%
Select Service	1	10,445,357	0.8%	10,445,357	1.94x	4.490%	117	62.5%	46.1%
Mixed Use	4	$137,486,755	10.4%	$34,371,689	2.74x	4.019%	118	40.9%	39.8%
Office/Retail/Storage	1	75,000,000	5.6%	75,000,000	3.66x	3.821%	118	30.5%	30.5%
Office/Retail	2	53,500,000	4.0%	26,750,000	1.69x	4.091%	117	52.0%	52.0%
Flex/Office	1	8,986,755	0.7%	8,986,755	1.25x	5.250%	119	60.7%	44.6%
Industrial	3	$39,045,000	2.9%	$13,015,000	1.67x	4.794%	118	66.8%	58.7%
Warehouse/Distribution	2	34,970,000	2.6%	17,485,000	1.60x	4.801%	118	68.3%	59.2%
Flex	1	4,075,000	0.3%	4,075,000	2.21x	4.740%	118	53.7%	53.7%
Multifamily	3	$30,451,000	2.3%	$10,150,333	1.38x	5.326%	74	69.3%	63.8%
Garden	3	30,451,000	2.3%	10,150,333	1.38x	5.326%	74	69.3%	63.8%
Self Storage	3	$22,730,414	1.7%	$7,576,805	1.41x	5.119%	119	60.9%	50.5%
Other	1	$5,300,000	0.4%	$5,300,000	2.03x	4.820%	118	60.9%	60.9%
Leased Fee	1	5,300,000	0.4%	5,300,000	2.03x	4.820%	118	60.9%	60.9%
Total / Wtd Avg	59	$1,327,484,158	100%	$22,499,731	1.95x	4.578%	116	57.9%	53.4%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

Geographic Distribution
Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
New York	7	$415,000,000	31.3%	$59,285,714	2.01x	4.315%	118	51.2%	51.2%
California	10	260,586,662	19.6	$26,058,666	2.01x	4.426%	119	57.1%	52.3%
Illinois	2	74,450,000	5.6	$37,225,000	1.33x	4.627%	103	59.8%	53.6%
Hawaii	1	60,000,000	4.5	$60,000,000	4.47x	4.200%	117	31.2%	31.2%
Kansas	1	55,000,000	4.1	$55,000,000	2.42x	4.640%	120	62.5%	62.5%
Colorado	4	52,079,929	3.9	$13,019,982	1.42x	5.003%	119	63.4%	52.2%
Wisconsin	1	40,000,000	3.0	$40,000,000	1.37x	4.890%	118	72.7%	64.2%
Nevada	1	40,000,000	3.0	$40,000,000	1.34x	4.920%	118	66.7%	61.4%
Texas	4	32,490,183	2.4	$8,122,546	1.29x	5.294%	119	67.9%	55.3%
Indiana	3	32,333,556	2.4	$10,777,852	1.76x	5.160%	118	67.4%	55.8%
Georgia	2	31,110,442	2.3	$15,555,221	1.52x	4.707%	118	71.2%	60.2%
Virginia	1	29,670,000	2.2	$29,670,000	1.50x	5.000%	119	63.7%	58.7%
Florida	4	28,777,543	2.2	$7,194,386	1.85x	5.183%	104	63.9%	52.6%
Pennsylvania	2	26,695,357	2.0	$13,347,679	2.50x	4.131%	80	64.0%	57.6%
Delaware	1	26,223,908	2.0	$26,223,908	1.44x	5.280%	119	74.5%	61.9%
Tennessee	2	21,124,883	1.6	$10,562,442	2.16x	4.430%	117	72.1%	58.4%
North Carolina	1	21,000,000	1.6	$21,000,000	1.29x	5.020%	119	70.0%	64.6%
South Carolina	2	18,203,575	1.4	$9,101,788	1.46x	4.944%	117	60.3%	46.8%
Kentucky	1	15,000,000	1.1	$15,000,000	1.29x	5.210%	56	74.1%	69.8%
Alabama	1	12,750,000	1.0	$12,750,000	1.68x	4.680%	119	63.2%	55.5%
New Jersey	2	9,300,000	0.7	$4,650,000	1.76x	5.035%	118	60.6%	56.9%
Massachusetts	2	7,436,023	0.6	$3,718,011	1.44x	4.968%	118	64.6%	54.9%
Arizona	1	7,277,095	0.5	$7,277,095	1.97x	4.910%	118	54.3%	40.6%
Washington	2	6,475,000	0.5	$3,237,500	2.21x	4.740%	118	53.7%	53.7%
New Mexico	1	4,500,000	0.3	$4,500,000	1.87x	4.389%	117	64.3%	64.3%
Total	59	$1,327,484,158	100.0%	$22,499,731	1.95x	4.578%	116	57.9%	53.4%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(THIS PAGE INTENTIONALLY LEFT BLANK)

 ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation Detail	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor/ Asset Representations Reviewer
Citigroup Commercial Mortgage Securities Inc.	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Park Bridge Lender Services LLC 600 Third Avenue
390 Greenwich Street, 7th Floor	10851 Mastin Street	10851 Mastin Street	40th Floor
New York, NY 10013	Building 82, Suite 300	Building 82, Suite 300	New York, NY 10016
	Overland Park, KS 66210	Overland Park, KS 66210
Contact:		Contact:
Richard Simpson	Contact: Heather Wagner	Heather Wagner	Contact: David Rodgers
Phone Number: (212) 816-5343	Phone: (913) 253-9396	Phone Number: (913) 253-9570	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-AB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-AB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-C		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-AB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Other Required Information

Available Distribution Amount (1)	0.00

Retained Certificate Available Funds	0.00

Controlling Class Information
Controlling Class:		Appraisal Reduction Amount
Effective as of: mm/dd/yyyy		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
Controlling Class Representative:			Effected	Amount	Date
Effective as of: mm/dd/yyyy

		Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Excess	0.00		Services LLC
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/10/17
8480 Stagecoach Circle		Record Date:	2/28/17
Frederick, MD 21701-4747		Determination Date:	3/6/17

Supplemental Reporting

ANNEX E-1

SPONSOR REPRESENTATIONS AND WARRANTIES

Each Sponsor (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties, serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

E-1-1

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after January 11, 2017.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust constitutes a legal, valid and binding assignment to the Trust. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or

E-1-2

current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in Annex E-2, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

E-1-3

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary

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deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Loan Combination, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Loan Combination, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

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(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

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(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

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(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Loan Combination, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Loan Combination, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as

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of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this prospectus or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1 to Annex E-2, or future permitted mezzanine debt in each case as set forth on Schedule E-2 to Annex E-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to Annex E-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property

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or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loan and situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination

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of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

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(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or

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maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-3 to Annex E-2.

(44)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX E-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

The exceptions to the representations and warranties set forth below are grouped by Sponsor and listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, shall have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Citigroup Global Markets Realty Corp.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(5) Lien; Valid Assignment	111 Livingston Street (Loan No. 7)	The tenant Brooklyn Law School (“BLS”) has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest of the related Mortgaged Property to a newly formed special purpose subsidiary of the Mortgagor (“Declarant”) for a term of between 30 and 31 years and Declarant will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. Declarant will own all of the leasehold condominium units upon the consummation of the conversion of its leasehold interest into a leasehold condominium. The leasehold condominium unit covering the premises granted to BLS pursuant to its lease (the “BLS Unit”) will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (as reduced on account of the component of base rent applicable to base year real estate taxes except that BLS’s obligation to reimburse landlord for its share of real estate taxes will be abated due to BLS’s real estate tax exemption with respect to the BLS Unit), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The lender has agreed that it will not unreasonably withhold its consent to the foregoing actions (collectively, the “Leasehold Condominium Conversion”) provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the related Mortgagor delivers a REMIC opinion confirming the same and (iii) all is in form and substance reasonably acceptable to the lender.

(6) Permitted Liens; Title Insurance

229 West 43rd Street Retail Condo

(Loan No. 1)

111 Livingston Street

(Loan No. 7)

681 Fifth Avenue

(Loan No. 17)

8 Times Square & 1460 Broadway

(Loan No. 21)

Marriott Hilton Head Resort & Spa

(Loan No. 27)

Parts Consolidation Center

(Loan No. 30)

Each of the subject Mortgage Loans is part of a Loan Combination, and the related Mortgage secures the subject Mortgage Loan and the related Companion Loan(s) on a pari passu basis.

E-2-1

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens; Title Insurance	111 Livingston Street (Loan No. 7)	BLS has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest of the related Mortgaged Property to a newly formed special purpose subsidiary of the Mortgagor for a term of between 30 and 31 years and Declarant will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. Declarant will own all of the leasehold condominium units upon the consummation of the conversion of its leasehold interest into a leasehold condominium. The BLS Unit will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (as reduced on account of the component of base rent applicable to base year real estate taxes except that BLS’s obligation to reimburse landlord for its share of real estate taxes will be abated due to BLS’s real estate tax exemption with respect to the BLS Unit), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The lender has agreed that it will not unreasonably withhold its consent to the Leasehold Condominium Conversion provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the related Mortgagor delivers a REMIC opinion confirming the same and (iii) all is in form and substance reasonably acceptable to the lender.

(6) Permitted Liens; Title Insurance	Marriott Hilton Head Resort & Spa (Loan No. 27)	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the entire Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the related Mortgagor to a “competitor” of the franchisor (as defined in the comfort letter). The right of first refusal will apply even if a transfer to a competitor of the franchisor results from a foreclosure, judicial or legal process, such as execution and levy, or by any other means, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor.

(6) Permitted Liens; Title Insurance	Walgreens Dorchester (Loan No. 51)	The single tenant at the Mortgaged Property has as right of first refusal to purchase the Mortgaged Property. The right of first refusal is not exercisable in the event of a foreclosure, deed-in-lieu of foreclosure or other enforcement of the related mortgage but applies to subsequent purchasers of the premises.

(10) Condition of Property	681 Fifth Avenue (Loan No. 17)	The related Mortgagor is required under the Mortgage Loan documents to complete certain work required under New York City Local Law 11 for which the Seller did not require the Mortgagor to escrow funds.

(16) Insurance	General Exception	The Mortgage Loan documents may permit the Mortgagor to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.

(16) Insurance	229 West 43rd Street Retail Condo (Loan No. 1)	To the extent the condominium documents require that all or any portion of the insurance proceeds be held or controlled by the condominium or to the related board of directors (which, pursuant to the condominium documents, would occur in the case of a casualty that impacts the core or shell of the building in which the Mortgaged Property condominium unit is included), then such insurance proceeds may be held and disbursed by the condominium or the board of directors of the condominium (or a trustee appointed by it) provided that the Loan Documents require that (a) Borrower exercises its rights in the condominium documents to cause the board of directors to comply with its obligations regarding restoration, (b) Borrower applies the insurance proceeds in accordance with the Loan Documents (unless there is a conflict with the condominium documents, in which case the condominium documents will control) and completes the

E-2-2

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

restoration of any portions of the Mortgaged Property that the condominium or the board of directors is not required to restore, and (c) Borrower complies with any requirements under the condominium documents in order to enable Lender to obtain all rights to which mortgagees of commercial units in the condominium are entitled under the condominium documents with respect to insurance proceeds.

(16) Insurance	166 Geary Street (Loan No. 18)	In connection with the establishment of a vertical airspace subdivision, a building was subdivided into two units, one of which comprises the Mortgaged Property (the “Retail Parcel”) and a second unit that is not collateral for the Mortgage Loan (the “Office Parcel”). A Declaration of Reciprocal Easements, Covenants and Restrictions and Cost Sharing for 166 Geary Street (the “Declaration”) was recorded against the Mortgaged Property. The Declaration requires a committee described therein to maintain property insurance over the entire building, including the Retail Parcel. All casualty proceeds are required be paid to an insurance trustee (which can be a commercial or savings bank, trust company, S&L or insurance company authorized to do business in California, with a Standard & Poor’s rating of “A” or better), to be held for the benefit of the unit owners of the Retail Parcel and Office Parcel and/or their mortgagee(s). Under the Declaration, for so long as the Office Parcel is encumbered by a first mortgage, the insurance trustee will be appointed by the first mortgagee of the Office Parcel and, provided such first mortgagee meets the requirements for an insurance trustee under the Declaration, such first mortgagee may act as the insurance trustee. Pursuant to the Declaration, if a casualty damages only one parcel without affecting the other parcel but damages common elements, the affected parcel owner must restore to the extent that pre-casualty functionality of the easements, common structural elements and common systems are restored and the unit owner may draw on insurance funds held by insurance trustee for such purposes. If damage occurs within only one parcel and does not affect the other parcel or the common structural elements or common systems, insurance proceeds may be deposited with the mortgagee of the damaged parcel if required by the unit owner’s mortgagee. Unit owners are required to restore as provided in the Declaration regardless of the sufficiency of insurance proceeds. If the casualty damages both parcels, the committee restores the building.

(17) Access; Utilities; Separate Tax Lots	166 Geary Street (Loan No. 18)	Prior to the subdivision, the entire building consisted of a single tax parcel identification number, and was assessed for real estate taxes as a single tax lot. In connection with the subdivision, each of the Retail Parcel and the Office Parcel were assigned their own distinct tax parcel identification numbers, but the Retail Parcel and the Office Parcel have not yet been separately assessed for taxes.

(24) Local Law Compliance	166 Geary Street (Loan No. 18)	There are four open fire code violations at the Mortgaged Property.

(26) Recourse Obligations	K2M Leesburg HQ (Loan No. 16)	There are two guarantors who are severally, but not jointly, liable for the recourse obligations, in percentages equal to their respective ownership interests in the related Mortgagor.

(26) Recourse Obligations	681 Fifth Avenue (Loan No. 17)	The Mortgage Loan documents provide for recourse for (a) misappropriation or conversion of insurance proceeds or condemnation proceeds (but not for misapplication of such proceeds) and (b) misappropriation or conversion of rents (but recourse for misapplication of rents is limited to the period during the continuance of an event of default under the Mortgage Loan documents).

(26) Recourse Obligations	8 Times Square & 1460 Broadway (Loan No. 21)	Only the Mortgagor is a party to the environmental indemnity agreement with the related lender.

(26) Recourse Obligations	5042 Technology Parkway (Loan No. 39)	The Mortgage Loan is recourse to the related Mortgagor and guarantor for losses resulting from the misapplication, misappropriation or conversion of any rents by the Mortgagor in violation of the Mortgage Loan documents

E-2-3

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

only during (i) the existence of a monetary event of default under the Mortgage Loan documents or (ii) the existence of a non-monetary event of default following written notice of such event of default.

(27) Mortgage Releases	Medical Centre of Santa Monica (Loan No. 4)	In connection with any condemnation of the Mortgaged Property, the Mortgage Loan documents require the Mortgagor to pay down the Mortgage Loan to the extent and in the amount required under the REMIC provisions; however, without limiting the aforesaid obligation, the Mortgage Loan documents permit condemnation awards to be used for restoration if the ground lease requires such condemnation awards to be used for restoration.

(27) Mortgage Releases	111 Livingston Street (Loan No. 7)	BLS has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the Mortgagor under the related Mortgage Loan will ground lease its fee interest of the property to Declarant for a term of between 30 and 31 years and Declarant will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. Declarant will own all of the leasehold condominium units (including the BLS Unit) upon the consummation of the conversion of its leasehold interest into a leasehold condominium. The BLS Unit will be purchased by BLS from Declarant pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (as reduced on account of the component of base rent applicable to base year real estate taxes and except that BLS’s obligation to reimburse landlord for its share of real estate taxes will be abated due to BLS’s real estate tax exemption with respect to the BLS Unit), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The obligation of BLS to make the deferred purchase price payments will be secured by a purchase money mortgage in favor of Declarant that will be collaterally assigned to the lender under the Mortgage Loan by Declarant (which the lender under the Mortgage Loan may require to become a co-Mortgagor under the Mortgage Loan documents). The lender has agreed that it will not unreasonably withhold its consent to the Leasehold Condominium Conversion provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the related Mortgagor delivers a REMIC opinion confirming the same and (iii) all documentation (including, without limitation, the ground lease, the documentation creating the leasehold condominium regime, the purchase and sale agreement, the purchase-money mortgage and the purchase-money note) is in form and substance reasonably acceptable to the lender.

(28) Financial Reporting and Rent Rolls	K2M Leesburg HQ (Loan No. 16)	The related Mortgagor is required to deliver quarterly, but not annual, operating statements under the Mortgage Loan documents.

(28) Financial Reporting and Rent Rolls	681 Fifth Avenue (Loan No. 17)	Operating statements are only required to be provided quarterly, not annually.

(29) Acts of Terrorism Exclusion	681 Fifth Avenue (Loan No. 17)	If TRIPRA is no longer in effect, the related Mortgage Loan documents require the Mortgagor to obtain terrorism insurance to the extent that it is obtainable for an annual premium not in excess of 200% of the then applicable annual insurance premium payable by Mortgagor for its all risk policy and business income insurance (excluding components for flood, earthquake and terrorism coverage).

(29) Acts of Terrorism Exclusion	8 Times Square & 1460 Broadway (Loan No. 21)	If TRIPRA is no longer in effect and terrorism coverage is commercially available, the related Mortgage Loan documents require the Mortgagor to spend no more than 200% of the cost payable with respect to property and casualty insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism, flood, earthquake, and windstorm

E-2-4

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

components), or to purchase the maximum amount of terrorism coverage available for such amount.

(31) Single-Purpose Entity	111 Livingston Street (Loan No. 7)	In connection with the Leasehold Condominium Conversion, the related Mortgagor will form a subsidiary to be the ground lessee under the ground lease and declarant under the leasehold condominium. The subsidiary will be a newly formed single purpose entity subject to the related lender’s approval and the same organizational requirements under the Mortgage Loan documents as the related Mortgagor. The subsidiary will hold the leasehold condominium units under the condominium, convey the BLS Unit to BLS, receive installment payments of the purchase price of the BLS Unit and hold the purchase-money mortgage securing said installment payments. The subsidiary will, at the related lender’s option, become a co-borrower under the related Mortgage Loan and the lien of the related Mortgage will be spread to include the leasehold condominium units.

(34) Ground Lease	Fairfield Inn & Suites Delray Beach (Loan No. 31)	The amendment, modification, cancellation or termination of the ground lease by agreement of the Mortgagor and ground lessor does not require prior written consent of the lender under the ground lease.

(39) Organization of Mortgagor	Cherry Creek Place I& II (Loan No. 14) West Point Office (Loan No. 28)	The related Mortgagors are affiliates.

(39) Organization of Mortgagor	Fairway Centre (Loan No. 36) Village at Timberwilde (Loan No. 43)	The related Mortgagors are affiliates.

(39) Organization of Mortgagor	CVS Holbrook (Loan No. 49) Walgreens Dorchester (Loan No. 51)	The related Mortgagors are affiliates.

(43) Cross-Collateralization

229 West 43rd Street Retail Condo
(Loan No. 1)

111 Livingston Street
(Loan No. 7)

681 Fifth Avenue
(Loan No. 17)

8 Times Square & 1460 Broadway
(Loan No. 21)

Marriott Hilton Head Resort & Spa
(Loan No. 27)

Parts Consolidation Center

(Loan No. 30)

The Mortgage Loans are cross-collateralized and cross-defaulted with the other notes that are part of the respective Loan Combination.

E-2-5

SCHEDULE E-1

CITIGROUP GLOBAL MARKETS REALTY CORP.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
1	229 West 43rd Street Retail Condo

Sch. E-1-1

SCHEDULE E-2

CITIGROUP GLOBAL MARKETS REALTY CORP.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
11	Silverado Ranch
16	K2M Leesburg HQ
38	Hampton Inn & Suites Surprise

Sch. E-2-1

SCHEDULE E-3

CITIGROUP GLOBAL MARKETS REALTY CORP.

CROSSED MORTGAGE LOANS

None

Sch. E-3-1

German American Capital Corporation

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(5) Lien; Valid Assignment and (6) Permitted Liens;	Moffett Place Google (Loan No. 6)	Google Inc. (“Google”) has an ongoing right of first offer, so long as Borrower or a Borrower affiliate owns the Mortgaged Property, to purchase all or any portion of the Moffett Place complex which Borrower determines it is willing to sell, if certain conditions described in the lease exist. The subordination, non-disturbance and attornment agreement obtained from Google confirms that following a foreclosure or transfer in lieu of foreclosure, Google’s right of first offer will not apply and will be extinguished.

(5) Lien; Valid Assignment	111 Livingston Street (Loan No. 7)	The tenant Brooklyn Law School (“BLS”) has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest of the related Mortgaged Property to a newly formed special purpose subsidiary of the Mortgagor (“Declarant”) for a term of between 30 and 31 years and Declarant will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. Declarant will own all of the leasehold condominium units upon the consummation of the conversion of its leasehold interest into a leasehold condominium. The leasehold condominium unit covering the premises granted to BLS pursuant to its lease (the “BLS Unit”) will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (as reduced on account of the component of base rent applicable to base year real estate taxes except that BLS’s obligation to reimburse landlord for its share of real estate taxes will be abated due to BLS’s real estate tax exemption with respect to the BLS Unit), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The lender has agreed that it will not unreasonably withhold its consent to the foregoing actions (collectively, the “Leasehold Condominium Conversion”) provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the related Mortgagor delivers a REMIC opinion confirming the same and (iii) all is in form and substance reasonably acceptable to the lender.

(6) Permitted Liens; Title Insurance	111 Livingston Street (Loan No. 7)	BLS has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest of the related Mortgaged Property to a newly formed special purpose subsidiary of the Mortgagor for a term of between 30 and 31 years and Declarant will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. Declarant will own all of the leasehold condominium units upon the consummation of the conversion of its leasehold interest into a leasehold condominium. The BLS Unit will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (as reduced on account of the component of base rent applicable to base year real estate taxes except that BLS’s obligation to reimburse landlord for its share of real estate taxes will be abated due to BLS’s real estate tax exemption with respect to the BLS Unit), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The lender has agreed that it will not unreasonably withhold its consent to the Leasehold Condominium Conversion provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply

E-2-6

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

with REMIC requirements and the related Mortgagor delivers a REMIC opinion confirming the same and (iii) all is in form and substance reasonably acceptable to the lender.

(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	State Farm Data Center (Loan No. 9)	The single-tenant at the Mortgaged Property, State Farm Mutual Automobile Insurance Company (“State Farm”), has a right of first refusal in connection with the sale of the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, this right of first refusal will not apply to a foreclosure of the Mortgage Loan, but would apply to a deed-in-lieu of foreclosure and would continue to apply to transfers following a foreclosure or deed-in-lieu of foreclosure.

(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Courtyard Century City (Loan No. 10)	Marriott International, Inc. (“Marriott”), the franchisor of the Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property if the transferee in a proposed transfer by Borrower is a Competitor (as defined in the related franchise agreement) of Marriott. This right of first refusal is subordinate to the rights of the lender under the Mortgage for so long as (i) the lender is not a Competitor or Affiliate of a Competitor (as such terms are defined in the related franchise agreement); (ii) the Mortgage is and remains validly recorded and in full force and effect; and (iii) the Mortgage Loan is in compliance with the requirements related to financings or indebtedness in the related franchise agreement.

(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Dunn Hospitality Portfolio (Loan No. 13)	Marriott, the franchisor of each of the Courtyard Evansville East and Residence Inn Columbus Mortgaged Properties has a right of first refusal to purchase each such Mortgaged Property if the transferee in a proposed transfer by Borrower of such Mortgaged Property is a Competitor (as defined in the related franchise agreement) of Marriott. This right of first refusal is subordinate to the rights of the lender under the Mortgage for so long as (i) the lender is not a Competitor or Affiliate of a Competitor (as such terms are defined in the related franchise agreement); (ii) the Mortgage is and remains validly recorded and in full force and effect; and (iii) the Mortgage Loan is in compliance with the requirements related to financings or indebtedness in the related franchise agreement.

(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	AHIP FLTN 3-Pack (Loan No. 19)	Marriott, the franchisor of each of the Mortgaged Properties, has a right of first refusal to purchase each such Mortgaged Property if the transferee in a proposed transfer by Borrower of such Mortgaged Property is a Competitor (as defined in the related franchise agreement) of Marriott. Pursuant to the terms of comfort letters entered into with the franchisor, this right of first refusal is subordinate to the rights of the lender under the Mortgage for so long as (i) the lender is not a Competitor or Affiliate of a Competitor (as such terms are defined in the related franchise agreement); (ii) the Mortgage is and remains validly recorded and in full force and effect; and (iii) the Mortgage Loan is in compliance with the requirements related to financings or indebtedness in the related franchise agreement.

(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Safe Storage Oakland (Loan No. 29)	The litigation described in the exception to Representation 13 with respect to the Mortgage Loan is an exception to the lender’s title insurance policy, which if adversely determined would affect the value of the Mortgaged Property and the Borrower’s title to the Mortgaged Property. The title company has provided affirmative coverage, specifically acknowledging that the title company has knowledge of the litigation and agreeing that it will not assert a defense against a claim of loss arising directly or indirectly from the litigation for lack of knowledge or failure to disclose the litigation to the title company in writing prior to issuance of the title company.

(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Publix at Shakerag (Loan No. 35)	Publix, the sole tenant at the Mortgaged Property, has a right of first offer to purchase the Mortgaged Property pursuant to the terms of its lease in connection with a sale of the Mortgaged Property. Publix subordinated this right with respect to a foreclosure or deed-in-lieu of foreclosure pursuant to a subordination, non-disturbance and attornment agreement. Such right of first offer would continue to apply to transfers following a foreclosure or deed-in-lieu of foreclosure.

E-2-7

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Key Vista Apartments (Loan No. 40)

The Mortgaged Property is subject to a recorded extended low-income housing agreement which requires the entire Mortgaged Property (172 units) to be operated as a qualified low-income housing project until 2048. Under the extended low-income housing agreement, 27 units are restricted to 35% of area median income (AMI), with the remaining 145 units limited to 60% of AMI. The extended low-income housing agreement also requires the owner to maintain on-site day care and tenant activities at the Mortgaged Property (collectively, the “LURAS”). The low income housing requirements under both of the LURAs terminate upon a foreclosure so long as the Mortgaged Property is not transferred to an affiliate of the owner.

In addition to the extended low-income housing agreement, the Mortgaged Property is also subject to a recorded land use restriction agreement which further restricts 42 of the 145 60% AMI units to 50% of AMI until May 2019. Upon expiration, the 42 units will be restricted to 60% of AMI.

(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	180 Main Avenue (Loan No. 45)

Costco Wholesale Corporation, the sole tenant at the Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property from the Borrower. Pursuant to the terms of a subordination, non-disturbance and attornment agreement, such right of first refusal shall not apply to a foreclosure, deed-in-lieu of foreclosure or a third party purchase out of foreclosure, but would apply to any subsequent transfer.

In addition, it is anticipated that the Mortgaged Property will be subject to an environmental deed restriction limiting the Mortgaged Property to non-residential purposes.

(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Walgreens Albuquerque (Loan No. 47)	Walgreens, the sole tenant at the Mortgaged Property, has a right of first refusal in connection with the sale of the Mortgaged Property to a third party. Walgreens waived its option with respect to a foreclosure or deed-in-lieu of foreclosure pursuant to a subordination, non-disturbance and attornment agreement executed by Walgreens, the Borrower and the lender, but such right of first refusal is not waived with respect to subsequent transfers following a foreclosure or deed-in-lieu of foreclosure.

(7) Junior Liens	16 E 40th Street (Loan No. 15)	Nader & Sons, LLC (a member of the Borrower and an entity which is 25% owned by Nader Hakakian, one of the non-recourse carveout guarantors) loaned $2,000,000 (the “Member Loan”) to Yahya John Gabayzadeh, Egal Gabayzadeh, Dan Gabayzadeh and Shahram Shaun Gabayzadeh (collectively, the “Member Loan Borrowers”). The Member Loan is secured by a pledge of each Member Loan Borrower’s membership interest in the Borrower (5% each, 20% in the aggregate). Nader & Sons, LLC currently holds a 2.5% interest in the Borrower.

(10) Condition of Property	Prudential Plaza (Loan No. 5)	The date of the physical condition assessment is June 26, 2015, which is more than twelve months prior to the Cut-off Date.

(13) Actions Concerning Mortgage Loan	Prudential Plaza (Loan No. 5)	The Prudential Plaza Loan Combination refinanced a prior loan in the aggregate original principal amount of $410,000,000 that was secured by the related Mortgaged Property. The prior loan was evidenced by pari passu notes and such pari passu notes were deposited into two securitizations in 2006. In 2012, the prior loan was transferred to special servicing and the pari passu notes were modified to reflect a $336 million senior portion (the A note) and a $74 million junior portion (the B note). In connection with the refinancing of the prior loan on July 30, 2015, the proceeds of the Prudential Plaza Loan Combination were used to pay the A note in full and the prior lender cancelled the B note without repayment. On February 24, 2016, the trustees of the 2006 securitizations (the “Plaintiffs”) sued the borrower under the prior loan and Mark Karasick and Michael Silberberg, the non-recourse carveout guarantors under the prior loans (after an equity recapitalization in 2013) and the non-recourse carveout guarantors under the Prudential Plaza Loan Combination (the “Guarantors” and together with the borrower under the prior loan, the “Defendants”) in the United States District Court for the Southern District of New York (Docket # 1:16-CV-01450 (JGK)). Since the filing of the complaint, the Plaintiffs filed an amended complaint, the Defendants filed a

E-2-8

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

third party complaint against the special servicer of the prior loan for contribution and indemnity with respect to the claims of Plaintiffs, and the Defendants also filed a motion to dismiss the amended complaint. The special servicer of the prior loan has filed a motion to dismiss the third party complaint of Defendants. The court has not yet ruled on either motion to dismiss. The adverse outcome of this litigation could materially and adversely affect the Guarantors’ ability to perform under the guaranty related to the Mortgage Loan. In addition, if one or both of the Guarantors (as individuals) were to go into personal bankruptcy or the Guarantors were to collectively fail to maintain the net worth or minimum liquid assets requirements specified in the guaranty delivered in connection with the Prudential Plaza Loan Combination, these events would trigger an event of default under the Loan Documents which could cause the Prudential Plaza Loan Combination to become a specially serviced loan under the COMM 2015-CCRE26 pooling and servicing agreement. The Borrower is required under the Loan Documents to pay the related special servicing fees, however, in the event such fees are not recovered from the Borrower, the Trust would be responsible for its proportional share (approximately 16.87%) of the special servicing fees.

(13) Actions Concerning Mortgage Loan	16 E 40th Street (Loan No. 15)	One of the non-recourse carveout guarantors, Nader Hakakian and certain affiliated entities (“Defendants”) were sued by 241 Fifth Ave. Hotel LLC (“241 Fifth”) and Hazak Associates LLC (“Hazak”), in connection with a loan (the Namco Loan”) made by Defendants to Namco Capital Group, Inc. The Namco Loan was secured by the 50% interest of Beshmada LLC (“Beshmada”), in 241 Fifth (the “Pledged Interest”), which owned a building located at 241 Fifth Avenue (the “Building”). Beshmada subsequently assigned the Pledged Interest to the Defendants. Hazak owned the other 50% interest in 241 Fifth. The related complaint claimed tortious interference with contract and inducement of breach of Beshmada’s fiduciary duty based on allegations that the pledge and assignment of the Pledged Interest, and filing of financing statements against 241 Fifth, were not authorized by plaintiffs, violated the organizational documents of 241 Fifth and the Building mortgage, and led to the inability to refinance, and the foreclosure of, such mortgage, and that Defendants knew of such violations, and intended to coerce the plaintiffs into repaying the Namco Loan. The suit sought damages of not less than $30,000,000, and punitive damages not less than $10,000,000. On September 20, 2016, Defendants were granted summary judgment by the Supreme Court of the State of New York based on collateral estoppel, due to a prior finding by the U.S. District Court for the Central District of California in the Chapter 7 Bankruptcy of Beshmada that, while Beshmada’s pledge of the Pledged Interest breached 241 Fifth’s operating agreement, neither such action nor the subsequent assignment to Defendants was the legal or proximate cause of 241 Fifth’s loss of the Building or otherwise damaged 241 Fifth or Hazak. A notice of appeal was filed October 4, 2016.

(13) Actions Concerning Mortgage Loan	Safe Storage Oakland (Loan No. 29)	The Mortgaged Property was sold in 2014 to Comcore, Inc. (“Comcore”) (which in turn transferred the Mortgaged Property to the Borrower), by Kyle Everett (“Everett”) the acting trustee in the Chapter 11 bankruptcy of Pacific Thomas Corporation (“PTC”). An order for such sale was obtained from the U.S. Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”). It was a condition to such sale that Comcore receive Certificates of Compliance (the “Certificates”) from the City of Oakland for each parcel pursuant to California Government Code § 66499.35. Such Certificates were issued and purport to evidence the chain of title for the Mortgaged Property. Prior to such sale, Randall Whitney (“Whitney”), who was the Chief Executive Officer and Chairman of the Board of PTC at the time of its bankruptcy filing, raised concerns to City of Oakland officials that the Certificates were defective; however, the City did not take any further action on those concerns. Subsequent to such sale, Whitney filed a petition in the Superior Court of Alameda County to review the Certificates (the “Alameda Action”), seeking to have the Certificates revoked. Whitney subsequently submitted a lis pendens for each of the Certificates for review by the court, which were ultimately approved and filed. On November 10, 2014, Everett filed a motion with the Bankruptcy Court seeking to have the lis pendens expunged and requesting a finding that by filing the lis pendens, Whitney violated the automatic stay. The

E-2-9

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Bankruptcy Court issued an order granting Everett’s motion (the “Bankruptcy Court Order”), and upon appeal by Whitney, the U.S. District Court for the Northern District of California affirmed the Bankruptcy Court Order. On September 1, 2016, Whitney filed a brief with the U.S. Court of Appeals for the Ninth Circuit (the “Pending Action”) seeking to have the Bankruptcy Court Order overturned and, practically, to have the lis pendens reinstated during the pendency of the Alameda Action. The Pending Action cited several grounds for invalidating the Certificates, including multiple conveyances of the same parcel in chain of title; original conveyance in 1907 of non-existent parcels; improper citation of recording of conveyance to PTC; failure to identify a boundary line in Parcel Map Waiver Maps; and the Certificates were issued by the incorrect city official, which grounds reflect those cited in the Alameda Action. The Alameda Action is stayed pending a final determination in the Pending Action as to the Bankruptcy Court Order. An adverse determination in the Pending Action could have an adverse effect on the value of the Mortgaged Property and Borrower’s title to the Mortgaged Property. The Mortgage Loan documents contain a non-recourse carveout for any loss caused by an adverse judgment, verdict or ruling in the litigation or if the lender acquires title to the Mortgaged Property and the lender’s title is unmarketable due to the litigation.

(16) Insurance	229 West 43rd Street Retail Condo (Loan No. 1)	To the extent the condominium documents require that all or any portion of the insurance proceeds be held or controlled by the condominium or to the related board of directors (which, pursuant to the condominium documents, would occur in the case of a casualty that impacts the core or shell of the building in which the Mortgaged Property condominium unit is included), then such insurance proceeds may be held and disbursed by the condominium or the board of directors of the condominium (or a trustee appointed by it) provided that the Loan Combination documents require that (a) Borrower exercises its rights in the condominium documents to cause the board of directors to comply with its obligations regarding restoration, (b) Borrower applies the insurance proceeds in accordance with the Loan Combination documents (unless there is a conflict with the condominium documents, in which case the condominium documents will control) and completes the restoration of any portions of the Mortgaged Property that the condominium or the board of directors is not required to restore, and (c) Borrower complies with any requirements under the condominium documents in order to enable the lender to obtain all rights to which mortgagees of commercial units in the condominium are entitled under the condominium documents with respect to insurance proceeds.

(16) Insurance	85 Tenth Avenue (Loan No. 3)

The Mortgage Loan permits the insurance policies to be issued by a syndicate of insurers, each having (1) (i) if four or fewer insurance companies issue the insurance policies, then at least 75% of the required insurance coverage is required to be provided by insurance companies having a claims paying ability rating of “A” or better by S&P, and “A2” or better by Moody’s (to the extent Moody’s rates the securitization and the insurance company), with no carrier below “BBB” or better by S&P, and “Baa2” or better by Moody’s (to the extent Moody’s rates the securitization and the insurance company) and (2) a rating of “A:VIII” or better in the current Best’s Insurance Reports, or (ii) if five or more insurance companies issue the insurance policies, then at least 60% of the required insurance coverage is required to be provided by insurance companies having a claims paying ability rating of “A” or better by S&P, and “A2” or better by Moody’s (to the extent Moody’s rates the securitization and the insurance company), with no carrier below “BBB” or better by S&P, and “Baa2” or better by Moody’s (to the extent Moody’s rates the securitization and the insurance company) and (2) a rating of “A:VIII” or better in the current Best’s Insurance Reports.

Notwithstanding the foregoing rating requirements, the terrorism coverage may be written by a non-rated captive insurer (“Captive Insurance Company”), provided the following conditions among others, are met: (1) unless the lender agrees otherwise in writing, TRIPRA shall be in full force and effect; (2) except with respect to the deductibles permitted under the Mortgage Loan documents, those covered losses which are not reinsured

E-2-10

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

by the federal government under TRIPRA and paid to the Captive Insurance Company, other than such covered losses which are caused by nuclear, biological, chemical or radiological acts of terrorism, shall be reinsured with a cut through endorsement by an insurance company which shall be rated at least “A” with S&P and “A2” with Moody’s, to the extent Moody’s rates the securities representing an interest in the Mortgage Loan (“Securities”) and rates the applicable insurance company; (3) all re-insurance agreements between such Captive Insurance Company and all such re-insurance companies providing the referenced re-insurance shall be reasonably acceptable to lender, and Borrower shall use commercially reasonable efforts to cause such re-insurance agreements to provide for direct access to such re-insurers by all named insureds, loss payees and mortgagees which such insurance benefits; (4) such Captive Insurance Company shall not be subject to a bankruptcy or similar insolvency proceeding; and (5) such Captive Insurance Company shall qualify for the reinsurance and other benefits afforded insurance companies under TRIPRA in accordance with the regulations as currently constituted.

(16) Insurance	Moffett Place Google (Loan No. 6)	Borrower is permitted to maintain a portion of the earthquake coverage with Insurance Company of the West (“ICW”) in its current participation amount and position within the syndicate, provided that the Best’s Insurance Report rating of ICW (A-/IX) is not withdrawn or downgraded below its rating as of the loan closing date.

(16) Insurance	Hilton Hawaiian Village Waikiki Beach Resort (Loan No. 8)

No deductible may be greater than $500,000 per occurrence. The Borrower and/or operating lessee may utilize a $5,000,000 aggregate deductible (basket aggregate) in conjunction with a per occurrence deductible which will not exceed $500,000 per occurrence except with respect to flood, windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Mortgaged Property (the “Base Deductible”), subject to a $1,000,000 minimum; provided that the Borrower and/or operating lessee shall be permitted to maintain a maximum deductible with respect to flood, windstorm and earthquake coverage of 15% of the total insurable value of the Mortgaged Property (the “Increased Deductible”) if the guarantor delivers a deductible guaranty guaranteeing any failure by the Borrower and/or operating lessee to pay its obligations actually incurred with respect to that portion of the Increased Deductible which exceeds the Base Deductible and not otherwise insured by a third party provider and, except that, with respect to the Increased Deductible for flood coverage, the Borrower shall not increase the amounts of such Increased Deductible or lower the positions of such Increased Deductible amounts below the current positions which are in place as of the origination date. The amount of these deductibles may be considered higher than customary.

The Mortgage Loan permits the insurance policies to be issued by a syndicate of insurers, each having (1) (i) if four or fewer insurance companies issue the insurance policies, then at least 75% of the insurance coverage and 100% of the first layer of insurance coverage is required to be provided by insurance companies having a claims paying ability rating of “A” or better by S&P, Fitch (to the extent Fitch rates the securitization and the insurance company) and Moody’s (to the extent Moody’s rates the securitization and the insurance company), and the remaining 25% of the insurance coverage is required to be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P, Fitch (to the extent Fitch rates the securitization and the insurance company) and Moody’s (to the extent Moody’s rates the securitization and the insurance company) and (2) a rating of “A-VIII” or better in the current A.M. Best’s Insurance Reports, or (ii) if five or more insurance companies issue the insurance policies, then at least 60% of the insurance coverage and 100% of the first layer of insurance coverage is required to be provided by insurance companies having a claims paying ability rating of “A” or better by S&P, Fitch (to the extent Fitch rates the securitization and the insurance company) and Moody’s (to the extent Moody’s rates the securitization and the insurance company), and the remaining 40% of the insurance coverage is required to be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P, Fitch (to the extent Fitch rates the securitization and the insurance company) and Moody’s (to

E-2-11

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

the extent Moody’s rates the securitization and the insurance company) and (2) a rating of “A-VIII” or better in the current A.M. Best’s Insurance Reports.

Notwithstanding the foregoing, the Borrower is permitted to maintain a portion of the coverage with United Specialty Insurance Company in their current participation amounts and positions within the syndicate provided that the Borrower obtains reinsurance with a cut-through endorsement acceptable to the lender and the rating agencies rating the securitization with respect to United Specialty Insurance Company from an insurance company which shall be rated at least “A” with S&P and “A2” with Moody’s (to the extent Moody’s rates the securitization and the applicable insurance company), or such higher rating as may be required by a rating agency rating the securitization, not to exceed “A+” with S&P and “A1” with Moody’s (to the extent Moody’s rates the securitization and the insurance company).

The Mortgage Loan requires, and the commercial general liability insurance policy obtained by the Borrower includes, coverage in an amount up to $1.5 million in the aggregate (rather than $2 million in the aggregate).

Subject to rating agency approval, the Borrower and/or operating lessee are permitted to provide coverage for named windstorm in an amount equal to the greater of (1) $500,000,000 per occurrence and (2) the 1,000-year Probable Maximum Loss as indicated in a risk analysis for all high risk locations under the related insurance policy, rather than in the amount set forth in the representation.

The requirement for flood insurance coverage under the Mortgage Loan is for flood insurance, including tsunami, in amounts acceptable to the lender, except that for the Mortgaged Property where any portion of the improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood insurance shall include the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $60,000,000, rather than 5% of the then outstanding principal balance of the Mortgage Loan or Loan Combination.

(16) Insurance	State Farm Data Center (Loan No. 9)

The Mortgage Loan documents allow the Borrower to obtain insurance from a syndicate of insurers satisfying the following requirements: (a) if five or more insurance companies issue any required policy, at least 60% of the applicable insurance coverage (and 100% of the first layer of such insurance coverage) is provided by insurance companies having a claims paying ability rating of “A” or “A2” or better (and the equivalent thereof) by at least two of the rating agencies rating the securities evidencing an interest in the Mortgage Loan (“Securities”) (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities and rate the applicable insurance companies), or if only one rating agency is rating the Securities, then only by such rating agency) and the balance of the applicable insurance coverage is provided by insurance companies having a claims paying ability rating of “BBB+” or “Baa1” or better (and the equivalent thereof) by at least two of the rating agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities and rate the applicable insurance companies), or if only one rating agency is rating the Securities, then only by such rating agency) and (b) if four or fewer insurance companies issue any required policy, at least 75% of the applicable insurance coverage required under the Mortgage Loan (and 100% of the first layer of such insurance coverage) is provided by insurance companies having a claims paying ability rating of “A” or “A2” or better (and the equivalent thereof) by at least two of the rating agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one (1) of which will be Moody’s if they are rating the Securities and rate the applicable insurance companies), or if only one rating agency is rating the Securities, then only by such rating agency) and

E-2-12

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

the balance of the applicable insurance coverage is provided by insurance companies having a claims paying ability rating of “BBB+” or “Baa1” or better (and the equivalent thereof) by at least two of the rating agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities and rate the applicable insurance companies), or if only one rating agency is rating the securities, then only by such rating agency).

The related Mortgage Loan documents do not require the Borrower to maintain the property insurance policies required pursuant to the Mortgage Loan documents for so long as the Mortgaged Property is leased to State Farm if certain conditions are satisfied, including that State Farm is maintaining insurance (or is self insuring) in accordance with the terms, conditions and requirements of the State Farm lease and either (i) to the extent State Farm is self-insuring with respect to any portion of the coverage required pursuant to the State Farm lease, State Farm satisfies the rating requirements for self-insuring pursuant to the State Farm lease (which is a credit rating of at least “AA” by S&P), and/or (ii) to the extent State Farm is maintaining insurance (rather than self-insuring) with respect to any portion of the coverage required pursuant to the State Farm lease, State Farm’s long term unsecured debt rating is “BBB-” (or the equivalent) or higher by each of Moody’s, S&P and Fitch to the extent such rating agency maintains a rating of State Farm.

The related Mortgage Loan documents do not require that the lender (or a trustee appointed by it) hold and disburse insurance proceeds with respect to the Mortgaged Property if the Mortgaged Property is then leased to State Farm if certain conditions in the Mortgage Loan documents are satisfied, including that State Farm is performing its obligations to restore the Mortgaged Property in accordance with the State Farm lease.

So long as the State Farm lease is in full force and effect and State Farm has a credit rating of “BBB+” or better by S&P, the lender is not required to be named as a loss payee.

(16) Insurance	Dunn Hospitality Portfolio (Loan No. 13)	The threshold above which lender has the right to hold and disburse insurance proceeds is 4% of the allocated loan amount of the affected Mortgaged Property, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

(16) Insurance	180 Main Avenue (Loan No. 45)	If Costco Wholesale Corporation (“Costco”), the sole tenant at the Mortgaged Property, (i) is not in default under its lease, (ii) is fulfilling its insurance requirements under its lease, (iii) is allowed to self-insure pursuant to its lease, (iv) is not entitled to an abatement or reduction of rent payable under its lease, and (v) maintains a rating of “BBB+” or higher by S&P, Costco’s insurance (including self-insurance) as required under its lease is permitted to satisfy the Borrower’s insurance requirements.

(16) Insurance	Walgreens Albuquerque (Loan No. 47)

If (i) the lease between the sole tenant, Walgreen Co., an Illinois corporation (“Walgreens”) and the Borrower (the “Walgreens Lease”) is in full force and effect, (ii) no default beyond any applicable notice and cure period is continuing under the Walgreens Lease, (iii) Walgreens (or its parent entity) remains fully liable for the obligations and liabilities under the Walgreens Lease and maintains a credit rating from S&P of at least “BBB-”, (iv) the Walgreens Lease will remain in full force and effect following a casualty, the terms of the Walgreens Lease require Walgreens to rebuild and/or repair the Mortgaged Property at its sole cost and expense, and Walgreens is entitled to no period of rent abatement during such period of rebuild and/or repair, (v) Walgreens maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the Walgreens Lease and (vi) the Borrower shall have provided to the lender satisfactory evidence that Walgreens maintains the insurance described in clause (v) above (sub-clauses (i), (ii), (iii), (iv), (v) and (vi) collectively the “Self-Insurance Requirements”), then the Borrower is deemed to be in compliance with the insurance requirements under the Mortgage Loan documents and will not be required to maintain the coverage identified in Representation 16, except with respect to the commercial general liability insurance requirements (the “Borrower Insured Policy”). If Walgreens fails to meet the Self-Insurance Requirements, then

E-2-13

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

the Borrower is required to obtain all insurance required by the Mortgage Loan documents providing coverage that will pay proceeds in an amount sufficient to restore the Mortgaged Property, to the extent such proceeds are not paid or otherwise made available under the insurance policies carried by Walgreens. Such insurance may either be (x) “primary” insurance coverage, in the event that Walgreens does not provide the applicable insurance coverage, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in the event that Walgreens does not have sufficient coverage to meet the requirements of the Mortgage Loan documents.

At loan origination, the lender acknowledged that Walgreens maintains self-insurance which satisfies the Self-Insurance Requirements and such Self-Insurance Requirements have been approved by the lender.

(16) Insurance	All Mortgage Loans	All exceptions to representation 29 are also exceptions to this representation 16.

(24) Local Law Compliance	Courtyard Century City (Loan No. 10)	The Mortgaged Property is legal non-conforming as to use and would require a conditional use permit to be re-built for its current use if there was a casualty exceeding 75% or more of the replacement cost to re-build. In the event that the Mortgaged Property is not able to be rebuilt for its current use, there would not be sufficient insurance proceeds to pay off the outstanding principal balance of the Mortgage Loan. There is a recourse carveout for any shortfall in insurance proceeds to pay the outstanding principal balance of the Mortgage Loan in the event there is a casualty or condemnation and the Mortgaged Property cannot be rebuilt due to its legal non-conforming use.

(24) Local Law Compliance	Safe Storage Oakland (Loan No. 29)	The Mortgaged Property is legal non-conforming as to use and would require a conditional use permit to be re-built for its current use if there was a casualty resulting in destruction of 75% or more of the building.

(24) Local Law Compliance	Comfort Inn & Suites Pittsburgh (Loan No. 32)	The Mortgaged Property is legal non-conforming as to use and would require a conditional use permit to be re-built for its current use if there was a casualty exceeding 60% or more of the replacement cost to re-build.

(24) Local Law Compliance	County of Tulare Building (Loan No. 42)	The Mortgaged Property is legal non-conforming as to use and would require a conditional use permit to be re-built for its current use if there was a casualty exceeding 75% or more of the replacement cost to re-build. There is a loss recourse carveout for failure to be permitted to rebuild the Mortgaged Property after a casualty or condemnation due to the legal non-conforming use of the Mortgaged Property.

(25) Licenses and Permits	85 Tenth Avenue (Loan No. 3)	As of the closing date of the Mortgage Loan, the Borrower had received a temporary certificate of occupancy.

(26) Recourse Obligations	85 Tenth Avenue (Loan No. 3)	With respect to one of the two non-recourse carveout guarantors, Vornado Realty LP, such guarantor’s liability under the non-recourse carve-out guaranty for bankruptcy-related carve-outs is limited to 30% of the related Loan Combination original principal balance, plus all reasonable out of pocket costs and expenses incurred by the lender in the enforcement of the guaranty or preservation of its rights thereunder. Pursuant to certain permitted transfers, Vornado Realty LP may become the sole non-recourse carveout guarantor; in such event such cap on full recourse liability would continue to apply.

(26) Recourse Obligations	Hilton Hawaiian Village Waikiki Beach Resort (Loan No. 8)

The non-recourse carveout guarantor’s aggregate liability as to all full recourse items is capped at an amount equal to 10% of the outstanding principal balance of the Loan Combination at the time of the related recourse event, plus any and all reasonable third party collection costs actually incurred by the lender.

The non-recourse carveout guarantor is liable for waste only if it results from the willful misconduct of the Mortgagor or its affiliates.

There is no separate environmental indemnitor, and breaches of the

E-2-14

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

environmental covenants in the loan documents are not recourse to the non-recourse carveout guarantor.

(26) Recourse Obligations	Plaza at the Pointe (Loan No. 24)	There is no environmental indemnity, and breaches of the environmental covenants in the loan documents are not recourse to the non-recourse carveout guarantor.

(27) Mortgage Releases	111 Livingston Street (Loan No. 7)	BLS has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the Mortgagor under the related Mortgage Loan will ground lease its fee interest of the property to Declarant for a term of between 30 and 31 years and Declarant will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. Declarant will own all of the leasehold condominium units (including the BLS Unit) upon the consummation of the conversion of its leasehold interest into a leasehold condominium. The BLS Unit will be purchased by BLS from Declarant pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (as reduced on account of the component of base rent applicable to base year real estate taxes and except that BLS’s obligation to reimburse landlord for its share of real estate taxes will be abated due to BLS’s real estate tax exemption with respect to the BLS Unit), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The obligation of BLS to make the deferred purchase price payments will be secured by a purchase money mortgage in favor of Declarant that will be collaterally assigned to the lender under the Mortgage Loan by Declarant (which the lender under the Mortgage Loan may require to become a co-Mortgagor under the Mortgage Loan documents). The lender has agreed that it will not unreasonably withhold its consent to the Leasehold Condominium Conversion provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the related Mortgagor delivers a REMIC opinion confirming the same and (iii) all documentation (including, without limitation, the ground lease, the documentation creating the leasehold condominium regime, the purchase and sale agreement, the purchase-money mortgage and the purchase-money note) is in form and substance reasonably acceptable to the lender.

(27) Mortgage Releases	Hilton Hawaiian Village Waikiki Beach Resort (Loan No. 8)

The Borrower may obtain the release of any of the following portions of the Mortgaged Property subject to certain requirements in the related Loan Combination documents: (1) unidentified portions of the Mortgaged Property; provided, among other things, the release does not materially and adversely affect the ongoing operations of the Mortgaged Property (other than the lost income associated with the parcels being released) ; (2) the retail component of the Mortgaged Property or any portions thereof; or (3) the ground leased portion of the Mortgaged Property.

With respect to the release of unidentified portions of the Mortgaged Property, the Borrower is permitted to obtain release of any such portions upon, among other things, payment to the lender of a parcel release price equal to the product of (A) 110% and (B) the product of (1) 100% of the difference in the value of the Mortgaged Property including the release parcel, and excluding the release parcel, as set forth in an appraisal obtained under the loan agreement and (2) 57.2%.

With respect to the release of the retail component of the Mortgaged Property or portions thereof, the Borrower is permitted to obtain release of any such portions upon, among other things, payment to the lender of a retail parcel release price equal to the product of (A) 110% and (B) the product of (1) the greater of (x) 100% of the difference in the value of the Mortgaged Property including the retail release parcel, and excluding the retail release parcel, as set forth in an appraisal obtained under the loan

E-2-15

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

agreement or (y) net sales proceeds of the retail release parcel then being released and (2) 57.2%.

With respect to the release of the ground leased portion of the Mortgaged Property, a release price equal to $2,500,000 has been assigned by lender.

In the case of each of the above releases, if the resulting Loan Combination loan-to value-ratio after the release would exceed 125%, the Borrower is required to pay down the Loan Combination by the amount specified in the Mortgage Loan documents or deliver a REMIC opinion.

(27) Mortgage Releases	County of Tulare Building (Loan No. 42)	Subject to certain conditions, a portion of the Mortgaged Property (the “Release Parcel”) is permitted to be released during the term of the Mortgage Loan without prepayment or defeasance, provided that at the time of release the Release Parcel has been legally subdivided and is on a separate tax parcel. The Release Parcel land was afforded de minimis value (rather than no value) in the appraisal obtained prior to loan closing. If the resulting Mortgage Loan loan-to-value ratio after the release would exceed 125%, the Borrower is required to pay down the Mortgage Loan by the amount specified in the Mortgage Loan documents.

(28) Financial Reporting and Rent Rolls	Hilton Hawaiian Village Waikiki Beach Resort (Loan No. 8)	The Mortgage Loan documents require Borrower to deliver a complete copy of the guarantor’s (or its publicly traded parent’s) annual financial statements audited by a “Big Four” accounting firm or other independent certified accountant acceptable to the lender, and the financial information for the Mortgaged Property and Borrower is required to be included as a part of such annual audited financial statements.

(29) Acts of Terrorism Exclusion	85 Tenth Avenue (Loan No. 3)	In the event the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof (“TRIPRA”) is no longer in effect the Borrower is not required to pay insurance premiums for terrorism insurance coverage in excess of the amount that is two times the amount of aggregate insurance premiums that are payable for the property and business interruption coverage required pursuant to the related Loan Combination documents (without giving effect to the cost of terrorism coverage) at the time that terrorism coverage is excluded from the applicable insurance policy (on a going forward basis after TRIPRA expires or is no longer in effect for any reason and following expiration of the applicable terrorism coverage then in place). Terrorism insurance coverage may be provided by a captive insurance company that does not meet the Insurance Rating Requirements provided that certain conditions are satisfied, including that, except with respect to permitted deductibles, those covered losses which are not reinsured by the federal government under TRIPRA and paid to the captive insurance company, other than such covered losses which are caused by nuclear, biological, chemical or radiological acts of terrorism, shall be reinsured with a cut through endorsement by an insurance company which shall be rated at least “A” with S&P and “A2” with Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, or such higher rating as may be required by a rating agency, not to exceed “A+” with S&P and “A1” with Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company.

(29) Acts of Terrorism Exclusion	Hilton Hawaiian Village Waikiki Beach Resort (Loan No. 8)

The amount of terrorism coverage that is required is equal to the lesser of (1) the amount of property insurance required for the Mortgaged Property under the related loan agreement and (2) $1,275,000,000 (provided that, in the event such limit is an annual aggregate and said limit is eroded by 5% or more due to claims, the Borrower is required to reinstate the available limits within 90 days to the limits required in the loan agreement). If (A) TRIPRA or a similar or subsequent statute, extension or reauthorization thereof is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums for properties located in the United States, then provided that

E-2-16

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

terrorism insurance is commercially available, the Borrower and/or the operating lessee is required to carry terrorism insurance throughout the term of the Loan Combination as required by the preceding sentence, but in such event the Borrower and/or the operating lessee are not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Combination agreement (without giving effect to the cost of the terrorism, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower and/or the operating lessee are required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(29) Acts of Terrorism Exclusion	All Mortgage Loans	All exceptions to representation 16 are also exceptions to this representation 29.

(30) Due on Sale or Encumbrance	Hilton Hawaiian Village Waikiki Beach Resort (Loan No. 8)	Transfers of interests in the non-recourse carveout guarantor, which indirectly owns 100% of the Borrower, are permitted without restriction, and may result in a change in control of the Borrower.

(30) Due on Sale or Encumbrance	State Farm Data Center (Loan No. 9)	The related Mortgage Loan documents permit the transfer of indirect controlling interests in the Borrower in certain instances provided that the Borrower is indirectly controlled by certain entities and/or individuals satisfying specified criteria set forth in the Mortgage Loan documents.

(31) Single-Purpose Entity	111 Livingston Street (Loan No. 7)	In connection with the Leasehold Condominium Conversion, the related Mortgagor will form a subsidiary to be the ground lessee under the ground lease and declarant under the leasehold condominium. The subsidiary will be a newly formed single purpose entity subject to the related lender’s approval and the same organizational requirements under the Mortgage Loan documents as the related Mortgagor. The subsidiary will hold the leasehold condominium units under the condominium, convey the BLS Unit to BLS, receive installment payments of the purchase price of the BLS Unit and hold the purchase-money mortgage securing said installment payments. The subsidiary will, at the related lender’s option, become a co-borrower under the related Mortgage Loan and the lien of the related Mortgage will be spread to include the leasehold condominium units.

(32) Defeasance	Prudential Plaza (Loan No. 5)	Pursuant to a REMIC declaration dated July 26, 2016, the related Mortgage Loan may be defeased commencing on any business day following July 26, 2018, which is two years from the start-up date of the REMIC formed in connection with the Mortgage Loan, which date is less than two years from the Closing Date.

(34) Ground Leases	Hilton Hawaiian Village Waikiki Beach Resort (Loan No. 8)

A portion of the Mortgaged Property is comprised of a ground lease. The ground lease expires on July 31, 2035, which is less than 9 years after the maturity date of the Mortgage Loan.

The lender is not permitted to assign the Borrower’s leasehold interest in the ground lease without the ground lessor’s consent following an assignment of such leasehold interest to the lender by foreclosure, assignment in lieu of foreclosure or otherwise.

(40) Environmental Conditions	180 Main Avenue (Loan No. 45)

The ESA for the Mortgaged Property identified an Environmental Condition at the Mortgaged Property due to the adjoining property having been historically a large quantity generator of hazardous wastes, including ignitable wastes, spent halogenated solvents used in degreasing, and slop oil emulsion from petroleum refining.

The ESA stated that, according to the New Jersey Department of Environmental Protection (“NJDEP”) Dataminer database, it appears that this site was subject to the requirements of the Industrial Site Recovery Act (ISRA) in 1987, at which point assessments and investigations appear to have been conducted under the oversight of the NJDEP. According to the ESA, a Remedial Action Workplan was submitted in 2003, and a groundwater Classification Exception Area (CEA) was established in 2004

E-2-17

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

for both the shallow and deep aquifers due to the presence of volatile organic compounds (VOCs), including chlorinated compounds such as trichloroethene (TCE), and tetrachloroethene (PCE), and base neutrals and tentatively identified compounds (TICs). The ESA further states that a Remedial Investigation Report (“RIR”) was submitted in December 2011, and the case was transferred to a Licensed Site Remediation Professional in 2012. According to the ESA, the results of the 2011 RIR are unknown, and a Remedial Action Workplan has not been submitted. The ESA concluded that, based on the relative distance of the CEA to the Mortgaged Property, the nature of chlorinated compounds, and the open case status with the potential need for additional remediation, the presence of groundwater contamination on the adjoining property is considered a recognized environmental condition (REC) and a vapor encroachment condition (VEC). However, based on the current use of the Mortgaged Property as a gas station, the ESA concluded that no further investigation was deemed necessary at the time of the ESA.

The ESA also identified a controlled REC related to the presence of historic fill, and elevated levels of certain metals and base neutral organic constituents. An environmental deed restriction restricting the Mortgaged Property to non-residential purposes has been proposed to be implemented but is not required by the related Mortgage Loan documents. The ESA recommended obtaining a copy of the Response Action Outcome (a letter generally prepared by the Licensed Site Remediation Professional(s) overseeing the remediation) and deed notice upon filing for record-keeping purposes and recommended implementation of and continued adherence to the proposed deed restriction requirements at the Mortgaged Property once the deed notice is recorded.

(43) Cross-Collateralization	229 West 43rd Street Retail Condo (Loan No. 1)	The Mortgage Loan is evidenced by $50,000,000 aggregate original principal balance of pari passu notes (notes A-7 and A-8). The Mortgaged Property is also security for other pari passu notes, of which two notes (notes A-4-B and A-5) with an aggregate original principal balance of $50,000,000 are being contributed by CGMRC to the CD 2017-CD3 securitization, and the remaining pari passu notes have an aggregate original principal balance of $185,000,000. The notes are cross-collateralized and cross defaulted with each other.

(43) Cross-Collateralization	85 Tenth Avenue (Loan No. 3)	The Mortgage Loan is evidenced by $75,000,000 of pari passu notes (notes A-1-C1 and A-1-C2). The Mortgaged Property is also security for other pari passu notes with an aggregate original principal balance of $180,000,000 and two subordinate notes with an aggregate original principal balance of $141,000,000. The notes are cross-collateralized and cross defaulted with each other.

(43) Cross-Collateralization	Prudential Plaza (Loan No. 5)	The Mortgage Loan is evidenced by $70,000,000 of pari passu notes (notes A-3-2 and A-4-1). The Mortgaged Property is also security for other pari passu notes with an aggregate original principal balance of $345,000,000. The notes are cross-collateralized and cross defaulted with each other.

(43) Cross-Collateralization	Moffett Place Google (Loan No. 6)	The Mortgage Loan is evidenced by $70,000,000 of pari passu notes (notes A-1 and A-3) . The Mortgaged Property is also security for other pari passu notes with an aggregate original principal balance of $115,000,000. The notes are cross-collateralized and cross defaulted with each other.

(43) Cross-Collateralization	111 Livingston Street (Loan No. 7)	The Mortgage Loan is evidenced by pari passu note A-3 in the original principal balance of $29,000,000. The Mortgaged Property is also security for other pari passu notes, of which one note (note A-1) with an original principal balance of $38,000,000 is being contributed by CGMRC to the CD 2017-CD3 securitization, and the remaining pari passu notes have an aggregate original principal balance of $53,000,000. The notes are cross-collateralized and cross defaulted with each other.

(43) Cross-Collateralization	Hilton Hawaiian Village Waikiki Beach Resort	The Mortgage Loan is evidenced by pari passu note A-2-B-1 in the original principal balance of $60,000,000. The Mortgaged Property is also security

E-2-18

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

	(Loan No. 8)	for other pari passu notes with an aggregate original principal balance of $636,600,000 and subordinate. Notes with an aggregate original principal balance of $578,400,000. The notes are cross-collateralized and cross defaulted with each other.

(43) Cross-Collateralization	State Farm Data Center (Loan No. 9)	The Mortgage Loan is evidenced by pari passu note A-1 in the original principal balance of $55,000,000. The Mortgaged Property is also security for other pari passu note(s) in the original principal balance of $25,000,000. The notes are cross-collateralized and cross defaulted with each other.

(43) Cross-Collateralization	Summit Place Wisconsin (Loan No. 12)	The Mortgage Loan is evidenced by pari passu note A-1 in the original principal balance of $40,000,000. The Mortgaged Property is also security for other pari passu note(s) in the original principal balance of $32,000,000. The notes are cross-collateralized and cross defaulted with each other.

E-2-19

SCHEDULE E-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
1	229 West 43rd Street Retail Condo
3	85 Tenth Avenue
6	Moffett Place Google
40	Key Vista Apartments

Sch. E-1-1

SCHEDULE E-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
5	Prudential Plaza

Sch. E-2-1

SCHEDULE E-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None

Sch. E-3-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
3/10/2017	$54,788,000.00	1/10/2022	$54,076,412.39
4/10/2017	$54,788,000.00	1/11/2022	$53,235,340.17
5/10/2017	$54,788,000.00	1/12/2022	$52,153,933.26
6/10/2017	$54,788,000.00	1/13/2022	$51,304,836.57
7/10/2017	$54,788,000.00	1/14/2022	$50,373,516.76
8/10/2017	$54,788,000.00	1/15/2022	$49,516,993.41
9/10/2017	$54,788,000.00	1/16/2022	$48,578,456.38
10/10/2017	$54,788,000.00	1/17/2022	$47,714,444.99
11/10/2017	$54,788,000.00	1/18/2022	$46,846,830.66
12/10/2017	$54,788,000.00	1/19/2022	$45,897,515.46
1/10/2018	$54,788,000.00	1/20/2022	$45,022,321.45
2/10/2018	$54,788,000.00	1/21/2022	$44,065,640.34
3/10/2018	$54,788,000.00	1/22/2022	$43,182,804.04
4/10/2018	$54,788,000.00	1/23/2022	$42,296,285.90
5/10/2018	$54,788,000.00	1/24/2022	$41,173,659.06
6/10/2018	$54,788,000.00	1/25/2022	$40,278,753.27
7/10/2018	$54,788,000.00	1/26/2022	$39,302,916.29
8/10/2018	$54,788,000.00	1/27/2022	$38,400,205.26
9/10/2018	$54,788,000.00	1/28/2022	$37,416,783.16
10/10/2018	$54,788,000.00	1/29/2022	$36,506,202.40
11/10/2018	$54,788,000.00	1/30/2022	$35,591,823.52
12/10/2018	$54,788,000.00	1/31/2022	$34,597,062.62
1/10/2019	$54,788,000.00	2/1/2022	$33,674,717.58
2/10/2019	$54,788,000.00	2/2/2022	$32,672,215.17
3/10/2019	$54,788,000.00	2/3/2022	$31,741,838.12
4/10/2019	$54,788,000.00	2/4/2022	$30,807,579.97
5/10/2019	$54,788,000.00	2/5/2022	$29,717,576.39
6/10/2019	$54,788,000.00	2/6/2022	$28,774,868.37
7/10/2019	$54,788,000.00	2/7/2022	$27,752,577.25
8/10/2019	$54,788,000.00	2/8/2022	$26,801,668.89
9/10/2019	$54,788,000.00	2/9/2022	$25,771,408.69
10/10/2019	$54,788,000.00	2/10/2022	$24,812,232.23
11/10/2019	$54,788,000.00	2/11/2022	$23,849,053.94
12/10/2019	$54,788,000.00	2/12/2022	$22,806,869.82
1/10/2020	$54,788,000.00	2/13/2022	$21,835,321.99
2/10/2020	$54,788,000.00	2/14/2022	$20,785,004.35
3/10/2020	$54,788,000.00	2/15/2022	$19,805,017.78
4/10/2020	$54,788,000.00	2/16/2022	$18,820,942.13
5/10/2020	$54,788,000.00	2/17/2022	$17,609,829.42
6/10/2020	$54,788,000.00	2/18/2022	$16,616,586.19
7/10/2020	$54,788,000.00	2/19/2022	$15,545,184.98
8/10/2020	$54,788,000.00	2/20/2022	$14,543,323.63
9/10/2020	$54,788,000.00	2/21/2022	$13,463,547.33
10/10/2020	$54,788,000.00	2/22/2022	$12,559,896.79
11/10/2020	$54,788,000.00	2/23/2022	$11,652,862.22
12/10/2020	$54,788,000.00	2/24/2022	$10,676,584.42
1/10/2021	$54,788,000.00	2/25/2022	$9,761,642.09
2/10/2021	$54,788,000.00	2/26/2022	$8,777,679.33
3/10/2021	$54,788,000.00	2/27/2022	$7,854,763.46
4/10/2021	$54,788,000.00	2/28/2022	$6,927,973.32
5/10/2021	$54,788,000.00	3/1/2022	$5,802,904.54
6/10/2021	$54,788,000.00	3/2/2022	$4,867,493.32
7/10/2021	$54,788,000.00	3/3/2022	$3,863,638.37
8/10/2021	$54,788,000.00	3/4/2022	$2,920,083.30
9/10/2021	$54,788,000.00	3/5/2022	$1,908,313.94
10/10/2021	$54,788,000.00	3/6/2022	$956,547.26
11/10/2021	$54,788,000.00	3/7/2022	$784.57
12/10/2021	$54,787,051.94	3/8/2022	$0.00
		and thereafter

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX G-1

Moffett Place Google MORTGAGE LOAN AMORTIZATION SCHEDULE

Period	Monthly Payment Date*	Balance	Interest Payment Amount	Principal Payment Amount	Monthly Debt Service Payment Amount
0	1/6/2017	$185,000,000.00	$-	$-
1	2/6/2017	$185,000,000.00	$724,807.94	$-	$724,807.94
2	3/6/2017	$185,000,000.00	$654,665.24	$-	$654,665.24
3	4/6/2017	$185,000,000.00	$724,807.94	$-	$724,807.94
4	5/6/2017	$185,000,000.00	$701,427.04	$-	$701,427.04
5	6/6/2017	$185,000,000.00	$724,807.94	$-	$724,807.94
6	7/6/2017	$185,000,000.00	$701,427.04	$-	$701,427.04
7	8/6/2017	$185,000,000.00	$724,807.94	$-	$724,807.94
8	9/6/2017	$185,000,000.00	$724,807.94	$-	$724,807.94
9	10/6/2017	$185,000,000.00	$701,427.04	$-	$701,427.04
10	11/6/2017	$185,000,000.00	$724,807.94	$-	$724,807.94
11	12/6/2017	$185,000,000.00	$701,427.04	$-	$701,427.04
12	1/6/2018	$185,000,000.00	$724,807.94	$-	$724,807.94
13	2/6/2018	$185,000,000.00	$724,807.94	$-	$724,807.94
14	3/6/2018	$185,000,000.00	$654,665.24	$-	$654,665.24
15	4/6/2018	$185,000,000.00	$724,807.94	$-	$724,807.94
16	5/6/2018	$185,000,000.00	$701,427.04	$-	$701,427.04
17	6/6/2018	$185,000,000.00	$724,807.94	$-	$724,807.94
18	7/6/2018	$185,000,000.00	$701,427.04	$-	$701,427.04
19	8/6/2018	$185,000,000.00	$724,807.94	$-	$724,807.94
20	9/6/2018	$185,000,000.00	$724,807.94	$-	$724,807.94
21	10/6/2018	$185,000,000.00	$701,427.04	$-	$701,427.04
22	11/6/2018	$185,000,000.00	$724,807.94	$-	$724,807.94
23	12/6/2018	$185,000,000.00	$701,427.04	$-	$701,427.04
24	1/6/2019	$185,000,000.00	$724,807.94	$-	$724,807.94
25	2/6/2019	$185,000,000.00	$724,807.94	$-	$724,807.94
26	3/6/2019	$185,000,000.00	$654,665.24	$-	$654,665.24
27	4/6/2019	$185,000,000.00	$724,807.94	$-	$724,807.94
28	5/6/2019	$185,000,000.00	$701,427.04	$-	$701,427.04
29	6/6/2019	$185,000,000.00	$724,807.94	$-	$724,807.94
30	7/6/2019	$185,000,000.00	$701,427.04	$-	$701,427.04
31	8/6/2019	$185,000,000.00	$724,807.94	$-	$724,807.94
32	9/6/2019	$185,000,000.00	$724,807.94	$-	$724,807.94
33	10/6/2019	$185,000,000.00	$701,427.04	$-	$701,427.04
34	11/6/2019	$185,000,000.00	$724,807.94	$-	$724,807.94
35	12/6/2019	$185,000,000.00	$701,427.04	$-	$701,427.04
36	1/6/2020	$185,000,000.00	$724,807.94	$-	$724,807.94
37	2/6/2020	$185,000,000.00	$724,807.94	$-	$724,807.94
38	3/6/2020	$185,000,000.00	$678,046.14	$-	$678,046.14
39	4/6/2020	$185,000,000.00	$724,807.94	$-	$724,807.94
40	5/6/2020	$185,000,000.00	$701,427.04	$-	$701,427.04
41	6/6/2020	$185,000,000.00	$724,807.94	$-	$724,807.94
42	7/6/2020	$185,000,000.00	$701,427.04	$-	$701,427.04
43	8/6/2020	$185,000,000.00	$724,807.94	$-	$724,807.94
44	9/6/2020	$185,000,000.00	$724,807.94	$-	$724,807.94
45	10/6/2020	$185,000,000.00	$701,427.04	$-	$701,427.04
46	11/6/2020	$185,000,000.00	$724,807.94	$-	$724,807.94
47	12/6/2020	$185,000,000.00	$701,427.04	$-	$701,427.04
48	1/6/2021	$185,000,000.00	$724,807.94	$-	$724,807.94
49	2/6/2021	$185,000,000.00	$724,807.94	$-	$724,807.94
50	3/6/2021	$185,000,000.00	$654,665.24	$-	$654,665.24
51	4/6/2021	$185,000,000.00	$724,807.94	$-	$724,807.94
52	5/6/2021	$185,000,000.00	$701,427.04	$-	$701,427.04
53	6/6/2021	$185,000,000.00	$724,807.94	$-	$724,807.94
54	7/6/2021	$185,000,000.00	$701,427.04	$-	$701,427.04
55	8/6/2021	$185,000,000.00	$724,807.94	$-	$724,807.94
56	9/6/2021	$185,000,000.00	$724,807.94	$-	$724,807.94
57	10/6/2021	$185,000,000.00	$701,427.04	$-	$701,427.04
58	11/6/2021	$185,000,000.00	$724,807.94	$-	$724,807.94
59	12/6/2021	$185,000,000.00	$701,427.04	$-	$701,427.04
60	1/6/2022	$185,000,000.00	$724,807.94	$-	$724,807.94
61	2/6/2022	$184,798,588.74	$724,807.94	$201,411.26	$926,219.19
62	3/6/2022	$184,520,922.73	$653,952.49	$277,666.02	$931,618.51
63	4/6/2022	$184,317,491.47	$722,930.97	$203,431.25	$926,362.22
64	5/6/2022	$184,088,132.73	$698,839.31	$229,358.74	$928,198.05

G-1-1

Period	Monthly Payment Date*	Balance	Interest Payment Amount	Principal Payment Amount	Monthly Debt Service Payment Amount
65	6/6/2022	$183,882,876.65	$721,235.35	$205,256.08	$926,491.43
66	7/6/2022	$183,651,744.49	$697,191.47	$231,132.15	$928,323.62
67	8/6/2022	$183,444,648.41	$719,525.63	$207,096.08	$926,621.72
68	9/6/2022	$183,236,679.13	$718,714.26	$207,969.29	$926,683.54
69	10/6/2022	$183,002,910.22	$694,741.41	$233,768.91	$928,510.32
70	11/6/2022	$182,793,078.37	$716,983.58	$209,831.85	$926,815.43
71	12/6/2022	$182,557,499.38	$693,059.50	$235,578.99	$928,638.48
72	1/6/2023	$182,345,789.49	$715,238.51	$211,709.89	$926,948.40
73	2/6/2023	$182,133,186.94	$714,409.06	$212,602.55	$927,011.61
74	3/6/2023	$181,845,370.04	$644,520.35	$287,816.90	$932,337.26
75	4/6/2023	$181,630,657.51	$712,448.47	$214,712.53	$927,161.01
76	5/6/2023	$181,390,335.36	$688,652.18	$240,322.15	$928,974.33
77	6/6/2023	$181,173,704.20	$710,665.70	$216,631.16	$927,296.86
78	7/6/2023	$180,931,517.50	$686,919.65	$242,186.71	$929,106.35
79	8/6/2023	$180,712,951.77	$708,868.11	$218,565.73	$927,433.84
80	9/6/2023	$180,493,464.47	$708,011.79	$219,487.30	$927,499.09
81	10/6/2023	$180,248,502.10	$684,340.52	$244,962.37	$929,302.89
82	11/6/2023	$180,027,056.48	$706,192.14	$221,445.62	$927,637.75
83	12/6/2023	$179,780,190.98	$682,572.13	$246,865.51	$929,437.64
84	1/6/2024	$179,556,770.76	$704,357.35	$223,420.22	$927,777.57
85	2/6/2024	$179,332,408.50	$703,482.02	$224,362.25	$927,844.27
86	3/6/2024	$179,058,316.84	$657,273.77	$274,091.66	$931,365.42
87	4/6/2024	$178,831,852.89	$701,529.13	$226,463.95	$927,993.08
88	5/6/2024	$178,580,110.46	$678,040.52	$251,742.44	$929,782.96
89	6/6/2024	$178,351,630.18	$699,655.58	$228,480.27	$928,135.85
90	7/6/2024	$178,097,928.24	$676,219.76	$253,701.94	$929,921.70
91	8/6/2024	$177,867,414.88	$697,766.44	$230,513.36	$928,279.81
92	9/6/2024	$177,635,929.57	$696,863.32	$231,485.31	$928,348.63
93	10/6/2024	$177,379,307.27	$673,506.18	$256,622.30	$930,128.48
94	11/6/2024	$177,145,763.89	$694,950.97	$233,543.38	$928,494.35
95	12/6/2024	$176,887,141.51	$671,647.72	$258,622.38	$930,270.10
96	1/6/2025	$176,651,522.95	$693,022.73	$235,618.56	$928,641.29
97	2/6/2025	$176,414,910.92	$692,099.60	$236,612.03	$928,711.63
98	3/6/2025	$176,105,316.60	$624,284.91	$309,594.32	$933,879.24
99	4/6/2025	$175,866,401.53	$689,959.63	$238,915.07	$928,874.70
100	5/6/2025	$175,602,558.81	$666,797.02	$263,842.71	$930,639.73
101	6/6/2025	$175,361,523.90	$687,989.88	$241,034.91	$929,024.80
102	7/6/2025	$175,095,621.08	$664,882.78	$265,902.82	$930,785.60
103	8/6/2025	$174,852,448.69	$686,003.76	$243,172.38	$929,176.15
104	9/6/2025	$174,608,250.99	$685,051.04	$244,197.70	$929,248.74
105	10/6/2025	$174,339,274.50	$662,026.75	$268,976.49	$931,003.24
106	11/6/2025	$174,092,913.04	$683,040.49	$246,361.46	$929,401.95
107	12/6/2025	$173,821,833.75	$660,072.84	$271,079.28	$931,152.13
108	1/6/2026	$173,573,290.53	$681,013.22	$248,543.22	$929,556.43
109	2/6/2026	$173,323,699.35	$680,039.45	$249,591.18	$929,630.64
110	3/6/2026	$173,002,332.49	$613,345.95	$321,366.86	$934,712.81
111	4/6/2026	$172,750,333.90	$677,802.51	$251,998.59	$929,801.10
112	5/6/2026	$172,473,776.34	$654,982.46	$276,557.57	$931,540.03
113	6/6/2026	$172,219,549.13	$675,731.69	$254,227.21	$929,958.90
114	7/6/2026	$171,940,825.74	$652,969.99	$278,723.39	$931,693.38
115	8/6/2026	$171,684,351.38	$673,643.65	$256,474.36	$930,118.01
116	9/6/2026	$171,426,795.62	$672,638.82	$257,555.76	$930,194.58
117	10/6/2026	$171,144,837.46	$649,964.27	$281,958.15	$931,922.42
118	11/6/2026	$170,885,006.88	$670,525.06	$259,830.59	$930,355.65
119	12/6/2026	$170,600,838.00	$647,910.08	$284,168.88	$932,078.96
120**	1/6/2027	$170,338,713.67	$668,393.74	$262,124.32	$930,518.06
121	2/6/2027	$170,075,484.12	$667,366.77	$263,229.55	$930,596.32
122	3/6/2027	$169,741,746.80	$601,851.39	$333,737.32	$935,588.71
123	4/6/2027	$169,476,000.18	$665,027.92	$265,746.62	$930,774.54
124	5/6/2027	$169,186,081.96	$642,567.83	$289,918.21	$932,486.04
125	6/6/2027	$168,917,992.42	$662,850.89	$268,089.54	$930,940.44
126	7/6/2027	$168,625,797.30	$640,452.15	$292,195.12	$932,647.26
127	8/6/2027	$168,355,345.36	$660,655.77	$270,451.94	$931,107.71
128	9/6/2027	$168,083,753.07	$659,596.17	$271,592.29	$931,188.45
129	10/6/2027	$167,788,153.91	$637,289.13	$295,599.16	$932,888.29
130	11/6/2027	$167,514,170.10	$657,373.98	$273,983.81	$931,357.79
131	12/6/2027	$167,216,246.80	$635,129.56	$297,923.30	$933,052.85
132	1/6/2028	$166,939,851.59	$655,133.31	$276,395.22	$931,528.53
133	2/6/2028	$166,662,290.97	$654,050.43	$277,560.62	$931,611.05
134	3/6/2028	$166,338,223.26	$610,836.34	$324,067.71	$934,904.04
135	4/6/2028	$166,058,125.92	$651,693.32	$280,097.34	$931,790.66

G-1-2

Period	Monthly Payment Date*	Balance	Interest Payment Amount	Principal Payment Amount	Monthly Debt Service Payment Amount
136	5/6/2028	$165,754,261.36	$629,608.97	$303,864.56	$933,473.53
137	6/6/2028	$165,471,701.78	$649,405.43	$282,559.58	$931,965.01
138	7/6/2028	$165,165,444.36	$627,385.54	$306,257.42	$933,642.96
139	8/6/2028	$164,880,402.08	$647,098.52	$285,042.28	$932,140.80
140	9/6/2028	$164,594,157.94	$645,981.75	$286,244.14	$932,225.90
141	10/6/2028	$164,284,319.77	$624,058.34	$309,838.16	$933,896.50
142	11/6/2028	$163,995,562.29	$643,646.37	$288,757.48	$932,403.86
143	12/6/2028	$163,683,281.61	$621,788.76	$312,280.68	$934,069.45
144	1/6/2029	$163,391,989.89	$641,291.58	$291,291.72	$932,583.30
145	2/6/2029	$163,099,469.96	$640,150.33	$292,519.93	$932,670.26
146	3/6/2029	$162,739,165.26	$577,165.15	$360,304.70	$937,469.85
147	4/6/2029	$162,443,892.74	$637,592.64	$295,272.52	$932,865.16
148	5/6/2029	$162,125,280.60	$615,905.61	$318,612.14	$934,517.75
149	6/6/2029	$161,827,419.67	$635,187.52	$297,860.92	$933,048.44
150	7/6/2029	$161,506,292.07	$613,568.26	$321,127.61	$934,695.87
151	8/6/2029	$161,205,821.22	$632,762.39	$300,470.84	$933,233.24
152	9/6/2029	$160,904,083.46	$631,585.18	$301,737.76	$933,322.94
153	10/6/2029	$160,579,188.26	$610,067.43	$324,895.20	$934,962.64
154	11/6/2029	$160,274,808.34	$629,130.11	$304,379.91	$933,510.02
155	12/6/2029	$159,947,345.44	$607,681.54	$327,462.91	$935,144.44
156	1/6/2030	$159,640,301.40	$626,654.63	$307,044.03	$933,698.66
157	2/6/2030	$159,331,962.74	$625,451.66	$308,338.66	$933,790.33
158	3/6/2030	$158,957,309.90	$563,832.96	$374,652.83	$938,485.79
159	4/6/2030	$158,646,091.45	$622,775.78	$311,218.45	$933,994.23
160	5/6/2030	$158,311,982.70	$601,506.26	$334,108.75	$935,615.01
161	6/6/2030	$157,998,043.27	$620,247.47	$313,939.43	$934,186.90
162	7/6/2030	$157,661,290.21	$599,049.19	$336,753.06	$935,802.25
163	8/6/2030	$157,344,607.19	$617,698.13	$316,683.03	$934,381.16
164	9/6/2030	$157,026,588.89	$616,457.41	$318,018.30	$934,475.71
165	10/6/2030	$156,685,871.89	$595,365.92	$340,717.00	$936,082.92
166	11/6/2030	$156,365,076.08	$613,876.56	$320,795.81	$934,672.37
167	12/6/2030	$156,021,659.83	$592,857.80	$343,416.25	$936,274.04
168	1/6/2031	$155,698,063.42	$611,274.26	$323,596.42	$934,870.67
169	2/6/2031	$155,373,102.58	$610,006.45	$324,960.84	$934,967.28
170	3/6/2031	$154,983,372.87	$549,823.61	$389,729.71	$939,553.33
171	4/6/2031	$154,655,398.59	$607,206.37	$327,974.28	$935,180.65
172	5/6/2031	$154,305,006.14	$586,375.56	$350,392.44	$936,768.00
173	6/6/2031	$153,974,171.58	$604,548.61	$330,834.57	$935,383.18
174	7/6/2031	$153,620,999.45	$583,792.69	$353,172.13	$936,964.82
175	8/6/2031	$153,287,280.81	$601,868.76	$333,718.63	$935,587.39
176	9/6/2031	$152,952,155.08	$600,561.29	$335,125.73	$935,687.02
177	10/6/2031	$152,594,812.69	$579,917.71	$357,342.39	$937,260.10
178	11/6/2031	$152,256,767.21	$597,848.28	$338,045.48	$935,893.76
179	12/6/2031	$151,896,587.36	$577,281.15	$360,179.86	$937,461.01
180	1/6/2032	$151,555,597.86	$595,112.72	$340,989.50	$936,102.21
181	2/6/2032	$151,213,170.60	$593,776.76	$342,427.26	$936,204.01
182	3/6/2032	$150,828,165.35	$554,213.55	$385,005.26	$939,218.81
183	4/6/2032	$150,482,670.92	$590,926.77	$345,494.42	$936,421.19
184	5/6/2032	$150,115,252.01	$570,554.67	$367,418.91	$937,973.58
185	6/6/2032	$149,766,751.64	$588,133.66	$348,500.37	$936,634.03
186	7/6/2032	$149,396,411.48	$567,840.26	$370,340.16	$938,180.42
187	8/6/2032	$149,044,880.16	$585,317.32	$351,531.31	$936,848.64
188	9/6/2032	$148,691,866.64	$583,940.07	$353,013.52	$936,953.59
189	10/6/2032	$148,317,140.50	$563,764.84	$374,726.14	$938,490.98
190	11/6/2032	$147,961,058.52	$581,088.87	$356,081.99	$937,170.86
191	12/6/2032	$147,583,350.38	$560,993.98	$377,708.14	$938,702.12
192	1/6/2033	$147,224,174.42	$578,213.97	$359,175.96	$937,389.93
193	2/6/2033	$146,863,484.02	$576,806.76	$360,690.40	$937,497.16
194	3/6/2033	$146,441,346.37	$519,710.36	$422,137.65	$941,848.01
195	4/6/2033	$146,077,355.23	$573,739.73	$363,991.14	$937,730.87
196	5/6/2033	$145,691,960.79	$553,851.93	$385,394.43	$939,246.36
197	6/6/2033	$145,324,809.92	$570,803.73	$367,150.87	$937,954.60
198	7/6/2033	$144,936,344.79	$550,998.65	$388,465.13	$939,463.79
199	8/6/2033	$144,566,007.91	$567,843.32	$370,336.88	$938,180.19
200	9/6/2033	$144,194,109.53	$566,392.38	$371,898.38	$938,290.76
201	10/6/2033	$143,801,030.67	$546,711.61	$393,078.86	$939,790.47
202	11/6/2033	$143,425,906.82	$563,395.29	$375,123.85	$938,519.14
203	12/6/2033	$143,029,693.38	$543,798.97	$396,213.45	$940,012.42
204	1/6/2034	$142,651,317.24	$560,373.28	$378,376.14	$938,749.42
205	2/6/2034	$142,271,345.70	$558,890.85	$379,971.54	$938,862.39
206	3/6/2034	$141,831,719.40	$503,460.02	$439,626.30	$943,086.32

G-1-3

Period	Monthly Payment Date*	Balance	Interest Payment Amount	Principal Payment Amount	Monthly Debt Service Payment Amount
207	4/6/2034	$141,448,292.09	$555,679.76	$383,427.31	$939,107.08
208	5/6/2034	$141,044,009.15	$536,300.85	$404,282.94	$940,583.79
209	6/6/2034	$140,657,260.51	$552,593.61	$386,748.64	$939,342.25
210	7/6/2034	$140,249,749.83	$533,301.65	$407,510.68	$940,812.33
211	8/6/2034	$139,859,652.25	$549,481.80	$390,097.58	$939,579.37
212	9/6/2034	$139,467,909.86	$547,953.44	$391,742.40	$939,695.84
213	10/6/2034	$139,055,546.13	$528,792.23	$412,363.73	$941,155.96
214	11/6/2034	$138,660,413.28	$544,803.05	$395,132.86	$939,935.90
215	12/6/2034	$138,244,754.63	$525,730.61	$415,658.65	$941,389.26
216	1/6/2035	$137,846,203.13	$541,626.46	$398,551.50	$940,177.96
217	2/6/2035	$137,445,971.16	$540,064.99	$400,231.97	$940,296.95
218	3/6/2035	$136,987,967.96	$486,384.32	$458,003.20	$944,387.52
219	4/6/2035	$136,584,117.31	$536,702.52	$403,850.66	$940,553.18
220	5/6/2035	$136,159,986.51	$517,858.34	$424,130.80	$941,989.14
221	6/6/2035	$135,752,644.73	$533,458.59	$407,341.78	$940,800.37
222	7/6/2035	$135,325,121.17	$514,705.81	$427,523.55	$942,229.37
223	8/6/2035	$134,914,259.24	$530,187.69	$410,861.93	$941,049.62
224	9/6/2035	$134,501,664.93	$528,577.98	$412,594.30	$941,172.28
225	10/6/2035	$134,069,036.86	$509,962.73	$432,628.07	$942,590.80
226	11/6/2035	$133,652,878.74	$525,266.50	$416,158.13	$941,424.62
227	12/6/2035	$133,216,787.26	$506,744.56	$436,091.47	$942,836.03
228	1/6/2036	$132,797,035.68	$521,927.49	$419,751.58	$941,679.06
229	2/6/2036	$132,375,514.25	$520,282.95	$421,521.43	$941,804.38
230	3/6/2036	$131,916,205.69	$485,171.38	$459,308.56	$944,479.95
231	4/6/2036	$131,490,970.30	$516,831.96	$425,235.39	$942,067.35
232	5/6/2036	$131,046,057.34	$498,547.69	$444,912.96	$943,460.65
233	6/6/2036	$130,617,153.03	$513,422.83	$428,904.31	$942,327.13
234	7/6/2036	$130,168,674.53	$495,234.61	$448,478.50	$943,713.11
235	8/6/2036	$129,736,070.80	$509,985.34	$432,603.73	$942,589.08
236	9/6/2036	$129,301,643.02	$508,290.45	$434,427.78	$942,718.23
237	10/6/2036	$128,847,796.69	$490,246.86	$453,846.33	$944,093.19
238	11/6/2036	$128,409,623.57	$504,810.30	$438,173.12	$942,983.42
239	12/6/2036	$127,952,137.43	$486,864.77	$457,486.14	$944,350.91
240	1/6/2037	$127,510,187.82	$501,301.22	$441,949.61	$943,250.82
241	2/6/2037	$127,066,374.77	$499,569.71	$443,813.06	$943,382.77
242	3/6/2037	$126,568,842.03	$449,653.72	$497,532.74	$947,186.46
243	4/6/2037	$126,121,059.85	$495,881.63	$447,782.18	$943,663.81
244	5/6/2037	$125,654,235.42	$478,187.68	$466,824.43	$945,012.12
245	6/6/2037	$125,202,596.87	$492,298.31	$451,638.55	$943,936.86
246	7/6/2037	$124,732,024.72	$474,705.33	$470,572.15	$945,277.48
247	8/6/2037	$124,276,497.73	$488,685.20	$455,526.99	$944,212.19
248	9/6/2037	$123,819,050.05	$486,900.50	$457,447.69	$944,348.18
249	10/6/2037	$123,342,832.45	$469,459.62	$476,217.59	$945,677.21
250	11/6/2037	$122,881,448.03	$483,242.51	$461,384.42	$944,626.93
251	12/6/2037	$122,401,404.63	$465,904.70	$480,043.40	$945,948.10
252	1/6/2038	$121,936,050.74	$479,554.11	$465,353.89	$944,907.99
253	2/6/2038	$121,468,734.73	$477,730.91	$467,316.02	$945,046.92
254	3/6/2038	$120,949,884.00	$429,845.18	$518,850.73	$948,695.91
255	4/6/2038	$120,478,409.87	$473,867.22	$471,474.12	$945,341.34
256	5/6/2038	$119,988,561.08	$456,793.59	$489,848.80	$946,642.39
257	6/6/2038	$119,513,033.60	$470,100.87	$475,527.47	$945,628.35
258	7/6/2038	$119,019,245.67	$453,133.37	$493,787.93	$946,921.30
259	8/6/2038	$118,539,631.14	$466,303.21	$479,614.52	$945,917.74
260	9/6/2038	$118,057,994.36	$464,424.14	$481,636.79	$946,060.93
261	10/6/2038	$117,558,269.26	$447,616.59	$499,725.10	$947,341.69
262	11/6/2038	$117,072,494.63	$460,579.28	$485,774.63	$946,353.91
263	12/6/2038	$116,568,748.28	$443,880.07	$503,746.35	$947,626.42
264	1/6/2039	$116,078,801.40	$456,702.45	$489,946.88	$946,649.33
265	2/6/2039	$115,586,788.70	$454,782.90	$492,012.70	$946,795.61
266	3/6/2039	$115,045,537.23	$409,030.55	$541,251.47	$950,282.02
267	4/6/2039	$114,549,167.84	$450,734.70	$496,369.39	$947,104.09
268	5/6/2039	$114,035,125.26	$434,312.88	$514,042.58	$948,355.46
269	6/6/2039	$113,534,495.54	$446,776.02	$500,629.72	$947,405.74
270	7/6/2039	$113,016,312.68	$430,465.76	$518,182.86	$948,648.62
271	8/6/2039	$112,511,387.20	$442,784.44	$504,925.47	$947,709.91
272	9/6/2039	$112,004,332.75	$440,806.20	$507,054.46	$947,860.66
273	10/6/2039	$111,479,906.18	$424,664.15	$524,426.56	$949,090.71
274	11/6/2039	$110,968,502.56	$436,764.98	$511,403.63	$948,168.60
275	12/6/2039	$110,439,849.38	$420,736.80	$528,653.18	$949,389.98
276	1/6/2040	$109,924,060.42	$432,690.16	$515,788.95	$948,479.11
277	2/6/2040	$109,406,096.68	$430,669.36	$517,963.74	$948,633.10

G-1-4

Period	Monthly Payment Date*	Balance	Interest Payment Amount	Principal Payment Amount	Monthly Debt Service Payment Amount
278	3/6/2040	$108,856,187.48	$400,985.84	$549,909.20	$950,895.04
279	4/6/2040	$108,333,721.13	$426,485.56	$522,466.35	$948,951.92
280	5/6/2040	$107,794,316.94	$410,747.03	$539,404.19	$950,151.22
281	6/6/2040	$107,267,373.29	$422,325.28	$526,943.66	$949,268.94
282	7/6/2040	$106,723,617.95	$406,703.98	$543,755.33	$950,459.31
283	8/6/2040	$106,192,159.77	$418,130.41	$531,458.19	$949,588.59
284	9/6/2040	$105,658,460.73	$416,048.22	$533,699.04	$949,747.26
285	10/6/2040	$105,108,140.36	$400,603.79	$550,320.36	$950,924.15
286	11/6/2040	$104,569,870.63	$411,801.16	$538,269.73	$950,070.89
287	12/6/2040	$104,015,108.36	$396,476.40	$554,762.27	$951,238.67
288	1/6/2041	$103,472,229.93	$407,518.79	$542,878.43	$950,397.22
289	2/6/2041	$102,927,062.50	$405,391.86	$545,167.44	$950,559.29
290	3/6/2041	$102,337,597.87	$364,231.19	$589,464.63	$953,695.81
291	4/6/2041	$101,787,646.34	$400,946.50	$549,951.53	$950,898.04
292	5/6/2041	$101,221,531.44	$385,927.61	$566,114.90	$952,042.51
293	6/6/2041	$100,666,874.08	$396,573.89	$554,657.35	$951,231.24
294	7/6/2041	$100,096,185.97	$381,678.20	$570,688.12	$952,366.32
295	8/6/2041	$99,536,783.67	$392,164.92	$559,402.29	$951,567.21
296	9/6/2041	$98,975,022.70	$389,973.25	$561,760.97	$951,734.22
297	10/6/2041	$98,397,431.13	$375,263.55	$577,591.58	$952,855.13
298	11/6/2041	$97,830,866.15	$385,509.40	$566,564.97	$952,074.37
299	12/6/2041	$97,248,605.94	$370,925.48	$582,260.21	$953,185.70
300	1/6/2042	$96,677,197.02	$381,008.44	$571,408.92	$952,417.36
301	2/6/2042	$96,103,378.80	$378,769.73	$573,818.22	$952,587.95
302	3/6/2042	$95,487,926.93	$340,084.01	$615,451.87	$955,535.87
303	4/6/2042	$94,909,094.24	$374,110.31	$578,832.70	$952,943.01
304	5/6/2042	$94,314,911.98	$359,847.59	$594,182.26	$954,029.85
305	6/6/2042	$93,731,133.35	$369,514.58	$583,778.63	$953,293.21
306	7/6/2042	$93,132,144.52	$355,381.36	$598,988.83	$954,370.19
307	8/6/2042	$92,543,378.83	$364,880.64	$588,765.69	$953,646.33
308	9/6/2042	$91,952,130.65	$362,573.92	$591,248.18	$953,822.10
309	10/6/2042	$91,345,882.75	$348,636.27	$606,247.90	$954,884.18
310	11/6/2042	$90,749,585.41	$357,882.28	$596,297.34	$954,179.61
311	12/6/2042	$90,138,430.62	$344,076.83	$611,154.79	$955,231.61
312	1/6/2043	$89,537,042.15	$353,151.62	$601,388.48	$954,540.10
313	2/6/2043	$88,933,117.96	$350,795.45	$603,924.19	$954,719.64
314	3/6/2043	$88,290,358.95	$314,710.38	$642,759.01	$957,469.39
315	4/6/2043	$87,681,178.20	$345,911.10	$609,180.74	$955,091.84
316	5/6/2043	$87,057,503.04	$332,442.97	$623,675.17	$956,118.14
317	6/6/2043	$86,443,124.04	$341,080.92	$614,378.99	$955,459.91
318	7/6/2043	$85,814,397.10	$327,748.89	$628,726.94	$956,475.83
319	8/6/2043	$85,194,776.64	$336,210.57	$619,620.46	$955,831.04
320	9/6/2043	$84,572,543.59	$333,782.98	$622,233.05	$956,016.02
321	10/6/2043	$83,936,183.89	$320,656.59	$636,359.69	$957,016.28
322	11/6/2043	$83,308,644.08	$328,851.96	$627,539.82	$956,391.78
323	12/6/2043	$82,667,127.15	$315,864.52	$641,516.93	$957,381.44
324	1/6/2044	$82,034,236.44	$323,879.95	$632,890.71	$956,770.65
325	2/6/2044	$81,398,677.19	$321,400.36	$635,559.25	$956,959.60
326	3/6/2044	$80,738,295.45	$298,335.45	$660,381.74	$958,717.19
327	4/6/2044	$80,097,271.96	$316,323.01	$641,023.49	$957,346.51
328	5/6/2044	$79,442,651.29	$303,688.61	$654,620.67	$958,309.27
329	6/6/2044	$78,796,164.81	$311,246.83	$646,486.49	$957,733.32
330	7/6/2044	$78,136,235.08	$298,755.46	$659,929.72	$958,685.19
331	8/6/2044	$77,484,240.18	$306,128.45	$651,994.90	$958,123.35
332	9/6/2044	$76,829,496.19	$303,574.01	$654,743.99	$958,318.00
333	10/6/2044	$76,161,541.64	$291,298.84	$667,954.55	$959,253.39
334	11/6/2044	$75,501,220.58	$298,391.84	$660,321.06	$958,712.90
335	12/6/2044	$74,827,846.11	$286,262.69	$673,374.47	$959,637.16
336	1/6/2045	$74,161,901.62	$293,166.58	$665,944.49	$959,111.07
337	2/6/2045	$73,493,149.22	$290,557.49	$668,752.40	$959,309.89
338	3/6/2045	$72,791,588.80	$260,072.49	$701,560.42	$961,632.90
339	4/6/2045	$72,117,058.57	$285,188.76	$674,530.23	$959,718.99
340	5/6/2045	$71,429,875.31	$273,431.65	$687,183.26	$960,614.91
341	6/6/2045	$70,749,603.51	$279,853.73	$680,271.80	$960,125.53
342	7/6/2045	$70,056,840.46	$268,246.94	$692,763.05	$961,009.99
343	8/6/2045	$69,370,779.36	$274,474.35	$686,061.11	$960,535.45
344	9/6/2045	$68,681,825.52	$271,786.44	$688,953.84	$960,740.28
345	10/6/2045	$67,980,625.08	$260,406.97	$701,200.44	$961,607.41
346	11/6/2045	$67,285,809.75	$266,339.98	$694,815.32	$961,155.31
347	12/6/2045	$66,578,912.99	$255,113.98	$706,896.77	$962,010.75
348	1/6/2046	$65,878,187.44	$260,848.24	$700,725.55	$961,573.79

G-1-5

Period	Monthly Payment Date*	Balance	Interest Payment Amount	Principal Payment Amount	Monthly Debt Service Payment Amount
349	2/6/2046	$65,174,507.33	$258,102.88	$703,680.11	$961,782.99
350	3/6/2046	$64,441,266.29	$230,635.05	$733,241.04	$963,876.09
351	4/6/2046	$63,731,527.51	$252,473.20	$709,738.78	$962,211.98
352	5/6/2046	$63,010,127.79	$241,637.93	$721,399.72	$963,037.65
353	6/6/2046	$62,294,354.71	$246,866.17	$715,773.08	$962,639.25
354	7/6/2046	$61,567,090.72	$236,188.89	$727,263.99	$963,452.88
355	8/6/2046	$60,845,233.17	$241,212.52	$721,857.55	$963,070.07
356	9/6/2046	$60,120,331.97	$238,384.37	$724,901.21	$963,285.58
357	10/6/2046	$59,384,197.06	$227,946.09	$736,134.90	$964,080.99
358	11/6/2046	$58,653,135.50	$232,660.20	$731,061.57	$963,721.77
359	12/6/2046	$57,911,013.82	$222,383.22	$742,121.68	$964,504.89
360	1/6/2047	$-	$226,888.45	$57,911,013.82	$58,137,902.26

*	Relates only to Monthly Payment Dates during the Term. Nothing in this Schedule shall permit any extension of the Term. The calendar date of the Monthly Payment Date is subject to change in accordance with the definition of “Monthly Payment Date” set forth herein.

**	Stated Maturity Date. Full Debt due and payable.

G-1-6

ANNEX G-2

Key Vista Apartments MORTGAGE LOAN AMORTIZATION SCHEDULE

Period	Date	Days	Balance	Payment	Interest	Principal	Balloon Amount	Total Final Pd. Prin
0	12/6/2016		$6,826,000.00
1	1/6/2017	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
2	2/6/2017	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
3	3/6/2017	28	$6,826,000.00	$28,138.29	$28,138.29	$0.00	$0.00	$0.00
4	4/6/2017	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
5	5/6/2017	30	$6,826,000.00	$30,148.17	$30,148.17	$0.00	$0.00	$0.00
6	6/6/2017	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
7	7/6/2017	30	$6,826,000.00	$30,148.17	$30,148.17	$0.00	$0.00	$0.00
8	8/6/2017	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
9	9/6/2017	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
10	10/6/2017	30	$6,826,000.00	$30,148.17	$30,148.17	$0.00	$0.00	$0.00
11	11/6/2017	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
12	12/6/2017	30	$6,826,000.00	$30,148.17	$30,148.17	$0.00	$0.00	$0.00
13	1/6/2018	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
14	2/6/2018	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
15	3/6/2018	28	$6,826,000.00	$28,138.29	$28,138.29	$0.00	$0.00	$0.00
16	4/6/2018	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
17	5/6/2018	30	$6,826,000.00	$30,148.17	$30,148.17	$0.00	$0.00	$0.00
18	6/6/2018	31	$6,826,000.00	$31,153.11	$31,153.11	$0.00	$0.00	$0.00
19	7/6/2018	30	$6,819,865.09	$36,283.07	$30,148.17	$6,134.91	$0.00	$0.00
20	8/6/2018	31	$6,814,933.85	$36,056.35	$31,125.11	$4,931.24	$0.00	$0.00
21	9/6/2018	31	$6,809,974.87	$36,061.57	$31,102.60	$4,958.97	$0.00	$0.00
22	10/6/2018	30	$6,803,752.76	$36,299.50	$30,077.39	$6,222.11	$0.00	$0.00
23	11/6/2018	31	$6,798,730.92	$36,073.42	$31,051.57	$5,021.85	$0.00	$0.00
24	12/6/2018	30	$6,792,447.62	$36,311.03	$30,027.73	$6,283.30	$0.00	$0.00
25	1/6/2019	31	$6,787,362.20	$36,085.39	$30,999.98	$5,085.41	$0.00	$0.00
26	2/6/2019	31	$6,782,248.19	$36,090.78	$30,976.77	$5,114.01	$0.00	$0.00
27	3/6/2019	28	$6,773,414.75	$36,791.37	$27,957.93	$8,833.44	$0.00	$0.00
28	4/6/2019	31	$6,768,222.32	$36,105.55	$30,913.11	$5,192.44	$0.00	$0.00
29	5/6/2019	30	$6,761,773.00	$36,342.30	$29,892.98	$6,449.32	$0.00	$0.00
30	6/6/2019	31	$6,756,515.10	$36,117.88	$30,859.98	$5,257.90	$0.00	$0.00
31	7/6/2019	30	$6,750,002.08	$36,354.30	$29,841.28	$6,513.02	$0.00	$0.00
32	8/6/2019	31	$6,744,677.99	$36,130.35	$30,806.26	$5,324.09	$0.00	$0.00
33	9/6/2019	31	$6,739,323.97	$36,135.99	$30,781.96	$5,354.03	$0.00	$0.00
34	10/6/2019	30	$6,732,717.40	$36,371.92	$29,765.35	$6,606.57	$0.00	$0.00
35	11/6/2019	31	$6,727,296.11	$36,148.66	$30,727.37	$5,421.28	$0.00	$0.00
36	12/6/2019	30	$6,720,624.09	$36,384.25	$29,712.22	$6,672.02	$0.00	$0.00
37	1/6/2020	31	$6,715,134.81	$36,161.46	$30,672.18	$5,489.28	$0.00	$0.00
38	2/6/2020	31	$6,709,614.66	$36,167.28	$30,647.13	$5,520.15	$0.00	$0.00
39	3/6/2020	29	$6,701,629.37	$36,631.62	$28,646.33	$7,985.29	$0.00	$0.00
40	4/6/2020	31	$6,696,033.28	$36,181.58	$30,585.49	$5,596.09	$0.00	$0.00
41	5/6/2020	30	$6,689,191.14	$36,416.29	$29,574.15	$6,842.14	$0.00	$0.00
42	6/6/2020	31	$6,683,525.11	$36,194.76	$30,528.73	$5,666.03	$0.00	$0.00
43	7/6/2020	30	$6,676,614.90	$36,429.11	$29,518.90	$6,910.21	$0.00	$0.00
44	8/6/2020	31	$6,670,878.15	$36,208.08	$30,471.33	$5,736.75	$0.00	$0.00
45	9/6/2020	31	$6,665,109.14	$36,214.15	$30,445.15	$5,769.01	$0.00	$0.00
46	10/6/2020	30	$6,658,098.72	$36,447.99	$29,437.57	$7,010.42	$0.00	$0.00

G-2-1

Period	Date	Days	Balance	Payment	Interest	Principal	Balloon Amount	Total Final Pd. Prin
47	11/6/2020	31	$6,652,257.85	$36,227.69	$30,386.82	$5,840.87	$0.00	$0.00
48	12/6/2020	30	$6,645,177.50	$36,461.16	$29,380.81	$7,080.36	$0.00	$0.00
49	1/6/2021	31	$6,639,263.98	$36,241.37	$30,327.85	$5,913.52	$0.00	$0.00
50	2/6/2021	31	$6,633,317.20	$36,247.64	$30,300.86	$5,946.77	$0.00	$0.00
51	3/6/2021	28	$6,623,727.36	$36,933.85	$27,344.01	$9,589.84	$0.00	$0.00
52	4/6/2021	31	$6,617,693.22	$36,264.09	$30,229.96	$6,034.14	$0.00	$0.00
53	5/6/2021	30	$6,610,424.77	$36,496.59	$29,228.15	$7,268.44	$0.00	$0.00
54	6/6/2021	31	$6,604,315.84	$36,278.18	$30,169.24	$6,108.94	$0.00	$0.00
55	7/6/2021	30	$6,596,974.60	$36,510.30	$29,169.06	$7,341.24	$0.00	$0.00
56	8/6/2021	31	$6,590,790.03	$36,292.43	$30,107.86	$6,184.57	$0.00	$0.00
57	9/6/2021	31	$6,584,570.68	$36,298.98	$30,079.63	$6,219.35	$0.00	$0.00
58	10/6/2021	30	$6,577,121.99	$36,530.54	$29,081.85	$7,448.69	$0.00	$0.00
59	11/6/2021	31	$6,570,825.79	$36,313.46	$30,017.25	$6,296.20	$0.00	$0.00
60	12/6/2021	30	$0.00	$36,544.63	$29,021.15	$7,523.48	$6,563,302.31	$6,570,825.79
61	1/6/2022	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
62	2/6/2022	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
63	3/6/2022	28	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
64	4/6/2022	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
65	5/6/2022	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
66	6/6/2022	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
67	7/6/2022	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
68	8/6/2022	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
69	9/6/2022	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
70	10/6/2022	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
71	11/6/2022	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
72	12/6/2022	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
73	1/6/2023	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
74	2/6/2023	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
75	3/6/2023	28	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
76	4/6/2023	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
77	5/6/2023	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
78	6/6/2023	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
79	7/6/2023	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
80	8/6/2023	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
81	9/6/2023	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
82	10/6/2023	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
83	11/6/2023	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
84	12/6/2023	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
85	1/6/2024	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
86	2/6/2024	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
87	3/6/2024	29	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
88	4/6/2024	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
89	5/6/2024	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
90	6/6/2024	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
91	7/6/2024	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
92	8/6/2024	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
93	9/6/2024	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
94	10/6/2024	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
95	11/6/2024	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
96	12/6/2024	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
97	1/6/2025	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
98	2/6/2025	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

G-2-2

Period	Date	Days	Balance	Payment	Interest	Principal	Balloon Amount	Total Final Pd. Prin
99	3/6/2025	28	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
100	4/6/2025	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
101	5/6/2025	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
102	6/6/2025	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
103	7/6/2025	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
104	8/6/2025	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
105	9/6/2025	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
106	10/6/2025	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
107	11/6/2025	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
108	12/6/2025	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
109	1/6/2026	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
110	2/6/2026	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
111	3/6/2026	28	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
112	4/6/2026	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
113	5/6/2026	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
114	6/6/2026	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
115	7/6/2026	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
116	8/6/2026	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
117	9/6/2026	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
118	10/6/2026	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
119	11/6/2026	31	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
120	12/6/2026	30	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

G-2-3

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus

CErtificate SUMMARY	3
Summary of Terms	17
Risk Factors	61
Description of the Mortgage Pool	150
Transaction Parties	267
Credit Risk Retention	302
Description of the Certificates	317
The Mortgage Loan Purchase Agreements	349
The Pooling and Servicing Agreement	358
Use of Proceeds	453
Yield, Prepayment and Maturity Considerations	454
Material Federal Income Tax Consequences	466
Certain State, Local and Other Tax Considerations	478
ERISA Considerations	478
Legal Investment	486
Certain Legal Aspects of the Mortgage Loans	487
Ratings	508
Plan of Distribution (Underwriter Conflicts of Interest)	510
Incorporation of Certain Information by Reference	512
Where You Can Find More Information	512
Financial Information	512
Legal Matters	512
Index of Certain Defined Terms	513

Annex A –	Certain Characteristics of the Mortgage Loans	A-1
Annex B –	Significant Loan Summaries	B-1
Annex C –	Mortgage Pool Information	C-1
Annex D –	Form of Distribution Date Statement	D-1
Annex E-1 –	Sponsor Representations and Warranties	E-1-1
Annex E-2 –	Exceptions to Sponsor Representations and Warranties	E-2-1
Annex F –	Class A-AB Scheduled Principal Balance Schedule	F-1
Annex G-1 –	Moffett Place Google Mortgage Loan Amortization Schedule	G-1-1
Annex G-2 –	Key Vista Apartments Mortgage Loan Amortization Schedule	G-2-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$1,115,061,000
(Approximate)

CD 2017-CD3
Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

CD 2017-CD3 Mortgage Trust
Commercial Mortgage
Pass-Through Certificates,
Series 2017-CD3

Class A-1	$29,155,000
Class A-2	$38,347,000
Class A-3	$200,000,000
Class A-4	$589,293,000
Class A-AB	$54,788,000
Class X-A	$989,719,000
Class X-B	$61,857,000
Class X-C	$63,485,000
Class A-S	$78,136,000
Class B	$61,857,000
Class C	$63,485,000

PROSPECTUS

Co-Lead Managers and Joint Bookrunners

Citigroup

Deutsche Bank Securities

  Co-Manager

Drexel Hamilton

January        , 2017